                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                       UNIPHASE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $88.0625 per share based on the average of the high and low prices of the Uniphase Corporation Common Shares par value $.001 per share on the Nasdaq National Market on March 3, 1999.
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary material.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                              UNIPHASE CORPORATION
                             163 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

June 2, 1999

Dear Stockholder:

    You are cordially invited to attend the special meeting (the "Uniphase Stockholders Meeting") of stockholders of Uniphase Corporation, a Delaware corporation ("Uniphase"), which will be held at Uniphase's corporate offices at 163 Baypointe Parkway, San Jose, California 95134, on June 28, 1999, at 9:30 A.M., Pacific Time, for the purpose of considering and acting on the proposals detailed in this letter.

    On January 28, 1999, Uniphase, 3506967 Canada Inc., a Canadian corporation, and JDS FITEL Inc. ("JDS"), a Canadian corporation, entered into an agreement to combine (the "Transaction") JDS and Uniphase (the "Merger Agreement"). We regard the Transaction with JDS as an event of singular importance in the history of Uniphase. The Transaction represents an opportunity to combine complementary products and technologies and to achieve a broad based leadership position in the rapidly growing demand for components and modules for the fiberoptic telecommunications networking marketplace. Uniphase and JDS believe that a number of market factors that affect their businesses and the business of their common customer base cause the Transaction to be appropriate at this time and in the best interest of both companies and their respective stockholders, both now and over the long term.

    At the Uniphase Stockholders Meeting, you will be asked to approve the combination of JDS and Uniphase and the transactions contemplated by the Merger Agreement (as amended and restated as of April 29, 1999), certain related amendments to Uniphase's amended and restated certificate of incorporation, and an increase in the number of shares available for issuance under to the Uniphase 1998 Employee Stock Purchase Plan. These proposals are discussed in more detail in the accompanying Uniphase Proxy Statement (the "Proxy Statement"). YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF EACH OF THESE MATTERS.

    In the Transaction, the holders of outstanding common shares of JDS ("JDS Common Shares") will receive as consideration for each JDS Common Share, subject to certain conditions, either: (i) 0.50855 of a share of Uniphase Common Stock, par value $0.001 per share ("Uniphase Common Share"); or (ii) 0.50855 of a share ("Exchangeable Share") of a new class of stock of 3506967 Canada Inc., a newly formed Canadian subsidiary of Uniphase. Exchangeable Shares will entitle their holders to dividends and other rights that are, as nearly as practical, economically equivalent to those of the Uniphase Common Shares and will also carry the right, through a voting trust, to vote at meetings of stockholders of Uniphase. They are also exchangeable at any time, on a one-for-one basis, for Uniphase Common Shares at the option of the holder. The Exchangeable Share structure is designed to provide an opportunity for shareholders of JDS to achieve tax deferral in certain circumstances, as described in the attached Joint Supplement to Uniphase Corporation Proxy Statement and JDS FITEL Inc. Management Information Circular (the "Supplement").

    Other matters to be considered at the Uniphase Stockholders Meeting will include proposals to amend the Uniphase amended and restated certificate of incorporation to increase the number of authorized Uniphase Common Shares, to change the name of Uniphase Corporation to "JDS Uniphase Corporation," to increase the number of Uniphase Common Shares available for issuance under the Uniphase 1998 Employee Stock Purchase Plan, and other routine matters.

    WE URGE YOU TO CONSIDER CAREFULLY THE IMPORTANT MATTERS DESCRIBED IN THE ATTACHED PROXY STATEMENT AND SUPPLEMENT. The Supplement is lengthy because of the complexity of the structure of the proposed Transaction. A summary of some of the more important information in the Supplement concerning the Transaction begins on page S-1 of the Supplement, and is a useful place to begin your review.

    WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND THE UNIPHASE STOCKHOLDERS MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. This action will not limit your right to vote in person if you wish to attend the meeting and vote personally.

                                          Sincerely yours,

                                          (Signed) ANTHONY R. MULLER
                                          CHIEF FINANCIAL OFFICER

                              UNIPHASE CORPORATION
                             163 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 28, 1999

                            ------------------------

To the Stockholders of

  UNIPHASE CORPORATION:

    The special meeting of stockholders of Uniphase Corporation ("Uniphase") will be held at Uniphase's corporate offices at 163 Baypointe Parkway, San Jose, California 95134, on June 28, 1999, at 9:30 A.M., Pacific Time, for the following purposes:

1. To consider and vote upon a proposal to approve the transactions contemplated by the Merger Agreement dated January 28, 1999, as amended and restated as of April 29, 1999 by and between Uniphase, 3506967 Canada Inc., and JDS FITEL Inc. ("JDS") (the "Merger Agreement");

2. To consider and vote upon a proposal to amend the Uniphase Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Uniphase's Common Stock, par value $0.001 per share, authorized for issuance from 100,000,000 to 200,000,000 shares;

3. To consider and vote upon a proposal to amend the Uniphase Amended and Restated Certificate of Incorporation to change the name of Uniphase to "JDS Uniphase Corporation;"

4. To consider and vote upon a proposal to amend the Uniphase 1998 Employee Stock Purchase Plan to increase the number of shares of Uniphase Common Stock available for issuance thereunder by 1,500,000 shares, from 1,000,000 shares to 2,500,000 shares; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on May 24, 1999 as the record date for determining Uniphase stockholders entitled to notice of and to vote at the meeting.

    The transactions contemplated by the Merger Agreement are described in the accompanying Proxy Statement including the joint supplement thereto.

IMPORTANT: EVERY STOCKHOLDER WHETHER OR NOT HE OR SHE EXPECTS TO ATTEND THE SPECIAL MEETING IN PERSON, IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

                                          By Order of the Board of Directors

                                          (Signed) ANTHONY R. MULLER
                                          CHIEF FINANCIAL OFFICER

San Jose, California
June 2, 1999

                                     [LOGO]

                              UNIPHASE CORPORATION

                                PROXY STATEMENT

    This Proxy Statement (the "Proxy Statement"), including the Joint Supplement to Uniphase Corporation Proxy Statement and JDS FITEL Inc. Management Information Circular (the "Supplement"), which forms part of and is incorporated into this Proxy Statement, is being furnished to holders of Common Stock, par value $0.001 per share ("Uniphase Common Shares"), of Uniphase Corporation, a Delaware corporation ("Uniphase"), in connection with the solicitation of proxies by the Board of Directors of Uniphase for use at the special meeting (the "Uniphase Stockholders Meeting") of Uniphase stockholders to be held on June 28, 1999 and any adjournment or postponement thereof.

    The Supplement is also being furnished to holders of Common Shares ("JDS Common Shares") of JDS FITEL Inc. ("JDS"), a Canadian corporation, in connection with the solicitation of proxies by the management of JDS for use at the special meeting of JDS shareholders to be held on June 28, 1999 and any adjournment or postponement thereof (the "JDS Shareholders Meeting").

    At the Uniphase Stockholders Meeting, holders of Uniphase Common Shares will be asked to consider and vote upon (i) a proposal to approve the transactions contemplated by the Merger Agreement dated January 28, 1999, as amended and restated as of April 29, 1999 by and between Uniphase, 3506967 Canada Inc. ("Exchangeco"), a Canadian corporation, and JDS (the "Merger Agreement"), (ii) an amendment to Uniphase's amended and restated certificate of incorporation (the "Uniphase Certificate of Incorporation") to increase the number of Uniphase Common Shares authorized for issuance from 100,000,000 to 200,000,000 shares,
(iii) an amendment to the Uniphase Certificate of Incorporation to change the name of Uniphase to "JDS Uniphase Corporation," and (iv) a proposal to increase the number of shares available for issuance under the Uniphase 1998 Employee Stock Purchase Plan by 1,500,000 shares, from 1,000,000 shares to 2,500,000 shares.

    SEE "RISK FACTORS" BEGINNING ON PAGE S-24 OF THE SUPPLEMENT FOR CERTAIN
               CONSIDERATIONS RELEVANT TO APPROVAL OF PROPOSAL 1.

    This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of Uniphase on or about June 2, 1999.

    THE SECURITIES TO BE ISSUED IN THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Proxy Statement is May 14, 1999

REVOCATION OF PROXY

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to Uniphase (to the attention of Anthony R. Muller) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Uniphase Stockholders Meeting and voting in person.

SOLICITATION OF PROXIES

    The solicitation of proxies will be conducted by mail and Uniphase will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Uniphase Stockholders Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Uniphase Stockholders Meeting to beneficial owners of Uniphase Common Shares. Uniphase has retained Corporate Investor Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,000 plus customary out-of-pocket expenses. Uniphase may conduct solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

VOTING RIGHTS

    Each outstanding Uniphase Common Share on the Record Date is entitled to one
(1) vote on all matters to be acted upon at the Uniphase Stockholders Meeting. An automated system administered by Uniphase's transfer agent will tabulate votes cast by proxy at the Uniphase Stockholders Meeting, and an officer of Uniphase will tabulate votes cast in person at the meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

    The close of business on May 24, 1999 has been fixed as the record date (the "Record Date") for determining the holders of Uniphase Common Shares entitled to notice of and to vote at the Uniphase Stockholders Meeting. As of the close of business on the Record Date, Uniphase had 40,480,490 Uniphase Common Shares outstanding and entitled to vote at the Uniphase Stockholders Meeting. The presence at the Uniphase Stockholders Meeting of a majority of these Uniphase Common Shares, either in person or by proxy, will constitute a quorum for the transaction of business at the Uniphase Stockholders Meeting.

STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the Uniphase 2000 annual meeting, and otherwise eligible, must be received by Uniphase (at the address indicated in the accompanying notice) no later than June 16, 1999 to be included in Uniphase's proxy material and form of proxy relating to that meeting.

ATTENDANCE BY ACCOUNTANTS

    A representative of Ernst & Young LLP, independent auditors for Uniphase, is expected to be present at the Uniphase Stockholders Meeting and available to respond to appropriate questions.

FORWARD LOOKING STATEMENTS

    The statements contained in the Proxy Statement (including the Supplement) that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes," "expects," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words. Such forward-looking statements include, but are not limited to, statements regarding the expectations, intentions or strategies of Uniphase or JDS and possible benefits to Uniphase or JDS as a result of the proposed merger. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, include, but are not limited to uncertainties associated with the integration of Uniphase and JDS, the impact on operating results of the purchase accounting treatment, execution by the combined sales and marketing forces of Uniphase and JDS, dilution resulting from the grant of options, difficulty in manufacturing Uniphase's and JDS's products, costs of the integration of Uniphase and JDS, shares eligible for future sale, the variability and uncertainty of quarterly operating results, market price fluctuations, customer concentration, industry competition, attracting and retaining key personnel, management of growth, decline in average selling prices, technological change, collective bargaining agreements, year 2000, conflicting patents and intellectual property rights of third parties, euro currency, financial market risks, tax consequences of exchange, lack of public market for uniphase common shares in Canada and other factors discussed from time to time in reports filed by Uniphase with the Securities and Exchange Commission. The forward-looking statements contained in the Proxy Statement (including the Supplement) are made as of the date of the Proxy Statement, and Uniphase assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

    The information concerning Uniphase contained in this Proxy Statement (including the Supplement), has been provided by Uniphase and the information concerning JDS contained in this Proxy Statement (including the Supplement), has been provided by JDS.

    No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Proxy Statement nor any distribution of the securities referred to in this Proxy Statement shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Proxy Statement.

PROPOSAL 1:  APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT

    The Merger Agreement provides for the combination of Uniphase and JDS in a transaction in which each holder of outstanding JDS Common Shares will receive as consideration for each JDS Common Share, subject to certain conditions, either: (a) 0.50855 of a Uniphase Common Share, or (b) 0.50855 of a share of a new class of stock of Exchangeco (an "Exchangeable Share"), a newly formed Canadian subsidiary of Uniphase. As a result of the Transaction, Uniphase will become the beneficial owner of all of the outstanding JDS Common Shares.

REASONS FOR SEEKING STOCKHOLDER APPROVAL

    The Nasdaq National Market listing requirements require that a listed issuer obtain the consent of its stockholders prior to completing any transaction that would result in the issuance of more than 20% of the issuer's outstanding common stock. The transactions contemplated by the Merger Agreement provide that Uniphase will issue shares of its Common Stock (either directly or on exchange of Exchangeable Shares) representing, in the aggregate, in excess of 20% of its issued and outstanding Common Stock. If Uniphase were to consummate the transactions without stockholder approval, the Uniphase Common Shares could not remain listed on the Nasdaq National Market. Approval of the transactions is not required by Delaware law or Uniphase's certificate of incorporation or bylaws.

VOTE REQUIRED AND THE UNIPHASE BOARD OF DIRECTOR'S RECOMMENDATION

    The affirmative vote of a majority of all the votes cast by stockholders at the Uniphase Stockholders Meeting at which a quorum is present is required to adopt the proposal to approve the transactions contemplated by the Merger Agreement.

    THE UNIPHASE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO UNIPHASE STOCKHOLDERS AND IN THE BEST INTERESTS OF UNIPHASE AND THE UNIPHASE STOCKHOLDERS. ACCORDINGLY, THE UNIPHASE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED, AND RECOMMENDS A VOTE FOR APPROVAL OF, THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    Each of the directors of Uniphase has advised Uniphase that he or she will vote the Uniphase Common Shares held by him or her in favour of the proposal.

    The reasons for the transactions contemplated by the Merger Agreement and the factors considered by the Uniphase Board of Directors are set out in the Supplement under the headings "The Transaction -- Reasons for the Transaction" and "The Transaction -- Recommendation of the Uniphase Board of Directors".

    SEE "RISK FACTORS" BEGINNING ON PAGE S-24 OF THE SUPPLEMENT FOR CERTAIN CONSIDERATIONS RELEVANT TO APPROVAL OF PROPOSAL 1.

    Please review the Supplement carefully as it contains details regarding the Merger Agreement, the Transaction, JDS and related matters, beginning on page S-1.

PROPOSAL 2:  APPROVAL OF AMENDMENT TO THE UNIPHASE CERTIFICATE OF INCORPORATION
             TO INCREASE THE NUMBER OF AUTHORIZED UNIPHASE COMMON SHARES

    On January 28, 1999, the Uniphase Board of Directors declared advisable and approved an amendment to the Uniphase Certificate of Incorporation to increase the aggregate number of Uniphase Common Shares which Uniphase is authorized to issue from 100,000,000 to 200,000,000 shares. No increase in the number of authorized shares of Uniphase Preferred Stock, currently 1,000,000 shares, is proposed or anticipated.

    If approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State. The proposed amendment would change paragraph
4.1 of Article 4 of Uniphase's Certificate of Incorporation to read in its entirety as follows:

       "4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, 'Common Stock' and 'Preferred Stock.' The total number of shares which the Corporation is authorized to issue is two hundred and one million (201,000,000) shares.

       Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). One million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

PURPOSE AND EFFECT OF THE AMENDMENT

    As of the Uniphase Record Date, of the 100,000,000 currently authorized Uniphase Common Shares, 40,480,490 shares were issued and outstanding and 7,506,716 shares were subject to outstanding options granted pursuant to Uniphase option plans. The principal purpose of the proposed amendment is to authorize additional Uniphase Common Shares which will be available (i) for issuance upon exercise of options granted under the Uniphase compensation plans and (ii) in the event that the Board of Directors determines that it is necessary or appropriate to (a) effect future stock dividends or stock splits,
(b) raise additional capital through the sale of securities, (c) acquire another company or its business or assets through the issuance of securities, or (d) establish a strategic relationship with a corporate partner through the exchange of securities.

    In determining to increase the authorized Uniphase Common Shares, the Uniphase Board of Directors considered, among other factors, (i) in connection with the Transaction, Uniphase will issue to shareholders of JDS in the Transaction or reserve for issuance sufficient Uniphase Common Shares upon exchange of the Exchangeable Shares and options to be granted to JDS employees,
(ii) that as of December 31, 1998, 47,274,951 Uniphase Common Shares were issued or subject to outstanding options granted under the Uniphase compensation plans, thereby, together with (i) above, effectively encumbering substantially all of the 100,000,000 shares presently authorized, (iii) that there is currently insufficient authorized Uniphase Common Shares to support anticipated option grants in 1999 and 2000, (iv) that there is currently insufficient authorized Uniphase Common Shares available to raise capital and to respond to potential business opportunities and pursue important objectives, and (v) that were Uniphase to effect a two-for-one stock split in the future, a minimum of approximately 190,000,000 authorized shares would be required. If the proposed amendment is adopted, the aggregate number of authorized Uniphase Common Shares will be increased to 200,000,000, and, if the Transaction is completed, approximately 100,000,000 additional Uniphase Common Shares will then be available for issuance by the Uniphase Board of Directors without any further stockholder approval, except in certain issuances of shares which require stockholder approval in accordance with the requirements of Nasdaq National Market or the Delaware General Corporation Law ("DGCL"). The holders of Uniphase Common Shares have no preemptive rights to purchase any stock of Uniphase. The additional Uniphase Common Shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Uniphase Common Shares.

POTENTIAL ANTI-TAKEOVER EFFECT

    The proposed amendment to increase the number of authorized Uniphase Common Shares could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposed amendment. The increased number of authorized Uniphase Common Shares could discourage, or be used to impede, an attempt to acquire or otherwise change control of Uniphase. The private placement of Uniphase Common Shares into "friendly" hands, for example, could dilute the voting strength of a party seeking control of Uniphase. Furthermore, many companies have issued warrants or other rights to acquire additional shares of common stock to their stockholders to discourage or defeat unsolicited share accumulation programs and acquisition proposals, which programs or proposals may be viewed by the board of directors as not in the best interest of their stockholders. Although Uniphase has no present intent to use the additional authorized Uniphase Common Shares for such purposes, if the proposed amendment is adopted, more capital stock of Uniphase would be available for such purposes than is currently available.

VOTE REQUIRED AND THE UNIPHASE BOARD OF DIRECTOR'S RECOMMENDATION

    The affirmative vote of the holders of a majority of Uniphase Common Shares issued and outstanding as of the Record Date is required to adopt the proposal to amend the Certificate of Incorporation to increase the aggregate number of authorized Uniphase Common Shares from 100,000,000 to 200,000,000 shares.

    THE UNIPHASE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE UNIPHASE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED UNIPHASE COMMON SHARES.

PROPOSAL 3:  APPROVAL OF AMENDMENT TO THE UNIPHASE CERTIFICATE OF INCORPORATION
             TO CHANGE THE NAME FROM UNIPHASE CORPORATION TO JDS UNIPHASE CORPORATION

    The Uniphase Board of Directors is asking the stockholders to vote on a proposal to amend Uniphase's Certificate of Incorporation to change the name of Uniphase to "JDS Uniphase Corporation." The Uniphase Board of Directors has unanimously approved such an amendment to the Certificate of Incorporation.

    The purpose of the proposed name change is to reflect the proposed combination of Uniphase and JDS.

    Upon consummation of the proposed name change it will not be necessary to surrender stock certificates. Instead when certificates are presented for transfer, new certificates bearing the name JDS Uniphase Corporation will be issued. If there exists any circumstance which would make consummation of the name change inadvisable in the judgment of the Uniphase Board of Directors, including the failure of the Uniphase Stockholders to approve the transactions contemplated by the Merger Agreement or the failure of the shareholders of JDS to approve the proposed combination of JDS and Uniphase, this proposal to amend the Certificate of Incorporation may be terminated by the Uniphase Board of Directors either before or after approval of the name change by the Uniphase Stockholders.

VOTE REQUIRED AND THE UNIPHASE BOARD OF DIRECTOR'S RECOMMENDATION

    The affirmative vote of the holders of a majority of Uniphase Common Shares issued and outstanding as of the Record Date is required to adopt the proposal to amend the Certificate of Incorporation to effect the proposed name change.

    THE UNIPHASE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE UNIPHASE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF UNIPHASE CORPORATION TO "JDS UNIPHASE CORPORATION."

PROPOSAL 4:  APPROVAL OF INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE
             PURSUANT TO THE UNIPHASE 1998 EMPLOYEE STOCK PURCHASE PLAN

    The Uniphase Board of Directors is asking the stockholders to vote on a proposal to amend Uniphase's 1998 Employee Stock Purchase Plan (the "Plan").

    The effect of the amendment will be to increase the number of Uniphase Common Shares available for issuance pursuant to the Uniphase 1998 Employee Stock Purchase Plan by 1,500,000 shares, from 1,000,000 shares to 2,500,000 shares.

    The purpose of the Plan is to provide employees of Uniphase and its corporate affiliates with an opportunity to purchase Common Stock of Uniphase through accumulated payroll deductions. It is the intention of Uniphase to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The Plan is intended to enable Uniphase and its corporate affiliates to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, to promote the success of Uniphase's business, and to increase stockholder value by further aligning the interests of its employees with the interests of Uniphase's stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The Board of Directors believes that Uniphase's long term success is dependent upon the ability of Uniphase and its corporate affiliates to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to Uniphase and its corporate affiliates.

REASONS FOR SEEKING STOCKHOLDER APPROVAL

    Uniphase is seeking stockholder approval of the proposal to amend the Plan pursuant to Internal Revenue Service regulations.

VOTE REQUIRED AND THE UNIPHASE BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of all the votes cast by stockholders at the Uniphase Stockholders Meeting at which a quorum is present is required to adopt the proposal to amend the Plan.

    THE UNIPHASE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO INCREASE THE NUMBER OF UNIPHASE COMMON SHARES RESERVED FOR ISSUANCE PURSUANT TO THE UNIPHASE 1998 EMPLOYEE STOCK PURCHASE PLAN.

PLAN BENEFITS

    The benefits to be received pursuant to the Plan by executive officers and employees of Uniphase and its corporate affiliates are not determinable at this time because such benefits are based upon each individual's determination of whether or not to participate in the plan and to what extent.

    A general description of the principal terms of the Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the Plan.

GENERAL DESCRIPTION

    The purpose of the Plan is to provide employees of Uniphase and its corporate affiliates who participate in the Plan with an opportunity to purchase Uniphase Common Shares through payroll deductions. The Plan, and the right of participants to make purchases thereunder, is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 the Code. Employees of Uniphase and its corporate affiliates are eligible to participate in the Plan. Directors who are not employees are not eligible to participate. Following the Transaction, the number of executive officers and employees of Uniphase and its corporate affiliates eligible to participate in the Plan will be approximately 4,200 persons.

    Any person who is employed by Uniphase or any corporate affiliates designated by the Board for more than 20 hours per week and more than five months in a calendar year is eligible to participate in the Plan provided that the employee is employed on the first day of a Purchase Period (as defined below) and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Plan by delivering to Uniphase a purchase agreement and payroll deduction authorization prior to the commencement of the applicable Purchase Period.

    Uniphase Common Shares are offered for purchase through a series of successive or overlapping purchase periods (the "Purchase Periods"), each of a duration (not to exceed six months) to be determined by the Plan Administrator. Each eligible employee who elects to participate in the Plan for a particular Purchase Period is granted a purchase right on the first day of that Purchase Period. The purchase right will entitle the participating employee to specify a level of payroll deduction (between 1% and 10% of Base Compensation) to be in effect on each pay day during the Purchase Period, and the amount of these periodic deductions will be applied to the purchase of Uniphase Common Shares on each purchase date.

    Outstanding purchase rights will be automatically exercised in (i) successive quarterly installments on the last day of each fiscal quarter, in the case of quarterly purchase dates, or (ii) successive semi-annual installments on the last day of each alternate fiscal quarter, in the case of semi-annual purchase dates. The purchase right will be exercised by applying the amount credited to the employee's account to the purchase of whole Uniphase Common Shares on each quarterly or semi-annual purchase date. The purchase price per share will be the lesser of (i) 85% of the fair market value per Uniphase Common Share on the date the Purchase Period begins or (ii) 85% of the fair market value per Uniphase Common Share on the date the Uniphase Common Share is purchased on the quarterly or semiannual purchase date. The fair market value per Uniphase Common Share on any relevant date under the Plan will be the mean of the highest bid and the lowest asked prices (or, if not available the closing selling price per share) on that date, as reported on the Nasdaq National Market, or the closing selling price on such date on such other exchange on which Uniphase Common Shares are traded.

    Notwithstanding the foregoing, (i) no employee will be permitted to subscribe for shares under the Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of Uniphase or any of its corporate affiliates (including stock which may be purchased under the Plan or pursuant to any other options), (ii) no employee shall be granted an option which would permit the employee to buy pursuant to the Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year, and (iii) employees shall not be permitted in any Purchase Period to purchase more than 5,000 shares.

    A participant may decrease the rate of his or her payroll deduction for the remainder of a Purchase Period by filling out the appropriate form and delivering it to the Plan Administrator. The reduced rate will become effective as soon as practicable following the filing of such form. Each participant shall be permitted such a rate reduction only four times in each Purchase Period. The reduced rate shall continue in effect for the entire Purchase Period and for each subsequent Purchase Period, unless the participant designates a different rate (up to the 10% maximum) by filing the appropriate form with the Plan Administrator. The new rate will become effective for the first Purchase Period commencing after the filing of such form.

    A participant's interest in a given Purchase Period may be terminated in whole, but not in part, by signing and delivering to the Plan Administrator the prescribed notification form for withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable Purchase Period. Any withdrawal by the participant of accumulated payroll deductions for a given Purchase Period automatically terminates the participant's interest in that Purchase Period. The failure to remain in the continuous employ of Uniphase (or a corporate affiliate) for more than 20 hours per week and more than five months in a calendar year during an Purchase Period will be deemed to be a withdrawal from that Purchase Period.

    No rights or accumulated payroll deductions of a participant under the Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by Uniphase as an election to withdraw from the Plan.

    The Plan may be amended at any time by the Uniphase Board of Directors, although certain amendments would require stockholder approval. The Plan will terminate on the earlier of August 1, 2008 or on the date on which all shares available under the Plan have been sold, unless earlier terminated by the Uniphase Board of Directors.

CERTAIN FEDERAL TAX CONSEQUENCES

    The following discussion summarizes certain tax considerations for participants in the Plan and certain tax effects to Uniphase. State and local tax consequences may differ.

    Amounts deducted from a participant's pay under the Plan are part of the employee's regular compensation and remain subject to federal, state and local income and employment withholding taxes. A participant will not recognize any additional income at the time the participant elects to participate in the Plan, or purchases Uniphase Common Shares under the Plan.

    If a participant disposes of Uniphase Common Shares purchased pursuant to the Plan within two (2) years after the first day of the Purchase Period or within one (1) year of the purchase of Uniphase Common Shares (the "Minimum Holding Period"), the participant will recognize, for federal tax purposes, ordinary compensation income at the time of disposition of Uniphase Common Shares in an amount equal to the excess of the fair market value of Uniphase Common Shares on the day Uniphase Common Shares were purchased over the purchase price the participant paid for Uniphase Common Shares. This amount may be subject to withholding for taxes. In addition, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of Uniphase Common Shares and the participant's basis in Uniphase Common Shares (that is, the purchase price plus the amount taxed as compensation income).

    If a participant disposes of Uniphase Common Shares purchased pursuant to the Plan at any time after the Minimum Holding Period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of such disposition in an amount equal to the lesser of (a) the excess (or zero if there is no excess) of the fair market value of Uniphase Common Shares at the time of such disposition over the amount paid for Uniphase Common Shares, or (b) 15% of the fair market value of Uniphase Common Shares on the first day of the Purchase Period. In addition, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of Uniphase Common Shares and the participant's basis in the stock (that is, the purchase price plus the amount, if any, taxed as compensation income).

    Although the amounts deducted from a participant's pay under the Plan generally are tax-deductible business expenses of Uniphase, Uniphase generally will not be allowed any additional deduction by reason of a participant's purchase of Uniphase Common Shares under the Plan. However, if a participant disposes of Uniphase Common Shares purchased pursuant to the Plan within the Minimum Holding Period, Uniphase should be entitled to a deduction in an amount equal to the compensation income recognized by the participant. If a participant disposes of Uniphase Common Shares purchased under the Plan after the Minimum Holding Period, Uniphase will not receive any deduction for federal income tax purposes with respect to Uniphase Common Shares.

               WHERE YOU MAY FIND MORE INFORMATION ABOUT UNIPHASE

    Uniphase is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith Uniphase files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including Uniphase, that file electronically with the Commission. In addition, Uniphase's common stock is listed on the Nasdaq National Market and similar information concerning Uniphase can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by Uniphase under the Exchange Act with the Commission and are incorporated into this proxy statement by reference:

    (a) Uniphase's Annual Report on Form 10-K for the year ended June 30, 1998;

    (b) Uniphase's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

    (c) Uniphase's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1998;

    (d) Uniphase's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

    (e) Uniphase's Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1998;

    (f) Uniphase's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    (g) Uniphase's Report on Form 8-K/A dated as of August 24, 1998;

    (h) Uniphase's Report on Form 8-K/A dated as of August 25, 1998;

    (i) Uniphase's Report on Form 8-K dated as of January 8, 1999;

    (j) Uniphase's Report on Form 8-K/A dated as of April 29, 1999; and

    (k) The description of Uniphase's common stock contained in Uniphase's Registration Statement on Form 8-A filed with the Commission on November 15, 1993.

    Each document filed by Uniphase pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the Proxy Statement and prior to the Uniphase Stockholders Meeting shall be deemed to be incorporated by reference in the Proxy Statement and to be part of the Proxy Statement from the filing date of such documents. Any statement contained into the Proxy Statement or in a document incorporated or deemed to be incorporated by reference into the Proxy Statement shall be deemed to be modified or superseded for purposes of the Proxy Statement to the extent that a statement contained into the Proxy Statements or in any other subsequently filed document which also is or is deemed to be incorporated by reference into the Proxy Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Proxy Statement.

    Copies of all documents which are incorporated into the Proxy Statement by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person. Please direct requests to the Corporate Secretary at Uniphase's corporate headquarters at 163 Baypointe Parkway, San Jose, California 95134 or by telephone at (408) 434-1800.

                            [LOGO]                                     [LOGO]

                                MERGER INVOLVING
                              UNIPHASE CORPORATION
                                      AND
                                 JDS FITEL INC.
                                    TO FORM
                            JDS UNIPHASE CORPORATION

                                JOINT SUPPLEMENT
                                       TO
                              UNIPHASE CORPORATION
                                PROXY STATEMENT
                                      AND
                                 JDS FITEL INC.
                        MANAGEMENT INFORMATION CIRCULAR

                                  MAY 14, 1999

                                JOINT SUPPLEMENT
                                       TO
                              UNIPHASE CORPORATION
                                PROXY STATEMENT
                                      AND
                                 JDS FITEL INC.
                        MANAGEMENT INFORMATION CIRCULAR

    The information concerning Uniphase Corporation contained in this Supplement, including the Appendices, has been provided by Uniphase Corporation and the information concerning JDS FITEL Inc. contained in this Supplement, including the Appendices, has been provided by JDS FITEL Inc. The information concerning JDS Uniphase Corporation after the completion of the Transaction, including pro forma financial information, has been jointly provided by Uniphase Corporation and JDS FITEL Inc.

    No person is authorized to give any information or to make any representation not contained in this Supplement and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Supplement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Supplement.

                               TABLE OF CONTENTS

                                                     PAGE
                                                   ---------
SUMMARY..........................................        S-1
GLOSSARY OF TERMS................................       S-13
RISK FACTORS.....................................       S-24
THE TRANSACTION..................................       S-33
  General........................................       S-33
  Background.....................................       S-34
  Reasons for the Transaction....................       S-36
  Recommendation of the Uniphase Board of
    Directors....................................       S-37
  Opinion of Uniphase's Financial Advisor........       S-38
  Recommendation of the JDS Board of Directors...       S-43
  Opinion of JDS' Financial Advisor..............       S-44
  Interests of Certain Persons in the
    Transaction..................................       S-48
  Furukawa Support Agreement.....................       S-49
  Shareholder Approval and the Special
    Meetings.....................................       S-51
  Court Approval of the Arrangement and
    Completion of the Transaction................       S-51
  Anticipated Accounting Treatment...............       S-51
  Stock Exchange Listings........................       S-52
  Eligibility for Investment in Canada...........       S-52
  Regulatory Matters.............................       S-53
  Resale of Exchangeable Shares and Uniphase
    Common Shares Received in the Transaction....       S-54
  Ongoing Canadian Reporting Obligations.........       S-55
  Arrangements Respecting Options................       S-55
  Future Issuances of Shares.....................       S-56
  Expenses.......................................       S-56
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES...       S-56
EXCHANGE RATES...................................       S-57
SELECTED HISTORICAL FINANCIAL DATA...............       S-58
  Selected Historical Financial Data of
    Uniphase.....................................       S-58
  Selected Historical Financial Data of JDS......       S-59
JDS UNIPHASE UNAUDITED PRO FORMA FINANCIAL
  STATEMENTS.....................................       S-61
PRO FORMA CAPITALIZATION OF JDS UNIPHASE.........       S-71
COMPARATIVE PER SHARE DATA.......................       S-72
COMPARATIVE MARKET PRICE AND TRADING VOLUME
  DATA...........................................       S-73
THE MERGER AGREEMENT.............................       S-74
  Representations and Warranties.................       S-74
  Covenants......................................       S-74
  Covenants Regarding Non-Solicitation...........       S-76

                                                     PAGE
                                                   ---------
  Mutual Standstill..............................       S-77
  Conditions to Closing..........................       S-77
  Termination and Payment of Break Fees and
    Expenses.....................................       S-78
TRANSACTION MECHANICS............................       S-79
  The Arrangement................................       S-79
  Holding Company Alternative....................       S-81
  Share Certificates.............................       S-81
  Fractional Shares..............................       S-82
DESCRIPTION OF EXCHANGEABLE SHARES...............       S-82
  General........................................       S-82
  Voting, Dividend and Liquidation Rights........       S-83
  Retraction.....................................       S-85
  Redemption.....................................       S-85
  Early Redemption...............................       S-86
  Ranking........................................       S-86
  Certain Restrictions...........................       S-86
  Amendment and Approval.........................       S-87
  Exchangeable Share Rights......................       S-87
  Uniphase Support Obligation....................       S-87
THE COMPANIES AFTER THE TRANSACTION..............       S-89
  General........................................       S-89
  Plans and Proposals............................       S-89
  Exchangeco.....................................       S-90
  Amalgamation Subco.............................       S-90
  Uniphase Nova Scotia...........................       S-90
  Directors and Officers.........................       S-91
  Principal Holders of Securities................       S-93
  Dividend Policy................................       S-94
  Independent Auditors...........................       S-94
  Transfer Agent and Registrar...................       S-94
UNIPHASE CAPITAL STOCK...........................       S-94
  Common Shares..................................       S-95
  Preferred Shares...............................       S-95
  Uniphase Rights Agreement......................       S-96
  Special Voting Share...........................       S-98
  Delaware Law and Certain Charter Provisions....       S-98
EXCHANGECO SHARE CAPITAL.........................      S-100
  Common Shares..................................      S-100
  Exchangeable Shares............................      S-100
  Class A Non-Voting Preference Shares...........      S-100
  Class B Non-Voting Preference Shares...........      S-101
  Transfer Agent and Registrar...................      S-102
BUSINESS OF UNIPHASE.............................      S-102
  General........................................      S-102
  Products and Markets...........................      S-103
  Sales and Marketing............................      S-106
  Customer Support and Service...................      S-106

                                                     PAGE
                                                   ---------
  Research and Development.......................      S-106
  Manufacturing..................................      S-107
  Competition....................................      S-107
  Patents and Proprietary Rights.................      S-107
  Employees......................................      S-108
  Legal Proceedings..............................      S-108
  Executive Officers.............................      S-108
  Indebtedness of Directors and Officers.........      S-108
  Interests of Insiders in Prior Transactions....      S-108
  Security Ownership.............................      S-109
  Options to Purchase Securities.................      S-110
  Executive Compensation.........................      S-110
UNIPHASE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.....................................      S-116
BUSINESS OF JDS..................................      S-127
  General........................................      S-127
  Principal Products and Markets.................      S-128
  Sales and Marketing............................      S-129
  Research and Development.......................      S-129
  Manufacturing..................................      S-130
  Customers......................................      S-130
  Sources and Availability of Raw Materials......      S-130
  Competition....................................      S-131
  Intellectual Property..........................      S-131
  Employees......................................      S-131
  Directors and Officers.........................      S-132
  Stock Option Plans.............................      S-133
  Executive Compensation.........................      S-134
  Options Outstanding............................      S-137
  Legal Proceedings..............................      S-137
  Interests of Insiders in Prior Transactions....      S-137
  Share Capital of JDS...........................      S-137
  Security Ownership.............................      S-138
JDS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.....................................      S-138
TAX CONSIDERATIONS FOR JDS SHAREHOLDERS..........      S-147
  Canadian Federal Income Tax Considerations for
    JDS Shareholders.............................      S-147
  United States Federal Tax Considerations for
    JDS Shareholders.............................      S-152
COMPARISON OF SHAREHOLDER RIGHTS.................      S-155
                                                     PAGE
                                                   ---------
  Vote Required for Extraordinary Transactions...      S-155
  Calling a Shareholders' Meeting................      S-156
  Amendment to Governing Documents...............      S-156
  Dissenters' Rights.............................      S-156
  Oppression Remedy..............................      S-157
  Derivative Action..............................      S-158
  Director Qualifications........................      S-158
  Shareholder Consent in lieu of Meeting.........      S-158
  Fiduciary Duties of Directors..................      S-159
  Indemnification of Officers and Directors......      S-159
  Director Liability.............................      S-159
  Anti-Take-Over Provisions and Interested
    Stockholders.................................      S-160
DISSENTING SHAREHOLDER RIGHTS....................      S-161
  JDS............................................      S-161
  Uniphase.......................................      S-163
LEGAL MATTERS....................................      S-163
ENFORCEABILITY OF CIVIL
  LIABILITIES....................................      S-163
INDEPENDENT AUDITORS.............................      S-163
APPENDIX A -- MERGER AGREEMENT...................        A-1
APPENDIX B -- INTERIM ORDER AND NOTICE OF
  APPLICATION....................................        B-1
APPENDIX C -- PLAN OF ARRANGEMENT................        C-1
APPENDIX D -- FORM OF EXCHANGEABLE SHARE SUPPORT
  AGREEMENT......................................        D-1
APPENDIX E -- FORM OF VOTING AND EXCHANGE TRUST
  AGREEMENT......................................        E-1
APPENDIX F -- UNIPHASE TRANSACTION PROPOSAL......        F-1
APPENDIX G -- JDS ARRANGEMENT RESOLUTION.........        G-1
APPENDIX H -- BT ALEX. BROWN FAIRNESS OPINION....        H-1
APPENDIX I -- CIBC WORLD MARKETS FAIRNESS
  OPINION........................................        I-1
APPENDIX J -- SECTION 190 OF THE CBCA............        J-1
APPENDIX K -- UNIPHASE FINANCIAL STATEMENTS......        K-1
APPENDIX L -- JDS FINANCIAL STATEMENTS...........        L-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS SUPPLEMENT. THE SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, CONTAINED ELSEWHERE IN THIS SUPPLEMENT AND THE ATTACHED APPENDICES, ALL OF WHICH ARE IMPORTANT AND SHOULD BE REVIEWED CAREFULLY. CAPITALIZED TERMS USED HEREIN WITHOUT DEFINITION HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE GLOSSARY OF TERMS OR ELSEWHERE IN THIS SUPPLEMENT. IN THIS SUPPLEMENT, DOLLAR AMOUNTS ARE EXPRESSED EITHER IN CDN.$ OR U.S.$.

THE COMPANIES

UNIPHASE, EXCHANGECO, AMALGAMATION SUBCO AND UNIPHASE NOVA SCOTIA

    Uniphase designs, develops, manufactures and markets components and modules for fiberoptic telecommunications and CATV systems and laser subsystems for various industrial applications. Uniphase was incorporated in 1979 and became a Delaware corporation in October 1993 at the time of its initial public offering. Uniphase's telecommunications and CATV divisions design, develop, manufacture and market semiconductor lasers, high-speed external modulators, transmitters and other components and products for fiberoptic networks in various telecommunications markets. Uniphase's laser division designs, develops, manufactures and markets laser subsystems for a broad range of applications which include biotechnology, industrial process control and measurement, graphics and printing and semiconductor equipment. See "Business of Uniphase".

    Exchangeco is an indirect subsidiary of Uniphase. Exchangeco was incorporated under the laws of Canada on January 26, 1999 for the sole purpose of participating in the Transaction. Exchangeco currently has nominal assets and activities. After the Transaction is completed, Exchangeco will be a holding company which holds all of the outstanding JDS Common Shares, other than those held by Uniphase Nova Scotia.

    Amalgamation Subco is a subsidiary of Exchangeco. Amalgamation Subco was incorporated under the laws of Canada on February 26, 1999 for the sole purpose of participating in the Transaction. Amalgamation Subco will amalgamate with JDS and the Holding Companies, if any, on the Effective Date.

    Uniphase Nova Scotia is an indirect wholly-owned subsidiary of Uniphase. Uniphase Nova Scotia is an unlimited company under the laws of the Province of Nova Scotia, formed on January 26, 1999 for the sole purpose of participating in the Transaction. Uniphase Nova Scotia holds all of the common shares of Exchangeco. Uniphase Nova Scotia will deliver Uniphase Common Shares to holders of JDS Common Shares electing to receive them under the Arrangement and will hold the Call Rights related to the Exchangeable Shares.

JDS

    JDS is a Canadian high technology company that provides fiberoptic components and modules, instruments and interconnect (resale) products for the growing fiberoptic communications market. JDS and its predecessors have been designing and manufacturing fiberoptic components since 1981. In addition to selling its own components, modules and instruments, JDS distributes complementary fiberoptic interconnect (resale) products that are manufactured by third parties. JDS markets its products worldwide with exports from Canada accounting for approximately 97% of its sales in its fiscal year ended May 31, 1998 and the nine months ended February 28, 1999. Components produced by JDS include wavelength division multiplexing couplers, optical splitters, isolators, circulators, switches, tunable bandpass filters, attenuators and hybrid components. Modules produced by JDS include optical amplifiers, configurable optical add-drop multiplexers, optical switch modules and optical sub-assemblies. Instruments produced by JDS include programmable optical switches, variable optical attenuators, return loss meters, polarization meters, an optical component environmental test system and the recently introduced swept wavelength system. JDS distributes interconnect (resale) products which include fusion splicers, connectors, adaptors, jumpers and cable assemblies and polishing machines. See "Business of JDS".

THE TRANSACTION

GENERAL

    The Merger Agreement provides for the combination of Uniphase and JDS in a transaction in which each JDS Shareholder (other than JDS Shareholders who properly exercise their Dissent Rights) who is a Canadian Resident will effectively have the choice of receiving 0.50855 of a Uniphase Common Share or
0.50855 of an Exchangeable Share for each JDS Common Share held. Such JDS Shareholder must choose to receive either Exchangeable Shares or Uniphase Common Shares and will not be permitted to choose to receive a combination thereof. Any JDS Shareholder (other than JDS Shareholders who properly exercise their Dissent Rights) who is not a Canadian Resident will not be entitled to receive Exchangeable Shares and will receive 0.50855 of a Uniphase Common Share for each JDS Common Share held. Any JDS Shareholder (other than JDS Shareholders who properly exercise their Dissent Rights) who is a Canadian Resident and who does not make an effective election will receive 0.50855 of an Exchangeable Share for each JDS Common Share held. The mechanics of the transaction will involve an amalgamation of JDS, Amalgamation Subco and the Holding Companies, if any, by virtue of which JDS Shareholders will receive Class B Non-Voting Preference Shares of Exchangeco which will immediately be exchanged for Exchangeable Shares or Uniphase Common Shares with the result set forth above.

    The Exchangeable Shares will be securities issued by Exchangeco. Holders of the Exchangeable Shares will be entitled to dividend and other rights that are, as nearly as practicable, economically equivalent to those of the Uniphase Common Shares. Through a voting trust, holders of the Exchangeable Shares will be entitled to vote at meetings of Uniphase Stockholders.

    JDS Options will become Replacement Options to purchase a number of Uniphase Common Shares equal to the Exchange Ratio multiplied by the number of JDS Common Shares subject to such JDS Options.

    Uniphase and its affiliates do not currently own any JDS Common Shares and are prohibited under the Merger Agreement from acquiring any JDS Common Shares prior to the Effective Date without the prior consent of JDS. Based on the number of JDS Common Shares outstanding on January 27, 1999, immediately following the completion of the Transaction, the former holders of JDS Common Shares will hold an aggregate of approximately 39.7 million Exchangeable Shares and Uniphase Common Shares. Assuming all JDS Common Shares are exchanged for Uniphase Common Shares and based upon the number of JDS Common Shares and Uniphase Common Shares outstanding as of January 27, 1999, immediately following completion of the Transaction existing JDS Shareholders would hold approximately 50% of the outstanding Uniphase Common Shares.

    See "The Transaction", "Transaction Mechanics", "Description of Exchangeable Shares" and "Exchangeco Share Capital".

THE COMPANIES AFTER THE TRANSACTION

    Following completion of the Transaction, JDS Uniphase will operate the business of JDS in combination with the existing business of Uniphase. The following chart shows the structural corporate relationship among JDS Uniphase and its material subsidiaries following completion of the Transaction. See "The Companies after the Transaction".

                                     [LOGO]

------------

(1) The change of name of Uniphase is subject to Uniphase Stockholder approval of the Uniphase Additional Proposals.

(2) Uniphase Nova Scotia will be indirectly, wholly-owned by JDS Uniphase through a Delaware holding company.

(3) See "Business of Uniphase -- General" for a description of Uniphase's material operating divisions.

(4) 100% of the voting shares of Exchangeco and JDS will be held indirectly by JDS Uniphase.

(5) Pursuant to the Arrangement, JDS will amalgamate with Amalgamation Subco and the Holding Companies, if any, under the laws of Canada. JDS will have no material subsidiaries.

RECOMMENDATION OF THE UNIPHASE BOARD OF DIRECTORS

    THE UNIPHASE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION IS FAIR TO UNIPHASE STOCKHOLDERS AND IN THE BEST INTERESTS OF UNIPHASE AND THE UNIPHASE STOCKHOLDERS. ACCORDINGLY, THE UNIPHASE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TRANSACTION AND RECOMMENDS THAT UNIPHASE STOCKHOLDERS VOTE FOR APPROVAL OF THE UNIPHASE TRANSACTION PROPOSAL.

    In making its recommendation, the Uniphase Board of Directors considered a number of factors, including:

    (i) the BT Alex. Brown Fairness Opinion to the effect that, as of the date of such opinion, the consideration to be paid by Uniphase to JDS Shareholders was fair, from a financial point of view, to Uniphase Stockholders;

    (ii) the trading prices of the Uniphase Common Shares and the JDS Common Shares prior to January 28, 1999;

   (iii) the opportunity afforded by the Transaction for Uniphase to combine its operations with those of JDS; and

    (iv) the terms and conditions of the Merger Agreement generally, including the circumstances in which the Break Fee is payable by and to Uniphase, and the fact that the terms of the Merger Agreement and the Furukawa Support Agreement do not prevent a third party from making a competing offer or proposing a competing transaction.

    See "The Transaction -- Reasons for the Transaction" and "The
Transaction -- Recommendation of the Uniphase Board of Directors".

OPINION OF UNIPHASE'S FINANCIAL ADVISOR

    On January 28, 1999, BT Alex. Brown provided its opinion that, as of such date, based upon and subject to the assumptions made, matters considered and limitations set forth in the BT Alex. Brown Fairness Opinion, the consideration to be paid by Uniphase to JDS Shareholders was fair, from a financial point of view, to the Uniphase Stockholders. The BT Alex. Brown Opinion does not constitute an opinion as to the value of the Uniphase Common Shares or the Exchangeable Shares or the prices at any time at which the Uniphase Common Shares or the Exchangeable Shares will trade. No restrictions or limitations were imposed by the Uniphase Board of Directors upon BT Alex. Brown with respect to the investigations made or the procedures followed by BT Alex. Brown in rendering its opinion. BT Alex. Brown was not requested by the Uniphase Board of Directors to make any recommendation as to the form or amount of consideration to be paid by Uniphase pursuant to the Merger Agreement, which issues were resolved in arm's length negotiations between Uniphase and JDS. See "The Transaction -- Opinion of Uniphase's Financial Advisor".

RECOMMENDATION OF THE JDS BOARD OF DIRECTORS

    THE JDS BOARD OF DIRECTORS BELIEVES THAT THE ARRANGEMENT IS FAIR TO JDS SHAREHOLDERS AND IS IN THE BEST INTERESTS OF JDS. ACCORDINGLY, THE JDS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ARRANGEMENT AND RECOMMENDS THAT JDS SHAREHOLDERS VOTE FOR APPROVAL OF THE JDS ARRANGEMENT RESOLUTION.

    In making its recommendation, the JDS Board of Directors considered a number of factors, including:

    (i) the Exchange Ratio offered by Uniphase which, based upon the closing price as of January 27, 1999 of Uniphase Common Shares and an exchange rate of Cdn.$1.5199 for U.S.$1.00, represented an estimated value of Cdn.$59.61 per JDS Common Share and a premium of approximately 23.9% to the preceding 20 day average trading price on the TSE of the JDS Common Shares;

    (ii) the CIBC World Markets Fairness Opinion to the effect that, as of the date of such opinion, the Transaction was fair from a financial point of view to JDS Shareholders;

   (iii) the fact that Furukawa, a substantial JDS Shareholder, has agreed to vote in favor of the Arrangement;

    (iv) the trading prices of the Uniphase Common Shares and the JDS Common Shares prior to January 28, 1999;

    (v) the opportunity afforded by the Arrangement for JDS to combine its operations with those of Uniphase;

    (vi) the structure of the Arrangement which effectively (A) permits JDS Shareholders who are Canadian Residents to elect to receive Exchangeable Shares without realizing a gain provided the adjusted cost base of the JDS Shareholder's JDS Common Shares exceeds the sum of any cash received in lieu of fractional Exchangeable Shares and the fair market value of the Ancillary Rights and Exchangeable Share Rights received on the exchange and (B) permits JDS Shareholders who are Canadian Residents and who elect to receive Exchangeable Shares to hold the Exchangeable Shares in their registered pension plans, RRSPs, RRIFs and DPSPs; and

   (vii) the terms and conditions of the Merger Agreement generally, including the circumstances in which the Break Fee is payable by and to JDS, and the fact that the terms of the Merger Agreement do not prevent a third party from making a competing offer or proposing a competing transaction.

    See "The Transaction -- Reasons for the Transaction", "The
Transaction -- Recommendation of the JDS Board of Directors" and "The Transaction -- Eligibility for Investment in Canada".

OPINION OF JDS' FINANCIAL ADVISOR

    On January 28, 1999, CIBC World Markets provided its opinion that, as of such date, based upon and subject to the various considerations set forth in the CIBC World Markets Fairness Opinion, the Transaction was fair, from a financial point of view, to the JDS Shareholders. The CIBC World Markets Fairness Opinion does not constitute an opinion as to the value of the JDS Common Shares or the prices at any time at which the JDS Common Shares, the Uniphase Common Shares or the Exchangeable Shares will trade. No restrictions or limitations were imposed by the JDS Board of Directors upon CIBC World Markets with respect to the investigations made or the procedures followed by CIBC World Markets in rendering its opinion. CIBC World

Markets was not requested by the JDS Board of Directors to make any recommendation as to the form or amount of consideration to be paid pursuant to the Merger Agreement, which issues were resolved in arm's length negotiations between JDS and Uniphase. See "The Transaction -- Opinion of JDS' Financial Advisor".

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

    In considering the respective recommendations of the Uniphase Board of Directors and the JDS Board of Directors with respect to the Transaction, Uniphase Stockholders and JDS Shareholders should each be aware that certain members of the management and board of directors of each of Uniphase and JDS have certain interests in the Transaction, including those referred to under the heading "The Transaction -- Interests of Certain Persons in the Transaction", that may present them with actual or potential conflicts of interest in connection with the Transaction. Each of the Uniphase Board of Directors and the JDS Board of Directors was aware of these interests and considered them along with the other matters described in "The Transaction -- Recommendation of the Uniphase Board of Directors" and "The Transaction -- Recommendation of the JDS Board of Directors".

FURUKAWA SUPPORT AGREEMENT

    The Uniphase Parties have entered into the Furukawa Support Agreement with Furukawa and JDS pursuant to which Furukawa has irrevocably agreed, among other matters, to vote its JDS Common Shares in favor of the Arrangement or any JDS Alternative Transaction, to vote its JDS Common Shares against any Inconsistent Transaction and, with the exception of certain permitted transfers, not to sell or otherwise transfer any of its JDS Common Shares prior to the Effective Time without the prior consent of Uniphase. Furukawa is permitted to sell up to 14% of its JDS Common Shares (or approximately 7% of the outstanding JDS Common Shares) prior to the Effective Time, provided that Furukawa either retains the right to vote or to cause to be voted such JDS Common Shares in connection with the Arrangement or obtains the written agreement of the transferee to be bound by the provisions of the Furukawa Support Agreement regarding (i) the voting of such JDS Common Shares in connection with the Arrangement and (ii) the restrictions regarding transfers of such JDS Common Shares prior to the Effective Time. In accordance with this provision, on February 16, 1999, Furukawa sold 3,130,000 JDS Common Shares (approximately 4% of the outstanding JDS Common Shares).

    The obligations of Furukawa to support the Arrangement and to perform certain of its obligations contained in the Furukawa Support Agreement are subject to certain conditions.

    In addition, Furukawa has agreed that neither it nor any of its Affiliates shall, without the prior written consent of Uniphase, transfer, directly or indirectly, after the Effective Date, Exchangeable Shares or Uniphase Common Shares representing 10% or more of the total combined voting power of the then outstanding Exchangeable Shares and Uniphase Common Shares, taken together, to any one Person that is (i) a Uniphase competitor as described in Uniphase's most recent Form 10-K or any subsequent filing made by Uniphase with the SEC; or (ii) a Person, who directly or indirectly, has either (A) previously sought to acquire a controlling interest (being 50% of the total combined voting power) in a publicly traded corporation through a hostile tender offer or other structure not approved by the board of directors of the target corporation, and who Uniphase reasonably determines based upon credible external information intends to make such a hostile bid to acquire a controlling interest in Uniphase or (B) publicly disclosed an intention to acquire, directly or indirectly, any combination of Uniphase Common Shares and Exchangeable Shares representing more than 50% of the total combined voting power of the then outstanding Uniphase Common Shares and Exchangeable Shares taken together.

    The Furukawa Support Agreement provides that the Uniphase Parties and a wholly-owned subsidiary or subsidiaries of Furukawa will enter into the Furukawa Registration Rights Agreement on or before the Effective Date. Pursuant to the Furukawa Registration Rights Agreement, upon request, Uniphase or Exchangeco, as the case may be, will register or qualify Uniphase Common Shares or Exchangeable Shares held by a subsidiary of Furukawa (or its permitted transferees) under United States securities laws (with respect to the Uniphase Common Shares) or Canadian securities laws (with respect to the Exchangeable Shares) in order to facilitate the sale of such shares.

    See "The Transaction -- Furukawa Support Agreement".

APPROVALS REQUIRED

UNIPHASE STOCKHOLDER APPROVAL

    The Uniphase Meeting will be held on June 28, 1999. At the Uniphase Meeting, the Uniphase Stockholders will be asked to approve the Uniphase Transaction Proposal, which must be approved by the affirmative vote of the holders of a majority of the total votes cast at the Uniphase Meeting at which a quorum is present. In addition, the Uniphase Stockholders will be asked to approve the Uniphase Additional Proposals. See "The Transaction -- Shareholder Approval and the Special Meetings".

JDS SHAREHOLDER APPROVAL

    The JDS Meeting will also be held on June 28, 1999. At the JDS Meeting, the JDS Shareholders will be asked to approve the JDS Arrangement Resolution. Pursuant to the Interim Order, the JDS Arrangement Resolution must be approved by 66 2/3% of the votes cast by holders of JDS Common Shares present or voting by proxy at the JDS Meeting. Furukawa has agreed to vote 40,489,670 JDS Common Shares (including the 3,130,000 JDS Common Shares it sold on February 16, 1999), representing approximately 52% of the outstanding JDS Common Shares, in favor of the Arrangement. See "The Transaction -- Furukawa Support Agreement" and "The Transaction -- Shareholder Approval and the Special Meetings".

COURT APPROVAL

    An arrangement under the CBCA requires approval by the Court. Prior to the mailing of the JDS Circular, JDS obtained the Interim Order providing for the calling and holding of the JDS Meeting and other procedural matters. Subject to the approval of the JDS Arrangement Resolution by the JDS Shareholders at the JDS Meeting and the approval of the Uniphase Transaction Proposal by the Uniphase Stockholders at the Uniphase Meeting, the hearing in respect of the Final Order is scheduled to take place on or about June 30, 1999 at 10:00 a.m. (Toronto time) in the Court at 393 University Ave., Toronto, Ontario. See "The Transaction -- Court Approval of the Arrangement and Completion of the Transaction".

THE EXCHANGEABLE SHARES

GENERAL

    The Exchangeable Shares are intended to be economically equivalent to the Uniphase Common Shares. The dividend and other rights attaching to the Exchangeable Shares, including the Ancillary Rights, the Call Rights and the Exchangeable Share Rights, place holders of Exchangeable Shares, as nearly as practicable, in the same economic position as holders of Uniphase Common Shares.

    The Ancillary Rights, consisting of the Automatic Exchange Right, the Exchange Right and the Voting Rights, are rights established for the benefit of the holders of Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement which are intended to permit such holders to have voting rights equivalent to the voting rights of holders of the Uniphase Common Shares (by the operation of the Voting Rights) and to ensure that such holders receive Uniphase Common Shares in the event of (i) a Uniphase Liquidation Event (by the operation of the Automatic Exchange Right) or (ii) an Exchangeco Insolvency Event (by the operation of the Exchange Right). The Call Rights, consisting of the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, are rights established in favour of Uniphase Nova Scotia to allow it to purchase Exchangeable Shares (i) in the event of the liquidation, dissolution or winding-up of Exchangeco (by the operation of the Liquidation Call Right), or
(ii) that would otherwise be redeemed (by the operation of the Redemption Call Right or the Retraction Call Right) by Exchangeco. The consideration received by a holder of Exchangeable Shares will be the same whether such holders' Exchangeable Shares are redeemed by Exchangeco or purchased by Uniphase Nova Scotia. The Canadian federal tax consequences of a redemption or retraction, however, differ from those of a purchase. See "Description of Exchangeable Shares" and "Tax Considerations for JDS Shareholders -- Canadian Federal Income Tax Consequences for JDS Shareholders".

VOTING, DIVIDEND AND LIQUIDATION RIGHTS

    Holders of Exchangeable Shares will have the right at any time to exchange each Exchangeable Share for one Uniphase Common Share. Pursuant to the Voting and Exchange Trust Agreement, Uniphase will issue the Special Voting Share to the Trustee for the benefit of the holders (other than Uniphase and its Affiliates) of the

Exchangeable Shares. The Special Voting Share will have a number of votes, which may be cast at any meeting at which Uniphase Stockholders are entitled to vote, equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by Uniphase and its Affiliates). Each such holder of an Exchangeable Share (other than Uniphase and its Affiliates) on the record date for any meeting at which Uniphase Stockholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the Special Voting Share for each Exchangeable Share held by such holder.

    Holders of Exchangeable Shares will be entitled to receive, subject to applicable law, dividends economically equivalent to all dividends paid on the Uniphase Common Shares. The Exchangeable Share Support Agreement will restrict Uniphase from declaring or paying dividends on Uniphase Common Shares unless equivalent dividends are paid on the Exchangeable Shares, subject to applicable law. Cash dividends on the Exchangeable Shares are payable in U.S. dollars or the Canadian Dollar Equivalent thereof, at the option of Exchangeco. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as the relevant date for the corresponding dividends on the Uniphase Common Shares. The Exchangeable Shares will have no additional economic or voting rights in Exchangeco, except as required by law or under the Exchangeable Share Support Agreement, the Exchangeable Shares Provisions with respect to the amendment thereof or the Voting and Exchange Trust Agreement.

    Holders of Exchangeable Shares will have certain rights to receive Uniphase Common Shares in the event of any liquidation, dissolution or winding-up of Exchangeco or Uniphase or any other distribution of the assets of Exchangeco or Uniphase for the purpose of winding-up its respective affairs.

    See "Transaction Mechanics" and "Description of Exchangeable Shares".

EXCHANGE OF EXCHANGEABLE SHARES FOR UNIPHASE COMMON SHARES

    Subject to the exercise by Uniphase Nova Scotia of its Retraction Call Right, holders of the Exchangeable Shares will be entitled at any time following the Effective Time to retract (i.e. require Exchangeco to redeem) any or all of the Exchangeable Shares held by such holder for a retraction price per share equal to the Retraction Price. Holders of the Exchangeable Shares may effect such retraction by presenting: (i) a certificate or certificates to Exchangeco or the Trustee representing the number of Exchangeable Shares the holder desires to retract; (ii) a duly executed Retraction Request indicating the number of Exchangeable Shares the holder desires to retract and the Retraction Date and acknowledging the Retraction Call Right; and (iii) such other documents as may be required to effect the retraction of the Retracted Shares.

    When a holder requests Exchangeco to redeem Retracted Shares, Uniphase Nova Scotia will have an overriding Retraction Call Right to purchase on the Retraction Date all but not less than all of the Retracted Shares, at a purchase price per share equal to the Retraction Price. Upon receipt of a Retraction Request, Exchangeco will immediately notify Uniphase Nova Scotia of the Retraction Request. Uniphase Nova Scotia must then advise Exchangeco within five Business Days as to whether the Retraction Call Right will be exercised. If Uniphase Nova Scotia advises Exchangeco that Uniphase Nova Scotia will exercise the Retraction Call Right within such five Business Day period, then provided the Retraction Request is not revoked by the holder as described below, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Uniphase Nova Scotia in accordance with the Retraction Call Right.

    See "Description of Exchangeable Shares -- Retraction".

MANDATORY EXCHANGE OF EXCHANGEABLE SHARES FOR UNIPHASE COMMON SHARES

    Subject to applicable law and the Redemption Call Right, on the Redemption Date, Exchangeco will redeem all but not less than all of the then outstanding Exchangeable Shares for a redemption price per share equal to the Redemption Price. Exchangeco will, at least 60 days prior to the Redemption Date, or such number of days as the board of directors of Exchangeco may determine to be reasonably practicable in respect of a Redemption Date arising in connection with, among other events, a Uniphase Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Exchangeco or the purchase of the Exchangeable Shares by Uniphase Nova Scotia pursuant to the Redemption Call Right described below.

    Uniphase Nova Scotia will have an overriding Redemption Call Right to purchase on the Redemption Date all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by affiliates of Uniphase) for a purchase price per share equal to the Redemption Price. Upon the exercise of the Redemption Call Right, holders will be obligated to sell their Exchangeable Shares to Uniphase Nova Scotia. If Uniphase Nova Scotia exercises the Redemption Call Right, Exchangeco's right and obligation to redeem the Exchangeable Shares on such Redemption Date will terminate.

    See "Description of Exchangeable Shares -- Redemption".

EARLY REDEMPTION

    In certain circumstances, Exchangeco has the right to require a redemption of the Exchangeable Shares prior to March 31, 2014. Subject to the terms and conditions of the Furukawa Support Agreement (which provides Furukawa with certain consent rights) and the Redemption Call Right, an early redemption may occur upon:

    (i) there being fewer than 992,372 Exchangeable Shares outstanding (other than Exchangeable Shares held by Uniphase and its Affiliates), provided that such number may be adjusted by the board of directors of Exchangeco in certain circumstances described in the Exchangeable Share Provisions;

    (ii) the occurrence of a Uniphase Control Transaction, provided that the board of directors of Exchangeco determines (A) that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with the Uniphase Control Transaction and (B) that the redemption of the Exchangeable Shares is necessary to enable the completion of the Uniphase Control Transaction;

   (iii) a proposal being made for an Exchangeable Share Voting Event, provided that the board of directors of Exchangeco determines that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event (which business purpose must be BONA FIDE and not for the primary purpose of causing the occurrence of a Redemption Date) in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event; or

    (iv) the failure by the holders of the Exchangeable Shares to approve or disapprove, as applicable, an Exempt Exchangeable Share Voting Event.

    See "Description of Exchangeable Shares -- Early Redemption".

EXCHANGEABLE SHARE RIGHTS

    Prior to the Effective Time, Exchangeco will adopt an Exchangeable Share rights plan substantially equivalent to the Uniphase Rights Agreement. Pursuant thereto, each Exchangeable Share issued in the Arrangement will have an associated Exchangeable Share Right entitling the holder of such Exchangeable Share Right to acquire additional Exchangeable Shares on terms and conditions substantially the same as the terms and conditions upon which a holder of Uniphase Common Shares is entitled to acquire either a Uniphase Unit or, in certain circumstances, Uniphase Common Shares (with the definitions of beneficial ownership, the calculation of percentage ownership and the number of shares outstanding and related provisions applying, as appropriate, to Uniphase Common Shares and Exchangeable Shares as though they were the same security). The Exchangeable Share Rights are intended to have characteristics essentially equivalent in economic effect to the Uniphase Rights. See "Description of Exchangeable Shares -- Exchangeable Share Rights" and "Uniphase Capital
Stock -- Uniphase Rights Agreement".

THE MERGER AGREEMENT

COVENANTS REGARDING NON-SOLICITATION

    Pursuant to the Merger Agreement, each of Uniphase and JDS has agreed that it shall not, directly or indirectly, through any officer, director, employee, representative, financial advisor or agent of Uniphase or JDS, as the case may be, or any of its respective subsidiaries: (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any Acquisition Proposal or inquiries or proposals in connection therewith; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; (iii) withdraw or modify the approval of the

Uniphase Board of Directors or the JDS Board of Directors, as the case may be, of the Transaction in a manner adverse to the other; (iv) approve or recommend any Acquisition Proposal; or (v) cause Uniphase or JDS, as the case may be, to enter into any agreement related to any Acquisition Proposal. Notwithstanding the foregoing, the Uniphase Board of Directors or the JDS Board of Directors may consider, negotiate, approve, recommend or enter into an agreement in respect of a Superior Proposal. Uniphase and JDS must notify each other of all Acquisition Proposals.

    Uniphase and JDS have each agreed not to accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a non-disclosure agreement) on the basis that it would constitute a Superior Proposal unless: (i) it has provided the other party with a copy of the Acquisition Proposal document which the board of directors of the recipient of the Acquisition Proposal has determined would be a Superior Proposal; and (ii) five Business Days shall have elapsed from the later of the date the other party received notice of the recipient's proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date the other party received a copy of the Acquisition Proposal.

    During such five Business Day period, the other party may, but is not obligated to, offer to amend the terms of the Merger Agreement and the Arrangement. The board of directors of the recipient of the Acquisition Proposal will review any offer by the other party to amend the terms of the Merger Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the other party's offer upon acceptance by the recipient would result in the Acquisition Proposal no longer being a Superior Proposal. If the board of directors of the recipient so determines, it will enter into an amended agreement with the other party reflecting the amended proposal. If the board of directors of the recipient continues to believe, in good faith and after consultation with its financial advisors and outside counsel, that the Acquisition Proposal is nonetheless a Superior Proposal and therefore rejects the other party's amended proposal, the recipient will pay to the other party the Break Fee in two equal installments; provided that the second installment is only payable if (i) the Superior Proposal is consummated within nine months of termination of the Merger Agreement or (ii) if a binding agreement which constitutes the Superior Proposal is entered into within such nine month period and the Superior Proposal is consummated within 12 months of termination of the Merger Agreement.

    See "The Merger Agreement -- Covenants Regarding Non-Solicitation".

CONDITIONS TO THE TRANSACTION

    The obligations of Uniphase and JDS to complete the Transaction are subject to the satisfaction or waiver, where permissible, of certain conditions set forth in the Merger Agreement, including obtaining approval of the Transaction by JDS Shareholders, Uniphase Stockholders and the Court. See "The Merger Agreement -- Conditions to Closing".

TERMINATION AND PAYMENT OF BREAK FEES AND EXPENSES

    The Merger Agreement may be terminated by mutual agreement of JDS and Uniphase at any time prior to the Effective Date. In addition, if the Effective Date does not occur on or prior to September 30, 1999, the Merger Agreement automatically terminates, subject to extension by mutual agreement of the parties thereto. The Merger Agreement automatically terminates upon termination by Furukawa of its obligations under the Furukawa Support Agreement.

    Uniphase or JDS may terminate the Merger Agreement prior to the Effective Date and, in certain circumstances, be paid the Break Fee of U.S.$105 million or U.S.$10 million as an expense reimbursement, if any condition in the respective party's favor has not been satisfied at or prior to the Effective Date (subject in some cases to a 30 day cure period), other than as a result of a material default by the terminating party. In addition, the Merger Agreement may be terminated by: (i) Uniphase upon the occurrence of any of the JDS Break Fee Events, subject to the payment by JDS to Uniphase of the Break Fee or (ii) JDS upon the occurrence of any of the Uniphase Break Fee Events, subject to the payment by Uniphase to JDS of the Break Fee. Each of JDS or Uniphase may also terminate the Merger Agreement upon a determination by its respective board of directors that an Acquisition Proposal is a Superior Proposal, provided that JDS or Uniphase, as the case may be, is not then in breach or default of any of its obligations under the Merger Agreement and subject to the payment by JDS or Uniphase, as the case may be, to the other party of the Break Fee. In the event of termination of the Merger Agreement based on a determination that a Superior Proposal has been received by either Uniphase or JDS, 50% of the Break Fee is payable by the recipient immediately upon termination of the Merger Agreement and the remaining 50% of the Break Fee is payable only (i) if the Superior Proposal is consummated within nine months of termination of the Merger Agreement or (ii) if a binding agreement which constitutes the Superior Proposal is entered into within such nine month period and the Superior Proposal is consummated within 12 months of termination of the Merger Agreement.

    See "The Merger Agreement -- Termination and Payment of Break Fee and Expenses".

REGULATORY MATTERS

    Neither Uniphase nor JDS is aware of any material license or regulatory permits that it holds that might be adversely affected by the Transaction or of any material regulatory approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to the Effective Date, except as described under the headings "The Transaction -- Regulatory Matters" and "The Transaction -- Court Approval of the Arrangement and Completion of the Transaction".

ANTICIPATED ACCOUNTING TREATMENT

    It is anticipated that the Transaction will be accounted for by JDS Uniphase under the purchase method of accounting. See "Risk Factors -- Purchase Accounting Treatment; Impact of Amortization of Substantial Goodwill and Other Intangibles on Operating Results" and "The Transaction -- Anticipated Accounting Treatment".

EFFECTIVE TIME OF THE TRANSACTION

    The Transaction will be completed as soon as practicable after the requisite JDS Shareholder, Uniphase Stockholder and Court approvals have been obtained and are final and all other conditions to the Transaction have been satisfied or waived. See "The Transaction -- Court Approval of the Arrangement and Completion of the Transaction".

STOCK EXCHANGE LISTINGS

    The TSE has been notified of the proposed Arrangement and the TSE has conditionally approved the listing of the Class B Non-Voting Preference Shares and the listing of the Exchangeable Shares, subject to the satisfaction of the customary requirements of the TSE. The Exchangeable Shares will be listed in substitution for the JDS Common Shares. There is no current intention to list the Exchangeable Shares on any stock exchange other than the TSE. The Uniphase Common Shares, which will, after completion of the Transaction, be the common shares of JDS Uniphase, are quoted on NASDAQ. Uniphase will apply to NASDAQ to quote the Uniphase Common Shares issued pursuant to the Arrangement or issuable from time to time in exchange for the Exchangeable Shares or upon exercise of the Replacement Options. See "The Transaction -- Stock Exchange Listings".

DIVIDENDS

    Neither Uniphase nor JDS has paid cash or other dividends in the last three years (other than, in the case of Uniphase, the distribution of Uniphase Rights described under the heading "Uniphase Capital Stock -- Uniphase Rights Agreement"). Neither Uniphase nor JDS anticipates the declaration of cash dividends prior to the Effective Time. It is anticipated that JDS Uniphase will retain future earnings to finance the development of its business and, accordingly, will not pay dividends on its outstanding shares in the foreseeable future. Determinations to pay future dividends and the amount thereof will be made by the board of directors of JDS Uniphase and will depend on its future earnings, capital requirements, financial condition and other relevant factors. See "The Companies after the Transaction -- Dividend Policy".

ELIGIBILITY FOR INVESTMENT

    Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Exchangeable Shares and Exchangeable Share Rights (i) will be qualified investments under the Canadian Tax Act for trusts governed by RRSPs, RRIFs and DPSPs and under Tax Proposals would be qualified investments for trusts governed by RESPs, and (ii) will not be foreign property under the Canadian

Tax Act for trusts governed by registered pension plans, RRSPs, RRIFs and DPSPs or for certain other Persons to whom Part XI of the Canadian Tax Act is applicable. Provided the Class B Non-Voting Preference Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) the Class B Non-Voting Preference Shares will be qualified investments and will not be foreign property under the Canadian Tax Act. The Ancillary Rights will not be qualified investments under the Canadian Tax Act and will be foreign property. However, JDS' financial advisor, CIBC World Markets, is of the view that the fair market value of the Ancillary Rights is nominal. See "The
Transaction -- Eligibility for Investment in Canada".

PROCEDURES FOR EXCHANGE OF SHARE CERTIFICATES

    If the requisite approvals are obtained from JDS Shareholders and Uniphase Stockholders and the Arrangement is completed, JDS Shareholders will be required to exchange their share certificates representing JDS Common Shares for share certificates representing either Uniphase Common Shares or Exchangeable Shares. JDS Shareholders are advised to review carefully the information under the heading "Procedures for Exchange of Share Certificates by Shareholders" in the JDS Circular for a more detailed description of the procedures to be followed by JDS Shareholders in order to obtain certificates representing the Exchangeable Shares and the Uniphase Common Shares issuable in the Arrangement. See also "Transaction Mechanics -- Share Certificates". Uniphase Stockholders will not be required to exchange their share certificates representing Uniphase Common Shares as a result of the Transaction.

DISSENT RIGHTS

    JDS Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their JDS Common Shares. THE DISSENT PROCEDURES REQUIRE THAT A JDS SHAREHOLDER WHO WISHES TO DISSENT MUST PROVIDE TO JDS A DISSENT NOTICE PRIOR TO 5:00 P.M. ON THE BUSINESS DAY PRECEDING THE JDS MEETING. IT IS IMPORTANT THAT JDS SHAREHOLDERS STRICTLY COMPLY WITH THIS REQUIREMENT WHICH IS DIFFERENT FROM THE STATUTORY DISSENT PROVISIONS OF THE CBCA WHICH WOULD PERMIT A DISSENT NOTICE TO BE PROVIDED AT OR PRIOR TO THE JDS MEETING. Uniphase Stockholders do not have dissenters' appraisal rights under the DGCL in connection with the Transaction. See "Dissenting Shareholder Rights".

CERTAIN TAX CONSIDERATIONS FOR JDS SHAREHOLDERS

    JDS SHAREHOLDERS SHOULD READ CAREFULLY THE INFORMATION UNDER "TAX CONSIDERATIONS FOR JDS SHAREHOLDERS" WHICH QUALIFIES THE INFORMATION SET FORTH BELOW AND SHOULD CONSULT THEIR TAX ADVISORS. NO ADVANCE INCOME TAX RULINGS HAVE BEEN SOUGHT OR OBTAINED WITH RESPECT TO ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

CANADA

    The disposition of JDS Common Shares and acquisition of Class B Non-Voting Preference Shares as a result of the Amalgamation will not result in a taxable transaction to Canadian Resident JDS Shareholders who hold their JDS Common Shares as capital property. The exchange by such a JDS Shareholder of all of their Class B Non-Voting Preference Shares for Exchangeable Shares will generally not result in a taxable transaction to the JDS Shareholder. The exchange by such a JDS Shareholder of Class B Non-Voting Preference Shares for Uniphase Common Shares will generally result in a capital gain (or capital loss) to the JDS Shareholder.

UNITED STATES

    The exchange by a U.S. Holder of JDS Common Shares for Uniphase Common Shares pursuant to the Arrangement will be a taxable exchange for United States federal income tax purposes.

RISK FACTORS

    There are certain risk factors that should be considered by JDS Shareholders and Uniphase Stockholders in evaluating whether to approve the Transaction. Some of these risk factors relate directly to the Transaction while others relate to the business of each of Uniphase and JDS, independent of the Transaction, and the business of JDS Uniphase. See "Risk Factors".

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

    This Supplement includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include: (i) Risk Factors; (ii) The
Transaction -- Reasons for the Transaction; (iii) Uniphase Management's Discussion and Analysis of Financial Condition and Results of Operations; (iv) JDS Management's Discussion and Analysis of Financial Condition and Results of Operations; (v) Business of Uniphase; (vi) Business of JDS; and (vii) The Companies after the Transaction. The Transaction involves known and unknown risks, uncertainties and other factors which may cause the actual results and performance of JDS, Uniphase, JDS Uniphase and the industry to be materially different from any future results and performance expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, integration of independent businesses, execution by combined sales and marketing forces, manufacture of Uniphase and JDS products, technological change, intense industry competition and the ability of JDS, Uniphase and JDS Uniphase to attract and retain key employees.

                               GLOSSARY OF TERMS

    Unless the context otherwise requires, the following terms shall have the meanings set forth below when used in this Supplement. These defined terms are not always used in the financial statements included herein.

    "ACQUIRING PERSON" has the meaning ascribed to such term under the heading "Uniphase Capital Stock -- Uniphase Rights Agreement".

    "ACQUISITION PROPOSAL" means any merger, amalgamation, take-over bid, tender offer, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material sale of shares or rights or interests therein or thereto or any similar transactions involving Uniphase or any Material Subsidiary (as defined in the Merger Agreement), or JDS or any of its material subsidiaries, as the case may be, or a proposal to do so, excluding the Arrangement and excluding, in the case of JDS, any sale by Furukawa of JDS Common Shares contemplated by the Furukawa Support Agreement.

    "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control of, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any Person, means the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned Person, whether through the ownership of voting securities, by contract or otherwise.

    "AMALCO COMMON SHARES" means the common shares in the capital of JDS Uniphase Inc., the corporation formed by the Amalgamation.

    "AMALCO PREFERENCE SHARES" means the preference shares in the capital of JDS Uniphase Inc., the corporation formed by the Amalgamation.

    "AMALGAMATION" means the amalgamation, to be effected pursuant to the Arrangement, of JDS, Amalgamation Subco and the Holding Companies, if any, under the CBCA.

    "AMALGAMATION SUBCO" means 3592201 Canada Limited, a corporation existing under the laws of Canada and a subsidiary of Exchangeco.

    "ANCILLARY RIGHTS" means the Automatic Exchange Right, the Exchange Right and the Voting Rights, collectively.

    "ANTITRUST DIVISION" means the antitrust division of the United States Department of Justice.

    "ARRANGEMENT" means the proposed arrangement involving JDS, Amalgamation Subco, the Holding Companies, if any, Exchangeco, the JDS Shareholders and the holders of JDS Options under section 192 of the CBCA, on the terms and subject to the conditions set out in the Plan of Arrangement.

    "AUTOMATIC EXCHANGE RIGHT" means the benefit of the obligation of Uniphase, in the event of a Uniphase Liquidation Event, to purchase all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Uniphase or its Affiliates) from the holders thereof on the fifth Business Day prior to the effective date of any such Uniphase Liquidation Event in exchange for Uniphase Common Shares, plus the aggregate Dividend Amount, pursuant to the Voting and Exchange Trust Agreement.

    "BREAK FEE" means a cash fee of U.S.$105 million, payable under the circumstances described under the heading "The Merger Agreement -- Termination and Payment of Break Fees and Expenses".

    "BT ALEX. BROWN" means BT Alex. Brown Incorporated.

    "BT ALEX. BROWN FAIRNESS OPINION" means the written opinion dated January 28, 1999 from BT Alex. Brown delivered to the Uniphase Board of Directors in connection with the Transaction, a copy of which is attached hereto as Appendix H.

    "BUSINESS DAY" means any day on which commercial banks are open for business in Toronto, Ontario and New York, New York other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America.

    "CALL RIGHTS" means the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, collectively.

    "CANADIAN DOLLAR EQUIVALENT" has the meaning set forth in Section 1.1 of the Exchangeable Share Provisions.

    "CANADIAN GAAP" means generally accepted accounting principles in Canada.

    "CANADIAN RESIDENT" means a resident of Canada for the purposes of the Canadian Tax Act.

    "CANADIAN TAX ACT" means the INCOME TAX ACT (Canada), as amended.

    "CATV" means cable television.

    "CBCA" means the CANADA BUSINESS CORPORATIONS ACT, as now in effect and as it may be amended from time to time prior to the Effective Date.

    "CDN.$" means Canadian dollars.

    "CIBC WORLD MARKETS" means CIBC Wood Gundy Securities Inc.

    "CIBC WORLD MARKETS FAIRNESS OPINION" means the written opinion dated January 28, 1999 from CIBC World Markets delivered to the JDS Board of Directors in connection with the Transaction, a copy of which is attached hereto as Appendix I.

    "CLASS A NON-VOTING PREFERENCE SHARES" means the Class A non-voting preference shares in the capital of Exchangeco.

    "CLASS B NON-VOTING PREFERENCE SHARES" means the Class B non-voting preference shares in the capital of Exchangeco having substantially the rights, privileges, restrictions and conditions set out in Appendix 3 to the Plan of Arrangement, which is attached hereto as Appendix C.

    "CODE" means the United States Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder.

    "COURT" means the Ontario Superior Court of Justice.

    "CURRENT MARKET PRICE" has the meaning set forth in Section 1.1 of the Exchangeable Share Provisions.

    "DEMAND FOR PAYMENT" means a written notice to JDS by a Dissenting Shareholder demanding payment of the fair value of his or her JDS Common Shares.

    "DEPOSITORY" means CIBC Mellon Trust Company at its offices set out in the Letter of Transmittal and Election Form.

    "DGCL" means the Delaware General Corporation Law, as now in effect and as it may be amended from time to time prior to the Effective Date.

    "DIRECTOR" means the Director appointed from time to time under section 260, or any successor section, of the CBCA.

    "DISSENT NOTICE" means a written objection to the JDS Arrangement Resolution made by a JDS Shareholder in accordance with the Dissent Procedures.

    "DISSENT PROCEDURES" means the dissent procedures described under the heading "Dissenting Shareholder Rights".

    "DISSENT RIGHTS" means the rights of a registered JDS Shareholder to dissent from the JDS Arrangement Resolution in compliance with the Dissent Procedures.

    "DISSENTING SHAREHOLDER" means a registered JDS Shareholder who complies with the Dissent Procedures.

    "DISTRIBUTION DATE" means the date which is the earlier of (i) ten days following a Stock Acquisition Date, or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

    "DIVIDEND AMOUNT" means, at any time, with respect to an Exchangeable Share, the full amount of all dividends, if any, declared and unpaid on each such Exchangeable Share held by a holder on any dividend record date occurring prior to such time.

    "DPSP" means a deferred profit sharing plan (as such term is defined under the Canadian Tax Act).

    "EFFECTIVE DATE" means the date shown on the certificate of arrangement issued by the Director under the CBCA giving effect to the Arrangement.

    "EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the Effective Date.

    "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "EXCHANGE RATIO" means 0.50855, such that each JDS Common Share is converted pursuant to the Arrangement into 0.50855 of a Class B Non-Voting Preference Share and each Class B Non-Voting Preference Share is exchanged for one Exchangeable Share or one Uniphase Common Share.

    "EXCHANGE RIGHT" means the exchange right, granted by Uniphase to the Trustee as trustee for and on behalf of and for the benefit of the holders of the Exchangeable Shares (other than Uniphase and its Affiliates) pursuant to the Voting and Exchange Trust Agreement, to require Uniphase to purchase all or any part of the Exchangeable Shares and the Automatic Exchange Rights from the holders thereof in exchange for Uniphase Common Shares, plus an amount per share equal to the Dividend Amount, upon the occurrence and during the continuance of an Exchangeco Insolvency Event.

    "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, to be substantially as set out in Appendix 4 to the Plan of Arrangement, which is attached hereto as Appendix C.

    "EXCHANGEABLE SHARE RIGHT" means the right associated with each Exchangeable Share, as described under the heading "Description of Exchangeable
Shares -- Exchangeable Share Rights".

    "EXCHANGEABLE SHARE SUPPORT AGREEMENT" means the Exchangeable Share Support Agreement to be entered into as of the Effective Date among Uniphase, Uniphase Nova Scotia and Exchangeco, substantially in the form of Appendix D hereto.

    "EXCHANGEABLE SHARE VOTING EVENT" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of Exchangeco, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement.

    "EXCHANGEABLE SHARES" means the exchangeable shares in the capital of Exchangeco.

    "EXCHANGECO" means 3506967 Canada Inc., a corporation incorporated under the CBCA and an indirect subsidiary of Uniphase, the name of which will be changed to JDS Uniphase Canada Ltd. prior to the Effective Date.

    "EXCHANGECO INSOLVENCY EVENT" means the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation, the COMPANIES CREDITORS' ARRANGEMENT ACT (Canada) and the BANKRUPTCY AND INSOLVENCY ACT (Canada), and the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, or the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares.

    "EXCHANGECO LIQUIDATION AMOUNT" means with respect to each Exchangeable Share, an amount equal to the Current Market Price of a Uniphase Common Share on the last Business Day prior to the Exchangeco Liquidation Date, to be satisfied by the delivery of one Uniphase Common Share plus the Dividend Amount.

    "EXCHANGECO LIQUIDATION DATE" means the effective date of the liquidation, dissolution or winding-up of Exchangeco.

    "EXEMPT EXCHANGEABLE SHARE VOTING EVENT" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of Exchangeco in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the Uniphase Common Shares.

    "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Date.

    "FINAL REGULATIONS" has the meaning ascribed to that term under the heading "Tax Considerations for JDS Shareholders -- United States Federal Tax Considerations for JDS Shareholders".

    "FISCAL" means, with reference to a particular year, (i) in the case of JDS, the 12 months ended May 31 in such year and (ii) in the case of Uniphase, the 12 months ended June 30 in such year.

    "FTC" means the United States Federal Trade Commission.

    "FURUKAWA" means The Furukawa Electric Co., Ltd., a corporation incorporated under the laws of Japan.

    "FURUKAWA REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement to be entered into among Uniphase, Exchangeco and a subsidiary or subsidiaries of Furukawa prior to the Effective Time relating to the Exchangeable Shares to be held by such subsidiary or subsidiaries and the Uniphase Common Shares to be issued to such subsidiary or subsidiaries upon the exchange of the Exchangeable Shares.

    "FURUKAWA SUPPORT AGREEMENT" means the agreement dated January 28, 1999, as amended and restated as of April 29, 1999 among the Uniphase Parties, Furukawa and JDS, as it may be further amended from time to time.

    "GOVERNMENTAL ENTITY" means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) any subdivision, agent, commission, board or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

    "HOLDER" has the meaning ascribed to that term under the heading "Tax Considerations for JDS Shareholders -- United States Federal Tax Considerations for JDS Shareholders".

    "HOLDING COMPANY" means a single-purpose holding company,

    (i) which is resident in Canada;

    (ii) which is a taxable Canadian corporation for purposes of the Canadian Tax Act;

   (iii) which has been formed or exists under the CBCA;

    (iv) which has one shareholder, provided that two or more shareholders holding shares of the holding company jointly shall be treated as one shareholder;

    (v) which has no assets other than JDS Common Shares and no liabilities whatsoever; and

    (vi) in respect of which its shareholder has validly exercised the Holding Company Alternative by completing and delivering to the Depository the Holding Company Letter of Transmittal and Election Form and such other documents as the Depository, JDS or Uniphase may require on or before the Holding Company Election Deadline.

    "HOLDING COMPANY ALTERNATIVE" means the option of a JDS Shareholder who owns JDS Common Shares indirectly through a Holding Company to include such Holding Company in the Amalgamation.

    "HOLDING COMPANY ELECTION DEADLINE" means 5:00 p.m. (local time) at the place of deposit on the date which is one Business Day after the date of the JDS Meeting.

    "HOLDING COMPANY LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form for use by JDS Shareholders exercising the Holding Company Alternative, in the form provided by the Depository.

    "HOLDING COMPANY SHARES" means, in respect of a particular Holding Company, all of the issued and outstanding shares in the capital of that Holding Company.

    "HSR ACT" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as now in effect and as it may be amended from time to time prior to the Effective Date.

    "INCONSISTENT TRANSACTION" means any merger, amalgamation, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale) or a material sale of shares or rights or interests therein or thereto or similar transactions involving JDS or a proposal to do so, other than with the Uniphase Parties.

    "INTERIM ORDER" means the interim order of the Court in respect of the Arrangement dated May 11, 1999, a copy of which is attached hereto as Appendix B.

    "IPRD" means in-process research and development.

    "IRS" means the United States Internal Revenue Service.

    "JDS" means JDS FITEL Inc., a corporation existing under the CBCA, or, after completion of the Transaction, means JDS Uniphase Inc., a corporation formed by the Amalgamation and existing under the laws of Canada .

    "JDS ALTERNATIVE TRANSACTION" means another form of transaction whereby Uniphase or any of its affiliates would effectively acquire 100% of the JDS Common Shares on economic and other terms and conditions (including, without limitation, tax treatment) and having consequences to Furukawa which, in relation to JDS and Furukawa, in the sole determination of Furukawa, acting reasonably, are substantially equivalent to those contemplated by the Merger Agreement.

    "JDS ARRANGEMENT RESOLUTION" means the special resolution of the JDS Shareholders concerning the Arrangement, in the form set out in Appendix G to this Supplement.

    "JDS ARTICLES" means the JDS articles of amalgamation, as currently in force.

    "JDS AUDITED FINANCIAL STATEMENTS" means the consolidated financial statements of JDS as at May 31, 1998 and 1997 and for the fiscal years ended May 31, 1998, 1997 and 1996, together in each case with the notes thereto and the auditors report thereon, attached hereto in Appendix L.

    "JDS BOARD OF DIRECTORS" means the board of directors of JDS.

    "JDS BREAK FEE EVENT" means any one of the following:

    (i) the JDS Board of Directors shall not have adopted all necessary resolutions and JDS and its subsidiaries shall not have taken all other necessary corporate action to permit the consummation of the Arrangement;

    (ii) the JDS Board of Directors shall not have made (or shall have made but have materially modified or amended), prior to the JDS Meeting, an affirmative recommendation that the JDS Shareholders approve the Arrangement;

   (iii) the JDS Board of Directors shall have approved or recommended any Superior Proposal, or made a determination in accordance with the terms of the Merger Agreement that any Acquisition Proposal is a Superior Proposal, or resolved to take any of the foregoing actions;

    (iv) the JDS Board of Directors shall have withdrawn or modified in a manner adverse to Uniphase its approval or recommendation of the Arrangement (other than as a direct result of and in direct response to a material breach by Uniphase of its obligations under the Merger Agreement or a Material Adverse Change to Uniphase), or resolved to take any of the foregoing actions;

    (v) the holders of the JDS Common Shares shall fail to approve the Arrangement at the JDS Meeting, in circumstances where an Acquisition Proposal shall have been made in respect of JDS and not affirmatively rejected by the JDS Board of Directors at or before the time of the JDS Meeting; or

    (vi) through the fault of JDS (whether by commission or omission), and subject to certain qualifications, the Arrangement is not submitted for the approval of JDS Shareholders at the JDS Meeting prior to July 31, 1999, in circumstances where an Acquisition Proposal shall have been made in respect of JDS and not affirmatively rejected by the JDS Board of Directors.

    "JDS BY-LAWS" means the JDS by-laws, as currently in force.

    "JDS CIRCULAR" means the management information circular of JDS in and of which this Supplement is incorporated and forms part.

    "JDS COMMON SHARES" means the common shares of JDS.

    "JDS MEETING" means the special meeting of JDS Shareholders to be held on June 28, 1999 and all adjournments and postponements thereof.

    "JDS OPTION" means a JDS Common Share purchase option granted under the JDS Option Plans and being outstanding and unexercised on the Effective Date.

    "JDS OPTION PLANS" means, collectively, the JDS discontinued stock option plan dated November 24, 1994 and the JDS stock option plan dated March 12, 1996.

    "JDS PREFERRED SHARES" means the preferred shares, issuable in series, of JDS.

    "JDS SHAREHOLDERS" means the holders, directly or indirectly, of JDS Common Shares or, as the context requires, the holders of Class B Non-Voting Preference Shares.

    "JDS UNAUDITED FINANCIAL STATEMENTS" means the unaudited consolidated financial statements of JDS as at February 28, 1999 and for the nine months ended February 28, 1999 and 1998, attached hereto in Appendix L.

    "JDS UNIPHASE" means JDS Uniphase Corporation, the corporate name of Uniphase after completion of the Transaction (subject to Uniphase Stockholder approval), and, collectively, the Uniphase and JDS companies after completion of the Transaction, as the context in this Supplement requires.

    "JDS UNIPHASE UNAUDITED PRO FORMA FINANCIAL STATEMENTS" means the unaudited pro forma consolidated combined condensed financial statements of JDS Uniphase as of March 31, 1999 and for the nine months then ended, and the unaudited pro forma consolidated combined condensed statement of operations of JDS Uniphase for the fiscal year ended June 30, 1998.

    "LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form delivered to JDS Shareholders with the JDS Circular which, when duly completed and returned with a certificate or certificates for JDS Common Shares, will enable a JDS Shareholder not exercising the Holding Company Alternative to exchange such certificate or certificates for a certificate or certificates for Exchangeable Shares or Uniphase Common Shares, as the case may be.

    "LIQUIDATION CALL RIGHT" means the overriding right of Uniphase Nova Scotia, in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Exchangeco, to purchase from all but not less than all of the holders of Exchangeable Shares (other than affiliates of Uniphase) on the Exchangeco Liquidation Date all but not less than all of the Exchangeable Shares held by each holder in exchange for the Exchangeco Liquidation Amount pursuant to the Plan of Arrangement.

    "MATERIAL ADVERSE CHANGE" when used in connection with Uniphase or JDS means any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole, other than certain specified changes, effects, events or occurrences, including, without limitation, those (i) relating to the Canadian or United States economy or securities markets in general; or (ii) relating to any change in the trading price of the JDS Common Shares or Uniphase Common Shares, respectively, related to the Arrangement or unrelated to any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of JDS or Uniphase, as the case may be, and its subsidiaries taken as a whole.

    "MERGER AGREEMENT" means the Merger Agreement among Uniphase, Exchangeco and JDS dated January 28, 1999 and amended and restated as of April 29, 1999, a copy of which is attached to this Supplement as Appendix A, as it may be further amended from time to time.

    "NASDAQ" means the Nasdaq National Market.

    "NOON BUYING RATE", on any day, means the noon buying rate as reported by the Federal Reserve Bank of New York, New York.

    "NOON SPOT RATE", on any day, means the noon spot rate of exchange of the Bank of Canada for one U.S. dollar expressed in Canadian dollars on that day.

    "OEM" means original equipment manufacturer.

    "OFFER TO PAY" means a written offer by JDS to pay a Dissenting Shareholder the fair value of the Dissenting Shareholder's JDS Common Shares.

    "OSC" means the Ontario Securities Commission.

    "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

    "PLAN OF ARRANGEMENT" means the plan of arrangement proposed under section 192 of the CBCA substantially in the form attached hereto as Appendix C, as amended, modified or supplemented from time to time in accordance with its terms, Section 7.1 of the Merger Agreement or at the direction of the Court in the Final Order.

    "POLICY 9.1" means Policy 9.1 of the OSC.

    "REDEMPTION CALL RIGHT" means the overriding right of Uniphase Nova Scotia to purchase from all but not less than all of the holders of Exchangeable Shares (other than affiliates of Uniphase) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder in exchange for the Redemption Price, pursuant to the Plan of Arrangement.

    "REDEMPTION DATE" means the date, if any, established by the board of directors of Exchangeco for the redemption by Exchangeco of all but not less than all of the outstanding Exchangeable Shares pursuant to the Exchangeable Share Provisions, which date shall be no earlier than March 31, 2014 unless:

    (i) there are fewer than 992,372 Exchangeable Shares outstanding (other than Exchangeable Shares held by Uniphase and its Affiliates), as such number of shares may be subject to adjustment in certain events described in the Exchangeable Share Provisions, in which case the board of directors of Exchangeco may accelerate such redemption date to such date prior to March 31, 2014 as they may determine, upon at least 60 days' prior written notice to the registered holders of the Exchangeable Shares;

    (ii) a Uniphase Control Transaction occurs, in which case, provided that the board of directors of Exchangeco determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Uniphase Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Uniphase Control Transaction in accordance with its terms, the board of directors of Exchangeco may accelerate such redemption date to such date prior to March 31, 2014 as they may determine, upon such number of days' prior written notice to the registered holders of the Exchangeable Shares as the board of directors of Exchangeco may determine to be reasonably practicable in such circumstances;

   (iii) an Exchangeable Share Voting Event is proposed, in which case, provided that the board of directors of Exchangeco has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be BONA FIDE and not for the primary purpose of causing the occurrence of a Redemption Date, in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, the redemption date shall be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable Shares to consider the Exchangeable Share Voting Event and the board of directors of Exchangeco shall give such number of days' prior written notice of such redemption to the registered holders of the Exchangeable Shares as the board of directors of Exchangeco may determine to be reasonably practicable in such circumstances; or

    (iv) an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action and the board of directors of Exchangeco shall give such number of days' prior written notice of such redemption to the registered holders of the Exchangeable Shares as the board of directors of Exchangeco may determine to be reasonably practicable in such circumstances;

provided, however, that, notwithstanding the foregoing, the board of directors of Exchangeco shall not establish the Redemption Date as any date earlier than March 31, 2014 except in accordance with the Furukawa Support Agreement; and provided, however, that the accidental failure or omission to give any notice of redemption under clause (i), (ii), (iii) or (iv) above to less than 10% of such holders of Exchangeable Shares shall not affect the validity of any such redemption.

    "REDEMPTION PRICE" means, with respect to each Exchangeable Share, an amount equal to the Current Market Price of a Uniphase Common Share on the last Business Day prior to the Redemption Date, to be satisfied by the delivery of one Uniphase Common Share plus the Dividend Amount.

    "REPLACEMENT OPTION" means a JDS Option which, on the Effective Date, becomes an option to purchase Uniphase Common Shares as described under the heading "The Transaction -- Arrangements Respecting Options".

    "RESP" means a registered education savings plan (as such term is defined under the Canadian Tax Act).

    "RETRACTED SHARES" means the Exchangeable Shares in respect of which a holder thereof has exercised the right under Article 6 of the Exchangeable Share Provisions to require Exchangeco to redeem such Exchangeable Shares.

    "RETRACTION CALL RIGHT" means the overriding right of Uniphase Nova Scotia, in the event of an exercise of the right under Article 6 of the Exchangeable Share Provisions by a holder of Exchangeable Shares requiring Exchangeco to redeem such Exchangeable Shares, to purchase from such holder on the Retraction Date all but not less than all of the Exchangeable Shares tendered for redemption, in exchange for the Retraction Price, pursuant to the Exchangeable Share Provisions.

    "RETRACTION DATE" means the Business Day on which a holder of Exchangeable Shares desires to have Exchangeco redeem the Exchangeable Shares as set out in the Exchangeable Share Provisions.

    "RETRACTION PRICE" means, at any time, with respect to each Exchangeable Share, an amount equal to the Current Market Price of a Uniphase Common Share on the last Business Day prior to the Retraction Date, to be satisfied by the delivery of one Uniphase Common Share plus the Dividend Amount.

    "RETRACTION REQUEST" means a duly executed request for redemption made by a holder of Exchangeable Shares in the form of Schedule A to the Exchangeable Share Provisions, or in such other form as may be acceptable to Exchangeco.

    "REVENUE CANADA" means Revenue Canada, Customs, Excise and Taxation.

    "RRIF" means a registered retirement income fund (as such term is defined under the Canadian Tax Act).

    "RRSP" means a registered retirement savings plan (as such term is defined under the Canadian Tax Act).

    "SEC" means the United States Securities and Exchange Commission.

    "SECURITIES ACT" means the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the Accounting Series Releases.

    "SPECIAL VOTING SHARE" means the one share of special voting stock, U.S.$0.001 par value, to be issued by Uniphase to and deposited with the Trustee pursuant to the Voting and Exchange Trust Agreement.

    "STOCK ACQUISITION DATE" means the date of a public announcement that an Acquiring Person has become an Acquiring Person for purposes of the Uniphase Rights Agreement.

    "SUPERIOR PROPOSAL" means an unsolicited, BONA FIDE written Acquisition Proposal that (i) the Uniphase Board of Directors or the JDS Board of Directors, as the case may be, determines in good faith, after consulting with its financial advisors and after receiving an opinion of outside counsel to the effect that it is appropriate for the Uniphase Board of Directors or the JDS Board of Directors, as the case may be, to take such action to discharge properly its fiduciary duties, would reasonably be expected to, if consummated in accordance with its terms, result in a transaction more favourable to its shareholders than the Transaction, and (ii) that is received prior to the date that the Uniphase Stockholders have approved the Uniphase Transaction Proposal or the JDS Shareholders have approved the Arrangement, as the case may be.

    "SUPPLEMENT" means this joint supplement which is incorporated in and forms part of the Uniphase Proxy Statement and the JDS Circular.

    "TAX PROPOSALS" means specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof.

    "TAX TREATY" means the Canada - United States Income Tax Convention.

    "TRANSACTION" means the transactions contemplated by the Merger Agreement and the Plan of Arrangement, whereby, among other things, Uniphase becomes, indirectly through its subsidiaries, the sole beneficial holder of the JDS Common Shares outstanding after giving effect to the Arrangement.

    "TRUSTEE" means CIBC Mellon Trust Company, or any successor thereto, in any of its capacities as Trustee under the Voting and Exchange Trust Agreement, transfer agent for the Exchangeable Shares and Canadian co-registrar for Uniphase Common Shares.

    "TSE" means The Toronto Stock Exchange.

    "UNIPHASE" means Uniphase Corporation, a Delaware corporation.

    "UNIPHASE 1993 PLAN" means the Uniphase Amended and Restated 1993 Flexible Stock Incentive Plan.

    "UNIPHASE ADDITIONAL PROPOSALS" means the proposals to the Uniphase Stockholders to authorize certain matters ancillary to the Transaction, as set out in the Uniphase Proxy Statement.

    "UNIPHASE AUDITED FINANCIAL STATEMENTS" means the consolidated financial statements of Uniphase as at June 30, 1998 and 1997 and for the years ended June 30, 1998, 1997 and 1996, together in each case with the notes thereto and the auditors report thereon, attached hereto in Appendix K.

    "UNIPHASE BOARD OF DIRECTORS" means the board of directors of Uniphase.

    "UNIPHASE BREAK FEE EVENT" means any one of the following:

    (i) the boards of directors of the Uniphase Parties shall not have adopted all necessary resolutions and the Uniphase Parties shall not have taken all other necessary corporate action to permit the consummation of the Arrangement, the issuance of the Exchangeable Shares contemplated thereby, and the issuance of the Uniphase Common Shares pursuant to the Arrangement and upon exchange of the Exchangeable Shares and the exercise of the Replacement Options;

    (ii) the Uniphase Board of Directors shall not have made (or shall have made but have materially modified or amended), prior to the Uniphase Meeting, an affirmative recommendation that the Uniphase Stockholders approve the Uniphase Transaction Proposal;

   (iii) the Uniphase Board of Directors shall have approved or recommended any Superior Proposal, or made a determination in accordance with the terms of the Merger Agreement that any Acquisition Proposal is a Superior Proposal, or resolved to take any of the foregoing actions;

    (iv) the Uniphase Board of Directors shall have withdrawn or modified in a manner adverse to JDS its approval or recommendation of the Arrangement (other than as a direct result of and in direct response to a material breach by JDS of its obligations under the Merger Agreement or a Material Adverse Change to JDS), or resolved to take any of the foregoing actions;

    (v) the holders of the Uniphase Common Shares shall fail to approve the Uniphase Transaction Proposal at the Uniphase Meeting, in circumstances where an Acquisition Proposal shall have been made in respect of Uniphase and not affirmatively rejected by the Uniphase Board of Directors at or before the time of the Uniphase Meeting; or

    (vi) through the fault of Uniphase (whether by commission or omission), and subject to certain qualifications, the Uniphase Transaction Proposal is not submitted for the approval of Uniphase Stockholders at the Uniphase Meeting prior to July 31, 1999, in circumstances where an Acquisition Proposal shall have been made in respect of Uniphase and not affirmatively rejected by the Uniphase Board of Directors.

    "UNIPHASE BYLAWS" means the bylaws of Uniphase, as currently in force.

    "UNIPHASE CHARTER" means the certificate of incorporation of Uniphase, as currently in force.

    "UNIPHASE COMMON SHARES" means the shares of Uniphase common stock, par value U.S.$0.001 per share or, after completion of the Transaction, shares of JDS Uniphase common stock, par value U.S.$0.001 per share, as the context requires.

    "UNIPHASE CONTROL TRANSACTION" means any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving, for or by Uniphase, or any proposal to take any such action.

    "UNIPHASE LIQUIDATION EVENT" means (i) any determination by the Uniphase Board of Directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to Uniphase or to effect any other distribution of its assets among its shareholders for the purpose of winding up its affairs; or (ii) the earlier of (A) receipt by Uniphase of notice of, and
(B) Uniphase becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Uniphase or to effect any other distribution of assets of Uniphase among its shareholders for the purpose of winding up its affairs, in each case where Uniphase has failed to contest in good faith any such proceeding commenced in respect of Uniphase within 30 days of becoming aware thereof.

    "UNIPHASE MEETING" means the special meeting of Uniphase Stockholders to be held on June 28, 1999 and all adjournments and postponements thereof.

    "UNIPHASE NOVA SCOTIA" means 3025244 Nova Scotia Company, an unlimited company formed under the laws of the Province of Nova Scotia and an indirect wholly-owned subsidiary of Uniphase, the name of which will be changed to JDS Uniphase Nova Scotia Company prior to the Effective Date.

    "UNIPHASE OPTION PLANS" means, collectively, the Uniphase 1993 Plan, the 1984 Amended and Restated Stock Plan, the 1996 Nonqualified Stock Option Plan and the 1998 Employee Stock Purchase Plan.

    "UNIPHASE PARTIES" means Uniphase and Exchangeco.

    "UNIPHASE PREFERRED SHARES" means the shares of preferred stock in the capital of Uniphase of which the Uniphase Series A Preferred Shares and the Uniphase Series B Preferred Shares are currently authorized.

    "UNIPHASE PROXY STATEMENT" means the proxy statement of Uniphase in and of which this Supplement is incorporated and forms part.

    "UNIPHASE RECORD DATE" means May 24, 1999.

    "UNIPHASE RIGHT" means a right of Uniphase having the attributes described under the heading "Uniphase Capital Stock -- Uniphase Rights Agreement".

    "UNIPHASE RIGHT REDEMPTION PRICE" means a price of U.S.$0.01 per Uniphase Right.

    "UNIPHASE RIGHTS AGREEMENT" means the Rights Agreement dated as of June 22, 1998, as amended, executed by Uniphase and American Stock Transfer & Trust Company, as the Uniphase rights agent.

    "UNIPHASE RIGHTS CERTIFICATE" means a certificate representing Uniphase Rights.

    "UNIPHASE SERIES A PREFERRED SHARES" means the shares of Uniphase series A preferred stock, par value U.S.$0.001 per share.

    "UNIPHASE SERIES B PREFERRED SHARES" means the shares of Uniphase series B preferred stock, par value of U.S.$0.001 per share.

    "UNIPHASE STOCKHOLDERS" means the holders of Uniphase Common Shares.

    "UNIPHASE TRANSACTION PROPOSAL" means the proposal to be considered by the Uniphase Stockholders at the Uniphase Meeting to approve the transactions contemplated by the Merger Agreement in the form set out in Appendix F to this Supplement.

    "UNIPHASE UNAUDITED FINANCIAL STATEMENTS" means the unaudited consolidated condensed financial statements of Uniphase as at March 31, 1999 and for the nine months ended March 31, 1999 and 1998, attached hereto in Appendix K.

    "UNIPHASE UNIT" means one one-thousandth of a Uniphase Series B Preferred Share.

    "U.S. DOLLARS" or "U.S.$" means United States dollars.

    "U.S. GAAP" means generally accepted accounting principles in the United States.

    "U.S. HOLDER" has the meaning ascribed to such term under the heading "Tax Considerations for JDS Shareholders -- United States Federal Tax Considerations for JDS Shareholders".

    "VOTING AND EXCHANGE TRUST AGREEMENT" means the voting and exchange trust agreement to be entered into as of the Effective Date among Uniphase, Exchangeco and the Trustee, substantially in the form of Appendix E hereto.

    "VOTING RIGHTS" means the rights of the holders of Exchangeable Shares to direct the voting of the Special Voting Share in accordance with the Voting and Exchange Trust Agreement.

                                  RISK FACTORS

    The following risk factors should be considered by JDS Shareholders and Uniphase Stockholders in evaluating whether to approve the proposed Transaction. Some of these risk factors relate directly to the Transaction while others relate to the business of each of Uniphase and JDS independent of the Transaction, as well as the anticipated business of JDS Uniphase. These risk factors should be considered in conjunction with the other information included herein.

UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF UNIPHASE AND JDS

    The Transaction involves a combination of two companies that have complementary business operations located principally in the United States, Canada and Europe. The success of the Transaction will be dependent in large part on the success of the management of the combined entity in integrating these operations and the technologies and personnel of the two companies following the closing. Management of JDS Uniphase will come from the respective management teams of both of Uniphase and JDS and many members of management will not have previously worked and communicated with other members of management. The overall integration of the two businesses can result in unanticipated operations problems, expenses and liabilities and diversion of management attention. There can be no assurance that such integration will be successful or that the combination will not adversely affect the business, financial condition or operating results of JDS Uniphase.

PURCHASE ACCOUNTING TREATMENT; IMPACT OF AMORTIZATION OF SUBSTANTIAL GOODWILL
  AND OTHER INTANGIBLES ON
  OPERATING RESULTS

    Under U.S. GAAP that will apply to JDS Uniphase after the completion of the Transaction, the Transaction will be accounted for using the purchase method of accounting. Under purchase accounting, the estimated market value of Uniphase Common Shares and the Exchangeable Shares issued in the Arrangement, the fair value of the Replacement Options and the amount of the direct transaction costs will be recorded as the cost of acquiring the business of JDS. That cost will be allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as IPRD, acquired technology, acquired trademarks and tradenames and acquired workforce, based on their respective fair values. The excess of the purchase cost over the fair value of the net assets is allocated to goodwill. IPRD, which is currently estimated at U.S.$177 million, will be expensed immediately. Intangible assets including goodwill will be amortized over a five year period. As described in the JDS Uniphase Unaudited Pro Forma Financial Statements, the amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately U.S.$3.2 billion, including the related deferred tax effect. If goodwill and other intangible assets were amortized in equal quarterly amounts over a five year period following completion of the Transaction, the accounting charge attributable to these items would be U.S.$161 million per quarter and U.S.$643 million per fiscal year. As a result, purchase accounting treatment of the Transaction will result in a net loss for JDS Uniphase in the foreseeable future which could have a material and adverse effect on the market value of JDS Uniphase common stock following completion of the Transaction.

EXECUTION BY COMBINED SALES AND MARKETING FORCES

    Uniphase and JDS may experience disruption in sales and marketing as a result of attempting to integrate their respective sales channels, and may be unable to smoothly or effectively correct such disruption, or to successfully execute their sales and marketing objectives, even after the companies' respective sales and marketing forces have been integrated. In addition, sales cycles and sales models for the various products may vary significantly from product to product. Sales personnel not accustomed to the different sales cycles and approaches required for products newly added to their portfolio may experience delays and difficulties in selling these newly added products. Furthermore, it may be difficult to retain key sales personnel during the period prior to and after the Effective Date of the Transaction. As a result, Uniphase and JDS may be unable to take full advantage of the combined sales forces' efforts, and the sales approach and distribution channels of one company may be ineffective in promoting the products of the other, which may have a material adverse effect on the business, financial condition or operating results of JDS Uniphase.

DILUTION RESULTING FROM THE GRANT OF OPTIONS

    Uniphase has agreed to grant options to acquire 4,110,260 Uniphase Common Shares at the Effective Time to be allocated to those employees of JDS designated by the chief executive officer of JDS, with the prior approval of the compensation committee of the JDS Board of Directors. See "The
Transaction -- Arrangements Respecting Options". The grant of these options, which will be dilutive to both the former shareholders of JDS and the Uniphase Stockholders, is intended to cause the employees of JDS to have equivalent stock option participation in JDS Uniphase following completion of the Transaction as the employees of Uniphase. These options will have an exercise price equal to the closing price of Uniphase Common Shares on NASDAQ on the Effective Date and will vest over the ensuing four year period. Such options may negatively impact the book value per share and earnings per share of JDS Uniphase on a diluted basis in future periods.

    It is anticipated that JDS Uniphase will continue, in the ordinary course of business, to grant options to acquire Uniphase Common Shares from time to time to new and existing officers, directors and employees of the combined entity after completion of the Transaction. Any such grants shall be made in the discretion of the board of directors of JDS Uniphase. The grant of additional options will cause further dilution in periods following the Effective Time as holders exercise such options.

MANUFACTURE OF UNIPHASE AND JDS PRODUCTS

    The manufacture of Uniphase and JDS products has involved, and the manufacture of JDS Uniphase's products will continue to involve, highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in these manufacturing processes or those of JDS Uniphase's suppliers or the inadvertent use of defective or contaminated materials could significantly reduce manufacturing yields and product reliability. Certain divisions of Uniphase, including Uniphase Laser Enterprise AG and Uniphase Netherlands B.V., have in the past experienced and may in the future experience lower than expected production yields, which could delay product shipments and impair gross margins. There can be no assurance that any of JDS Uniphase's manufacturing facilities will maintain acceptable yields in the future. Because the majority of JDS Uniphase's manufacturing costs will be relatively fixed, manufacturing yields are critical to results of operations. To the extent JDS Uniphase does not achieve acceptable manufacturing yields or experiences product shipment delays, its business, financial condition and operating results would be materially and adversely affected.

    During the fourth quarter of fiscal 1998, Uniphase commenced construction of a new laser fabrication facility in the Netherlands for Uniphase Netherlands B.V., which Uniphase acquired in June 1998. The Uniphase Netherlands B.V. facility has not achieved acceptable manufacturing yields since the June 1998 acquisition, and there is continuing risk attendant in this new facility and the manufacturing yields and costs that JDS Uniphase will achieve in the facility. There can be no assurance that Uniphase Netherlands B.V. will successfully manufacture laser products in the future at performance or cost levels necessary to meet JDS Uniphase's customers' needs. In addition, Uniphase Fiber Components Pty. Limited is establishing a production facility in Sydney, Australia for fiber Bragg grating products. There can be no assurance that this facility will manufacture grating products to customers' specifications at the cost and yield levels required. Each new manufacturing line must go through varying levels of qualification with JDS Uniphase's customers. This qualification process determines whether the manufacturing line achieves the customers' minimum quality, performance and reliability standards. Customers will not purchase any products (other than a limited number of evaluation units) prior to qualification of the manufacturing line for the product. Delays in qualification can cause a product to be dropped from a long-term supply program and result in significant lost revenue opportunity over the term of that program.

    To the extent JDS Uniphase does not achieve and maintain yields or product reliability or fails in the timely qualification of new manufacturing lines, its business, financial condition, operating results and customer relationships would be adversely affected.

COSTS OF INTEGRATION; TRANSACTION EXPENSES

    Uniphase and JDS estimate they will collectively incur direct transaction costs of approximately U.S.$12 million associated with the Transaction, which will be included as a part of the total purchase cost for accounting purposes. Uniphase and JDS believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the Effective Time occurs or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Transaction. See "The
Transaction -- Expenses".

SHARES ELIGIBLE FOR FUTURE SALE

    As a result of the Transaction, based on Furukawa's ownership of 37,359,670 JDS Common Shares (and no Uniphase Common Shares) as of the date of this Supplement, Furukawa, through a subsidiary, will hold, effective upon consummation of the Transaction, 18,999,260 Exchangeable Shares, representing approximately 24% of the outstanding Uniphase Common Shares and Exchangeable Shares taken together. All of the Exchangeable Shares acquired by Furukawa pursuant to the Arrangement (and Uniphase Common Shares received in exchange therefor) will be eligible for sale in the U.S. public market subject to the restrictions of the Securities Act. Further, such shares will be eligible for sale in the Canadian public market subject to any applicable resale restrictions under Canadian securities laws. In addition, all of such Exchangeable Shares or the Uniphase Common Shares received in exchange therefor could be sold by Furukawa in the public market through the exercise of registration rights granted pursuant to the Furukawa Registration Rights Agreement (including the right to have a prospectus relating to such Exchangeable Shares qualified under Canadian securities laws), including certain "demand" registrations and an unlimited number of "piggyback" registrations which allow Furukawa to participate in common equity offerings by JDS Uniphase or Exchangeco.

    Following completion of the Transaction, Koninklijke Philips Electronics N.V. ("Philips") will hold 3,259,646 Uniphase Common Shares (excluding any Uniphase Common Shares issuable to Philips upon conversion of the Uniphase Series A Preferred Shares), representing approximately 4% of the outstanding Uniphase Common Shares and Exchangeable Shares, taken together. All of the Uniphase Common Shares held by Philips will be eligible for sale in the U.S. public market under Rule 144 under the Securities Act commencing June 9, 1999. Pursuant to a stockholders agreement dated June 9, 1998 between Philips and Uniphase, Uniphase has agreed to register the Uniphase Common Shares held by Philips (or received by Philips on conversion of the Uniphase Series A Preferred shares as discussed below) under United States securities laws in order to facilitate the sale of such shares.

    Philips holds 100,000 issued and outstanding Uniphase Series A Preferred Shares which are convertible into Uniphase Common Shares on the earlier of July 1, 2002 or the date on which certain events occur entitling the holders of the Uniphase Series A Preferred Shares to cause a redemption of such shares. Such events include a Company Sale, which is deemed to occur on a sale of all or substantially all the assets of Uniphase, a merger in which Uniphase is not the surviving corporation and its stockholders own less than 50% of the surviving entity or any transaction or merger whereby a third party gains control of Uniphase. The number of Uniphase Common Shares into which each Series A Preferred Share is convertible is dependent upon unit shipments of certain products by Uniphase Netherlands during the four-year period ending June 30, 2002 and the market price of Uniphase Common Shares at the time notice of conversion is delivered to Uniphase. The sale of Uniphase Series A Preferred Shares is subject to timing and volume limitations pursuant to Rule 144 under the Securities Act. However, Uniphase has agreed to register the Uniphase Common Shares issued upon conversion of the Uniphase Series A Preferred Shares as described above.

    In addition, Uniphase has in the past filed and JDS Uniphase may in the future file registration statements registering Uniphase Common Shares in connection with acquisitions or to raise capital for its future needs.

    The sale of Exchangeable Shares or Uniphase Common Shares by Furukawa or Philips could, due to market saturation, adversely affect the prevailing market price of the Exchangeable Shares or Uniphase Common Shares and impair Uniphase's ability to raise capital by issuing equity securities which may have a material adverse effect on the business, financial condition or operating results of JDS Uniphase. See "The Transaction -- Interests of Certain Persons in the Transaction", "The Transaction -- Furukawa Support Agreement" and "The Transaction -- Resale of Exchangeable Shares and Uniphase Common Shares Received in the Transaction". In addition, the sale of Uniphase Common Shares pursuant to Uniphase's current or JDS Uniphase's future registrations of Uniphase Common Shares could adversely affect the market price of the Exchangeable Shares or the Uniphase Common Shares.

VARIABILITY AND UNCERTAINTY OF OPERATING RESULTS

    Uniphase and JDS have experienced, and expect JDS Uniphase will experience, significant fluctuations in quarterly results. Following completion of the Transaction, fluctuations in quarterly results may cause substantial fluctuations in the market price of the Exchangeable Shares and the Uniphase Common Shares. Factors which have influenced and may continue to influence operating results in a particular quarter include (i) the timing of the receipt of product orders from a limited number of major customers, (ii) the ability to manufacture technically advanced products with satisfactory yields on a timely basis, (iii) product mix, (iv) competitive pricing pressures, (v) the relative proportions of domestic and international sales, (vi) costs associated with the acquisition or disposition of businesses, (vii) the ability to design, manufacture and ship products in a timely and cost effective manner, (viii) the timing differences between when expenses are incurred to increase marketing and sales capabilities and when corresponding benefits are realized, if any, (ix) the announcement and introduction of new products by JDS Uniphase and by its competitors, (x) expenses associated with any intellectual property litigation, and (xi) the continuous supply or availability of critical materials from strategic or sole-source suppliers.

    In addition, sales often reflect orders shipped in the same quarter in which they are received. Also, customers may cancel or reschedule shipments, and production difficulties could delay shipments. Uniphase frequently ships more CATV products in the third month of each quarter than in each of the first two months of the quarter and shipments in the third month generally are higher at the end of the month. Uniphase and JDS have sold, and JDS Uniphase will continue to sell, telecommunications equipment products to OEMs who typically order in large quantities and therefore the timing of such sales may significantly affect quarterly results. The timing of such OEM sales can be affected by factors beyond JDS Uniphase's control, such as demand for the OEMs' products and manufacturing risks experienced by OEMs. In this regard, Uniphase and JDS have experienced rescheduling of orders by customers in each of its markets and JDS Uniphase will likely experience similar rescheduling in the future. As a result of all of these factors, JDS Uniphase's results from operations may vary significantly from quarter to quarter and management may not be able to forecast, with certainty, any quarterly results. Future acquisitions or dispositions of businesses, products or technologies by JDS Uniphase may result in substantial charges or other expenses that may cause fluctuations in its quarterly operating results which could materially and adversely affect the business, financial condition or operating results of JDS Uniphase.

    The acquisition or disposition of other businesses, products or technologies may also affect JDS Uniphase's operating results in any particular quarter. For example, in the second and fourth quarters of fiscal 1998, Uniphase incurred charges of U.S.$6.6 million and U.S.$33.7 million, respectively, for acquired IPRD in connection with the acquisition of Uniphase Fiber Components Pty. Limited and Uniphase Netherlands B.V. In the third quarter of fiscal 1997, Uniphase incurred charges of U.S.$33.3 million for acquired IPRD in connection with the acquisition of Uniphase Laser Enterprise AG. In addition, Uniphase incurred other charges in connection with acquisitions and dispositions completed in fiscal 1999, 1998 and 1997. Furthermore, JDS Uniphase expects to incur a charge currently estimated at U.S.$177 million for IPRD in connection with the Transaction. Future acquisitions or dispositions of businesses, products or technologies by JDS Uniphase may result in a reorganization of its operations, substantial charges or other expenses that may cause fluctuations in JDS Uniphase's quarterly operating results and its cash flows, and may cause the business, financial condition and operating results of JDS Uniphase to be materially and adversely affected.

MARKET PRICE FLUCTUATIONS

    The market price of Uniphase Common Shares or JDS Common Shares could each fluctuate significantly in response to various factors and events, including the differences between JDS' and Uniphase's actual financial or operating results and those expected by investors and analysts, changes in analysts' projections or recommendations, changes in general economic or market conditions and broad market fluctuations. As a result of such fluctuations, the market value of the Uniphase Common Shares that holders of JDS Common Shares will receive pursuant to the Transaction or upon exchange of the Exchangeable Shares may increase or decrease. Because historical market prices are not indicative of future market prices, JDS Shareholders should obtain current market quotations for the JDS Common Shares and the Uniphase Common Shares. There can be no assurance that the Uniphase Common Shares or Exchangeable Shares that the holders of JDS Common Shares receive after consummation of the Transaction will equal or exceed the market value of the JDS Common Shares held by such shareholders prior to the Effective Time.

MARKET PRICE OF EXCHANGEABLE SHARES AND UNIPHASE COMMON SHARES

    Although Uniphase and JDS anticipate that the market price of the Exchangeable Shares on the TSE and the market price of the Uniphase Common Shares on NASDAQ will reflect essentially equivalent values, there can be no assurance that the market price of Uniphase Common Shares will be identical, or even similar, to the market price of the Exchangeable Shares. The TSE has conditionally approved the listing of the Exchangeable Shares on the Effective Date subject to fulfilling all of the requirements of the TSE. The Uniphase Common Shares are listed on NASDAQ. Uniphase has agreed that the Uniphase Common Shares issued pursuant to the Transaction and issuable from time to time in exchange for the Exchangeable Shares will be listed on NASDAQ. There is no current intention to list the Exchangeable Shares or the Uniphase Common Shares on any other stock exchange in Canada or the United States. Consequently, the price at which the Exchangeable Shares will trade will be based upon the market for such shares on the TSE and the price at which the Uniphase Common Shares will trade will be based upon the market for such shares on NASDAQ.

RISKS FROM CUSTOMER CONCENTRATION

    Historically, orders from a relatively limited number of OEM customers accounted for a substantial portion of Uniphase's and JDS' respective net sales from telecommunications products. In the telecommunications markets, customers evaluate products and competitive products for deployment in large telecommunications systems that they are installing. The failure to be selected by a customer for particular system projects, or the failure of a key customer to be selected as the primary supplier for an overall system installation, could have a significant impact on JDS Uniphase's business, operating results and financial condition. Further, sales to any single customer may vary significantly from quarter to quarter. Such fluctuations could have a material adverse effect on JDS Uniphase's business, operating results and financial condition. Uniphase and JDS expect that, for the foreseeable future, JDS Uniphase's sales to a limited number of customers will continue to account for a high percentage of its net sales. There can be no assurance that current customers will continue to place orders or that JDS Uniphase will obtain new orders from new customers.

    On a pro forma basis, one telecommunications customer would have accounted for approximately 12% of JDS Uniphase's net sales for the year ended June 30, 1998. On a pro forma basis, no other customer of JDS Uniphase would have represented 10% or more of total sales of JDS Uniphase. The loss or delay of orders from this customer or other OEM customers could have a material adverse effect on JDS Uniphase's business, financial condition and operating results.

INTENSE INDUSTRY COMPETITION

    The telecommunications and laser subsystems industries in which Uniphase and JDS have each sold their products, and in which JDS Uniphase will sell its products, are highly competitive. In each of these industries JDS Uniphase will face intense competition from established competitors. Many of these competitors have substantially greater financial, engineering, manufacturing, marketing, service and support resources than JDS Uniphase. Uniphase and JDS have each competed, and JDS Uniphase will compete, with many companies in the telecommunications industry that have substantially greater resources, greater name recognition, manufacturing expertise and capability and longer standing customer relationships than JDS Uniphase. To remain competitive, Uniphase and JDS believe JDS Uniphase must maintain a substantial investment in research and development, marketing, and customer service and support. There can be no assurance that JDS Uniphase will compete successfully in the laser or telecommunications industries in the future, that JDS Uniphase will have sufficient resources to continue to make such investments, that JDS Uniphase will make the technological advances necessary to maintain its competitive position, that its products will receive market acceptance or that competitive pressures will not result in lower prices, loss of market share or reduced gross margins for JDS Uniphase products. In addition, technological changes or development efforts by JDS Uniphase's competitors may render JDS Uniphase's products or technologies obsolete or uncompetitive, which could have a material adverse effect on JDS Uniphase's business, financial condition and operating results.

ATTRACTING AND RETAINING KEY PERSONNEL

    JDS Uniphase's future business, financial condition and operating results depend, in part, on its ability to attract and retain certain key personnel. In particular, JDS Uniphase's research and development efforts depend on hiring and retaining qualified engineers and scientists. Competition for highly skilled engineers and other technical personnel is extremely intense, and Uniphase and JDS have each experienced, and expect JDS Uniphase to continue to experience, difficulty in identifying and hiring such qualified technical personnel in many areas of business. There can be no assurance that JDS Uniphase will be able to hire and retain such personnel at compensation levels consistent with Uniphase's or JDS' existing compensation and salary structure.

JDS Uniphase's future business, financial condition and operating results also depend on the continued contributions of certain Uniphase and JDS executive officers and other key management and technical personnel, only certain of whom either has an employment agreement with Uniphase or JDS or will have an employment and/or a retention agreement with JDS Uniphase and each of whom would be difficult to replace. JDS Uniphase will not maintain key person life insurance for any of its executive officers. However, the loss of the services of one or more of Uniphase's or JDS' current executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise have a material adverse effect on JDS Uniphase's business, financial condition and operating results.

MANAGEMENT OF GROWTH; ACQUISITION RISKS

    Uniphase has historically achieved its growth through a combination of acquisitions and internally developed new products, and Uniphase and JDS expect JDS Uniphase to continue to pursue acquisitions of other companies, technologies and complementary product lines as part of its strategy to sustain growth. It is also expected that JDS Uniphase will continue developing new solid state lasers, components and other products for OEM customers and attempting to further penetrate the telecommunications and CATV markets through these new products. However, there can be no assurance that those courses of action will succeed and if they do not, the business, financial condition and operating results of JDS Uniphase could be materially and adversely affected.

    In March 1997, Uniphase acquired Uniphase Laser Enterprise AG and in June 1998, Uniphase acquired Uniphase Netherlands B.V. In both acquisitions, Uniphase acquired businesses that had previously been engaged primarily in research and development and that needed to make the transition from research activity to a commercial business with sales and profit levels that are consistent with Uniphase's overall financial goals. This transition has not yet been completed at Uniphase Netherlands B.V., which continues to operate at higher expense levels and lower gross margins than those required to meet profitability goals. In addition, in August 1998, Uniphase acquired certain assets of Chassis Engineering, Inc., and in November 1998 acquired Broadband Communications Products, Inc. (now Uniphase Broadband Products, Inc.). The success of each of these acquisitions will depend upon JDS Uniphase's ability to manufacture and sell high power lasers and other components, modules and subsystems used in wavelength divisional multiplexing applications and continued demand for these acquired products by telecommunications and CATV customers. There can be no assurance that these acquired businesses will achieve profitability goals in the near future, if at all.

    JDS Uniphase's ability to manage its growth effectively through acquisitions depends upon the integration into JDS Uniphase of the acquired entities' operations, products and personnel, the retention of key personnel of the acquired entities and the expansion of JDS Uniphase's financial and management controls and reporting systems and procedures. There can be no assurance that JDS Uniphase will successfully manufacture and sell these products or successfully manage such growth, and failure to do so could have a material adverse effect on JDS Uniphase's business, financial condition and operating results.

    Since 1997, when Uniphase acquired Uniphase Laser Enterprise AG, Uniphase has increased its marketing, customer support and administrative functions to support an increased level of operations primarily from sales of its telecommunications products. There can be no assurance that JDS Uniphase will succeed in supporting or expanding this infrastructure or in increasing the level of sales and operations through JDS Uniphase's new products. In 1996, Uniphase commenced operations in Pennsylvania at Uniphase Telecommunications Products, Inc. to penetrate the CATV markets, and, in 1998, at Uniphase Network Components to develop and market a line of complementary optical components for their respective telecommunications customers. In each case, Uniphase hired development, manufacturing and other staff in anticipation of developing and selling new products. There can be no assurance that JDS Uniphase's operations will achieve levels sufficient to justify the increased expense levels associated with these new businesses.

DECLINE IN AVERAGE SELLING PRICES

    The fiberoptic component segment of the telecommunications industry is generally characterized by declining average selling prices resulting from such factors as increased competition and greater unit volumes as telecommunication service providers continue to deploy fiberoptic networks. JDS and Uniphase have in the past and JDS Uniphase may in the future experience substantial period to period fluctuations in average selling prices. JDS and Uniphase anticipate that average selling prices will decrease in the future in response to product introductions by competitors and JDS Uniphase or to other factors, including price pressures from significant customers. Therefore, JDS Uniphase must continue to (i) develop and introduce on a timely basis new products that incorporate features that can be sold at higher average selling prices and (ii) reduce its manufacturing costs. Failure to achieve any or all of the foregoing could cause JDS Uniphase's net sales and gross margins to decline, which may have a material adverse effect on JDS Uniphase's business, financial condition and operating results.

TECHNOLOGICAL CHANGE

    Technology in the fiberoptics industry continues to advance at a rapid pace which requires the timely introduction of new products and technologies. In most of Uniphase's and JDS' product areas, Uniphase and JDS and current and potential competitors are working to develop new technologies or improvements and modifications to existing technologies. There can be no assurance that markets will develop for new products or continue to develop for existing products, or that the products of JDS Uniphase will be competitive with other technologies or products that may be developed by others. Failure to introduce new products and technologies could have a material adverse effect on JDS Uniphase's business, financial condition and operating results.

COLLECTIVE BARGAINING AGREEMENTS

    JDS and Uniphase employees who are employed at manufacturing facilities located in North America are not bound by or party to any collective bargaining agreements with JDS or Uniphase. There can be no assurance that any such employees will not be bound by or party to any collective bargaining agreements with JDS, Uniphase and JDS Uniphase in the future. Certain employees of JDS and Uniphase outside of North America, particularly in the Netherlands and Germany, are subject to collective bargaining agreements. If, in the future, any such employees become bound by or party to any collective bargaining agreements, then JDS Uniphase's related labour costs and its flexibility with respect to managing its business operations involving such employees may be materially adversely affected.

YEAR 2000

    Uniphase and JDS are aware of the risks associated with the operation of information technology ("IT") and non-information technology ("non-IT") systems as the millennium (Year 2000) approaches. The "Year 2000" problem is pervasive and complex, and may affect many IT and non-IT systems. The Year 2000 problem results from the rollover of the two digit year value from "99" to "00." Systems that do not properly recognize such date-sensitive information could generate erroneous data or fail. In addition to relying on their own systems, both JDS and Uniphase rely on external systems of their respective customers, suppliers, creditors, financial organizations, utilities providers and government entities, both domestic and international (collectively, "Third Parties"). Consequently, JDS Uniphase could be affected by disruptions in the operations of Third Parties with which JDS Uniphase interacts. Furthermore, as customers expend resources to correct their own IT and non-IT systems, they may reduce the frequency and volume of purchases of JDS Uniphase products.

    Uniphase and JDS are each using both internal and external resources to assess their state of readiness (including the readiness of Third Parties with which each now interacts and JDS Uniphase will interact) concerning the Year 2000 problem, costs to correct material Year 2000 problems related to internal IT and non-IT systems, known risks related to any failure to correct any identified Year 2000 problems and the contingency plan, if any, that JDS Uniphase should adopt should any identified Year 2000 problems not be corrected.

    To date, Uniphase and JDS have each incurred costs not exceeding U.S.$1 million and Cdn.$1.2 million, respectively, to upgrade their IT and non-IT systems to, among other things, make such systems Year 2000 compliant. Uniphase and JDS continue to evaluate the estimated costs associated with the efforts to prepare for Year 2000 based on actual experience. While the efforts will involve additional costs, Uniphase and JDS each believe, based on (i) available information, (ii) amounts spent to date and (iii) the fact that JDS' and Uniphase's IT and non-IT systems depend on third-party software which, to JDS' and Uniphase's belief, has been or is being updated to address the Year 2000 problem, that JDS Uniphase will manage its total Year 2000 transition without any material adverse effect on JDS Uniphase's business, financial condition, operating results, products or financial prospects. The actual outcomes and results could be affected by future factors including, but not limited to, the continued availability of skilled personnel, cost control, the ability to locate and remediate software code problems, critical suppliers and subcontractors meeting their Year 2000 compliance commitments and timely actions by customers.

    Uniphase and JDS are each working with their respective system suppliers and believe that certain of these systems are currently not Year 2000 compliant. Uniphase and JDS have targeted September 30, 1999 as the date by which these systems shall be Year 2000 compliant. In any event, it is anticipated that such systems will be corrected for the Year 2000 problem prior to December 31, 1999. Uniphase and JDS are each working with Third Parties to identify any Year 2000 problems affecting such Third Parties that could have a material adverse affect on the business, financial condition or operating results of JDS Uniphase. However, it would be impracticable for Uniphase or JDS to attempt to address all potential Year 2000 problems of Third Parties that have been or may in the future be identified. Specifically, Year 2000 problems have arisen or may arise regarding the IT and non-IT systems of Third Parties having widespread national and international interactions with persons and entities generally (for example, certain IT and non-IT systems of governmental agencies, utilities and information and financial networks) that, if uncorrected, could have a material adverse effect on JDS Uniphase's business, financial condition or operating results. Uniphase and JDS are each still assessing the effect the Year 2000 problem will have on their respective significant suppliers and, at this time, cannot determine such effect. However, JDS and Uniphase have identified alternative suppliers and, in the event that any significant supplier suffers unresolved material Year 2000 problems, JDS and Uniphase each believe that JDS Uniphase would only experience short term disruptions in supply, not exceeding 90 days, while such supplier is replaced. In addition, JDS' current practice is to carry a strategic inventory of sole source materials, which can be drawn on in the event of any short-term supply disruptions.

CONFLICTING PATENTS AND INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; POTENTIAL
  INFRINGEMENT CLAIMS

    The laser and telecommunications markets in which Uniphase and JDS have sold their products, and in which JDS Uniphase will sell its products, experience frequent litigation regarding patent and other intellectual property rights. Numerous patents in these markets are held by others, including academic institutions and Uniphase's and JDS' competitors. Any patent disputes could inhibit JDS Uniphase's development of new products for such markets. While in the past licenses generally have been available to Uniphase and JDS where third-party technology was necessary or useful for the development or production of their respective products, there can be no assurance that licenses to third-party technology will be available to JDS Uniphase on commercially reasonable terms, if at all. Generally, a license, if granted, will require payments by JDS Uniphase of up-front fees, ongoing royalties or a combination thereof. Such royalty or other terms could have a significant adverse impact on JDS Uniphase's operating results. Uniphase and JDS are each a licensee of a number of third party technologies and intellectual property rights and each is required to pay royalties to these third party licensors on certain of their respective telecommunications products and solid state lasers. JDS Uniphase will be required to make such royalty payments in the future. During fiscal 1998, 1997 and 1996, Uniphase expensed U.S.$2.0 million, U.S.$1.4 million and U.S.$1.3 million, respectively, in license and royalty fees primarily in connection with Uniphase's gas laser subsystems. During fiscal 1998, 1997, and 1996, JDS license and royalty fees were insignificant.

    In addition, third parties may in the future assert claims against JDS Uniphase concerning Uniphase's or JDS' existing products or with respect to JDS Uniphase's future products under development which could have a material adverse effect on the business, financial condition and operating results of JDS Uniphase. Any litigation undertaken to determine the validity of any third-party claims could result in significant expense to JDS Uniphase and divert the efforts of JDS Uniphase's technical and management personnel, whether or not JDS Uniphase is successful in such litigation. If JDS Uniphase is unsuccessful in any such litigation, JDS Uniphase could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology which is the subject of the litigation. There can be no assurance that JDS Uniphase would be successful in such development or that any such licenses would be available to JDS Uniphase on commercially reasonable terms, if at all. Without such licenses, JDS Uniphase could be enjoined from future sales of the infringing product or products.

EURO CURRENCY

    On January 1, 1999, several member countries of the European Union established fixed conversion rates between their existing sovereign currencies and adopted the Euro as their new common legal currency. From then on, the Euro has traded and will trade on currency exchanges and the sovereign or "legacy" currencies will remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1,

2002. During the transition period, noncash payments can be made in the Euro, and parties can elect to pay for goods and services and transact business using either the Euro or a legacy currency. Between January 1, 2002 and July 1, 2002 the participating countries will introduce Euro notes and coins and withdraw all legacy currencies, which will no longer be available. The Euro conversion may affect cross-border competition by creating cross-border price transparency. Uniphase and JDS are assessing their pricing/marketing strategy in order to ensure that JDS Uniphase remains competitive in a broader European market. Uniphase and JDS are also assessing their information technology systems to allow for transactions to take place in both the legacy currencies and the Euro and the eventual elimination of the legacy currencies, and reviewing whether certain existing contracts will need to be modified. JDS Uniphase's currency risk and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro. Final accounting, tax and governmental legal and regulatory guidance are not yet available. JDS Uniphase will continue to evaluate issues involving the introduction of the Euro. Based on current information and Uniphase's and JDS' current assessment, although there can be no assurance, neither Uniphase nor JDS expects that the Euro conversion will have a material adverse effect on JDS Uniphase's business, financial condition or operating results.

FINANCIAL MARKET RISKS

    Each of Uniphase and JDS experiences financial market risks, including changes in interest rates, foreign currency exchange rates and marketable equity security prices. Both companies utilize derivative financial instruments to mitigate these risks. Neither Uniphase nor JDS uses derivative financial instruments for speculative or trading purposes. The primary objective of their investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of Uniphase's marketable investments are floating rate and municipal bonds, auction instruments and money market instruments denominated in U.S. dollars. A substantial portion of Uniphase's sales, expenditures and capital purchasing activities are transacted in U.S. dollars and certain European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, Uniphase hedges with currency forward contracts. Uniphase's hedging programs reduce, but do not always entirely eliminate the impact of foreign currency exchange rate movements. Actual effects on Uniphase's financial position may differ materially. JDS places its cash equivalents and short-term investments with Canadian governmental agencies and high quality Canadian financial institutions. JDS uses forward exchange contracts to manage its foreign currency exposures. The majority of JDS' sales are in U.S. dollars and a portion of JDS' expenses are in U.S. dollars and Japanese yen. The use by JDS of forward exchange contracts reduces but does not eliminate the impact of foreign currency exchange rate fluctuations. It is anticipated that JDS Uniphase will be subject to the same financial market risks as Uniphase and JDS and will continue to employ similar strategies as Uniphase and JDS to mitigate these risks. In the event that such strategies are not successful, the business, financial condition and operating results of JDS Uniphase could be materially and adversely affected.

TAX CONSEQUENCES OF EXCHANGE

    The Transaction has been structured to provide the opportunity for a tax deferral for Canadian tax purposes for Canadian Residents who receive Exchangeable Shares pursuant to the Arrangement. However, Canadian Residents will generally only be able to obtain Canadian tax deferral for as long as they hold the Exchangeable Shares, and will generally recognize a taxable dividend and/or a gain or loss upon the exchange of their Exchangeable Shares for Uniphase Common Shares. Redemption of the Exchangeable Shares for Uniphase Common Shares may occur at any time after the Effective Date if a Redemption Date occurs. Because of the existence of the Call Rights, the Exchange Right and the Automatic Exchange Right, a holder of Exchangeable Shares cannot control whether such holder will receive Uniphase Common Shares by way of redemption of the Exchangeable Shares by Exchangeco or by way of purchase of the Exchangeable Shares by Uniphase or Uniphase Nova Scotia. The Canadian federal income tax consequences of a redemption differ from those of a purchase. See "Description of Exchangeable Shares -- Redemption", "Description of Exchangeable Shares -- Early Redemption", "Tax Considerations for JDS Shareholders -- Canadian Federal Income Tax Considerations for JDS Shareholders".

LACK OF PUBLIC MARKET FOR UNIPHASE COMMON SHARES IN CANADA

    The Uniphase Common Shares are not listed on any Canadian stock exchange. Uniphase and JDS do not initially intend to list the outstanding Uniphase Common Shares or the Uniphase Common Shares to be issued pursuant to the Arrangement on the TSE or any other Canadian stock exchange.

                                THE TRANSACTION

GENERAL

    The Uniphase Board of Directors and the JDS Board of Directors each have approved the Merger Agreement. The Merger Agreement provides that subsidiaries of Uniphase will acquire all of the JDS Common Shares, subject to, among other things: (i) approval of the Uniphase Transaction Proposal by the Uniphase Stockholders; (ii) approval of the Arrangement by the JDS Shareholders; and
(iii) approval of the Arrangement by the Court. As a consequence of the Arrangement, JDS will become an indirect wholly-owned subsidiary of Uniphase. Pursuant to the Amalgamation, the holders of JDS Common Shares (other than those JDS Shareholders who properly exercise their Dissent Rights) will initially receive 0.50855 of a Class B Non-Voting Preference Share for each JDS Common Share. Immediately thereafter, the Class B Non-Voting Preference Shares will, at the option of the holders thereof, be exchanged for either one Uniphase Common Share or one Exchangeable Share for each Class B Non-Voting Preference Share; provided that any holder of Class B Non-Voting Preference Shares who is not a Canadian Resident will not be entitled to receive Exchangeable Shares and will be required to receive Uniphase Common Shares and provided that a holder must make the same election in respect of all their Class B Non-Voting Preference Shares or the election will not be effective. Any holder of Class B Non-Voting Preference Shares who does not make an effective election will receive one Exchangeable Share for each Class B Non-Voting Preference Share, other than holders of Class B Non-Voting Preference Shares who are not Canadian Residents who will receive one Uniphase Common Share for each Class B Non-Voting Preference Share. See "Transaction Mechanics", "Description of Exchangeable Shares" and "Exchangeco Share Capital -- Class B Non-Voting Preference Shares".

    JDS Shareholders who own JDS Common Shares indirectly through a Holding Company have the option of including such Holding Company in the Amalgamation and receiving consideration identical to that which would have been received by the Holding Company in the Arrangement if such Holding Company was not included in the Amalgamation. See "Transaction Mechanics -- Holding Company Alternative".

    Uniphase and its affiliates do not currently own any JDS Common Shares and are prohibited under the Merger Agreement from acquiring any JDS Common Shares prior to the Effective Time without the prior approval of JDS. Based on the number of JDS Common Shares outstanding on January 27, 1999, immediately following completion of the Transaction, the former holders of JDS Common Shares will hold an aggregate of approximately 39.7 million Exchangeable Shares and Uniphase Common Shares. Assuming all JDS Common Shares are exchanged for Uniphase Common Shares and based upon the number of Uniphase Common Shares and JDS Common Shares outstanding as of January 27, 1999, immediately following completion of the Transaction existing JDS Shareholders would hold approximately 50% of the outstanding Uniphase Common Shares.

    The Exchangeable Shares will be issued by Exchangeco and their holders will be entitled (i) to dividend and other rights that are, as nearly as practicable, economically equivalent to those of the Uniphase Common Shares and (ii), through a voting trust, to vote at meetings of Uniphase Stockholders. See "Description of Exchangeable Shares -- Voting, Dividend and Liquidation Rights".

    Holders of Exchangeable Shares will have the right at any time to exchange each Exchangeable Share for one Uniphase Common Share. At any time on or after March 31, 2014 (subject to acceleration if there are fewer than 992,372 Exchangeable Shares outstanding, which number may be adjusted pursuant to the Exchangeable Share Provisions or upon the occurrence of certain events, in each case subject to the provisions of the Furukawa Support Agreement), Exchangeco will have the right, but not the obligation, to redeem all outstanding Exchangeable Shares for an equal number of Uniphase Common Shares. See "Description of Exchangeable Shares -- Redemption" and "Description of Exchangeable Shares -- Early Redemption".

    JDS Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their JDS Common Shares. Dissenters' appraisal rights under the DGCL are not available to Uniphase Stockholders in connection with the Transaction. See "Dissenting Shareholder Rights".

    Pursuant to the Uniphase Rights Agreement, each Uniphase Common Share is accompanied by and trades with one Uniphase Right. Each Exchangeable Share will similarly be accompanied by and trade with one Exchangeable Share Right that will entitle its holder to acquire additional Exchangeable Shares at the same price and in the same amounts and circumstances in which holders of Uniphase Rights are entitled to acquire Uniphase stock. See "Description of Exchangeable Shares -- Exchangeable Share Rights" and "Uniphase Capital Stock -- Uniphase Rights Agreement".

BACKGROUND

    The provisions of the Merger Agreement are the result of arm's length negotiations conducted among representatives of JDS and Uniphase and their legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded execution of the Merger Agreement.

    Commencing in June 1998, Kevin Kalkhoven, Chief Executive Officer of Uniphase, and Jozef Straus, Chief Executive Officer of JDS, held preliminary discussions concerning the potential advantages of a combination of Uniphase and JDS. These discussions continued and resulted in meetings in July 1998 in JDS' Nepean, Ontario headquarters between members of senior management of both companies as to the advisability of pursuing a combination of the two companies. As a result of these discussions, JDS and Uniphase executed a non-disclosure agreement on July 27, 1998.

    Commencing in June 1998, CIBC World Markets provided advice to JDS in connection with the proposed transaction. On November 23, 1998, JDS formally engaged CIBC World Markets to act as its financial advisor in connection with the proposed transaction. Commencing in August 1998, BT Alex. Brown advised Uniphase regarding the proposed combination with JDS. On November 10, 1998, Uniphase formally engaged BT Alex. Brown as its financial advisor in connection with the proposed transaction.

    During August and September 1998, preliminary due diligence discussions continued between senior management of JDS and Uniphase regarding a possible combination of the two companies. During this period, the parties discussed possible management structures for the combined entity and the advantages and general terms of a potential transaction between JDS and Uniphase.

    At its meeting on August 17, 1998, the Uniphase Board of Directors engaged in a lengthy discussion as to the potential merits of a combination with JDS. The Uniphase Board of Directors authorized Uniphase senior management to continue to pursue these discussions with JDS.

    On September 15, 1998, Mr. Kalkhoven, Anthony Muller, Chief Financial Officer of Uniphase, and Michael Phillips, Senior Vice President, Business Development and General Counsel of Uniphase, met with Dr. Straus and Zita Cobb, Chief Financial Officer of JDS, at a trade conference in California to further discuss the proposed transaction between JDS and Uniphase. On the basis of these meetings, the parties determined to continue their discussions and to develop more specific terms for the proposed combination.

    The Uniphase Board of Directors reviewed the proposed merger and the results of due diligence by Uniphase management regarding JDS at its October 17, 1998 meeting and considered input from BT Alex. Brown.

    At its meeting on October 28, 1998, the JDS Board of Directors discussed the general terms and potential merits of a combination with Uniphase and considered input from CIBC World Markets.

    Dr. Straus visited Uniphase's Zurich facility on November 8, 1998 and Uniphase's Eindhoven facility on November 9, 1998. The purpose of these visits was to meet with members of senior management of Uniphase and to discuss integration and employee issues which would affect the combined entity. On November 13, 1998, Mr. Phillips, Catherine Lego, a member of the Uniphase Board of Directors, and representatives of BT Alex. Brown visited JDS' Nepean, Ontario facility to conduct due diligence with respect to JDS. On November 13, 1998, JDS and Uniphase executed a second and broader mutual non-disclosure agreement.

    The Uniphase Board of Directors reviewed the proposed merger again at its November 20, 1998 meeting. Representatives of BT Alex. Brown participated in this meeting in their capacity as financial advisors to Uniphase in connection with the Transaction.

    During December 1998, the parties exchanged preliminary drafts of definitive agreements. On December 10, 1998, Joseph Ip, Senior Vice President, Optical Networking Products & Technologies of JDS, and Jozef Finak, Vice President, Photonics Technologies of JDS, visited Uniphase's Zurich and Eindhoven facilities to conduct due diligence with respect to Uniphase. On December 14 and December 15, 1998, Ms. Cobb, Konstantin Kotzeff, Vice-President, Legal Affairs of JDS, and Leo Lefebvre, Vice-President, Finance of JDS, and representatives of CIBC World Markets travelled to Uniphase's offices in San Jose, California. The purpose of this visit was to perform further due diligence and to meet with members of senior management of Uniphase and representatives of BT Alex. Brown to discuss the terms of the proposed combination in further detail and to discuss employee issues which would affect the combined entity.

    On January 7 and January 8, 1999, Mr. Kalkhoven, Mr. Phillips and Frederick Leonberger, Uniphase's Senior Vice President and Chief Technology Officer, visited with senior management of JDS at JDS' Nepean facility to perform further due diligence with respect to JDS and to discuss the management structure of the combined entity and the integration of the merged businesses. Present at these meetings for JDS were Dr. Straus, Ms. Cobb, Mr. Ip and Mr. Kotzeff.

    On January 11 and 12, 1999, Mr. Muller and Kerry DeHority, Vice President and Controller of Uniphase, performed financial due diligence and visited with Mr. Lefebvre at an offsite location in Ottawa, Canada.

    At its meeting on January 13, 1999, the JDS Board of Directors reviewed the proposed merger and engaged in a lengthy discussion regarding the terms and potential merits of a combination with Uniphase. Representatives of CIBC World Markets were present and participated at this meeting.

    On January 14 and January 15, 1999, Mr. Phillips, Mr. Kotzeff and their respective legal counsel and financial advisors met in Toronto, Ontario with representatives of Furukawa and Furukawa's legal advisors. Certain terms of the Furukawa Support Agreement and the Furukawa Registration Rights Agreement were discussed among the parties.

    On January 14, 1999, Wilson Sibbett, Martin Kaplan, Robert Fink and Willem Haverkamp, directors of Uniphase, and Mr. Phillips met in Toronto with Koichi Abe and Bruce Day, directors of JDS, Ms. Cobb and Mr. Kotzeff to continue their respective due diligence and to continue discussions regarding the proposed merger. On the following day, the four Uniphase directors visited JDS' facilities in Nepean, Ontario for further due diligence with respect to JDS.

    The Uniphase Board of Directors met on January 16, 1999 and discussed the status of negotiations and due diligence with JDS. Representatives of BT Alex. Brown participated in this meeting and provided data to the Uniphase Board of Directors as to the prices and other terms of comparable transactions. The Uniphase Board of Directors again authorized the Uniphase officers to continue their discussions with JDS.

    On January 19 and January 20, 1999, senior members of management of each of Uniphase and JDS met outside of Toronto, Ontario to perform further reciprocal due diligence. These meetings related primarily to an indepth exchange of information regarding each party's products, strategies, customers, accounting policies and information systems. Representatives of each of BT Alex. Brown and CIBC World Markets attended these meetings.

    On January 25, 1999, the corporate development committee of the JDS Board of Directors consisting of Dr. Abe, Mr. Day, William Sinclair and Robert Enos met in Toronto to review the status of the merger and to provide direction to JDS management with respect to the significant remaining issues to be negotiated with Uniphase. Representatives of CIBC World Markets and JDS' legal advisors attended this meeting.

    On January 26, 1999, the Uniphase Board of Directors met to discuss the current status of the proposed Transaction. Copies of the most recent drafts of the Merger Agreement and other definitive agreements were furnished for review prior to this meeting. Representatives of BT Alex. Brown also participated in this meeting.

    On January 27, 1999, the corporate development committee of the JDS Board of Directors met to again review the status of the negotiations and to discuss outstanding issues. The corporate development committee also reviewed the latest draft of the Merger Agreement and the ancillary Transaction documents, copies of which had been provided for review prior to the meeting. Representatives of CIBC World Markets and JDS' legal advisors attended this meeting.

    On January 28, 1999, in Tokyo, Japan (January 27, 1999 in Ottawa, Ontario), the board of directors of Furukawa met to approve the Transaction and the Furukawa Support Agreement.

    On January 28, 1999, the Uniphase Board of Directors met to approve the Transaction. Representatives of BT Alex. Brown attended the meeting and provided their oral opinion to the Uniphase Board of Directors that the consideration to be paid by Uniphase to the JDS Shareholders was fair from a financial point of view to the Uniphase Stockholders as of such date. BT Alex. Brown provided the written BT Alex. Brown Fairness Opinion to Uniphase later the same day. The Merger Agreement was presented for consideration at this meeting. The Uniphase Board of Directors unanimously approved the Transaction and authorized the execution of the Merger Agreement and the Furukawa Support Agreement.

    On January 28, 1999, the JDS Board of Directors met to approve the Transaction. Representatives of CIBC World Markets attended the meeting and provided their oral opinion to the JDS Board of Directors that the Transaction was fair from a financial point of view to the JDS Shareholders. CIBC World Markets provided the written CIBC World Markets Fairness Opinion to JDS later the same day. The Merger Agreement was presented for consideration at this meeting. The JDS Board of Directors unanimously approved the Transaction and authorized its officers to execute the Merger Agreement. Immediately following such meeting, the Merger Agreement and the Furukawa Support Agreement were executed.

    The terms of the Transaction were publicly announced in a joint press release issued following the close of trading on January 28, 1999.

    Following the execution and delivery of the Merger Agreement on January 28, 1999, senior officers and advisors of JDS, Uniphase and Furukawa began considering an alternative structure for the Transaction. As a result of these considerations, JDS, Uniphase and Exchangeco amended and restated the Merger Agreement as of April 29, 1999, and JDS, Uniphase, Exchangeco and Furukawa amended and restated the Furukawa Support Agreement as of the same date.

REASONS FOR THE TRANSACTION

    Uniphase and JDS believe that the Transaction presents an opportunity to combine complementary products and technologies and to achieve a broad based leadership position in the rapidly growing market for components and modules for the fiberoptic telecommunications networking marketplace. JDS and Uniphase believe that, due to a number of market factors that affect their businesses and the businesses of their common customer base, the Transaction is appropriate at this time and in the best interests of both companies and their shareholders, both now and over the long term.

    The current demand for increased capacity in fiberoptic telecommunications networks, which is largely the result of increased levels of information transfer and Internet usage, has caused the complexity and performance requirements of newly deployed fiberoptic networks to substantially increase and the product life cycles for these network systems to decrease. OEM system suppliers are under pressure from their customers to provide higher capacity and more complex systems in shorter time periods. These same pressures apply at all levels of their system products, including the component and module levels. These increasing performance requirements and associated development costs are making it more difficult for a number of these OEM suppliers to compete effectively through vertical integration involving production by them of their own components and modules. The growing complexity of these network systems also results in a substantial increase in the number of components that the OEM supplier must utilize to achieve desired system level performance. In lieu of seeking a different vendor for each of these components, OEM system suppliers are seeking fewer vendors for a greater variety of components. These OEM customers also seek more integrated module solutions, which combine a number of components as a single functional unit within the network architecture. In addition, a single vendor of multiple components or modules has the ability to design these products to interact more effectively and to optimize performance between them when installed in a single network system. Given these factors, JDS and Uniphase believe there is an increasing trend by their customers to reduce the level of their vertical integration at the component and module level and to focus on the overall system design and architecture of their products which has historically been the primary means by which those OEM system suppliers have differentiated themselves from their competitors.

    In this market environment, JDS and Uniphase believe that JDS Uniphase will be better positioned than the separate companies to meet the evolving needs of their combined customer base. The following factors are the primary reasons for this belief:

    - COMBINATION OF LEADING "ACTIVE" AND "PASSIVE" PRODUCTS AND TECHNOLOGIES. Uniphase and JDS believe that JDS is an industry leader in the merchant optical "passive" market and that Uniphase is a leader in the merchant optoelectronic "active" components market. "Active" devices incorporate both optical and electronic technology and perform different functions in these fiberoptic networks than "passive" devices, which operate only in the optical domain of the network. By combining their products and technologies, JDS and Uniphase intend that the combined company will continue these leadership roles and leverage existing core competencies in each market segment to improve product performance in the other segment. Although there can be no assurance, Uniphase and JDS also believe that the combination of their technologies, financial resources and manufacturing capabilities will provide their OEM suppliers with a higher willingness to rely on a third party supplier for these critical parts in their fiberoptic network systems.

    - BROADER PRODUCT OFFERING ENABLING "ONE STOP SHOPPING".
     JDS Uniphase will be able to offer each principal type of "active" and "passive" component required today by OEM system providers. By combining their product lines, JDS and Uniphase will offer their customers the opportunity to rely on fewer vendors for their component and module needs.

    - ABILITY TO PROVIDE MODULES.
     JDS Uniphase will be better able to produce certain modules consisting of both "passive" and "active" devices. This will enable the combined company to optimize the performance of such modules through complementary design of the active and passive components.

    - FASTER TIME TO MARKET.
     Although there can be no assurance, Uniphase and JDS believe that the breadth of technologies and product lines of JDS Uniphase will enable them to respond more quickly to their customers' specifications and to reduce product design times.

    - REDUCED COST.
     Through broader based research and development and manufacturing activities, it is anticipated that JDS Uniphase will be more cost competitive, particularly with the vertically integrated component activities of its OEM customers. These anticipated lower costs will assist in effectively expanding optical solutions into the shorter distance metro and local access networking markets and to position the combined company for these potentially large markets as they develop.

    Uniphase and JDS have devoted substantial time and resources to reviewing the advisability and expected benefits of a merger. In addition to the market factors described above, Uniphase and JDS believe that they have similar employee cultures and complementary skills among management and that the two companies and their operations can be effectively integrated.

    Based on the foregoing, both Uniphase and JDS believe that the proposed combination of their businesses will be in the best interests of both companies and fair to their respective shareholders. See "Risk Factors".

RECOMMENDATION OF THE UNIPHASE BOARD OF DIRECTORS

    THE UNIPHASE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION IS FAIR TO UNIPHASE STOCKHOLDERS AND IN THE BEST INTERESTS OF UNIPHASE AND THE UNIPHASE STOCKHOLDERS. ACCORDINGLY, THE UNIPHASE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TRANSACTION AND RECOMMENDS THAT UNIPHASE STOCKHOLDERS VOTE FOR APPROVAL OF THE UNIPHASE TRANSACTION PROPOSAL.

    Each of the directors of Uniphase has advised Uniphase that he or she will vote the Uniphase Common Shares held by him or her in favour of the Uniphase Transaction Proposal and the Uniphase Additional Proposals.

    In making its recommendation, the Uniphase Board of Directors considered a number of factors, including:

    (i) the BT Alex. Brown Fairness Opinion to the effect that, as of the date of such opinion, the consideration to be paid by Uniphase to JDS Shareholders was fair, from a financial point of view, to Uniphase Stockholders;

    (ii) the trading prices of the Uniphase Common Shares and the JDS Common Shares prior to January 28, 1999;

   (iii) the opportunity afforded by the Transaction for Uniphase to combine its operations with those of JDS (see "The Transaction -- Reasons for the Transaction"); and

    (iv) the terms and conditions of the Merger Agreement generally, including the circumstances in which the Break Fee is payable by and to Uniphase, and the fact that the terms of the Merger Agreement and the Furukawa Support Agreement do not prevent a third party from making a competing offer or proposing a competing transaction. See "The Merger Agreement".

    In considering the Transaction, the Uniphase Board of Directors recognized that there were certain risks associated with the Transaction, including the risk that the potential benefits set forth above may not be realized or that there may be higher than anticipated costs associated with realizing such benefits and the facts as set forth in this Supplement under the heading "Risk Factors".

    In view of the variety of factors considered in connection with its evaluation of the Transaction, the Uniphase Board of Directors did not consider it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

OPINION OF UNIPHASE'S FINANCIAL ADVISOR

    BT Alex. Brown has acted as financial advisor to Uniphase in connection with the Transaction. At the meeting of the Uniphase Board of Directors on January 28, 1999, BT Alex. Brown rendered its oral opinion, subsequently confirmed in writing, that as of such date, based upon and subject to the assumptions made, matters considered and limitations set forth in the BT Alex. Brown Fairness Opinion and summarized below, the consideration to be paid by Uniphase to JDS Shareholders was fair, from a financial point of view, to the Uniphase Stockholders. The BT Alex. Brown Fairness Opinion does not constitute an opinion as to the value of the Uniphase Common Shares or the Exchangeable Shares or the prices at any time at which the Uniphase Common Shares or the Exchangeable Shares will trade. No restrictions or limitations were imposed by the Uniphase Board of Directors upon BT Alex. Brown with respect to the investigations made or the procedures followed by BT Alex. Brown in rendering its opinion. BT Alex. Brown was not requested by the Uniphase Board of Directors to make, and did not make, any recommendation as to the form or amount of consideration to be paid by Uniphase pursuant to the Merger Agreement, which issues were resolved in arm's length negotiations between Uniphase and JDS.

    THE FULL TEXT OF THE BT ALEX. BROWN FAIRNESS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BT ALEX. BROWN IN CONNECTION WITH THE BT ALEX. BROWN FAIRNESS OPINION, IS ATTACHED AS APPENDIX H TO THIS SUPPLEMENT. UNIPHASE STOCKHOLDERS ARE URGED TO READ THE BT ALEX. BROWN FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE BT ALEX. BROWN FAIRNESS OPINION WAS PREPARED SOLELY FOR THE BENEFIT AND USE OF THE UNIPHASE BOARD OF DIRECTORS IN ITS CONSIDERATION OF THE TRANSACTION, AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY UNIPHASE TO JDS SHAREHOLDERS, FROM A FINANCIAL POINT OF VIEW, TO THE UNIPHASE STOCKHOLDERS AS OF JANUARY 28, 1999, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNIPHASE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE UNIPHASE MEETING. THE BT ALEX. BROWN FAIRNESS OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE TRANSACTION AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE UNIPHASE BOARD OF DIRECTORS AS ALTERNATIVES TO THE TRANSACTION, OR THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE TRANSACTION. THE SUMMARY OF THE BT ALEX. BROWN FAIRNESS OPINION SET FORTH IN THIS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BT ALEX. BROWN FAIRNESS OPINION. BT ALEX. BROWN HAS PROVIDED ITS WRITTEN CONSENT TO THE INCLUSION OF THE BT ALEX. BROWN FAIRNESS OPINION AS AN APPENDIX TO THIS SUPPLEMENT.

    In connection with BT Alex. Brown's role as financial advisor to Uniphase, and in arriving at its opinion, BT Alex. Brown reviewed certain publicly available financial and other information concerning JDS and

Uniphase and certain internal analyses and other information furnished to BT Alex. Brown by Uniphase and JDS. BT Alex. Brown has also held discussions with members of the senior management of JDS and Uniphase regarding the respective businesses and prospects of JDS and Uniphase and the prospects of a combined company. In addition, BT Alex. Brown (i) compared certain financial information for JDS and Uniphase with similar information for companies whose securities are publicly traded, (ii) reviewed the financial terms of certain recent business combinations which it deemed to be comparable, (iii) reviewed a draft of the Merger Agreement and certain related documents, (iv) performed an analysis of the relative contributions of Uniphase and JDS based on certain pro forma combined financial information of Uniphase and JDS following consummation of the Transaction, (v) reviewed the premiums paid in certain recent business combinations which it deemed to be comparable, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    In preparing the BT Alex. Brown Fairness Opinion, BT Alex. Brown did not assume responsibility for the verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Uniphase or JDS, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of the BT Alex. Brown Fairness Opinion. Accordingly, in the preparation of the BT Alex. Brown Fairness Opinion, BT Alex. Brown assumed the accuracy and completeness of such information, and that such information was a fair presentation of the underlying facts and circumstances. BT Alex. Brown received estimates (the "Estimates") of the projected financial performance of Uniphase and JDS that were prepared by the management of Uniphase. The Estimates were based in part upon discussions with the management of JDS and in part upon projections of the financial performance of Uniphase and JDS made by investment community research analysts that the management of Uniphase confirmed were generally consistent with management's expectations. With respect to the information provided to it regarding the prospects of Uniphase and JDS, and of JDS Uniphase, BT Alex. Brown assumed that such information reflects the best currently available judgments and estimates of the management of Uniphase and JDS as to the likely future financial performance of Uniphase and JDS, and of JDS Uniphase. In addition, BT Alex. Brown neither conducted, nor was BT Alex. Brown provided with, an independent evaluation or appraisal of the assets of Uniphase or JDS. The BT Alex. Brown Fairness Opinion was necessarily based upon economic, market and other conditions as they existed and could be evaluated as of, and the information made available to BT Alex. Brown as of, the date of such opinion. Although subsequent developments may affect the BT Alex. Brown Fairness Opinion, BT Alex. Brown assumes no obligation to update, revise or reaffirm such opinion.

    For purposes of rendering its opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of Uniphase and JDS contained in the Merger Agreement are true and correct, that Uniphase and JDS will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Uniphase and JDS to consummate the Transaction will be satisfied without any waiver of any material terms or conditions by any party thereto. BT Alex. Brown has also assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act, and all applicable United States federal and state statutes, rules and regulations and Canadian federal, provincial or territorial statutes, rules or regulations. BT Alex. Brown has further assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the Merger Agreement will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Uniphase or JDS is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Uniphase or JDS or materially reduce the contemplated benefits of the Transaction to Uniphase.

    The BT Alex. Brown Fairness Opinion has been provided for the use of the Uniphase Board of Directors and should not be construed as a recommendation to any holder of Uniphase Common Shares as to how such stockholder should vote at the Uniphase Meeting. The BT Alex. Brown Fairness Opinion states that it may not be used by any person other than the Uniphase Board of Directors without the prior written consent of BT Alex. Brown. Pursuant to the letter agreement dated November 10, 1998 between Uniphase and BT Alex. Brown, BT Alex. Brown has expressly disclaimed any liability by reason of the use of the BT Alex. Brown Fairness Opinion by any person other than the Uniphase Board of Directors. Whether or not the BT Alex. Brown

Fairness Opinion could be relied upon by Uniphase Stockholders to support a claim against BT Alex. Brown is an issue that, if asserted, would be resolved by a court of competent jurisdiction. The resolution of such issue would have no effect on the rights and responsibilities of the Uniphase Board of Directors under applicable United States law. The availability of a defence would have no effect on the rights or responsibilities of the Uniphase Board of Directors or BT Alex. Brown under applicable United States federal securities laws.

    Set forth below is a brief summary of certain financial analyses performed by BT Alex. Brown in connection with its opinion.

    HISTORICAL FINANCIAL POSITION AND STOCK PRICE PERFORMANCE. In rendering its opinion, BT Alex. Brown reviewed and analyzed the historical and current financial condition of each of Uniphase and JDS, which included (i) an assessment of the recent financial statements of each of Uniphase and JDS and
(ii) an analysis of the revenue, growth and operating performance trends of each of Uniphase and JDS. In addition, BT Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for each of the Uniphase Common Shares and the JDS Common Shares from January 27, 1998 to January 27, 1999.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. BT Alex. Brown compared certain financial information and commonly used valuation measurements for JDS to corresponding information and measurements for a group of seven publicly traded high growth communications companies, consisting of C-Cor Electronics, Inc., E-TEK Dynamics, Inc., Harmonic Lightwaves, Inc., Ortel Corporation, SDL, Inc., Uniphase and JDS (collectively, the "Selected Companies"). Such financial information and valuation measurements included, among other things:

    (i) common equity market valuation;

    (ii) operating performance;

   (iii) ratios of common equity market value as adjusted for debt and cash ("Enterprise Value"), and with respect to JDS, the enterprise value implied by the Exchange Ratio, based upon the closing stock price of the Uniphase Common Shares on January 27, 1999 (the "Implied Enterprise Value") to revenues, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"); and

    (iv) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS").

    To calculate the trading multiples for the Selected Companies and JDS, BT Alex. Brown used publicly available information concerning historical and projected financial performance for the Selected Companies and, for JDS, the Estimates. BT Alex. Brown calculated the following trading multiples for JDS and the Selected Companies:

                                                                                 JDS         SELECTED COMPANIES' RANGE
                                                                              ---------  ---------------------------------
Multiple of Implied Enterprise Value to 12-Month Revenue(1).................    15.0x            1.2x-17.5x (mean =  8.6x)
Multiple of Implied Enterprise Value to 1998 Revenue(2).....................    15.0x            1.2x-16.1x (mean =  8.1x)
Multiple of Implied Enterprise Value to 1999 Revenue(2).....................    9.0x             1.0x-11.9x (mean =  5.4x)
Multiple of Implied Enterprise Value to 12-Month EBIT(1)....................    48.6x           15.3x-94.2x (mean = 57.6x)
Multiple of Implied Enterprise Value to 1998 EBIT(2)........................    48.6x           16.4x-64.3x (mean = 46.8x)
Multiple of Implied Enterprise Value to 1999 EBIT(2)........................    30.9x            8.2x-57.0x (mean = 30.7x)
Multiple of Implied Enterprise Value to 12-Month EBITDA(1)..................    44.0x            9.8x-72.2x (mean = 41.8x)
Multiple of Implied Enterprise Value to 1998 EBITDA(2)......................    43.9x           10.3x-51.4x (mean = 35.8x)
Multiple of Implied Enterprise Value to 1999 EBITDA(2)......................    27.7x            4.9x-37.5x (mean = 22.4x)
Multiple of Implied Enterprise Value to 12-Month Earnings(1)................    73.0x          22.1x-121.0x (mean = 74.4x)
Multiple of Implied Enterprise Value to 1998 Earnings(2)....................    73.0x           25.7x-95.3x (mean = 72.6x)
Multiple of Implied Enterprise Value to 1999 Earnings(2)....................    48.7x           13.7x-79.0x (mean = 45.5x)

---------------

(1) Calculated on a trailing 12-month basis.

(2) Calculated on a calendar year basis.

    Based on the foregoing range of multiples, BT Alex. Brown computed a range of equity value for JDS of U.S.$4.34 per share to U.S.$77.68 per share, as compared to the equity value implied by the Exchange Ratio of approximately U.S.$39.22 per share, based on the closing stock price of Uniphase Common Shares on January 27, 1999.

    None of the Selected Companies (other than JDS) is identical to JDS. Accordingly, BT Alex. Brown believes an analysis of publicly traded comparable companies is not simply mathematical. Rather it involves complex considerations and qualitative judgments, reflected in the BT Alex. Brown Fairness Opinion, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. BT Alex. Brown reviewed the financial terms, to the extent publicly available, of 11 pending or completed merger and acquisition transactions since May 22, 1996 involving companies in the communications industry (collectively, the "Selected Transactions"). BT Alex. Brown calculated various financial multiples and premiums over market value based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the Transaction, based on the Exchange Ratio. The Selected Transactions reviewed, in reverse chronological order of public announcement, were: Uniphase Corporation/Broadband Communications Products, Inc. (November 30, 1998), RELTEC Corporation/Positron Fiber Systems Corporation (August 11, 1998), Cabletron Systems, Inc./NetVantage, Inc. (June 22, 1998), World Access, Inc./Telco Systems, Inc. (June 4, 1998), Alcatel Alsthom SA/DSC Communications Corp. (June 4, 1998), Lucent Technologies/Yurie Systems (April 27, 1998), Uniphase Corporation/Phillips Optoelectronics, B.V. (April 21, 1998), Tellabs, Inc./Coherent Communications Systems Corp. (February 16, 1998), Converse Technology, Inc./Boston Technology, Inc. (August 21, 1997), SystemSoft Corp./Radish Communications Systems, Inc. (December 12, 1996) and Cabletron Systems, Inc./ Network Express, Inc. (May 22, 1996). BT Alex. Brown calculated the following JDS and Selected Company purchase multiples:

                                                                                 JDS         SELECTED COMPANIES' RANGE
                                                                              ---------  ---------------------------------
Multiple of Adjusted Purchase Price(1) to 12-Month Revenue(2)...............    15.0x            1.6x-16.1x (mean =  7.1x)
Multiple of Adjusted Purchase Price to 12-Month EBIT(2).....................    48.6x           25.1x-84.7x (mean = 52.1x)
Multiple of Purchase Price to Net Income(2).................................    73.0x          30.9x-141.5x (mean = 67.7x)

---------------

(1) "Adjusted Purchase Price" means the equity purchase price, as adjusted for debt and cash.

(2) Calculated on a trailing 12-month basis.

    Based on the foregoing ranges of multiples, BT Alex. Brown computed a range of implied equity values per share, as adjusted for debt and cash of U.S.$5.21 to U.S.$75.98, as compared to the equity value implied by the Exchange Ratio of approximately U.S.$39.22 per share, based on the closing stock price of Uniphase Common Shares on January 27, 1999. All multiples for the Selected Transactions were based on public information without taking into account differing market and other conditions during the thirty month period during which the Selected Transactions occurred.

    Because the reasons for, and circumstances surrounding, each of the Selected Transactions were diverse, and due to the inherent differences between the operations and financial conditions of JDS and the companies involved in the Selected Transactions, BT Alex. Brown believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the BT Alex. Brown Fairness Opinion, concerning differences between the characteristics of these transactions and the Transaction that could affect the value of the subject companies and their business and that of JDS.

    PRO FORMA CONTRIBUTION ANALYSIS. BT Alex. Brown analyzed the relative contribution of Uniphase and JDS, as compared to the JDS Shareholders' relative ownership of approximately 50.0% of the outstanding equity capital of the combined company, to the pro forma income statement of the combined company, based on the Estimates. This analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Transaction, and (ii) non-recurring expenses relating to the Transaction), that Uniphase and JDS would account for approximately 48.5% and 51.5%, respectively, of the combined company's pro forma calendar year 1998 net income, and approximately 50.0% each of the combined company's pro forma calendar year 1999 net income. BT Alex. Brown also analyzed the relative contributions of Uniphase and JDS, as compared to the JDS Shareholders' relative ownership of approximately 49.5% of the outstanding equity value, as adjusted for debt and cash ("Adjusted Market Value") of the combined company. This analysis showed that on a pro forma basis (excluding (i) the effect of any synergies that may be realized as a result of the Transaction, and (ii) non-recurring expenses relating to the Transaction), Uniphase and JDS would account for the following approximate percentages of the combined company's financial results:

                                                                                                      UNIPHASE      JDS
                                                                                                      ---------  ---------
Percentage of combined company's pro forma 1998 Revenue(1)..........................................    51.9%      48.1%
Percentage of combined company's pro forma 1998 Gross Profit(1).....................................    51.2%      48.8%
Percentage of combined company's pro forma 1998 Operating Income(1).................................    48.3%      51.7%
Percentage of combined company's pro forma 1999 Revenue(1)..........................................    52.5%      47.5%
Percentage of combined company's pro forma 1999 Gross Profit(1).....................................    52.3%      47.7%
Percentage of combined company's pro forma 1999 Operating Income(1).................................    48.7%      51.3%

---------------

(1) Calculated on a calendar year basis.

    PRO FORMA TRANSACTION ANALYSIS. BT Alex. Brown analyzed certain pro forma effects resulting from the Transaction, including, among other things, the impact of the Transaction on the projected EPS of Uniphase for calendar year 1999, based on the Estimates. BT Alex. Brown noted that, before taking into account any non-recurring costs and any charges for goodwill attributable to the Transaction, the Transaction would be approximately 1.7% accretive to the combined company's pro forma estimated EPS for calendar year 1999. After taking into account estimated goodwill attributable to the Transaction, the Transaction would be approximately 366.5% dilutive to the combined company's pro forma estimated EPS for calendar year 1999, assuming no write-off for IPRD and a five-year amortization period. The actual results achieved by the combined company may vary from projected results and any such variations may be material.

    PREMIUMS PAID AND TRANSACTION OF EQUALS PREMIUM ANALYSIS. BT Alex. Brown also reviewed the premiums received by target shareholders in merger of equals transactions with equal board representation, where the consideration exceeded U.S.$500 million, from 1994 through 1998, as compared to the market closing price thirty days prior to, fifteen days prior to and one day prior to the announcement of such transactions, based on information provided by Securities Data Corporation. BT Alex. Brown noted that the premiums over the per share average market closing prices at such points in time for merger of equals transactions with equal board representation were 11.3%, 10.4%, and 8.3%, respectively. BT Alex. Brown noted that the premium to be received by the JDS Shareholders in the Transaction over the per share market closing prices of JDS over such time periods was 37.2%, 19.0% and 1.8%, respectively.

    The foregoing summary describes all analyses and factors that BT Alex. Brown deemed material in preparing the BT Alex. Brown Fairness Opinion, but is not a comprehensive description of all analyses performed and factors considered by BT Alex. Brown in connection with preparing the BT Alex. Brown Fairness Opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. BT Alex. Brown believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the BT Alex. Brown Fairness Opinion. In arriving at its fairness determination, BT Alex. Brown did not assign specific weights to any particular analyses.

    In conducting its analyses and arriving at its opinions, BT Alex. Brown utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling BT Alex. Brown to provide its opinion to the Uniphase Board as to the fairness to the Uniphase Stockholders of the consideration to be paid to the JDS Shareholders in the Transaction, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, BT Alex. Brown made, and was provided by Uniphase and JDS management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Uniphase or JDS. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Uniphase, JDS or their respective advisors, none of Uniphase, BT Alex. Brown or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

    Uniphase selected BT Alex. Brown as financial advisor in connection with the Transaction based on BT Alex. Brown's qualifications, expertise, reputation and experience in mergers and acquisitions, and based on BT Alex. Brown's familiarity with Uniphase and the high-growth communications industry. In connection with the Transaction, Uniphase retained BT Alex. Brown pursuant to a letter agreement dated November 10, 1998 (the "Engagement Letter"). Pursuant to the Engagement Letter, (i) at the signing of the Engagement Letter, BT Alex. Brown was paid a non-contingent fee of U.S.$100,000, (ii) upon delivery of the BT Alex. Brown Fairness Opinion, a fee of U.S.$1,000,000 was payable to BT Alex. Brown; and (iii) upon the consummation of the Transaction, BT Alex. Brown will be paid an additional success fee of U.S.$1,900,000. In addition, Uniphase has agreed to reimburse BT Alex. Brown for all reasonable fees and disbursements of BT Alex. Brown's counsel and all of BT Alex. Brown's reasonable out-of-pocket expenses incurred in connection with the rendering of services pursuant to the Engagement Letter. Uniphase has also agreed to indemnify BT Alex. Brown and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under U.S. federal securities laws arising out of its engagement or the Transaction.

    BT Alex. Brown is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. BT Alex. Brown regularly publishes research reports regarding the high-growth communications industry, and the businesses and securities of publicly-owned companies in the high-growth communications industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade the equity and/or debt securities of Uniphase and JDS for their own account or for their customers and, accordingly, may from time to time hold a long or short position in such securities. In addition, BT Alex. Brown previously acted as co-managing underwriter to Uniphase in Uniphase's public offering of its securities, for which it has received customary compensation. Except as described in this paragraph, there has been no prior material relationship between Uniphase and BT Alex. Brown.

RECOMMENDATION OF THE JDS BOARD OF DIRECTORS

    THE JDS BOARD OF DIRECTORS BELIEVES THAT THE ARRANGEMENT IS FAIR TO JDS SHAREHOLDERS AND IN THE BEST INTERESTS OF JDS. ACCORDINGLY, THE JDS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ARRANGEMENT AND RECOMMENDS THAT JDS SHAREHOLDERS VOTE FOR APPROVAL OF THE JDS ARRANGEMENT RESOLUTION.

    Each of the directors of JDS has advised JDS that he or she will vote the JDS Common Shares held by him or her, directly or indirectly, in favour of the JDS Arrangement Resolution.

    In making its recommendation, the JDS Board of Directors considered a number of factors, including:

    (i) the Exchange Ratio offered by Uniphase which, based upon the closing price as of January 27, 1999 of Uniphase Common Shares and an exchange rate of Cdn.$1.5199 for U.S.$1.00, represented an estimated value of Cdn.$59.61 per JDS Common Share and a premium of approximately 23.9% to the preceding 20 day average trading price on the TSE of the JDS Common Shares;

    (ii) the CIBC World Markets Fairness Opinion to the effect that, at the date of such opinion, the Transaction was fair from a financial point of view to the JDS Shareholders;

   (iii) the fact that Furukawa, a substantial JDS Shareholder, has agreed to vote in favour of the Arrangement;

    (iv) the trading prices of the Uniphase Common Shares prior to January 28, 1999;

    (v) the opportunity afforded by the Arrangement for JDS to combine its operations with those of Uniphase (see "The Transaction -- Reasons for the Transaction");

    (vi) the structure of the Arrangement which effectively (A) permits JDS Shareholders who are Canadian Residents to elect to receive Exchangeable Shares without realizing a gain provided the adjusted cost base of the JDS Shareholder's JDS Common Shares exceeds the sum of any cash received in lieu of fractional Exchangeable Shares and the fair market value of the Ancillary Rights and Exchangeable

         Share Rights received on the exchange and (B) permits JDS Shareholders who are Canadian Residents and who elect to receive Exchangeable Shares to hold the Exchangeable Shares in their registered pension plans, RRSPs, RRIFs and DPSPs, as the Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by any of such plans provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE); and

   (vii) the terms and conditions of the Merger Agreement generally, including the circumstances in which the Break Fee is payable by and to JDS, and the fact that the terms of the Merger Agreement do not prevent a third party from making a competing offer or proposing a competing transaction. See "The Merger Agreement".

    In considering the Transaction, the JDS Board of Directors recognized that there were certain risks associated with the Transaction, including the risk that the potential benefits set forth above may not be realized or that there may be higher than anticipated costs associated with realizing such benefits and the factors set forth in this Supplement under "Risk Factors".

    In view of the variety of factors considered in connection with its evaluation of the Transaction, the JDS Board of Directors did not consider it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

OPINION OF JDS' FINANCIAL ADVISOR

    Pursuant to a letter agreement dated November 23, 1998 between JDS and CIBC World Markets, CIBC World Markets provided a fairness opinion to the JDS Board of Directors in connection with the Transaction. At the meeting of the JDS Board of Directors on January 28, 1999, CIBC World Markets rendered its oral opinion, subsequently confirmed in writing the same day, that as of such date, based upon and subject to the various considerations set forth in the CIBC World Markets Fairness Opinion, the Transaction was fair, from a financial point of view, to the JDS Shareholders. The CIBC World Markets Fairness Opinion does not constitute an opinion as to the value of the JDS Common Shares or the prices at any time at which the JDS Common Shares, the Uniphase Common Shares or the Exchangeable Shares will trade. No restrictions or limitations were imposed by the JDS Board of Directors upon CIBC World Markets with respect to the investigations made or the procedures followed by CIBC World Markets in rendering its opinion. CIBC World Markets was not requested by the JDS Board of Directors to make any recommendations as to the form or amount of consideration to be paid pursuant to the Merger Agreement, which issues were resolved in arm's length negotiations between JDS and Uniphase.

    THE FULL TEXT OF THE CIBC WORLD MARKETS FAIRNESS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY CIBC WORLD MARKETS IN RENDERING THE CIBC WORLD MARKETS FAIRNESS OPINION, IS ATTACHED AS APPENDIX I TO THIS SUPPLEMENT. JDS SHAREHOLDERS ARE URGED TO READ THE CIBC WORLD MARKETS FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE CIBC WORLD MARKETS FAIRNESS OPINION ADDRESSES ONLY THE FAIRNESS OF THE TRANSACTION, FROM A FINANCIAL POINT OF VIEW, TO THE JDS SHAREHOLDERS AS OF JANUARY 28, 1999, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY JDS SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE JDS MEETING. THE SUMMARY OF THE CIBC WORLD MARKETS FAIRNESS OPINION SET FORTH IN THIS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CIBC WORLD MARKETS FAIRNESS OPINION. CIBC WORLD MARKETS HAS PROVIDED ITS WRITTEN CONSENT TO THE INCLUSION OF THE CIBC WORLD MARKETS FAIRNESS OPINION IN THIS SUPPLEMENT.

    In preparing its opinion, CIBC World Markets reviewed and relied upon, or undertook, among other things:

    (i) the Merger Agreement;

    (ii) annual reports of JDS for the fiscal years ended May 31, 1994, 1995, 1996, 1997 and 1998 and the unaudited interim financial statements for the six months ended November 30, 1998;

   (iii) annual reports of Uniphase for the fiscal years ended June 30, 1994, 1995, 1996, 1997 and 1998 and the unaudited interim financial statements for the three months ended September 30, 1998;

    (iv) the Annual Information Form of JDS for the year ended May 31, 1998;

    (v) the JDS Management Proxy Circular dated September 3, 1998;

    (vi) the Annual Report on Form 10-K of Uniphase for the fiscal year ended June 30, 1998 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

   (vii) the Proxy Statement for the annual meeting of stockholders of Uniphase dated November 10, 1998;

  (viii) discussions with members of the management of each of JDS and Uniphase concerning their respective current and future business operations, financial condition and operating results and prospects;

    (ix) Uniphase's 1998 and 1999 year-to-date financial results vs. budget;

    (x) Uniphase's 1998 operating plan;

    (xi) conversations with other professional advisors assisting JDS during its due diligence process and related due diligence reports;

   (xii) other publicly available information regarding JDS' and Uniphase's operations, including industry and analysts' research reports;

  (xiii) certain financial and stock market data of JDS, Uniphase and other companies in the fiberoptics industry;

   (xiv) certain recent public and non-public transactions in the fiberoptics industry;

   (xv) a certificate dated the date of the CIBC World Markets Fairness Opinion from the President and Chief Executive Officer of JDS as to the accuracy and completeness of the information provided to CIBC World Markets in connection with JDS; and

   (xvi) such other information, financial studies, analyses and investigations and financial, economic and market criteria that CIBC World Markets deemed relevant.

    In delivering its opinion, CIBC World Markets relied upon and assumed without independent verification the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions and representations obtained by it from public sources, JDS, senior management of JDS and Uniphase and agents for and advisors to JDS and Uniphase.

    In preparing its opinion, CIBC World Markets made several assumptions, including the assumption that all of the conditions required to complete the Transaction will be met and that the representations and warranties in the Merger Agreement with respect to JDS, Uniphase, their respective subsidiaries and the Transaction are accurate in all material respects.

    The CIBC World Markets Fairness Opinion was rendered on the basis of securities markets and economic, financial and general business conditions prevailing as at the date thereof. In its analyses and in preparing the opinion, CIBC World Markets made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CIBC World Markets or any party involved in the Transaction.

    The CIBC World Markets Fairness Opinion has been provided for the use of the JDS Board of Directors and should not be construed as a recommendation to any holder of JDS Common Shares as to whether to vote in favour of the Transaction. The CIBC World Markets Fairness Opinion states that it may not be used by any person or relied upon by any person other than the JDS Board of Directors without the express prior written consent of CIBC World Markets. Pursuant to the letter agreement dated November 23, 1998 between JDS and CIBC World Markets, CIBC World Markets has expressly disclaimed any liability by reason of the use of the CIBC World Markets Fairness Opinion by any person other than the JDS Board of Directors. Whether or not the CIBC World Markets Fairness Opinion could be relied upon by JDS Shareholders to support a claim against CIBC World Markets is an issue that, if asserted, would be resolved by a court of competent jurisdiction. The resolution of such issue would have no effect on the rights and responsibilities of the JDS Board of Directors under applicable Canadian or United States law. The availability of a defence would have no effect on the rights or responsibilities of the JDS Board of Directors or CIBC World Markets under applicable United States federal securities laws.

    Based on the foregoing information, CIBC World Markets performed a variety of financial analyses of the Transaction. The following paragraphs summarize the material financial analyses performed by CIBC World Markets in arriving at its opinion, which analyses were presented to the JDS Board of Directors.

    ANALYSIS OF COMPARABLE COMPANIES. Using publicly available information, CIBC World Markets compared selected historical and projected financial and market data ratios for JDS and Uniphase to the corresponding data and ratios of certain other publicly traded optical networking and related comparable companies. CIBC World Markets determined certain other public companies to be generally comparable to JDS and Uniphase based on their lines of business and relative size (collectively, the "Selected Companies"). These companies consisted of E-TEK Dynamics Inc., SDL Inc., MRV Communications Inc., Vitesse Semiconductor Corporation and Broadcom Corporation. All historically based ratios were computed from public information disclosed in the Selected Companies' year-end and quarterly reports. Ratios of total market capitalization to projected earnings were based on mean per-share earnings estimates of Institutional Brokers Estimate Services for JDS, Uniphase and the Selected Companies.

    CIBC World Markets calculated multiples for JDS and Uniphase based on the closing prices of JDS Common Shares and Uniphase Common Shares on January 27, 1999 of Cdn.$58.50 and U.S.$77.13 per share, respectively. As well, CIBC World Markets derived the implied transaction multiples for January 27, 1999, calculated using the closing prices, a Cdn.$/U.S.$ exchange rate of 1.519 and the Exchange Ratio. Mean multiples for the Selected Companies were adjusted to exclude those values lying more than one standard deviation from the mean, a statistical method of excluding extreme values that could skew the mean of the total data sample. For the Selected Companies, the calculated multiples are provided in the table below.

                                                                                     PRICE/1-YEAR         PRICE/2-YEAR
                                              ENTERPRISE VALUE/  PRICE/EARNINGS    FORECAST EARNINGS    FORECAST EARNINGS
                                                 REVENUE(1)       PER SHARE(1)         PER SHARE            PER SHARE
                                              -----------------  ---------------  -------------------  -------------------
MULTIPLES
  Adjusted mean.............................          10.6X             74.8X              65.2X                42.0X
  Median....................................          13.8X             80.0X              70.4X                40.9X
JDS.........................................          15.5X             75.0X              57.4X                37.7X
Uniphase....................................          14.7X             82.6X              64.3X                45.4X
                                                     ------            ------             ------               ------
Implied Transaction Multiples...............          15.8X             76.4X              58.4X                38.4X

------------

(1) Latest-twelve-month figures.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. CIBC World Markets analyzed publicly available information for 13 selected mergers and acquisitions since April 22, 1996 involving companies in the technology and telecommunications sectors (collectively, the "Selected Transactions"). In examining these transactions, CIBC World Markets analyzed certain parameters of the acquired companies' common stock relative to the corresponding parameters based on the Exchange Ratio. Such parameters included various financial multiples and premiums over market value based on certain publicly available information for each of the Selected Transactions. The Selected Transactions were: Cisco Systems Inc./StrataCom Inc. (April 22, 1996), 3Com Corporation/US Robotics Corp. (February 26, 1997), Ascend Communications Inc./Cascade Communications Corporation (March 31, 1997), Lucent Technologies, Inc./Octel Communications Corp. (July 17, 1997), Comverse Technology Inc./Boston Technology Inc. (August 21, 1997), Tellabs Inc./Coherent Communications Systems Corp. (February 16,
1998), Uniphase Corporation/Philips Optoelectronics BV (April 21, 1998), Lucent Technologies, Inc./Yurie Systems Inc. (April 27, 1998), Alcatel Alsthom CGE/DSC Communications Corporation (June 4, 1998), World Access Inc./Telco Systems Inc. (June 4, 1998), Northern Telecom Limited/Bay Networks Inc. (June 15, 1998), Cabletron Systems Inc./NetVantage Inc. (June 22, 1998) and Reltec Corporation/ Positron Fiber Systems Corporation (August 11, 1998).

    For each of the Selected Transactions, CIBC World Markets calculated the multiple of the enterprise value of the acquired entity (equity purchase price plus debt less cash) to both revenue and earnings before interest and taxes ("EBIT") of the acquired entity, and also calculated the multiple of the equity purchase price to earnings of the acquired entity. The following table sets forth the high, low and adjusted mean of these multiples and the implied transaction multiples.

                                                                         ENTERPRISE VALUE/  ENTERPRISE VALUE/    PRICE/
                                                                            REVENUE(1)           EBIT(1)       EARNINGS(1)
                                                                         -----------------  -----------------  -----------
MULTIPLES
  Low..................................................................           1.6X              19.1X           26.5X
  High.................................................................          16.7X              77.9X          128.2X
Adjusted Mean..........................................................           6.1X              47.2X           64.7X
                                                                                ------             ------      -----------
Implied Transaction Multiples..........................................          15.8X              50.9X           76.4X

------------

(1) Latest-twelve-month figures.

    No company, transaction or business used as a comparison in this "Analysis of Selected Precedent Transactions" or in the "Analysis of Comparable Companies" is identical to JDS, Uniphase or the Transaction. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected transactions, or the business segment, company or transaction to which they are being compared.

    MARKET CAPITALIZATION ANALYSIS. CIBC World Markets reviewed the stock market price performance of JDS Common Shares and Uniphase Common Shares in relation to each other over the 1, 10, 30, 60, 90, 180 and 360 days ending January 27, 1999. According to this analysis, the implied ownership by JDS Shareholders of the combined company would equal between 34.1% and 49.0%.

    CONTRIBUTION ANALYSIS. CIBC World Markets reviewed and analyzed pro forma revenue, gross profit, operating income, pre-tax profit and net income contribution of both JDS and Uniphase in JDS Uniphase on a historical and projected basis. Forecast results were based on actual historical results, a review of industry and company research, and discussions with JDS and Uniphase management. CIBC World Markets calculated JDS' share of combined pre-tax profit and net income based on pro forma fiscal 1998, pro forma latest-twelve-months, and pro forma fiscal 1999 figures as provided in the table below. As well, CIBC World Markets calculated JDS' share of combined revenue, gross profit, earnings before interest, taxes, depreciation and amortization ("EBITDA") in the combined company, which was analyzed relative to the equity value of the combined company as adjusted for net debt.

                                                                                        GROSS                  PRE-TAX      NET
                                                                           REVENUE     PROFIT      EBITDA      PROFIT     INCOME
                                                                         -----------  ---------  -----------  ---------  ---------
Pro Forma 1998.........................................................       47.7%       48.6%       48.3%       51.4%      51.4%
Pro Forma Last Twelve Months...........................................       48.6%       50.3%       49.0%       52.8%      52.0%
Pro Forma 1999 Estimate................................................       49.6%       50.3%       52.7%       53.8%      52.3%

    DISCOUNTED CASH FLOW ANALYSIS. CIBC World Markets performed a discounted cash flow ("DCF") analysis for both JDS and Uniphase on a stand-alone basis using underlying operating projections based on actual historical results, a review of industry and company research, and discussions with JDS and Uniphase management. Using a range of discount rates, CIBC World Markets calculated estimates of net present value of free unlevered cash flows for the years 1999 through 2003 and of the forecast free cash flow as at the end of 2003 assuming a range of perpetual growth rates. After calculating these present value estimates of all future unlevered free cash flows, CIBC World Markets added each of JDS' and Uniphase's cash to and subtracted each company's debt from these estimates to arrive at present value estimates attributable to the common equity for each company. Based on this analysis, the implied value of JDS' equity equalled between 44.3% to 56.7% of the implied value of the combined company's equity.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, CIBC World Markets considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, CIBC World Markets believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. The analyses which CIBC World

Markets performed are not necessarily indicative of actual value or actual future results, which may be more or less favourable than those suggested by such analyses.

    CIBC World Markets is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, CIBC World Markets regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. JDS retained CIBC World Markets based upon CIBC World Markets' expertise in the valuation of companies, as well as its familiarity with JDS and other telecommunications companies. The CIBC World Markets Fairness Opinion represents the opinion of CIBC World Markets and the form and content thereof have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters. In the ordinary course of its business, CIBC World Markets may actively trade the equity securities of JDS and Uniphase for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, CIBC World Markets has previously rendered investment banking and financial advisory services to JDS for which it received customary compensation, including acting as lead manager in the underwriting of securities of JDS in the past 24 months. Further, CIBC World Markets acted as underwriter in the sale by Furukawa of 3,130,000 JDS Common Shares on February 16, 1999. See "The Transaction -- Interests of Certain Persons in the Transaction" and "The Companies after the Transaction -- Principal Holders of Securities".

    Pursuant to its letter agreement with CIBC World Markets, JDS has agreed to pay CIBC World Markets fees of Cdn.$5 million for rendering its financial advisory services. JDS has also agreed to indemnify CIBC World Markets and certain related persons against certain liabilities in connection with the engagement of CIBC World Markets, including certain liabilities under Canadian and U.S. securities laws.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

    In considering the respective recommendations of the Uniphase Board of Directors and JDS Board of Directors with respect to the Transaction, Uniphase Stockholders and JDS Shareholders should each be aware that certain members of the management and board of directors of each of Uniphase and JDS have certain interests in the Transaction, including those referred to below, that may present them with actual or potential conflicts of interest in connection with the Transaction. Each of the Uniphase Board of Directors and the JDS Board of Directors was aware of these interests and considered them along with the other matters described in "The Transaction -- Recommendation of the Uniphase Board of Directors" and "The Transaction -- Recommendation of the JDS Board of Directors".

    The Board of Directors of JDS Uniphase immediately following the Effective Time will consist of a number of the current directors of each of Uniphase and JDS. In addition, pursuant to the Merger Agreement, Uniphase has agreed to offer to retain certain members of the management of Uniphase and JDS pursuant to retention agreements which will provide for certain payments to each of those employees in the event of termination of their employment without cause, or upon death, disability or resignation of or by the employee in certain instances at any time within five years of the date of their retention agreement. Such employees will also be released, in such events, from the vesting and other conditions placed on their options and other securities on the date of grant or issuance thereof. Certain of the retention agreements will provide for the grant of certain rights to the particular employee in the event of a change of control of JDS Uniphase. Uniphase has also agreed to grant options in respect of an aggregate of 4,110,260 Uniphase Common Shares effective at the Effective Time to be allocated to JDS employees designated by the Chief Executive Officer of JDS with the prior approval of the compensation committee of the JDS Board of Directors. See "The Transaction -- Arrangements Respecting Options".

    Pursuant to the Furukawa Support Agreement, Uniphase has agreed, for the benefit of Furukawa, to execute the Furukawa Registration Rights Agreement on or prior to the Effective Date with respect to the Uniphase Common Shares and Exchangeable Shares to be held by a subsidiary or subsidiaries of Furukawa. Four members of the JDS Board of Directors are affiliated with Furukawa; such directors will not be among the initial directors of JDS Uniphase. See "The Transaction -- Furukawa Support Agreement" and "The Companies after the Transaction".

    The Merger Agreement provides that all rights to indemnification for officers and directors of JDS or any subsidiary as provided in the JDS Articles, JDS By-laws, or the articles or bylaws of any subsidiary of JDS, in effect on January 28, 1999, will survive the Arrangement for a period of not less than six years from the Effective Time and JDS Uniphase will assume, effective upon consummation of the Arrangement, all such liability with respect to any matters arising prior to the Effective Time. The Merger Agreement also provides that, for not less than six years from the Effective Time, there shall be maintained in effect coverage equivalent to that in effect under current policies of the directors' and officers' liability insurance maintained by JDS which is no less advantageous, and with no gaps or lapses in coverage, with respect to matters occurring prior to the Effective Time.

    Four officers of Uniphase, Kevin Kalkhoven, Anthony Muller, Dan Pettit, Senior Vice-President and President, Uniphase Europe, and Michael Phillips are parties to certain agreements that may cause the vesting of any options to acquire Uniphase Common Shares they hold to accelerate on completion of the Transaction. Each of these Uniphase officers has agreed that the vesting of his options will not be accelerated as a result of the Transaction under such agreements.

FURUKAWA SUPPORT AGREEMENT

    The Uniphase Parties have entered into the Furukawa Support Agreement with Furukawa and JDS pursuant to which Furukawa has irrevocably agreed:

    (i) that it will not, directly or indirectly, solicit or initiate (including by way of furnishing information or entering into any form of agreement or arrangement) any inquiries or proposals regarding any Inconsistent Transaction involving JDS, other than as set forth in the Furukawa Support Agreement;

    (ii) to vote its JDS Common Shares in favour of the Arrangement or any JDS Alternative Transaction;

   (iii) to vote its JDS Common Shares against any Inconsistent Transaction;

    (iv) not to exercise any Dissent Rights; and

    (v) with the exception of certain permitted transfers, not to sell or otherwise transfer any of its JDS Common Shares prior to the Effective Time without the prior consent of Uniphase. Pursuant to the Furukawa Support Agreement, Furukawa is permitted to transfer its JDS Common Shares to any of its Affiliates provided such Affiliate agrees to be bound by the Furukawa Support Agreement. In addition, Furukawa is permitted to sell up to 14% of its JDS Common Shares (approximately 7% of the outstanding JDS Common Shares) prior to the Effective Time, provided that Furukawa either retains the right to vote or to cause to be voted such JDS Common Shares in connection with the Arrangement or obtains the written agreement of the transferee to be bound by the provisions of the Furukawa Support Agreement regarding (A) the voting of such JDS Common Shares in connection with the Arrangement and (B) the restrictions regarding transfers of such JDS Common Shares prior to the Effective Time. In accordance with this provision, on February 16, 1999, Furukawa sold 3,130,000 JDS Common Shares (approximately 4% of the outstanding JDS Common Shares). Furukawa has retained the right to vote these shares at the JDS Meeting. See "The Companies after the Transaction -- Principal Holders of Securities".

    The obligations of Furukawa to support the Arrangement and to perform certain of its obligations contained in the Furukawa Support Agreement are subject to certain conditions including: (i) the absence of any order or decree, or any proceeding which, if successful, would result in an order or ruling, that would, preclude Furukawa from performing such obligations; (ii) receipt by Furukawa or its affiliates of an opinion of Osler, Hoskin & Harcourt regarding certain matters under the Canadian Tax Act; (iii) confirmation from the Japanese taxation authorities that the conversion of Furukawa's JDS Common Shares into Class B Non-Voting Preference Shares and the exchange thereof for Exchangeable Shares and ancillary rights will occur on a tax-free basis under the taxation laws of Japan; (iv) receipt by JDS of an opinion from an independent valuator as to the nominal fair market value of the Ancillary Rights, the Call Rights and certain rights provided to Furukawa pursuant to the Furukawa Support Agreement; and (v) receipt by Uniphase of an opinion letter from Morrison & Foerster LLP, upon which Furukawa and its affiliates shall be entitled to rely regarding certain matters under the Code. In addition, Furukawa has the right to terminate the Furukawa Support Agreement if the conditions set forth in subparagraphs
(ii), (iii) and (v) above have not been satisfied as of the Effective Date or if, on the Effective Date, (x) the Furukawa Registration Rights Agreement has not been executed by Uniphase and Exchangeco, (y) certain amendments to the Uniphase Rights Agreement have not been made, or (z) all or a portion of the professional fees incurred by Furukawa in assessing JDS Alternative Transactions have not been reimbursed by Uniphase or JDS. See "Uniphase Capital
Stock -- Uniphase Rights Agreement".

    In addition, Furukawa has agreed that neither it nor any of its Affiliates shall, without the prior written consent of Uniphase, transfer, directly or indirectly, after the Effective Date, Exchangeable Shares or Uniphase Common Shares representing 10% or more of the total combined voting power of the then outstanding Exchangeable Shares and Uniphase Common Shares, taken together, to any one Person that is (i) a Uniphase competitor as described in Uniphase's most recent Form 10-K or any subsequent filing made by Uniphase with the SEC; or (ii) a Person, who directly or indirectly, has either (A) previously sought to acquire a controlling interest (being 50% of the combined voting power) in a publicly traded corporation through a hostile tender offer or other structure not approved by the board of directors of the target corporation, and who Uniphase reasonably determines, based upon credible external information, intends to make such a hostile bid to acquire a controlling interest in Uniphase; or (B) publicly disclosed an intention to acquire, directly or indirectly, any combination of Uniphase Common Shares and Exchangeable Shares representing more than 50% of the total combined voting power of Uniphase Common Shares and Exchangeable Shares then outstanding, taken together.

    In the Furukawa Support Agreement, Uniphase and Exchangeco have agreed that, notwithstanding the terms and conditions of the Exchangeable Shares and provided that Furukawa owns at least 992,372 Exchangeable Shares, the Redemption Date shall not be established by the board of directors of Exchangeco as any date earlier than March 31, 2014 and Exchangeco will not voluntarily initiate, or consent to the initiation of, any liquidation, dissolution or winding-up of Exchangeco or other distribution of its assets among its shareholders for the purpose of winding-up of its affairs, in each case without the prior written consent of Furukawa. See "Description of Exchangeable Shares -- Early Redemption".

    The Furukawa Support Agreement provides that it will be terminated upon the first to occur of:

    (i) the date of the termination of the Merger Agreement by the Uniphase Parties or by JDS, or the date of mutual termination of the Merger Agreement by the Uniphase Parties and JDS;

    (ii) the date of notice by Furukawa to the Uniphase Parties that the JDS Board of Directors has, in accordance with the Merger Agreement, determined that an Acquisition Proposal constitutes a Superior Transaction;

   (iii) September 30, 1999, in the event the Effective Date has not occurred on or prior to such date, subject to extension by mutual agreement; and

    (iv) the date which is 10 years after the Effective Date, subject to earlier termination by Furukawa or Uniphase in the event the members of the Furukawa group of companies own, in the aggregate, either more than 50% or less than 10% of the total combined voting power of all outstanding Uniphase Common Shares.

    The Furukawa Support Agreement provides that the Uniphase Parties and a wholly-owned subsidiary or subsidiaries of Furukawa will enter into the Furukawa Registration Rights Agreement on or before the Effective Date. Pursuant to the Furukawa Registration Rights Agreement, upon request and in specified circumstances, Uniphase or Exchangeco, as the case may be, will register or qualify Uniphase Common Shares or Exchangeable Shares held by a subsidiary (or its permitted transferees) under United States securities laws (with respect to the Uniphase Common Shares) or Canadian securities laws (with respect to the Exchangeable Shares) in order to facilitate the sale of such shares.

    The Furukawa Registration Rights Agreement will restrict the number of times registration or qualification may be requested to once per twelve-month period and to a total of five times. The Furukawa Registration Rights Agreement will also provide the subsidiary or subsidiaries of Furukawa with certain rights to have its or their Uniphase Common Shares or Exchangeable Shares registered or qualified when JDS Uniphase or Exchangeco, as the case may be, effects a registration or qualification of its shares. The rights provided in the Furukawa Registration Rights Agreement expire upon the earlier of 10 years from the date of the agreement or, with respect to a subsidiary of Furukawa or a particular transferee, when that shareholder holds less than 1% of the outstanding Uniphase Common Shares and Exchangeable Shares then outstanding, taken together.

SHAREHOLDER APPROVAL AND THE SPECIAL MEETINGS

UNIPHASE

    The Uniphase Meeting will be held on June 28, 1999. At the Uniphase Meeting, the Uniphase Stockholders will be asked to approve the Uniphase Transaction Proposal and the Uniphase Additional Proposals.

    For the purpose of approving the Uniphase Transaction Proposal, a quorum of a majority of the Uniphase Common Shares outstanding on the Uniphase Record Date is required at the Uniphase Meeting. The Uniphase Transaction Proposal must be approved by the affirmative vote of the holders of a majority of the total votes cast at the Uniphase Meeting. The required approvals for the Uniphase Additional Proposals are set out in the Uniphase Proxy Statement. Uniphase Stockholders should review in its entirety the Uniphase Proxy Statement for further information regarding the Uniphase Meeting.

JDS

    The JDS Meeting will be held on June 28, 1999. At the JDS Meeting, the JDS Shareholders will be asked to approve the JDS Arrangement Resolution.

    Pursuant to the Interim Order, the JDS Arrangement Resolution must be approved by 66 2/3% of the votes cast by holders of JDS Common Shares present or voting by proxy at the JDS Meeting. As at May 14, 1999, JDS' issued and outstanding share capital consisted of 78,411,178 JDS Common Shares. Furukawa owns 37,359,670 JDS Common Shares (approximately 47.6% of the JDS Common Shares) and has agreed to vote its JDS Common Shares in favour of the Arrangement. Furukawa also has the right to vote, at the JDS Meeting, the 3,130,000 JDS Common Shares (approximately 4% of the JDS Common Shares) it recently sold and has agreed to vote such shares in favour of the Arrangement. See "The Transaction -- Furukawa Support Agreement". Subject to applicable law, each JDS Shareholder is entitled to one vote for each JDS Common Share held at the close of business on May 25, 1999. JDS Shareholders should review in its entirety the JDS Circular for further information regarding the JDS Meeting.

COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE TRANSACTION

    An arrangement under the CBCA requires approval by the Court. Prior to the mailing of the JDS Circular, JDS obtained the Interim Order providing for the calling and holding of the JDS Meeting and other procedural matters. A copy of each of the Interim Order and the Notice of Application is attached hereto as Appendix B.

    Subject to the approval of the JDS Arrangement Resolution by the JDS Shareholders at the JDS Meeting and the approval of the Uniphase Transaction Proposal by the Uniphase Stockholders at the Uniphase Meeting, the hearing in respect of the Final Order is scheduled to take place on or about June 30, 1999 at 10:00 a.m. (Toronto time) in the Court at 393 University Ave., Toronto, Ontario. Any JDS Shareholder who wishes to appear or be represented and to present evidence or arguments must serve and file a notice of appearance as set out in the Notice of Application for the Final Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

    Assuming the Final Order is granted and the other conditions to closing contained in the Merger Agreement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously: Articles of Arrangement for JDS will be filed with the Director under the CBCA to give effect to the Arrangement; the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement will be executed and delivered; and the various other documents necessary to consummate the transactions contemplated under the Merger Agreement will be executed and delivered.

    Subject to the foregoing, it is expected that the Effective Time will occur as soon as practicable after the requisite Uniphase Stockholder and JDS Shareholder approvals have been obtained.

ANTICIPATED ACCOUNTING TREATMENT

    The Transaction will be accounted for by JDS Uniphase under the purchase method of accounting. Under purchase accounting, the estimated market value of Uniphase Common Shares and the Exchangeable Shares issued in the Arrangement, the fair value of the Replacement Options and the amount of the direct transaction costs will be recorded as the cost of acquiring the business of JDS. That cost will be allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as IPRD, acquired technology, acquired trademarks and tradenames and acquired workforce, based on their respective fair values. The excess of the purchase cost over the fair value of the net assets is allocated to goodwill. IPRD, which is currently estimated at U.S.$177 million, will be expensed immediately. Intangible assets including goodwill will be amortized over a five year period. As described in the JDS Uniphase Unaudited Pro Forma Financial Statements, the amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately U.S.$3.2 billion, including the related deferred tax effect. If goodwill and other intangible assets were amortized in equal quarterly amounts over a five year period following completion of the Transaction, the accounting charge attributable to these items would be U.S.$161 million per quarter and U.S.$643 million per fiscal year. As a result, purchase accounting treatment of the Transaction will result in a net loss for JDS Uniphase in the foreseeable future which could have a material and adverse effect on the market value of JDS Uniphase common stock following completion of the Transaction. JDS' results of operations will be included in Uniphase's consolidated results of operations after the Effective Time. See "Risk Factors -- Purchase Accounting Treatment; Impact of Amortization of Substantial Goodwill and Other Intangibles on Operating Results".

STOCK EXCHANGE LISTINGS

EXCHANGEABLE SHARES

    The TSE has been notified of the proposed Arrangement and the TSE has conditionally approved the listing of the Class B Non-Voting Preference Shares and the listing of the Exchangeable Shares, subject to the satisfaction of the customary requirements of the TSE. The Exchangeable Shares are being listed in substitution for the JDS Common Shares which will be delisted on or after the Effective Date. There is no current intention to list the Exchangeable Shares on any other stock exchange.

UNIPHASE COMMON SHARES

    The Uniphase Common Shares, which will, after completion of the Transaction, be the common shares of JDS Uniphase, are quoted on NASDAQ. Uniphase will apply to NASDAQ to quote the Uniphase Common Shares issued pursuant to the Arrangement or issuable from time to time in exchange for the Exchangeable Shares or upon exercise of the Replacement Options.

ELIGIBILITY FOR INVESTMENT IN CANADA

    On the date of issue, the Class B Non-Voting Preference Shares, the Exchangeable Shares and Exchangeable Share Rights will be eligible investments under the following statutes (and, where applicable, the regulations thereunder):

    INSURANCE COMPANIES ACT (Canada)

    PENSION BENEFITS STANDARDS ACT, 1985 (Canada)

    TRUST AND LOAN COMPANIES ACT (Canada)

    LOAN AND TRUST CORPORATIONS ACT (Ontario)

    PENSION BENEFITS ACT (Ontario)

subject to compliance with the prudent investment standards and general investment provisions and restrictions of the statutes referred to above (and, where applicable, the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment or lending policies or goals and, in certain cases, the filing of such policies or goals.

    Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Exchangeable Shares and Exchangeable Share Rights will be qualified investments under the Canadian Tax Act for trusts governed by RRSPs, RRIFs and DPSPs and under Tax Proposals would be qualified investments for trusts governed by RESPs. Provided the Class B Non-Voting Preference Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Class B Non-Voting Preference Shares will be qualified investments for such plans under the Canadian Tax Act. Uniphase Common Shares (including any related Uniphase Rights) will be qualified investments under the Canadian Tax Act for such plans provided such shares remain listed on NASDAQ (or are listed on another prescribed stock exchange). The Ancillary Rights will not be qualified investments under the Canadian Tax Act. However, JDS' financial advisor, CIBC World Markets, is of the view that the fair market value of such rights is nominal. Based on such view, there should be no material consequences under the Canadian Tax Act to RRSPs, RRIFs and DPSPs holding such non-qualified investments. RESPs holding such non-qualified investments may, however, under Tax Proposals, realize adverse consequences regardless of the fair market value of such non-qualified investments.

    Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Exchangeable Shares and Exchangeable Share Rights will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, RRSPs, RRIFs and DPSPs or for certain other Persons to whom Part XI of the Canadian Tax Act is applicable. Provided the Class B Non-Voting Preference Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Class B Non-Voting Preference Shares will not be foreign property for such plans under the Canadian Tax Act. The Ancillary Rights will be foreign property under the Canadian Tax Act. However, JDS' financial advisor, CIBC World Markets, is of the view that the fair market value of such rights is nominal. Uniphase Common Shares (including any related Uniphase Rights) will be foreign property under the Canadian Tax Act.

REGULATORY MATTERS

    Neither Uniphase nor JDS is aware of any material licenses or regulatory permits that it holds which might be adversely affected by the Transaction or of any material approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to the Effective Date, except as described below.

INVESTMENT CANADA ACT

    The INVESTMENT CANADA ACT is Canada's statute of general application governing the acquisition of control of Canadian businesses by non-Canadians. Notwithstanding that the Transaction is a merger of equals, the Transaction is considered to be an acquisition of control of a Canadian business by a non-Canadian for purposes of the INVESTMENT CANADA ACT. A proposed acquisition of a Canadian business by a non-Canadian prospective acquiror is subject to prior review and approval by the Minister of Industry Canada (the "Minister") if the value of the assets of the acquired business is equal to or greater than Cdn.$184 million (for transactions that close in 1999). A reviewable investment may not be completed until the Minister determines that the investment is likely to be of "net benefit to Canada". The value of assets of JDS to be combined with those of Uniphase through the Transaction exceeds Cdn.$184 million and the Transaction is, therefore, reviewable.

    To commence the review process, Uniphase submitted an application with prescribed information to the Director of Investments within Industry Canada on February 15, 1999. On May 6, 1999, the Minister advised Uniphase that he was satisfied that the investment would likely be of net benefit to Canada.

HSR ACT (UNITED STATES)

    Under the HSR Act and the rules promulgated thereunder by the FTC, certain transactions, including the Transaction, may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and the specified waiting period requirements have been satisfied. Uniphase and Furukawa, as a shareholder of JDS who may be deemed an acquiror of Uniphase by virtue of its ownership of JDS Common Shares, filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. The waiting period under the HSR Act began on March 25, 1999 and expired at 11:59 p.m., New York City time, on April 24, 1999.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Transaction. At any time before or after the consummation of the Transaction, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transaction or seeking divestiture of substantial assets of Uniphase and JDS. At any time before or after the consummation of the Transaction and notwithstanding that the HSR Act waiting period expired, any state could take such action under the state antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Transaction or seeking divestiture of JDS or businesses of Uniphase. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Uniphase and JDS believe that the Transaction can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Transaction on antitrust grounds will not be made or that, if such a challenge were made, Uniphase and JDS would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the Transaction.

RESALE OF EXCHANGEABLE SHARES AND UNIPHASE COMMON SHARES RECEIVED IN THE
  TRANSACTION

UNITED STATES

    The Class B Non-Voting Preference Shares, Exchangeable Shares and Uniphase Common Shares to be issued to JDS Shareholders in the Transaction will not be registered under the Securities Act. Such shares will instead be issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act.
Section 3(a)(10) exempts only securities issued in exchange for one or more BONA FIDE outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed issuance of securities in exchange for other outstanding securities. The Court entered the Interim Order on May 11 , 1999 and, subject to the approval of the Arrangement by the JDS Shareholders, a hearing on the fairness of the Arrangement will be held on or about June 30, 1999 by the Court. See "The Transaction -- Court Approval of the Arrangement and Completion of the Transaction".

    The Exchangeable Shares and Uniphase Common Shares received in exchange for JDS Common Shares in the Arrangement will be freely transferable under U.S. federal securities laws, except for Exchangeable Shares and Uniphase Common Shares held by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of JDS or Uniphase prior to the Transaction, which may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2), or (3) under the Securities Act or as otherwise permitted under the Securities Act. Rule 145(d)(1) generally provides that "affiliates" of either JDS or Uniphase may not sell securities of Uniphase received in the Arrangement unless such sale is effected pursuant to an effective registration statement or pursuant to the volume, current public information, manner of sale and timing limitations set forth in paragraphs (c),
(e), (f) and (g) of Rule 144 under the Securities Act. These limitations generally require that any sales made by an affiliate in any three-month period shall not exceed the greater of 1% of the outstanding shares of the securities being sold or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited, open market "brokers' transactions". Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer. Rules 145(d)(2) and (3) generally provide that the foregoing limitations lapse for non-affiliates of Uniphase after a period of one or two years, respectively, from the date of share issuances, depending upon whether certain currently available information continues to be available with respect to Uniphase.

    Uniphase has agreed to file a registration statement on Form S-3 prior to the Effective Time in order to register under the Securities Act the Uniphase Common Shares to be issued from time to time in exchange for the Exchangeable Shares or upon the exercise of Replacement Options. It is a condition to the obligation of JDS to complete the Transaction that such registration statement shall have been declared effective by the SEC prior to the Effective Time. See "The Merger Agreement -- Conditions to Closing".

    Following completion of the Transaction, Furukawa, which will, immediately following the Transaction, hold approximately 24% of the outstanding Uniphase Common Shares and Exchangeable Shares, taken together, will be considered an affiliate under the Securities Act. As consideration for the execution of the Furukawa Support Agreement, Uniphase and Exchangeco have agreed pursuant to the Furukawa Registration Rights Agreement, among other things, to register Uniphase Common Shares under the Securities Act, on the request of Furukawa or a subsidiary of Furukawa in certain circumstances. See "The
Transaction -- Furukawa Support Agreement" and "The Companies after the Transaction -- Principal Holders of Securities".

CANADA

    Uniphase and Exchangeco will apply for rulings or orders of certain securities regulatory authorities in Canada to permit the issuance of the Class B Non-Voting Preference Shares, the Exchangeable Shares and the Uniphase Common Shares issuable under the Arrangement, upon exchange of Exchangeable Shares and upon exercise of Replacement Options. Application has also been made or will be made to permit resale of those shares in various jurisdictions without restriction by Persons other than a "control person", provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof. The consummation of the Transaction is conditional upon the receipt of such rulings or orders.

ONGOING CANADIAN REPORTING OBLIGATIONS

    Upon completion of the Arrangement, JDS will be an indirect wholly-owned subsidiary of JDS Uniphase. Accordingly, after the Effective Date, JDS will apply to the securities regulatory authorities in Canada to cease to be a reporting issuer.

    Exchangeco, upon completion of the Arrangement, will be a reporting issuer in certain of the Canadian provinces and territories. Applications will be made for certain exemptions from statutory financial and reporting requirements, including an exemption for insiders of Exchangeco from the requirement to file reports with respect to trades of Exchangeco securities, in those Canadian provinces and territories on the condition that, following completion of the Transaction, JDS Uniphase files with the relevant securities regulatory authorities copies of certain of its reports filed with the SEC and that holders of Exchangeable Shares receive certain materials that are sent to holders of Uniphase Common Shares, including annual and interim financial statements of JDS Uniphase and shareholder meeting materials. Reports filed by insiders of JDS Uniphase with the SEC will disclose beneficial ownership of Uniphase Common Shares and Exchangeable Shares.

    After the Effective Time and subject to Exchangeco receiving the above-described reporting exemptions, holders of Exchangeable Shares will receive annual and interim financial statements of JDS Uniphase prepared in accordance with U.S. GAAP in lieu of financial statements of Exchangeco.

ARRANGEMENTS RESPECTING OPTIONS

    On May 14, 1999, there were JDS Options outstanding which, when vested, would be exercisable to acquire a total of approximately 4,300,847 JDS Common Shares at prices between Cdn.$0.82 to Cdn.$92.00 with various expiry dates to May, 2006. In addition, Uniphase will grant additional options in respect of an aggregate of 4,110,260 Uniphase Common Shares effective at the Effective Time to be allocated to those employees of JDS designated by the Chief Executive Officer of JDS with the prior approval of the compensation committee of JDS. The exercise price for such JDS Uniphase options shall be equal to the closing price of the Uniphase Common Shares on NASDAQ on the Effective Date.

    At the Effective Time, each JDS Option will become a Replacement Option. Each Replacement Option will constitute an option to purchase a number of Uniphase Common Shares equal to the product of the Exchange Ratio and the number of JDS Common Shares subject to such JDS Option. Such Replacement Option will provide for an exercise price per Uniphase Common Share equal to the exercise price per share of such JDS Option immediately prior to the Effective Time divided by the Exchange Ratio and converted into U.S. dollars based on the Noon Buying Rate on the Effective Date. If the foregoing calculation results in a Replacement Option being exercisable for a fraction of a Uniphase Common Share, then the number of Uniphase Common Shares subject to such Replacement Option shall be rounded down to the next whole Uniphase Common Share and the total exercise price for the Replacement Option will be reduced by the exercise price of the fractional Uniphase Common Share. The term to expiry, conditions to and manner of exercising and all other terms and conditions of such Replacement Option will otherwise be unchanged from those of the JDS Option except that, immediately prior to the Effective Time the Compensation Committee of the JDS Board of Directors may resolve to accelerate the vesting schedule for all or a portion of the JDS Options such that, immediately following the Effective Time, the corresponding Replacement Options (in respect of up to an anticipated maximum of 2,000,000 Uniphase Common Shares) will be immediately exercisable. The extent to which any particular optionholder's JDS Options are accelerated will be determined based on the optionholder's performance, responsibility and length of service. The vesting schedule of certain unvested Replacement Options will be amended to conform to the vesting schedule of the Uniphase 1993 Plan to the extent that the vesting schedule contained in the Uniphase 1993 Plan is more beneficial to the optionholder than the existing JDS Option vesting schedule. Any document or agreement previously evidencing a JDS Option shall thereafter evidence and be deemed to evidence such Replacement Option.

FUTURE ISSUANCES OF SHARES

    The Exchangeco articles of incorporation will be amended to authorize the issuance of an unlimited number of Exchangeable Shares. The Exchangeable Shares that will be authorized may be issued, without approval of holders of Exchangeable Shares, at such time or times, to such Persons and for such consideration as Exchangeco may determine, except as may otherwise be required by applicable laws, regulations or stock exchange requirements, and subject to all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid on the outstanding Uniphase Common Shares having been declared and paid at the relevant times. The TSE, on which it is anticipated that the Exchangeable Shares will trade, currently requires shareholder approval of certain transactions resulting in the issuance of shares, including transactions where the issuance could increase the number of outstanding shares by 25% or more.

    In addition, at the Uniphase Meeting, the Uniphase Stockholders will be asked to approve a proposal to amend the Uniphase Charter to increase the aggregate number of Uniphase Common Shares which Uniphase is authorized to issue from 100,000,000 to 200,000,000 shares.

EXPENSES

    The combined estimated fees, costs and expenses of Uniphase and JDS in connection with the Transaction including, without limitation, financial advisors' fees, filing fees, legal and accounting fees, soliciting dealer fees and printing and mailing costs are anticipated to be approximately U.S.$12 million. These expenses are referred to in Note 1 to the JDS Uniphase unaudited pro forma consolidated condensed statements of operations and have been reflected in the JDS Uniphase unaudited pro forma consolidated condensed balance sheet included herein. See "JDS Uniphase Unaudited Pro Forma Financial Statements".

                 REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

    The financial information regarding JDS, including the JDS Audited Financial Statements, the JDS Unaudited Financial Statements and the summaries thereof contained in this Supplement are reported in Canadian dollars and have been prepared in accordance with Canadian GAAP which, as applied to JDS, does not differ materially from U.S. GAAP (see Note 17 of the JDS Audited Financial Statements attached hereto in Appendix L). The financial information regarding Uniphase, including the Uniphase Audited Financial Statements, the Uniphase Unaudited Financial Statements and the summaries thereof contained in this Supplement are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP. The JDS Uniphase Unaudited Pro Forma Financial Statements contained in this Supplement are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.

                                 EXCHANGE RATES

    The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon interbank market rates and generally reflect the exchange rates for transactions of U.S.$1 million or more:

                                                           NINE MONTHS
                                                              ENDED
                                                          FEBRUARY 28,                    YEAR ENDED MAY 31,
                                                          -------------  -----------------------------------------------------
                                                              1999         1998       1997       1996       1995       1994
                                                          -------------  ---------  ---------  ---------  ---------  ---------
High....................................................       0.6899       0.7318     0.7537     0.7532     0.7463     0.7878
Low.....................................................       0.6307       0.6807     0.7097     0.7189     0.7004     0.7145
Average.................................................       0.6593       0.7091     0.7326     0.7339     0.7247     0.7527
Period End..............................................       0.6624       0.6863     0.7260     0.7291     0.7294     0.7218

    On January 27, 1999, the last trading day prior to the announcement of the Transaction, the exchange rate for one Canadian dollar expressed in U.S. dollars based on the Noon Buying Rate was U.S.$0.6579. On May 13, 1999, the exchange rate for one Canadian dollar expressed in U.S. dollars based on the Noon Buying Rate was U.S.$0.6849.

    The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon interbank market rates and generally reflect the exchange rates for transactions of Cdn.$1 million or more:

                                                           NINE MONTHS
                                                              ENDED
                                                            MARCH 31,                     YEAR ENDED JUNE 30,
                                                          -------------  -----------------------------------------------------
                                                              1999         1998       1997       1996       1995       1994
                                                          -------------  ---------  ---------  ---------  ---------  ---------
High....................................................       1.5845       1.4767     1.4025     1.3865     1.4267     1.3990
Low.....................................................       1.4602       1.3660     1.3263     1.3272     1.3395     1.2730
Average.................................................       1.5221       1.4168     1.3661     1.3610     1.3790     1.3374
Period End..............................................       1.5104       1.4685     1.3793     1.3633     1.3750     1.3818

    On January 27, 1999, the last trading day prior to the announcement of the Transaction, the exchange rate for one U.S. dollar expressed in Canadian dollars was Cdn.$1.5199, based on the Noon Spot Rate. On May 13, 1999, the exchange rate for one U.S. dollar expressed in Canadian dollars based on the Noon Spot Rate was Cdn.$1.4600.

                       SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF UNIPHASE

    Set forth below is a summary of certain consolidated financial information with respect to Uniphase and its subsidiaries as at the dates and for the periods indicated. The selected historical financial data of Uniphase as at and for the fiscal years ended June 30, 1998, 1997, 1996, 1995 and 1994 have been derived from Uniphase historical financial statements, all of which statements have been audited by Ernst & Young LLP, whose report on certain of such financial statements is included herein. The selected historical financial data for Uniphase for the nine months ended March 31, 1999 and 1998 has been derived from the Uniphase Unaudited Financial Statements and includes, in the opinion of management of Uniphase, all adjustments consisting of normal recurring accruals which Uniphase considers necessary to present fairly the results of operations and financial position of such periods. This selected historical financial data should be read in conjunction with the Uniphase Audited Financial Statements, the Uniphase Unaudited Financial Statements and the Uniphase Management's Discussion and Analysis of Financial Condition and Results of Operations which are included elsewhere in this Supplement. See Appendix K -- "Uniphase Financial Statements" and "Uniphase Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                               AS AT AND FOR THE NINE
                                                    MONTHS ENDED
                                                     MARCH 31,                  AS AT AND FOR THE YEARS ENDED JUNE 30,
                                               ----------------------  --------------------------------------------------------
                                                  1999        1998        1998        1997        1996       1995       1994
                                               ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                                           (in thousands, except per share amounts -- U.S. dollars)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net sales..................................  $  195,694  $  133,423  $  185,215  $  113,214  $   73,701  $  46,523  $  36,305
  Amortization of purchased intangibles......  $   11,807  $    1,349  $    1,856  $    1,424  $      169  $     229  $      61
  Merger and other costs.....................  $    6,759  $   --      $   --      $   --      $   --      $  --      $  --
  Acquired in-process research and
    development(2)...........................  $   --      $    6,568  $   40,268  $   33,314  $    4,480  $   4,460  $  --
  Income (loss) from operations(2)...........  $   35,108  $   26,850  $  (11,521) $  (15,785) $    5,849  $   1,285  $   3,890
  Net income (loss)(2).......................  $   23,319  $   17,093  $  (19,630) $  (17,787) $    3,212  $   1,439  $   2,874
  Earnings (loss) per share:
    Basic....................................  $     0.59  $     0.49  $    (0.55) $    (0.53) $     0.13  $    0.08  $    0.19
    Dilutive.................................  $     0.55  $     0.45  $    (0.55) $    (0.53) $     0.12  $    0.07  $    0.17
  Shares used in per share calculation:
    Basic....................................      39,556      35,139      35,451      33,691      25,558     18,942     15,277
    Dilutive.................................      42,659      37,828      35,451      33,691      27,912     20,897     17,281
CONSOLIDATED BALANCE SHEET DATA:
  Working capital............................  $  161,977  $  128,160  $  121,428  $  110,197  $  132,239  $  18,404  $  19,846
  Total assets...............................  $  382,872  $  216,061  $  332,871  $  180,653  $  175,692  $  33,611  $  27,579
  Long-term obligations......................  $    7,629  $    3,161  $    5,666  $    2,478  $    7,049  $     244  $      33
  Total stockholders' equity(1)..............  $  335,315  $  182,821  $  280,038  $  152,033  $  154,824  $  26,196  $  22,467
OTHER DATA:
  Net cash provided by (used in):
    Operating activities.....................  $   40,409  $   37,882  $   51,025  $   21,935  $    8,031  $   4,008  $   2,441
    Investment activities....................     (62,894)    (20,731)    (38,512)    (48,851)    (83,626)    (4,417)   (12,715)
    Financing activities.....................      13,279      (1,131)     (1,715)      3,790     125,090        495     11,492
  Increase (decrease) in cash and cash
    equivalents..............................      (9,206)     16,020      10,798     (23,126)     49,495         86      1,218

---------------

(1) In November 1998, Uniphase acquired Uniphase Broadband Products, Inc. ("UBP") in a transaction accounted for as a pooling of interests. UBP was a Subchapter S Corporation for income tax purposes prior to acquisition, therefore its taxable income was includable in the personal income tax returns of its stockholders. UBP made periodic dividend distributions to its pre-merger stockholders based on their estimated tax liability on the earnings of UBP. Uniphase has not paid cash dividends on the Uniphase Common Shares.

(2) Subsequent to the SEC's letter to the American Institute of Certified Public Accountants dated September 9, 1998, regarding its views on in-process research and development, Uniphase re-evaluated its in-process research and development charge with respect to its acquisition of Uniphase Netherlands B.V. in June 1998, revised the purchase price allocation and restated its financial statements. As a result, Uniphase made an adjustment which decreased the amount of previously expensed in-process research and development, increased the amount capitalized as goodwill and other intangibles and decreased the net loss by U.S.$59.3 million and decreased basic and diluted net loss per share by U.S.$1.68 for the year ended June 30, 1998.

SELECTED HISTORICAL FINANCIAL DATA OF JDS

    Set forth below is a summary of certain consolidated financial information with respect to JDS and its subsidiaries as at the dates and for the periods indicated. The selected historical financial data of JDS as at and for the fiscal years ended May 31, 1998, 1997, 1996, 1995 and 1994 has been derived from JDS historical financial statements, all of which statements have been audited by PricewaterhouseCoopers, LLP (or its predecessors), whose report on certain of such financial statements is included herein. The selected historical financial data for the nine months ended February 28, 1999 and 1998 has been derived from the JDS Unaudited Financial Statements and include, in the opinion of management of JDS, all adjustments consisting of normal recurring accruals which JDS considers necessary to present fairly the results of such periods. The JDS Audited Financial Statements and the JDS Unaudited Financial Statements are prepared in accordance with Canadian GAAP which, as applied to JDS, does not differ materially from U.S. GAAP (See Note 17 to the JDS Audited Financial Statements included elsewhere in this Supplement). This selected historical financial data should be read in conjunction with the JDS Audited Financial Statements, the JDS Unaudited Financial Statements and the JDS Management's Discussion and Analysis of Financial Condition and Results of Operations which are included elsewhere in this Supplement. See Appendix L -- JDS Financial Statements and "JDS Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                   NINE MONTHS ENDED
                                                      FEBRUARY 28,                         YEARS ENDED MAY 31,
                                                 ----------------------  -------------------------------------------------------
                                                    1999        1998        1998        1997       1996       1995       1994
                                                 ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                          (in thousands, except per share amounts -- Canadian dollars)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net sales....................................  $  300,793  $  160,345  $  227,212  $  114,970  $  74,833  $  61,615  $  34,347
  Amortization of purchased intangibles........  $    1,104  $      141  $      201  $      206  $      43  $  --      $  --
  Income from operations.......................  $   97,016  $   50,365  $   70,343  $   34,174  $  22,869  $  20,997  $  12,668
  Net income(1):
    Canadian GAAP..............................  $   65,210  $   33,777  $   47,635  $   22,459  $  12,941  $  10,386  $   6,075
    U.S. GAAP..................................  $   67,545  $   34,726  $   45,559  $   22,229  $  11,853  $  10,386  $   6,075
  Earnings per share:
    Canadian GAAP(2)
      Basic....................................  $     0.84  $     0.46  $     0.64  $     0.31  $    0.21  $    0.17  $    0.10
      Dilutive.................................  $     0.81  $     0.44  $     0.62  $     0.30  $    0.21  $    0.17  $    0.10
    U.S. GAAP(2)
      Basic....................................  $     0.87  $     0.47  $     0.61  $     0.31  $    0.19  $    0.17  $    0.10
      Dilutive.................................  $     0.84  $     0.45  $     0.59  $     0.30  $    0.18  $    0.17  $    0.10
  Shares used in per share calculation:
    Canadian GAAP(2)
      Basic....................................      77,893      73,816      74,587      71,775     62,013     59,940     59,940
      Dilutive.................................      82,388      77,276      77,997      74,325     62,487     59,940     59,940
    U.S. GAAP(2)
      Basic....................................      77,893      73,816      74,587      71,775     62,013     59,940     59,940
      Dilutive.................................      80,297      76,936      76,922      73,572     64,405     59,940     59,940

                                                 AS AT AND FOR THE NINE
                                                 MONTHS ENDED FEBRUARY
                                                          28,                     AS AT AND FOR THE YEARS ENDED MAY 31,
                                                 ----------------------  -------------------------------------------------------
                                                    1999        1998        1998        1997       1996       1995       1994
                                                 ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                                       (in thousands of Canadian dollars)
CONSOLIDATED BALANCE SHEET DATA:
  Total assets.................................  $  410,276  $  289,396  $  319,312  $  117,175  $  85,891  $  36,516  $  25,194
  Working Capital(1)
    Canadian GAAP..............................  $  194,440  $  200,862  $  204,529  $   71,996  $  53,210  $   4,420  $   4,391
    U.S. GAAP..................................  $  196,774  $  201,811  $  202,453  $   71,766  $  52,122  $   4,420  $   4,391
  Total Stockholders' equity(2)
    Canadian GAAP..............................  $  336,747  $  251,259  $  267,087  $   96,042  $  73,156  $  15,948  $   9,557
    U.S. GAAP..................................  $  339,081  $  252,208  $  265,011  $   95,812  $  72,068  $  15,948  $   9,557

OTHER DATA:
  Net cash provided by (used in):
    Operating activities.......................  $   43,293  $   24,185  $   49,042  $   21,825  $  12,597  $   7,755  $   5,978
    Investing activities.......................     (73,097)   (183,658)   (196,883)    (13,669)   (10,225)    (4,482)    (3,315)
    Financing activities.......................       3,780     121,440     124,986         427     31,647       (959)       606
  Net increase (decrease) in cash and cash
    equivalents................................     (26,024)    (38,033)    (22,855)      8,583     34,019      2,314      3,269

---------------

(1) For Canadian GAAP purposes, unrealized gains and losses on foreign exchange contracts related to anticipatory transactions are not recognized until realized. Under U.S. GAAP, gains and losses on such foreign exchange contracts are recognized in the period that the exchange rates change. See
    Note 17 to the JDS Audited Financial Statements included in Appendix L to this Supplement. JDS has not paid dividends on the JDS Common Shares.

(2) For Canadian GAAP, the dilutive effect of stock options is calculated using the imputed income method. Under U.S. GAAP, the treasury stock method is used to compute the dilutive effect of stock options.

             JDS UNIPHASE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The JDS Uniphase Unaudited Pro Forma Financial Statements give effect to the combination of Uniphase and JDS through the issuance of Uniphase Common Shares and the Exchangeable Shares for the outstanding JDS Common Shares. The unaudited pro forma statements of operations for the year ended June 30, 1998 and for the nine months ended March 31, 1999 reflect the combination as if it had taken place on July 1, 1997. The unaudited pro forma consolidated combined condensed balance sheet gives effect to the combination as if it had taken place on March 31, 1999. The unaudited pro forma consolidated combined condensed statements of operations combine Uniphase's historical results of operations for the year ended June 30, 1998 and the nine months ended March 31, 1999 with JDS' historical results of operations for the year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

    The JDS Uniphase Unaudited Pro Forma Financial Statements reflect the combination using the purchase method of accounting and have been prepared on the basis of assumptions described in the notes thereto, including assumptions relating to the allocation of the total purchase cost to the assets and liabilities of JDS based upon preliminary estimates of their fair value. The actual allocation may differ from those assumptions after valuations and other procedures to be performed after the completion of the Transaction are finalized.

    The JDS Uniphase Unaudited Pro Forma Financial Statements should be read in conjunction with the Uniphase Audited Financial Statements, the Uniphase Unaudited Financial Statements, the JDS Audited Financial Statements and the JDS Unaudited Financial Statements, all of which are appended to this document. The JDS Uniphase Unaudited Pro Forma Financial Statements are not necessarily indicative of what the actual operating results or financial position would have been had the combination actually taken place on July 1, 1997 or March 31, 1999 and do not purport to indicate JDS Uniphase's future results of operations.

                                  JDS UNIPHASE

                   UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                            CONDENSED BALANCE SHEET
                                 MARCH 31, 1999
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                          JDS UNIPHASE
                                                                                             PRO FORMA      COMBINED
                                                                     UNIPHASE      JDS      ADJUSTMENTS     PRO FORMA
                                                                    ----------  ----------  ------------  -------------
                              ASSETS
Currents assets:
  Cash and cash equivalents.......................................  $   31,319  $    2,586  $    (12,000)  $    21,905
  Short-term investments..........................................      81,775      92,280       --            174,055
  Accounts receivable.............................................      51,773      47,976       --             99,749
  Inventories.....................................................      26,680      29,923       --             56,603
  Other current assets............................................      10,358       2,475       --             12,833
                                                                    ----------  ----------  ------------  -------------
    Total current assets..........................................     201,905     175,240       (12,000)      365,145
Property, plant, and equipment, net...............................      79,800      70,997       --            150,797
Intangible assets, including goodwill.............................      93,540      24,998     3,189,397     3,307,935
Other assets......................................................       7,627         533       --              8,160
                                                                    ----------  ----------  ------------  -------------
    Total assets..................................................  $  382,872  $  271,768  $  3,177,397   $ 3,832,037
                                                                    ----------  ----------  ------------  -------------
                                                                    ----------  ----------  ------------  -------------

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $   19,566  $   26,290  $    --        $    45,856
  Other accrued expenses..........................................      20,362      18,606       --             38,968
                                                                    ----------  ----------  ------------  -------------
    Total current liabilities.....................................      39,928      44,896       --             84,824
Other non-current liabilities.....................................       7,629       2,265       301,766       311,660
Stockholders' equity..............................................     335,315     224,607      (176,700)    3,435,553
                                                                                                (224,607)
                                                                                               3,276,938
                                                                    ----------  ----------  ------------  -------------
  Total liabilities and stockholders' equity......................  $  382,872  $  271,768  $  3,177,397   $ 3,832,037
                                                                    ----------  ----------  ------------  -------------
                                                                    ----------  ----------  ------------  -------------

SEE ACCOMPANYING NOTES TO JDS UNIPHASE UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                                  JDS UNIPHASE

                   UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                       CONDENSED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1999
             (IN THOUSANDS, EXCEPT PER SHARE DATA -- U.S. DOLLARS)

                                                                                                         JDS UNIPHASE
                                                                                             PRO FORMA     COMBINED
                                                                     UNIPHASE      JDS      ADJUSTMENTS    PRO FORMA
                                                                    ----------  ----------  -----------  -------------
Net sales.........................................................  $  195,694  $  198,325   $  --        $   394,019
Cost of sales.....................................................      98,707      94,844      --            193,551
                                                                    ----------  ----------  -----------  -------------
  Gross profit....................................................      96,987     103,481      --            200,468
Operating expenses:
  Research and development........................................      18,774      16,689      --             35,463
  Selling, general, and administrative............................      24,539      22,097      --             46,636
  Amortization of purchased intangibles...........................      11,807         728     482,159        494,694
  Merger and other costs..........................................       6,759      --          --              6,759
                                                                    ----------  ----------  -----------  -------------
Total operating expenses..........................................      61,879      39,514     482,159        583,552
                                                                    ----------  ----------  -----------  -------------
Income (loss) from operations.....................................      35,108      63,967    (482,159)      (383,084)
Interest and other income, net....................................       2,648       6,690      --              9,338
                                                                    ----------  ----------  -----------  -------------
  Income (loss) before income taxes...............................      37,756      70,657    (482,159)      (373,746)
Income tax expense (benefit)......................................      14,437      26,122     (45,265)        (4,706)
                                                                    ----------  ----------  -----------  -------------
Net income (loss).................................................  $   23,319  $   44,535   $(436,894)   $  (369,040)
                                                                    ----------  ----------  -----------  -------------
                                                                    ----------  ----------  -----------  -------------
Basic earnings (loss) per share...................................  $     0.59  $     0.57                $     (4.66)
                                                                    ----------  ----------               -------------
                                                                    ----------  ----------               -------------
Dilutive earnings (loss) per share................................  $     0.55  $     0.55                $     (4.66)
                                                                    ----------  ----------               -------------
                                                                    ----------  ----------               -------------
Average number of shares outstanding..............................      39,556      77,893                     79,168
                                                                    ----------  ----------               -------------
                                                                    ----------  ----------               -------------
Average number of shares outstanding assuming dilution............      42,659      80,297                     79,168
                                                                    ----------  ----------               -------------
                                                                    ----------  ----------               -------------

SEE ACCOMPANYING NOTES TO JDS UNIPHASE UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                                  JDS UNIPHASE

                   UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                       CONDENSED STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1998
             (IN THOUSANDS, EXCEPT PER SHARE DATA -- U.S. DOLLARS)

                                                                                                         JDS UNIPHASE
                                                                                             PRO FORMA     COMBINED
                                                                     UNIPHASE      JDS      ADJUSTMENTS    PRO FORMA
                                                                    ----------  ----------  -----------  -------------
Net sales.........................................................  $  185,215  $  161,116   $  --        $   346,331
Cost of sales.....................................................      96,130      77,317      --            173,447
                                                                    ----------  ----------  -----------  -------------
  Gross profit....................................................      89,085      83,799      --            172,884
                                                                    ----------  ----------  -----------  -------------
Operating expenses:
  Research and development........................................      14,857      12,313      --             27,170
  Selling, general, and administrative............................      43,625      21,463      --             65,088
  Amortization of purchased intangibles...........................       1,856         143     642,879        644,878
  Acquired in-process research and development....................      40,268      --          --             40,268
                                                                    ----------  ----------  -----------  -------------
Total operating expenses..........................................     100,606      33,919     642,879        777,404
                                                                    ----------  ----------  -----------  -------------
Income (loss) from operations.....................................     (11,521)     49,880    (642,879)      (604,520)
Interest and other income, net....................................       3,251       1,443      --              4,694
                                                                    ----------  ----------  -----------  -------------
Income (loss) before income taxes.................................      (8,270)     51,323    (642,879)      (599,826)
Income tax expense................................................      11,360      19,017     (60,353)       (29,976)
                                                                    ----------  ----------  -----------  -------------
Net income (loss).................................................  $  (19,630) $   32,306   $(582,526)   $  (569,850)
                                                                    ----------  ----------  -----------  -------------
                                                                    ----------  ----------  -----------  -------------
Basic earnings (loss) per share...................................  $    (0.55) $     0.43                $     (7.77)
                                                                    ----------  ----------               -------------
                                                                    ----------  ----------               -------------
Dilutive earnings (loss) per share................................  $    (0.55) $     0.42                $     (7.77)
                                                                    ----------  ----------               -------------
                                                                    ----------  ----------               -------------
Average number of shares outstanding..............................      35,451      74,587                     73,382
                                                                    ----------  ----------               -------------
                                                                    ----------  ----------               -------------
Average number of shares outstanding assuming dilution............      35,451      76,922                     73,382
                                                                    ----------  ----------               -------------
                                                                    ----------  ----------               -------------

SEE ACCOMPANYING NOTES TO JDS UNIPHASE UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                            JDS UNIPHASE CORPORATION

         NOTES TO JDS UNIPHASE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION

    The JDS Uniphase Unaudited Pro Forma Financial Statements reflect the issuance of 39,750,920 Uniphase Common Shares or Exchangeable Shares for all of the outstanding JDS Common Shares based on the outstanding JDS Common Shares as of February 28, 1999, the Exchange Ratio of 0.50855 of a Uniphase Common Shares or 0.50855 of an Exchangeable Share for each JDS Common Share and an average market price per Uniphase Common Share of U.S.$81.713 per share. The average market price per Uniphase Common Share is based on the average closing price for a range of trading days (January 22 through February 4, 1999) around the announcement date (January 28, 1999) of the Transaction. The actual number of Uniphase Common Shares and Exchangeable Shares to be issued will depend on the actual number of outstanding JDS Common Shares at the Effective Time. In addition, Uniphase will issue options to purchase Uniphase Common Shares in exchange for outstanding JDS Options with the number of shares and the exercise price appropriately adjusted by the Exchange Ratio. Based on the total outstanding JDS Options as of February 28, 1999, Uniphase would issue options to purchase 2,320,440 Uniphase Common Shares at a weighted average exercise price of U.S.$8.29 per share. The actual number of options granted will depend on the actual number of JDS Options outstanding at the Effective Time. The value of the options, as well as estimated direct transaction expenses of U.S.$12 million, have been included as a part of the total estimated purchase cost.

    The JDS Uniphase Unaudited Pro Forma Financial Statements have been prepared on the basis of assumptions relating to the allocation of the total purchase cost to the assets and liabilities of JDS based upon preliminary estimates of their fair value. The actual allocation of the total purchase cost may differ from those assumptions after valuations and other procedures to be completed after the closing of the Transaction. Following is a table of the estimated total purchase cost and annual amortization of the intangible assets acquired (in thousands of U.S. dollars).

Estimated purchase cost
  Estimated value of securities to be issued............................................   $3,248,167
  Assumption of JDS Options.............................................................       28,771
                                                                                          ------------
                                                                                            3,276,938
  Direct transaction costs and expenses.................................................       12,000
                                                                                          ------------
    Total estimated purchase cost.......................................................   $3,288,938
                                                                                          ------------
                                                                                          ------------

                                                                                                           ANNUAL
Purchase price allocation                                                                               AMORTIZATION
                                                                                                        ------------
  Tangible net assets acquired..........................................................   $  199,610
  Intangible assets acquired:
    Developed technology................................................................      422,000    $   84,400
    Trademark and tradename.............................................................      352,333        70,467
    Assembled workforce.................................................................       41,250         8,250
    In-process research and development.................................................      176,700       n/a
    Goodwill............................................................................    2,398,811       479,762
    Deferred tax liabilities............................................................     (301,766)      n/a
                                                                                          ------------  ------------
    Total estimated purchase price allocation...........................................   $3,288,938    $  642,879
                                                                                          ------------  ------------
                                                                                          ------------  ------------

    Tangible net assets of JDS principally include cash and cash equivalents, short-term investments, accounts receivable, inventories and fixed assets. Liabilities assumed principally include accounts payable, accrued compensation and other accrued expenses.

    In estimating the value of the trademark and tradename, the relief from royalty method was employed. The relief from royalty method is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the asset. Therefore, a portion of the company's earnings, equal to the after-tax royalty that would have been paid for the use of the trademark and tradename, can be attributed to the firm's possession of the trademark and tradename. The trademark and tradename are each being amortized on a straight-line basis over its estimated useful life of five years.

    The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the assembled workforce is being amortized on a straight line basis over its estimated useful life of five years.

    A portion of the purchase price has been allocated to developed technology and IPRD. Developed technology and IPRD were identified and valued through extensive interviews, analysis of data provided by JDS concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD.

                            JDS UNIPHASE CORPORATION

1.  BASIS OF PRO FORMA PRESENTATION (CONTINUED)
    Where developmental projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. The developed technology is being amortized on the straight-line basis over its estimated useful life of five years. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD. The value allocated to projects identified as IPRD will be charged to expense upon closing of the Transaction. Such amount has been reflected in the JDS Uniphase unaudited pro forma consolidated condensed balance sheet but has not been reflected in the JDS Uniphase unaudited pro forma consolidated condensed statements of operations since such amount is non-recurring in nature. The nature of the efforts required to develop the purchased IPRD into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

    In valuing the IPRD, Uniphase considered, among other factors, the importance of each project to the overall development plan, the projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using a discount rate of 27%. This discount rate was determined after consideration of Uniphase's weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

    The IPRD relates to sophisticated optical components and modules that manage light transmission through today's most advanced telecommunications systems. The IPRD is comprised of four main categories: (i) Thermo Optic Waveguide Attenuators, (ii) Solid State Switch, (iii) 50 GHz Wavelength Division Multiplexing ("WDM"), and (iv) Erbium Doped Fiber Amplifiers ("EDFA").

    The following is a brief description of each acquired in-process research and development project at the anticipated Effective Date:

    THERMO-OPTIC WAVEGUIDE ATTENUATOR. The main application for this product is in active power control for optical networks, both at the transmitter for pre-emphasis and inside an optical amplifier for gain tilt control. The current generation of attenuators are optomechanical but the thermo-optic attenuator will be solid state. The main advantages of this technology are: no moving parts, smaller size, and lower cost.

    SOLID STATE SWITCH. This is the waveguide optical switch series of solid state switches. This technology uses the thermo-optic effect in a polymer. The main application is in configurable optical add/drop and optical protection switching.

    50GHZ WDM. This product represents the next generation of WDM components. These products are used by telecommunications carriers to enhance the carrying capacity of fiber in their long-distance networks.

    EDFA. The EDFA is used to compensate for fiber loss and extends the reach of the telecommunication system on which it is being used. In WDM systems, all the wavelengths can be amplified by a single EDFA. This method is much more cost effective than using electrical regenerators for individual wavelengths.

    With respect to the acquired in-process technologies, the calculations of value were adjusted to reflect the value creation efforts of JDS prior to the Effective Date. Following are the estimated completion percentages and technology lives:

                                                                                             PERCENT        EXPECTED
PROJECT                                                                                     COMPLETED    TECHNOLOGY LIFE
----------------------------------------------------------------------------------------  -------------  ---------------
Thermo-Optic Waveguide Attenuator.......................................................          70%         5 years
Solid State Switches....................................................................          80%         5 years
50 GHz WDM..............................................................................          50%         5 years
EDFA....................................................................................          70%         5 years

    A description of the estimated completion costs and time to complete the acquired in-process technologies is set forth below:

    THERMO-OPTIC WAVEGUIDE ATTENUATOR. Uniphase estimates that the development cycle for this product family will continue for approximately 18 months subsequent to the expected date of completion of the Transaction. The product is currently in the designing stage of the development cycle. The estimated cost to complete development of the attenuator technology is expected to be approximately U.S.$1.0 million ratably until its completion in the third calendar quarter of 2000. Uniphase believes the associated risks of developing this product into commercially viable products to be meeting customer/market performance specifications and competing technologies that offer comparable functionality.

    SOLID STATE SWITCH. Uniphase estimates that the development cycle for this product family will continue for approximately 12 months subsequent to the expected date of completion of the Transaction. The product is currently in the prototyping stage of the development cycle. The estimated cost to complete development of the switching technology is expected to be approximately U.S.$1.8 million ratably

                            JDS UNIPHASE CORPORATION

1. BASIS OF PRO FORMA PRESENTATION (CONTINUED) until its completion in the first calendar quarter of 2000. Uniphase believes the associated risks of developing this product into commercially viable products to be meeting customer/market performance specifications and competing technologies that offer comparable functionality.

    50GHZ WDM. Uniphase estimates that the development cycle for this product family will continue for approximately 9 months subsequent to the expected date of completion of the Transaction. The product is currently in the verification and testing stage of the development cycle. The estimated cost to complete development of the 50GHz WDM technology is expected to be approximately U.S.$5.0 million ratably until its completion in the first calendar quarter of 2000. Uniphase believes the associated risks of developing this product into commercially viable products to be meeting customer/market performance specifications and competing technologies that offer comparable functionality.

    EDFA. Uniphase estimates that the development cycle for this product family will continue for approximately 3 months subsequent to the expected date of completion of the Transaction. The product is currently in the verification and testing stage of the development cycle. The estimated cost to complete development of the EDFA technology is expected to be approximately U.S.$4.1 million ratably until its completion in the third calendar quarter of 1999. Uniphase believes the associated risks of developing this product into commercially viable products to be meeting customer/market performance specifications and competing technologies that offer comparable functionality.

    Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. Goodwill is being amortized on a straight line basis over its estimated useful life of five years.

2.  PRO FORMA NET LOSS PER SHARE

    The JDS Uniphase unaudited pro forma consolidated condensed statements of operations have been prepared as if the combination of Uniphase and JDS had occurred on July 1, 1997. The pro forma basic and dilutive net loss per share are based on the weighted average number of Uniphase Common Shares outstanding during each period and the weighted average number of JDS Common Shares outstanding during each period multiplied by the Exchange Ratio. The Replacement Options are not included in the computation of pro forma dilutive net loss per share as their effect would be antidilutive.

3.  PRO FORMA ADJUSTMENTS

    The JDS Uniphase Unaudited Pro Forma Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of JDS based on their relative fair values and to the amortization over the respective useful lives of amounts allocated to intangible assets.

    Intercompany transactions between Uniphase and JDS were insignificant.

    The pro forma income tax adjustments represent a deferred tax liability, and the related amortization, resulting from the book and tax basis difference of the indentified intangible assets acquired.

4.  CONVERSION OF JDS FINANCIAL INFORMATION TO U.S. GAAP AND U.S.$

    The financial statements of JDS, which were prepared in accordance with Canadian GAAP, have been conformed to U.S. GAAP for purposes of including them in the JDS Uniphase Unaudited Pro Forma Financial Statements. None of the adjustments necessary to conform the financial statements of JDS to U.S. GAAP were material to either the historical financial statements of JDS or the JDS Uniphase Unaudited Pro Forma Financial Statements. Other than the adjustments necessary to conform to U.S. GAAP, no other adjustments were necessary to conform the financial statements of JDS with Uniphase's accounting policies. The balance sheet and statements of operations for JDS were translated to U.S.$ using historical period-end exchange rates for the JDS Uniphase unaudited pro forma consolidated condensed balance sheet and historical average exchange rates for the periods reflected in the JDS Uniphase

                            JDS UNIPHASE CORPORATION

4. CONVERSION OF JDS FINANCIAL INFORMATION TO U.S. GAAP AND U.S.$ (CONTINUED) unaudited pro forma consolidated condensed statements of operations. The following schedules show the conversion of the JDS financial information into U.S. GAAP and U.S.$:

    CONDENSED BALANCE SHEET

    FEBRUARY 28, 1999

                                                                                               FOREIGN
                                                                    US GAAP                   EXCHANGE
                                                     CDN GAAP     ADJUSTMENTS    U.S. GAAP      RATE        U.S. GAAP
                                                    -----------  -------------  -----------  -----------  --------------
                                                                                                          (in thousands
                                                                                                             of U.S.
                                                      (in thousands of Canadian dollars)                     dollars)
ASSETS
CURRENT ASSETS
Cash and cash equivalents.........................   $   3,904     $  --         $   3,904       0.6624     $    2,586
Short-term investments............................     139,311        --           139,311       0.6624         92,280
Accounts receivable...............................      72,427        --            72,427       0.6624         47,976
Inventories.......................................      45,174        --            45,174       0.6624         29,923
Other current assets..............................       3,736        --             3,736       0.6624          2,475
                                                    -----------  -------------  -----------               --------------
  Total current assets............................     264,552        --           264,552       0.6624        175,240

Property, plant and equipment.....................     107,181        --           107,181       0.6624         70,997
Intangible assets, including goodwill.............      37,738        --            37,738       0.6624         24,998
Other assets......................................         805        --               805       0.6624            533
                                                    -----------  -------------  -----------               --------------
  Total assets....................................   $ 410,276     $  --         $ 410,276       0.6624     $  271,768
                                                    -----------  -------------  -----------               --------------
                                                    -----------  -------------  -----------               --------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable..................................   $  43,314     $  (3,625)    $  39,689       0.6624     $   26,290
Other accrued expenses............................      26,798         1,291        28,089       0.6624         18,606
                                                    -----------  -------------  -----------               --------------
  Total current liabilities.......................      70,112        (2,334)       67,778       0.6624         44,896

Other non-current liabilities.....................       3,417        --             3,417       0.6624          2,265
Stockholders' equity..............................     336,747         2,334       339,081       0.6624        224,607
                                                    -----------  -------------  -----------               --------------
  Total liabilities and stockholders' equity......   $ 410,276     $  --         $ 410,276       0.6624     $  271,768
                                                    -----------  -------------  -----------               --------------
                                                    -----------  -------------  -----------               --------------

                            JDS UNIPHASE CORPORATION

4. CONVERSION OF JDS FINANCIAL INFORMATION TO U.S. GAAP AND U.S.$ (CONTINUED) CONDENSED STATEMENT OF OPERATIONS

    NINE MONTHS ENDED FEBRUARY 28, 1999

                                                                                                FOREIGN
                                                                     US GAAP                   EXCHANGE
                                                      CDN. GAAP    ADJUSTMENTS    U.S. GAAP      RATE         U.S. GAAP
                                                     -----------  -------------  -----------  -----------  ---------------
                                                         (in thousands, except per share                   (in thousands,
                                                            data -- Canadian dollars)                        except per
                                                                                                            share data --
                                                                                                            U.S. dollars)
Net Sales..........................................   $ 300,793     $  --         $ 300,793       0.6593      $ 198,325
Cost of Sales......................................     143,847        --           143,847       0.6593         94,844
                                                     -----------  -------------  -----------               ---------------
  Gross profit.....................................     156,946        --           156,946       0.6593        103,481

Operating expenses:
  Research and development.........................      33,514        --            33,514       0.6593         22,097
  Selling, general and administrative..............      25,312        --            25,312       0.6593         16,689
  Amortization of purchased intangibles............       1,104        --             1,104       0.6593            728
                                                     -----------  -------------  -----------               ---------------
Total operating expenses...........................      59,930        --            59,930       0.6593         39,514

Income from operations.............................      97,016        --            97,016       0.6593         63,967
Interest and other income, net.....................       6,521         3,625        10,146       0.6593          6,690
                                                     -----------  -------------  -----------               ---------------

  Income before income taxes.......................     103,537         3,625       107,162       0.6593         70,657
Income tax expense.................................      38,327         1,291        39,618       0.6593         26,122
                                                     -----------  -------------  -----------               ---------------
Net income.........................................   $  65,210     $   2,334     $  67,544       0.6593      $  44,535
                                                     -----------  -------------  -----------               ---------------
                                                     -----------  -------------  -----------               ---------------
Basic earnings per share...........................   $    0.84                   $    0.87                   $    0.57
                                                     -----------                 -----------               ---------------
                                                     -----------                 -----------               ---------------
Dilutive earnings per share........................   $    0.81                   $    0.84                   $    0.55
                                                     -----------                 -----------               ---------------
                                                     -----------                 -----------               ---------------
Average number of shares outstanding...............      77,893                      77,893                      77,893
                                                     -----------                 -----------               ---------------
                                                     -----------                 -----------               ---------------
Average number of shares outstanding assuming
  dilution.........................................      82,388        (2,091)       80,297                      80,297
                                                     -----------  -------------  -----------               ---------------
                                                     -----------  -------------  -----------               ---------------

                            JDS UNIPHASE CORPORATION

4. CONVERSION OF JDS FINANCIAL INFORMATION TO U.S. GAAP AND U.S.$ (CONTINUED) CONDENSED STATEMENT OF OPERATIONS

    YEAR ENDED MAY 31, 1998

                                                                                                FOREIGN
                                                                     US GAAP                   EXCHANGE
                                                      CDN GAAP     ADJUSTMENTS    U.S. GAAP      RATE         U.S. GAAP
                                                     -----------  -------------  -----------  -----------  ---------------
                                                         (in thousands, except per share                   (in thousands,
                                                            data -- Canadian dollars)                        except per
                                                                                                            share data --
                                                                                                            U.S. dollars)
Net sales..........................................   $ 227,212     $  --         $ 227,212       0.7091      $ 161,116
Cost of sales......................................     109,035        --           109,035       0.7091         77,317
                                                     -----------  -------------  -----------               ---------------
  Gross profit.....................................     118,177        --           118,177       0.7091         83,799

Operating expenses:
  Research and development.........................      17,365                      17,365       0.7091         12,313
  Selling, general and administrative..............      30,268                      30,268       0.7091         21,463
  Amortization of purchased intangibles............         201                         201       0.7091            143
                                                     -----------  -------------  -----------               ---------------
Total operating expenses...........................      47,834        --            47,834       0.7091         33,919

Income from operations.............................      70,343                      70,343       0.7091         49,880
Interest and other income, net.....................       5,269        (3,234)        2,035       0.7091          1,443
                                                     -----------  -------------  -----------               ---------------
  Income before income expenses....................      75,612        (3,234)       72,378       0.7091         51,323
Income tax expense.................................      27,977        (1,158)       26,819       0.7091         19,017
                                                     -----------  -------------  -----------               ---------------
Net income.........................................   $  47,635     $  (2,076)    $  45,559       0.7091      $  32,306
                                                     -----------  -------------  -----------               ---------------
                                                     -----------  -------------  -----------               ---------------
Basic earnings per share...........................   $    0.64                   $    0.61                   $    0.43
                                                     -----------                 -----------               ---------------
                                                     -----------                 -----------               ---------------
Dilutive earnings per share........................   $    0.62                   $    0.59                   $    0.42
                                                     -----------                 -----------               ---------------
                                                     -----------                 -----------               ---------------
Average number of shares outstanding...............      74,587                      74,587                      74,587
                                                     -----------                 -----------               ---------------
                                                     -----------                 -----------               ---------------
Average number of shares outstanding assuming
  dilution.........................................      77,997        (1,075)       76,922                      76,922
                                                     -----------  -------------  -----------               ---------------
                                                     -----------  -------------  -----------               ---------------

                    PRO FORMA CAPITALIZATION OF JDS UNIPHASE

    The following table sets forth the capitalization of Uniphase and the pro forma capitalization of JDS Uniphase as at March 31, 1999 on the basis of the assumptions set forth in the JDS Uniphase Unaudited Pro Forma Financial Statements. This table should be read in conjunction with the Uniphase Unaudited Financial Statements, the JDS Unaudited Financial Statements and the JDS Uniphase Unaudited Pro Forma Financial Statements, included and summarized elsewhere herein.

                    PRO FORMA CAPITALIZATION OF JDS UNIPHASE
       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS -- U.S. DOLLARS)
                                  (UNAUDITED)

                                                                                                      JDS UNIPHASE
                                                                                           UNIPHASE     PRO FORMA
                                                                                          ----------  -------------

Stockholders' Equity
  Preferred Stock, $0.001 par value, authorized shares and as adjusted -- 1,000,000 shares:
    Designated as Series A, issued and outstanding and as adjusted -- 100,000 shares....  $   --       $   --
    Designated as Series B, issued and outstanding and as adjusted -- 100,000 shares....      --           --
  Common Stock, $0.001 par value, authorized shares:
    100,000,000 at March 31, 1999; 200,000,000 as adjusted
    Issued and outstanding shares
    40,386,601 at March 31, 1999 and 80,137,521 as adjusted(1)..........................          40            80
  Additional paid-in capital............................................................     340,655     3,617,553
  Accumulated deficit...................................................................      (3,447)     (180,147)
  Other stockholders' equity............................................................      (1,933)       (1,933)
                                                                                          ----------  -------------
TOTAL STOCKHOLDERS' EQUITY..............................................................     335,315     3,435,553
                                                                                          ----------  -------------
TOTAL CAPITALIZATION....................................................................  $  335,315   $ 3,435,553
                                                                                          ----------  -------------
                                                                                          ----------  -------------

------------

(1) Assumes that all Exchangeable Shares have been exchanged for Uniphase Common Shares and that, accordingly, the Special Voting Share is cancelled. Excludes 7,398,461 Uniphase Common Shares issuable upon the exercise of Uniphase stock options outstanding at March 31, 1999, 2,320,440 Uniphase Common Shares issuable upon the exercise of Replacement Options based on the JDS Options outstanding at February 28, 1999 and 4,110,260 Uniphase Common Shares issuable upon the exercise of options to be granted to JDS employees effective at the Effective Time.

                           COMPARATIVE PER SHARE DATA

    The following table presents certain historical per share data of Uniphase and JDS and certain unaudited pro forma per share data that reflect the combination of Uniphase and JDS using the purchase method of accounting. This data should be read in conjunction with the Uniphase Audited Financial Statements, the Uniphase Unaudited Financial Statements, the JDS Audited Financial Statements and the JDS Unaudited Financial Statements that are attached to this Supplement as Appendices K and L, respectively, and the JDS Uniphase Unaudited Pro Forma Financial Statements included elsewhere in this document. The JDS Uniphase unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the combination of Uniphase and JDS actually occurred at the beginning of the periods presented nor do they indicate future results of operations or financial position.

                                                                           AS AT AND FOR THE NINE MONTHS ENDED
                                                                                      MARCH 31, 1999
                                                               ------------------------------------------------------------
                                                                                                      PRO FORMA
                                                                                           --------------------------------
                                                                UNIPHASE(1)     JDS(1)     JDS UNIPHASE   JDS EQUIVALENT(4)
                                                               -------------  -----------  -------------  -----------------
                                                                              (in U.S. dollars -- unaudited)
Net income (loss) per share:
  Canadian GAAP:
    Basic....................................................       n/a        $    0.55        n/a              n/a
    Diluted..................................................       n/a        $    0.52        n/a              n/a
  U.S. GAAP:
    Basic....................................................    $    0.59     $    0.57     $   (4.66)       $   (2.37)
    Diluted..................................................    $    0.55     $    0.55     $   (4.66)       $   (2.37)
Book value per common share at period end(2)(3):
  Canadian GAAP..............................................       n/a        $    2.84        n/a              n/a
  U.S. GAAP..................................................    $    8.30     $    2.87     $   42.87        $   21.80

                                                                 AS AT AND FOR THE YEAR ENDED
                                                                        JUNE 30, 1998
                                                   --------------------------------------------------------
                                                                                       PRO FORMA
                                                                             ------------------------------
                                                                                                  JDS
                                                   UNIPHASE(1)    JDS(1)     JDS UNIPHASE    EQUIVALENT(4)
                                                   -----------  -----------  -------------  ---------------
                                                                      (in U.S. dollars)
                                                                                      (unaudited)
Net income (loss) per share:
  Canadian GAAP:
    Basic........................................      n/a       $    0.45        n/a             n/a
    Diluted......................................      n/a       $    0.43        n/a             n/a
  U.S. GAAP:
    Basic........................................   $   (0.55)   $    0.43     $   (7.77)      $   (3.95)
    Diluted......................................   $   (0.55)   $    0.42     $   (7.77)      $   (3.95)
Book value per common share at period end(2)(3):
  Canadian GAAP..................................      n/a       $    2.36        n/a             n/a
  U.S. GAAP......................................   $    7.20    $    2.34     $   42.97       $   21.85

---------------

(1) Because of different year ends, consolidated financial information relating to Uniphase's fiscal year ended June 30, 1998 and nine months ended March 31, 1999 has been combined with financial information for JDS for the fiscal year ended May 31, 1998 and nine months ended February 28, 1999, respectively.

(2) The historical book value per share is computed by dividing total stockholders' equity as of the end of each period for which such computation is made by the number of common shares outstanding at the end of each period.

(3) The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares outstanding at the end of each period for which such computation is made. For purposes of computing pro forma book value per share as of June 30, 1998 the pro forma book value of U.S.$3.6 billion was divided by pro forma common shares outstanding of 78.7 million.

(4) The JDS pro forma equivalent per share amounts are computed by multiplying the JDS Uniphase pro forma combined per share amounts by the Exchange Ratio of 0.50855 of a Uniphase Common Share or 0.50855 of an Exchangeable Share for each JDS Common Share. Pro forma diluted earnings per share excludes the effect of dilutive securities totalling 4,326,000 and 1,187,000 equivalent shares for the nine months ended March 31, 1999 and the year ended June 30, 1998, respectively, as they are antidilutive.

                COMPARATIVE MARKET PRICE AND TRADING VOLUME DATA

    Uniphase Common Shares are quoted on NASDAQ under the symbol "UNPH". The following table sets forth, for the calendar periods indicated, the high and low closing sale prices and trading volumes for Uniphase Common Shares as reported on NASDAQ, expressed in U.S.$ and adjusted to reflect a two-for-one stock split effected on November 11, 1997.

                                                               PRICE RANGE
                                                           --------------------
QUARTER ENDING                                               HIGH        LOW
---------------------------------------------------------  ---------  ---------  TRADING VOLUME
                                                                                 ---------------
                                                                                 (in thousands)
March 31, 1997...........................................    24.7500    15.9063        49,248
June 30, 1997............................................    30.3125    17.5625        30,023
September 30, 1997.......................................    40.1875    28.9375        25,452
December 31, 1997........................................    46.5000    28.5000        27,235

March 31, 1998...........................................    44.1563    33.1875        28,931
June 30, 1998............................................    63.0000    40.6250        29,316
September 30, 1998.......................................    63.0000    37.6250        51,241
December 31, 1998........................................    69.3750    34.3750        50,068
March 31, 1999...........................................   115.1250    63.5000        55,411


MONTH ENDING
---------------------------------------------------------
October 31, 1998.........................................    55.0000    34.3750        24,610
November 30, 1998........................................    55.5000    47.5000        11,825
December 31, 1998........................................    69.3750    53.0000        13,633
January 31, 1999.........................................    91.1250    63.5000        20,075
February 28, 1999........................................    95.8750    75.5630        19,047
March 31, 1999...........................................   115.1250    86.8125        16,289
April 30, 1999...........................................   130.0000   105.6250        20,512
Through May 13, 1999.....................................   142.3750   123.1250         9,999

    JDS Common Shares are traded on the TSE under the symbol "JDS". The following table sets forth, for the periods indicated, the high and low closing sale prices and trading volumes for JDS Common Shares as reported on the TSE expressed in Cdn.$ and adjusted to reflect the three-for-one stock split effected on March 31, 1998.

                                                                PRICE RANGE
                                                            --------------------
QUARTER ENDING                                                HIGH        LOW
----------------------------------------------------------  ---------  ---------  TRADING VOLUME
                                                                                  ---------------
                                                                                  (in thousands)
February 28, 1997.........................................    10.9844     7.2969         6,910
May 31, 1997..............................................    11.7500     9.7500         8,902
August 31, 1997...........................................    19.7344    12.1875         7,515
November 30, 1997.........................................    30.5000    17.5781         9,812

February 28, 1998.........................................    31.0781    22.6719         8,899
May 31, 1998..............................................    29.2969    24.3281         8,130
August 31, 1998...........................................    28.6563    21.5000        10,016
November 30, 1998.........................................    30.1563    14.9531        13,501

February 28, 1999.........................................    69.7500    32.1563        30,369


MONTH ENDING
----------------------------------------------------------
September 30, 1998........................................    25.2500    17.0938         2,785
October 31, 1998..........................................    22.9531    14.9531         5,134
November 30, 1998.........................................    30.1563    21.9063         5,583
December 31, 1998.........................................    38.7031    32.1563         8,779
January 31, 1999..........................................    67.4063    37.8458         9,707
February 28, 1999.........................................    69.7500    55.6563        11,883
March 31, 1999............................................    85.0000    64.5000         7,914
April 30, 1999............................................    96.3438    78.5000        11,903
Through May 13, 1999......................................   103.5000    88.6500         5,125

    On January 27, 1999, the last full trading day prior to the public announcement of the Transaction, the closing sale price per Uniphase Common Share, as reported on NASDAQ, was U.S.$77.125, and the closing sale price per JDS Common Share as reported on the TSE was Cdn.$53.50. On May 13, 1999, the last trading day prior to the date of this Supplement, the closing sale price per Uniphase Common Share as reported on NASDAQ was U.S.$137.375, and the closing sale price per JDS Common Share as reported on the TSE was Cdn.$100.00.

    Because the market price of Uniphase Common Shares is subject to fluctuation due to numerous market forces, the market value of the Uniphase Common Shares that holders of JDS Common Shares will receive pursuant to the Transaction or upon exchange of the Exchangeable Shares may increase or decrease prior to the Effective Time. Shareholders are urged to obtain current market quotations for their shares and the Uniphase Common Shares. Historical market prices are not indicative of future market prices.

    Neither Uniphase nor JDS has paid cash or other dividends in the last three years (other than, in the case of Uniphase, the distribution of Uniphase Rights described under the heading "Uniphase Capital Stock -- Uniphase Rights Agreement"). Neither Uniphase nor JDS anticipates the declaration of cash dividends prior to the Effective Time. See "The Companies after the Transaction -- Dividend Policy".

                              THE MERGER AGREEMENT

    The following is a summary of the material terms of the Merger Agreement. JDS Shareholders and Uniphase Stockholders are urged to read the Merger Agreement in its entirety which is attached as Appendix A to this Supplement.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains certain customary representations and warranties of each of the Uniphase Parties and JDS relating to, among other things, their due incorporation and their respective organization, capitalization, operations, financial condition, Year 2000 compliance, intellectual property rights, employees, and other matters, including their authority to enter into the Merger Agreement and to consummate the Transaction.

COVENANTS

    Pursuant to the Merger Agreement, each Uniphase Party and JDS has agreed that, among other things, until the earlier of the termination of the Merger Agreement and the Effective Date, except as expressly contemplated by the Merger Agreement, or with the prior written consent of the other parties, it will:

    (i) conduct its business only in, and cause its respective subsidiaries to, and not take any action except in, the usual, ordinary course of business consistent with past practice and use its, and cause each of its subsidiaries to use, commercially reasonable efforts to preserve intact their respective present business organizations and goodwill, to keep available the services of their present officers and employees and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business dealings with it or its subsidiaries;

    (ii) not allot, reserve, set aside or issue, authorize or propose the allotment, reservation, setting aside or issuance of any shares in its capital stock or of any subsidiary thereof, or any securities convertible or exchangeable into, or rights, warrants or options to acquire any such shares, subject to certain exceptions, including the issuance of up to 100,000 Uniphase Common Shares pursuant to the Uniphase 1998 Employee Stock Purchase Plan;

   (iii) not amend or propose to amend its articles or by-laws except, in the case of Uniphase, to propose to Uniphase Stockholders at the Uniphase Meeting to change its name to JDS Uniphase Corporation, to increase the authorized capital of Uniphase from 100,000,000 Uniphase Common Shares to 200,000,000 Uniphase Common Shares and to increase the number of Uniphase Common Shares reserved for issuance pursuant to the Uniphase 1998 Employee Stock Purchase Plan; and, in the case of Exchangeco, to amend its articles to change its name and registered office, to authorize an unlimited number of Exchangeable Shares and Class B Non-Voting Preference Shares and 10,000 Class A

         Non-Voting Preference Shares and to delete the "private company" restrictions contained in its articles;

    (iv) not split, combine or reclassify any of its outstanding common shares or declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding shares;

    (v) not purchase, redeem or offer to purchase any common shares or any shares or securities convertible or exchangeable into common shares, unless otherwise permitted or required by the terms of such securities;

    (vi) not authorize, propose or agree to acquire or dispose of, any businesses, assets or securities, the value of the consideration for which acquisition or disposition (including assumed debt or other obligations) would exceed U.S.$5 million (including in a series of related transactions);

   (vii) promptly advise the other parties orally and, if then requested, in writing of: (A) any Material Adverse Change or any event which would reasonably be expected to become a Material Adverse Change, in respect of its or any of its subsidiaries' businesses; and (B) any material Governmental Entity's or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

  (viii) not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Transaction;

    (ix) continue to provide to the other parties and their representatives information as reasonably requested by them from time to time concerning its business, assets, liabilities and affairs and with access (on a basis that does not detract unreasonably from the performance of its business responsibilities) to its management and employees and the management and employees of its subsidiaries;

    (x) use its reasonable efforts to comply promptly with all requirements which applicable laws may impose on it or its subsidiaries with respect to the Transaction; and

    (xi) use its, and cause its subsidiaries to use their, commercially reasonable efforts to perform all obligations and take all acts and do all things required or desirable either under the Merger Agreement or to consummate the Transaction and it will not take any action or refrain from taking any action that would be inconsistent with the Merger Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction, including the use of all commercially reasonable efforts (A) to obtain the approval of its respective shareholders to the Arrangement or the Uniphase Transaction Proposal, as the case may be (subject to the exercise of the respective boards of directors of their fiduciary duties), and (B) to hold the Uniphase Meeting and the JDS Meeting on the same day.

    In addition, Uniphase has agreed in the Merger Agreement to use all reasonable efforts to:

    (i) cause the Class B Non-Voting Preference Shares and the Exchangeable Shares to be created;

    (ii) cause the Class B Non-Voting Preference Shares to be listed and posted for trading on the TSE, by the Effective Date;

   (iii) cause the Exchangeable Shares to be listed and posted for trading on the TSE by the Effective Date;

    (iv) ensure that Exchangeco remains a "public corporation" (within the meaning of the Canadian Tax Act) for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by Uniphase or its affiliates); and

    (v) reserve sufficient Uniphase Common Shares for issuance upon the Arrangement, the exchange from time to time of the Exchangeable Shares and the exercise from time to time of the Replacement Options.

COVENANTS REGARDING NON-SOLICITATION

    Pursuant to the Merger Agreement, each of Uniphase and JDS has agreed that it shall not, directly or indirectly, through any officer, director, employee, representative, financial advisor or agent of Uniphase or JDS, as the case may be, or any of its respective subsidiaries:

    (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any Acquisition Proposal or inquiries or proposals in connection therewith;

    (ii) participate in any discussions or negotiations regarding any Acquisition Proposal;

   (iii) withdraw or modify the approval of the Uniphase Board of Directors or the JDS Board of Directors, as the case may be, of the Transaction in a manner adverse to the other;

    (iv) approve or recommend any Acquisition Proposal; or

    (v) cause Uniphase or JDS, as the case may be, to enter into any agreement related to any Acquisition Proposal.

Notwithstanding the foregoing, the Uniphase Board of Directors or the JDS Board of Directors, as the case may be, may consider, negotiate, approve, recommend or enter into an agreement in respect of a Superior Proposal. Uniphase and JDS must notify each other of all Acquisition Proposals.

    If Uniphase or JDS receives a request for material non-public information from a Person proposing a BONA FIDE Acquisition Proposal (the existence and content of which shall have been disclosed to the other party) that the Uniphase Board of Directors or the JDS Board of Directors, as the case may be, determines is likely to be a Superior Proposal, then, subject to the execution by such Person of a non-disclosure agreement containing a standstill provision substantially on the terms referred to under the heading "Mutual Standstill" below, Uniphase or JDS will be entitled to provide such information to such Person.

    Uniphase and JDS have each agreed not to accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a non-disclosure agreement referred to above) on the basis that it would constitute a Superior Proposal unless:

    (i) it has provided the other party with a copy of the Acquisition Proposal document which the board of directors of the recipient of the Acquisition Proposal has determined would be a Superior Proposal; and

    (ii) five Business Days shall have elapsed from the later of the date the other party received notice of the recipient's proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date the other party received a copy of the Acquisition Proposal.

    During such five Business Day period, the other party may, but is not obligated to, offer to amend the terms of the Merger Agreement and the Arrangement. The board of directors of the recipient of the Acquisition Proposal will review any offer by the other party to amend the terms of the Merger Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the other party's offer upon acceptance by the recipient would result in the Acquisition Proposal no longer being a Superior Proposal. If the board of directors of the recipient so determines, it will enter into an amended agreement with the other party reflecting the amended proposal. If the board of directors of the recipient continues to believe, in good faith and after consultation with its financial advisors and outside counsel, that the Acquisition Proposal is nonetheless a Superior Proposal and therefore rejects the other party's amended proposal, the recipient will pay to the other party the Break Fee in two equal instalments; provided that the second instalment is only payable in certain circumstances. See "The Merger
Agreement -- Termination and Payment of Break Fees and Expenses".

MUTUAL STANDSTILL

    Until the earlier of the Effective Date and the termination of the Merger Agreement, each of Uniphase and JDS has agreed that, except pursuant to the Merger Agreement, it will not without the prior approval of the other:

    (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the other;

    (ii) propose or offer to enter into, directly or indirectly, any merger or business combination involving the other or to purchase, directly or indirectly, a material portion of the assets of the other;

   (iii) directly or indirectly, solicit, or participate or join with any Person in the solicitation of, any proxies to vote, to seek to advise or to influence any Person with respect to the voting of any voting securities of the other, other than soliciting proxies or otherwise influencing any Person to vote in favour of the Uniphase Transaction Proposal at the Uniphase Meeting or the Arrangement at the JDS Meeting;

    (iv) otherwise act alone or in concert with others to seek to control or to influence the management, board of directors or policies of the other;

    (v) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or

    (vi) advise, assist or encourage any of the foregoing or work in concert with others in respect of the foregoing.

CONDITIONS TO CLOSING

MUTUAL CONDITIONS

    The Merger Agreement provides that the respective obligations of each party to complete the Transaction are subject to the satisfaction or waiver, where permissible, of a number of conditions, including the following:

    (i) the Uniphase Transaction Proposal shall have been approved at the Uniphase Meeting by the required vote of the Uniphase Stockholders;

    (ii) the Arrangement shall have been approved at the JDS Meeting by the required vote of JDS Shareholders and in accordance with any conditions which may be imposed by the Interim Order;

   (iii) the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of JDS and Uniphase, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

    (iv) there shall not be in force any order or decree of a Governmental Entity restraining or enjoining the consummation of the Transaction and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated by the Merger Agreement that would, if successful, result in an order or ruling that would preclude completion of the Transaction in accordance with the terms of the Merger Agreement or would otherwise be inconsistent with the regulatory approvals which have been obtained;

    (v) the Merger Agreement shall not have been terminated; and

    (vi) the Class B Non-Voting Preference Shares and the Exchangeable Shares issuable pursuant to the Arrangement shall have been conditionally approved for listing on the TSE, each subject to the filing of required documentation, and the Uniphase Common Shares issuable pursuant to the Arrangement, upon exchange of the Exchangeable Shares from time to time and upon exercise of the Replacement Options from time to time shall have been approved for quotation on NASDAQ, subject to notice of issuance.

CONDITIONS IN FAVOUR OF THE UNIPHASE PARTIES

    The Merger Agreement provides that the obligation of the Uniphase Parties to complete the Transaction is subject to the satisfaction or waiver, where permissible, of a number of additional conditions, including the following:

    (i) all covenants of JDS under the Merger Agreement shall have been duly performed in all material respects and all representations and warranties of JDS shall be true and correct in all material respects on the Effective Date;

    (ii) between January 28, 1999 and the Effective Date, there shall not have occurred, in the judgment of Uniphase, acting reasonably, a Material Adverse Change to JDS;

   (iii) certain regulatory approvals shall have been obtained and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings; and

    (iv) holders of no more than 5% of the issued and outstanding JDS Common Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) in respect of the Arrangement.

CONDITIONS IN FAVOUR OF JDS

    The Merger Agreement provides that the obligation of JDS to complete the Transaction is subject to the satisfaction or waiver, where permissible, of a number of additional conditions, including the following:

    (i) all covenants of Uniphase under the Merger Agreement shall have been duly performed in all material respects and all representations and warranties of Uniphase shall be true and correct in all material respects on the Effective Date;

    (ii) between January 28, 1999 and the Effective Date, there shall not have occurred, in the judgment of JDS, acting reasonably, a Material Adverse Change to Uniphase;

   (iii) certain regulatory approvals shall have been obtained and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings;

    (iv) the Uniphase Board of Directors shall have granted options in respect of an aggregate of 4,110,260 Uniphase Common Shares effective at the Effective Time to be allocated to those employees of JDS designated by the Chief Executive Officer of JDS with the approval of the compensation committee of the JDS Board of Directors;

    (v) each of the registration statements to be filed by Uniphase to register under the Securities Act: (A) on Form S-3, the Uniphase Common Shares to be issued from time to time upon exchange of the Exchangeable Shares, and (B) on Form S-8, the Uniphase Common Shares to be issued from time to time upon the exercise of the Replacement Options; shall have been declared effective by the SEC at or prior to the Effective Time and no stop order suspending the effectiveness of the registration statements shall have been issued, or proceedings for that purpose initiated, by the SEC;

    (vi) Exchangeco shall have adopted a shareholder rights plan pursuant to which holders of Exchangeable Shares will be granted Exchangeable Share Rights to acquire Exchangeable Shares substantially on the same terms and conditions as holders of Uniphase Common Shares are entitled to acquire Uniphase Series B Preferred Shares under the Uniphase Rights Agreement; and

   (vii) JDS shall have received confirmation from its outside counsel that the tax opinion in this Supplement remains accurate.

TERMINATION AND PAYMENT OF BREAK FEES AND EXPENSES

    The Merger Agreement may be terminated by mutual agreement of JDS and Uniphase at any time prior to the Effective Date. In addition, if the Effective Date does not occur on or prior to September 30, 1999, the Merger Agreement automatically terminates, subject to extension by mutual agreement of the parties.

The Merger Agreement automatically terminates upon termination by Furukawa of its obligations under the Furukawa Support Agreement. See "The
Transaction -- Furukawa Support Agreement".

    Uniphase or JDS may terminate the Merger Agreement prior to the Effective Date and, in certain circumstances, be paid the Break Fee or U.S.$10 million as an expense reimbursement, if any condition in the respective party's favour has not been satisfied at or prior to the Effective Date (subject in some cases to a 30 day cure period), other than as a result of a material default by the terminating party. In addition, the Merger Agreement may be terminated by: (i) Uniphase upon the occurrence of any of the JDS Break Fee Events, subject to the payment by JDS to Uniphase of the Break Fee or (ii) JDS upon the occurrence of any of the Uniphase Break Fee Events, subject to the payment by Uniphase to JDS of the Break Fee. Each of JDS or Uniphase may also terminate the Merger Agreement upon a determination by its respective board of directors that an Acquisition Proposal is a Superior Proposal, provided that JDS or Uniphase, as the case may be, is not then in breach or default of any of its obligations under the Merger Agreement and subject to the payment by JDS or Uniphase, as the case may be, to the other party of the Break Fee. In the event of termination of the Merger Agreement based on a determination that a Superior Proposal has been received by either Uniphase or JDS, 50% of the Break Fee is payable by the recipient immediately upon termination of the Merger Agreement and the remaining 50% of the Break Fee is payable only (i) if the Superior Proposal is consummated within nine months of termination of the Merger Agreement or (ii) if a binding agreement which constitutes the Superior Proposal is entered into within such nine month period and the Superior Proposal is consummated within 12 months of termination of the Merger Agreement.

    If either the JDS Shareholders fail to approve the JDS Arrangement Resolution at the JDS Meeting or, through the fault of JDS, the Arrangement is not submitted to JDS Shareholders prior to July 31, 1999, in each case in circumstances in which no Acquisition Proposal shall have been made in respect of JDS which has not been affirmatively rejected by the JDS Board of Directors, then Uniphase may terminate the Merger Agreement and JDS shall pay to Uniphase U.S.$10 million as an expense reimbursement but is not obligated to pay the Break Fee, unless, within nine months of the termination of the Merger Agreement, an Acquisition Proposal is consummated in respect of JDS, in which case the Break Fee, less any amounts previously paid to satisfy the U.S.$10 million expense reimbursement, shall be payable. Similarly, if either the Uniphase Stockholders fail to approve the Uniphase Transaction Proposal at the Uniphase Meeting or, through the fault of Uniphase, the Uniphase Transaction Proposal is not submitted to Uniphase Stockholders prior to July 31, 1999, in each case in circumstances in which no Acquisition Proposal shall have been made in respect of Uniphase which has not been affirmatively rejected by the Uniphase Board of Directors, then JDS may terminate the Merger Agreement and Uniphase shall pay to JDS U.S.$10 million as an expense reimbursement but is not obligated to pay the Break Fee, unless, within nine months of the termination of the Merger Agreement, an Acquisition Proposal is consummated in respect of Uniphase, in which case the Break Fee, less any amounts previously paid to satisfy the U.S.$10 million expense reimbursement, shall be payable.

    The Merger Agreement provides that the compensation to be received pursuant to its terms upon termination is the sole remedy of the parties (other than the equitable remedies of injunction and specific performance).

                             TRANSACTION MECHANICS

    The following is a summary of the Plan of Arrangement. JDS Shareholders and Uniphase Stockholders are urged to read the Plan of Arrangement in its entirety. The Plan of Arrangement is attached as Appendix C to this Supplement.

THE ARRANGEMENT

    Pursuant to the terms of the Plan of Arrangement and the Voting and Exchange Trust Agreement, commencing at the Effective Time, the following events will occur:

1. AMALGAMATION. JDS, Amalgamation Subco and the Holding Companies, if any, shall amalgamate and continue as one company under the CBCA. On the
    Amalgamation:

    (a) each outstanding common share of Amalgamation Subco and each outstanding JDS Common Share deemed to be held by Uniphase Nova Scotia as a consequence of a JDS Shareholder exercising its Dissent Rights shall be converted into one fully paid and non-assessable Amalco Common Share;

    (b) each outstanding preference share of Amalgamation Subco shall be converted into one fully paid and non-assessable Amalco Preference Share;

    (c) each outstanding JDS Common Share that is not held by (i) a Dissenting Shareholder who is ultimately entitled to be paid the fair value of its JDS Common Shares or (ii) a Holding Company, shall be converted into that number of fully paid and non-assessable Class B Non-Voting Preference Shares equal to the Exchange Ratio; and

    (d) all Holding Company Shares in respect of a particular Holding Company shall be converted into that number of fully paid and non-assessable Class B Non-Voting Preference Shares equal to the product of the Exchange Ratio and the number of JDS Common Shares held by such Holding Company and the JDS Common Shares held by such Holding Company shall be cancelled.

    JDS, as the amalgamated company, shall thereafter possess all the property, rights, privileges and franchises and shall be subject to all the liabilities, contracts and debts of JDS, Amalgamation Subco and the Holding Companies, if any.

2. CAPITAL REORGANIZATION. Immediately after the Amalgamation, Exchangeco shall effect the following capital reorganization:

    (a) each outstanding Class B Non-Voting Preference Share will be transferred by the holder thereof, at the JDS Shareholder's election, (i) to Exchangeco in exchange for one Exchangeable Share; or (ii) to Uniphase Nova Scotia in exchange for one Uniphase Common Share; provided that, holders of Class B Non-Voting Preference Shares who are not Canadian Residents will not be entitled to elect to receive Exchangeable Shares and any election otherwise shall be deemed to be an election to receive Uniphase Common Shares and provided that a holder must make the same election in respect of all their Class B Non-Voting Preference Shares or the election will not be effective;

    (b) each outstanding Class B Non-Voting Preference Share in respect of which an election has not been made by the holder thereof, or in respect of which an effective election has not been made, will be transferred by the holder thereof to Exchangeco in exchange for one Exchangeable Share; provided that, each Class B Non-Voting Preference Share in respect of which an election has not been made, held by a holder who is not a Canadian Resident will be deemed to be transferred by the holder thereof to Uniphase Nova Scotia in exchange for one Uniphase Common Share;

    (c) the Class B Non-Voting Preference Shares transferred to Exchangeco will be cancelled and each Class B Non-Voting Preference Share transferred to Uniphase Nova Scotia will be exchanged for one common share of Exchangeco;

    (d) each JDS Option will become a Replacement Option to purchase a number of Uniphase Common Shares equal to the product of the Exchange Ratio multiplied by the number of JDS Common Shares subject to such JDS Option. The Replacement Option will provide for an exercise price per Uniphase Common Share equal to the exercise price per share of such JDS Option immediately prior to the Effective Time divided by the Exchange Ratio and converted into U.S. dollars based on the Noon Buying Rate on the Effective Date. Immediately prior to the Effective Time, the JDS Board of Directors may resolve to accelerate the vesting schedule for all or a portion of the JDS Options such that, immediately following the Effective Time, the corresponding Replacement Options (in respect of up to an anticipated maximum of 2,000,000 Uniphase Common Shares) will be immediately exerciseable; and

    (e) coincident with and as part of the capital reorganization, Uniphase and Exchangeco will execute and deliver the Voting and Exchange Trust Agreement and Uniphase will issue to and deposit with the Trustee the Special Voting Share.

    Uniphase and its affiliates do not currently own any JDS Common Shares and are prohibited from acquiring any JDS Common Shares prior to the Effective Date pursuant to the Merger Agreement, except with the prior approval of JDS.

    Immediately following the Effective Time, JDS' outstanding capital stock will consist of approximately 79.3 million Amalco Common Shares, all of which will be held by Exchangeco and Uniphase Nova Scotia and 10,000 Amalco Preference Shares, all of which will be held by Tory Tory DesLauriers & Binnington, received in exchange for services rendered. Based on the Exchange Ratio, the former holders of JDS Common Shares will hold an aggregate of approximately 39.7 million Exchangeable Shares and Uniphase Common Shares. Assuming all JDS Common Shares are exchanged for Uniphase Common Shares and based upon the number of JDS Common Shares and Uniphase Common Shares outstanding as of January 27, 1999, immediately following completion of the Transaction, existing JDS Shareholders would hold approximately 50% of the outstanding Uniphase Common Shares.

HOLDING COMPANY ALTERNATIVE

    JDS Shareholders who own JDS Common Shares indirectly through a Holding Company have the option of including such Holding Company in the Amalgamation. If the Holding Company Alternative is exercised, pursuant to the Amalgamation, all Holding Company Shares in respect of any particular Holding Company will be converted into that number of Class B Non-Voting Preference Shares equal to the product of the Exchange Ratio and the number of JDS Common Shares held by such Holding Company.

    Pursuant to the Arrangement, JDS Shareholders will receive in exchange for each Class B Non-Voting Preference Share received either one Exchangeable Share or one Uniphase Common Share. See "Transaction Mechanics -- The Arrangement".

    JDS Shareholders are advised to review carefully the information under the heading "Holding Company Alternative" in the JDS Circular for a more detailed description of the Holding Company Alternative and to consult their own tax advisors as to the tax consequences to them.

SHARE CERTIFICATES

    At or promptly after the Effective Time, Exchangeco shall deposit with the Depository, for the benefit of JDS Shareholders who will receive Exchangeable Shares in connection with the Arrangement, certificates representing the Exchangeable Shares issued pursuant to the Plan of Arrangement upon exchange of the Class B Non-Voting Preference Shares into which JDS Common Shares or Holding Company Shares, if any, were converted on the Amalgamation. Upon surrender to the Depository of a certificate which, immediately prior to the Effective Time, represented one or more JDS Common Shares or Holding Company Shares that were converted into Class B Non-Voting Preference Shares on the Amalgamation and then exchanged for Exchangeable Shares under the Arrangement, together with other required documents, a holder of Class B Non-Voting Preference Shares will be entitled to receive a certificate representing that number of Exchangeable Shares which such holder has the right to receive.

    At or promptly after the Effective Time, Uniphase Nova Scotia shall deposit with the Depository, for the benefit of JDS Shareholders who will receive Uniphase Common Shares in connection with the Arrangement, certificates representing the Uniphase Common Shares issued pursuant to the Plan of Arrangement upon exchange of the Class B Non-Voting Preference Shares into which JDS Common Shares or Holding Company Shares, if any, were converted on the Amalgamation. Upon surrender to the Depository of a certificate which, immediately prior to the Effective Time, represented one or more JDS Common Shares or Holding Company Shares that were converted into Class B Non-Voting Preference Shares on the Amalgamation and then exchanged for Uniphase Common Shares under the Arrangement, together with other required documents, a JDS Shareholder will be entitled to receive a certificate representing that number of Uniphase Common Shares which such JDS Shareholder has the right to receive.

    No certificates representing Class B Non-Voting Preference Shares will be issued. Class B Non-Voting Preference Shares will be evidenced by the certificates representing the JDS Common Shares and Holding Company Shares which were converted into Class B Non-Voting Preference Shares on the Amalgamation.

    JDS Shareholders are advised to review carefully the information under the heading "Procedures for Exchange of Share Certificates by Shareholders" in the JDS Circular for a more detailed description of the procedures to be followed by JDS Shareholders in order to obtain certificates representing the Exchangeable Shares and the Uniphase Common Shares issuable in the Arrangement.

    JDS Shareholders whose JDS Common Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for instructions and assistance in delivering those JDS Common Shares.

FRACTIONAL SHARES

    If as a result of the Amalgamation, a Person shall become entitled to a fractional interest in a Class B Non-Voting Preference Share, the fractional interest in that Class B Non-Voting Preference Share shall be rounded to the nearest one hundred thousandth of a Class B Non-Voting Preference Share and that fractional interest, as so rounded, together with any whole Class B Non-Voting Preference Shares that Person is entitled to receive on the Amalgamation, shall be evidenced by the certificates representing the JDS Common Shares or Holding Company Shares held by that Person which were converted into such Class B Non-Voting Preference Shares on the Amalgamation.

    No fractional Exchangeable Shares or fractional Uniphase Common Shares will be delivered in exchange for Class B Non-Voting Preference Shares pursuant to the Arrangement. In lieu of any such fractional securities: (i) each JDS Shareholder otherwise entitled to a fractional interest in an Exchangeable Share will receive a cash payment equal to such JDS Shareholder's PRO RATA portion of the net proceeds after expenses received by the Depository upon the sale of whole shares representing an accumulation of all fractional interests in Exchangeable Shares to which all such JDS Shareholders would otherwise be entitled. The Depository will sell such Exchangeable Shares by private sale (including by way of sale through the facilities of any stock exchange upon which the Exchangeable Shares are then listed) as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depository, PRO RATA in relation to the respective fractions, among the JDS Shareholders otherwise entitled to receive fractional interests in Exchangeable Shares; and (ii) each JDS Shareholder otherwise entitled to a fractional interest in a Uniphase Common Share will receive a cash payment equal to such JDS Shareholder's PRO RATA portion of the net proceeds after expenses received by the Depository upon the sale of whole shares representing an accumulation of all fractional interests in Uniphase Common Shares to which all such JDS Shareholders would otherwise be entitled. The Depository will sell such Uniphase Common Shares on NASDAQ as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depository, PRO RATA in relation to the respective fractions, among the JDS Shareholders otherwise entitled to receive fractional interests in Uniphase Common Shares.

                       DESCRIPTION OF EXCHANGEABLE SHARES

    The following is a summary of the Exchangeable Share Provisions and certain provisions of the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement, all of which JDS Shareholders and Uniphase Stockholders are urged to read in their entirety. The Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement are attached in or as Appendices C, E and D, respectively, to this Supplement.

GENERAL

    The Exchangeable Shares will be issued by Exchangeco. The Exchangeable Shares are intended to be economically equivalent to the Uniphase Common Shares. The Exchangeable Shares will be exchangeable at any time at the option of the holder on a one-for-one basis, for Uniphase Common Shares. On the Effective Date, Uniphase, Exchangeco and the Trustee will enter into the Voting and Exchange Trust Agreement. By furnishing instructions to the Trustee under the Voting and Exchange Trust Agreement, holders of the Exchangeable Shares will be able to exercise essentially the same voting rights with respect to Uniphase as they would have if they had exchanged their Exchangeable Shares for Uniphase Common Shares. Holders of Exchangeable Shares will also be entitled to receive from Exchangeco dividends payable in U.S. dollars or Canadian dollars that are economically equivalent to any cash dividends paid on Uniphase Common Shares. The Exchangeable Shares are subject to adjustment or modification in the event of a stock split or other change to the capital structure of Uniphase so as to maintain the initial one-to-one relationship between the Exchangeable Shares and the Uniphase Common Shares.

VOTING, DIVIDEND AND LIQUIDATION RIGHTS

VOTING RIGHTS WITH RESPECT TO EXCHANGECO

    Except as required by law or under the Exchangeable Share Support Agreement, the terms of the Exchangeable Share Provisions with respect to the amendment thereof or the Voting and Exchange Trust Agreement, the holders of Exchangeable Shares are not entitled as such to receive notice of or attend any meeting of shareholders of Exchangeco or to vote at any such meeting.

VOTING RIGHTS WITH RESPECT TO UNIPHASE

    Pursuant to the Voting and Exchange Trust Agreement, Uniphase will issue the Special Voting Share to the Trustee for the benefit of the holders (other than Uniphase and its Affiliates) of the Exchangeable Shares. The Special Voting Share will have a number of votes, which may be cast at any meeting at which Uniphase Stockholders are entitled to vote, equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by Uniphase and its Affiliates).

    Each holder of an Exchangeable Share (other than Uniphase and its Affiliates) on the record date for any meeting at which Uniphase Stockholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the Special Voting Share for each Exchangeable Share held by such holder. The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. A holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the Special Voting Share to which the holder is entitled. In connection with each meeting, to the extent that the Trustee has not, upon such instructions, signed and delivered to holders proxies as aforesaid, the Trustee shall exercise its voting rights as holder of the Special Voting Share either by proxy or in person.

    The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which the Uniphase Stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the Special Voting Share. Such mailing by the Trustee shall commence on the same day as Uniphase sends such notice and materials to the Uniphase Stockholders. The Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by Uniphase to the Uniphase Stockholders at the same time as such materials are sent to the Uniphase Stockholders. To the extent such materials are provided to the Trustee by Uniphase, the Trustee will also send to the holders all materials sent by third parties to Uniphase Stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as reasonably practicable after such materials are delivered to the Trustee.

    All rights of a holder of Exchangeable Shares to instruct the Trustee to exercise votes attached to the Special Voting Share will cease upon the exchange (whether by redemption, retraction or liquidation, or through the exercise of the Call Rights) of all of such holder's Exchangeable Shares for Uniphase Common Shares.

    In accordance with the terms of the Exchangeable Share Support Agreement, Uniphase and its Affiliates will not exercise any voting rights with respect to any Exchangeable Shares held by it or its Affiliates, although it will appoint proxyholders with respect to such Exchangeable Shares for the sole purpose of attending meetings of the holders of Exchangeable Shares in order to be counted as part of the quorum for such meetings.

DIVIDEND RIGHTS

    Holders of Exchangeable Shares will be entitled to receive, subject to applicable law and to the next paragraph, dividends (i) in the case of a cash dividend declared on the Uniphase Common Shares, in an amount in cash for each Exchangeable Share corresponding to the cash dividend declared on each Uniphase Common

Share; (ii) in the case of a stock dividend declared on the Uniphase Common Shares to be paid in Uniphase Common Shares, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Uniphase Common Shares to be paid on each Uniphase Common Share; or (iii) in the case of a dividend declared on the Uniphase Common Shares in property other than cash or Uniphase Common Shares, in such type and amount of property as is the same as, or economically equivalent to, the type and amount of property declared as a dividend on each Uniphase Common Share. Cash dividends on the Exchangeable Shares are payable in U.S. dollars or the Canadian Dollar Equivalent thereof, at the option of Exchangeco. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as the relevant date for the corresponding dividends on the Uniphase Common Shares. See "The Companies after the Transaction -- Dividend Policy".

    In the case of a stock dividend declared on the Uniphase Common Shares to be paid in Uniphase Common Shares, in lieu of declaring a corresponding stock dividend on the Exchangeable Shares, the Board of Directors of Exchangeco may, in its discretion and subject to applicable law, subdivide, redivide or change (the "subdivision") each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares as is equal to the sum of (i) a Uniphase Common Share and
(ii) the number of Uniphase Common Shares to be paid as a stock dividend on each Uniphase Common Share. In such instance, such subdivision shall become effective on the effective date for the dividend declared on the Uniphase Common Shares without any further act or formality on the part of the Board of Directors of Exchangeco or of the holders of Exchangeable Shares. No approval of the holders of Exchangeable Shares to an amendment to the articles of Exchangeco shall be required to give effect to such subdivision. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision of Exchangeable Shares and the effective date of such subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding stock dividend declared on Uniphase Common Shares.

LIQUIDATION RIGHTS WITH RESPECT TO EXCHANGECO

    In the event of the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, holders of the Exchangeable Shares will have, subject to applicable law, preferential rights to receive from Exchangeco the Exchangeco Liquidation Amount for each Exchangeable Share held. Upon the occurrence of such liquidation, dissolution or winding-up, Uniphase Nova Scotia will have an overriding Liquidation Call Right to purchase all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by affiliates of Uniphase) from the holders thereof on the Exchangeco Liquidation Date for a purchase price per share equal to the Exchangeco Liquidation Amount.

    Upon the occurrence and during the continuance of an Exchangeco Insolvency Event, each holder of Exchangeable Shares (other than affiliates of Uniphase) will be entitled to instruct the Trustee to exercise the Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring Uniphase to purchase such Exchangeable Shares from the holder. As soon as practicable following the occurrence of an Exchangeco Insolvency Event or any event which may, with the passage of time and/or the giving of notice, become an Exchangeco Insolvency Event, Exchangeco or Uniphase will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will then notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the Exchange Right. The purchase price payable by Uniphase for each Exchangeable Share purchased under the Exchange Right will be the Exchangeco Liquidation Amount.

LIQUIDATION RIGHTS WITH RESPECT TO UNIPHASE

    In order for the holders of the Exchangeable Shares to participate on a PRO RATA basis with the holders of Uniphase Common Shares, on the fifth Business Day prior to the effective date of a Uniphase Liquidation Event, each Exchangeable Share (other than those held by affiliates of Uniphase) will, pursuant to the Automatic Exchange Right, automatically be exchanged for the Exchangeco Liquidation Amount pursuant to the Voting and Exchange Trust Agreement. Upon a holder's request and surrender of Exchangeable Share certificates, duly endorsed in blank and accompanied by such instruments of transfer as Uniphase may reasonably require, Uniphase will deliver to such holder certificates representing an equivalent number of Uniphase Common Shares. For a description of certain Uniphase obligations with respect to the dividend and liquidation rights of the holders of Exchangeable Shares, see "Description of Exchangeable Shares -- Uniphase Support Obligation" below.

RETRACTION

    Subject to the exercise by Uniphase Nova Scotia of its Retraction Call Right, holders of the Exchangeable Shares will be entitled at any time following the Effective Time to retract (i.e. require Exchangeco to redeem) any or all of the Exchangeable Shares held by such holder for a retraction price per share equal to the Retraction Price. Holders of the Exchangeable Shares may effect such retraction by presenting (i) a certificate or certificates to Exchangeco or the Trustee representing the number of Exchangeable Shares the holder desires to retract; (ii) a duly executed Retraction Request indicating the number of Exchangeable Shares the holder desires to retract and the Retraction Date and acknowledging the Retraction Call Right; and (iii) such other documents as may be required to effect the retraction of the Retracted Shares.

    When a holder requests Exchangeco to redeem Retracted Shares, Uniphase Nova Scotia will have an overriding Retraction Call Right to purchase on the Retraction Date all but not less than all of the Retracted Shares, at a purchase price per share equal to the Retraction Price. Upon receipt of a Retraction Request, Exchangeco will immediately notify Uniphase Nova Scotia of the Retraction Request. Uniphase Nova Scotia must then advise Exchangeco within five Business Days as to whether the Retraction Call Right will be exercised. If Uniphase Nova Scotia does not so advise Exchangeco, Exchangeco will notify the holder as soon as possible thereafter that Uniphase Nova Scotia will not exercise the Retraction Call Right. If Uniphase Nova Scotia advises Exchangeco that Uniphase Nova Scotia will exercise the Retraction Call Right within such five Business Day period, then provided the Retraction Request is not revoked by the holder as described below, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Uniphase Nova Scotia in accordance with the Retraction Call Right.

    A holder may revoke its Retraction Request, in writing, at any time prior to the close of business on the Business Day preceding the Retraction Date, in which case the Retracted Shares will neither be purchased by Uniphase Nova Scotia nor be redeemed by Exchangeco. If a holder does not revoke its Retraction Request, on the Retraction Date, the Retracted Shares will be purchased by Uniphase Nova Scotia or redeemed by Exchangeco, as the case may be, in each case as set out above.

    If, as a result of solvency requirements or applicable law, Exchangeco is not permitted to redeem all Retracted Shares tendered by a retracting holder, Exchangeco will redeem only those Retracted Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. The Trustee, on behalf of the holder of any Retracted Shares not so redeemed by Exchangeco, will require Uniphase to purchase the Retracted Shares not redeemed on the Retraction Date, pursuant to the Exchange Right.

REDEMPTION

    Subject to applicable law and the Redemption Call Right, on the Redemption Date, Exchangeco will redeem all but not less than all of the then outstanding Exchangeable Shares for a redemption price per share equal to the Redemption Price. Exchangeco will, at least 60 days prior to the Redemption Date, or such number of days as the board of directors of Exchangeco may determine to be reasonably practicable under the circumstances in respect of a Redemption Date arising in connection with, among other events, a Uniphase Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Exchangeco or the purchase of the Exchangeable Shares by Uniphase Nova Scotia pursuant to the Redemption Call Right described below.

    Uniphase Nova Scotia will have an overriding Redemption Call Right to purchase on the Redemption Date all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by affiliates of Uniphase) for a purchase price per share equal to the Redemption Price. Upon the exercise of the Redemption Call Right, holders will be obligated to sell their Exchangeable Shares to Uniphase Nova Scotia. If Uniphase Nova Scotia exercises the Redemption Call Right, Exchangeco's right and obligation to redeem the Exchangeable Shares on such Redemption Date will terminate.

EARLY REDEMPTION

    In certain circumstances, Exchangeco has the right to require a redemption of the Exchangeable Shares prior to March 31, 2014. Subject to the terms and conditions of the Furukawa Support Agreement (which provides Furukawa with certain consent rights) and the Redemption Call Right, an early redemption may occur upon:

    (i) there being fewer than 992,372 Exchangeable Shares outstanding (other than Exchangeable Shares held by Uniphase and its Affiliates), provided that such number may be adjusted by the board of directors of Exchangeco in certain circumstances described in the Exchangeable Share Provisions;

    (ii) the occurrence of a Uniphase Control Transaction, provided that the board of directors of Exchangeco determines (A) that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with the Uniphase Control Transaction and (B) that the redemption of the Exchangeable Shares is necessary to enable the completion of the Uniphase Control Transaction;

   (iii) a proposal being made for an Exchangeable Share Voting Event, provided that the board of directors of Exchangeco determines that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event (which business purpose must be BONA FIDE and not for the primary purpose of causing the occurrence of a Redemption Date) in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event; or

    (iv) the failure by the holders of the Exchangeable Shares to approve or disapprove, as applicable, an Exempt Exchangeable Share Voting Event.

RANKING

    The Exchangeable Shares will be entitled to a preference over the common shares of Exchangeco and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of Exchangeco, whether voluntary or involuntary, or any other distribution of the assets of Exchangeco, among its shareholders for the purpose of winding-up its affairs.

CERTAIN RESTRICTIONS

    Without the approval of the holders of the Exchangeable Shares as set forth below under "Description of Exchangeable Shares -- Amendment and Approval", Exchangeco will not:

    (a) pay any dividends on the common shares of Exchangeco, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in common shares of Exchangeco, or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

    (b) redeem, purchase or make any capital distribution in respect of common shares of Exchangeco, or any other shares ranking junior to the Exchangeable Shares;

    (c) redeem or purchase any other shares of Exchangeco ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

    (d) issue any Exchangeable Shares other than (i) pursuant to any shareholder rights plan adopted by Exchangeco; (ii) by way of stock dividend to the holders of Exchangeable Shares, or (iii) by way of any subdivision described above under the heading "Description of Exchangeable
       Shares -- Dividend Rights"; or

    (e) issue any shares of Exchangeco ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

    The restrictions in clauses (a), (b), (c) and (d) above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid on the Uniphase Common Shares have been declared and paid in full.

AMENDMENT AND APPROVAL

    The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be deemed to have been sufficiently given if given in accordance with applicable law subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of the holders of Exchangeable Shares duly called and held at which holders of at least 35% of the then outstanding Exchangeable Shares are present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time (not less than five days later) as may be designated by the Chairman of such meeting. At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution will constitute the approval or consent of the holders of the Exchangeable Shares.

EXCHANGEABLE SHARE RIGHTS

    Prior to the Effective Time, Exchangeco will adopt an Exchangeable Share rights plan substantially equivalent to the Uniphase Rights Agreement. Pursuant thereto, each Exchangeable Share issued in the Arrangement will have an associated Exchangeable Share Right entitling the holder of such Exchangeable Share Right to acquire additional Exchangeable Shares on terms and conditions substantially the same as the terms and conditions upon which a holder of the Uniphase Common Shares is entitled to acquire either a Uniphase Unit or, in certain circumstances, Uniphase Common Shares (with the definitions of beneficial ownership, the calculation of percentage ownership and the number of shares outstanding and related provisions applying, as appropriate, to Uniphase Common Shares and Exchangeable Shares as though they were the same security). The Exchangeable Share Rights are intended to have characteristics essentially equivalent in economic effect to the Uniphase Rights. See "Uniphase Capital Stock -- Uniphase Rights Agreement".

UNIPHASE SUPPORT OBLIGATION

    Pursuant to the Exchangeable Share Support Agreement, Uniphase will make the following covenants for so long as any Exchangeable Shares (other than Exchangeable Shares owned by Uniphase or its Affiliates) remain outstanding:

    (i) Uniphase will not declare or pay dividends on the Uniphase Common Shares unless Exchangeco is able to (x) declare and pay and simultaneously declares or pays, as the case may be, an equivalent dividend on the Exchangeable Shares or (y) subdivide and simultaneously subdivides the Exchangeable Shares in lieu of stock dividend (as provided for in the Exchangeable Share Provisions);

    (ii) Uniphase will advise Exchangeco in advance of the declaration of any dividend on the Uniphase Common Shares and ensure that (x) the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as those for the corresponding dividend on the Uniphase Common Shares or (y) the record date and effective date for a subdivision of the Exchangeable Shares in lieu of stock dividend (as provided for in the Exchangeable Share Provisions) are the same as the record date and payment date for the corresponding stock dividend on the Uniphase Common Shares;

   (iii) Uniphase will ensure that the record date for any dividend declared on the Uniphase Common Shares is not less than 10 Business Days after the declaration date of such dividend;

    (iv) Uniphase will take all actions and do all things reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay to the holders of the Exchangeable Shares the applicable Exchangeco Liquidation Amount, Redemption Price and Retraction Price in the event of a liquidation, dissolution or winding-up of Exchangeco, a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco;

    (v) Uniphase will take all actions and do all things reasonably necessary or desirable to enable and permit Uniphase Nova Scotia, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Call Rights, including the delivery of Uniphase Common Shares in accordance with the provisions of the applicable Call Right; and

    (vi) if Uniphase becomes a "specified financial institution" (as such term is defined in the Canadian Tax Act) or does not deal at arms' length with such a person, Uniphase will take all such actions and do all such things as are reasonably necessary or desirable to cause Uniphase Nova Scotia to exercise the Retraction Call Right if requested to do so by a holder of Exchangeable Shares making a Retraction Request.

    The Exchangeable Share Support Agreement and the Exchangeable Share Provisions provide that, without the prior approval of Exchangeco and the holders of the Exchangeable Shares given in the manner set forth above under "Description of Exchangeable Shares -- Amendment and Approval", Uniphase will not issue or distribute additional Uniphase Common Shares, securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares, rights, options or warrants to subscribe therefor, evidences of indebtedness or other assets, to all or substantially all holders of Uniphase Common Shares, nor shall Uniphase change the Uniphase Common Shares, unless the same or an economically equivalent distribution on or change to the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. The Exchangeco board of directors is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the Exchangeable Shares is the same as or economically equivalent to any proposed distribution on or change to the Uniphase Common Shares. IN THE EVENT OF ANY PROPOSED TENDER OFFER, SHARE EXCHANGE OFFER, ISSUER BID, TAKE-OVER BID OR SIMILAR TRANSACTION WITH RESPECT TO THE UNIPHASE COMMON SHARES WHICH IS RECOMMENDED BY THE UNIPHASE BOARD OF DIRECTORS AND IN CONNECTION WITH WHICH THE EXCHANGEABLE SHARES ARE NOT REDEEMED BY EXCHANGECO OR PURCHASED BY UNIPHASE NOVA SCOTIA PURSUANT TO THE REDEMPTION CALL RIGHT, UNIPHASE WILL USE REASONABLE EFFORTS TO TAKE ALL ACTIONS NECESSARY OR DESIRABLE TO ENABLE HOLDERS OF EXCHANGEABLE SHARES TO PARTICIPATE IN SUCH TRANSACTION TO THE SAME EXTENT AND ON AN ECONOMICALLY EQUIVALENT BASIS AS THE HOLDERS OF UNIPHASE COMMON SHARES.

    In order to assist Uniphase to comply with its obligations under the Exchangeable Share Support Agreement and to permit Uniphase Nova Scotia to exercise the Call Rights, Exchangeco is required to notify Uniphase and Uniphase Nova Scotia of the occurrence of certain events, such as the liquidation, dissolution or winding-up of Exchangeco, and Exchangeco's receipt of a Retraction Request from a holder of Exchangeable Shares.

    Under the Exchangeable Share Support Agreement, Uniphase has agreed not to exercise any voting rights attached to the Exchangeable Shares owned by it or any of its Affiliates on any matter considered at meetings of holders of Exchangeable Shares. Uniphase has also agreed to use its reasonable efforts to enable Exchangeco to maintain a listing for the Exchangeable Shares on a Canadian stock exchange.

    With the exception of administrative changes for the purpose of adding covenants of any or all parties, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of Uniphase, Exchangeco and Uniphase Nova Scotia are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Exchangeable Share Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares given in the manner set forth above under "Description of Exchangeable
Shares -- Amendment and Approval".

                      THE COMPANIES AFTER THE TRANSACTION

GENERAL

    Upon completion of the Arrangement and the approval of the Uniphase Additional Proposals, Uniphase will be renamed JDS Uniphase Corporation and will continue to be a corporation governed by the DGCL. Uniphase will continue to have its registered office located at 163 Baypointe Parkway, San Jose, California, U.S.A., 95134 (Tel. No. (408) 434-1800). After the Effective Time, Uniphase will indirectly own all of the voting securities of JDS, which will be renamed JDS Uniphase Inc. and will continue to be a corporation governed by the CBCA. The registered office of JDS will continue to be located at 570 West Hunt Club Road, Nepean, Ontario, Canada, K2G 5W8 (Tel. No. (613) 727-1304). The executive offices of JDS Uniphase will be located in both San Jose and Nepean. The registered office of Exchangeco will be located at 570 West Hunt Club Road, Nepean, Ontario, Canada, K2G 5W8 (Tel. No. (613) 727-1304).

PLANS AND PROPOSALS

    Uniphase and JDS believe that the Transaction represents an excellent opportunity to create a global advanced fiberoptic component and module manufacturing company that will enjoy benefits of increased size, a more diversified asset base, low production costs and enhanced positioning to take advantage of opportunities for growth. Uniphase and JDS also believe that the combined company will benefit from the complementary skills and expertise of their respective management teams. See "The Transaction -- Reasons for the Transaction".

    Uniphase and JDS intend to preserve their existing businesses and core competencies, operating through JDS Uniphase, in all material business segments in which Uniphase and JDS currently operate. JDS Uniphase will maintain a significant presence in both San Jose, California and Nepean, Ontario. Uniphase and JDS do not anticipate reductions in the workforces of the two companies as a result of the Transaction.

    Following the closing of the Transaction, JDS Uniphase will continue to operate the businesses currently conducted by each of JDS and Uniphase at their existing facilities. Current manufacturing locations will not be changed but will be evaluated by JDS Uniphase on a long-term basis following the Effective Date to determine the most advantageous sites for the combined entity for its manufacturing activities, particularly for new product offerings. The sales and marketing organizations of the two companies will be integrated following the Effective Date, as will their respective administrative functions. It is anticipated that JDS Uniphase will integrate the different computer information systems of Uniphase and JDS. Particular emphasis in this integration effort will be on the integration of the administrative, finance and sales functions of the two information systems.

    Direction for research and development activities of JDS Uniphase will be centralized within management of the combined entity. Research and development will focus both on continued development of each of JDS' and Uniphase's existing products and more integrated module products that combine the products of both companies.

    The following chart shows the structural corporate relationships among JDS Uniphase and its material subsidiaries following completion of the Transaction:

                                     [LOGO]

------------

(1) The change of name of Uniphase is subject to Uniphase Stockholder approval of the Uniphase Additional Proposals.

(2) Uniphase Nova Scotia will be indirectly, wholly-owned by JDS Uniphase through a Delaware holding company.

(3) See "Business of Uniphase -- General" for a description of Uniphase's material operating divisions.

(4) 100% of the voting shares of Exchangeco and JDS will be held indirectly by JDS Uniphase.

(5) Pursuant to the Arrangement, JDS will amalgamate with Amalgamation Subco and the Holding Companies, if any, under the laws of Canada. JDS will have no material subsidiaries.

EXCHANGECO

    Exchangeco is an indirect subsidiary of Uniphase. Exchangeco was incorporated under the laws of Canada on January 26, 1999. Exchangeco was incorporated for the sole purpose of participating in the Transaction and currently has nominal assets and activities. After the Transaction is completed, Exchangeco will be a holding company which holds all of the outstanding shares of JDS, other than those held by Uniphase Nova Scotia. The authorized capital of Exchangeco will consist of an unlimited number of common shares, Class B Non-Voting Preference Shares and Exchangeable Shares and 10,000 Class A Non-Voting Preference Shares.

AMALGAMATION SUBCO

    Amalgamation Subco is a subsidiary of Exchangeco. Amalgamation Subco was incorporated under the laws of Canada on February 26, 1999 for the sole purpose of participating in the Transaction. Amalgamation Subco will amalgamate with JDS and the Holding Companies, if any, on the Effective Date.

UNIPHASE NOVA SCOTIA

    Uniphase Nova Scotia is an indirect, wholly-owned subsidiary of Uniphase. Uniphase Nova Scotia is an unlimited company under the laws of the Province of Nova Scotia, formed on January 26, 1999 for the sole purpose of participating in the Transaction. Uniphase Nova Scotia holds all of the common shares of

Exchangeco. Uniphase Nova Scotia will deliver Uniphase Common Shares to holders of JDS Common Shares electing to receive them under the Arrangement and will hold the Call Rights related to the Exchangeable Shares. See "The Transaction".

DIRECTORS AND OFFICERS

    The Merger Agreement provides that the JDS Uniphase board of directors will consist of ten directors for the three years following the Effective Date. During that period, each of Uniphase and JDS will nominate five of the board members.

    The Uniphase Charter divides the Uniphase Board of Directors into three classes. The members of each class of directors serve staggered three-year terms. Following the Effective Date, the board of directors of JDS Uniphase is expected to be composed of three Class I directors (Mr. Sinclair, Mr. Kaplan and Mr. MacNaughton), three Class II directors (Mr. Guglielmi, Professor Sibbett and Mr. Enos) and four Class III directors (Mr. Kalkhoven, Dr. Straus, Mr. Skrzypczak and Mr. Day), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 2001, 2000 and 1999, respectively. At each Annual Meeting of Stockholders, directors will be elected for a full term of three years to succeed those whose terms are expiring.

    Senior management of JDS Uniphase will be comprised of individuals who currently hold similar positions in Uniphase and JDS respectively.

    The following table sets forth certain information with respect to the proposed executive officers and directors of JDS Uniphase immediately following the Effective Date and their beneficial share ownership and percentage of shares beneficially owned of JDS Uniphase on a pro forma basis:

                                                                                                                   PRO FORMA
                                                                                                      PRO FORMA    PERCENTAGE
                                                                                                       SHARES      OF SHARES
                                                                                                     BENEFICIALLY BENEFICIALLY
NAME                                    AGE      POSITION                                             OWNED(1)      OWNED(2)
----------------------------------      ---      --------------------------------------------------  -----------  ------------
Kevin N. Kalkhoven(3).............          54   Co-Chairman and Chief Executive Officer              1,023,143          1.3%

Jozef Straus, Ph.D.(4)............          52   Co-Chairman, President and Chief Operating Officer     398,980             *

Anthony R. Muller(5)..............          56   Senior Vice President, Chief Financial Officer and     182,327             *
                                                 Secretary

M. Zita Cobb(6)...................          40   Senior Vice President, Strategy and Integration         25,731             *

Dan E. Pettit(7)..................          52   Senior Vice President                                  340,452             *

Michael C. Phillips...............          48   General Counsel/Senior Vice President, Business            175             *
                                                 Development

Bruce D. Day(8)...................          43   Director                                                24,409             *

Robert E. Enos(9).................          60   Director                                                11,440             *

Peter A. Guglielmi(10)............          55   Director                                                18,666             *

Martin A. Kaplan(11)..............          61   Director                                                28,888             *

John MacNaughton..................          54   Director                                                 2,034             *

Wilson Sibbett, Ph.D.(12).........          51   Director                                                40,416             *

William J. Sinclair(13)...........          45   Director                                               480,896             *

Casimir S. Skrzypczak(14).........          58   Director                                                33,222             *

------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Uniphase Common Shares or JDS Common Shares subject to options held by that person that are currently exercisable or exercisable within 60 days of May 14, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To Uniphase's and JDS' knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) Percentage of ownership is based on 40,464,807 Uniphase Common Shares outstanding on May 14, 1999 and 78,411,178 JDS Common Shares outstanding on May 14, 1999 multiplied by the Exchange Ratio.

(3) Includes 960,940 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(4) Includes 38,648 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(5) Includes 93,250 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999 and 4,760 shares held by Mr. Muller's daughter.

(6) Includes 25,731 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(7) Includes 304,877 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(8) Includes 22,884 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(9) Includes 9,915 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(10) Includes 16,666 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(11) Includes 28,888 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(12) Includes 40,416 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(13) Includes 15,764 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(14) Includes 32,222 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

    Set forth below is certain information relating to the proposed officers and directors of JDS Uniphase.

    Mr. Kalkhoven has been President and Chief Executive Officer of Uniphase since January 1992, a member of the Uniphase Board of Directors since February 1992, and Chairman of the Uniphase Board of Directors since April 1994. From September 1988 to January 1992, Mr. Kalkhoven was President of Demax Software, a systems software company.

    Dr. Straus co-founded JDS in 1981 and has served as its Chief Executive Officer and President since September 1993. Dr. Straus has served on the JDS Board of Directors since 1981 and has held various positions with JDS, including Vice-President, Sales and Marketing from 1990 to 1993. Prior to 1981, Dr. Straus held various research and management positions related to fiberoptic technology at Bell-Northern Research Ltd. and Northern Telecom Limited.

    Mr. Muller was appointed Senior Vice President, Chief Financial Officer and Secretary of Uniphase in January 1998. From September 1984 to January 1998, when he joined Uniphase, Mr. Muller was a member of the Uniphase Board of Directors. From September 1996 to January 1998, he was Senior Vice President and Chief Financial Officer of Micro Focus Group Plc, a supplier of software tools. From November 1990 to September 1996, Mr. Muller served as Senior Vice President of Operations and Administration and Chief Financial Officer of Centigram Communications Corporation, a supplier of telecommunications systems.

    Ms. Cobb has been a director of JDS as well as its Chief Financial Officer since February 1996. Ms. Cobb has held various positions since joining JDS as Controller in 1989. Prior to joining JDS, Ms. Cobb held various finance-related positions with Fleet Technology Ltd., Arctec, Inc., Shell Canada Resources Ltd. and Texaco Canada Resources Ltd.

    Mr. Pettit has been Senior Vice President, Business Planning and Development of Uniphase since January 1998, and in May 1998, became President of Uniphase Europe. Mr. Pettit joined Uniphase as Corporate Controller in March 1986 and shortly thereafter was appointed Vice President and Chief Financial Officer. Prior to joining Uniphase, Mr. Pettit held group controller and division controller positions at Burroughs Corporation, where he was employed from 1983 to 1986.

    Mr. Phillips joined Uniphase as Senior Vice President, Business Development and General Counsel in August 1998. Mr. Phillips is also a partner at Morrison & Foerster LLP, a large international law firm, which serves as Uniphase's outside counsel. At Morrison & Foerster LLP and prior to joining Uniphase in August 1998 as an officer and employee, Mr. Phillips was primarily responsible for legal matters for each of Uniphase's prior security offerings and acquisitions.

    Mr. Day has been a member of the JDS Board of Directors since 1996. Since 1991, Mr. Day has been the Vice President, Corporate Development of Rogers Communications Inc. and is principally involved in mergers, acquisitions, divestitures and taxation for Rogers Communications Inc. and its subsidiaries.

    Mr. Enos has been a member of the JDS Board of Directors since 1996. Mr. Enos was the Vice President, Product Line Management, Cable Group and the Vice President, Transmission Network Division of Northern Telecom Limited from 1992 to 1994 and from 1989 to 1992, respectively. Mr. Enos retired from Northern Telecom Limited in 1994.

    Mr. Guglielmi has been a member of the Uniphase Board of Directors since May 1998. Mr. Guglielmi is Executive Vice President and Chief Financial Officer of Tellabs, Inc., and has served as its Chief Financial Officer since 1988. From 1993 to 1997, he was also President of Tellabs International, Inc. Prior to joining Tellabs, Mr. Guglielmi was Vice President of Finance and Treasurer of Paradyne Corporation for five years. Mr. Guglielmi serves on several boards of directors, including Tellabs, Inc. and Cherry Corporation.

    Mr. Kaplan has been a member of the Uniphase Board of Directors since November 1997. Mr. Kaplan is Executive Vice President of Pacific Telesis and is responsible for coordinating integration plans following the merger of SBC Communications, Inc. and Pacific Telesis Group. In addition, he is responsible for the integration of Southern New England Telephone Company and for the proposed merger, if approved, with Ameritech. From 1995 to 1997, Mr. Kaplan was Executive Vice President of Pacific Bell and President of the Network Services Group. From 1993 to 1995, he was Chief Technology, Quality and Re-Engineering Officer for Pacific Bell. Mr. Kaplan also is a director of Conductus.

    Mr. MacNaughton will join the JDS Uniphase board of directors immediately after the Effective Time. Mr. MacNaughton was President of Nesbitt Burns Inc. and its predecessor company from September 1994 until his retirement on March 31, 1999. From December 1990 to September 1994, when it was acquired by a subsidiary of Bank of Montreal and merged with Nesbitt Thomson Inc., he was President and Chief Executive Officer of Burns Fry Limited. Nesbitt Burns Inc. lead managed the initial public offering of JDS in March 1996.

    Professor Sibbett has been a member of the Uniphase Board of Directors since February 1995. Since 1994, he has been Director of Research for the School of Physics and Astronomy at the University of St. Andrews, Scotland and since 1985, has been the head of such school. Professor Sibbett has been a member of the Engineering and Physical Sciences Research Council ("EPSRC") of the U.K. Department of Trade and Industry since 1986 and served as chairman of the EPSRC Laser Committee from 1992 to 1994.

    Mr. Sinclair co-founded JDS in 1981, was President of JDS from 1982 until 1993 and has served as a director of JDS since 1981. Mr. Sinclair is currently Director, Research and Development, Fluorosense Inc. and has held this position since 1995. Mr. Sinclair was an independent consultant in the area of optics from 1993 to 1995. Prior to 1981, Mr. Sinclair was a member of the Technical Staff at Bell-Northern Research Ltd. specializing in fiberoptic technology.

    Mr. Skrzypczak has been a member of the Uniphase Board of Directors since July 1997. He has been Corporate Vice President and Group President of Professional Services of Bellcore since March 1997. Earlier, Mr. Skrzypczak was President, NYNEX Science & Technology and Vice President, Network & Technology Planning for NYNEX. Mr. Skrzypczak has served as a trustee of Polytechnic University since 1987 and is chairman of its Education Committee.

PRINCIPAL HOLDERS OF SECURITIES

    At the time the Merger Agreement was executed, Furukawa owned 40,489,670 JDS Common Shares. On February 16, 1999, Furukawa sold 3,130,000 of such JDS Common Shares at a price of Cdn.$60 per share. The sale was made on a private placement basis to various purchasers pursuant to an underwriting agreement among Furukawa, JDS and CIBC World Markets dated February 3, 1999.

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    Based on Furukawa's ownership of 37,359,670 JDS Common Shares (and no
Uniphase Common Shares) as of the date of this Supplement, after giving effect to the Arrangement, a subsidiary of Furukawa will be the beneficial owner of 18,999,260 Exchangeable Shares, which will represent approximately 24% of the aggregate outstanding Uniphase Common Shares and Exchangeable Shares taken together following consummation of the Arrangement. See "The
Transaction -- Furukawa Support Agreement" for a summary of the rights of a subsidiary or subsidiaries of Furukawa (or its or their permitted transferees) to require Uniphase to register the Uniphase Common Shares held by the subsidiary or subsidiaries (or its or their permitted transferees) under the Securities Act or to require Exchangeco to qualify a prospectus under Canadian securities laws in respect of the Exchangeable Shares held by the subsidiary or subsidiaries (or its or their permitted transferees) pursuant to the Furukawa Registration Rights Agreement. To the knowledge of Uniphase, JDS and their respective directors and officers, other than Furukawa and American Express Company, there are no persons who, had the Arrangement occurred on May 14, 1999, would beneficially own, directly or indirectly, or exercise control or direction over, in excess of 5% of the outstanding Uniphase Common Shares. However, since beneficial ownership of less than 10% of the JDS Common Shares is not required to be disclosed under Canadian securities laws, it is difficult to identify beneficial holders of less than 10% of the issued and outstanding JDS Common Shares.

    See "Business of JDS -- Security Ownership" and "Business of
Uniphase -- Security Ownership" for information with respect to securities of JDS and Uniphase currently owned by certain directors, officers and principal shareholders of JDS and Uniphase, respectively. In addition, see "The Companies after the Transaction -- Directors and Officers" for pro forma information with respect to ownership of securities of JDS Uniphase by the initial directors and senior officers of JDS Uniphase.

DIVIDEND POLICY

    It is anticipated that JDS Uniphase will retain future earnings to finance the development of its business and, accordingly, will not pay dividends on its outstanding shares in the foreseeable future. Determinations to pay future dividends and the amount thereof will be made by the board of directors of JDS Uniphase and will depend on its future earnings, capital requirements, financial condition and other relevant factors.

INDEPENDENT AUDITORS

    Ernst & Young LLP, the current auditors of Uniphase, will be the independent auditors of JDS Uniphase and its subsidiaries, including Exchangeco.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Uniphase Common Shares in the United States is and after the Effective Date will be American Stock Transfer & Trust Company, New York, New York. Following the Effective Date, the transfer agent and registrar for the Exchangeable Shares in Canada will be CIBC Mellon Trust Company, Toronto, Ontario.

                             UNIPHASE CAPITAL STOCK

    The following summary of certain provisions of Uniphase capital stock describes all material provisions of the Uniphase capital stock, but does not purport to be complete and is subject to, and qualified in its entirety by, the Uniphase Charter and Uniphase Bylaws and the provisions of applicable law.

    The authorized capital stock of Uniphase consists of 100,000,000 Uniphase Common Shares, U.S.$.001 par value per share, and 1,000,000 Uniphase Preferred Shares, U.S.$0.001 par value per share, 100,000 of which are designated Uniphase Series A Preferred Shares and 100,000 of which are designated Uniphase Series B Preferred Shares. As of the Uniphase Record Date, there were 40,480,490 Uniphase Common Shares issued and outstanding, 100,000 Uniphase Series A Preferred Shares issued and outstanding, and no Uniphase Series B Preferred Shares issued and outstanding. The Uniphase Stockholders are being asked to consider and approve a proposal to increase the number of authorized Uniphase Common Shares to 200,000,000 shares. Uniphase Stockholders should review the Uniphase Proxy Statement for details of this proposal. In addition, pursuant to the Plan of Arrangement, the Special Voting Share will be issued to the Trustee. See "Uniphase Capital Stock --

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Special Voting Share". The authorized capital stock of Uniphase will be otherwise unchanged and will be the authorized capital stock of JDS Uniphase.

COMMON SHARES

    The holders of Uniphase Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Uniphase Common Shares do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then outstanding Uniphase Preferred Shares, holders of Uniphase Common Shares are entitled to receive ratably such dividends as may be declared by the Uniphase Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of a liquidation, dissolution or winding up of Uniphase, holders of Uniphase Common Shares are entitled to share ratably in all assets of Uniphase remaining after payment of liabilities and the liquidation preference of any then outstanding Uniphase Preferred Shares. Holders of Uniphase Common Shares have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Uniphase Common Shares. All outstanding Uniphase Common Shares are, and all Uniphase Common Shares to be outstanding upon completion of the Transaction and upon exchange of Exchangeable Shares or exercise of options for Uniphase Common Shares will be, validly issued, fully paid and nonassessable.

PREFERRED SHARES

    The Uniphase Board of Directors has the authority, without further action by the Uniphase Stockholders, to issue up to 800,000 Uniphase Preferred Shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of Uniphase Preferred Shares could adversely affect the voting power of holders of Uniphase Common Shares and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of Uniphase.

SERIES A PREFERRED SHARES

    Uniphase currently has 100,000 Uniphase Series A Preferred Shares authorized, issued and outstanding, all of which were issued to Philips in connection with the acquisition of Uniphase Netherlands B.V. ("UNL"). The Uniphase Series A Preferred Shares are convertible into Uniphase Common Shares upon the occurrence of certain events described in the Series A Preferred Conversion and Redemption Agreement dated as of June 9, 1998, by and between Uniphase and Philips. The Uniphase Common Shares into which the Uniphase Series A Preferred Shares are convertible are calculated based upon (i) unit shipments of certain products by UNL through June 30, 2002, and (ii) the trading price of Uniphase Common Shares at the time such calculation is determined.

    The Uniphase Series A Preferred Shares rank junior to any other class of preferred stock that hereafter may be issued by Uniphase as to the payment of dividends and the distribution of assets upon liquidation, unless the terms of any such series or class provide otherwise. The Uniphase Series A Preferred Shares have no voting rights except as required by law and except that approval of Philips (as long as Philips is a holder of Uniphase Series A Preferred Shares) or more than 50% of the outstanding Uniphase Series A Preferred Shares (in the event that Philips is no longer a holder of Uniphase Series A Preferred Shares) is required to alter the Uniphase Charter so as to (i) adversely affect the rights and privileges of the holders of the Uniphase Series A Preferred Shares, or (ii) increase the number of authorized Uniphase Series A Preferred Shares. The Uniphase Series A Preferred Shares have no right to dividends or other distributions. A majority of the holders of the Uniphase Series A Preferred Shares have the right to cause Uniphase to redeem the outstanding Uniphase Series A Preferred Shares or convert such shares into Uniphase Common Shares if certain events occur on or before June 30, 2002. In addition, each Uniphase Series A Preferred Share that has not been redeemed or converted prior to July 1, 2002, will automatically be converted into Uniphase Common Shares.

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SERIES B PREFERRED SHARES

    Uniphase currently has 100,000 Uniphase Series B Preferred Shares authorized, of which none are issued and outstanding. Uniphase Series B Preferred Shares are nonredeemable and subordinate to any other series of Uniphase Preferred Shares or other preferred stock that may be issued by Uniphase.

    Uniphase Series B Preferred Shares will be issued in Uniphase Units. Each Uniphase Unit will have a minimum preferential quarterly dividend of U.S.$0.01 or any higher per share dividend declared on Uniphase Common Shares. In the event of liquidation, the holder of a Uniphase Unit will receive a preferred liquidation payment equal to the greater of U.S.$0.01 per Uniphase Unit and the per share amount paid in respect of a Uniphase Common Share.

    Each Uniphase Unit will have one vote on all matters submitted to a vote of the Uniphase Stockholders, voting together with the Uniphase Common Shares. In the event of any merger, consolidation or other transaction in which Uniphase Common Shares are exchanged, each Uniphase Unit will be entitled to receive the per share amount paid in respect of each Uniphase Common Share. The rights of holders of the Uniphase Series B Preferred Shares with respect to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by antidilution provisions customary in the United States.

    Uniphase Units are issuable upon exercise of the Uniphase Rights in accordance with the Uniphase Rights Agreement. Because of the nature of the dividend, liquidation and voting rights of the Uniphase Series B Preferred Shares, the economic value of one Uniphase Unit that may be acquired upon the exercise of each Uniphase Right should approximate the economic value of one Uniphase Common Share. See "Uniphase Capital Stock -- Uniphase Rights Agreement".

UNIPHASE RIGHTS AGREEMENT

    On June 11, 1998, the Uniphase Board of Directors authorized and declared a dividend distribution of one Uniphase Right for each outstanding Uniphase Common Share, to stockholders of record at the close of business on July 6, 1998, and authorized the issuance of one Uniphase Right with each Uniphase Common Share issued (including shares distributed from treasury) by Uniphase between July 6, 1998 and the Distribution Date. Each Uniphase Right entitles the registered holder, subject to the terms of the Uniphase Rights Agreement, to purchase from Uniphase a Uniphase Unit at a purchase price of U.S.$270 per Uniphase Unit, subject to adjustment.

    The Uniphase Rights are attached to all certificates representing outstanding Uniphase Common Shares, and no separate Uniphase Rights certificates have been distributed. The Uniphase Rights will separate from Uniphase Common Shares, and the Distribution Date will occur upon the earlier of (i) ten days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that a person or group of affiliated or associated persons (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Act) has acquired or otherwise obtained beneficial ownership (as defined in the Uniphase Rights Agreement) of 15% or more of the then outstanding Uniphase Common Shares (an "Acquiring Person"), or (ii) ten business days (or such later date as may be determined by action of the Uniphase Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding Uniphase Common Shares. Until the Distribution Date, (i) the Uniphase Rights will be evidenced by Uniphase Common Share certificates and will be transferred with and only with such Uniphase Common Shares certificates, (ii) new Uniphase Common Share certificates issued after July 6, 1998 (also including shares distributed from treasury) will contain a notation incorporating the Uniphase Rights Agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding Uniphase Common Shares will also constitute the transfer of the Uniphase Rights associated with Uniphase Common Shares represented by such certificates.

    The Uniphase Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Uniphase Rights Agreement unless earlier redeemed or exchanged by Uniphase as described below. Under certain circumstances the exercisability of the Uniphase Rights may be suspended. In

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no event, however, will the Uniphase Rights be exercisable prior to the expiration of the period in which they may be redeemed.

    As soon as practicable after the Distribution Date, Uniphase Rights Certificates will be mailed to holders of record of Uniphase Common Shares as of the close of business on the Distribution Date and, thereafter, the separate Uniphase Rights Certificates alone will represent the Uniphase Rights.

    If a person becomes an Acquiring Person, then each holder of a Uniphase Right will thereafter have the right to receive, upon exercise, Uniphase Units or, at the option of the Uniphase Board of Directors, Uniphase Common Shares (or, in certain circumstances, cash, property or other securities of Uniphase) having a value equal to two times the exercise price of the Uniphase Right. The exercise price is the purchase price multiplied by the number of Uniphase Units issuable upon exercise of a Uniphase Right prior to the event described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Uniphase Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

    In the event that, at any time following the date that any person becomes an Acquiring Person, (i) Uniphase is acquired in a merger or other business combination transaction and Uniphase is not the surviving corporation, (ii) any person merges with Uniphase and all or part of the Uniphase Common Shares is converted or exchanged for securities, cash or property of Uniphase or any other person or (iii) 50% or more of Uniphase's assets or earning power is sold or transferred, each holder of a Uniphase Right (except Uniphase Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common shares of the Acquiring Person having a value equal to two times the exercise price of the Uniphase Right.

    The purchase price payable, and the number of Uniphase Units issuable, upon exercise of the Uniphase Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Uniphase Series B Preferred Shares, (ii) if holders of the Uniphase Series B Preferred Shares are granted certain rights or warrants to subscribe for Uniphase Series B Preferred Shares or convertible securities at less than the current market price of the Uniphase Series B Preferred Shares, or (iii) upon the distribution to the holders of the Uniphase Series B Preferred Shares of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

    With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. Uniphase is not required to issue fractional Uniphase Series B Preferred Shares (other than fractions which are integral multiples of a Uniphase Unit which may be evidenced by depositary receipts). In lieu thereof, an adjustment in cash may be made based on the current market price of a Uniphase Series B Preferred Share on the day of exercise.

    At any time until ten days following the Stock Acquisition Date, a majority of the Uniphase Board of Directors may redeem the Uniphase Rights in whole, but not in part, at a price of U.S.$.01 per Uniphase Right (subject to adjustment in certain events) (the "Uniphase Rights Redemption Price") payable, at the election of the majority of the Uniphase Board of Directors, in cash or Uniphase Common Shares. Immediately upon the action of a majority of the Uniphase Board of Directors (including, following the date on which there is an Acquiring Person, a majority of the Independent Directors) ordering the redemption of the Uniphase Rights, the Uniphase Rights will terminate and the only right of the holders of Uniphase Rights will be to receive the Uniphase Rights Redemption Price.

    Uniphase may at any time after there is an Acquiring Person, by action of a majority of the Uniphase Board of Directors, exchange all or part of the then outstanding and exercisable Uniphase Rights (other than Uniphase Rights that shall have become null and void) for Uniphase Common Shares pursuant to a one-for-one exchange ratio, as adjusted. Until a Uniphase Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Uniphase, including, without limitation, the right to vote or to receive dividends. While the distribution of the Uniphase Rights will not be taxable to stockholders or to Uniphase, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Uniphase Rights become exercisable for Uniphase Units (or other consideration).

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    Any of the provisions of the Uniphase Rights Agreement may be amended without the approval of the holders of Uniphase Common Shares at any time prior to the Distribution Date. After the Distribution Date, the provisions of the Uniphase Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Uniphase Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Uniphase Rights Agreement; provided, however, that no amendment may be made to adjust (i) the time period governing redemption at such time as the Uniphase Rights are not redeemable or
(ii) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the Uniphase Rights of and/or benefiting, the holders of Uniphase Rights. In addition, after a person becomes an Acquiring Person, no amendment or supplement may be made without the approval of a majority of the Uniphase Board of Directors.

    Upon completion of the Transaction, for purposes of the Uniphase Rights Agreement, beneficial ownership of Exchangeable Shares will be treated as beneficial ownership of Uniphase Common Shares and calculations of percentage ownership, the number of shares outstanding and related provisions will be made on a basis that treats the Uniphase Common Shares and the Exchangeable Shares as though they were the same security. In addition, pursuant to the Furukawa Support Agreement, on or prior to the Effective Date, the Uniphase Rights Agreement will be amended to provide that (i) Furukawa and its Affiliates will not be "Acquiring Persons" as a result of Furukawa's direct or indirect acquisition of Exchangeable Shares or Uniphase Common Shares pursuant to the Merger Agreement, (ii) so long as Furukawa and its Affiliates taken as a whole own collectively at least 5% of the issued and outstanding Exchangeable Shares and Uniphase Common Shares, taken together, the definition of "Acquiring Person" will not be amended without the prior written consent of Furukawa, and (iii) Furukawa and its Affiliates will be allowed to acquire, directly or indirectly, shares in or assets of Persons owning Exchangeable Shares or Uniphase Common Shares without causing Furukawa or any such Affiliate to become an "Acquiring Person", provided that Furukawa and its Affiliates agree to sell such Exchangeable Shares or Uniphase Common Shares within 180 days of completion of the acquisition in which they are acquired.

SPECIAL VOTING SHARE

    The Special Voting Share will be authorized for issuance pursuant to the Merger Agreement and, pursuant to the Plan of Arrangement, the Special Voting Share will be issued to the Trustee appointed under the Voting and Exchange Trust Agreement. The Special Voting Share will be a preferred share of JDS Uniphase and will have a par value of U.S.$0.001 per share. Except as otherwise required by law or the Uniphase Charter, the Special Voting Share will be entitled to a number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by Uniphase and its Affiliates, which votes may be exercised for the election of directors and on all other matters submitted to a vote of Uniphase Stockholders. The holders of Uniphase Common Shares and the holder of the Special Voting Share will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Uniphase Charter. The holder of the Special Voting Share will not be entitled to receive dividends from Uniphase and, in the event of any liquidation, dissolution or winding-up of Uniphase, will receive an amount equal to the par value thereof. At such time as there are no Exchangeable Shares outstanding not owned by Uniphase and its Affiliates, and there are no shares of stock, debt, options or other agreements of Exchangeco that could give rise to the issuance of any Exchangeable Shares to any person (other than Uniphase and its Affiliates), the Special Voting Share will be cancelled. See "Description of Exchangeable Shares -- Voting, Dividend and Liquidation Rights".

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The following is a summary of certain aspects of Delaware law and certain provisions of the Uniphase Charter.

PROHIBITION ON CERTAIN BUSINESS COMBINATIONS

    Uniphase is subject to the provisions of section 203 of the DGCL. In general, section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or unless the interested stockholder acquired at least 85% of the corporation's voting shares (excluding shares held by certain designated stockholders) in the transaction in which it became an interested stockholder. For purposes of section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's voting shares. See "Comparison of Shareholder Rights -- Anti-Takeover Provisions and Interested Stockholders".

LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

    The Uniphase Charter and Uniphase Bylaws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The Uniphase Charter provides that Uniphase's directors may not be held personally liable to Uniphase or its stockholders for monetary damages for a breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to Uniphase or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, relating to prohibited dividends, distributions and repurchases or redemptions of shares, or (iv) for any transaction from which the director derives an improper benefit. However, such limitation does not limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the Uniphase Charter and Uniphase Bylaws provide that Uniphase shall indemnify its directors and officers to the fullest extent authorized by Delaware law.

ELECTION OF DIRECTORS

    The Uniphase Charter provides that, so long as the Uniphase Board of Directors consists of more than two directors, the Uniphase Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Uniphase Board of Directors are elected each year.

MEETINGS OF STOCKHOLDERS

    The Uniphase Charter provides that stockholders can take action only at a duly called annual or special meeting of stockholders. The Uniphase Charter prohibits Uniphase Stockholders from taking action by written consent in lieu of a meeting. In addition, the Uniphase Charter provides that, subject to the rights of the holders of any shares having a preference over the Uniphase Common Shares as to dividends or liquidation, special meetings of the stockholders can be called only by the Uniphase Board of Directors, the Chairman of the Board or the Chief Executive Officer of Uniphase. Stockholders are not permitted to call a special meeting or to require the Uniphase Board of Directors to call a special meeting of stockholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Uniphase.

                            EXCHANGECO SHARE CAPITAL

    The following summary of certain provisions of Exchangeco's share capital describes all material provisions of Exchangeco's share capital, but does not purport to be complete and is subject to, and qualified in its entirety by, Exchangeco's articles and by-laws and by the provisions of applicable law.

COMMON SHARES

    The holders of common shares of Exchangeco are entitled to receive notice of and to attend all meetings of the shareholders and are entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares of Exchangeco. Subject to the prior rights of the holders of any shares ranking senior to the common shares of Exchangeco with respect to priority in the payment of dividends, the holders of common shares of Exchangeco are entitled to receive such dividends as may be declared by the board of directors of Exchangeco out of funds legally available therefor. Holders of common shares of Exchangeco are entitled upon any liquidation, dissolution or winding-up of Exchangeco, subject to the prior rights of the holders of the Exchangeable Shares, the Class A Non-Voting Preference Shares or any other shares ranking senior to the common shares, to receive the remaining property and assets of Exchangeco.

    All of the common shares of Exchangeco will be held indirectly by JDS Uniphase through Uniphase Nova Scotia. See "The Companies after the Transaction -- Uniphase Nova Scotia".

EXCHANGEABLE SHARES

    See "Description of Exchangeable Shares" for a summary of certain provisions of the Exchangeable Shares and see the Exchangeable Share Provisions attached as Appendix 4 to the Plan of Arrangement, which is attached as Appendix C to this Supplement.

CLASS A NON-VOTING PREFERENCE SHARES

RANKING

    The Class A Non-Voting Preference Shares shall be entitled to a preference over the common shares of Exchangeco and the shares of any other class or series of shares in the capital of Exchangeco ranking junior to the Class A Non-Voting Preference Shares with respect to the payment of dividends and the distribution of property or assets in the event of the liquidation, dissolution or winding-up of Exchangeco, whether voluntary or involuntary, or any other distribution of property or assets of Exchangeco among its shareholders for the purpose of winding-up its affairs but shall not have any further right to participate in profits.

VOTING

    Except as required by law, the holders of the Class A Non-Voting Preference Shares shall not be entitled to receive notice of or to attend any meeting of shareholders of Exchangeco or to vote at such meeting.

DIVIDENDS

    The holders of the Class A Non-Voting Preference Shares shall be entitled to receive in each financial year of Exchangeco, if, as and when declared by the board of directors of Exchangeco out of monies of Exchangeco properly applicable to the payment of dividends, non-cumulative preferential cash dividends in the amount of Cdn.$0.05 per share per annum.

REDEMPTION

    Subject to the provisions of the CBCA, Exchangeco shall be entitled at any time from and after September 1, 2019 to redeem any or all of the Class A Non-Voting Preference Shares registered in the name of a holder for an amount per share equal to Cdn.$1.00 per share (the "redemption amount").

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LIQUIDATION

    In the event of the liquidation, dissolution or winding-up of Exchangeco, or any other distribution of property or assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, and after payment to the holders of the shares of any class or series of shares in the capital of Exchangeco ranking senior to the Class A Non-Voting Preference Shares of amounts they are entitled to but prior to any distribution or payment to the holders of junior ranking shares, each holder of the Class A Non-Voting Preference Shares shall be entitled to receive from the property and assets of Exchangeco a sum equal to the redemption amount of the Class A Non-Voting Preference Shares held by such holder plus all dividends declared and unpaid thereon to and including the date of payment.

CLASS B NON-VOTING PREFERENCE SHARES

GENERAL

    Holders of JDS Common Shares (other than Dissenting Shareholders) and holders of Holding Company Shares who elect to participate in the Holding Company Alternative will receive Class B Non-Voting Preference Shares pursuant to the Amalgamation, which Class B Non-Voting Preference Shares will be immediately exchanged for Exchangeable Shares or Uniphase Common Shares pursuant to the Arrangement. The following is a summary of the rights, privileges, restrictions and conditions attached to the Class B Non-Voting Preference Shares. See Appendix 3 to the Plan of Arrangement attached as Appendix C to this Supplement.

RANKING

    The Class B Non-Voting Preference Shares shall rank junior to the Exchangeable Shares, the Class A Non-Voting Preference Shares and the shares of any other class or series of shares ranking senior to the Class B Non-Voting Preference Shares with respect to the distribution of assets in the event of a liquidation, dissolution or winding-up of Exchangeco, whether voluntary or involuntary, or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs. The Class B Non-Voting Preference Shares shall rank senior to the common shares of Exchangeco with respect to the payment of the Preferential Dividend Amount (defined below) in respect of each financial year of Exchangeco but shall rank equally with the common shares of Exchangeco with respect to the payment of dividends in any financial year in excess of the Preferential Dividend Amount and shall rank senior to the common shares of Exchangeco with respect to the payment of a specified, limited liquidation amount for each Class B Non-Voting Preference Share.

VOTING

    Except as required by law, the holders of the Class B Non-Voting Preference Shares shall not be entitled to receive notice of or to attend any meeting of shareholders of Exchangeco or to vote at such meeting.

DIVIDENDS

    Subject to the prior rights of holders of Exchangeable Shares, the Class A Non-Voting Preference Shares and of the shares of any other class or series of shares ranking senior to the Class B Non-Voting Preference Shares, the holders of the Class B Non-Voting Preference Shares shall be entitled to receive in each financial year of Exchangeco, if, as and when declared by the board of directors of Exchangeco out of monies of Exchangeco properly applicable to the payment of dividends, non-cumulative preferential cash dividends in the amount of 8% of the Liquidation Amount (defined below) per share per annum (the "Preferential Dividend Amount"). After the payment of the Preferential Dividend Amount in respect of each Class B Non-Voting Preference Share for a particular financial year of Exchangeco, the holders of the Class B Non-Voting Preference Shares and the holders of the common shares of Exchangeco shall participate equally as to any additional dividends if, as and when declared by the board of directors of Exchangeco, and all additional dividends shall be declared and paid in equal or equivalent amounts per share, out of money, assets or property of Exchangeco properly applicable to the payment of dividends, without preference or distinction.

LIQUIDATION

    In the event of the liquidation, dissolution or winding up of Exchangeco, or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, and after payment to the holders of the Exchangeable Shares, the Class A Non-Voting Preference Shares and the shares of any other class or series of shares in the capital of Exchangeco ranking senior to the Class B Non-Voting Preference Shares of amounts they are entitled to, the holders of Class B Non-Voting Preference Shares shall be entitled to receive from the property and assets of Exchangeco a sum equal to the Liquidation Amount (as defined below) of each Class B Non-Voting Preference Share held by them respectively plus all dividends declared and unpaid thereon to and including the date of payment and no more, in priority to the rights of the holders of the common shares of Exchangeco, the Class A Non-Voting Preference Shares and the shares of any other class or series of shares in the capital of Exchangeco ranking junior to the Class B Non-Voting Preference Shares. The "Liquidation Amount" of a Class B Non-Voting Preference Share shall be equal to the quotient obtained by dividing Cdn.$6,500,000,000 by the number of issued and outstanding Class B Non-Voting Preference Shares as of the date on which entitlements to the Liquidation Amount are fixed. After payment to the holders of the Class B Non-Voting Preference Shares of the Liquidation Amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of Exchangeco.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Exchangeable Shares will be CIBC Mellon Trust Company, Toronto, Ontario.

                              BUSINESS OF UNIPHASE

GENERAL

    Uniphase designs, develops, manufactures and markets components and modules for fiberoptic telecommunications and CATV systems and laser subsystems for various industrial applications. Uniphase was incorporated in 1979 and became a Delaware corporation in October 1993 at the time of its initial public offering. Uniphase's telecommunications and CATV divisions design, develop, manufacture and market semiconductor lasers, high-speed external modulators, transmitters, modules and other component products for fiberoptic networks in various telecommunications markets. Uniphase's laser division designs, develops, manufactures and markets laser subsystems for a broad range of applications which include biotechnology, industrial process control and measurement, graphics and printing, and semiconductor equipment.

    Uniphase's original products consisted of laser subsystems for various industrial applications, including biotechnology, semiconductor wafer inspection, graphics and printing. As the market for laser based, optoelectronic telecommunications systems began to develop with the deployment of long distance, fiberoptic networks in the early 1990s, Uniphase began to shift its focus in an effort to utilize its existing skills in laser technology in these new product markets.

    Uniphase entered the telecommunications market in May 1995 through its acquisition of United Technologies Photonics, then a wholly-owned subsidiary of United Technologies Research Center located in Hartford, Connecticut. Currently, Uniphase's portfolio of telecommunications products includes those produced by a number of Uniphase divisions which include Uniphase Telecommunications Products, Inc. ("UTP"), UTP -- Transmission Systems Division ("TSD"), UTP Fibreoptics Limited ("UFP"), Uniphase Laser Enterprise AG ("ULE"), Uniphase Network Components ("UNC"), Uniphase Fiber Components Pty Limited ("UFC"), UNL, Chassis Engineering, Inc. ("UTP-Chassis") and Uniphase Broadband Products, Inc. ("UBP"). The following table summarizes the operations of Uniphase and its divisions in telecommunications and indicates whether such operations began through continued internal development of photonic technology or acquisitions:

DATE                DIVISION        LOCATION          SOURCE         PRODUCTS
------------------  --------------  ----------------  -------------  --------------------------------------------------
November 1998       UBP             Florida           Acquisition    Instrumentation, transmitters and receivers for
                                                                     telecommunications

August 1998         UTP-Chassis     Massachusetts     Acquisition    Component packaging

June 1998           UNL             Netherlands       Acquisition    Source lasers for telecommunications, CATV and
                                                                     multimedia, semiconductor external modulators,
                                                                     semiconductor optical amplifiers

January 1998        UNC             California        Internal       Grating-based network modules

November 1997       UFC             Australia         Acquisition    Fiber Bragg gratings

March 1997          ULE             Switzerland       Acquisition    Pump lasers for optical amplifiers

July 1996           TSD             Pennsylvania      Internal       CATV transmitters, amplifiers

May 1996            UFP             United Kingdom    Acquisition    Laser packaging for data and telecommunications

May 1995            UTP             Connecticut       Acquisition    Lithium niobate external modulators

PRODUCTS AND MARKETS

    Uniphase offers optoelectronic products in two principal product markets: fiberoptic components and modules for telecommunications applications and laser subsystems. Uniphase's laser subsystems were Uniphase's principal products prior to 1995. Since May 1995, Uniphase has undertaken a series of strategic initiatives to position itself as a leading merchant supplier of optical modules and components for fiberoptic telecommunication networks.

    The following table sets forth Uniphase's net sales by product family in fiscal 1998, 1997, 1996, 1995 and 1994:

                                                                              FISCAL YEAR ENDED JUNE 30,
                                                                -------------------------------------------------------
PRODUCT MARKETS                                                    1998        1997       1996       1995       1994
--------------------------------------------------------------  ----------  ----------  ---------  ---------  ---------
                                                                            (in thousands of U.S. dollars)
Telecommunications Components.................................  $  119,642  $   57,954  $  19,552  $   5,258  $  --
Laser Subsystems..............................................      46,282      39,894     36,565     33,837     33,941
Semiconductor Capital Equipment...............................      19,291      15,366     17,584      7,428      2,364
                                                                ----------  ----------  ---------  ---------  ---------
                                                                $  185,215  $  113,214  $  73,701  $  46,523  $  36,305
                                                                ----------  ----------  ---------  ---------  ---------
                                                                ----------  ----------  ---------  ---------  ---------

    In December 1998, Uniphase sold the assets of its Ultrapointe semiconductor capital equipment division and terminated these operations. As a result, Uniphase will not generate revenue from the sale of semiconductor capital equipment after December 31, 1998.

TELECOMMUNICATIONS COMPONENTS, MODULES AND OTHER COMPONENTS

    Uniphase supplies a number of the key optoelectronic "active" components used in telecommunications networks. An "active" component is a device that has both optical and electronic properties and is different from a "passive" component, which performs its functions only in the optical domain. Generally, "active" components provide the source and amplification power and modulation to these fiberoptic networks while the "passive" components are used to mix, filter, adjust and stabilize the optical signals in these advanced networks. As the performance of these networks increases to meet the significant demand for increased bandwidth and capacity, the interaction between passive and active components becomes more critical in achieving the increased speed, performance and reliability of the network. These components are purchased by the OEM system or subsystem providers, who in turn ultimately supply these systems to the telecommunications carriers such as AT&T, MCI WorldCom and Sprint.

    Demands for increased capacity in fiberoptic networks have led to a proliferation of the methods of transmitting multiple signals at slightly different wavelengths through a single fiber to achieve higher speed and network capacity. This technique, which is called wavelength division multiplexing ("WDM"), requires separate source lasers emitting slightly different wavelengths for each signal or "channel" and more complex modulators and optical amplifiers to control and amplify the signal in the network. WDM systems, which were designed for eight separate wavelengths or "channels" in 1996, are currently being developed to carry as many as 128 separate channels with 0.4 of a nanometer ("nm") in wavelength differentiation between channels. This increasing complexity of WDM systems and the decreasing product life cycles of these rapidly changing network systems have increased the need of the OEM system suppliers to rely on third party "merchant" suppliers, such as Uniphase and JDS, to supply higher performance, more complex, more integrated combinations of active and passive components in shorter time periods to meet their customers' needs.

    "Active" optoelectronic components such as those made by Uniphase perform three primary functions within fiberoptic networks. At the beginning of the network, a "source" laser powers the initial signal that will be transmitted over the network. These "source" lasers are characterized by their wavelength and power levels and operate at the 1550-nm wavelength range for general telecommunications networks and 1310-nm or 1550-nm for CATV telecommunications networks. Power, which is measured in milliwatts ("mw"), generally determines the ability of the source laser to transmit over longer distances, with higher mw source lasers enabling greater initial transmission distances. A single source laser is required for each channel in a WDM system. The second key optoelectronic component is the modulator, which generally turns the source laser light "on" and "off" to encode and send the information throughout the network. Modulation can be achieved directly by turning the laser light source "on" and "off" and by external modulators that transmit or alternate a continuous source laser signal to achieve the same "on" and "off" effect. Lower performance shorter distance network systems are better suited for direct modulation, while other systems are designed to utilize external modulators to encode the information signal. The third key "active" component is the "pump" laser, which is used in optical amplifiers within networks to regenerate the light signal that naturally suffers "loss" over distance within the network. The advent of the optical amplifier in the early 1990s has permitted the development of today's advanced fiberoptic networks by eliminating the need within those networks to convert attenuated optical signals back into the electrical domain to amplify these signals for continued transmission over distances now exceeding 600 kilometres.

    Uniphase's current principal telecommunication products consist of the following:

    SOURCE LASERS. Uniphase supplies both 1550-nm and 1310-nm diode lasers as sources for telecommunications and CATV transmitters. These lasers are either continuous wave ("cw") for use with external modulators or directly modulated. For long-haul WDM systems, lasers at up to 20 mw of power are produced to operate at the many desired optical wavelengths and used in conjunction with 2.5 and 10 gigabit per second ("Gb/s") lithium niobate modulators. Directly modulated 2.5 Gb/s lasers are used for short-reach fiberoptic systems. For CATV, higher power (60 mw) 1550-nm cw lasers are used for externally modulated trunk transmitters and directly modulated 1310-nm analog lasers are used for distribution transmitters.

    EXTERNAL MODULATORS. Uniphase produces both of the two types of external modulators used in long-haul fiberoptic communication systems. Uniphase provides lithium niobate external modulators used in conjunction with cw lasers and semiconductor electroabsorption modulators, which are integrated on a chip with a diode laser. The use of external modulation enables very high channel count systems (systems with up to 128 channels are in development) and very long (1000 km) propagation distances. Lithium niobate devices are widely used for highest performance WDM systems such as long-haul 2.5 Gb/s, submarine and 10 Gb/s terrestrial networks. Uniphase also provides lithium niobate devices for use in externally modulated CATV trunk transmitters.

    AMPLIFIER "PUMP" LASERS. Uniphase supplies "pump" lasers that are used to power the optical amplifier used in fiberoptic systems. Optical amplifiers each contain from one to six pump lasers depending on amplifier performance requirements. Two types of pump lasers are used: those that operate at 980-nm and those at 1480-nm. Uniphase produces both types of pump lasers. These pumps are used to energize the erbium-doped fiber that comprises the amplifier. Output power from the pump modules is in the range of 70 to 200 mw. Optical amplifiers are commonly used in 1550-nm fiber systems that exceed 60 km in length. The trend in deployment of WDM OC-48 (2.5 Gb/s) and OC-192 (10 Gb/s) of ever rising channel counts is greatly increasing the number of pump lasers deployed. Pump lasers must be highly reliable and, in 1998, Uniphase began shipping the first 980-nm lasers meeting reliability standards for submarine deployment.

    WAVELENGTH LOCKER MODULES. Uniphase produces wavelength locker modules that are used to stabilize the wavelength of lasers used in dense WDM transmission systems. These lockers ensure that, over the lifetime of the system, the wavelength of a source laser does not "drift" to interfere with an adjacent wavelength channel. The locker operates by filtering and detecting a small amount of the source-laser light and providing a stabilizing feedback signal to the laser.

    CATV TRANSMITTERS AND AMPLIFIERS. In CATV networks, Uniphase supplies transmitters, which are modules combining a number of components that produce the optical signals running through the networks, and optical amplifiers. Principal CATV applications are externally modulated transmitters for trunk-line applications, directly modulated transmitters for the distribution portion of CATV network, return-path lasers for interactive communications and transmitters permitting both analog and digital signals to the recipient. Externally modulated transmitters operate at the preferred optical wavelength of 1550-nm and incorporate high power source lasers and modulators for the transmission of broadcast television signals over long distances. Directly modulated transmitters are typically deployed at the neighborhood node of the CATV network using either 1310-nm or a low-cost 1550-nm transmitter. Return path lasers allow cable operators to upgrade existing networks for two-way communications. Uniphase's transmitters are designed for use in broadband systems, are operational over bandwidths of up to 1 Ghz and are compatible with hybrid fiber coax ("HFC") systems being developed by certain telecommunications service providers for the transmission of voice, data and video. Optical amplifiers supplied by Uniphase are used in the trunking (backbone) portion of CATV networks. These trunking lines are typically 50-100 km in length and operate at 1550-nm. Uniphase also supplies amplifiers that are deployed at the distribution portion of some CATV networks, particularly in international installations.

    FIBER BRAGG GRATINGS AND MODULES. Uniphase has developed and supplies certain fiber Bragg grating products, which are devices used to filter and separate optical signals of different wavelengths in the same fiber. Fiber Bragg gratings are achieving widespread application within dense WDM optical networks for both terrestrial and submarine systems. Fiber gratings enable high-performance, cost-effective solutions that will separate, filter and route WDM channels in current and future telecommunications systems. Current applications include channel add-drop, gain flattening, dispersion compensation and signal monitoring. As the use of fiberoptic systems expands to include metro and inter-office links, fiber gratings will have increased application as the need to direct and filter light off a long-haul link in mid-span grows in importance. In combination with other passive components, fiber gratings provide an efficient optical-to-optical means of enabling that routing.

    TELECOMMUNICATIONS MODULES AND INSTRUMENTS. Uniphase provides a number of specialty products for multi-gigabit fiberoptics systems. In particular, Uniphase provides some of the transmit/receive ("Tx/Rx") instrumentation modules used to design and test such systems. Also provided are a variety of variable-bit rate receivers and OC-48 Tx/Rx products that operate over extended temperature ranges.

    DATA COMMUNICATIONS DEVICES. The ever-increasing use of computer networks is fuelling a growth in fiber data communications systems. Fiber offers advantages over copper-wire links that include longer distance transmission, higher data rates, ease of multiplexing, and immunity from electromagnetic interference. Uniphase offers custom packaged optical sources and detectors for a variety of fiber-based data communications applications including Gigabit Ethernet.

LASER SUBSYSTEMS

    Uniphase's principal laser subsystem products consist of air-cooled argon gas laser subsystems, which primarily emit blue or green light, Helium Neon ("He-Ne") laser subsystems, which primarily emit red or green light, and solid state lasers, which most often emit infrared, blue or green light. These systems consist of a combination of a laser head containing the lasing medium, power supply, cabling and packaging, including heat dissipation elements. Laser subsystem applications include biotechnology instruments, wafer inspection systems, graphics and printing systems.

    Sales of Uniphase argon gas lasers have increased in recent years primarily as a result of increased sales of such products for use in biotechnology and semiconductor inspection applications. Use of He-Ne gas lasers has substantially declined as most customers are now using semiconductor diode lasers to satisfy bar code scanning applications. Through the acquisition of UNL, Uniphase obtained manufacturing capability of a semiconductor visible laser used in high-speed printing and certain multimedia applications.

    Solid state lasers are smaller, use less power and are expected to be the primary laser technology in the future as compared to conventional gas lasers. Current applications for Uniphase's solid state lasers include DNA sequencing, direct-to-plate printing, flow cytometry, particle counting, spectrometry and semiconductor wafer inspection.

SALES AND MARKETING

    Uniphase markets its telecommunications components to OEMs through its direct sales force in San Jose, California; Bloomfield, Connecticut; Chalfont, Pennsylvania; Melbourne, Florida; Switzerland; the Netherlands; Australia; and the United Kingdom. In addition, Uniphase sells its products through distributors in selected European countries, Japan, Taiwan, Korea and India. Selected OEM customers for telecommunications products include:

Alcatel                       GPT                           Nortel
Ciena                         Hewlett-Packard               Pirelli
Fujitsu                       Lasertron                     Scientific Atlanta
General Instruments           Lucent                        Siemens

    Uniphase markets its laser subsystem products principally to OEMs through its own sales force in the United States, United Kingdom and Germany and through a worldwide network of representatives and distributors to service smaller domestic accounts, including those in the research and education markets. In fiscal 1998 and until the sale of the Ultrapointe division to KLA-Tencor on December 31, 1998, Uniphase marketed its Ultrapointe semiconductor capital equipment systems primarily through KLA-Tencor's worldwide distribution channels under an exclusive distribution agreement.

CUSTOMER SUPPORT AND SERVICE

    Uniphase believes that a high level of customer support is necessary to successfully develop and maintain long term relationships with its OEM customers in its telecommunications and laser subsystems businesses. These close relationships begin at the design-in phase and are maintained as customer needs change and evolve. Uniphase provides direct service and support to its OEM customers through its offices in the United States and Europe. In Japan, Uniphase's laser subsystems distributor, Autex, assists in performing support and service functions.

RESEARCH AND DEVELOPMENT

    During the fiscal years ended June 30, 1998, 1997 and 1996, Uniphase incurred expenses of U.S.$14.9 million, U.S.$9.9 million and U.S.$6.4 million, respectively, relating to research and development. In fiscal 1998, 1997 and 1996, Uniphase recorded charges totalling U.S.$40.3 million, U.S.$33.3 million and U.S.$4.5 million, respectively, for acquired IPRD in connection with the acquisitions of UNL and UFC in 1998, ULE in 1997 and UFP in 1996.

    Uniphase is developing new and enhanced telecommunications components and expanding its manufacturing capability for these products. For example, Uniphase continues to increase the power output of its pump lasers and the power and wavelength distribution of source lasers available for multi-channel WDM applications. Higher performance transmitters are under development, as are advanced, high speed modulators. Uniphase continues to develop packaging technology for a number of its optoelectronic components so as to enable it to supply integrated, packaged modules to its customer base. Uniphase continues to invest in solid state laser applications for industrial processes and wafer defect review capabilities for higher density semiconductor devices.

MANUFACTURING

    Uniphase manufactures its optoelectronic, telecommunications component and module products at its owned and leased facilities in the United States, Europe and Australia. Uniphase manufactures pump lasers in Zurich, Switzerland, and source lasers for telecommunications, CATV and multimedia applications and 1480-nm pump lasers are manufactured in Eindhoven, the Netherlands. Uniphase's lithium-niobate modulators are manufactured in Bloomfield, Connecticut, and electro-absorption modulators are manufactured in Eindhoven, the Netherlands. Fiber Bragg gratings are manufactured in Sydney, Australia, and CATV transmitters and amplifiers are produced in Chalfont, Pennsylvania. Data communications products are manufactured at Uniphase's facilities in Witney, United Kingdom. Its instrumentation and telecommuncations module products are manufactured in Uniphase's Melbourne, Florida facility. Solid state laser subsystem products, argon laser subsystems, power supplies and grating-based modules are manufactured at its San Jose, California facility and its He-Ne lasers are manufactured at its Manteca, California facility. Uniphase has purchasing, materials management, assembly, final testing and quality assurance functions at each location for the products that are manufactured at that facility.

COMPETITION

    The industries in which Uniphase sells its products are highly competitive. Uniphase's overall competitive position depends upon a number of factors, including the price and performance of its products, the level of customer service and quality of its manufacturing processes, the compatibility of its products with existing laser systems and Uniphase's ability to participate in the growth of emerging technologies.

    Competitive factors in the market for Uniphase's telecommunications equipment products include price, product performance and reliability, the capability to provide strong customer support and service, customer relationships, the breadth of product line and, in some cases, timely increased production capacity. In this market, Uniphase faces competition from companies that have substantially greater financial, engineering, research, development, manufacturing, marketing, service and support resources, greater name recognition than Uniphase and long-standing customer relationships. With respect to source lasers and pump lasers for telecommunications applications, competitors include Fujitsu, Pirelli, Furukawa, Alcatel, Nortel, Lucent and SDL, Inc. With respect to external modulator products for CATV and telecommunications suppliers, competitors include Lucent Technologies, Fujitsu, Integrated Optical Components, Ltd. ("IOC") and Sumitomo Cement Opto Electronics Group. In March 1999, SDL, Inc. and IOC announced that the board of directors of IOC agreed to recommend that shareholders approve an offer to be made by SDL, Inc. to acquire all of the shares of IOC. With respect to 1310-nm and 1550-nm CATV transmitters, competitors include Harmonic Lightwaves Inc., Ortel Corporation and Synchronous Communications. Other CATV equipment suppliers may also enter this industry. With respect to fiber Bragg gratings and grating-based modules, competitors include Lucent, E-Tek and Corning. With respect to laser diode products for data communications and local telecommunications suppliers, Uniphase's competitors include Oz Optics Ltd. and SDL-Optics, Inc. as well as larger optoelectronic suppliers such as AMP and Hewlett-Packard Company.

    In the laser subsystems industry, Uniphase competes primarily with American Laser, Coherent Communications Systems Corporation, Ion Laser Technology, NEC, Omnichrome, Spectra-Physics, Toshiba, Carl Zeiss, Melles-Griot, Hitachi, Lightwave, Opto Power Corporation, SDL, Inc., Siemens and Sony.

PATENTS AND PROPRIETARY RIGHTS

    Intellectual property rights that apply to various Uniphase products include patents, trade secrets and trademarks. Because of the rapidly changing technology and a broad distribution of patents in the optoelectronics industry, Uniphase's intention is not to rely primarily on intellectual property rights to protect or establish its market position. Uniphase does not intend to broadly license its intellectual property rights unless it can obtain adequate consideration or enter into acceptable patent cross-license agreements. Uniphase holds approximately 100 United States patents and access to 295 corresponding foreign patents on technologies related to its products and processes. The United States patents expire on dates ranging from 1999 to 2016.

EMPLOYEES

    At March 31, 1999, Uniphase had a total of 1,268 full-time employees worldwide, including 221 in research, development and engineering, 73 in sales, marketing and service, 822 in manufacturing, and 152 in general management, administration and finance. Uniphase's future success will depend in part on its ability to attract, train, retain and motivate highly qualified employees, who are in great demand. There can be no assurance that Uniphase will be successful in attracting and retaining such personnel. Except for its Netherlands operations, Uniphase's employees are not represented by any collective bargaining organization. Most hourly and salaried employees in the Netherlands are represented by the Philips collective labor agreement. Uniphase has never experienced a work stoppage, slowdown or strike. Uniphase considers its employee relations to be good.

LEGAL PROCEEDINGS

    In the ordinary course of business, various lawsuits and claims are filed against Uniphase. While the outcome of these matters is currently not determinable, management believes that the ultimate resolution of these matters will not have a material adverse effect on Uniphase's business, financial condition or operating results.

EXECUTIVE OFFICERS

    Listed below are the names and ages as of May 14, 1999, of each of the present executive officers of Uniphase. Executive officers are appointed annually to serve for the ensuing year or until their successors have been appointed. No officer is related to any other by blood, marriage or adoption. No arrangement or understanding exists between any officer and any other person under which any officer was elected.

NAME                                    AGE      TITLE
----------------------------------  -----------  -----------------------------------------------------------------------------
Kevin N. Kalkhoven                          54   Chairman and Chief Executive Officer

Frederick J. Leonberger, Ph.D.              51   Senior Vice President, Chief Technology Officer

Anthony R. Muller                           56   Senior Vice President, Chief Financial Officer and Secretary

Dan E. Pettit                               52   Senior Vice President, President, Uniphase Europe

Michael C. Phillips                         48   Senior Vice President, Business Development and General Counsel

Russell A. Johnson                          49   Vice President, Worldwide Sales & Marketing

John M. Scott                               55   Vice President, Optical Components

INDEBTEDNESS OF DIRECTORS AND OFFICERS

    In February 1999, Uniphase loaned U.S.$600,000 to Mr. Kalkhoven, Chairman and Chief Executive Officer of Uniphase, under an unsecured short-term promissory note that bears interest at 5.24% per annum. Payment of the principal and all accrued and unpaid interest is due no later than the first anniversary of the date of the promissory note. No other director, executive officer or senior officer of Uniphase has been indebted to Uniphase or any of its subsidiaries since July 1, 1997.

INTERESTS OF INSIDERS IN PRIOR TRANSACTIONS

    On May 29, 1998, Uniphase acquired 100% of the capital stock of Philips Optoelectronics B.V. (renamed Uniphase Netherlands B.V.) from Philips. Philips now owns approximately 8.1% of the Uniphase Common Shares and has one seat on the Uniphase Board of Directors. Uniphase has operating leases for manufacturing facilities and site service agreements for network support and information systems at the Philips NATLAB Center in Eindhoven, the Netherlands.

    Pursuant to the terms of the UNL acquisition, Philips has committed to provide interim treasury, export, distribution and certain site services to Uniphase for its operations in the Netherlands to minimize disruptions to its business activity. Lease commitments to Philips represent 76% of total future minimum commitments for non-cancellable operating leases. See "Uniphase Capital Stock -- Preferred Shares" and "Uniphase Management's Discussion and Analysis of Financial Condition and Results of Operations".

SECURITY OWNERSHIP

    The following table sets forth certain information known to Uniphase with respect to the beneficial ownership as of May 14, 1999 by (i) all persons who are beneficial owners of 5% or more of the outstanding Uniphase Common Shares ("5% Stockholder"), (ii) each director, (iii) the Named Executive Officers (defined below) and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned subject to community property laws, where applicable.

                                                                              SHARES BENEFICIALLY   PERCENTAGE OF SHARES
NAME OF BENEFICIAL OWNER                                                            OWNED(1)        BENEFICIALLY OWNED(2)
----------------------------------------------------------------------------  --------------------  ---------------------
5% STOCKHOLDERS
American Express Company(3).................................................         4,119,363                10.2%
  American Express Tower
  200 Vesey Street
  New York, NY
  10285

Koninklijke Philips Electronics N.V.(4).....................................         3,259,646                 8.1%
  Groenevousdseweg 1
  5621 BA Eindhoven
  The Netherlands

OFFICERS AND DIRECTORS
Kevin N. Kalkhoven(5).......................................................         1,023,143                 2.5%
Dan E. Pettit(6)............................................................           340,452                *
John M. Scott(7)............................................................           137,279                *
Frederick J. Leonberger, Ph.D.(8)...........................................           174,004                *
Robert C. Fink(9)...........................................................            39,166                *
Catherine P. Lego(10).......................................................            85,416                *
Stephen C. Johnson(11)......................................................           148,064                *
Wilson Sibbett, Ph.D.(12)...................................................            40,416                *
Casimir S. Skrzypczak(13)...................................................            33,222                *
Peter A. Guglielmi(14)......................................................            18,666                *
Willem Haverkamp(15)........................................................            11,111                *
Martin A. Kaplan(16)........................................................            28,888                *
Russel A. Johnson(17).......................................................            31,840                *
All officers and directors as a group (15 persons)(18)......................         2,294,169                 5.7%

---------------

*   Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Uniphase Common Shares subject to options held by that person that are currently exercisable or exercisable within 60 days of May 14, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To Uniphase's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) Percentage of ownership is based on 40,464,807 Uniphase Common Shares outstanding on May 14, 1999.

(3) As reported in a Schedule 13G filed on April 8, 1999, includes 1,297,763 shares as to which American Express Company has shared voting power and 4,119,363 shares as to which it has shared dispositive power.

(4) As reported in Uniphase's Current Report on Form 8-K/A filed with the SEC as of August 25, 1998, represents 3,259,646 Uniphase Common Shares issued in connection with the acquisition of Philips Optoelectronics B.V. from Philips Electronics, N.V. These shares are subject to certain trading restrictions.

(5) Includes 960,940 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(6) Includes 304,877 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999 and 21,990 shares held by Kelly
    A. Pettit, Mr. Pettit's spouse.

(7) Includes 91,729 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(8) Includes 167,858 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999, and 200 shares held by Katharine Leonberger and 200 shares held by Gregory Leonberger, Mr. Leonberger's daughter and son, respectively.

(9) Represents 39,166 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(10) Represents 85,416 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(11) Includes 45,416 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(12) Represents 40,416 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(13) Includes 32,222 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(14) Includes 16,666 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(15) Represents 11,111 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(16) Represents 28,888 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(17) Includes 31,250 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

(18) Includes 1,949,205 shares subject to stock options currently exercisable or exercisable within 60 days of May 14, 1999.

    To the knowledge of Uniphase, none of the directors or officers of Uniphase beneficially owns any JDS Common Shares. See "The Companies after the Transaction -- Directors and Officers" for pro forma ownership of Uniphase Common Shares following completion of the Transaction.

OPTIONS TO PURCHASE SECURITIES

    The following table sets out certain information with respect to all options to purchase securities of Uniphase which are outstanding as at May 14, 1999.

                                   NUMBER OF                                 MARKET VALUE OF    CURRENT MARKET
                                  SECURITIES   PURCHASE PRICE               SECURITIES UNDER       VALUE OF
                     NUMBER OF       UNDER     OF SECURITIES   EXPIRY DATE  OPTION ON DATE OF  SECURITIES UNDER
HOLDER OF OPTION     OPTIONEES      OPTION      UNDER OPTION    OF OPTION         GRANT            OPTION(1)
-----------------  -------------  -----------  --------------  -----------  -----------------  -----------------
                                                                                (in U.S.$          (in U.S.$
                                                  (U.S.$)                      thousands)         thousands)
Directors and
  Executive
  Officers of
  Uniphase.......           15     3,273,231    0.80-126.812    1999-2007          82,820            448,226

Directors and
  Executive
  Officers of
  Subsidiaries...           22     1,526,856    2.74-126.812    2004-2007          60,238            209,083

Other Employees..          626     2,717,702    0.23-126.812    1999-2007         116,552            372,154

---------------

(1) Based on the closing price of Uniphase Common Shares on NASDAQ on April 30, 1999 of U.S.$121.375.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid during the last three fiscal years to Uniphase's Chief Executive Officer and to the four other most highly compensated executive officers of Uniphase whose compensation exceeded U.S.$100,000 for fiscal 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                ANNUAL COMPENSATION       AWARDS
                                                               ----------------------  -------------
                                                                SALARY       BONUS        OPTIONS
NAME AND PRINCIPAL POSITION                           YEAR      (U.S.$)   (U.S.$)(1)        (#)
--------------------------------------------------  ---------  ---------  -----------  -------------
Kevin N. Kalkhoven................................       1998    274,835     177,615        320,000
Chairman and Chief                                       1997    251,675     109,290        120,000(2)
Executive Officer                                        1996    238,400     152,090        120,000(3)

Dan E. Pettit.....................................       1998    181,430      63,156        190,000
Senior Vice President                                    1997    155,497      47,267         50,000(2)
President, Uniphase Europe                               1996    148,584      66,084         80,000(3)

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                ANNUAL COMPENSATION       AWARDS
                                                               ----------------------  -------------
                                                                SALARY       BONUS        OPTIONS
NAME AND PRINCIPAL POSITION                           YEAR      (U.S.$)   (U.S.$)(1)        (#)
--------------------------------------------------  ---------  ---------  -----------  -------------
Ian Jenks(4)......................................       1998    176,756      54,733         70,000
Vice President                                           1997    165,851      44,631         40,000(2)
Operations, Europe                                       1996    126,165      33,206        100,000(3)

John M. Scott.....................................       1998    196,529      30,132         40,000
Vice President                                           1997    190,331      33,032        --
Optical Components                                       1996    181,166      83,350         60,000(3)

Frederick J. Leonberger, Ph.D.....................       1998    173,264      51,680         40,000
Senior Vice President                                    1997    158,661      26,135         60,000(2)
Chief Technology Officer                                 1996    153,043      47,260        --

---------------

(1) For fiscal 1996, includes bonus amounts earned in fiscal 1996 and paid in fiscal 1997. For fiscal 1997, includes bonus amounts earned in fiscal 1997 and paid in fiscal 1998. For fiscal 1998, includes bonus amounts earned in fiscal 1998 and paid in fiscal 1999.

(2) Reflects a two-for-one stock split effected in 1997.

(3) Reflects a two-for-one stock split effected in 1996 and a two-for-one stock split effected in 1997.

(4) Mr. Jenks joined Uniphase during fiscal 1996. On an annualized basis, his salary would have been U.S.$160,014 in fiscal 1996. Mr. Jenks resigned on November 23, 1998.

    The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of June 30, 1998:

                          OPTION GRANTS IN FISCAL 1998

                                                                                                     INDIVIDUAL GRANTS
                                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                                 AT ASSUMED ANNUAL RATE OF
                                                   % OF TOTAL                                           STOCK PRICE
                                                     OPTIONS                                       APPRECIATION FOR OPEN
                                                   GRANTED TO      EXERCISE                               TERM(3)
                                        OPTIONS   EMPLOYEES IN     PRICE PER                     --------------------------
                                        GRANTED      FISCAL          SHARE                            5%           10%
NAME                                    (#)(1)       YEAR(2)      (U.S.$/SH)    EXPIRATION DATE    (U.S.$)       (U.S.$)
-------------------------------------  ---------  -------------  -------------  ---------------  ------------  ------------
Kevin N. Kalkhoven...................    120,000         6.0%         31.625         07/29/05       1,811,943     4,339,920
                                         200,000        10.0%         36.531         12/16/05       3,488,385     8,355,288

Dan E. Pettit........................     50,000         2.5%         31.625         07/29/05         754,976     1,808,300
                                          40,000         2.0%         36.531         12/16/05         697,677     1,671,058
                                         100,000         5.0%         44.750         04/14/06       2,136,613     5,117,560

Ian Jenks(4).........................     40,000         2.0%         31.625         07/29/05         603,981     1,446,640
                                          30,000         1.5%         44.750         04/14/06         640,984     1,535,268

John M. Scott........................     40,000         2.0%         31.625         07/29/05         603,981     1,446,640

Frederick J. Leonberger, Ph.D........     40,000         2.0%         31.625         07/29/05         603,981     1,446,640

---------------

(1) Except in the event of a change in control of Uniphase, options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date. The Transaction does not result in a change of control of Uniphase.

(2) Based on a total of 2,004,722 options granted to employees of Uniphase in fiscal 1998, including the Named Executive Officers.

(3) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(4) Mr. Jenks resigned on November 23, 1998.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                       AND FISCAL YEAR END OPTION VALUES

                                                                            NUMBER OF           VALUE OF UNEXERCISED
                                            SHARES                     UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                          ACQUIRED ON     VALUE            AT YEAR END               AT YEAR END
                                           EXERCISE      REALIZED              (#)                     (U.S.$)
NAME                                          (#)        (U.S.$)     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
----------------------------------------  -----------  ------------  -----------------------  -------------------------
Kevin N. Kalkhoven......................     107,021      3,677,898       762,695 / 447,500     45,841,397 / 14,852,495
Dan E. Pettit...........................      50,000      1,636,700       198,002 / 258,750     11,327,015 /  7,760,947
Ian Jenks(2)............................      19,249        522,987        27,501 / 126,250      1,278,124 /  4,510,134
John M. Scott...........................      67,501      2,134,757        59,231 /  58,750      3,574,345 /  2,313,286
Frederick J. Leonberger, Ph.D...........      42,000      1,177,749        97,832 / 131,276      5,314,498 /  5,803,272

------------

(1) Represents the difference between the exercise price of the options (ranges from U.S.$0.80 to U.S.$44.75) and the closing price of Uniphase Common Shares on June 30, 1998 (U.S.$60.56).

(2) Mr. Jenks resigned on November 23, 1998.

COMPENSATION OF DIRECTORS

    Directors who are employees of Uniphase do not receive any compensation for their services as directors. Directors who are not employees of Uniphase receive a U.S.$1,500 fee for attendance at each board meeting and a U.S.$500 fee for attendance at committee meetings held on a separate day. All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

    The Uniphase 1993 Plan also provides for automatic grants of nonqualified stock options to non-employee or outside directors. In general, under the Uniphase 1993 Plan, each outside director who first joins the board after the effective date of the Uniphase 1993 Plan automatically will receive at that time an option to purchase 40,000 Uniphase Common Shares. In addition, immediately after each annual meeting of stockholders, each individual who is at that time continuing to serve as an outside director automatically will be granted an option to purchase 10,000 additional Uniphase Common Shares, whether or not such outside director stood for re-election at such annual meeting, provided that each such individual has served as an outside director for at least nine months. All options granted under the Uniphase 1993 Plan prior to September 1996 to outside directors have an exercise price equal to 100% of the fair market value of the Uniphase Common Shares on the date of grant and vest at the rate of 25% of the shares subject to the option at the end of the first year and as to approximately 6.25% of the shares subject to the option each quarter (three-month period) for twelve quarters thereafter, and terminate five years from the date of granting. All options granted to outside directors subsequent to September 1996 under the Uniphase 1993 Plan have an exercise price equal to 100% of the fair market value of the Uniphase Common Shares on the date of grant and vest monthly on a straight-line basis over a three-year period for the initial 40,000 shares granted upon joining the Uniphase Board of Directors and over twelve months for the subsequent grants of 10,000 shares, and terminate eight years from the date of grant. Mr. Haverkamp received no shares upon joining the Uniphase Board of Directors.

    In fiscal 1998, Dr. Bridges, Mr. Fink, Mr. Johnson, Ms. Lego, Mr. Muller and Professor Sibbett were each granted options to purchase 10,000 Uniphase Common Shares at a price of U.S.$33.00 per share. Mr. Muller resigned from the Uniphase Board of Directors upon his appointment as Senior Vice President, Chief Financial Officer and Secretary of Uniphase in January 1998. Dr. Bridges resigned from the Uniphase Board of Directors in April 1998 and is now a member of the Uniphase scientific advisory board.

COMPENSATION COMMITTEE REPORT

    Notwithstanding anything to the contrary set forth in any of Uniphase's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Supplement, in whole or in part, the following report and the performance graph which follows shall not be deemed to be filed with the SEC nor be incorporated by reference into any such filings and is provided for informational purposes only.

    The compensation committee of the Uniphase Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for Uniphase executive officers and administering certain other compensation programs for such individuals, subject in each instance to approval by the full board. The compensation committee also has the exclusive responsibility for the administration of the Uniphase Option Plans under which grants may be made to executive officers and other key employees.

    The fundamental policy of the compensation committee is to provide the chief executive officer and executive vice presidents of Uniphase with competitive compensation opportunities based upon their contribution to the financial success of Uniphase and their personal performance. It is the compensation committee's objective to have a substantial portion of each officer's compensation contingent upon Uniphase's performance as well as upon his own level of performance. Accordingly, the compensation package for the chief executive officer and executive vice presidents is comprised of three elements:
(i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to Uniphase's achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and Uniphase's stockholders. As an executive officer's level of responsibility increases, it is the intent of the compensation committee to have a greater portion of his total compensation be dependent upon Uniphase's performance and stock price appreciation rather than base salary.

    Several of the more important factors which the compensation committee considered in establishing the components of each executive officer's compensation package for fiscal 1998 are summarized below. Additional factors were also taken into account and the compensation committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

    BASE SALARY. The base salary for each officer is determined on the basis of the following factors: experience, personal performance, the average salary levels in effect for comparable positions within and without the industry and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the compensation committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the compensation committee considers many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The compensation committee also considers companies outside the industry which may compete with Uniphase in recruiting executive talent.

    ANNUAL INCENTIVE COMPENSATION. Annual bonuses are earned by each executive officer primarily on the basis of Uniphase's achievement of certain corporate financial performance goals established for each fiscal year. For fiscal 1998, bonuses were earned on the basis of the following factors: (i) Uniphase's consolidated operating profit performance net of certain non-recurring adjustments, relative to the target established by the compensation committee, and (ii) the revenue and operating profit performance of the respective division or subsidiary relative to the targets established by the compensation committee. A portion of Uniphase's earnings for the 1998 fiscal year was accordingly set aside for distribution under the bonus pool, and the chief executive officer and each executive vice president was awarded a share of that pool on the basis of the respective responsibilities assigned to him and his relative position with Uniphase. The actual bonus paid in fiscal 1998 to each of the Named Executive Officers is indicated in the Bonus column of the Summary Compensation Table under the heading "Business of Uniphase -- Executive Compensation".

    DEFERRED COMPENSATION PLAN. Uniphase maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants' funds are invested among various funds designated by the plan administrator and currently may not be invested in Uniphase Common Shares or other Uniphase securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual instalments over a period of three, five, ten or 15 years.

    LONG-TERM COMPENSATION. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage Uniphase from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire Uniphase Common Shares at a fixed price per share

(the market price on the grant date) over a specified period of time (up to ten years). Options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date, contingent upon the executive officer's continued employment with Uniphase. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by Uniphase during the four-year vesting period, and then only if the market price of the underlying shares appreciates over the option term. The number of shares subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with Uniphase, the base salary associated with that position, the average size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The compensation committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the compensation committee does not adhere to any specific guidelines as to the relative option holdings of Uniphase executive officers. The actual options granted to each of the Named Executive Officers is set forth in the Long-Term Compensation Awards column of the Summary Compensation Table under the heading "Business of Uniphase -- Executive Compensation".

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Kalkhoven's base salary for the fiscal year ended June 30, 1998 was U.S.$274,835. Mr. Kalkhoven's base salary was established in part by comparing the base salaries of chief executive officers of other companies of similar size. Mr. Kalkhoven's base salary was at the approximate median of the base salary range for presidents/chief executive officers of comparative companies. Mr. Kalkhoven's bonus for fiscal 1998 was 65% of his base salary and was contingent on Uniphase meeting its pre-bonus, net operating income and revenue targets for fiscal 1998. Based on these criteria, which are the same criteria applied to all executive officers as described above, for fiscal 1998 Mr. Kalkhoven was awarded a bonus of U.S.$177,615 as well as options to purchase 320,000 Uniphase Common Shares.

    Uniphase is required to disclose its policy regarding qualifying executive compensation for deductibility under section 162(m) of the Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than U.S.$1 million per year. It is not expected that the compensation to be paid to Uniphase's executive officers for fiscal 1998 will exceed the U.S.$1 million limit per officer. The Uniphase 1993 Plan is structured so that any compensation deemed to be paid to an executive officer when he exercises an outstanding option under such plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the U.S.$1 million limitation.

Compensation Committee

    Robert C. Fink
    Stephen C. Johnson
    Peter A. Guglielmi
    Martin A. Kaplan

STOCK PERFORMANCE GRAPH

    The following graph sets forth Uniphase total cumulative stockholder return as compared to the NASDAQ Market Index and the peer group chosen by Uniphase. The peer group is comprised of the following companies: Coherent, Inc., Corning, Inc., Lucent Technologies, Inc., Spectra-Physics Lasers, Ortel Corporation and SDL, Inc.

    The total stockholder return assumes U.S.$100 invested at the beginning of the period in (a) Uniphase Common Shares, (b) the NASDAQ Market Index, and (c) a peer group of companies that, like Uniphase, (i) are publicly-traded and (ii) are either laser, semiconductor capital equipment or telecommunications equipment companies. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance.

    COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON THE UNIPHASE COMMON
          SHARES, THE NASDAQ MARKET INDEX AND THE UNIPHASE PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              UNIPHASE CORPORATION         NASDAQ MARKET INDEX        PEER GROUP
11/17/93                           100                         100              100
6/30/94                          96.97                      104.14           124.13
6/30/95                         259.09                      122.14           130.38
6/30/96                         860.61                      153.75           160.89
6/30/97                        1412.12                      185.21           284.61
6/30/98                        3043.94                      245.51           554.78

                                                        NOVEMBER 17,      JUNE 30,     JUNE 30,     JUNE 30,    JUNE 30,   JUNE 30,
                                                            1993            1994         1995         1996        1997       1998
                                                      -----------------  -----------  -----------  -----------  ---------  ---------
Uniphase Corporation................................            100           96.97       259.09       860.61     1412.12    3043.94
NASDAQ Market Index.................................            100          104.14       122.14       153.75      185.21     245.51
Peer Group..........................................            100          124.13       130.38       160.89      284.61     554.78

                 UNIPHASE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Uniphase designs, develops, manufactures and markets components and modules for fiberoptic telecommunications and CATV systems and laser subsystems. Uniphase was incorporated in 1979 and became a Delaware corporation in October 1993 at the time of its initial public offering. Uniphase's telecommunications and CATV divisions design, develop, manufacture and market semiconductor lasers, high-speed external modulators, transmitters and other components and products for fiberoptic networks in various telecommunications markets. Uniphase's laser division designs, develops, manufactures and markets laser subsystems for a broad range of applications which include biotechnology, industrial process control and measurement, graphics and printing and semiconductor equipment.

    Uniphase manufactures its optoelectronic telecommunications component and module products at its owned and leased facilities in the United States, Europe and Australia. Its laser subsystem products are manufactured at two facilities located in California. Uniphase has approximately 1,300 employees world-wide. For its fiscal year ended June 30, 1998, Uniphase had net sales of U.S.$119.6 million from telecommunications components and modules, which represented approximately 64.6% of its total net sales. The balance of net sales for fiscal 1998 were derived from laser subsystems, which accounted for U.S.$46.3 million in net sales in fiscal 1998, and from Uniphase's Ultrapointe product line, which it sold in December 1998 with the result that such product line ceased to provide a source of continuing revenue after the quarter ended December 31, 1998.

RECENT EVENTS

    In June 1998, Uniphase acquired 100% of the capital stock of Philips Optoelectronics B.V., which became UNL, from Philips. The total purchase price of U.S.$135.4 million consisted of 3.26 million unregistered restricted Uniphase Common Shares, cash of U.S.$100,000, U.S.$4.0 million in related acquisition costs, and 100,000 shares of Uniphase Series A Preferred Shares that are convertible to Uniphase Common Shares based upon (i) unit shipments of certain products by UNL through June 20, 2002, and (ii) the trading price of Uniphase Common Shares at the time such earnout, if any, is determined and which could increase the purchase price by a maximum of approximately U.S.$285 million. At the closing of the UNL acquisition, Philips became the largest stockholder of record at 8.5% of the Uniphase Common Shares. Philips also appointed one representative to the Uniphase Board of Directors upon the closing of that transaction.

    On November 25, 1998, Uniphase acquired BCP through the issuance of approximately 730,000 Uniphase Common Shares in a transaction accounted for as a pooling of interests. BCP will operate as Uniphase Broadband Products, Inc. ("UBP"). UBP manufactures high-speed and high-bandwidth fiberoptic products including transmitters, receivers and multiplexers used to extend the reach of fiberoptic transmission into metropolitan and local access networks. Results for the second quarter include U.S.$5.9 million of costs associated with this merger. This Management's Discussion and Analysis reflects the pooled entity.

    On December 31, 1998, Uniphase sold substantially all of the assets of its Ultrapointe subsidiary to KLA-Tencor Corporation ("KLA-Tencor") and recognized a pre-tax charge of U.S.$882,000 and a charge to cost of sales of U.S.$1.6 million in connection with the transaction.

    On January 28, 1999, Uniphase announced the signing of the Merger Agreement providing for the Transaction with JDS. The Transaction will be accounted for as a purchase transaction and is subject to a number of contingencies including approval by JDS Shareholders and Uniphase Stockholders and certain closing conditions, including regulatory approvals. Uniphase anticipates that a significant portion of the purchase price will result in the recognition of intangible assets of approximately U.S.$3.2 billion in the period of consummation, thereby resulting in a net loss in the foreseeable future due to the amortization of such intangibles.

    Uniphase's acquisitions of UNL, UFC and Chassis Engineering, Inc. were accounted for using the purchase method of accounting. Accordingly, the total purchase price was allocated to the assets acquired and liabilities assumed, including IPRD based on their estimated fair values using valuation methods believed to be appropriate at the time. With respect to UNL, the estimated fair value of the IPRD of U.S.$93.0 million was expensed in the fourth quarter of fiscal 1998 (the period in which the acquisition was consummated).

Subsequent to the SEC's letter to the American Institute of Certified Public Accountants dated September 9, 1998, regarding its views on in-process research and development, Uniphase has re-evaluated its IPRD charge with respect to the UNL acquisition, revised the purchase price allocation and restated its financial statements. As a result, Uniphase made an adjustment to decrease the amount of previously expensed IPRD and increase the amount capitalized as goodwill and other intangibles by U.S.$59.3 million.

NINE MONTHS ENDED MARCH 31, 1999 AND 1998

    NET SALES. For the first nine months of fiscal 1999, net sales were U.S.$195.7 million, which represented a U.S.$63.2 million or 47% increase over net sales of U.S.$133.4 million in the same period of fiscal 1998. Increases in net sales from each of Uniphase's major telecommunications product lines and net sales generated by Uniphase Netherlands (UNL), which was acquired in June 1998 in a transaction accounted for as a purchase, contributed to the growth in net sales over the comparable nine month period of fiscal 1998.

    GROSS PROFIT. For the first nine months of fiscal 1999, gross profit increased 46% to U.S.$97.0 million or 50% of net sales from $66.5 million or 50% of net sales in the same period of fiscal 1998. Gross profit for the first nine months of fiscal 1999 includes a U.S.$1.6 million charge to cost of sales in the second quarter of fiscal 1999 resulting from the sale of Ultrapointe assets to KLA-Tencor Corporation.

    RESEARCH AND DEVELOPMENT. For the first nine months of fiscal 1999, research and development expense was U.S.$18.8 million or 10% of net sales, which represented a U.S.$8.4 million or 80% increase over the same period in fiscal 1998. The increase in R&D expense is primarily due to increased expenditures associated with the continued development and enhancement of Uniphase's telecommunications and fiber optic product lines and the addition of Uniphase Netherlands in June 1998.

    SELLING, GENERAL AND ADMINISTRATIVE. For the first nine months of fiscal 1999, SG&A expense was U.S.$24.5 million or 13% of net sales which represented a U.S.$3.2 million or 15% increase over SG&A expense of U.S.$21.3 million or 16% of net sales in the same period of fiscal 1998. The dollar increase in SG&A expense for the first nine months of fiscal 1999 as compared to the same period in the prior year is primarily due to higher sales and marketing costs to support telecommunications and CATV products and the addition of UNL in June 1998 offset by a reduction in SG&A expense of the Ultrapointe product line.

    AMORTIZATION OF PURCHASED INTANGIBLES. Since fiscal 1995, Uniphase has entered into several strategic acquisitions that generated approximately U.S.$115.0 million in identified intangibles (primarily developed technology) and goodwill. For the first nine months of fiscal 1999, amortization of purchased intangibles ("API") was U.S.$11.8 million or 6% of net sales which represented a U.S.$10.5 million or 775% increase over API of U.S.$1.3 million or 1% of net sales in the same period of fiscal 1998. The increase in API is primarily due to the intangible assets generated from the acquisition of UNL in June 1998 and the purchase of certain assets from Chassis Engineering.

    OTHER OPERATING EXPENSES. For the first nine months of fiscal 1999, Uniphase recorded pre-tax merger related costs of U.S.$5.9 million in connection with the acquisition of UBP in a transaction accounted for as a pooling of interests and a pre-tax loss of U.S.$882,000 on the disposal of substantially all the assets of its Ultrapointe product line. In the second quarter of fiscal 1998, Uniphase recognized a pre-tax charge of U.S.$6.6 million in acquired IPRD charges in connection with its acquisition of Indx Pty Ltd. of Australia.

    INTEREST AND OTHER INCOME, NET. For the first nine months of fiscal 1999, interest and other income, net increased to U.S.$2.7 million from U.S.$2.3 million in the same period of fiscal 1998. The increase in interest and other income is primarily the result of interest income on higher levels of investments.

    INCOME TAXES. The effective tax rate for the first nine months of fiscal 1999 was 38.2% compared to 41.3% used in the same period of fiscal 1998. A decrease in the effective tax rate was primarily attributable to an increase in foreign earnings taxed at a lower rate that are permanently re-invested offshore. The fiscal 1999 provision for income taxes excludes the effect of non-deductible merger costs incurred in connection with the acquisition of UBP, whereas fiscal 1998 amounts exclude the effect of non-deductible acquired IPRD expenses originating from the acquisition of UFC.

YEARS ENDED JUNE 30, 1998, 1997 AND 1996

    The following table sets forth for the periods indicated certain financial data as a percentage of net sales:

                                                                                                 FISCAL YEARS ENDED JUNE 30,
                                                                                               -------------------------------
                                                                                                 1998       1997       1996
                                                                                               ---------  ---------  ---------
Net sales....................................................................................      100.0%     100.0%     100.0%
Cost of sales................................................................................       51.9       52.9       51.9
                                                                                               ---------  ---------  ---------
Gross profit.................................................................................       48.1       47.1       48.1
Operating expenses:
  Research and development...................................................................        8.0        8.7        8.7
  Royalty & license..........................................................................        1.1        1.2        1.8
  Selling, general and administrative........................................................       23.5       21.7       23.7
  Acquired IPRD..............................................................................       21.7       29.4        6.0
                                                                                               ---------  ---------  ---------
Total operating expenses.....................................................................       54.3       61.0       40.2
                                                                                               ---------  ---------  ---------
Income (loss) from operations................................................................       (6.2)     (13.9)       7.9
  Interest and other income, net.............................................................        1.7        3.0        1.9
                                                                                               ---------  ---------  ---------
Income (loss) before income taxes............................................................       (4.5)     (10.9)       9.8
  Income tax expense.........................................................................        6.1        4.8        5.4
                                                                                               ---------  ---------  ---------
Net income (loss)............................................................................      (10.6)%     (15.7)%       4.4%
                                                                                               ---------  ---------  ---------
                                                                                               ---------  ---------  ---------

    NET SALES. Net sales of U.S.$185.2 million for fiscal 1998 represented an increase of U.S.$72.0 million or 63.6% over fiscal 1997 net sales of U.S.$113.2 million. The increase was primarily due to the increase across all product lines in telecommunications and laser subsystem sales of U.S.$68.1 million, of which 43.7% was generated by businesses acquired during fiscal 1998 and 1997. Ultrapointe sales increased U.S.$3.9 million in fiscal 1998 over the prior year, although a significant percentage of the increase was attributable to orders for spare parts and engineering services. Net sales of U.S.$113.2 million for fiscal 1997 represented an increase of U.S.$39.5 million or 53.6% over fiscal 1996 net sales of U.S.$73.7 million. The increase in fiscal 1997 over 1996 was primarily due to the increased sales of telecommunications and laser subsystem products of U.S.$41.7 million. Ultrapointe sales decreased U.S.$2.2 million during fiscal 1997 as compared to fiscal 1996 as a downturn in the semiconductor industry led certain customers to delay or cancel purchases of Uniphase's Ultrapointe Systems products.

    Net sales to customers outside the United States accounted for U.S.$71.7 million, U.S.$34.6 million and U.S.$18.5 million or 38.7%, 30.6% and 25.1% of total sales for fiscal, 1998, 1997 and 1996, respectively. The increase of U.S.$37.1 million from fiscal 1997 to fiscal 1998 was primarily due to increased sales of telecommunications products. The increase in international sales in 1998 was also due to a full year's sales from ULE, the sales of UFC subsequent to November 26, 1997, and UNL sales subsequent to June 9, 1998, all of which represented in the aggregate 35.2% of the increase in international sales. The fiscal 1997 increase in international sales over fiscal 1996 of U.S.$16.1 million was due primarily to a full year of UFP sales and the acquisition of ULE in March 1997 combined with other increases in telecommunications product sales. (See Note 10 of Notes to Uniphase audited financial statements as at and for the year ended June 30, 1997, which financial statements are not included in this Supplement.)

    GROSS PROFIT. Gross profit of U.S.$89.1 million, or 48.1% of net sales for fiscal 1998 represented an increase of U.S.$35.9 million or 67.5% over fiscal 1997 gross profit of U.S.$53.2 million, which was 47.1% of net sales. The increase in gross profit from telecommunications and laser subsystem product sales of U.S.$37.7 million was due in part to an improvement in manufacturing yields of gallium arsenide based lasers combined with the lower costs of internally manufactured CATV amplifiers Uniphase historically purchased from third parties. Fiscal 1998 amounts include a full year's gross profit from ULE that also contributed to the increase.

    Concurrent with the acquisition of UNL, Uniphase initiated certain actions that resulted in reductions to fiscal 1998 gross profit. Charges attributable to such actions were primarily for: (i) inventory write-downs of U.S.$2.5 million as a result of product overlap of the UNL lasers with some of Uniphase's existing products, resulting in excess quantities and obsolescence of certain products; (ii) inventory write-downs of U.S.$1.0 million as a result of renegotiating certain provisions of its distribution agreement with KLA-Tencor to provide reduced quantities of Ultrapointe products, resulting in excess inventory levels; and (iii) inventory write-downs of U.S.$600,000 as a result of discontinuing a small specialty product line.

    Gross margin increased to 48.1% in fiscal 1998 from 47.1% in fiscal 1997. Uniphase realized improved yields on certain telecommunications products that more than offset a reduction in gross margin from Ultrapointe products. Gross margin for Ultrapointe products declined significantly in the second half of fiscal 1998 due to depressed semiconductor equipment markets, volume discounts attributable to the distribution agreement with KLA-Tencor, and inventory reserves recorded in the fourth quarter. Uniphase's laser subsystem margins were relatively consistent with the prior fiscal year. Uniphase experienced a decrease in gross margins to 47.1% in fiscal 1997 from 48.1% in fiscal 1996. Inventory charges resulting from Uniphase's change in strategic focus with respect to diode based laser applications and from the modification of certain customer and product strategies incorporating lower powered amplifiers at UTP contributed to the fiscal 1997 decline in gross margin.

    RESEARCH AND DEVELOPMENT EXPENSE. R&D expense of U.S.$14.9 million or 8.0% of net sales represented an increase of U.S.$5.0 million or 50.7% over fiscal 1997 expense of U.S.$9.9 million or 8.7% of net sales. The increase in absolute dollar amounts is primarily due to the continuing efforts to develop Uniphase's telecommunications products, the additional R&D expenses of UFC and UNC in fiscal 1998 and a full year of R&D expenses from ULE. R&D expense in fiscal 1997 was U.S.$9.9 million or 8.7% of net sales, which represented a U.S.$3.4 million or 53.0% increase over fiscal 1996. The increase in R&D expense was largely due to the continuing efforts to develop Uniphase's telecommunications products and, to a lesser extent, the continued development and modifications of the Ultrapointe Laser Imaging System and automatic defect classification software.

    ROYALTY AND LICENSE EXPENSE. Royalty and license expense increased U.S.$628,000 to U.S.$2.0 million representing an increase of 45.5% over fiscal 1997 expense of U.S.$1.4 million. Royalty and license expense decreased as a percentage of sales to 1.1% compared to 1.2% in fiscal 1997. In fiscal 1997, royalty and license expense increased U.S.$43,000 to U.S.$1.4 million from U.S.$1.3 million in fiscal 1996, however these same expenses decreased as a percentage of sales to 1.2% from 1.8% in fiscal 1996. The decreases as a percentage of net sales in both fiscal 1998 and fiscal 1997 were due to the increasing proportion of sales derived from royalty-free telecommunications products.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. SG&A expense of U.S.$43.5 million or 23.5% of net sales in fiscal 1998 represents an increase of U.S.$19.0 million or 77.9% over fiscal 1997 expense of U.S.$24.4 million or 21.7% of net sales. As described below, SG&A expenses in each year included charges incurred following acquisitions.

    In the fourth quarter of fiscal 1998, Uniphase recorded SG&A charges related to certain initiatives taken following the acquisition of UNL. These charges were for:

    (i) reorganizing Uniphase's management and sales structure primarily consisting of (a) U.S.$3.6 million for severance costs related to management and other personnel terminated during the quarter of which U.S.$2.9 million was a non-cash charge resulting from the acceleration of stock option vesting, and (b) an additional U.S.$700,000 in SG&A expenses related to costs incurred in connection with centralizing Uniphase's sales function included hiring and relocating new sales management and training the sales force;

    (ii) integrating the laser packaging operations of UNL into Uniphase of which the primary component was an impairment write-down of U.S.$3.6 million related to the fixed assets and intangible assets recorded in connection with the acquisition of UPP in 1996. Because of the product overlap between UNL and UPP, the revised projected cash flows of UPP would not provide for the recovery of the book value of these assets;

   (iii) providing for the cost of changing the structure of Ultrapointe in connection with the continuing downturn in semiconductor equipment markets, the primary components of which costs are severance costs related to Ultrapointe personnel terminated during the quarter of which U.S.$3.9 million was a non-cash charge resulting from the acceleration of stock option vesting; and

    (iv) providing for costs of U.S.$1.1 million incurred in connection with obtaining a supply agreement with a major CATV system customer.

Future cash outflows in connection with these actions were estimated to be U.S.$1.8 million, which is expected to be paid by the end of fiscal 1999.

    In fiscal 1997, SG&A expense was U.S.$24.4 million or 21.7% of net sales, which represented a U.S.$7.1 million or 41.3% increase over SG&A expense of U.S.$17.3 million or 23.7% of net sales in fiscal 1996. The increase is due in part to the additional expenses of ULE, acquired in March 1997, and a full year of expenses for UFP which was acquired in May 1996. As a result of the ULE acquisition and a change in strategic focus for diode-based laser applications, Uniphase recorded charges to consolidate its European laser research to Switzerland, close its Uniphase Lasers, Ltd. facility in Rugby, England, consolidate laser packaging operations and to recognize the modification of certain customer and product strategies at UTP incorporating lower powered amplifiers. Uniphase also increased its allowance for doubtful accounts and certain other reserves in the third quarter of fiscal 1997.

    ACQUIRED IPRD. In fiscal 1998, Uniphase incurred charges for IPRD of U.S.$40.3 million or 21.7% of net sales related to the acquisition of UNL from Philips (U.S.$33.7 million) and UFC from AP (U.S.$6.6 million). In fiscal 1997, Uniphase incurred a charge for IPRD of U.S.$33.3 million or 29.4% of net sales related to the acquisition of the assets of ULE from IBM. In fiscal 1996, Uniphase incurred a charge for IPRD of U.S.$4.5 million or 6.1% of net sales related to the acquisition of UFP. See Note 9 of Notes to Uniphase Audited Financial Statements. These amounts were expensed on the acquisition dates because the acquired technology had not yet reached technological feasibility and had no future alternative uses. There can be no assurance that acquisitions of businesses, products or technologies by Uniphase in the future will not result in substantial charges for acquired IPRD that may cause fluctuations in Uniphase's quarterly or annual operating results.

    A description of the acquired in-process technology, stage of development, estimated completion costs and time to complete at the date of acquisition is set forth below for each acquisition.

    Uniphase Netherlands

    The purchased in-process technology related to advanced semiconductor lasers, modulators, and semiconductor optical amplifiers. The purchased in-process technology was comprised of five main categories: (i) Wavelength Division Multiplexing ("WDM") Lasers -- Continuous Wave ("CW") and Direct Modulation, (ii) WDM Lasers -- Distributed Feedback/Electro-Absorption Modulator; (iii) Semiconductor Optical Amplifiers, (iv) Other Telecommunications Products, and (v) Cable Television. The development cycle for the full product family (portfolio) for each of these technologies, on average, takes approximately four years to complete. The stages of development for each product in the portfolio include: (i) idea generation, (ii) design process, (iii) wafer growth, (iv) chip fabrication, (v) packaging, and (vi) qualification and testing. Technological feasibility is achieved upon successful completion of qualification and testing. This stage tests the reliability of the technology (the most important measure to the end-user).

    The following is a brief description of each acquired IPRD project at the acquisition date:

    WDM LASERS -- CW AND DIRECT MODULATION. The portfolio of products within the WDM market enabled by this technology category includes the 1550nm high power laser source used in the long haul (600km) dense WDM (DWDM) transmitters and directly modulated WDM lasers used for shorter (100km) links. The portfolio also includes the laser portion of integrated laser/electro-absorption modulators ("EML's").

    Excluding the research phase of the development cycle, Uniphase estimated that the development time for products in this category was 36 months. At the time of acquisition, the initial complexity hurdles for the development of these products had been achieved. The first generation of these products had been released and the second generation was in the wafer growth development stage and was estimated to be released in the second half of calendar 1998 with the third generation of products in the research stage and estimated to be released in fiscal 2002. At the acquisition date, the estimated costs to complete the technology in this category was approximately U.S.$8.2 million from the date of acquisition through fiscal 2002. Uniphase believed the associated risks of developing this technology into commercially viable products to be the challenge of meeting the requirements and specifications of the market, in particular with respect to reliability and customer qualification, meeting product packaging standards, and risks related to semiconductor processing such as the ability to make a qualified product at commercially acceptable yields.

    WDM LASERS -- DISTRIBUTED FEEDBACK/ELECTRO-ABSORPTION MODULATOR. The portfolio of technologies for EA modulators includes EML 1550nm laser sources which contain an electro-absorption modulator that targets the mid-range (300km) DWDM transmitters and EMLs laser sources for longer distances (greater than 400km).

    At the time of the acquisition, this portfolio of WDM EML lasers had been in development for approximately 14 months, excluding the research phase of the development cycle. The first generation of these products had been released and the second generation was in the wafer growth development stage and was estimated to be released in the second half of calendar 1998 with the third generation of products in the research stage and estimated to be released in fiscal 2002. At the acquisition date, the estimated costs to complete the technology in this category was approximately U.S.$16.3 million from the date of acquisition through fiscal 2002. Uniphase believed the associated risks of developing this technology into commercially viable products to be the challenge of meeting the requirements and specifications of the market, in particular with respect to reliability and customer qualification, meeting packaging standards, and risks related to semiconductor processing such as the ability to make a qualified product at commercially acceptable yields.

    SEMICONDUCTOR OPTICAL AMPLIFIERS. Within this technology category, the opportunity exists for the development of low power, low cost, semiconductor optical amplifiers based on indium phosphide and for the development of different versions which amplify 1550nm light of 1310nm light.

    Prior to acquisition, UNL did not have a developed semiconductor optical amplifier product, the initial generation of products having not proved to be viable. However, over 40% of the total research and development budget of UNL prior to the acquisition had been invested in all technologies in this category. The second generation of these products was in the wafer growth development stage and was estimated to be released in fiscal 1999 with the third generation of products in the research stage and estimated to be released in fiscal 2002. At the acquisition date, the estimated costs to complete the technology in this category was approximately U.S.$2.3 million from the date of acquisition through fiscal 2002. Uniphase believed the associated risks of developing this technology into commercially viable products to be the challenge of meeting the requirements and specifications of the market, in particular with respect to reliability and customer qualification, meeting product packaging standards, and risks related to semiconductor processing such as the ability to make a qualified product at commercially acceptable yields.

    OTHER TELECOMMUNICATIONS PRODUCTS. The technology portfolio for other telecommunications products includes 1480nm pump lasers which can be used as an alternative to or in conjunction with 980nm pump lasers for providing optical power to erbium-doped fiber amplifiers.

    At the date of acquisition, the second generation of these products was in the wafer growth development stage and was estimated to be released in the second half of fiscal 1999 and the estimated cost to complete was U.S.$2.3 million from the date of acquisition through fiscal 1999. Uniphase believed the associated risks of developing this technology into commercially viable products to be the challenge of meeting the requirements and specifications of the market, in particular with respect to reliability and customer qualification, meeting product packaging standards, and risks related to semiconductor processing such as the ability to make a qualified product at commercially acceptable yields.

    CABLE TELEVISION ("CATV"). The dominant technologies in this category include the 1550nm continuous wave ("CW") laser and the 1310nm linearized laser. Other technologies include return-path lasers and photodiodes.

    At the acquisition date, it was estimated that this portfolio of products would take 30 months to develop, excluding the research phase of the development cycle, which is approximately 6 months shorter than the development time for other products. The first generation of these products had been released and the second generation was in the wafer growth development stage and was estimated to be released in the second half of the calendar 1998 with the third generation of products in the research stage and estimated to be released in fiscal 2002. At the acquisition date, the estimated costs to complete the technology in this category was approximately U.S.$3.3 million from the date of acquisition through fiscal 2002. Uniphase believed the associated risks of developing this technology into commercially viable products to be the challenge of meeting the requirements and specifications of the market, in particular with respect to reliability and customer qualification, meeting packaging standards, and risks related to semiconductor processing such as the ability to make a qualified product at commercially acceptable yields.

    Uniphase Fiber Components

    The primary purchased in-process technology related to fiber Bragg gratings for wave-length division multiplexing applications. The purchased in-process technology was comprised of four main categories: (i) temperature compensation,
(ii) unpackaged, (iii) dispersion compensation, and (iv) add-drop/DCM/ circulators.

    The following is a brief description of each acquired IPRD project at the acquisition date. In each case it is expected that each technology will result in a product family (portfolio) introduced over many years.

    TEMPERATURE COMPENSATION. Temperature compensation is a type of packaged fiber grating where the fiber grating is surrounded by a temperature compensating package. When heated without this type of package, the properties of the grating have a propensity to change. However, when the fiber is put in this package, it is compressed and the temperature effect is compensated so that grating properties are maintained.

    Uniphase estimated that the development cycle for the first product from this technology would last 12 months and technological feasibility would be reached at the end of the beta testing stage. At the acquisition date, the release date for this product was expected to be in the middle of fiscal 1998 and the estimated cost to complete was U.S.$0.1 million from the date of acquisition through fiscal 1998. Uniphase believed the associated risks of developing this technology into commercially viable products to be the challenge of having the package meet the requirements and specifications of the market.

    UNPACKAGED. Unpackaged refers to a fiber grating that is not contained in a "package" or protective encasement. This product is deployed in the telecommunications industry and in environments where temperature is not a concern or can be controlled by alternative means other than packaging.

    Uniphase estimated that the development cycle for the first product from this technology would last 12 months and technological feasibility would be reached at the end of the beta testing stage. At the date of acquisition, the release date for this product was expected to be in the first or second quarter of fiscal 1999 and the estimated cost to complete was U.S.$0.5 million from the date of acquisition through fiscal 1999. Uniphase believed the associated risks of developing this technology into commercially viable products to be obtaining the appropriate filter response and meeting customer/market performance specifications.

    DISPERSION COMPENSATION. Dispersion compensation provides a reshaping of an optical pulse. The pulse "smearing" property as it propagates over long fiber lengths is called dispersion. The pulse is "smeared out" which leads to errors. The dispersion compensation technology compensates for the smearing, thus resolving the errors.

    Uniphase estimated that the development cycle for the first product from this technology would last 18 months and technological feasibility would be reached at the end of the beta testing stage. At the date of acquisition, the release date for this product was expected to be in the first or second quarter of fiscal 1999 and the estimated cost to complete was U.S.$0.6 million from the date of acquisition through fiscal 1999. Uniphase believed the associated risks of developing this technology into commercially viable products to be meeting customer/market performance specifications.

    ADD-DROP/DCM/CIRCULATORS ("ADD-DROP"). This technology consists of fiber gratings and other optical components. Specifically, the technology serves as an optical filter; as light comes in, the filter is able to isolate (drop-off) one color (wavelength) and let all other colors through. Colors can also be added back after they pass through. Add-Drop is used for WDM purposes. The technology is growing very rapidly and, at the time of the acquisition, was just recently emerging into the marketplace.

    Uniphase estimated that the development cycle for the first product from this technology would last 18 months and technological feasibility would be reached at the end of the beta testing stage. At the acquisition date, the release date for the first version of this product was expected to be in the first or second quarter of fiscal 1999 and the estimated cost to complete was U.S.$1.1 million from the date of acquisition through fiscal

1999. Uniphase believed the associated risks of developing this technology into commercially viable products to be meeting customer/market performance specifications.

    Uniphase Laser Enterprises

    The purchased in-process technology related to advanced 980nm semiconductor lasers. The purchased in-process technology was comprised of three main product categories: (i) Submount and Ridge Wave Guide ("RWG") Series, (ii) the distributed feedback laser ("DFB"), and (iii) high power. The development cycle for all new technologies, on average, takes approximately two years to complete. The stages of development include: (i) R&D feasibility, (ii) fixing the design,
(iii) engineering performance evaluation, (iv) 5,000 hour life test, and (v) manufacturing. Technological feasibility is achieved upon successful completion of the 5,000 hour life test. This stage tests the reliability of the technology (the most important measure of the end-user).

    The following is a brief description of each acquired IPRD project at the acquisition date:

    SUBMOUNT AND RIDGE WAVE GUIDE SERIES. ULE's existing product at the date of the acquisition was a 150mW pump laser. This project consisted of developing a family of lasers with power in excess of the existing 150mW lasers (up to 300mW). These lasers are used as pumps in erbium-doped fiberoptic amplifiers and enable optimized amplifier performance. The lasers are specifically fabricated to ensure long reliable lifetimes and inherently avoid the failure modes of other types of 980nm lasers.

    Uniphase estimated that the development cycle for the product family would last 36 months. At the acquisition date, lasers with power greater than 150mW were in the engineering performance evaluation stage of the development cycle. The release date for the first version of this product was expected to be in the fourth quarter of fiscal 1997 and the estimated cost to complete was U.S.$2.8 million from the acquisition date through fiscal 1998. Uniphase believed the associated risks of developing this technology into commercially viable products to be the challenge of meeting the requirements and specifications of the market, in particular with respect to reliability and customer qualification, and risks related to semiconductor processing such as the ability to make a qualified product at commercially acceptable yields.

    DISTRIBUTED FEEDBACK LASER. These lasers will be used as transmitter sources for 1550nm communication systems. They rely on a grating formed in the semiconductor laser structure to distribute the feedback of the laser light, thereby enhancing the laser-signal fidelity. It was envisioned that these lasers would be used in optically amplified WDM systems.

    Uniphase estimated that the development cycle for this product family would last 24 months. At the acquisition date, the DFB was in the R&D feasibility stage of the development cycle. The release date for the first version of this product was expected to be in fiscal 1999 and the estimated cost to complete was U.S.$3.8 million from the acquisition date through fiscal 1999. Uniphase believed the associated risks of developing this technology into commercially viable products to be the challenge of meeting the requirements and specifications of the market, in particular with respect to reliability and customer qualification, and risks related to semiconductor processing such as the ability to make a qualified product at commercially acceptable yields.

    HIGH POWER. The high power project is the development of one to two watt lasers. These lasers are a fundamentally different design than RWG, in that they emit light from a broad-area (wide) stripe, require advanced packaging due to higher heat dissipation requirements, and emit light at different wavelengths. These lasers will be used for advanced amplifiers.

    Uniphase estimated that the development cycle for this product family would last 24 months. At the acquisition date, the one to two watt release was in the engineering performance evaluation stage of the development cycle. The release date for the first version of this product was expected to be in fiscal 2000 and the estimated cost to complete was U.S.$2.9 million from the acquisition date through fiscal 2000. Uniphase believed the associated risks of developing this technology into commercially viable products to be the challenge of meeting the requirements and specifications of the market, in particular with respect to reliability and customer qualification, and risks related to semiconductor processing such as the ability to make a qualified product at commercially acceptable yields.

    Value Assigned to IPRD

    For each acquisition, the value assigned to IPRD was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased IPRD were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Uniphase and its competitors.

    The rates utilized to discount the net cash flows to their present value are based on Uniphase's weighted average cost of capital and the weighted average return on assets. Given the nature of the risks associated with the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated market acceptance and penetration, market growth rates, and risks related to the impact of potential changes in future target markets, the weighted average cost of capital was adjusted. Based on these factors, discount rates of 27%, 20%, and 20% were deemed appropriate for UNL, UFC, and ULE, respectively.

    The estimates used by Uniphase in valuing IPRD were based upon assumptions Uniphase believes to be reasonable but which are inherently uncertain and unpredictable. Uniphase's assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly actual results may vary from the projected results. Any such variance may have a material adverse effect on the business, financial condition and results of operations of Uniphase. The value assigned to each acquired IPRD project at the respective acquisition dates were as follows:

                                                                                                    (IN MILLIONS --U.S.$)
                                                                                                    ---------------------
UNIPHASE NETHERLANDS:
WDM Lasers -- CW and Direct Modulation............................................................        $    17.2
WDM Lasers -- Distributed Feedback Electro-Absorption Modulator...................................              7.4
Semiconductor Optical Amplifiers..................................................................              4.1
Other Telecommunications Products.................................................................              1.3
Cable Television..................................................................................              3.7
                                                                                                              -----
  Total acquired IPRD.............................................................................        $    33.7
                                                                                                              -----
                                                                                                              -----
UNIPHASE FIBER COMPONENTS:
Temperature Compensation..........................................................................        $     0.8
Unpackaged........................................................................................              1.5
Dispersion Compensation...........................................................................              0.9
Add-Drop/DCM/Circulators..........................................................................              3.4
                                                                                                              -----
  Total acquired IPRD.............................................................................        $     6.6
                                                                                                              -----
                                                                                                              -----
UNIPHASE LASER ENTERPRISE:
Submount and Ridge Wave Guide Series..............................................................        $    12.6
Distributed Feedback Laser........................................................................             14.4
High Power........................................................................................              6.3
                                                                                                              -----
  Total acquired IPRD.............................................................................        $    33.3
                                                                                                              -----
                                                                                                              -----

    Current Status of Acquired IPRD Projects

    Uniphase periodically reviews the stage of completion and likelihood of success of each of the IPRD projects. The current status of the IPRD projects for each acquisition are as follows:

    Uniphase Netherlands -- The product introductions for the WDM lasers -- CW and direct modulation and DFB/BA and modulator are either on schedule or are approximately 6 months behind schedule. The WDM laser -- direct modulation is expected to have a lower revenue growth rate than originally anticipated. The development of the semiconductor optical amplifier technology has been delayed due to market demand for other products. The development of the telecom technology is on schedule but the revenue growth rate in initial periods is expected to be lower than originally anticipated. Development of the CATV technologies is approximately 6 months behind schedule and is expected to take a higher level of development effort to bring the technology to market. Uniphase has incurred post-acquisition research and development expenses of approximately U.S.$2.1 million in developing the acquired in-process technology and estimates that the cost to complete this technology, in combination with Uniphase's other continuing research and development expenses, will not be in excess of Uniphase's historic expenditures for research and development as a percentage of Uniphase's net sales. The differences between the actual outcome noted above and the assumptions used in the original valuation of the technology are not expected to ultimately impact the expected return on investment from the acquisition of UNL or Uniphase's results of operations and financial position.

    Uniphase Fiber Components -- The initial products developed from submarine and unpackaged technology projects were completed approximately on schedule and post-acquisition research and development expenses approximately equaled the estimated cost to complete at the acquisition date. Uniphase is experiencing higher levels of demand for the submarine products than anticipated in the original estimates. The temperature compensation project is behind schedule due to unforeseen technical difficulties in maintaining specifications at the harshest environmental test points. The dispersion compensation project is significantly behind schedule and the market does not appear to be developing as anticipated. The Add-Drop projects are progressing on schedule. Uniphase has incurred post-acquisition research and development expenses of approximately U.S.$2.1 million in developing the acquired in-process technology and estimates that the cost to complete this technology, in combination with Uniphase's other continuing research and development expenses, will not be in excess of Uniphase's historic expenditures for research and development as a percentage of Uniphase's net sales. The differences between the actual outcome noted above and the assumptions used in the original valuation of the technology are not expected to ultimately impact the expected return on investment from the acquisition of UFC or Uniphase's results of operations and financial position.

    Uniphase Laser Enterprise -- The Submount and RWG series products were released on schedule and post-acquisition research and development expenses approximately equaled the estimated cost to complete at the acquisition date. Actual revenue for these products has significantly exceeded the estimates used in the valuation of the technology. Uniphase did not pursue development of the distributed feedback laser due to resources being redirected to expand the Submount and RWG Series development program in response to strong market demand. The high power project is somewhat delayed due to shifting R&D resources to Submount/RWG because of RWG demand. Uniphase has incurred post-acquisition research and development expenses of approximately U.S.$3.2 million in developing the acquired in-process technology and estimates that the cost to complete this technology, in combination with Uniphase's other continuing research and development expenses, will not be in excess of Uniphase's historic expenditures for research and development as a percentage of Uniphase's net sales. The differences between the actual outcome noted above and the assumptions used in the original valuation of the technology are not expected to ultimately impact the expected return on investment from the acquisition of ULE or Uniphase's results of operations and financial position.

    INTEREST AND OTHER INCOME. Net interest and other income of U.S.$3.3 million for fiscal 1998 represented a decrease of U.S.$179,000 from fiscal 1997 income of U.S.$3.4 million. Fiscal 1997 net interest and other income increased U.S.$2.0 million over fiscal 1996 income of U.S.$1.4 million. The decrease in interest and other income in 1998 was primarily due to the reduced level of short-term investments resulting from the cash payment to IBM of U.S.$45 million for ULE in March 1997, and the payment to AP of approximately U.S.$6.5 million for UFC and certain licensing rights in November 1997. In addition, net interest and other income in fiscal 1998 includes lower interest expense as compared to fiscal 1997 resulting from the retirement of approximately U.S.$6.1 million in notes payable in August 1997 originating from the fiscal 1996 acquisition of UFP. The fiscal 1997 increase over fiscal 1996 was due primarily to the increase in interest earned on the net proceeds of the public offering of Uniphase Common Shares in June 1996 and the private placement of Uniphase Common Shares with KLA-Tencor in November 1995.

    INCOME TAX EXPENSE. Uniphase recorded tax provisions of U.S.$11.4 million, U.S.$5.4 million and U.S.$4.0 million for fiscal 1998, 1997 and 1996, respectively. The effective tax rates for fiscal 1998, 1997 and 1996 were (137%), (44%) and 56%, respectively, due primarily to IPRD expenses which provided no immediate tax benefit.

    Uniphase has established a valuation allowance covering a portion of the gross deferred tax assets originating from its ULE subsidiary acquired in fiscal 1998 and 1997. Approximately U.S.$3 million of the valuation allowance at June 30, 1998 relates to tax benefits of stock option deductions that will be credited to equity when realized. The valuation allowance reduces net deferred tax assets to amounts considered realizable in the near future based on projected future taxable income. As there can be no assurance that these European subsidiaries will generate future taxable income, there can be no assurance that these valuation allowances will be realized.

LIQUIDITY AND CAPITAL RESOURCES

NINE MONTHS ENDED MARCH 31, 1999 AND 1998

    At March 31, 1999 Uniphase's combined balance of cash, cash equivalents and short-term investments was U.S.$113.1 million. Uniphase has met its liquidity needs during fiscal 1999 primarily through cash generated from operating activities totaling U.S.$40.4 million. Cash provided by operating activities is primarily the result of net income before depreciation, amortization, asset write-off and stock compensation expense. Net working capital used U.S.$7.8 million in cash, primarily resulting from an increase in accounts receivable totaling U.S.$9.9 million.

    Cash used in investing activities was U.S.$62.9 million for the first nine months of fiscal 1999. Uniphase incurred capital expenditures of U.S.$32.5 million primarily to expand its telecommunications manufacturing capacities, and for facilities improvement and equipment purchases. Uniphase expects to continue to expand its worldwide manufacturing capacity, primarily for telecommunication products by investing approximately U.S.$14 million capital expenditures for the remainder of fiscal 1999. In addition, Uniphase invested excess net cash of U.S.$26.7 million in short-term investments during the first nine months of fiscal 1999.

    During fiscal 1999, Uniphase generated U.S.$13.9 million from the exercise of stock options and the sale of stock through an employee stock purchase plan. Cash used for financing activities includes U.S.$648,000 paid to former shareholders of BCP prior to its acquisition on November 25, 1998.

    In connection with the acquisition of UNL in June 1998, Uniphase may be obligated to pay additional consideration and interest thereon in the form of Uniphase Common Shares with a maximum value of 458 million Dutch Guilders (approximately U.S.$230 million). The number of Uniphase Common Shares to be issued for the contingent consideration is dependent upon the unit shipments of certain UNL products during the four-year period ending June 30, 2002 and the price of Uniphase Common Shares at the time the contingent consideration becomes probable. The contingent consideration will be recorded at the current fair value as additional purchase price representing additional goodwill when the aggregate shipment criteria are met. As of March 31, 1999 Uniphase is not obligated to recognize any contingent consideration resulting from the UNL acquisition.

    Uniphase believes that its existing cash balances and short-term investments, together with cash flow from operations will be sufficient to meet its liquidity and capital spending requirements at least through the end of calendar 1999. However, possible acquisitions of businesses, products or technologies may require additional financing prior to such time. There can be no assurance that additional financing would be available when required or, if available, would be on terms satisfactory to Uniphase.

FISCAL YEARS ENDED JUNE 30, 1998, 1997 AND 1996

    Cash provided by operating activities during fiscal 1998 was primarily the result of net losses of U.S.$19.6 million offset by noncash charges during the year for depreciation and amortization of U.S.$10.2 million, acquired IPRD costs of U.S.$40.3 million, stock based compensation of U.S.$6.9 million and the write-off of certain long-lived assets totaling U.S.$3.6 million. Increases in accounts receivable of U.S.$12.4 million resulted from higher fourth quarter sales in fiscal 1998 compared to the prior year and an increase in the number of days receivable outstanding from 70 days at the end of fiscal 1997 to 83 days in fiscal 1998. A higher percentage of outstanding receivables in fiscal 1998 were derived from foreign operations where collection cycles are generally longer than in the United States. In addition, the fiscal 1998 days sales in accounts receivable reflects receivables acquired from Philips. Cash flow from operating activities also benefited from decreases in all other operating assets totaling U.S.$4.5 million and increases to all other operating liabilities of U.S.$19.4 million.

    Cash used in investing activities was U.S.$38.5 million in fiscal 1998 compared with U.S.$48.9 million and U.S.$83.6 million for fiscal years 1997 and 1996, respectively. Uniphase's acquisitions of UNL and UFC in fiscal 1998 required U.S.$10.8 million in cash. Uniphase incurred capital expenditures of U.S.$24.3 million primarily for facilities improvements and equipment purchases to expand its manufacturing capacity primarily for its telecommunications product lines. Uniphase also purchased intellectual property totaling U.S.$550,000 for its telecommunications products businesses.

    Uniphase used U.S.$1.7 million in cash for financing activities in fiscal 1998 as compared to cash provided by financing activities of U.S.$3.8 million in fiscal 1997. In fiscal 1998, Uniphase generated U.S.$4.9 million from the exercise of stock options and the sale of stock through its employee stock purchase plan. Cash used for financing activities included the repayment of U.S.$6.1 million of notes payable originating from the acquisition of UFP in fiscal 1996. Uniphase has a U.S.$5.0 million revolving line of credit with a bank. Advances under the line of credit bear interest at the bank's prime rate (8.5% at June 30, 1998) and at June 30, 1998 were secured by inventories and accounts receivable. There were no borrowings under the line as of June 30, 1998. The line of credit was pledged as collateral to secure a letter of credit issued in connection with the purchase of certain assets of Chassis Engineering, Inc. in August 1998. (See Note 12 of Notes to the Uniphase Audited Financial Statements.) Under the terms of the line of credit agreement, Uniphase is required to maintain certain minimum working capital, net worth, profitability levels and other financial conditions. The agreement prohibits the payment of cash dividends and contains certain restrictions on Uniphase's ability to borrow money or purchase assets or interests in other entities without the prior written consent of the bank. As of June 30, 1998, Uniphase was in compliance with all covenants under the agreement.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

    The statements contained in this Management's Discussion and Analysis that are not purely historical are forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, but are not limited to, statements regarding Uniphase's expectations, anticipations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a change in Uniphase's policies or current intentions, as well as a number of other factors, including those detailed under the heading "Risk Factors". The forward-looking statements are made as of the date hereof and Uniphase assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

                                BUSINESS OF JDS

GENERAL

    JDS Optics Inc. was incorporated under the laws of Canada on July 21, 1981 and amalgamated with various inactive holding companies on June 1, 1990 and on June 30, 1995 to become JDS. On March 26, 1996, JDS completed an initial public offering of its common shares, becoming a reporting issuer in each of the provinces of Canada. JDS has no material subsidiaries. It is anticipated that JDS will amalgamate with one of its wholly-owned subsidiaries, Fitel-Photomatrix (Canada) Inc., on or about May 31, 1999. The JDS Common Shares are listed for trading on the TSE under the symbol "JDS". The registered office of JDS is located at 570 West Hunt Club Road, Nepean, Ontario, K2G 5W8.

    JDS is a Canadian high technology company that provides passive fiberoptic components and modules, instruments and interconnect (resale) products for the growing fiberoptic communications market. JDS markets its products worldwide, with exports from Canada accounting for approximately 97% of its sales in its fiscal year ended May 31, 1998 and in the nine months ended February 28, 1999.

    JDS has designed and manufactured a broad range of passive fiberoptic products since 1981. In addition to selling its own components, modules and instruments, JDS distributes complementary fiberoptic interconnect (resale) products that are manufactured by third parties. JDS' customers include many of the world's leading telecommunications service providers, fiberoptic systems manufacturers and fiberoptics-related research laboratories.

    After a period of strong growth in the 1980s, JDS sought a strategic partner to increase its access to fiberoptic markets, technologies and applications. In 1990, Furukawa acquired a 50% equity position in JDS and currently has an equity position of approximately 47.9%. Furukawa, which is listed on the Tokyo Stock Exchange, is one of Japan's largest producers of fiberoptic cable and installation equipment. It is also one of the world's leading manufacturers of electric wire and cable, non-ferrous metal products and other related equipment. Furukawa had consolidated sales of approximately U.S.$6.1 billion for the fiscal year ended March 31, 1998 and shareholders' equity of approximately U.S.$1.6 billion as at March 31, 1998.

PRINCIPAL PRODUCTS AND MARKETS

    JDS operates in three product areas within the fiberoptics communications industry namely, components and modules, instruments and interconnect (resale) products. Sales revenue for these three product areas is listed in the following table (in thousands of Canadian dollars):

                                                 NINE MONTHS ENDED                     FISCAL YEAR ENDED MAY 31,
                                                    FEBRUARY 28,       ----------------------------------------------------------
PRODUCT AREAS                                           1999                    1998                    1997              1996
---------------------------------------------  ----------------------  ----------------------  ----------------------  ----------
Components and Modules.......................  $   232,533         77% $   147,933         65% $    69,990         61% $   42,884
Instruments..................................       47,535         16       47,435         21       22,433         19      11,640
Interconnect (Resale)........................       20,725          7       31,844         14       22,547         20      20,309
                                               -----------        ---  -----------        ---  -----------        ---  ----------
TOTAL........................................  $   300,793        100% $   227,212        100% $   114,970        100% $   74,833
                                               -----------        ---  -----------        ---  -----------        ---  ----------
                                               -----------        ---  -----------        ---  -----------        ---  ----------


PRODUCT AREAS
---------------------------------------------
Components and Modules.......................         57%
Instruments..................................         16
Interconnect (Resale)........................         27
                                                     ---
TOTAL........................................        100%
                                                     ---
                                                     ---

COMPONENTS AND MODULES

    Components produced by JDS include a variety of product categories. One such category is couplers, which include WDM, access/bi-directional couplers, optical isolators and hybrid couplers. JDS manufactures the majority of the passive components used in a fiber amplifier, including WDM pump combiners, monitor tap couplers, optical isolators and integrated hybrid couplers. Another category of component products is optical switches. As more WDM systems are deployed in telecommunications networks, there are increasing demands for optical switching technology to provide a higher level of optical functions such as path protection, dynamic bandwidth provisioning and shared monitoring. JDS' optical switches are designed to satisfy this demand. Other categories of component products include attenuators (components typically used in an optical transmission system to adjust the optical power level to within the dynamic range of the optical receiver), polarization components such as polarization combiners (usually used in ultra-high power optical amplifiers to increase the pump laser power delivered to the active doped fiber) and optical circulators (generally used in fiber gratings to provide WDM demultiplexing functions) as well as tunable filters (narrow bandpass filters that are wavelength-tunable by voltage control).

    JDS has also developed a number of modules, including optical amplifier modules that are key building blocks in modern transmission networks. An optical amplifier can boost the optical signal power without conventional electronic conversion. This permits an optical signal to travel a greater distance between electronic terminals and regenerators. The result is a simplified network architecture and a reduction in transmission costs. Optical amplification is also an enabling technology for dense WDM.

    Other modules produced by JDS include configurable optical add-drop multiplexer modules (permitting dynamic provisioning of optical bandwidth in advanced WDM networks), and custom design switching modules or sub-assemblies (used to provide path protection at the optical layer in WDMs deployed in ring networks and carrying multiple traffic data types).

INSTRUMENTS

    The products produced by JDS in the instruments products area are used by research laboratories, system manufacturers and users of telecommunications equipment to measure the performance of fiberoptic products, and for product design, manufacturing testing, quality control and environmental testing purposes. There are three main product categories comprising the instrument product area, namely, test instruments, controllable attenuators and programmable switches.

    - TEST INSTRUMENTS. Test instruments are used for testing and measuring optical components. Many of the JDS test instruments were originally developed for evaluating JDS' own optical components during the design and production phases. An example of a test instrument is the PS series polarization meter, which performs high resolution measurement of "polarization dependent loss" (an important parameter for optical amplifier components used in undersea applications) in real time. This allows for dynamic fine-tuning of components during assembly. Other test instruments include return loss meters, broadband noise sources and swept wavelength test systems (certain of which allow for high speed optical spectral analysis of components such as dense WDM demultiplexers).

    - CONTROLLABLE ATTENUATORS. Controllable attenuators include products such as network attenuators, which are key elements in a dense WDM transmission link and are deployed at the optical transmitter, regenerator and receiver sites to perform power management functions such as pre-emphasis, amplifier gain equalization and optical signal-to-noise ratio adjustments. Other products in this category include manually adjustable or programmable attenuators for laboratory and automated production testing.

    - PROGRAMMABLE SWITCHES. Programmable switches include matrix switches, which are used mainly in automated test stations for manufacturing or reliability testing. They are also key building blocks for network elements such as remote fiber testing systems and automatic fiber patch panels.

INTERCONNECT (RESALE) PRODUCTS

    JDS has distributed certain products manufactured by either Seikoh Giken or Furukawa. These products are referred to as interconnect (resale) products and include fusion splicers, connectors, adaptors, jumpers and cable assemblies and polishing machines.

    In 1987, JDS became a distributor of Seikoh Giken fiberoptic products for all markets outside of Japan. JDS formalized this relationship in 1995 with Seikoh Giken by entering into an agreement, which continues indefinitely unless terminated by either party on 12 months prior notice. This relationship has allowed JDS to introduce internationally a number of standard-setting interconnect products such as polishing machines and accessories. Other interconnect products manufactured by Seikoh Giken and sold by JDS include high performance optical connectors, adaptors and cable assemblies.

SALES AND MARKETING

    JDS markets its products through its own sales and marketing personnel and a network of independent distributors and manufacturers' representatives. The nature of the fiberoptics industry requires two different types of sales processes for JDS products. JDS strives to provide timely turnaround for customers who require products shown in the JDS catalogue. Other customers have requirements for non-standard or custom products, which often involve new technology or components. The sales cycle for these products is longer and requires a greater degree of technical interaction between JDS and customer personnel.

    All sales are managed by in-house sales and marketing representatives from JDS' head office located near Ottawa. JDS also has sales and support offices in France and the United States. In addition, JDS utilizes independent distributors and manufacturers' representatives located in proximity to major customers.

    JDS has more than 41 independent distributors and manufacturers' representatives throughout the United States, Europe, Asia, South America, the Middle East and Australia, who typically also sell a range of fiberoptic products from various other companies. Approximately 91% of JDS' sales in fiscal 1998 was generated by the combination of its in-house sales personnel and manufacturers' representatives and the balance through its independent distributors.

    JDS' in-house sales personnel are trained to address the demands and requirements of their customers, namely communications engineers and research personnel. In-house sales personnel, independent distributors and manufacturers' representatives are provided with proposal support, product management, application engineering and marketing services. Promotional tools consist of demonstration systems, brochures, and technical documentation. JDS makes extensive use of its industry contacts, knowledge of and participation in international standards bodies, strategic partnering and customer contacts to identify quality prospects and to manage the sales cycle. JDS also promotes its products through trade journal advertising, technical conferences and direct mail.

RESEARCH AND DEVELOPMENT

    JDS' research and development is primarily focussed on market driven product development, the enhancement of core technologies and the improvement of operating and manufacturing processes. JDS concentrates its research and development activities on the products it manufactures. No material amount of research or development is conducted on JDS' interconnect (resale) products. The JDS research and development team consists of approximately 430 employees with extensive backgrounds in all aspects of fiberoptics technology. Of these employees, approximately 75 have a Ph.D, 100 have a master's degree in engineering and 255 have an undergraduate university engineering degree.

    Expenditures on research and development amounted to 7.6% of sales for the fiscal year ended May 31, 1998, and 8.4% of sales for the nine months ended February 28, 1999. Research and development efforts are currently focussed on technology development (including the development of several dense WDM technologies and optical switching technologies), product development (primarily market-driven activities to capture medium-term market opportunities) and process development (aimed at controlling costs and maintaining product quality and reliability in volume production).

MANUFACTURING

    JDS manufactures the majority of its products (other than interconnect (resale) products) at its owned 100,000 square foot facilities and at approximately 246,000 square feet of various leased facilities in Nepean, Ontario. During fiscal 1998, JDS purchased 54 acres of land in Nepean, Ontario and began construction of a new 257,000 square foot campus facility to enhance its research and development capabilities and to expand its manufacturing facilities. In February, 1999, JDS began occupying the new facility and started construction of the second phase of the project, which will provide an additional 212,000 square feet of manufacturing and office space.

    JDS' in-house manufacturing includes those operations that are critical to achieve quality standards and protect intellectual property. These include product design, optical assembly, integration and testing of its manufactured products. The high volume of custom designed products manufactured in-house is made possible by JDS' proprietary optical assembly stations and cross-trained staff. Critical manufacturing steps are performed in JDS' clean rooms to ensure high product reliability.

    Quality assurance is provided through staff training and internal procedures, which detail operations and responsibilities throughout the organization, including design, manufacturing and materials handling. Quality control procedures necessary to meet increasingly stringent customer demands are in place throughout JDS, including incoming inspection, outgoing testing and statistical quality control. JDS achieved ISO9002 certification in fiscal 1996 and ISO9001 certification in fiscal 1997 as a means of certifying JDS' quality management system.

CUSTOMERS

    JDS' customers include many of the leading telecommunications service providers, fiberoptic system manufacturers and fiberoptics-related research laboratories. JDS is not dependent on any one customer. In fiscal 1998, three customers accounted for 13.9%, 13.6% and 12.1%, respectively, of JDS' total sales. In fiscal 1997, one customer accounted for 11.5% of JDS' total sales. No individual customer accounted for more than 10% of total sales in more than one fiscal year.

    During the nine months ended February 28, 1999, four customers accounted for 18.7%, 13.9%, 12.2% and 12.1% of JDS' total sales, respectively.

SOURCES AND AVAILABILITY OF RAW MATERIALS

    JDS' policy is to establish at least two sources of supply for materials whenever possible. In addition to the following, JDS has certain other sole source supply arrangements, the loss or interruption of any of which could have an impact on the ability of JDS to deliver certain products on a timely basis.

    JDS has a sole source supply arrangement for a critical material used in the manufacture of its products. JDS has a three-year supply agreement dated February 14, 1996 with such supplier that is automatically renewed beyond the initial three-year term for 12-month periods unless the agreement is terminated by either party on six months prior notice. It is JDS' objective to maintain strategic inventory of the key raw material provided by this supplier. JDS has enjoyed excellent relations with this supplier.

    In the third quarter of fiscal 1996, JDS incorporated a subsidiary, VitroCom Inc., to acquire the assets and operations of VitroDynamics Inc. VitroCom Inc. is located in Mountain Lakes, New Jersey, and manufactures precision glass components, a key raw material to many JDS manufacturing processes. The acquisition secured the supply of this critical material to JDS.

    In the third quarter of fiscal 1997, JDS entered into a contractual joint venture with Optical Coating Laboratories, Inc. ("OCLI") to capitalize on the growing opportunities in the dense WDM business. OCLI is one of the world's largest independent optical thin film coating manufacturers. The contractual joint venture focuses on accelerating the development and volume supply of high performance WDM products. Under the terms of the joint venture, OCLI contributes its expertise to provide optical filters for certain WDM products and addresses the rapidly evolving need for leading edge applications. Optical filters are one of the key elements in certain WDM products. The contractual joint venture is structured as a series of exclusive supply and distribution contracts between the companies.

COMPETITION

    The market for fiberoptic components includes a large number of competitive suppliers, many of whom are small or privately owned or whom compete with JDS on a limited application-specific, geographic, or industry-specific basis. JDS also competes in certain target markets with competitors that are part of large industrial groups. Certain of JDS' significant competitors within each product area are listed below.

    JDS experiences competition in the components and modules product area from companies such as ADC Telecommunications, AMP Inc., Amphenol Fiber Optic Products, Corning Incorporated, Corning OCA Corporation, DiCon Fiberoptics Inc., E-Tek Dynamics Inc., FDK Corporation, Gould Electronics Inc., Lucent Technologies, Inc., Photonic Integration Research Inc., Shinkosha K.K., Siecor Corporation and Sifam Limited. JDS does not believe that any one of these companies competes in all of the product areas and geographic markets currently served by JDS.

    The market in which instruments are sold is dominated by many large multi-national companies, such as Hewlett-Packard Co., Anritsu Wiltron Co., Ando Corporation and Wavetek Wandel & Goltermann Inc. Other competitors include Advantest Corporation, EXFO Electro Optical Engineering Inc., Di-Con Fiberoptics Inc., Rifocs Corporation and Santec Corporation. Market share of the instruments product area is generally fragmented among a number of large and small manufacturers. JDS has succeeded in penetrating niche market opportunities for fiberoptic instruments, often as a result of meeting immediate requirements for advanced measurement instruments to support demanding test requirements of the customer's optical components.

    Competition for interconnect (resale) products that are distributed but not manufactured by JDS is market specific. The fusion splicers industry is dominated by companies such as Fujikura Ltd., Sumitomo Electric Industries Ltd., Furukawa, Siecor Corporation, Siemens A.G. and Ericsson Components AB. JDS competes against AMP Inc., Siecor Corporation, 3M Company and Alcoa Fujikura Limited, as well as numerous other smaller companies, in the connectors and cable assemblies industry. Competitive suppliers of high performance polishing machines include Seiko Instruments USA Inc. and Buehler Ltd.

INTELLECTUAL PROPERTY

    JDS owns or has rights to certain intellectual property, which includes inventions, know-how and patents. While policies and procedures are in place to protect critical intellectual property, JDS believes that its success depends to a larger extent on the innovative skills, know-how, technical competence and abilities of its personnel.

    JDS actively monitors and pursues the development and protection of its intellectual property assets. Management has a policy of pursuing patent applications diligently. JDS requires its employees and certain of its customers, suppliers, distributors, agents and consultants to enter into agreements to further safeguard JDS' intellectual property.

    At May 14, 1999 JDS had approximately 280 patents or patent applications.

EMPLOYEES

    At February 28, 1999, JDS had approximately 3,400 full-time employees and contract personnel including approximately 430 in research and development, 80 in sales, marketing and service, 2,760 in manufacturing and 130 in general management and administration. JDS' employees who are employed at locations in North America are not represented by any collective bargaining organization. JDS has never experienced a work stoppage, slowdown or strike and considers its employee relations to be very good.

DIRECTORS AND OFFICERS

    The following table sets forth the name, municipality of residence, principal occupation and, where applicable, the year in which the individual first became a director of JDS for all of the directors and officers of JDS.

                                                                                                               DIRECTOR
NAME AND MUNICIPALITY OF RESIDENCE            POSITION WITH JDS                  PRINCIPAL OCCUPATION            SINCE
-----------------------------------  -----------------------------------  -----------------------------------  ---------
Koichi Abe, Ph.D.(1)...............  Chairman of the Board                President, I\FO Technologies Ltd.      1991
Ottawa, Ontario

M. Zita Cobb.......................  Chief Financial Officer and Senior   Officer of JDS                         1996
Ottawa, Ontario                      Vice President and Director

Bruce D. Day(1)(2).................  Director                             Vice President, Corporate              1996
Toronto, Ontario                                                          Development Rogers Communications
                                                                          Inc.

Gary S. Duck.......................  Vice President and Fellow            Officer of JDS                          n/a
Nepean, Ontario

Robert E. Enos(1)(2)...............  Director                             Executive                              1996
St. Lazare, Quebec

Jozef Finak, Ph.D..................  Vice President, Photonics            Officer of JDS                          n/a
Kanata, Ontario                      Technologies

Winfried Horsthuis, Ph.D...........  Vice President, Strategy & Business  Officer of JDS                          n/a
Manotick, Ontario                    Development

Shozo Inao.........................  Director                             Managing Director, Information        1997(3)
Atami, Japan                                                              Systems Group, Furukawa

Joseph Ip..........................  Senior Vice President, Optical       Officer of JDS                          n/a
Kanata, Ontario                      Networking Products and
                                     Technologies

David King.........................  Senior Vice President, Marketing     Officer of JDS                          n/a
Nepean, Ontario

Konstantin Kotzeff.................  Vice President, Legal Affairs and    Officer of JDS                          n/a
Ottawa, Ontario                      Corporate Secretary

Kunihiro Matsubara.................  Director                             General Manager, Fitel Systems         1997
Ichihara, Japan                                                           Division, Information Systems
                                                                          Group, Furukawa

Cyril McKelvie.....................  Vice President, Supply Management    Officer of JDS                          n/a
Kanata, Ontario

Masato Sakamoto....................  Director                             President, Furukawa Electric North     1996
Sunnyvale, California                                                     America Inc.

William J. Sinclair(1) (2).........  Director                             Director, Research and Development,    1981
Manotick, Ontario                                                         Fluorosense Inc.

Jozef Straus, Ph.D.................  President and Chief Executive        Officer of JDS                         1981
Ottawa, Ontario                      Officer and Director

Yves Tremblay......................  Senior Vice President, Operations    Officer of JDS                          n/a
Nepean, Ontario

---------------

(1) Member of the Compensation Committee and Corporate Development Committee.

(2) Member of the Audit Committee.

(3) Mr. Inao was previously a director of JDS from June to September, 1995.

    At May 14, 1999 the directors and officers of JDS beneficially owned, directly or indirectly, or exercised control or direction over approximately 3.0% of the total number of issued and outstanding JDS Common Shares. The information as to shares owned indirectly or over which control or direction is exercised by the directors and senior officers, but which are not registered in their names, not being within the knowledge of JDS, has been furnished by such directors and senior officers.

    None of the directors of JDS beneficially own, directly or indirectly, or exercise control or direction over any Uniphase Common Shares.

STOCK OPTION PLANS

DISCONTINUED PLAN

    On November 24, 1994, JDS established a stock option plan (the "Discontinued Plan") under which the board of directors was entitled to grant options to purchase JDS Common Shares at the fair market value at the date that the Discontinued Plan was established to officers and key employees of JDS, provided that the total number of options did not exceed 10% of the JDS Common Shares. As at May 31, 1995, no options had been issued pursuant to the Discontinued Plan.

    In the fiscal year ended May 31, 1996, JDS granted options pursuant to the Discontinued Plan to six employees and directors to purchase up to 553,302 Common Shares at an exercise price of Cdn.$0.82 per share. The options granted under the Discontinued Plan vest and are exercisable as to 20% on March 21, 1996 and as to the balance in equal amounts on each of the first, second, third and fourth anniversary dates of the first vesting date. The options granted pursuant to the Discontinued Plan are non-transferable and each option, unless terminated pursuant to the Discontinued Plan, expires on March 20, 2003. JDS no longer issues options pursuant to the Discontinued Plan.

1996 PLAN

    On March 12, 1996, JDS established a stock option plan (the "1996 Plan") for the benefit of employees (including contract employees) and directors of JDS and its subsidiaries. On November 5, 1997, the 1996 Plan was amended to permit a maximum of 10,806,435 JDS Common Shares to be issued under the 1996 Plan. Subject to the requirements of the 1996 Plan, the compensation committee of the JDS Board of Directors or in lieu thereof, the JDS Board of Directors, has the authority to select those directors and employees to whom options will be granted as well as the number of options to be granted to each director and employee and the periods during which the options vest. Options granted pursuant to the 1996 Plan are non-transferable and each option, unless terminated pursuant to the 1996 Plan, expires on a date determined by the compensation committee, which date will not be later than 10 years from the date that the option was granted.

    As at May 14, 1999, JDS had available a total of 5,696,653 Common Shares to be granted under the 1996 Plan. In fiscal 1998, JDS granted at total of 1,232,655 options pursuant to the 1996 Plan at exercise prices ranging from Cdn.$10.88 to Cdn.$28.50.

EXECUTIVE COMPENSATION

    The following table, presented in accordance with the regulations to the SECURITIES ACT (Ontario), sets forth summary information concerning the compensation of JDS' chief executive officer and the four most highly compensated executive officers of JDS, who were serving as executive officers at May 31, 1998.

                           SUMMARY COMPENSATION TABLE
                  (ALL FIGURES ROUNDED TO THE NEAREST DOLLAR)

                                                                                                  LONG-TERM
                                                                                                 COMPENSATION
                                                                ANNUAL COMPENSATION             --------------
                                                     -----------------------------------------    SECURITIES
                                                                               OTHER ANNUAL     UNDER OPTIONS     ALL OTHER
                                                       SALARY      BONUS      COMPENSATION(1)      GRANTED      COMPENSATION
NAME AND PRINCIPAL POSITION             FISCAL YEAR   (CDN.$)     (CDN.$)         (CDN.$)            (#)           (CDN.$)
--------------------------------------  -----------  ----------  ----------  -----------------  --------------  -------------
Jozef Straus, Ph.D....................        1998      280,000     100,000          2,090           105,000         --
President Chief Executive Officer             1997      250,000      60,000          2,083           150,000         --
                                              1996      178,465      --              1,683            --             --

Gary Duck.............................        1998      216,354      65,000         33,012            63,000         --
Vice President and Fellow                     1997      200,000      40,000          1,736            90,000         --
                                              1996      178,465      --              2,019            --             --

M. Zita Cobb..........................        1998      170,000      70,000          1,320            63,000         --
Senior Vice-President and                     1997      140,000      50,000          1,273            90,000         --
Chief Financial Officer                       1996      109,692      --                961            92,217         --

Joseph Ip.............................        1998      150,000      60,000          5,222            63,000         --
Senior Vice President,                        1997      125,000      40,000          5,220            --             --
Optical Networking Products                   1996       95,570      --              1,105           144,717         --
and Technologies

Jozef Finak, Ph.D.....................        1998      150,000      60,000          1,021            63,000         --
Vice President,                               1997      113,654      40,000         --                --             --
Photonics Technologies                        1996       84,788      --                403            57,636         --

---------------

(1) The amount disclosed as Other Annual Compensation includes payments in respect of unused sick pay or in lieu of vacation.

            AGGREGATED OPTION EXERCISES DURING THE FISCAL YEAR ENDED
                 MAY 31, 1998 AND FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF             VALUE OF UNEXERCISED
                                                                     UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                            SHARES                    AT FISCAL YEAR-END        AT FISCAL YEAR-END(1)
                                           ACQUIRED      VALUE    --------------------------  -------------------------
                                          ON EXERCISE  REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
NAME                                          (#)       (CDN.$)       (#)           (#)        (CDN.$)       (CDN.$)
----------------------------------------  -----------  ---------  -----------  -------------  ----------  -------------
Jozef Straus............................      30,000     365,882         Nil        225,000          Nil     4,202,249

Gary Duck...............................      18,000     219,529         Nil        135,000          Nil     2,521,349

M. Zita Cobb............................      37,332     749,370         Nil        171,885          Nil     3,487,124

Joseph Ip...............................      22,500     555,822      55,330         99,887    1,448,728     1,981,177

Jozef Finak.............................      20,500     368,678       2,554         97,582       58,742     1,810,736

---------------

(1) The closing price of the JDS Common Shares on the TSE on May 31, 1998 was Cdn.$27.00.

EMPLOYMENT AGREEMENTS

    JDS has employment agreements in place with certain of its senior officers:
Jozef Straus, Gary Duck, M. Zita Cobb and Joseph Ip. Each of these agreements provides for compensation based on a minimum annual salary of Cdn.$175,000, Cdn.$175,000, Cdn.$110,000 and Cdn.$95,500, respectively, and an annual bonus in an amount approved by the JDS Board of Directors. The initial terms of these agreements end on September 15, 2000, September 13, 2000, March 26, 2000 and March 26, 2000 respectively, and will be continued from year to year thereafter unless either party provides notice of termination to the other party not later than six months prior to the end of the initial or subsequent term, provided that Gary Duck may terminate his agreement effective on or after December 13, 1999 upon providing six months' prior written notice to JDS on or before June 13, 1999. These agreements will be supplemented by retention agreements to be offered to these senior officers prior to the Effective Time. See "The Transaction -- Interests of Certain Persons in the Transaction".

COMPENSATION COMMITTEE

    During the fiscal year ended May 31, 1998, the JDS Board of Directors and the compensation committee reviewed the compensation paid to senior executives of JDS. The compensation committee consists of:

    Koichi Abe

    Bruce D. Day

    Robert E. Enos

    William J. Sinclair.

REPORT ON EXECUTIVE COMPENSATION

    All employees of JDS receive compensation based on the type of job they perform, the level of responsibility, internal pay equity and their level of individual performance. The pay for performance philosophy adopted by the JDS Board of Directors and the compensation committee specifically emphasizes the payment of competitive salaries, the payment of bonuses for exceeding objectives, and the granting of a sufficient number of stock options to motivate the executives and all other employees of JDS to continue the growth of JDS in a highly competitive business environment.

    An executive compensation package may consist of up to three components: a base salary, an incentive component and stock options. The overall program is designed to attract, retain and reward superior individuals, who will ensure the long-term success of JDS. Enhancing long-term shareholder value is a paramount objective for JDS and all of its executives. Establishing an appropriate level of short and long term incentives is essential to the continued success of JDS.

    JDS seeks to pay its employees salaries that are competitive with other high technology companies. JDS reviews compensation packages annually based on market data from peer group and industry survey sources. Salaries are determined on the basis of outside market data as well as an individual's past and anticipated future performance, level of responsibility and contribution to business performance. Bonuses are awarded to individuals who exceed management's objectives in the fiscal year. Stock options are designed to provide a long term incentive and to permit the employees and directors of JDS and its subsidiaries to participate in the growth and success of JDS.

    In fiscal 1998, the compensation of the President and Chief Executive Officer was recommended by the compensation committee and reviewed and approved by the JDS Board of Directors subject to the employment agreement between JDS and its Chief Executive Officer. The compensation for all other senior executives was recommended by the President and Chief Executive Officer and reviewed and approved by the compensation committee subject to any relevant employment agreements between JDS and such senior executives.

Compensation Committee

    Koichi Abe
    Bruce D. Day
    Robert E. Enos
    William J. Sinclair

PERFORMANCE GRAPH

    The JDS Common Shares have been listed on the TSE since JDS' initial public offering on March 26, 1996. The JDS Common Shares were listed on March 26, 1996, at a price of Cdn.$4.00 per share and the closing price of the Common Shares on May 31, 1998, the fiscal year end, was Cdn.$27.00 per share. The following graph compares the cumulative total shareholder return on the JDS Common Shares with the cumulative total return of the TSE 100 Stock Index from March 26, 1996 to May 31, 1998.

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN
                 ON THE JDS COMMON SHARES AND THE TSE 100 INDEX

                                     [LOGO]

                                                               MARCH 26, 1996    MAY 31, 1996   MAY 31, 1997   MAY 31, 1998
                                                              -----------------  -------------  -------------  -------------
JDS.........................................................            100           158.33         293.75         675.00
TSE 100 Index...............................................            100           104.79         127.72         153.60

COMPENSATION OF DIRECTORS

    In fiscal 1998, JDS paid to every director who was not also an employee or consultant of JDS or Furukawa out of pocket expenses plus directors' fees of Cdn.$5,000 per annum, Cdn.$500 for each board of directors meeting or committee meeting attended and, if the director was a chairman of a committee of the JDS Board of Directors, an additional fee of Cdn.$500 for each meeting of such committee chaired. In fiscal 1998, the past chairman of the JDS Board of Directors, Mr. Shuzo Mihara, in such capacity, was paid out of pocket expenses plus director's fees of Cdn.$15,000 per annum, Cdn.$1,250 for each JDS Board of Directors meeting attended and a fee of Cdn.$500 for each committee meeting attended. Pursuant to the 1996 Plan, directors are eligible for options as declared by the JDS Board of Directors. Aggregate fees in the amount of Cdn.$73,250 were paid by JDS to such directors as a group in respect of fiscal 1998. In addition to options granted to executive officers that are also directors disclosed elsewhere herein, options to purchase up to 22,500 Common Shares with an exercise price of Cdn.$10.88 per share were granted to one other director in respect of fiscal 1998.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    The JDS By-Laws provide that JDS is required to indemnify a director or officer of JDS against liability incurred in such capacity to the extent permitted or required by the CBCA. JDS maintains directors' and officers' liability insurance, insuring directors and officers of JDS against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. The maximum amount payable under the policy is Cdn.$20,000,000 per occurrence and Cdn.$20,000,000 per year, subject to a deductible of Cdn.$50,000 per occurrence. The annual premium payable to maintain such insurance is Cdn.$45,000.

OPTIONS OUTSTANDING

    As at May 14, 1999, options to purchase the following JDS Common Shares were outstanding:

    (i) 1,859,160 JDS Common Shares, granted to the executive officers of JDS;

    (ii) 300,749 JDS Common Shares, granted to the directors of JDS (other than executive officers); and

   (iii) 2,140,938 JDS Common Shares, granted to other employees of JDS.

    Such options were granted between March 21, 1996 and May 14, 1999 with various expiry dates to May, 2006. The exercise prices of such options range from Cdn.$0.82 to Cdn.$92.00.

LEGAL PROCEEDINGS

    With the exception of a proceeding before the Ontario Labour Relations Board discussed in the next paragraph, JDS is not aware of any pending material legal proceedings to which it is a party or to which any of its properties are subject.

    On July 13, 1998, the Christian Labour Association of Canada ("CLAC"), filed an unfair labour practice complaint under the LABOUR RELATIONS ACT (Ontario) (the "OLRA"). CLAC alleged that JDS and certain of its managers sought to interfere with CLAC's union organizing drive contrary to the OLRA. Hearings before the Ontario Labour Relations Board were completed on November 16, 1998. No decision has yet been delivered; however, JDS does not believe that the OLRA proceeding, if determined adversely to JDS, will have a material adverse effect on the business, financial condition or results of operations of JDS or JDS Uniphase.

INTERESTS OF INSIDERS IN PRIOR TRANSACTIONS

    On May 29, 1998, in exchange for Furukawa's 68% controlling interest in FITEL-Photomatrix (Canada) Inc. ("Photomatrix"), JDS issued 743,420 JDS Common Shares to Furukawa.

    On September 3, 1998, JDS acquired the remaining 32% equity interest in Photomatrix for Cdn.$12.6 million in cash and 43,475 JDS Common Shares. Each of Philip Garel-Jones (Vice-President of JDS), Gary Duck, William J. Sinclair and Jozef Straus had a direct or indirect 3% equity interest in Photomatrix worth Cdn.$1,035,000 each. Each of F. David King and Yves Tremblay, who are currently insiders of JDS, had an indirect 10% equity interest in Photomatrix worth Cdn.$4,721,981 each. As partial consideration for Mr. Tremblay's indirect interest, JDS issued to Mr. Tremblay 43,475 JDS Common Shares.

    The JDS Board of Directors delegated its authority to review and approve the above transactions to a special committee comprised of independent members of the Board (the "Committee"). Based on a fairness opinion, the Committee concluded that the acquisition of Photomatrix in its entirety was fair, from a financial point of view, to the minority shareholders of JDS.

SHARE CAPITAL OF JDS

    The following summary of certain provisions of JDS' share capital describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the JDS Articles, the JDS By-Laws and by the provisions of applicable law.

COMMON SHARES

    As of May 14, 1999, there were an unlimited number of JDS Common Shares authorized, of which 78,411,178 were outstanding. The holders of JDS Common Shares are entitled to receive notice of and to attend all meetings of the JDS Shareholders and are entitled to one vote for each share held of record on all matters submitted to a vote of holders of JDS Common Shares. Subject to the prior rights of the holders of any shares ranking senior to the JDS Common Shares with respect to priority in the payment of dividends, the holders of JDS Common Shares are entitled to receive such dividends as may be declared by the JDS Board of Directors out of funds legally available therefor. Holders of JDS Common Shares are entitled upon any liquidation, dissolution or winding-up of JDS, subject to the prior rights of the holders of any shares ranking senior to the JDS Common Shares, to receive the remaining property and assets of JDS.

PREFERRED SHARES

    The JDS Preferred Shares, an unlimited number of which are authorized and none of which are outstanding, are issuable in series. The JDS Board of Directors has the power to fix the number of shares in and the designation and attributes of each series. The JDS Preferred Shares of each series, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of JDS, whether voluntary or involuntary, or any other distribution of the assets of JDS among its shareholders for the purpose of winding up its affairs, rank on a parity with every other series of JDS Preferred Shares and are entitled to preference over the JDS Common Shares and the shares of any other class ranking junior to the JDS Preferred Shares. The JDS Preferred Shares of any series are also entitled to any other preferences, not inconsistent with the provisions set out in the JDS Articles, over the JDS Common Shares and the shares of any other class ranking junior to the JDS Preferred Shares.

SECURITY OWNERSHIP

    Furukawa is the beneficial owner of 37,359,670 JDS Common Shares comprising approximately 47.6% of the issued and outstanding shares and exercises direction over an additional 3,130,000 JDS Common Shares for the purpose of voting on the JDS Arrangement Resolution at the JDS Meeting. See "The Transaction -- Furukawa Support Agreement" and "The Transaction -- Shareholder Approval and the Special Meetings". To the knowledge of JDS, no other person is the beneficial owner of, or exercises control or direction over, more than 5% of the JDS Common Shares. However, since beneficial ownership of less than 10% of the JDS Common Shares is not required to be disclosed under Canadian securities laws, it is difficult to identify beneficial holders of less than 10% of the issued and outstanding JDS Common Shares. See "The Companies after the Transaction -- Directors and Officers" for pro forma ownership of Uniphase Common Shares after completion of the Transaction.

    At May 14, 1999, the directors and officers of JDS beneficially owned, directly or indirectly, or exercised control or direction over approximately 3.0% of the total number of issued and outstanding JDS Common Shares. Information as to shares owned indirectly or over which control or direction is exercised by the directors and senior officers, but which are not registered in their names, not being within the knowledge of JDS, has been furnished by those directors and senior officers.

                  JDS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    JDS designs, manufactures, distributes and supports a wide range of fiberoptic components and modules, instruments, and interconnect (resale) products which address the growing fiberoptic communications market. JDS' growth continues to be driven by the on-going demand for transmission capacity and the impact of global deregulation on the telecommunication industry. More specifically, growth for fiscal 1998 can be attributed, in part, to the large scale deployment of WDM, the need for more functionality at the optical layer and JDS' ability to capitalize on its manufacturing and engineering strengths to accommodate increasing demand and growing volumes.

    Sales for fiscal 1998 were Cdn.$227.2 million, an increase of 97.6% over fiscal 1997. Net income for fiscal 1998 was Cdn.$47.6 million compared with Cdn.$22.5 million achieved in fiscal 1997, an increase of 112.1%.

    In fiscal 1998, JDS undertook a number of corporate initiatives including a Cdn.$118.2 million common share offering to fund acquisition, capital asset purchase and working capital requirements to support anticipated future growth. JDS also purchased 54 acres of land and began construction on a new 257,000 square foot campus facility to enhance its research and development and manufacturing facilities. In addition, JDS issued 743,420 JDS Common Shares to acquire a 68% equity interest in FITEL-Photomatrix (Canada) Inc. Finally, JDS Common Shares were split on a three-for-one basis to provide access to a wider range of investors.

    The JDS Audited Financial Statements and the JDS Unaudited Financial Statements constitute an integral part of, and should be read in conjunction with, this management's discussion and analysis of financial condition and results of operations.

NINE MONTHS ENDED FEBRUARY 28, 1999 AND 1998

RESULTS OF OPERATIONS

    The following table sets forth, for the nine month periods indicated, the percentage of sales represented by certain items in the Consolidated Statements of Income.

                             INCOME STATEMENT DATA

                                                                                                      NINE MONTHS ENDED
                                                                                                         FEBRUARY 28,
                                                                                                     --------------------
                                                                                                       1999       1998
                                                                                                     ---------  ---------
                                                                                                       (expressed as a
                                                                                                     percentage of sales)
Sales..............................................................................................      100.0%     100.0%
Gross profit.......................................................................................       52.2       52.0

Expenses
Selling, general and administrative................................................................       11.5       13.6
Research and development...........................................................................        8.4        7.0
Income before investment and other income,
  profit share allocation and income taxes.........................................................       32.3       31.4
Net income.........................................................................................       21.7%      21.1%

                                     SALES

                                                                                                 NINE MONTHS ENDED
                                                                                                    FEBRUARY 28,
                                                                                               ----------------------
                                                                                                  1999        1998
                                                                                               ----------  ----------
                                                                                                (Canadian dollars in
                                                                                                     thousands)
Sales........................................................................................  $  300,793  $  160,345
Increase over prior period...................................................................        87.6%      115.5%

    JDS' primary product areas are components and modules, instruments, and interconnect (resale) products for the growing fiberoptic telecommunications market. The following table sets forth sales by product area for the nine month periods as indicated:

                             SALES BY PRODUCT AREA

                                                          NINE MONTHS ENDED FEBRUARY
                                                                     28,
                                                         ----------------------------
                                                             1999           1998
                                                         -------------  -------------
                                                             (Canadian dollars in
                                                                  thousands)
Components and modules.................................  $232,533   77% $102,959   64%
Instruments............................................    47,535   16    34,676   22
Interconnect (resale) products.........................    20,725    7    22,710   14
                                                         --------  ---  --------  ---
Total..................................................  $300,793  100% $160,345  100%
                                                         --------  ---  --------  ---
                                                         --------  ---  --------  ---

    The growth in sales in components and modules and in the instruments product groups in all periods presented continues to be driven by increasing global demand for transmission capacity which fueled strong demand for optical networking products. JDS was successful in working with its customer base, which includes telecommunication service providers and fiberoptic systems manufacturers, to provide products to satisfy this demand. In particular, the strong growth for WDM, power management and switching applications have been major contributors to JDS' revenue growth.

    JDS sells its products worldwide. JDS markets its products through its own sales and marketing personnel, as well as through a network of independent distributors and manufacturers' representatives. JDS' sales territories are divided into five main regions: the United States, Europe, Asia Pacific, Canada and Other. The following table sets forth sales to each geographic region for the fiscal years as indicated:

                          SALES BY GEOGRAPHIC REGION*

                                                          NINE MONTHS ENDED FEBRUARY
                                                                     28,
                                                         ----------------------------
                                                             1999           1998
                                                         -------------  -------------
                                                             (Canadian dollars in
                                                                  thousands)
United States..........................................  $236,412   79% $116,175   73%
Europe.................................................    42,832   14    25,499   16
Asia Pacific...........................................    12,301    4    11,667    7
Canada.................................................     6,199    2     4,833    3
Other..................................................     3,049    1     2,171    1
                                                         --------  ---  --------  ---
Total..................................................  $300,793  100% $160,345  100%
                                                         --------  ---  --------  ---
                                                         --------  ---  --------  ---

---------------

* Based on invoicing address

    The United States continues to be the primary market for JDS products, with sales in this region accounting for 79% of total sales in the nine months ended February 28, 1999 compared to 73% in the nine months ended February 28, 1998. The sales growth in the United States was driven by continued demand for bandwidth capacity.

    GROSS PROFIT MARGIN

    The gross profit margin for the nine months ended February 28, 1999 was 52.2% compared with 52.0% achieved in the same period ended February 28, 1998. The overall margin in any given period is impacted by the sales mix among and within JDS' three product areas, as well as product pricing, new product introduction, operational efficiencies and U.S. dollar exchange fluctuations resulting from the majority of JDS' sales being transacted in U.S. dollars.

                  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                                     NINE MONTHS ENDED
                                                                                                        FEBRUARY 28,
                                                                                                    --------------------
                                                                                                      1999       1998
                                                                                                    ---------  ---------
                                                                                                    (Canadian dollars in
                                                                                                         thousands)
Selling, general and administrative expenses......................................................  $  34,618  $  21,738
As a percentage of sales..........................................................................      11.5%      13.6%
Increase over prior period........................................................................      59.2%      72.9%

    The increase in selling, general and administrative expenses is primarily attributable to the growth in staffing levels, related compensation costs, facilities expansion and commissions on sales generated by JDS' manufacturers' representatives. These changes were required to support JDS' revenue growth.

                            RESEARCH AND DEVELOPMENT

                                                                                                    NINE MONTHS ENDED
                                                                                                       FEBRUARY 28,
                                                                                                  ----------------------
                                                                                                     1999        1998
                                                                                                  ----------  ----------
                                                                                                   (Canadian dollars in
                                                                                                        thousands)
Research and development expense................................................................  $   25,312  $   11,292
Investment tax credits..........................................................................       2,980       1,490
Gross research and development expenses.........................................................  $   28,292      12,782
Manufactured product sales......................................................................  $  280,068  $  137,635
Gross research and development expenses as a percentage of manufactured product sales...........       10.1%        9.3%

    JDS concentrates its research and development activities on the products it manufactures. No material amount of research or development is conducted on interconnect (resale) products. The growth in research and development was predominantly the result of increases in technical staffing levels and other project costs associated with the development of JDS' product lines to meet various current and future market requirements. JDS earns investment tax credits ("ITC's") at a rate of 20.0% of qualified expenses. The amounts shown as research and development in the JDS Unaudited Financial Statements are net of ITC's. Research costs are expensed as incurred. Development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral. To date, no development costs have been deferred.

    INVESTMENT AND OTHER INCOME

    During the nine months ended February 28, 1999, JDS earned investment income of Cdn.$6.5 million compared to Cdn.$3.2 million in the same period of fiscal 1998. This increase is primarily due to interest earned on the Cdn.$118.2 million of cash proceeds from the JDS Common Share offering completed in November of 1997. JDS invests its excess cash balances in low risk short-term money market products issued by the Government of Canada and large, recognized Canadian financial institutions.

    INCOME TAXES

    The effective tax rate for the nine month periods ended February 28, 1999 and 1998 was 37.0%. The effective tax rate is lower than the statutory rate primarily as a result of certain deductions related to manufacturing and processing activities and research and development expenditures.

                                   NET INCOME

                                                                                                     NINE MONTHS ENDED
                                                                                                        FEBRUARY 28,
                                                                                                    --------------------
                                                                                                      1999       1998
                                                                                                    ---------  ---------
                                                                                                    (Canadian dollars in
                                                                                                         thousands)
Net income........................................................................................  $  65,210  $  33,777
As a percentage of sales..........................................................................      21.7%      21.1%
Increase over prior period........................................................................      93.1%     139.0%

    The increases in net income in the periods indicated resulted from increases in sales and gross profit, an increase in investment income, which was offset by increases in operating expenses and income taxes.

    Under Canadian GAAP, gains and losses on foreign exchange contracts related to anticipatory transactions, without a firm commitment, are not recognized until realized. Under U.S. GAAP, gains and losses on such foreign exchange contracts are recognized in the period that the exchange rates change. Accordingly, net income for the nine months ended February 28, 1999 would be Cdn.$2.3 million higher (1998 -- Cdn.$1.0 million higher) under U.S. GAAP due to the recognition of unrealized gains and losses on foreign exchange contracts. Basic and diluted earnings per share under U.S. GAAP would be Cdn.$0.87 and Cdn.$0.84, respectively.

    FOREIGN CURRENCY EXCHANGE

    JDS sells its products worldwide, primarily in U.S. dollars. As well, a significant portion of its interconnect (resale) products are purchased in Japanese yen. JDS incurs some expenditures in U.S. dollars, which creates a partial natural foreign currency hedge. JDS also purchases foreign exchange contracts to hedge a portion of its future foreign cash flows. JDS does not engage in speculative foreign exchange trading activities.

    As at February 28, 1999 JDS had forward exchange contracts in place to exchange U.S. dollars for Canadian dollars in an aggregate amount of U.S.$40.5 million at forward rates between 1.4078 and 1.5476. JDS also had forward exchange contracts in place to exchange U.S. dollars for Japanese yen in an aggregate amount of U.S.$4.0 million at forward rates between 111.50 and 137.18.

FINANCIAL POSITION

    LIQUIDITY AND CAPITAL RESOURCES

    As at February 28, 1999, the working capital balance was Cdn.$194.4 million, a decrease from Cdn.$204.5 million at May 31, 1998. As at February 28, 1999, JDS' combined balance of cash, cash equivalents and short-term investments was Cdn.$143.2 million, a decrease of Cdn.$43.2 million from May 31, 1998. The decrease is primarily due to the purchase of the assets of Akzo Nobel's Photonics Business Unit for Cdn.$19.0 million, the purchase of the remaining 32% equity interest in FITEL-Photomatrix (Canada) Inc. for Cdn.$12.6 million, as well as Cdn.$62.2 million of capital assets including Cdn.$27.1 million for facilities expansion. These investments were offset by Cdn.$43.3 million generated from operations.

    Since May 31, 1998, cash and cash equivalents decreased Cdn.$21.8 million. In addition to the activities mentioned above, net proceeds from investments contributed Cdn.$21.5 million and financing activities contributed Cdn.$3.8 million.

    There was no long-term debt outstanding in any of the periods covered in this discussion.

    Shareholders' equity increased by Cdn.$69.7 million in the nine months ended February 28, 1999. This increase is primarily attributable to an increase in net income.

    JDS has short-term bank credit facilities of approximately Cdn.$65.0 million. As at February 28, 1999, there were no outstanding borrowings under these facilities.

    JDS believes that a combination of JDS' existing cash, cash equivalents, short-term investment balances, bank credit facilities and cash generated from operations will be sufficient to meet its operating and capital expenditure requirements in the near-term.

    Under Canadian GAAP, gains and losses on foreign exchange contracts related to anticipatory transactions, without a firm commitment, are not recognized until realized. Under U.S. GAAP, gains and losses on such foreign exchange contracts are recognized in the period that the exchange rates change. Accordingly, accounts payable at February 28, 1999 would be Cdn.$3.6 million lower (1997 -- Cdn.$1.5 million lower) and income taxes payable would be Cdn.$1.3 million higher (1997 -- Cdn.$0.5 million higher) under U.S. GAAP due to the recognition of unrealized gains and losses on foreign exchange contracts.

YEARS ENDED MAY 31, 1998, 1997 AND 1996

RESULTS OF OPERATIONS

    The following table sets forth, for the fiscal years indicated, the percentage of sales represented by certain items in the consolidated statements of income.

                             INCOME STATEMENT DATA

                                                                                              FISCAL YEAR ENDED MAY 31,
                                                                                           -------------------------------
                                                                                             1998       1997       1996
                                                                                           ---------  ---------  ---------
                                                                                            (expressed as a percentage of
                                                                                                       sales)
Sales....................................................................................      100.0%     100.0%     100.0%
Gross profit.............................................................................       52.0       53.3       53.0
Expenses
  Selling, general and administrative....................................................       13.4       17.0       16.6
  Research and development...............................................................        7.6        6.6        5.8
Income before investment and other income, profit share allocation and
  income taxes...........................................................................       31.0       29.7       30.6
Adjusted net income......................................................................       21.0%      19.5%      19.9%

                                     SALES

                                                                                         FISCAL YEAR ENDED MAY 31,
                                                                                     ----------------------------------
                                                                                        1998        1997        1996
                                                                                     ----------  ----------  ----------
                                                                                      (Canadian dollars in thousands)
Sales..............................................................................  $  227,212  $  114,970  $   74,833
Increase over prior years..........................................................        97.6%       53.6%       21.5%

    JDS' primary product areas are components and modules, instruments, and interconnect (resale) products. Components and modules and instruments are designed and manufactured by JDS primarily at its facilities in Nepean, Canada. The following table sets forth sales by product area for the fiscal years as indicated:

                             SALES BY PRODUCT AREA

                                                                                  FISCAL YEAR ENDED MAY 31,
                                                             -------------------------------------------------------------------
                                                                     1998                   1997                   1996
                                                             ---------------------  ---------------------  ---------------------
                                                                               (Canadian dollars in thousands)
Components and modules.....................................  $  147,993         65% $   69,990         61% $   42,884         57%
Instruments................................................      47,435         21      22,433         19      11,640         16
Interconnect (resale) products.............................      31,844         14      22,547         20      20,309         27
                                                             ----------        ---  ----------        ---  ----------        ---
Total......................................................  $  227,212        100% $  114,970        100% $   74,833        100%
                                                             ----------        ---  ----------        ---  ----------        ---
                                                             ----------        ---  ----------        ---  ----------        ---

    The growth in sales in all product groups and in each fiscal year presented continues to be driven by increasing global demand for transmission capacity which fueled strong demand for optical networking products. JDS was successful in working with its customer base, including telecommunication service providers and fiberoptic systems manufacturers, to provide products to satisfy this demand. In particular, the strong growth for WDM, power management and switching applications have been major contributors to JDS' revenue growth.

    JDS sells its products worldwide. JDS markets its products through its own sales and marketing personnel as well as through a network of independent distributors and manufacturers' representatives. JDS' sales territories are divided into five main regions: the United States, Europe, Asia Pacific, Canada and Other. The following table sets forth sales to each geographic region for the fiscal years indicated:

                          SALES BY GEOGRAPHIC REGION*

                                                                                  FISCAL YEAR ENDED MAY 31,
                                                             -------------------------------------------------------------------
                                                                     1998                   1997                   1996
                                                             ---------------------  ---------------------  ---------------------
                                                                               (Canadian dollars in thousands)
United States..............................................  $  169,365         74% $   81,421         71% $   51,050         68%
Europe.....................................................      33,785         15      17,305         15      11,465         15
Asia Pacific...............................................      15,097          7       9,419          8       7,755         11
Canada.....................................................       6,748          3       5,716          5       3,698          5
Other......................................................       2,217          1       1,109          1         865          1
                                                             ----------        ---  ----------        ---  ----------        ---
Total......................................................  $  227,212        100% $  114,970        100% $   74,833        100%
                                                             ----------        ---  ----------        ---  ----------        ---
                                                             ----------        ---  ----------        ---  ----------        ---

---------------

*   Based on invoicing address

    The United States continues to be the primary market for JDS products, with sales in this region increasing to 74% of total sales in fiscal 1998 compared to 71% in fiscal 1997 and 68% in fiscal 1996. The sales growth in the United States was driven by continued demand for bandwidth capacity.

    GROSS PROFIT MARGIN

    The gross profit margin for fiscal 1998 was 52.0% compared with 53.3% in fiscal 1997 and 53.0% in fiscal 1996. The overall margin in any given period is impacted by the sales mix among and within JDS' three product areas, product pricing, new product introduction, operational efficiencies and U.S. dollar exchange fluctuations resulting from the majority of JDS' sales being transacted in U.S. dollars. During the last five years, JDS' gross margin has ranged from 52.0% to 55.2%.

                  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                        FISCAL YEAR ENDED MAY 31,
                                                                                     -------------------------------
                                                                                       1998       1997       1996
                                                                                     ---------  ---------  ---------
                                                                                     (Canadian dollars in thousands)
Selling, general and administrative expenses.......................................  $  30,469  $  19,479  $  12,410
As a percentage of sales...........................................................       13.4%      17.0%      16.6%
Increase over prior year...........................................................       56.4%      57.0%      31.2%

    The increase in selling, general and administrative expenses ("SG&A") is primarily attributable to the growth in staffing levels, related compensation costs, facilities expansion and commissions on sales generated by JDS' manufacturers' representatives. These changes were required to support JDS' revenue growth. SG&A expenditures in fiscal 1998 were at the low end of the five year range of 13.4% to 17.0% of sales, since much of the growth occurred late in the year.

                            RESEARCH AND DEVELOPMENT

                                                                                       FISCAL YEAR ENDED MAY 31,
                                                                                    --------------------------------
                                                                                       1998       1997       1996
                                                                                    ----------  ---------  ---------
                                                                                    (Canadian dollars in thousands)
Research and development expense reported in the consolidated financial
  statements......................................................................  $   17,365  $   7,628  $   4,391
Investment tax credits............................................................       2,200      1,340        723
Gross research and development expenses...........................................  $   19,565  $   8,968  $   5,114
Manufactured product sales........................................................  $  195,368  $  92,423  $  54,524
Gross research and development expenses as a percentage of manufactured product
  sales...........................................................................        10.0%       9.7%       9.4%

    JDS' research and development is primarily focussed on market driven product development, the enhancement of core technologies and the improvement of operating and manufacturing processes. JDS concentrates its research and development activities on products it manufactures. No material amount of research or development is conducted on interconnect (resale) products. The growth in R&D was predominantly the result of increases in technical staffing levels and other project costs associated with the development of JDS product lines to meet various current and future market requirements.

    JDS earns ITCs at a rate of 20.0% of qualified expenses. The amounts shown as research and development in the JDS Audited Financial Statements are net of ITCs. Research costs are expensed as incurred. Development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral. To date, development costs have not been deferred. During the last five years, JDS' gross research and development expenses as a percentage of manufactured product sales have ranged from 5.9% to 10.0%.

    INVESTMENT AND OTHER INCOME

    During fiscal 1998, JDS earned investment income of Cdn.$5.3 million compared to Cdn.$1.5 million in fiscal 1997 and Cdn.$0.5 million in fiscal 1996. This increase is primarily due to interest earned on the Cdn.$118.2 million of cash proceeds from the JDS Common Share offering completed in November 1997. JDS invests its excess cash balances in low risk short-term money market products issued by the Government of Canada and large, recognized Canadian financial institutions.

    PROFIT SHARE ALLOCATION

    As a private company, JDS paid out a substantial amount of its income in the form of bonuses, management fees and dividends. The amount of such bonuses and management fees have been classified as profit share allocation in the JDS Audited Financial Statements. Since the practice of making such payments was discontinued when JDS became a public company, management believes that an adjustment to historical income to account for such payments should be made to arrive at a normalized amount of income. This normalized income, net of a provision for income taxes, is presented under the heading "Selected Historical Financial Data -- Selected Historical Financial Data of JDS" as adjusted net income. There was no profit share allocation in fiscal 1997 or 1998.

    INCOME TAXES

    The effective tax rate for JDS for fiscal 1998 was 37.0% compared with 37.1% in fiscal 1997 and 36.4% in fiscal 1996. The effective tax rate is lower than the statutory rate primarily as a result of certain deductions related to manufacturing and processing activities and research and development expenditures. During the last five years, JDS' income tax expense has ranged from 36.0% to 37.1% of income before income taxes.

                              ADJUSTED NET INCOME

                                                                                        FISCAL YEAR ENDED MAY 31,
                                                                                     -------------------------------
                                                                                       1998       1997       1996
                                                                                     ---------  ---------  ---------
                                                                                     (Canadian dollars in thousands)
Adjusted net income................................................................  $  47,635  $  22,459  $  14,903
As a percentage of sales...........................................................       21.0%      19.5%      19.9%
Increase over prior year...........................................................      112.1%      50.7%      10.9%

    The increases in net income for fiscal 1998, 1997 and 1996 resulted from increases in sales and gross profit, offset by increases in operating expenses and income taxes. During the last five years, JDS' adjusted net income has ranged from 19.5% to 23.5% of sales.

    Under Canadian GAAP, gains and losses on foreign exchange contracts related to anticipatory transactions, without a firm commitment, are not recognized until realized. Under U.S. GAAP, gains and losses on such foreign exchange contracts are recognized in the period that the exchange rates change. Accordingly, net income for the year ended May 31, 1998 would be Cdn.$2.1 million lower (1997 -- Cdn.$0.2 million lower) under

U.S. GAAP due to the recognition of unrealized gains and losses on foreign exchange contracts. Basic and diluted earnings per share under U.S. GAAP would be Cdn.$0.61 and Cdn.$0.59, respectively.

    FOREIGN CURRENCY EXCHANGE

    JDS sells its products worldwide, primarily in U.S. dollars. As well, a significant portion of its interconnect (resale) products are purchased in Japanese yen. JDS incurs some expenditures in U.S. dollars which creates a partial natural foreign currency hedge. JDS also purchases foreign exchange contracts to hedge a portion of its future foreign cash flows. JDS does not engage in speculative foreign exchange trading activities.

    At May 31, 1998, JDS had forward exchange contracts in place to exchange U.S. dollars for Canadian dollars in an aggregate amount of U.S.$43.7 million at forward rates between 1.3690 and 1.4486. At May 31, 1998, JDS also had forward exchange contracts in place to exchange U.S. dollars for Japanese yen in an aggregate amount of U.S.$6.0 million at forward rates between 116.11 and 131.96.

FINANCIAL POSITION

    LIQUIDITY AND CAPITAL RESOURCES

    During fiscal 1998, working capital balances increased from Cdn.$72.0 million to Cdn.$204.5 million. As at May 31, 1998, JDS' combined balance of cash, cash equivalents and short-term investments was Cdn.$186.5 million, an increase of Cdn.$130.4 million from May 31, 1997. The increase is primarily attributable to the offering of JDS Common Shares of Cdn.$118.2 million. Operating cash flow of Cdn.$49.0 million was primarily utilized to fund Cdn.$36.8 million of capital assets including Cdn.$14.9 million for facilities expansion.

    Cash provided by operations increased to Cdn.$49.0 million in fiscal 1998 compared to Cdn.$21.8 million for fiscal 1997. This increase was primarily attributable to an increase in net income offset by an increase in non-cash working capital balances resulting from the 97.6% increase in sales.

    Cash used in investing activities increased from Cdn.$13.7 million in fiscal 1997 to Cdn.$196.9 million in fiscal 1998. This increase was primarily attributable to the increase in short-term investments of Cdn.$153.3 million as well as a Cdn.$14.2 million increase in capital asset purchases and the Cdn.$14.9 million disbursed to date for the purchase of land and construction of a new facility.

    There was no long-term debt outstanding at the end of fiscal 1998 or fiscal 1997.

    Shareholders' equity increased by Cdn.$171.1 million from fiscal 1997 to Cdn.$267.1 million at the end of fiscal 1998. This increase is primarily attributable to the offering of JDS Common Shares and net income earned in the year.

    JDS has short-term bank credit facilities of approximately Cdn.$65.0 million. At May 31, 1998, there were no outstanding borrowings under these facilities.

    JDS believes that a combination of JDS' existing cash, cash equivalents, short-term investment balances, bank credit facilities and cash generated from operations will be sufficient to meet its operating expenditure requirements in the near-term.

    Under Canadian GAAP, gains and losses on foreign exchange contracts related to anticipatory transactions, without a firm commitment, are not recognized until realized. Under U.S. GAAP, gains and losses on such foreign exchange contracts are recognized in the period that the exchange rates change. Accordingly, accounts payable at May 31, 1998 would be Cdn.$3.2 million higher (1997 -- Cdn.$0.4 million higher) and income taxes payable would be Cdn.$1.2 million lower (1997 -- Cdn.$0.1 million lower) under U.S. GAAP due to the recognition of unrealized gains and losses on foreign exchange contracts.

FORWARD-LOOKING STATEMENTS

    The discussion and analysis of JDS financial results for the nine months ended February 28, 1999 with the previous period and for fiscal 1998 compared with the previous two years is intended to assist shareholders and other readers in understanding JDS' business and the key factors underlying its financial results. Certain statements in this management's discussion and analysis constitute forward-looking statements. Such forward-

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looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results and performance of JDS and the industry to be materially different from any future results and performance expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, timing of new product introductions, industry competition, industry capacity and the ability of JDS to attract and retain key employees.

                    TAX CONSIDERATIONS FOR JDS SHAREHOLDERS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR JDS SHAREHOLDERS

    In the opinion of Osler, Hoskin & Harcourt, Canadian counsel for JDS, the following is a summary of the principal Canadian federal income tax considerations under the Canadian Tax Act generally applicable to JDS Shareholders who, for purposes of the Canadian Tax Act, hold their JDS Common Shares, and will hold their Exchangeable Shares and/or Uniphase Common Shares, as capital property and deal at arm's length with JDS, Uniphase, Uniphase Nova Scotia and Exchangeco. This summary does not apply to a Shareholder with respect to whom Uniphase is or will be a foreign affiliate within the meaning of the Canadian Tax Act. This summary also does not apply to JDS Shareholders who indirectly own their JDS Common Shares through a Holding Company and who elect to exercise the Holding Company Alternative. Such JDS Shareholders should consult their own tax advisors as to the tax consequences to them of participating in the Holding Company Alternative.

    JDS Common Shares, Exchangeable Shares and Uniphase Common Shares will generally be considered to be capital property to a shareholder unless any such shares are held in the course of carrying on a business of buying and selling shares or such shares are acquired in a transaction considered to be an adventure in the nature of trade. Canadian Resident shareholders whose JDS Common Shares or Exchangeable Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making the irrevocable election provided by subsection 39(4) of the Canadian Tax Act. JDS Shareholders who do not hold their JDS Common Shares as capital property should consult their own tax advisors regarding their particular circumstances. In addition, the mark-to-market rules contained in the Canadian Tax Act relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will generally deem such financial institutions not to hold their JDS Common Shares, Exchangeable Shares or Uniphase Common Shares as capital property for the purposes of the Tax Act. JDS SHAREHOLDERS THAT ARE FINANCIAL INSTITUTIONS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF THE APPLICATION OF THE MARK-TO-MARKET RULES.

    This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder and counsel's understanding of the current administrative practices published by Revenue Canada, all in effect as of the date of this Supplement. This summary takes into account all Tax Proposals, although no assurance can be given that the Tax Proposals will be enacted in the form presented, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been sought or obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.

    THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

    For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Uniphase Common Shares must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition; amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time such amounts arise.

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JDS SHAREHOLDERS RESIDENT IN CANADA

    The following portion of the summary is applicable to a JDS Shareholder who, for the purposes of the Canadian Tax Act and any relevant bilateral tax treaty, and at all relevant times, is resident or deemed to be resident in Canada while holding JDS Common Shares, Exchangeable Shares or Uniphase Common Shares.

    AMALGAMATION

    On the Amalgamation, a JDS Shareholder will be deemed to have disposed of the JDS Common Shares owned by the JDS Shareholder for proceeds of disposition equal to the adjusted cost base to the JDS Shareholder of those shares immediately before the Amalgamation; as a result, no capital gain or capital loss will generally arise for a JDS Shareholder on the Amalgamation. The JDS Shareholder will be deemed to have acquired Class B Non-Voting Preference Shares received on the Amalgamation at a cost equal to the proceeds of disposition of the JDS Common Shares owned by the JDS Shareholder.

    EXCHANGE OF CLASS B NON-VOTING PREFERENCE SHARES FOR UNIPHASE COMMON SHARES

    A JDS Shareholder who exchanges Class B Non-Voting Preference Shares for Uniphase Common Shares (including any related Uniphase Rights) will be considered to have disposed of such Class B Non-Voting Preference Shares for proceeds of disposition equal to the sum of (i) the fair market value of the Uniphase Common Shares (including any related Uniphase Rights) acquired by such JDS Shareholder on the exchange and (ii) any cash received by such holder in respect of a fractional Uniphase Common Share. The JDS Shareholder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Class B Non-Voting Preference Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the JDS Shareholder of such Class B Non-Voting Preference Shares. The general tax treatment of gains and losses is discussed below under the heading "Taxation of Capital Gain or Capital Loss". The cost to a JDS Shareholder of Uniphase Common Shares acquired on the exchange will be equal to the fair market value of such Uniphase Common Shares at the time of the exchange, to be averaged with the adjusted cost base of any other Uniphase Common Shares held by the JDS Shareholder as capital property for the purposes of determining the holder's adjusted cost base of such Uniphase Common shares.

    EXCHANGE OF CLASS B NON-VOTING PREFERENCE SHARES FOR EXCHANGEABLE SHARES,
     ANCILLARY RIGHTS AND EXCHANGEABLE SHARE RIGHTS

    Where a JDS Shareholder on the Arrangement exchanges all of such JDS Shareholder's Class B Non-Voting Preference Shares for Exchangeable Shares, Ancillary Rights and Exchangeable Share Rights, the JDS Shareholder will not realize a capital gain provided the adjusted cost base to the shareholder of the shareholder's Class B Non-Voting Preference Shares exceeds the sum of:

    (i) any cash received in lieu of a fractional Exchangeable Share; and

    (ii) the fair market value of the Ancillary Rights and Exchangeable Share Rights received on the exchange.

    A JDS Shareholder will realize a capital gain to the extent that such sum, net of any reasonable costs of disposition, exceeds the adjusted cost base of the Class B Non-Voting Preference Shares to the JDS Shareholder immediately before the exchange.

    A JDS Shareholder will be deemed to have acquired the Ancillary Rights and the Exchangeable Share Rights at a cost equal to their fair market value and to have acquired the Exchangeable Shares at a cost equal to the amount, if any, by which the adjusted cost base to the JDS Shareholder of the Class B Non-Voting Preference Shares immediately before the exchange exceeds the sum of:

    (i) any cash received in lieu of a fractional Exchangeable Share; and

    (ii) the fair market value of the Ancillary Rights and Exchangeable Share Rights received on the exchange.

    A JDS Shareholder will be required to determine the fair market value of the Ancillary Rights and the Exchangeable Share Rights received on the exchange on a reasonable basis for purposes of the Canadian Tax Act. JDS' financial advisor, CIBC World Markets, is of the view that both the Ancillary Rights and the

Exchangeable Share Rights have only nominal value. Any determination of value is not binding on Revenue Canada. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. It is possible that Revenue Canada could take the position that the Ancillary Rights and the Exchangeable Share Rights have a fair market value in excess of a nominal amount.

    CALL RIGHTS

    JDS' financial advisor, CIBC World Markets, is of the view that the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right have nominal fair market value and that accordingly, no amount should be allocated to the Call Rights. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. Any determination of value is not binding upon Revenue Canada. Provided that the valuation with respect to such Call Rights is correct, the granting of the Call Rights will not result in any material adverse income tax consequences to JDS Shareholders. However, should Revenue Canada challenge this valuation and ultimately succeed in establishing that the Call Rights have a fair market value in excess of a nominal amount, JDS Shareholders will realize a capital gain in an amount equal to the fair market value of the Call Rights. The general tax treatment of capital gains and capital losses is discussed below under the heading "Taxation of Capital Gain or Capital Loss".

    DIVIDENDS

    DIVIDENDS ON EXCHANGEABLE SHARES. In the case of a JDS Shareholder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be required to be included in computing the JDS Shareholder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada.

    Subject to the discussion below as to the denial of the dividend deduction, in the case of a JDS Shareholder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the corporation's income and will generally be deductible in computing its taxable income. In the case of a JDS Shareholder that is a specified financial institution, such a dividend will be deductible in computing its taxable income only if either: (i) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or (ii) at the time of the receipt of the dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

    If Uniphase or any other person with whom Uniphase does not deal at arm's length is a specified financial institution at a point in time that a dividend is paid on an Exchangeable Share, then subject to the exemption described below, dividends received or deemed to be received by a JDS Shareholder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. A corporation is a specified financial institution for purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, and corporations controlled by or related to such entities. Uniphase has informed counsel that it is of the view that neither it nor any person with whom it does not deal at arm's length nor any partnership or trust of which it or the person is a member or beneficiary, respectively, is a specified financial institution at the current time but there can be no assurance that this status will not change prior to any dividend received or deemed to be received by a corporate shareholder. This denial of the dividend deduction for a JDS Shareholder that is a corporation will not in any event apply if, at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the TSE), Uniphase and Uniphase Nova Scotia are "related" to Exchangeco for the purposes of the Canadian Tax Act and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive dividends on more than 10% of the issued and outstanding Exchangeable Shares.

    A JDS Shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the JDS Shareholder's taxable income. A JDS Shareholder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends that are not deductible in computing taxable income.

    The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Exchangeco will be subject to a 66 2/3% tax under Part VI.I of the Canadian Tax Act on dividends paid or deemed to be paid on the Exchangeable Shares and will be entitled to deduct 9/4 of the tax payable in computing its taxable income under
Part I of the Canadian Tax Act. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV.I of the Canadian Tax Act.

    DIVIDENDS ON UNIPHASE COMMON SHARES. Dividends on Uniphase Common Shares will be required to be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by a JDS Shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A JDS Shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A JDS Shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax on dividends generally will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act. See the commentary below under the heading "United States Federal Tax Considerations for JDS Shareholders".

    REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES

    On the redemption (including a retraction) of an Exchangeable Share by Exchangeco, the holder of an Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at that time of Uniphase Common Shares (including any related Uniphase Rights) received by the shareholder from Exchangeco on the redemption plus the Dividend Amount, if any) exceeds the paid-up capital (for purposes of the Canadian Tax Act) of the Exchangeable Share at the time the Exchangeable Share is so redeemed. The amount of any such deemed dividend will be subject to the tax treatment described above under the heading "Dividends -- Dividends on Exchangeable Shares". On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share and related Exchangeable Share Right for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend. A holder will in general realize a capital gain (or a capital loss) equal to the amount by which the adjusted cost base to the holder of the Exchangeable Share and Exchangeable Share Right is less than (or exceeds) such proceeds of disposition. See "Taxation of Capital Gain or Capital Loss" below. In the case of a JDS Shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

    On the exchange of an Exchangeable Share and related Exchangeable Share Right by the holder thereof with Uniphase Nova Scotia or Uniphase for Uniphase Common Shares (including any related Uniphase Rights), the holder will in general realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the Exchangeable Share and Exchangeable Share Right, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share and Exchangeable Share Right. For these purposes, the proceeds of disposition will be the aggregate of the fair market value, at the time of the exchange, of the Uniphase Common Shares (including any related Uniphase Rights) received on the exchange, any Dividend Amount received by the holder as part of the exchange consideration and the amount of any cash received in lieu of a fractional share. See "Taxation of Capital Gain or Capital Loss" below.

    Because of the existence of the Call Rights, the Exchange Right and the Automatic Exchange Right, a holder of Exchangeable Shares cannot control whether such holder will receive Uniphase Common Shares by way of redemption of the Exchangeable Shares by Exchangeco or by way of purchase of the Exchangeable Shares by Uniphase or Uniphase Nova Scotia. As described above, the Canadian federal income tax consequences of a redemption differ from those of a purchase.

    ACQUISITION AND DISPOSITION OF UNIPHASE COMMON SHARES

    The cost of Uniphase Common Shares received on the retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of such Uniphase Common Shares at the time of such event, to be averaged with the adjusted cost base of any other Uniphase Common Shares held at that time by the holder as capital property.

    A disposition or deemed disposition of Uniphase Common Shares by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of Uniphase Common Shares immediately before the disposition.

    TAXATION OF CAPITAL GAIN OR CAPITAL LOSS

    Three-quarters of any capital gain (the "taxable capital gain") realized by a JDS Shareholder will be included in the JDS Shareholder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the JDS Shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Tax Act.

    Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A JDS Shareholder that is a Canadian-controlled private corporation (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

    If the holder of a JDS Common Share or Exchangeable Share is a corporation, the amount of any capital loss arising on a disposition or deemed disposition of any such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns JDS Common Shares or Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares.

    DISSENTING SHAREHOLDERS

    If, on the JDS Arrangement Resolution, a JDS Shareholder exercises Dissent Rights and receives the fair value of the holder's JDS Common Shares, the Dissenting Shareholder will be considered to have disposed of the JDS Common Shares for proceeds of disposition equal to the amount received by the Dissenting Shareholder less the amount of any interest awarded by the court. Any interest awarded to a Dissenting Shareholder by a court will be included in the Dissenting Shareholder's income for the purposes of the Canadian Tax Act.

JDS SHAREHOLDERS NOT RESIDENT IN CANADA

    The following portion of the summary is applicable to holders of JDS Common Shares who, for purposes of the Canadian Tax Act or any relevant bilateral treaty, have not been and will not be resident or deemed to be resident in Canada at any time while they have held JDS Common Shares or will hold Class B Non-Voting Preference Shares or Uniphase Common Shares and to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and who do not use or hold and are not deemed to use or hold such shares

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in connection with carrying on a business in Canada (a "Non-Resident
Shareholder"). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

    Generally, JDS Common Shares, Class B Non-Voting Preference Shares and Uniphase Common Shares will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE and NASDAQ), the holder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and the holder, alone or together with persons with whom such holder does not deal at arm's length, has not owned (or had under option) 25% or more of the issued shares of any class or series in the capital of JDS or Uniphase, at any time during the immediately preceding five year period.

    A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act on the disposition of JDS Common Shares and acquisition by such holder of Class B Non-Voting Preference Shares pursuant to the Amalgamation, on the exchange of Class B Non-Voting Preference Shares for Uniphase Common Shares or on the sale or other disposition of Uniphase Common Shares.

    Where a Non-Resident Shareholder receives interest consequent upon the exercise of Dissent Rights (see "JDS Shareholders Resident in
Canada -- Dissenting Shareholders"), such amounts will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty.

UNITED STATES FEDERAL TAX CONSIDERATIONS FOR JDS SHAREHOLDERS

    In the opinion of Simpson Thacher & Bartlett, U.S. counsel for JDS, the following is an accurate summary of the material United States federal income tax considerations applicable to U.S. Holders who receive Uniphase Common Shares and Non-U.S. Holders who receive Exchangeable Shares or Uniphase Common Shares pursuant to the Arrangement. For purposes of this discussion, the Arrangement includes both the conversion of JDS Common Shares into Class B Non-Voting Preference Shares and the subsequent exchange of Class B Non-Voting Preference Shares for either Uniphase Common Shares or Exchangeable Shares. As used herein, a "U.S. Holder" is a beneficial owner of Uniphase Common Shares or Exchangeable Shares who is (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) a trust (i) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code, or (ii) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is any beneficial owner of Uniphase Common Shares or Exchangeable Shares other than a U.S. Holder.

    This summary does not discuss all United States federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (collectively, "Holders") in light of their particular circumstances or to certain Holders that may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who hold JDS Common Shares as part of a straddle, hedging, constructive sale or conversion transaction, U.S. persons whose functional currency is not the U.S. dollar and Holders who acquired such shares through exercise of employee stock options or otherwise as compensation for services). Furthermore, this summary does not discuss aspects of United States federal income taxation that may be applicable to holders of JDS Options as a result of the Arrangement, nor does it address any aspects of foreign, state or local taxation. This summary is based on current provisions of the Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

    THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

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U.S. HOLDERS

    The following discussion applies only to U.S. Holders who receive Uniphase Common Shares in exchange for their JDS Common Shares pursuant to the Arrangement. The discussion does not address U.S. Holders who are also Canadian Residents and who elect to receive Exchangeable Shares pursuant to the Arrangement. Such U.S. Holders should consult their tax advisors concerning the United States tax consequences of the receipt, ownership and disposition of the Exchangeable Shares, including the exchange of Exchangeable Shares for Uniphase Common Shares.

    EXCHANGE OF JDS COMMON SHARES FOR UNIPHASE COMMON SHARES

    The exchange of JDS Common Shares for Uniphase Common Shares pursuant to the Arrangement will be a taxable exchange for United States federal income tax purposes. Consequently, a U.S. Holder will recognize gain or loss equal to the difference between such U.S. Holder's basis in its JDS Common Shares and the sum of (a) the fair market value at the Effective Time of the Uniphase Common Shares received in the exchange and (b) any cash received in lieu of fractional shares. In the case of a U.S. Holder who dissents in respect of the JDS Arrangement Resolution, such gain or loss will be equal to the difference between the amount received by such Dissenting Shareholder and such U.S. Holder's basis in its JDS Common Shares in respect of which the Dissenting Shareholder dissented. Gain or loss on the exchange of JDS Common Shares will be capital gain or loss if such shares were held by a U.S. Holder as a capital asset, and will be long-term capital gain or loss if the U.S. Holder had held its JDS Common Shares for more than one year at the time of the exchange. Any long-term capital gain recognized by an individual U.S. Holder would be subject to tax at a maximum rate of 20% if the JDS Common Shares had been held for more than twelve months. The tax basis of Uniphase Common Shares received by a U.S. Holder will be equal to the fair market value of such shares on the date of the exchange. The holding period for the Uniphase Common Shares will begin on the day after the exchange.

    DIVIDENDS ON UNIPHASE COMMON SHARES

    A U.S. Holder of Uniphase Common Shares generally will be required to include in gross income as ordinary income dividends paid on Uniphase Common Shares to the extent paid out of Uniphase current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions on Uniphase Common Shares to a U.S. Holder in excess of such earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis for such shares and, to the extent in excess of adjusted tax basis, as capital gain. Dividends on Uniphase Common Shares should qualify for the dividends received deduction applicable to U.S. corporations.

    SALE OR EXCHANGE OF UNIPHASE COMMON SHARES

    On the sale or other disposition of Uniphase Common Shares, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale and the U.S. Holder's adjusted tax basis in such Uniphase Common Shares. Gain or loss will be capital gain or loss if the Uniphase Common Shares were held by such U.S. Holder as a capital asset, and will be long-term capital gain or loss if the U.S. Holder had held the shares for more than one year. Any long-term capital gain recognized by an individual U.S. Holder would be subject to tax at a maximum rate of 20% if the shares had been held for more than twelve months.

NON-U.S. HOLDERS

    EXCHANGE OF JDS COMMON SHARES

    Non-U.S. Holders will not be subject to United States federal income tax as a result of an exchange of JDS Common Shares for Exchangeable Shares, Uniphase Common Shares, cash or a combination thereof pursuant to the Arrangement, unless any gain is effectively connected with a United States trade or business of the Non-U.S. Holder or, in the case of gain recognized by an individual Non-U.S. Holder, such individual is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

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    EXCHANGEABLE SHARES

    DIVIDENDS ON EXCHANGEABLE SHARES. Dividends received by a Non-U.S. Holder on Exchangeable Shares should not be subject to United States withholding tax, and therefore Uniphase and its affiliates do not intend to withhold any amounts in respect of such tax from such dividends. The IRS may, however, assert that United States withholding tax is payable with respect to dividends paid on the Exchangeable Shares to Non-U.S. Holders. As a result, Non-U.S. Holders of Exchangeable Shares could be subject to United States withholding tax at a rate of 30%. The withholding rate may be reduced by an applicable income tax treaty in effect between the United States and the Non-U.S. Holder's country of residence. Under the Tax Treaty, a maximum rate of 15% applies to dividends paid to Canadian Residents.

    SALE OR EXCHANGE OF EXCHANGEABLE SHARES. A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of Exchangeable Shares, including the exchange of Exchangeable Shares for Uniphase Common Shares, unless such gain is effectively connected with a United States trade or business of the Non-U.S. Holder or, in the case of gain recognized by an individual Non-U.S. Holder, such individual is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

    UNIPHASE COMMON SHARES

    DIVIDENDS ON UNIPHASE COMMON SHARES. Dividends paid to a Non-U.S. Holder of Uniphase Common Shares generally will be subject to withholding of United States federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is (a) effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, or (b) if a tax treaty applies, attributable to a United States permanent establishment of the Non-U.S. Holder, in which cases the dividend will be taxed at ordinary United States federal income tax rates. If the Non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax". A Non-U.S. Holder may be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding obligation described above.

    SALE OR EXCHANGE OF UNIPHASE COMMON SHARES. A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax in respect of any gain recognized on the sale or other taxable disposition of Uniphase Common Shares unless (a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; (b) in the case of a Non-U.S. Holder who is an individual and holds the shares as a capital asset, the Non-U.S. Holder is present in the United States for 183 or more days during the taxable year of the disposition and satisfies certain other conditions; or
(c) (i) Uniphase is or has been during certain periods preceding the disposition a "U.S. real property holding corporation" for United States federal income tax purposes (which Uniphase does not believe it is or is likely to become), and
(ii) assuming that Uniphase Common Shares will be "regularly traded on an established securities market" for United States federal income tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Uniphase Common Shares.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    DIVIDENDS. Until January 1, 2001, United States backup withholding tax generally will not apply to dividends paid on Uniphase Common Shares to a Non-U.S. Holder at an address outside the United States. Uniphase must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

    SALE OR EXCHANGE OF UNIPHASE COMMON SHARES. Upon the sale or other disposition of Uniphase Common Shares by a Non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the IRS, unless the Non-U.S. Holder certifies its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other disposition of Uniphase Common Shares by a Non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the IRS

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(but not backup withhold), unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder and/or certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

    Amounts withheld under the backup withholding rules are generally allowable as a credit against such Non-U.S. Holder's United States federal income tax liability (if any), which may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

    On October 6, 1997, the IRS issued final regulations relating to withholding, information reporting and backup withholding that unify certain certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations will be effective with respect to payments made after December 31, 2000. The Final Regulations eliminate the general prior legal presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the Final Regulations impose certain certification and documentation requirements on Non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty or otherwise claiming a reduction of, or exemption from, the withholding obligation described above. Non-U.S. Holders are urged to consult their own tax advisors as to the effect, if any, of the Final Regulations on their ownership and disposition of the Uniphase Common Shares.

                        COMPARISON OF SHAREHOLDER RIGHTS

    JDS is incorporated under the CBCA and, accordingly, is governed by the laws of Canada and the JDS Articles and the JDS By-Laws. Uniphase is incorporated under the DGCL and, accordingly, is governed by Delaware law and the Uniphase Charter and the Uniphase Bylaws. In the event that the Transaction is consummated, holders of JDS Common Shares at the Effective Time will have their JDS Common Shares exchanged for Uniphase Common Shares or Exchangeable Shares, and will have the right to exchange the Exchangeable Shares for an equivalent number of Uniphase Common Shares.

    While the rights and privileges of shareholders of a Delaware corporation are, in many instances, comparable to those of shareholders of a CBCA corporation, there are certain differences. The following is a summary discussion of the most significant differences in shareholder rights. These differences arise from differences between Delaware and Canadian law, between the DGCL and CBCA and between the Uniphase Charter and Uniphase Bylaws and the JDS Articles and JDS By-Laws. This summary is not intended to be complete and is qualified in its entirety by reference to the DGCL, the CBCA and the governing corporate instruments of Uniphase and JDS. For a description of the respective rights of the holders of Uniphase Common Shares and JDS Common Shares see, respectively, "Uniphase Capital Stock" and "Business of JDS -- Share Capital of JDS".

    Exchangeco is incorporated under the CBCA and, accordingly, is governed by the laws of Canada and its articles and by-laws.

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

    Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations (other than with a direct or indirect wholly-owned subsidiary), continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

    The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation: (i) no authorizing shareholder vote is required of a corporation surviving a merger if (A) such corporation's certificate of incorporation is not amended in any respect by the merger, (B) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the

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effective date of the merger, and (C) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued and delivered in the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued in the merger do not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger; and (ii) in certain limited circumstances, no authorizing shareholder vote is required of a corporation to authorize a merger with or into a single direct or indirect wholly-owned subsidiary of such corporation. Shareholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

CALLING A SHAREHOLDERS' MEETING

    Under the CBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at the meeting sought to be held may requisition the directors to call a meeting of shareholders. Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If they do not, the shareholders who made the requisition may call the meeting.

    Under the DGCL, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws of a corporation. According to the Uniphase Charter, Uniphase Stockholders are not permitted to call (or to require the Uniphase Board of Directors to call) a special meeting of the stockholders.

AMENDMENT TO GOVERNING DOCUMENTS

    Under the CBCA, any amendment to the articles generally requires approval by special resolution. The CBCA provides that unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution.

    The DGCL requires approval of a corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation.

    The DGCL also states that the power, by a simple majority, to adopt, amend or repeal the by-laws of a corporation shall be in the stockholders entitled to vote. The Uniphase Charter confers such power on Uniphase's Board of Directors in accordance with the DGCL.

DISSENTERS' RIGHTS

    The CBCA provides that shareholders of a corporation governed thereunder who are entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The CBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include:

    (i) any amalgamation with another corporation (other than with certain affiliated corporations);

    (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

   (iii) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

    (iv) a continuance under the laws of another jurisdiction;

    (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

    (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or

   (vii) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

    Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder's interests.

    Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation) of such shares, as determined by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than:

    (i) stock of the surviving corporation;

    (ii) shares of stock of another corporation which shares of stock are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders;

   (iii) cash in lieu of fractional shares (in the case of (i) or (ii) above);
         or

    (iv) some combination of the above.

    In addition, such rights are not available for any shares of the surviving corporation if the merger did not require the vote of the shareholders of the surviving corporation.

OPPRESSION REMEDY

    The CBCA provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that:

    (i) any act or omission of the corporation or an affiliate effects a result;

    (ii) the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or

   (iii) the powers of the directors of the corporation or an affiliate are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of the corporation.

    A complainant includes:

    (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

    (b) a present or former officer or director of the corporation or any of its affiliates;

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
    (c) the Director under the CBCA; and

    (d) any other person who in the discretion of the court is a proper person to make such application.

    The oppression remedy provides the court with an extremely broad and flexible jurisdiction to intervene in corporate affairs to protect "reasonable expectations" of shareholders and other complainants. While conduct which is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court's jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

    The DGCL does not provide for a similar remedy.

DERIVATIVE ACTION

    Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the CBCA, no action may be brought and no intervention in an action may be made unless the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court if (i) the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

    Under the CBCA, the court in a derivative action may make any order it thinks fit. In addition, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

    Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, a corporation governed by the DGCL. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains or that his or her stock thereafter devolved upon him or her by operation of law. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such suit would have been futile.

DIRECTOR QUALIFICATIONS

    A majority of the directors of a CBCA corporation generally must be resident Canadians. The CBCA also requires that at least one-third of the directors of a corporation whose securities are publicly traded not be officers or employees of such company or any of its affiliates. The DGCL does not have comparable requirements.

SHAREHOLDER CONSENT IN LIEU OF MEETING

    Under the DGCL, unless otherwise provided in the company's charter, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Uniphase Charter prohibits Uniphase Stockholders from taking action by written consent in lieu of a meeting. Under the CBCA, shareholder action without a meeting may only be taken by written resolution signed by all stockholders who would be entitled to vote thereon at a meeting. See "Uniphase Capital
Stock -- Delaware Law and Certain Charter Provisions".

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
FIDUCIARY DUTIES OF DIRECTORS

    Directors of corporations governed by the CBCA have fiduciary obligations to the corporation. Under the CBCA, directors must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

    Directors of corporations incorporated or organized under the DGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty". Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its shareholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "indemnifiable person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (i) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled under the CBCA to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defence of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in
(i) and (ii), above. JDS By-laws provide for indemnification of directors and officers to the fullest extent authorized by the CBCA.

    The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement of actions brought against them, if such individual acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation shall indemnify a current or former director or officer of the corporation to the extent that he or she is successful on the merits or otherwise in the defence of any claim, issue or matter associated with an action. The Uniphase Charter provides for indemnification of directors and officers to the fullest extent authorized by the DGCL.

    The DGCL allows for the advance payment of an officer or director indemnitee's expenses prior to the final disposition of an action, provided that, in the case of a current director or officer, the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced. Neither the CBCA nor the JDS By-Laws expressly provides for such advance payment.

DIRECTOR LIABILITY

    The DGCL provides that the charter of a corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain prescribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the payment of unlawful dividends or expenditure of funds for unlawful stock repurchases or redemptions or

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transactions for which such director derived an improper personal benefit. The
Uniphase Charter contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL. The CBCA does not permit any such limitation of a director's liability.

ANTI-TAKE-OVER PROVISIONS AND INTERESTED STOCKHOLDERS

    The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder". An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or the aggregate market value of the assets (determined on a consolidated basis) or outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the time the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on NASDAQ, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; (v) the corporation has opted out of this provision; or (vi) in certain other limited circumstances. Uniphase has not opted out of this provision.

    The CBCA does not contain a comparable provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Policy 9.1 of the OSC, contain requirements in connection with "related party transactions". A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

    Policy 9.1 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy
9.1 also requires, subject to certain exceptions, that the shareholders of the issuer, other than the related party and its affiliates, separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

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                         DISSENTING SHAREHOLDER RIGHTS

JDS

    Section 190 of the CBCA provides shareholders with the right to dissent from certain resolutions of a corporation which effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order expressly provides JDS Shareholders with the right to dissent from the JDS Arrangement Resolution pursuant to section 190 of the CBCA and the Plan of Arrangement. Any JDS Shareholder who dissents from the JDS Arrangement Resolution in compliance with section 190 of the CBCA and the Plan of Arrangement will be entitled, in the event the Arrangement becomes effective, to be paid by JDS the fair value of the JDS Common Shares held by such Dissenting Shareholder determined as of the close of business on the day before the JDS Arrangement Resolution is adopted.

    Section 190 provides that a shareholder may only make a claim under that section with respect to all the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder's name. One consequence of this provision is that a JDS SHAREHOLDER MAY ONLY EXERCISE THE RIGHT TO DISSENT UNDER SECTION 190 IN RESPECT OF JDS COMMON SHARES WHICH ARE REGISTERED IN THAT SHAREHOLDER'S NAME. In many cases, shares beneficially owned by a person (a "Non-Registered Holder") are registered either: (a) in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans, and their nominees); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS")) of which the intermediary is a participant. Accordingly, a Non-Registered Holder will not be entitled to exercise the right to dissent under section 190 directly (unless the shares are re-registered in the Non-Registered Holder's name). A Non-Registered Holder who wishes to exercise the right to dissent should immediately contact the intermediary with whom the Non-Registered Holder deals in respect of the shares and either: (i) instruct the intermediary to exercise the right to dissent on the Non-Registered Holder's behalf (which, if the shares are registered in the name of CDS or other clearing agency, would require that the share first be re-registered in the name of the intermediary); or (ii) instruct the intermediary to re-register the shares in the name of the Non-Registered Holder, in which case the Non-Registered Holder would have to exercise the right to dissent directly.

    A REGISTERED HOLDER OF JDS COMMON SHARES (A "JDS REGISTERED SHAREHOLDER") WHO WISHES TO DISSENT MUST PROVIDE TO JDS C/O CIBC MELLON TRUST COMPANY, PROXY DEPARTMENT, 200 QUEENS QUAY EAST, UNIT 6, TORONTO, ONTARIO, M5A 4K9 OR BY FAX TO
(416) 368-2502 PRIOR TO 5:00 P.M. ON THE BUSINESS DAY PRECEDING THE JDS MEETING (OR ANY ADJOURNMENT THEREOF), A DISSENT NOTICE. IT IS IMPORTANT THAT JDS REGISTERED SHAREHOLDERS STRICTLY COMPLY WITH THIS REQUIREMENT WHICH IS DIFFERENT FROM THE STATUTORY DISSENT PROVISIONS OF THE CBCA WHICH WOULD PERMIT A DISSENT NOTICE TO BE PROVIDED AT OR PRIOR TO THE JDS MEETING. The filing of a Dissent Notice does not deprive a JDS Registered Shareholder of the right to vote at the JDS Meeting; however, the CBCA provides, in effect, that a JDS Registered Shareholder who has submitted a Dissent Notice and who votes in favour of the JDS Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to that class of shares voted in favour of the JDS Arrangement Resolution. The CBCA does not provide, and JDS will not assume, that a vote against the JDS Arrangement Resolution or an abstention constitutes a Dissent Notice but a JDS Registered Shareholder need not vote his or her JDS Common Shares against the JDS Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favour of the JDS Arrangement Resolution does not constitute a Dissent Notice; however, any proxy granted by a JDS Registered Shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the JDS Arrangement Resolution, should be validly revoked (see the JDS Circular, "Revocability of Proxies") in order to prevent the proxy holder from voting such JDS Common Shares in favour of the JDS Arrangement Resolution and thereby causing the JDS Registered Shareholder to forfeit his or her right to dissent.

    JDS is required, within 10 days after the JDS Shareholders adopt the JDS Arrangement Resolution, to notify each Dissenting Shareholder that the JDS Arrangement Resolution has been adopted. Such notice is not required to be sent to any JDS Shareholder who voted for the JDS Arrangement Resolution or who has withdrawn his or her Dissent Notice.

    A Dissenting Shareholder who has not withdrawn his or her Dissent Notice must then, within 20 days after receipt of notice that the JDS Arrangement Resolution has been adopted or, if the Dissenting Shareholder does not receive such notice, within 20 days after he or she learns that the JDS Arrangement Resolution has been adopted, send to JDS a written notice (a "Demand for Payment"), containing his or her name and address, the number of JDS Common Shares in respect of which he or she dissents, and a demand for payment of the fair value of such JDS Common Shares. Within 30 days after sending a Demand for Payment, the Dissenting Shareholder must send to JDS or its transfer agent the certificates representing the JDS Common Shares in respect of which he or she dissents. A Dissenting Shareholder who fails to send certificates representing the JDS Common Shares in respect of which he or she dissents forfeits his or her right to dissent. The JDS transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

    After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a holder of the JDS Common Shares in respect of which the shareholder has dissented other than the right to be paid the fair value of such shares as determined under section 190, unless: (i) the Dissenting Shareholder withdraws the Demand for Payment before JDS makes a written offer to pay (the "Offer to Pay"); (ii) JDS fails to make a timely Offer to Pay to the Dissenting Shareholder and the Dissenting Shareholder withdraws his or her Demand for Payment; or (iii) the directors of JDS revoke the JDS Arrangement Resolution, in all of which cases the Dissenting Shareholder's rights as a shareholder are reinstated.

    In addition, pursuant to the Plan of Arrangement, JDS Registered Shareholders who duly exercise such rights of dissent and who:

    (a) are ultimately entitled to be paid fair value for their JDS Common Shares shall (i) be deemed to have transferred their JDS Common Shares to JDS for cancellation at the Effective Time and (ii) not be entitled to any other payment or consideration including any payment that would be payable under the Arrangement had such holders not exercised their right of dissent; or

    (b) are ultimately not entitled, for any reason, to be paid fair value for their JDS Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of JDS Common Shares.

    JDS is required, not later than seven days after the later of the Effective Date and the date on which JDS received the Demand for Payment of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Demand for Payment an Offer to Pay for his or her JDS Common Shares in an amount considered by the JDS Board of Directors to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. JDS must pay for the JDS Common Shares of a Dissenting Shareholder within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer lapses if JDS does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

    If JDS fails to make an Offer to Pay for a Dissenting Shareholder's JDS Common Shares, or if a Dissenting Shareholder fails to accept an offer which has been made, JDS may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for the JDS Common Shares of Dissenting Shareholders. If JDS fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

    Upon an application to a court, all Dissenting Shareholders whose JDS Common Shares have not been purchased by JDS will be joined as parties and bound by the decision of the court, and JDS will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the JDS Common Shares of all Dissenting Shareholders. The final order of a court will be rendered against JDS in favour of each Dissenting Shareholder and for the amount of the fair value of his or her JDS Common Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment. An application to the court by either JDS or a Dissenting Shareholder must be in the Province of Ontario.

    THE FOREGOING IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CBCA AND THE PLAN OF ARRANGEMENT, WHICH ARE TECHNICAL AND COMPLEX. A COMPLETE COPY OF SECTION 190 OF THE CBCA IS ATTACHED TO THIS SUPPLEMENT AS APPENDIX J. IT IS RECOMMENDED THAT ANY JDS SHAREHOLDER WISHING TO AVAIL HIMSELF OR HERSELF OF HIS OR HER DISSENT RIGHTS UNDER THOSE PROVISIONS SEEK LEGAL ADVICE AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CBCA AND THE PLAN OF ARRANGEMENT MAY PREJUDICE THE RIGHT OF DISSENT. FOR A GENERAL SUMMARY OF CERTAIN INCOME TAX IMPLICATIONS TO A DISSENTING SHAREHOLDER, SEE "TAX CONSIDERATIONS FOR JDS SHAREHOLDERS -- CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR JDS SHAREHOLDERS -- JDS SHAREHOLDERS RESIDENT IN CANADA -- DISSENTING SHAREHOLDERS".

UNIPHASE

    Under the DGCL, holders of Uniphase Common Shares who object to the Transaction will not be entitled to demand appraisal of, or to receive payment for, their Uniphase Common Shares.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Transaction will be passed upon by Osler, Hoskin & Harcourt, Toronto and Ottawa, Ontario and Simpson Thacher & Bartlett, New York, New York on behalf of JDS. As at May 14, 1999 partners and associates of Osler, Hoskin & Harcourt and Simpson Thacher & Bartlett owned beneficially, directly or indirectly, less than 1% of the outstanding JDS Common Shares, respectively. Certain legal matters in connection with the Transaction will be passed upon by Tory Tory DesLauriers & Binnington, Toronto, Ontario and Morrison & Foerster LLP, Palo Alto, California on behalf of Uniphase. As at May 14, 1999 partners and associates of Tory Tory DesLauriers & Binnington and Morrison & Foerster LLP owned beneficially, directly or indirectly, less than 1% of the outstanding Uniphase Common Shares, respectively.

                      ENFORCEABILITY OF CIVIL LIABILITIES

    JDS is a corporation incorporated under the laws of Canada. Most of the directors and officers of JDS, as well as certain experts named herein, are residents of Canada and all or a substantial portion of their assets and a substantial portion of the assets of JDS are located outside the United States. As a result, it may be difficult for holders of JDS Common Shares to effect service within the United States upon such directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under the United States federal securities laws. There is some doubt as to the enforceability in Canada against JDS or any of its directors, officers or experts who are not residents of the United States in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

                              INDEPENDENT AUDITORS

    The Uniphase Audited Financial Statements of Uniphase included in Appendix K to this Supplement have been audited by Ernst & Young LLP, independent auditors, as stated in their report therein.

    The JDS Audited Financial Statements included in Appendix L to this Supplement have been audited by PricewaterhouseCoopers LLP, Chartered Accountants, as stated in their report therein.

                                   APPENDIX A

                                MERGER AGREEMENT

                              UNIPHASE CORPORATION

                                    - and -

                              3506967 CANADA INC.

                                    - and -

                                 JDS FITEL INC.

                           --------------------------

                                MERGER AGREEMENT
                           --------------------------

                   AMENDED AND RESTATED AS OF APRIL 29, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                 ---------
ARTICLE 1 -- INTERPRETATION
           1.1.       Definitions..............................        A-3
           1.2.       Interpretation Not Affected by Headings,
                        ETC....................................        A-9
           1.3.       Number, ETC..............................        A-9
           1.4.       Date For Any Action......................        A-9
           1.5.       Material.................................        A-9
           1.6.       Entire Agreement.........................       A-10
           1.7.       Currency.................................       A-10
           1.8.       Knowledge................................       A-10

ARTICLE 2 -- THE ARRANGEMENT
           2.1.       Implementation Steps by JDS..............       A-10
           2.2.       Implementation Steps by the Uniphase
                        Parties................................       A-10
           2.3.       Interim Order............................       A-11
           2.4.       Articles of Arrangement..................       A-11
           2.5.       Information Circulars....................       A-13
           2.6.       Securities Compliance....................       A-13
           2.7.       Preparation of Filings...................       A-13

ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES
           3.1.       Representations and Warranties of JDS....       A-15
           3.2.       Representations and Warranties of the
                        Uniphase Parties.......................       A-23
           3.3.       Investigation............................       A-34
           3.4.       Survival.................................       A-34

ARTICLE 4 -- REGULATORY APPROVALS
           4.1.       Applications.............................       A-34
           4.2.       Obtaining of Appropriate Regulatory
                        Approvals..............................       A-35

ARTICLE 5 -- COVENANTS
           5.1.       Corporate Governance.....................       A-35
           5.2.       Consultation.............................       A-35
           5.3.       Mutual Covenants.........................       A-35
           5.4.       Covenants Regarding Non-Solicitation.....       A-38
           5.5.       Notice of Superior Proposal
                        Determination..........................       A-39

                                                                   PAGE
                                                                 ---------
           5.6.       Access to Information....................       A-39
           5.7.       Mutual Standstill........................       A-41
           5.8.       Closing Matters..........................       A-41
           5.9.       Indemnification..........................       A-42
           5.10.      Executive Employment Agreements..........       A-42
           5.11.      JDS Bonuses..............................       A-42

ARTICLE 6 -- CONDITIONS
           6.1.       Mutual Conditions Precedent..............       A-42
           6.2.       Uniphase Parties Conditions..............       A-43
           6.3.       JDS Conditions...........................       A-44
           6.4.       Notice and Cure Provisions...............       A-45
           6.5.       Satisfaction of Conditions...............       A-45

ARTICLE 7 -- AMENDMENT
           7.1.       Amendment................................       A-45
           7.2.       Mutual Understanding Regarding
                        Amendments.............................       A-45

ARTICLE 8 -- TERMINATION
           8.1.       Termination..............................       A-46

ARTICLE 9 -- COMPENSATION AND OTHER ARRANGEMENTS
           9.1.       Uniphase's Compensation..................       A-47
           9.2.       JDS' Compensation........................       A-48
           9.3.       Limited Remedy...........................       A-49

ARTICLE 10 -- GENERAL
           10.1.      Notices..................................       A-50
           10.2.      Assignment...............................       A-50
           10.3.      Binding Effect...........................       A-50
           10.4.      Waiver and Modification..................       A-50
           10.5.      No Personal Liability....................       A-51
           10.6.      Further Assurances.......................       A-51
           10.7.      Expenses.................................       A-51
           10.8.      Public Statements........................       A-51
           10.9.      Governing Laws...........................       A-51
           10.10.     Severability.............................       A-51
           10.11.     Counterparts.............................       A-52

                     AMENDED AND RESTATED MERGER AGREEMENT

     MEMORANDUM OF AGREEMENT made as of the 29th day of April, 1999.

A M O N G :

              UNIPHASE CORPORATION,
              a corporation existing under the laws of the State of Delaware
              (hereinafter referred to as "Uniphase")

                                    - and -

              3506967 CANADA INC.,
              a corporation existing under the laws of Canada
              (hereinafter referred to as "Exchangeco")

                                    - and -

              JDS FITEL INC.,
              a corporation existing under the laws of Canada
              (hereinafter referred to as "JDS")

     WHEREAS Uniphase, Exchangeco and JDS entered into a memorandum of agreement (the "Merger Agreement") made as of January 28, 1999;

     AND WHEREAS pursuant to section 5.11 of the Merger Agreement, Uniphase and JDS agreed to use reasonable efforts to formulate an alternative structure for the consummation of the transactions contemplated by the Merger Agreement;

     AND WHEREAS Uniphase and JDS have agreed on an alternative structure and wish to amend and restate the Merger Agreement to reflect the alternative structure;

     NOW THEREFORE the parties hereto agree as follows:

                                   ARTICLE 1.
                                 INTERPRETATION

1.1.  DEFINITIONS

     In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

     1.1.1.   "1933 ACT" has the meaning ascribed thereto in section 2.6;

     1.1.2.   "1934 ACT" has the meaning ascribed thereto in section 2.5;

     1.1.3.   "ACQUISITION PROPOSAL" means:

           1.1.3.1. in the case of Uniphase, any merger or amalgamation of Uniphase and another Person, any take-over bid or tender offer for Uniphase, any sale of material assets of Uniphase (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material sale of shares or rights in Uniphase or interests therein or thereto or similar transactions involving Uniphase or any Material Subsidiary, or a proposal to do so, excluding the Arrangement; and

           1.1.3.2. in the case of JDS, any merger or amalgamation of JDS and another Person, any take-over bid or tender offer for JDS, any sale of material assets of JDS (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material sale of shares or rights in JDS or interests therein or thereto or similar transactions involving JDS or any of its material subsidiaries, or a proposal to do so, excluding the Arrangement and any sale by Furukawa of JDS Common Shares contemplated by section 2.8(b) of the Furukawa Support Agreement;

     1.1.4. "AFFILIATE", for the purpose of sections 3.1.28 and 3.2.32, has the meaning ascribed thereto in the COMPETITION ACT (Canada);

     1.1.5. "AMALCO" means the company continuing as a result of the Amalgamation;

     1.1.6. "AMALCO PREFERENCE SHARES" means the preference shares in the capital of Amalco having substantially the rights, privileges, restrictions and conditions set out in Appendix 2 to the Plan of Arrangement;

     1.1.7. "AMALGAMATION" means the amalgamation, to be effected pursuant to the Arrangement, of JDS, Amalgamation Subco, and the Holding Companies, if any, under the laws of Canada;

     1.1.8. "AMALGAMATION SUBCO" means 3592201 Canada Limited, a corporation existing under the laws of Canada, and being a subsidiary of Exchangeco;

     1.1.9. "APPROPRIATE REGULATORY APPROVALS" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out on Schedule 1.1.9 hereto;

     1.1.10. "ARRANGEMENT" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 7.1 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     1.1.11. "ARTICLES OF ARRANGEMENT" means the articles of arrangement of JDS in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made;

     1.1.12. "BUSINESS DAY" means any day on which commercial banks are open for business in New York, New York and Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America;

     1.1.13. "CBCA" means the CANADA BUSINESS CORPORATIONS ACT as now in effect and as it may be amended from time to time prior to the Effective Date;

     1.1.14. "CLASS A NON-VOTING PREFERENCE SHARES" means the Class A non-voting preference shares in the capital of Exchangeco;

     1.1.15. "CLASS B NON-VOTING PREFERENCE SHARES" means the Class B non-voting preference shares in the capital of Exchangeco having substantially the rights, privileges, restrictions and conditions set out in Appendix 3 to the Plan of Arrangement;

     1.1.16. "CONTRACTS" means in the case of JDS or Uniphase, any pending and/or executory contract, agreement, arrangement or understanding to which JDS or Uniphase, as the case may be, or any of its subsidiaries, is a party or by which JDS or Uniphase, as the case may be, or any of its subsidiaries, or any of their respective assets is bound or affected;

     1.1.17.  "COURT" means the Ontario Superior Court of Justice;

     1.1.18.  "DEPOSITORY" means CIBC Mellon Trust Company;

     1.1.19. "DIRECTOR" means the Director appointed pursuant to section 260 of the CBCA;

     1.1.20. "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in section 3.1 of the Plan of Arrangement;

     1.1.21. "EFFECTIVE DATE" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

     1.1.22. "EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Arrangement;

     1.1.23. "ENVIRONMENTAL LAWS" means all applicable Laws, including applicable common laws, relating to the protection of the environment and employee and public health and safety, including any such environmental laws relating to a discharge, spill, emission or other release, whether actual or potential, of any contaminant (as defined in the ENVIRONMENTAL PROTECTION ACT (Ontario)) and any other applicable legislation, regulation, guideline, policy or by-law as well as any order, directive or decision rendered by any Governmental Entity;

     1.1.24. "EXCHANGE RATIO" has the meaning ascribed thereto in the Plan of Arrangement;

     1.1.25. "EXCHANGEABLE ELECTED SHARE" has the meaning ascribed thereto in the Plan of Arrangement;

     1.1.26. "EXCHANGEABLE SHARE SUPPORT AGREEMENT" means an agreement to be made between Uniphase, Exchangeco and Uniphase Nova Scotia substantially in the form and content of Schedule 1.1.26 hereto, with such changes thereto as the parties hereto, acting reasonably, may agree;

     1.1.27. "EXCHANGEABLE SHARES" means exchangeable shares in the capital of Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 4 to the Plan of Arrangement;

     1.1.28. "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Date;

     1.1.29.  "FORM S-3" has the meaning ascribed thereto in section 2.6;

     1.1.30.  "FORM S-8" has the meaning ascribed thereto in section 2.6;

     1.1.31. "FURUKAWA" means The Furukawa Electric Co., Ltd., a corporation incorporated under the laws of Japan;

     1.1.32. "FURUKAWA SUPPORT AGREEMENT" means the support agreement dated as of January 28, 1999 and amended and restated as of the date hereof between Furukawa, Uniphase, Exchangeco and JDS;

     1.1.33. "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

     1.1.34. "HOLDING COMPANY" means a single-purpose holding company, which is resident in Canada and a taxable Canadian corporation for purposes of the INCOME TAX ACT (Canada), which has been formed or exists under the CBCA, which has one shareholder, provided that two or more shareholders holding shares of the holding company jointly shall be treated as one shareholder, which has no assets other than JDS Common Shares and no liabilities whatsoever, and in respect of which its shareholder has validly exercised the Holding Company Alternative by completing and delivering to the Depository the Holding Company Letter of Transmittal and Election Form and such other documents as the Depository, JDS or Uniphase may require on or before the JDS Election Deadline;

     1.1.35. "HOLDING COMPANY ALTERNATIVE" means the option of a JDS Shareholder which owns JDS Common Shares indirectly through a Holding Company to include such Holding Company in the Amalgamation and receive consideration therefor identical to that which would have been received by the Holding Company if such Holding Company was not so included;

     1.1.36. "HOLDING COMPANY LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form for use by JDS Shareholders exercising the Holding Company Alternative, in the form provided by JDS;

     1.1.37. "HOLDING COMPANY SHARES" means, in respect of a particular Holding Company, all the issued and outstanding shares in the capital of that Holding Company;

     1.1.38.  "INCLUDING" means including without limitation;

     1.1.39. "INFORMATION" means all information furnished under section 5.6.1 by either Uniphase or JDS (each a "Disclosing Party") to the other party (the "Receiving Party") relating to the business, assets, corporate structure, financial position and operations of the Disclosing Party, including, without limitation, all designs, documentation, business plans, architecture, copyright, trade-marks, patents, inventions, concepts, ideas, models, trade secrets, drawings, data, techniques, studies, records, knowledge, systems, ideas, know-how, source codes, object codes, manuals and other tangible or intangible information relating to the Disclosing Party's business, products or services together with all financial information, plans, corporate records, product information, analyses, compilations, forecasts, studies or other documents prepared by the Disclosing Party or its Representatives which contain or otherwise reflect such information. The term "Information" shall not include such portions of the Information which: (i) are or become generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives; or (ii) are received from an independent third party who had obtained the Information lawfully and was under no obligation of secrecy or confidentiality; or (iii) the Receiving Party can show were lawfully in its possession before the Receiving Party received such Information from the Disclosing Party; or (iv) the Receiving Party can show were independently developed by the Receiving Party or on its behalf by personnel having no access to the Information at the time of independent development;

     1.1.40. "INTELLECTUAL PROPERTY" means industrial and intellectual property including:

           1.1.40.1. all registered or unregistered trade-marks, trade names, business names, domain names, brand names, brands, designs, logos, identifying indicia and service marks, including any goodwill attaching thereto and all registrations and applications relating thereto (collectively, the "Trade-Marks");

           1.1.40.2. all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs;

           1.1.40.3. all copyrights, registrations and applications for registration of copyrights and works of authorship including all computer programs (including source code), databases and related works; and

           1.1.40.4. all processes, data, trade secrets, designs, know-how, product information, manuals, technology, research and development reports, technical information, technical assistance, design specifications, and similar materials recording or evidencing expertise or proprietary information;

     1.1.41. "INTERIM ORDER" means the interim order of the Court in respect of the Arrangement, as contemplated by section 2.3;

     1.1.42. "JDS CIRCULAR" means the notice of the JDS Meeting to be sent to holders of JDS Common Shares and the accompanying management information circular in connection with the JDS Meeting;

     1.1.43.  "JDS COMMON SHARES" means the common shares in the capital of JDS;

     1.1.44. "JDS DISCLOSURE LETTER" means that certain letter dated as of January 28, 1999 and delivered by JDS to Uniphase;

     1.1.45.  "JDS DOCUMENTS" has the meaning ascribed thereto in section 3.1.7;

     1.1.46. "JDS ELECTION DEADLINE" means 5:00 p.m. (local time) at the place of deposit on the date which is two Business Days after the date of the JDS Meeting;

     1.1.47. "JDS EMPLOYEE PLANS" has the meaning ascribed thereto in section 3.1.22;

     1.1.48.  "JDS EMPLOYEES" has the meaning ascribed hereto in section 3.1.21;

     1.1.49. "JDS MEETING" means the special meeting of holders of JDS Common Shares, including any adjournment thereof, to be called to consider the Arrangement;

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
     1.1.50. "JDS OPTIONS" means the JDS Common Share purchase options granted under JDS' discontinued stock option plan dated November 24, 1994 and JDS' stock option plan dated March 12, 1996 (collectively, the "JDS Plan"), as amended, and being outstanding and unexercised on the Effective Date;

     1.1.51.  "JDS PLAN" has the meaning ascribed thereto in section 1.1.50;

     1.1.52. "JDS RESOLUTION" means the special resolution of the holders of JDS Common Shares, to be substantially in the form and content of Schedule
     1.1.52 hereto;

     1.1.53. "JDS SHAREHOLDER" means a registered holder of JDS Common Shares or, as the context requires, a registered holder of Holding Company Shares;

     1.1.54. "LAWS" means all statutes, regulations, statutory rules, principles of law, orders, published policies and guidelines, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body (including The Toronto Stock Exchange or the Nasdaq National Market) or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

     1.1.55. "LICENSE AGREEMENTS" has the meaning ascribed thereto in section 1.1.56;

     1.1.56. "LICENSED INTELLECTUAL PROPERTY" means all Intellectual Property used under licenses and other contracts granting a license or other right to use such Intellectual Property ("License Agreements");

     1.1.57. "MATERIAL ADVERSE CHANGE" when used in connection with Uniphase or JDS, means any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence (i) relating to the Canadian or United States' economy or securities markets in general or (ii) relating to any change in the trading price of the JDS Common Shares or Uniphase Common Shares, respectively, related to the Arrangement or unrelated to any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of JDS or Uniphase, as the case may be, and its subsidiaries taken as a whole or (iii) disclosed in the Uniphase Disclosure Letter or the JDS Disclosure Letter;

     1.1.58. "MATERIAL ADVERSE EFFECT" when used in connection with Uniphase or JDS, means any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole;

     1.1.59.  "MATERIAL CONTRACT" means any Contract:

           1.1.59.1. for the purchase and sale of goods or services for an aggregate purchase price in excess of US$5,000,000;

           1.1.59.2. for the development or licensing of Intellectual Property which is not in the ordinary course of business or which creates liabilities or obligations which are not in the ordinary course of business; or

           1.1.59.3. for the purpose of analyzing, developing, purchasing or providing goods or services or for any business arrangement, asset acquisition or potential investment in excess of US$5,000,000;

     1.1.60. "MATERIAL SUBSIDIARY" means Uniphase Telecommunications Products, Inc., Uniphase Laser Enterprise AG, Uniphase Netherlands B.V. and Broadband Communications Products, Inc.;

     1.1.61.  "MEETINGS" means the JDS Meeting and the Uniphase Meeting;

     1.1.62. "MERGER AGREEMENT" means the memorandum of agreement among Uniphase, Exchangeco and JDS made as of January 28, 1999 which has been amended and restated by this Agreement;

     1.1.63. "NON-DISCLOSURE AGREEMENT" means the mutual non-disclosure agreement dated as of November 13, 1998 between Uniphase and JDS;

     1.1.64.  "OSC" means the Ontario Securities Commission;

     1.1.65. "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

     1.1.66. "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Schedule 1.1.66 hereto and any amendments or variations thereto made in accordance with section 7 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     1.1.67. "REPLACEMENT OPTION" has the meaning ascribed thereto in section 2.4.4;

     1.1.68. "REPRESENTATIVES" means all employees, directors, officers, agents, lawyers, accountants and financial advisors of a party including, but not limited to, BT Alex. Brown Incorporated, in the case of Uniphase, and CIBC Wood Gundy Securities Inc., in the case of JDS;

     1.1.69.  "SEC" means the United States Securities and Exchange Commission;

     1.1.70. "SECURITIES ACT" means the SECURITIES ACT (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Date;

     1.1.71. "SPECIAL VOTING SHARE" means the share of Special Voting Stock of Uniphase having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement;

     1.1.72.  "SUBSIDIARY" has the meaning ascribed thereto in the Securities
     Act;

     1.1.73. "SUPERIOR PROPOSAL" has the meaning ascribed thereto in section 5.4.1;

     1.1.74. "TAX" and "TAXES" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, AD VALOREM taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of section 6901 of the United States Internal Revenue Code or any other applicable Laws) of another entity or a member of an affiliated or combined group;

     1.1.75. "TAX RETURNS" means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax;

     1.1.76.  "TRADE-MARKS" has the meaning ascribed thereto in section 1.1.40;

     1.1.77. "TRUSTEE" means a Canadian trust company to be chosen by Uniphase and JDS to act as trustee under the Voting and Exchange Trust Agreement;

     1.1.78. "UNIPHASE CIRCULAR" means the notice of the Uniphase Meeting to be sent to holders of Uniphase Common Shares and the accompanying proxy statement in connection with the Uniphase Meeting, as supplemented or otherwise modified;

     1.1.79. "UNIPHASE COMMON SHARES" means the shares of common stock, US$0.001 par value of Uniphase;

     1.1.80. "UNIPHASE DISCLOSURE LETTER" means that certain letter dated as of January 28, 1999 and delivered by Uniphase to JDS;

     1.1.81. "UNIPHASE DOCUMENTS" has the meaning ascribed thereto in section 3.2.7;

     1.1.82. "UNIPHASE ELECTED SHARE" has the meaning ascribed thereto in the Plan of Arrangement;

     1.1.83.  "UNIPHASE EMPLOYEE PLANS" has the meaning ascribed thereto in section 3.2.21;

     1.1.84. "UNIPHASE EMPLOYEES" has the meaning ascribed thereto in section 3.2.21;

     1.1.85. "UNIPHASE MEETING" means the special meeting of holders of Uniphase Common Shares, including any adjournment thereof to be called to consider the Uniphase Proposal;

     1.1.86. "UNIPHASE NOVA SCOTIA" means 3025244 Nova Scotia Company, an unlimited company existing under the laws of Nova Scotia, and being an indirect wholly-owned subsidiary of Uniphase;

     1.1.87. "UNIPHASE OPTIONS" means the Uniphase Common Share purchase options granted under Uniphase's 1984 Amended and Restated Stock Option Plan, the Amended and Restated 1993 Flexible Stock Incentive Plan and the 1996 Non-qualified Stock Option Plan, (collectively, the "Uniphase Plan"), and being outstanding and unexercised on the Effective Date;

     1.1.88.  "UNIPHASE PARTIES" means Uniphase and Exchangeco, collectively;

     1.1.89.  "UNIPHASE PLAN" has the meaning ascribed thereto in section
     1.1.87;

     1.1.90. "UNIPHASE PROPOSAL" means the proposal to be made to the holders of the Uniphase Common Shares, to be substantially in the form and content of Schedule 1.1.90;

     1.1.91. "UNIPHASE RIGHTS AGREEMENT" means the rights agreement dated as of June 22, 1998, made between Uniphase and American Stock Transfer & Trust Company, as amended; and

     1.1.92. "VOTING AND EXCHANGE TRUST AGREEMENT" means an agreement to be made between Uniphase, Exchangeco and the Trustee substantially in the form and content of Schedule 1.1.92 hereto, with such changes thereto as the parties hereto, acting reasonably, may agree.

1.2.  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Agreement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article", "section" or "Schedule" followed by a number and/or a letter refer to the specified Article, section or Schedule of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3.  NUMBER, ETC.

     Unless the context otherwise requires, words importing the singular shall include the plural and VICE VERSA and words importing any gender shall include all genders.

1.4.  DATE FOR ANY ACTION

     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5.  MATERIAL

     The terms "material" and "materially" shall, when used in this Agreement, unless the context otherwise requires, be construed, measured or assessed on the basis of whether the matter or group of related matters would, or would reasonably be expected to, materially affect the business, assets, liabilities, financial condition, results of operations or prospects of a party and their respective subsidiaries taken as a whole, and, for the purposes of this Agreement, the terms "material fact" and "material change" shall have the meanings ascribed thereto under the Securities Act.

1.6.  ENTIRE AGREEMENT

     This Agreement and the agreements and other documents referred to herein constitute the entire agreement among the parties hereto pertaining to the terms of the Arrangement and ancillary arrangements and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement and such arrangements, including the Non-Disclosure Agreement.

1.7.  CURRENCY

     Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

1.8.  KNOWLEDGE

     In this Agreement, references to "to the knowledge of" means the actual knowledge of any of the Executive Officers of JDS or Uniphase, as the case may be, after reasonable inquiry, and such Executive Officers shall make such inquiry as is reasonable in the circumstances. For purposes of this Section 1.8. "Executive Officers" in the case of JDS means the Chief Executive Officer, the Chief Financial Officer, the Vice-President, Legal Affairs and the Vice-President, Finance, and in the case of Uniphase means the Chief Executive Officer, the Chief Financial Officer and the Senior Vice-President, Business Development.

                                   ARTICLE 2.
                                THE ARRANGEMENT

2.1.  IMPLEMENTATION STEPS BY JDS

     JDS covenants in favor of the Uniphase Parties that JDS shall:

     2.1.1. as soon as reasonably practicable, apply in a manner acceptable to the Uniphase Parties, acting reasonably, under section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

     2.1.2. convene and hold the JDS Meeting for the purpose of considering the JDS Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

     2.1.3. subject to obtaining such shareholder approval as is required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

     2.1.4. subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

2.2.  IMPLEMENTATION STEPS BY THE UNIPHASE PARTIES

     The Uniphase Parties covenant in favor of JDS that:

     2.2.1. Uniphase shall convene and hold the Uniphase Meeting for the purpose of considering the Uniphase Proposal (and for any other proper purpose as may be set out in the notice for such meeting); and

     2.2.2. they will adopt or cause to be adopted all directors' resolutions to be adopted by them or an affiliate thereof which are necessary to approve and effect the Arrangement and shall obtain or cause to be obtained all shareholder approvals required:

     2.2.3. Exchangeco shall issue Class A Non-Voting Preference Shares of a value equal to $10,000 (Cdn.) to an employee or service provider of Uniphase or an affiliate thereof prior to the Effective Time;

     2.2.4. Exchangeco shall cause Amalgamation Subco to issue preference shares of a value equal to $10,000 (Cdn.) to an employee or service provider of Uniphase or an affiliate thereof prior to the Effective Time; and

     2.2.5. immediately after the Amalgamation and coincident with and as part of the capital reorganization described in section 2.4.3, and subject to the satisfaction or waiver of the other conditions herein contained in favor of each such party:

           2.2.5.1. Uniphase, Exchangeco and Uniphase Nova Scotia shall execute and deliver the Exchangeable Share Support Agreement;

           2.2.5.2. Uniphase and Exchangeco shall execute and deliver the Voting and Exchange Trust Agreement; and

           2.2.5.3.  Uniphase shall issue to the Trustee the Special Voting
           Share.

2.3.  INTERIM ORDER

     The notice of motion for the application referred to in section 2.1.1 shall request that the Interim Order provide:

     2.3.1. for the class of Persons to whom notice is to be provided in respect of the Arrangement and the JDS Meeting and for the manner in which such notice is to be provided;

     2.3.2. that the requisite shareholder approval for the JDS Resolution shall be at least two-thirds of the votes cast on the JDS Resolution by holders of JDS Common Shares present in person or by proxy at the JDS Meeting (including the JDS Common Shares held by Furukawa);

     2.3.3. that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of JDS, including quorum requirements and all other matters, shall apply in respect of the JDS Meeting; and

     2.3.4.   for the grant of the Dissent Rights.

2.4.  ARTICLES OF ARRANGEMENT

     The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, provide substantially as follows:

     2.4.1. JDS, Amalgamation Subco and the Holding Companies, if any, shall amalgamate and continue as one corporation under the CBCA;

     2.4.2.   on the Amalgamation:

           2.4.2.1. each outstanding common share of Amalgamation Subco and each outstanding JDS Common Share deemed to be held by Uniphase Nova Scotia as a consequence of a JDS Shareholder exercising its Dissent Rights shall be converted into one fully paid and non-assessable common share in the capital of Amalco;

           2.4.2.2. each outstanding preference share of Amalgamation Subco shall be converted into one fully paid and non-assessable Amalco Preference Share;

           2.4.2.3. each outstanding JDS Common Shares that is not held (i) by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of its JDS Common Shares or (ii) by a Holding Company shall be converted into that number of fully paid and non-assessable Class B Non-Voting Preference Shares equal to the Exchange Ratio; and

           2.4.2.4. all Holding Company Shares in respect of a particular Holding Company shall be converted into that number of fully paid and non-assessable Class B Non-Voting Preference Shares equal to the product of the Exchange Ratio and the number of JDS Common Shares held by that Holding Company and the JDS Common Shares held by that Holding Company shall be cancelled;

     2.4.3. immediately after the Amalgamation Exchangeco shall effect the following capital reorganization:

           2.4.3.1. each outstanding Class B Non-Voting Preference Share shall be transferred by the holder thereof to Exchangeco (or an affiliate thereof) in exchange for, at the holder's election, one fully paid and non-assessable Uniphase Common Share or Exchangeable Share, as the case may be; provided that, notwithstanding the foregoing, holders of Class B Non-Voting Preference Shares who are not residents of Canada for the purposes of the INCOME TAX ACT (Canada) shall not be entitled to elect to receive Exchangeable Shares, and any such election made by any such holder shall be deemed to be an election to receive Uniphase Common Shares, in which case such Class B Non-Voting Preference Shares shall be deemed to be Uniphase Elected Shares and shall be transferred by the holder thereof to Uniphase Nova Scotia in exchange for an equal number of fully paid and non-assessable Uniphase Common Shares;

           2.4.3.2 each outstanding Class B Non-Voting Preference Share in respect of which an election has not been made by the holder thereof, or in respect of which an effective election has not been made, shall be deemed to be an Exchangeable Elected Share and shall be transferred by the holder thereof to Exchangeco in exchange for one fully paid and non-assessable Exchangeable Share; provided that, notwithstanding the foregoing, each Class B Non-Voting Preference Share in respect of which an election has not been made, or in respect of which an effective election has not been made, held by a holder who is not a resident of Canada for the purposes of the INCOME TAX ACT (Canada) shall be deemed to be a Uniphase Elected Share and shall be transferred by the holder thereof to Uniphase Nova Scotia in exchange for one fully paid and non-assessable Uniphase Common Share; and

           2.4.3.3. the Class B Non-Voting Preference Shares transferred to Exchangeco pursuant to sections 2.4.3.1 and 2.4.3.2 shall be cancelled, each Class B Non-Voting Preference Share transferred to Uniphase Nova Scotia pursuant to sections 2.4.3.1 and 2.4.3.2 shall be exchanged for one fully paid and non-assessable common share of Exchangeco, and the Class B Non-Voting Preference Shares so exchanged shall be cancelled; and

     2.4.4. each outstanding JDS Option will become an option (a "Replacement Option") to purchase a number of Uniphase Common Shares equal to the product of the Exchange Ratio multiplied by the number of JDS Common Shares subject to such JDS Option. Such Replacement Option shall provide for an exercise price per Uniphase Common Share equal to the exercise price per share of such JDS Option immediately prior to the Effective Time divided by the Exchange Ratio and converted into U.S. dollars based on the Noon Buying Rate reported by the Federal Reserve Bank on the Effective Date. If the foregoing calculation results in a Replacement Option being exercisable for a fraction of a Uniphase Common Share, then the number of Uniphase Common Shares subject to such Replacement Option shall be rounded down to the next whole number of Uniphase Common Shares and the total exercise price for the Replacement Option will be reduced by the exercise price of the fractional Uniphase Common Share. The term to expiry, conditions to and manner of exercising, and all other terms and conditions of such Replacement Option will otherwise be unchanged from those of the JDS Options, and any document or agreement previously evidencing a JDS Option shall thereafter evidence and be deemed to evidence such Replacement Option; provided that, immediately prior to the Effective Time, the Board of Directors of JDS may resolve to accelerate the vesting schedule for all or a portion of the JDS Options such that, immediately following the Effective Time, the corresponding Replacement Options shall be immediately exercisable.

2.5.  INFORMATION CIRCULARS

     As promptly as practicable after the execution and delivery of this Agreement, and in any event within 21 days thereafter, Uniphase and JDS shall revise the Uniphase Circular currently filed with the SEC, together with any other documents required by the Securities Act and the United States Securities Exchange Act of 1934, as amended (the "1934 Act") or other applicable Laws in connection with the Arrangement, file such revised Uniphase Circular and other documents with the SEC, and correspondingly revise the JDS Circular. Within five Business Days after any applicable consents and approvals of the Uniphase Circular have been obtained from the SEC, and provided that the Interim Order has been obtained by such time, JDS and Uniphase shall cause the JDS Circular or the Uniphase Circular, as applicable, and other documentation required in connection with the Meetings to be sent to each holder of JDS Common Shares and Uniphase Common Shares and filed as required by the Interim Order and applicable Laws.

2.6.  SECURITIES COMPLIANCE

     2.6.1. Uniphase and JDS shall use all reasonable efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance and exchange of the Class B Non-Voting Preference Shares and the issuance and first resale of (a) the Exchangeable Shares and Uniphase Common Shares issued pursuant to the Arrangement, (b) the Uniphase Common Shares issued upon exchange of the Exchangeable Shares from time to time, and (c) the Uniphase Common Shares issued from time to time upon the exercise of the Replacement Options, in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of Uniphase or JDS for purposes of Canadian federal, provincial or territorial securities Laws).

     2.6.2. Uniphase shall file a registration statement on Form S-3 (or other applicable form) (the "Form S-3") in order to register under the United States Securities Act of 1933, as amended (the "1933 Act"), the Uniphase Common Shares to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares, and shall use its reasonable commercial efforts to cause the Form S-3 to become effective at or prior to the Effective Time and to maintain the effectiveness of such registration for the period that such Exchangeable Shares remain outstanding.

     2.6.3. Uniphase shall file a registration statement on Form S-8 (or other applicable forms) (the "Form S-8") in order to register under the 1933 Act, the Uniphase Common Shares to be issued from time to time after the Effective Time upon the exercise of the Replacement Options, and shall use reasonable commercial efforts to cause the Form S-8 to become effective at or prior to the Effective Time and to maintain the effectiveness of such registration for the period of time that the Replacement Options remain outstanding and may be exercised.

2.7.  PREPARATION OF FILINGS

     2.7.1.   Uniphase and JDS shall cooperate in:

           2.7.1.1. the preparation of any application for the orders and the preparation of any required registration statements and any other documents reasonably deemed by Uniphase or JDS to be necessary to discharge their respective obligations under United States and Canadian federal, provincial, territorial or state securities Laws in connection with the Arrangement and the other transactions contemplated hereby;

           2.7.1.2. the taking of all such action as may be required under any applicable United States and Canadian federal, provincial, territorial or state securities Laws (including "blue sky laws") in connection with the issuance of the Class B Non-Voting Preference Shares, the Exchangeable Shares and the Uniphase Common Shares in connection with the Arrangement or the exercise of the Replacement Options; provided, however, that with respect to the United States "blue sky" and Canadian provincial qualifications neither Uniphase nor JDS shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of the Class B Non-Voting Preference Shares, the Exchangeable Shares, and the Uniphase Common Shares; and

           2.7.1.3. the taking of all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

     2.7.2. Each of Uniphase and JDS shall furnish to the other all such information concerning it and its shareholders as may be required for the effectuation of the actions described in sections 2.5 and 2.6 and the foregoing provisions of this section 2.7, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used.

     2.7.3. Uniphase and JDS shall each promptly notify the other if at any time before the Effective Time it becomes aware that the Uniphase Circular or the JDS Circular or an application for an order or a registration statement described in section 2.6 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Uniphase Circular or the JDS Circular or such application or registration statement. In any such event, Uniphase and JDS shall cooperate in the preparation of a supplement or amendment to the Uniphase Circular or the JDS Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of Uniphase or JDS and/or filed with the relevant securities regulatory authorities.

     2.7.4. Each of JDS and Uniphase shall ensure that the JDS Circular and the Uniphase Circular, respectively, complies with all applicable Laws and, without limiting the generality of the foregoing, that neither the JDS Circular nor the Uniphase Circular, as the case may be, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the other party hereto). Without limiting the generality of the foregoing, JDS shall ensure that the JDS Circular provides holders of JDS Common Shares with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the JDS Meeting and Uniphase shall ensure that the Uniphase Circular provides holders of Uniphase Common Shares with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Uniphase Meeting.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES

3.1.  REPRESENTATIONS AND WARRANTIES OF JDS

     Each of the representations and warranties contained in this section 3.1 is stated as of January 28, 1999, with the exception of the representations and warranties contained in section 3.1.3 which are stated as of the date hereof. JDS represents and warrants to and in favour of the Uniphase Parties, except as otherwise provided in the JDS Disclosure Letter, as follows and acknowledges that the Uniphase Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

     3.1.1.  ORGANIZATION.

           3.1.1.1. JDS has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and capacity to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares of capital stock and other ownership interests of its subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by JDS, free and clear of all material liens, claims or encumbrances and there are no outstanding options, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of its subsidiaries. JDS has disclosed in the JDS Disclosure Letter the names and jurisdictions of incorporation of each of its subsidiaries.

           3.1.1.2. JDS does not have any subsidiaries which are material in relation to the business and financial condition of JDS on a consolidated basis; for the purposes hereof, a subsidiary and its subsidiaries shall be considered material in relation to JDS if (i) the investments in and advances to the subsidiary and its subsidiaries by JDS and its other subsidiaries exceed five percent of the total assets of JDS and its subsidiaries on a consolidated basis as at May 31, 1998; or (ii) the equity of JDS and its other subsidiaries in the income from continuing operations before income taxes and extraordinary items of the subsidiary and its subsidiaries exceeds five percent of such income of JDS and its subsidiaries on a consolidated basis for JDS' fiscal year ended May 31, 1998.

           3.1.1.3. JDS does not have any ownership interest in any other Person, which interest is material in relation to the consolidated financial position of JDS.

     3.1.2. CAPITALIZATION. The authorized capital of JDS consists of an unlimited number of preference shares, issuable in series, and an unlimited number of JDS Common Shares. As of December 31, 1998 there were no preference shares issued or outstanding and 77,973,818 JDS Common Shares outstanding, and 4,542,078 JDS Common Shares were reserved, in the aggregate, for issuance in respect of the JDS Options. Except as described in the immediately preceding sentence, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating JDS or any subsidiary to issue or sell any shares of JDS or any of its subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of JDS, any subsidiary or any other Person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of JDS or any subsidiary. There have been no JDS Common Shares issued since November 30, 1998. All outstanding JDS Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of JDS or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the JDS Common Shares on any matter. There are no outstanding contractual obligations of JDS or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. No holder of securities issued by JDS has any right to compel JDS to register or otherwise qualify such securities for public sale in Canada or the United States.

     3.1.3.  AUTHORITY AND NO VIOLATION.

           3.1.3.1. JDS has the requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by JDS and the consummation of the transactions contemplated by this Agreement, have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, or the transactions contemplated hereby other than:

                   3.1.3.1.1. with respect to the JDS Circular and other matters relating solely to the implementation of the Arrangement, the approval of the Board of Directors of JDS; and

                   3.1.3.1.2. with respect to the completion of the Arrangement, the approval of at least two-thirds of the votes cast by the holders of the JDS Common Shares represented at the JDS Meeting.

           3.1.3.2. This Agreement has been duly executed and delivered by JDS and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

           3.1.3.3. The Board of Directors of JDS has (A) determined unanimously that the Arrangement is fair to the holders of the JDS Common Shares and is in the best interests of JDS, (B) received an opinion from CIBC Wood Gundy Securities Inc. that the transactions contemplated by this Agreement are fair from a financial point of view to the holders of the JDS Common Shares, (C) determined to recommend that the holders of the JDS Common Shares vote in favor of the Arrangement and (D) advised JDS that the members of the Board of Directors will vote the JDS Common Shares held by them directly or through a corporation wholly-owned by them in favor of the Arrangement and will so represent in the JDS Circular;

           3.1.3.4. The approval of this Agreement by JDS, the execution and delivery by JDS of this Agreement, and the performance by it of its obligations hereunder and the completion by it of the Arrangement and the transactions contemplated thereby, will not:

                   3.1.3.4.1. result in a violation or breach of, require any consent to be obtained under or give rise to any material termination rights or material payment obligation under any provision of:

                       3.1.3.4.1.1. its certificate of incorporation, articles, by-laws or other charter documents;

                       3.1.3.4.1.2. subject to obtaining the Appropriate Regulatory Approvals relating to JDS, any Laws, regulation, order, judgement or decree; or

                       3.1.3.4.1.3. any Material Contract or material license, franchise or permit to which JDS is a party or by which it is bound;

                   3.1.3.4.2. give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

                   3.1.3.4.3. except as would not, individually or in the aggregate, have a Material Adverse Effect on JDS, result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair or limit the ability of JDS to carry on the business of JDS as and where it is now being carried on; or

                   3.1.3.4.4. except for the acceleration of vesting schedules for the JDS Options as contemplated by section 2.4.4 and the employment contracts contemplated by section 5.10, result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of

                   JDS or any subsidiary or increase any benefits otherwise payable under the JDS Plan or any JDS Employee Plan (as defined in section 3.1.22) or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

     No consent, approval, order or authorization of, or declaration or filing with or notice to, any Governmental Entity or other Person is required to be obtained by JDS and its subsidiaries in connection with the execution and delivery of this Agreement by JDS or the consummation by JDS of the transactions contemplated hereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the CBCA, (D) the Appropriate Regulatory Approvals relating to JDS and (E) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not individually or in the aggregate have a Material Adverse Effect.

     3.1.4. NO DEFAULTS. Neither JDS nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any contract, agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect.

     3.1.5.  INTELLECTUAL PROPERTY.

           3.1.5.1. The JDS Disclosure Letter contains a complete and accurate listing of all (i) registrations and applications relating to Intellectual Property which are owned by JDS or its subsidiaries and
           (ii) Licensed Intellectual Property material to JDS' business and the governing License Agreements.

           3.1.5.2.  Except as disclosed in the JDS Disclosure Letter:

                   3.1.5.2.1. JDS or its subsidiaries own the Intellectual Property and have the right to use the Licensed Intellectual Property used in JDS' business as currently conducted and material thereto ("JDS Intellectual Property" and "JDS Licensed Intellectual Property", respectively);

                   3.1.5.2.2. to the knowledge of JDS, all of the registered Intellectual Property listed in the JDS Disclosure Letter is duly and validly registered. JDS or a subsidiary of JDS is the owner of all JDS Intellectual Property, with good and marketable title thereto, free and clear of any and all liens;

                   3.1.5.2.3. to the knowledge of JDS, the JDS Intellectual Property and the conduct of the business of JDS and its subsidiaries do not infringe upon, violate or breach the Intellectual Property rights of any other Person;

                   3.1.5.2.4. there has been no unauthorized or improper use by JDS or its subsidiaries of the JDS Intellectual Property which has affected or could reasonably be expected to affect the validity or distinctiveness thereof or rights therein;

                   3.1.5.2.5. to the knowledge of JDS no Person is infringing any of the JDS Intellectual Property; and

                   3.1.5.2.6. neither JDS nor any subsidiary has received any written notice or claim challenging JDS or its subsidiaries respecting the validity of, use of or ownership of the JDS Intellectual Property, and to the knowledge of JDS, there are no facts upon which such a challenge could be made.

     3.1.6. YEAR 2000 COMPLIANCE. To JDS' knowledge, none of JDS' systems (including, without limitation, JDS' telecommunications, automation and computer related systems), assets or technology, including without limitation, JDS' Intellectual Property (including, without limitation, all computer software (including embedded software) and hardware owned or licensed by JDS or its subsidiaries or used by any of them) has or will have any Year 2000 Error (as hereinafter defined). For the purposes hereof, "Year 2000 Error" means (a) any failure of computer hardware or software products or technology properly to record, store, process, calculate or present calendar dates falling on and after (and if applicable, spans of time including) January 28, 1999 as a result of the occurrence, or use of data consisting of, such dates; (b) any failure of computer hardware or software products or technology to calculate any information dependent on or relating to dates on or after January 28, 1999 in the same manner, and with the same functionality, data integrity and performance, as such computer hardware or software products or technology records, stores, processes, calculates and presents calendar dates on or before January 28, 1999, or information dependent on or relating to such dates; or (c) any loss of functionality or performance with respect to the introduction of records or processing of data containing dates falling on or after January 28, 1999.

     3.1.7.  OSC REPORTS.

           3.1.7.1. JDS has furnished or made available to Uniphase true and complete copies of all forms, reports, schedules, prospectuses, statements and other documents filed by it with the OSC since March 1, 1996 and, prior to the Effective Time, JDS will have furnished Uniphase with true and complete copies of any additional documents filed with the OSC by JDS prior to the Effective Time (such forms, reports, schedules, prospectuses, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "JDS Documents").

           3.1.7.2. The JDS Documents are all forms, reports, schedules, prospectuses, statements or other documents required to be filed by it with the OSC since March 1, 1996. The JDS Documents, at the time filed, (i) did not contain any misrepresentation (as defined in the Securities Act) and (ii) complied in all material respects with the requirements of applicable securities Laws.

           3.1.7.3. JDS has not filed any confidential material change report with the OSC or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at January 28, 1999 remains confidential.

           3.1.7.4. JDS has publicly disclosed in the JDS Documents any information regarding any event, circumstance or action taken or failed to be taken by JDS or its subsidiaries which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     3.1.8. FINANCIAL STATEMENTS. The financial statements of JDS, including the notes thereto, included in the JDS Documents (the "JDS Financial Statements") complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of applicable Governmental Entities and the OSC with respect thereto as of their respective dates, and have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports to shareholders). The JDS Financial Statements present fairly the consolidated financial position and results of operations of JDS and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and the absence of notes thereto) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of JDS and its subsidiaries on a consolidated basis. There has been no change in JDS' accounting policies, except as described in the notes to the JDS Financial Statements, since May 31, 1998.

     3.1.9. ABSENCE OF CERTAIN CHANGES. Except as disclosed in publicly available reports filed by JDS with the OSC prior to January 28, 1999, since May 31, 1998 (the "JDS Balance Sheet Date"), JDS has conducted its business in the ordinary and regular course consistent with past practice and there has not occurred:

           3.1.9.1. any material change (as defined in the Securities Act) in its affairs or in its business, assets, liabilities, financial condition, results of operations or prospects;

           3.1.9.2. any acquisition, sale or transfer of any material asset of JDS or any of its subsidiaries other than in the ordinary course of business and consistent with past practice;

           3.1.9.3. any change in accounting methods or practices (including any change in depreciation or amortization policies or rates, or capitalized software policies) by JDS or any revaluation by JDS of any of its or any of its subsidiaries' assets;

           3.1.9.4. any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of JDS, or any direct or indirect redemption, purchase or other acquisition by JDS of any of its shares of capital stock;

           3.1.9.5. any material contract entered into by JDS or any of its subsidiaries, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material contract to which JDS or any of its subsidiaries is a party or by which it is bound;

           3.1.9.6. any agreement by JDS or any of its subsidiaries to do any of the things described in the preceding clauses 3.1.9.1 through
           3.1.9.5 (other than negotiations with Uniphase and its representatives regarding the transactions contemplated by this Agreement); or

           3.1.9.7. any agreement or arrangement to take any action which, if taken prior to January 28, 1999, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

     3.1.10. ABSENCE OF UNDISCLOSED LIABILITIES. JDS has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent), other than:

           3.1.10.1. those set forth or adequately provided for in the balance sheet included in JDS' audited financial statements as at and for the period ended May 31, 1998 (the "JDS Balance Sheet");

           3.1.10.2. those incurred in the ordinary course of business and not required to be set forth in the JDS Balance Sheet under Canadian generally accepted accounting principles;

           3.1.10.3. those incurred in the ordinary course of business since the JDS Balance Sheet Date and consistent with past practice; and

           3.1.10.4. those incurred in connection with the execution of this Agreement.

     3.1.11. MATERIAL CONTRACTS. None of JDS, its subsidiaries, nor to the knowledge of JDS any of the other parties thereto, is in default or breach of, in any material respect, nor has JDS or its subsidiaries received any notice of material default or termination under, any Material Contract and, to the knowledge of JDS, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. Except for the Material Contracts disclosed in the JDS Disclosure Letter, none of JDS nor its subsidiaries is a party to any (i) Contract which involves the payment to or by JDS or its subsidiaries of more than US$5,000,000 during any remaining year of the Contract or (ii) Contract not made in the ordinary course of business or which creates liabilities or obligations which are not in the ordinary course of business. True and complete copies of all JDS' Material Contracts, or where such Contracts are oral, true and complete written summaries of the terms thereof, have been furnished to or made available to Uniphase.

     3.1.12. CUSTOMERS AND SUPPLIERS. Since the JDS Balance Sheet Date, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any customer or group of customers which singly or in the aggregate provided more than 10% of the consolidated gross revenues of JDS and its subsidiaries for the fiscal year ended on the JDS Balance Sheet Date. JDS has no reason to believe that the benefits of any relationship with any of the customers or suppliers of JDS and its subsidiaries will not continue after the Effective Date in substantially the same manner as prior to January 28, 1999, assuming the completion on the Effective Date of the Arrangement. JDS has furnished or made available to Uniphase JDS' standard form product warranty provided to customers and except as set forth in the JDS Disclosure Letter, no JDS product warranty relating to a Contract for the sale of goods or services worth more than US$500,000 differs from the standard form in any material respect.

     3.1.13. INSURANCE. JDS has furnished or made available to Uniphase accurate particulars of the policies of insurance maintained by JDS and its subsidiaries at January 28, 1999, including the name of the insurer, the risks insured against and the amount of coverage. All such policies are in full force and effect. None of

     JDS or its subsidiaries or, to the knowledge of JDS, any of the other parties thereto, is in default or breach of, whether as to the payment of premiums or otherwise, nor has JDS or its subsidiaries received any notice of material default or termination under, any such policy and, to the knowledge of JDS, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. There is no reason to believe that any of the existing insurance policies of JDS and its subsidiaries will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy. True and complete copies of all the existing insurance policies of JDS and its subsidiaries have been provided to Uniphase.

     3.1.14. BOOKS AND RECORDS. The books, records and accounts of JDS and its subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of JDS and its subsidiaries and (iii) accurately and fairly reflect the basis for the JDS consolidated financial statements. JDS has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary
     (A) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets.

     3.1.15. LITIGATION, ETC. There is no claim, action, proceeding or investigation pending or, to the knowledge of JDS, threatened against or relating to JDS or any of its subsidiaries affecting any of their properties, licenses or assets before any court or Governmental Entity or regulatory authority or body that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement, nor is JDS aware of any basis for any such claim, action, proceeding or investigation. Neither JDS nor any of its subsidiaries, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect, that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of a material amount of money as a condition to or a necessity for the right or ability of JDS or any of its material subsidiaries, as the case may be, to conduct its business in any manner in which it has been carried on prior to January 28, 1999, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement.

     3.1.16. ENVIRONMENTAL. All operations of JDS and its subsidiaries have been conducted, and are now, in compliance with all Environmental Laws. Except as JDS has publicly disclosed in documents filed with the OSC since January 1, 1998, JDS is not aware that it or any subsidiary is subject to:

           3.1.16.1. any governmental or regulatory remedial or control action, proceeding, application, order or directive which relates to environmental, health or safety matters or any investigation or evaluation concerning environmental, health or safety matters; or

           3.1.16.2. any demand or notice with respect to the breach of, or liability under, any Environmental Laws and JDS is not aware of facts or circumstances that could reasonably be expected to result in any such action, proceeding, application, order, directive, demand, or notice to which it or any subsidiary would be subject.

     3.1.17. ZONING AND OTHER MATTERS RELATING TO REAL PROPERTY.

           3.1.17.1. The buildings and other structures located on the real property owned or leased by JDS or its subsidiaries (the "JDS Property") and the operation and maintenance thereof, as now operated and maintained, comply in all material respects with all applicable Laws, municipal or otherwise; none of such buildings or other structures encroaches upon any land not owned or leased by JDS or its subsidiaries; and there are no restrictive covenants, municipal by-laws or other Laws which in any way restrict or prohibit the use of the JDS Property or such buildings or structures for the purposes for which they are presently being used.

           3.1.17.2. There are no expropriation or similar proceedings, actual or threatened, of which JDS or its subsidiaries has received notice against any of the JDS Property or any part thereof.

           3.1.17.3. No buildings or other structures located on the JDS Property contain any friable asbestos or any other substance containing asbestos and deemed hazardous by any Environmental Laws applicable to JDS or its subsidiaries.

     3.1.18. NO CONTAMINANTS. The JDS Property has not been and is not now used as a landfill or waste disposal site, nor to the knowledge of JDS, has any hazardous substance or contaminant been deposited in or disposed of on, in, under, or at, the JDS Property, nor, to the knowledge of JDS, has there been any release, spill, emission or discharge of any contaminant at the JDS Property which would give rise to any action or claim by a third party or a Governmental Entity relating to violation of or any liability under any such Environmental Laws or other requirements.

     3.1.19. TAX MATTERS.

           3.1.19.1. JDS and each of its subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all Taxes that are due and payable and JDS has provided adequate accruals in accordance with generally accepted accounting principles in its most recently published financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. JDS and each of its subsidiaries have made adequate provision in their respective books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. JDS and its subsidiaries have withheld from all payments made by them, or otherwise collected, all material amounts in respect of Taxes required to be withheld therefrom or collected by them, and have remitted same to the applicable Governmental Entity within the required time periods. Neither JDS nor any of its subsidiaries has any liability for the Taxes of any other Person.

           3.1.19.2. Neither JDS nor any subsidiary has received any written notification that any material issues have been raised (and are currently pending) by Revenue Canada, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and, no waivers of statutes of limitations have been given or requested with respect to JDS or any subsidiary. All Tax liability of JDS and its subsidiaries has been assessed for all fiscal years up to and including the fiscal year ended May 31, 1998. To the best of the knowledge of JDS, there are no material proposed (but unassessed) additional Taxes and none has been asserted. No Tax liens have been filed other than for Taxes not yet due and payable.

     3.1.20. NON-ARMS LENGTH TRANSACTIONS.

           3.1.20.1. None of JDS or its subsidiaries has made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee or shareholder of such company or any Person not dealing with it at arm's length (within the meaning of the INCOME TAX ACT (Canada)) or any affiliate of any of the foregoing, except as disclosed in the Financial Statements or in the JDS Disclosure Letter and except for usual compensation paid in the ordinary course of business consistent with past practice.

           3.1.20.2. Except as disclosed in the JDS Disclosure Letter and except for Contracts made solely between JDS and its subsidiaries and except for contracts of employment, none of JDS or its subsidiaries is a party to any Contract with any officer, director, employee or shareholder of such company or any Person not dealing with it at arm's length (within the meaning of the INCOME TAX ACT (Canada)) or any affiliate of any of the foregoing.

     3.1.21. EMPLOYEES. The JDS Disclosure Letter lists all employees employed by, and all individuals engaged on a contractual basis to provide employment or sales services to JDS or any of its subsidiaries as at January 28, 1999 (the "JDS Employees"). For each of the ten most highly compensated JDS Employees, the JDS Disclosure Letter lists such employee's date of hire, title or classification, rate of salary, commission or bonus entitlements (if any) and any other benefits extended to, or circumstances unique to each such employee. Except as described in the JDS Disclosure Letter: neither JDS nor any of its subsidiaries is a party to or bound by any Contracts relating to employment, severance, retention, bonus or confidentiality or any consulting Contracts with any JDS Employee or former employee of JDS or any of its subsidiaries, as to which unsatisfied obligations of JDS or any of its subsidiaries of greater than $75,000 (Cdn.) remain outstanding.

     3.1.22. EMPLOYEE BENEFIT PLANS.

           3.1.22.1. The JDS Disclosure Letter lists all the employee benefit, health, welfare, supplemental employment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock option or purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices applicable to the JDS Employees or to former employees of JDS or any of its subsidiaries which are currently maintained or participated in by JDS or its subsidiaries and each loan to a non-officer JDS Employee in excess of $40,000 (Cdn.), and each loan to an officer or director of JDS (the "JDS Employee Plans").

           3.1.22.2. All of the JDS Employee Plans are registered where required by, and are in good standing under, all applicable Laws or other legislative, administrative or judicial promulgations applicable to the JDS Employee Plans and there are no actions, claims, proceedings or governmental audits pending (other than routine claims for benefits) relating to JDS.

           3.1.22.3. All of the JDS Employee Plans have been administered and funded in material compliance with their terms and all applicable Laws or other legislative, administrative or judicial promulgations applicable to the JDS Employee Plans and there are no unfunded liabilities in respect of the JDS Employee Plans and all required contributions thereunder have been made in accordance with all applicable Laws or other legislative, administrative or judicial promulgations applicable to the JDS Employee Plans and the terms of such JDS Employee Plan.

           3.1.22.4. No amendments to any JDS Employee Plan have been promised and no amendments to any JDS Employee Plan will be made or promised prior to the Effective Date which affect or pertain to the JDS Employees.

           3.1.22.5. True and complete copies of all the JDS Employee Plans as amended as of January 28, 1999 and, if available, current plan summaries and employee booklets in respect thereof as are applicable to the JDS Employees and all related documents or, where oral, written summaries of the terms thereof, have been made available to Uniphase; for the purpose of the foregoing, related documents means all current plan documentation and amendments relating thereto, summary plan descriptions and summaries of material modifications, if any, all related trust agreements, funding agreements and similar agreements, the most recent annual reports filed with any Governmental Entity, and the three most recent actuarial reports, if any, related thereto.

           3.1.22.6. There are no agreements or undertakings by JDS or any of its subsidiaries to provide post-retirement profit sharing, medical, health, life insurance or other benefits to JDS Employees or any former employee of JDS or any of its subsidiaries.

           3.1.22.7. The assets of each JDS Employee Plan which is a registered pension plan are at least equal to the liabilities, contingent or otherwise of such plan on a plan termination basis and each such plan is fully funded on a going concern and solvency basis in accordance with its terms, applicable actuarial assumptions and applicable laws.

     3.1.23. LABOUR MATTERS. Neither JDS nor any of its subsidiaries is bound by or a party to any collective bargaining Contracts with any trade union, counsel of trade unions, employee bargaining agent or affiliated bargaining agent (collectively, "labour representatives"), and neither JDS nor any of its subsidiaries has conducted any negotiations with respect to any such future Contracts; no labour representatives hold bargaining rights with respect to any JDS Employees; no labour representatives have applied to have JDS or any of its subsidiaries declared a related employer pursuant to the LABOUR RELATIONS

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
     ACT (Ontario); there are no current or threatened attempts to organize or establish any trade union or employee association with respect to JDS or any of its subsidiaries; there is no strike, dispute, slowdown, lockout, shutdown, work stoppage, unresolved material labour union grievance, labour arbitration, unfair labour practice, successor rights or common employer proceeding or other concerted action or formal grievance existing against JDS or any of its subsidiaries.

     3.1.24. CIRCULARS. The information relating to JDS and its subsidiaries to be contained in the JDS Circular, the Uniphase Circular or any amendment thereto (including any information referred to therein or incorporated therein by reference) will be accurate and complete in all material respects as at the date thereof, on the date each such circular is mailed to Uniphase's or JDS' shareholders and at the time of the Meetings and will not contain a misrepresentation (as such term is defined in the Securities
     Act) as at each such date.

     3.1.25. COMPLIANCE WITH LAWS. JDS and its material subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees. Without limiting the generality of the foregoing, all securities of JDS (including, without limitation, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

     3.1.26. RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon JDS or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of JDS or any of its material subsidiaries, any acquisition of property by JDS or any of its material subsidiaries or the conduct of business by JDS or any of its material subsidiaries as currently conducted.

     3.1.27. REPRESENTATIONS COMPLETE. None of the representations or warranties made by JDS herein or in any Schedule hereto, including the JDS Disclosure Letter, or the JDS Documents, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     3.1.28. ASSETS AND REVENUES IN CANADA. JDS, together with its affiliates, does not have assets in Canada, or gross revenues from sales in, from or into Canada, that exceed $400,000,000 (Cdn.) and $384,000,000 (Cdn.), respectively, in aggregate value as determined in accordance with the Notifiable Transaction Regulations promulgated under the COMPETITION ACT (Canada).

3.2.  REPRESENTATIONS AND WARRANTIES OF THE UNIPHASE PARTIES

     Each of the representations and warranties contained in this section 3.2 is stated as of January 28, 1999, with the exception of the representations and warranties contained in sections 3.2.3 and 3.2.27 which are stated as of the date hereof. The Uniphase Parties jointly and severally represent and warrant to and in favor of JDS, except as otherwise provided in the Uniphase Disclosure Letter, as follows and acknowledge that JDS is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

     3.2.1.  ORGANIZATION.

           3.2.1.1. Each of the Uniphase Parties and Uniphase's Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares of capital stock and other ownership interests of their subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by Uniphase, free and clear of all material liens, claims or encumbrances, and there are no outstanding options, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of its subsidiaries. Uniphase has disclosed in the Uniphase Disclosure Letter the names and jurisdictions of incorporation of each of its subsidiaries.

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
           3.2.1.2. Uniphase does not have any subsidiaries which are material in relation to the business and financial condition of Uniphase on a consolidated basis other than the Material Subsidiaries; for the purposes hereof, a subsidiary and its subsidiaries shall be considered material in relation to Uniphase if (i) the investments in and advances to the subsidiary and its subsidiaries by Uniphase and its other subsidiaries exceed five percent of the total assets of Uniphase and its subsidiaries on a consolidated basis as at June 30, 1998; or (ii) the equity of Uniphase and its other subsidiaries in the income from continuing operations before income taxes and extraordinary items of the subsidiary and its subsidiaries exceeds five percent of such income of Uniphase and its subsidiaries on a consolidated basis for Uniphase's fiscal year ended June 30, 1998.

           3.2.1.3. Neither Uniphase nor any Material Subsidiary has any ownership interest in any other Person, which interest is material in relation to the consolidated financial position of Uniphase.

     3.2.2.  CAPITALIZATION.

           3.2.2.1. The authorized capital of Uniphase consists of 1,000,000 shares of undesignated preferred stock issuable in series, of which 100,000 Series A Preferred Shares and 100,000 Series B Preferred Shares have been authorized and 100,000,000 Uniphase Common Shares. As of December 31, 1998 there were 39,683,763 Uniphase Common Shares, 100,000 Series A Preferred Shares and no Series B Preferred Shares issued and outstanding and 9,367,050 Uniphase Common Shares were reserved, in the aggregate, for issuance in respect of the Uniphase Options and pursuant to Uniphase's 1998 Employee Stock Purchase Plan. Except as described in the immediately preceding sentence and except pursuant to the Uniphase Rights Agreement, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Uniphase or any of its subsidiaries to issue or sell any shares of Uniphase or any of its subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of Uniphase, any subsidiary of Uniphase or any other Person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Uniphase or any subsidiary. There have been no Uniphase Common Shares issued since September 30, 1998. All outstanding Uniphase Common Shares and Series A Preferred Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of Uniphase or Exchangeco having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Uniphase Common Shares on any matter. There are no outstanding contractual obligations of Uniphase to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. No holder of securities issued by Uniphase has any right to compel Uniphase to register such securities for public sale in the United States.

           3.2.2.2. The authorized capital of Exchangeco consists of an unlimited number of common shares. As of January 28, 1999, there were 100 common shares of Exchangeco issued and outstanding.

     3.2.3.  AUTHORITY AND NO VIOLATION.

           3.2.3.1. Each of the Uniphase Parties has the requisite corporate power and authority to enter into this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by each of the Uniphase Parties and the consummation by each of the Uniphase Parties of the transactions contemplated by this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement have been duly authorized by its respective Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, the Exchangeable Share Support Agreement and the

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
           Voting and Exchange Trust Agreement or the transactions contemplated hereby or thereby, other than:

                   3.2.3.1.1. with respect to the Uniphase Circular, the creation and issuance of the Special Voting Share and the other matters relating solely to the implementation of the Arrangement, the approval by its Board of Directors;

                   3.2.3.1.2. in the case of Exchangeco, the amendment of its articles to create the Class A Non-Voting Preference Shares, the Class B Non-Voting Preference Shares and the Exchangeable Shares, to set out the rights, privileges, restrictions and conditions attaching to its common shares, and to delete the "private company" restrictions contained in its articles of incorporation (which amendment must also be approved by Uniphase Nova Scotia); and

                   3.2.3.1.3. with respect to the issuance by Uniphase of the Uniphase Common Shares issuable pursuant to the Arrangement, upon the exchange of the Exchangeable Shares, or upon exercise of the Replacement Options, the approval of at least a majority of the votes cast by the holders of the Uniphase Common Shares represented at the Uniphase Meeting, provided that a quorum is present.

           3.2.3.2. This Agreement has been duly executed and delivered by each of the Uniphase Parties and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity. Each of the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement will be duly executed and delivered by each of the Uniphase Parties party thereto and, when so executed and delivered, will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

           3.2.3.3. The Board of Directors of Uniphase has (A) determined unanimously that the Arrangement is fair to the holders of the Uniphase Common Shares and is in the best interests of Uniphase, (B) received an opinion from BT Alex.Brown Incorporated that the consideration to be paid by Uniphase to JDS Shareholders is fair from a financial point of view to the holders of the Uniphase Common Shares, (C) determined to recommend that the holders of the Uniphase Common Shares vote in favor of the Uniphase Proposal, and (D) advised Uniphase that the members of the Board of Directors will vote the Uniphase Common Shares held by them in favor of the Uniphase Proposal and will so represent in the Uniphase Circular.

           3.2.3.4. The approval of this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by the Uniphase Parties, the execution and delivery by each of the Uniphase Parties of this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement and the performance by it of its obligations hereunder and thereunder and the completion by them of the Arrangement and the transactions contemplated thereby, will not:

                   3.2.3.4.1. result in a violation or breach of, require any consent to be obtained under or give rise to any material termination rights or material payment obligation under any provision of:

                       3.2.3.4.1.1. its or any Material Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Material Subsidiary;

                       3.2.3.4.1.2. subject to obtaining the Appropriate Regulatory Approvals relating to the Uniphase Parties, any Laws, regulation, order, judgement or decree; or

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
                       3.2.3.4.1.3. any Material Contract or material license, franchise or permit to which it or any Material Subsidiary is party or by which it is bound;

                   3.2.3.4.2. give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

                   3.2.3.4.3. except as would not, individually or in the aggregate, have a Material Adverse Effect on either of the Uniphase Parties, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Material Subsidiary, or restrict, hinder, impair or limit the ability of Uniphase or any Material Subsidiary to carry on its business as and where it is now being carried on; or

                   3.2.3.4.4. result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Uniphase or any subsidiary or increase any benefits otherwise payable under the Uniphase Plan or the Uniphase Employee Plan (as defined in section 3.2.22) or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

           No consent, approval, order or authorization of, or declaration or filing with or notice to, any Governmental Entity or other Person is required to be obtained by any of the Uniphase Parties in connection with the execution and delivery of this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by the Uniphase Parties or the consummation by any of the Uniphase Parties of the transactions contemplated hereby or thereby other than
           (A) the Appropriate Regulatory Approvals relating to the Uniphase Parties, (B) any directors approvals required in connection with the creation and issue of the Special Voting Share and the filing of a certificate of designation relating thereto with the Secretary of State for the State of Delaware, (C) any shareholder approval required in connection with the issuance of the Uniphase Common Shares issuable upon exchange of the Exchangeable Shares or upon exercise of the Replacement Options and (D) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not individually or in the aggregate have a Material Adverse Effect.

     3.2.4. NO DEFAULTS. Neither Uniphase nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any contract, agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect.

     3.2.5.  INTELLECTUAL PROPERTY.

           3.2.5.1. The Uniphase Disclosure Letter contains a complete and accurate listing of all (i) registrations and applications relating to Intellectual Property which are owned by Uniphase or its subsidiaries and (ii) Licensed Intellectual Property material to Uniphase's business and the governing License Agreements.

           3.2.5.2.  Except as disclosed in the Uniphase Disclosure Letter:

                   3.2.5.2.1. Uniphase or its subsidiaries own the Intellectual Property and have the right to use the Licensed Intellectual Property used in Uniphase's business as currently conducted and material thereto ("Uniphase Intellectual Property" and "Uniphase Licensed Intellectual Property", respectively);

                   3.2.5.2.2. to the knowledge of Uniphase, all of the registered Intellectual Property listed in the Uniphase Disclosure Letter is duly and validly registered. Uniphase or a subsidiary of Uniphase is the owner of all Uniphase Intellectual Property, with good and marketable title thereto, free and clear of any and all liens;

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
                   3.2.5.2.3. to the knowledge of Uniphase, the Uniphase Intellectual Property and the conduct of the business of Uniphase and its subsidiaries do not infringe upon, violate or breach the Intellectual Property rights of any other Person;

                   3.2.5.2.4. there has been no unauthorized or improper use by Uniphase or its subsidiaries of the Uniphase Intellectual Property which has affected or could reasonably be expected to affect the validity or distinctiveness thereof or rights therein;

                   3.2.5.2.5. to the knowledge of Uniphase no Person is infringing or breaching any of the Uniphase Intellectual Property; and

                   3.2.5.2.6. neither Uniphase nor any subsidiary has received any written notice or claim challenging Uniphase or its subsidiaries respecting the validity of, use of or ownership of the Uniphase Intellectual Property, and to the knowledge of Uniphase, there are no facts upon which such a challenge could be made.

     3.2.6. YEAR 2000 COMPLIANCE. To Uniphase's knowledge, none of Uniphase's systems (including, without limitation, Uniphase's telecommunications, automation and computer related systems), assets or technology, including without limitation, Uniphase's Intellectual Property (including, without limitation, all computer software (including embedded software) and hardware owned or licensed by Uniphase or its subsidiaries or used by any of them) has or will have any Year 2000 Error (as hereinafter defined). For the purposes hereof, "Year 2000 Error" means (a) any failure of computer hardware or software products or technology properly to record, store, process, calculate or present calendar dates falling on and after (and if applicable, spans of time including) January 28, 1999 as a result of the occurrence, or use of data consisting of, such dates; (b) any failure of computer hardware or software products or technology to calculate any information dependent on or relating to dates on or after January 28, 1999 in the same manner, and with the same functionality, data integrity and performance, as such computer hardware or software products or technology records, stores, processes, calculates and presents calendar dates on or before January 28, 1999, or information dependent on or relating to such dates; or (c) any loss of functionality or performance with respect to the introduction of records or processing of data containing dates falling on or after January 28, 1999.

     3.2.7.  SEC REPORTS.

           3.2.7.1. Uniphase has furnished or made available to JDS true and complete copies of each statement, report, registration statement (including any prospectus filed pursuant to Rule 424(b) of the 1933
           Act), proxy statement and other filing filed with the SEC by Uniphase since March 1, 1996, and, prior to the Effective Time, Uniphase will have furnished JDS with true and complete copies of any additional documents filed with the SEC by Uniphase prior to the Effective Time (such statements, reports, registration statements, prospectuses, proxy statements and other filings, including schedules included therein, are referred to as the "Uniphase Documents").

           3.2.7.2. In addition, Uniphase has made available to JDS all exhibits to the Uniphase Documents filed prior to January 28, 1999, and will promptly make available to JDS all exhibits to any additional Uniphase Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Uniphase Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Uniphase nor any of its subsidiaries is in default thereunder.

           3.2.7.3. The Uniphase Documents are all statements, reports, registration statements, and other filings required to be filed by it with the SEC since March 1, 1996 and as of their respective filing dates, the Uniphase Documents complied in all material respects with the requirements of the 1934 Act, the 1933 Act and the rules and regulations promulgated thereunder, and none of the Uniphase Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Uniphase Document.

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
           3.2.7.4. Uniphase has publicly disclosed in the Uniphase Documents any information regarding any event, circumstance or action taken or failed to be taken by Uniphase or its subsidiaries which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     3.2.8. FINANCIAL STATEMENTS. The financial statements of Uniphase, including the notes thereto, included in the Uniphase Documents (the "Uniphase Financial Statements") complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of applicable Governmental Entities and the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Uniphase Financial Statements present fairly the consolidated financial position and results of operations of Uniphase and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and the absence of notes thereto) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Uniphase and its subsidiaries on a consolidated basis. There has been no change in Uniphase accounting policies, except as described in the notes to the Uniphase Financial Statements, since June 30, 1998.

     3.2.9. ABSENCE OF CERTAIN CHANGES. Except as disclosed in publicly available reports filed by Uniphase with the SEC prior to January 28, 1999, since June 30, 1998 (the "Uniphase Balance Sheet Date"), each of the Uniphase Parties has conducted its business in the ordinary and regular course consistent with past practice and there has not occurred:

           3.2.9.1. any material change in its affairs or in its financial condition, business, assets, liabilities, results of operations or prospects;

           3.2.9.2. any acquisition, sale or transfer of any material asset of Uniphase or any of its subsidiaries other than in the ordinary course of business and consistent with past practice;

           3.2.9.3. any change in accounting methods or practices (including any change in depreciation or amortization policies or rates, or capitalized software policies) by Uniphase or any revaluation by Uniphase of any of its or any of its subsidiaries' assets;

           3.2.9.4. any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Uniphase, or any direct or indirect redemption, purchase or other acquisition by Uniphase of any of its shares of capital stock;

           3.2.9.5. any material contract entered into by Uniphase or any of its subsidiaries, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material contract to which Uniphase or any of its subsidiaries is a party or by which it is bound;

           3.2.9.6. any agreement by Uniphase or any of its subsidiaries to do any of the things described in the preceding clauses 3.2.9.1 through
           3.2.9.5 (other than negotiations with JDS and its representatives regarding the transactions contemplated by this Agreement); or

           3.2.9.7. any agreement or arrangement to take any action which, if taken prior to January 28, 1999, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

     3.2.10. ABSENCE OF UNDISCLOSED LIABILITIES. Uniphase has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent), other than:

           3.2.10.1. those set forth or adequately provided for in the balance sheet included in Uniphase's Annual Report on Form 10-K for the period ended June 30, 1998 (the "Uniphase Balance Sheet");

           3.2.10.2. those incurred in the ordinary course of business and not required to be set forth in the Uniphase Balance Sheet under United States generally accepted accounting principles;

           3.2.10.3. those incurred in the ordinary course of business since the Uniphase Balance Sheet Date and consistent with past practice; and

           3.2.10.4. those incurred in connection with the execution of this Agreement.

     3.2.11. MATERIAL CONTRACTS. None of Uniphase, its subsidiaries, nor to the knowledge of Uniphase any of the other parties thereto, is in default or breach of, in any material respect, nor has Uniphase or its subsidiaries received any notice of material default or termination under, any Material Contract and, to the knowledge of Uniphase, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. Except for the Material Contracts disclosed in the Uniphase Disclosure Letter, none of Uniphase nor its subsidiaries is a party to any (i) Contract which involves the payment to or by Uniphase or its subsidiaries of more than US$5,000,000 during any remaining year of the Contract or (ii) Contract not made in the ordinary course of business or which creates liabilities or obligations which are not in the ordinary course of business. True and complete copies of all Uniphase's Material Contracts, or where such Contracts are oral, true and complete written summaries of the terms thereof, have been furnished to or made available to JDS.

     3.2.12. CUSTOMERS AND SUPPLIERS. Since the Uniphase Balance Sheet Date, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any customer or group of customers which singly or in the aggregate provided more than 10% of the consolidated gross revenues of Uniphase and its subsidiaries for the fiscal year ended on the Uniphase Balance Sheet Date. Uniphase has no reason to believe that the benefits of any relationship with any of the customers or suppliers of Uniphase and its subsidiaries will not continue after the Effective Date in substantially the same manner as prior to January 28, 1999, assuming the completion on the Effective Date of the Arrangement. Uniphase has furnished or made available to JDS Uniphase's standard form product warranty provided to customers and except as set forth in the Uniphase Disclosure Letter, no Uniphase product warranty relating to a Contract for the sale of goods or services worth more than US$500,000 differs from the standard form in any material respect.

     3.2.13. INSURANCE. Uniphase has furnished or made available to JDS accurate particulars of the policies of insurance maintained by Uniphase and its subsidiaries at January 28, 1999, including the name of the insurer, the risks insured against and the amount of coverage. All such policies are in full force and effect. None of Uniphase or its subsidiaries or, to the knowledge of Uniphase, any of the other parties thereto, is in default or breach of, whether as to the payment of premiums or otherwise, nor has Uniphase or its subsidiaries received any notice of material default or termination under, any such policy and, to the knowledge of Uniphase, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. There is no reason to believe that any of the existing insurance policies of Uniphase and its subsidiaries will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy. True and complete copies of all the existing insurance policies of Uniphase and its subsidiaries have been provided to JDS.

     3.2.14. BOOKS AND RECORDS. The books, records and accounts of Uniphase and its subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Uniphase and its subsidiaries and (iii) accurately and fairly reflect the basis for the Uniphase consolidated financial statements. Uniphase has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets.

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
     3.2.15. LITIGATION, ETC. There is no claim, action, proceeding or investigation pending or, to the knowledge of Uniphase, threatened against or relating to Uniphase or any of its subsidiaries or affecting any of their properties, licenses or assets before any court or Governmental Entity or regulatory authority or body that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement, nor is Uniphase aware of any basis for any such claim, action, proceeding or investigation. Neither Uniphase nor any of its subsidiaries, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect, that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of a material amount of money as a condition to or a necessity for the right or ability of Uniphase or any of its material subsidiaries, as the case may be, to conduct its business in any manner in which it has been carried on prior to January 28, 1999, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement.

     3.2.16. ENVIRONMENTAL. All operations of Uniphase and its subsidiaries have been conducted, and are now, in compliance with all Environmental Laws. Except as Uniphase has publicly disclosed in documents filed with the SEC since January 1, 1998, Uniphase is not aware that it or any subsidiary is subject to:

           3.2.16.1. any governmental or regulatory remedial or control action, proceeding, application, order or directive which relates to environmental, health or safety matters or any investigation or evaluation concerning environmental, health or safety matters; or

           3.2.16.2. any demand or notice with respect to the breach of, or liability under, any Environmental Laws and Uniphase is not aware of facts or circumstances that could reasonably be expected to result in any such action, proceeding, application, order, directive, demand, or notice to which it or any subsidiary would be subject.

     3.2.17. ZONING AND OTHER MATTERS RELATING TO REAL PROPERTY.

           3.2.17.1. The buildings and other structures located on the real property owned or leased by Uniphase or its subsidiaries (the "Uniphase Property") and the operation and maintenance thereof, as now operated and maintained, comply in all material respects with all applicable Laws, municipal or otherwise; none of such buildings or other structures encroaches upon any land not owned or leased by Uniphase or its subsidiaries; and there are no restrictive covenants, municipal by-laws or other Laws which in any way restrict or prohibit the use of the Uniphase Property, buildings or structures for the purposes for which they are presently being used.

           3.2.17.2. There are no expropriation or similar proceedings, actual or threatened, of which Uniphase or its subsidiaries has received notice against any of the Uniphase Property or any part thereof.

           3.2.17.3. No buildings or other structures located on Uniphase Property contain any friable asbestos or any other substance containing asbestos and deemed hazardous by any Environmental Laws applicable to Uniphase or its subsidiaries.

     3.2.18. NO CONTAMINANTS. The Uniphase Property has not been and is not now used as a landfill or waste disposal site, nor to the knowledge of Uniphase, has any hazardous substance or contaminant been deposited in or disposed of on, in, under, or at, the Uniphase Property, nor, to the knowledge of Uniphase, has there been any release, spill, emission or discharge of any contaminant at the Uniphase Property which would give rise to any action or claim by a third party or a Governmental Entity relating to violation of or any liability under any such Environmental Laws or other requirements.

     3.2.19. TAX MATTERS.

           3.2.19.1. Uniphase and each of its subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all Taxes that are due and payable and Uniphase has provided adequate accruals in accordance with generally accepted accounting principles in its most recently published financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. Uniphase and each of its subsidiaries have made adequate provision in their respective books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Uniphase and its subsidiaries have withheld from all payments made by them, or otherwise collected, all material amounts in respect of Taxes required to be withheld therefrom or collected by them and have remitted same to the applicable Governmental Entity within the required time periods. Neither Uniphase nor any of its subsidiaries has any liability for the Taxes of any other Person.

           3.2.19.2. Neither Uniphase nor any subsidiary has received any written notification that any material issues have been raised (and are currently pending) by the United States Internal Revenue Service, Revenue Canada or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to Uniphase or any subsidiary. No Tax liens have been filed other than for Taxes not yet due and payable. Uniphase is not a party to any tax sharing agreement or similar arrangement.

     3.2.20. NON-ARM'S LENGTH TRANSACTIONS.

           3.2.20.1. None of Uniphase or its subsidiaries has made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee or shareholder of such company or any Person not dealing with it at arm's length (within the meaning of the INCOME TAX ACT (Canada)) or any affiliate of any of the foregoing, except as disclosed in the Financial Statements or in the Uniphase Disclosure Letter and except for usual compensation paid in the ordinary course of business consistent with past practice.

           3.2.20.2. Except as disclosed in the Uniphase Disclosure Letter and except for Contracts made solely between Uniphase and its subsidiaries and except for contracts of employment, none of Uniphase or its subsidiaries is a party to any Contract with any officer, director, employee or shareholder of such company or any Person not dealing with it at arm's length (within the meaning of the INCOME TAX ACT (Canada)) or any affiliate of any of the foregoing.

     3.2.21. EMPLOYEES. The Uniphase Disclosure Letter lists all employees employed by, and all individuals engaged on a contractual basis to provide employment or sales services to Uniphase or any of its subsidiaries as at January 28, 1999 (the "Uniphase Employees"). For each of the ten most highly compensated Uniphase Employees, the Uniphase Disclosure Letter lists such employee's name, date of hire, title or classification, rate of salary, commission or bonus entitlements (if any) and any other benefits extended to, or circumstances unique to each such employee. Except as described in the Uniphase Disclosure Letter, neither Uniphase nor any of its subsidiaries is a party to or bound by any Contracts relating to employment, severance, retention, bonus or confidentiality or any consulting Contracts with any Uniphase Employee or former employee of Uniphase or any of its subsidiaries written or otherwise, as to which unsatisfied obligations of Uniphase or any of its subsidiaries of greater than $75,000 (Cdn.) remain outstanding.

     3.2.22. EMPLOYEE BENEFIT PLANS.

           3.2.22.1. The Uniphase Disclosure Letter lists, with respect to Uniphase, any subsidiary of Uniphase and any trade or business (whether or not incorporated) which is treated as a single employer with Uniphase (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code (the "Code"),
           (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of US$25,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code section 129), life insurance or accident insurance plans, programs or arrangements,
           (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Uniphase and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Uniphase of greater than US$50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Uniphase or its subsidiaries (together, the "Uniphase Employee Plans").

           3.2.22.2. Uniphase has made available or furnished to JDS a copy of all documents creating or evidencing all of the Uniphase Employee Plans (including trust documents, insurance policies or contracts, summary plan descriptions and to the extent still in its possession, any material employee communications relating thereto) and has with respect to each Uniphase Employee Plan that is subject to the reporting and disclosure requirements of Title I of ERISA, provided or made available copies of all Forms 5500 required to be filed with any government entity for the 1997 plan year and the preceding two plan years, if any. Each Uniphase Employee Plan intended to qualify under Section 401(a) of the Code has either been determined by the Internal Revenue Service to so qualify with respect to the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such determination prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or official guidance published by the Internal Revenue Service. Uniphase has also furnished to JDS the most recent Internal Revenue Service determination letter issued with respect to each such Uniphase Employee Plan. Nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Uniphase Employee Plan subject to Code Section 401(a).

           3.2.22.3. (i) None of the Uniphase Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) no "prohibited transactions" (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Uniphase Employee Plan has been administered in accordance with its terms and, to the extent applicable, is in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) except as would not have, in the aggregate, a Material Adverse Effect, and Uniphase and each subsidiary or ERISA Affiliate has performed all obligations required to be performed by it under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Uniphase Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect, (iv) neither Uniphase nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Uniphase Employee Plans which have a Material Adverse Effect on any such parties; (v) all material contributions required to be made by Uniphase or any subsidiary or ERISA Affiliate to any Uniphase Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Uniphase Employee Plan for the current plan years; (vi) with respect to each Uniphase Employee Plan, no "reportable event" within the meaning of section 4043 of ERISA (including any such event for which the thirty (30) day notice requirement has been waived under the regulations to section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Uniphase Employee Plan is covered by, and neither Uniphase nor any subsidiary of an ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or
           Section 412 of the Code. With respect to each Uniphase Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Uniphase has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and

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
           timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Uniphase Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Uniphase is threatened, against or with respect to any such Uniphase Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Uniphase nor any Uniphase subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

           3.2.22.4. With respect to each Uniphase Employee Plan, Uniphase and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the COBRA and the proposed regulations thereunder and (ii) the applicable requirements of (A) the Family Leave Act of 1993 and the regulations thereunder, and (B) comparable provisions of state law and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

           3.2.22.5. There has been no amendment to, written interpretation or announcement (whether or not written) by Uniphase, any Uniphase subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Uniphase Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Uniphase's financial statements.

     3.2.23. LABOUR MATTERS. Neither Uniphase or any of its subsidiaries is bound by or a party to any collective bargaining Contracts with any trade union, counsel of trade unions, employee bargaining agent or affiliated bargaining agent (collectively, "labour representatives"), and neither Uniphase nor any of its subsidiaries has conducted any negotiations with respect to any such future Contracts; no labour representatives hold bargaining rights with respect to any Uniphase Employees; no labour representatives have applied to have Uniphase or any of its subsidiaries declared a related employer; there are no current or threatened attempts to organize or establish any trade union or employee association with respect to Uniphase or any of its subsidiaries; there is no strike, dispute, slowdown, lockout, shutdown, work stoppage, unresolved material labour union grievance, labour arbitration, unfair labour practice, successor rights or common employer proceeding or other concerted action or formal grievance existing against Uniphase or any of its subsidiaries.

     3.2.24. CIRCULARS. The information relating to Uniphase, Exchangeco and Uniphase's subsidiaries to be contained in the Uniphase Circular, the JDS Circular or any amendment thereto (including any information referred to therein or incorporated therein by reference) will be accurate and complete in all material respects as of the date thereof, on the date each such circular is first mailed to JDS' or Uniphase's shareholders and at the time of the Meetings and will not contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Meetings which has become false or misleading.

     3.2.25. COMPLIANCE WITH LAWS. Uniphase and its Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees. Without limiting the generality of the foregoing, all securities of Uniphase (including, without limitation, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

     3.2.26. RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Uniphase or any Material Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Uniphase or any Material Subsidiary, any acquisition of property by Uniphase or any Material Subsidiary or the conduct of business by Uniphase or any Material Subsidiary as currently conducted.

     3.2.27. CLASS B NON-VOTING PREFERENCE SHARES. The Class B Non-Voting Preference Shares to be issued in connection with the Arrangement will be duly and validly issued by Exchangeco on the Effective Date.

     3.2.28. EXCHANGEABLE SHARES. The Exchangeable Shares to be issued in connection with the Arrangement will be duly and validly issued by Exchangeco on the Effective Date.

     3.2.29. UNIPHASE COMMON SHARES. The Uniphase Common Shares to be issued pursuant to the Arrangement or upon the exchange from time to time of the Exchangeable Shares or upon the exercise from time to time of the Replacement Options will, in all cases, be duly and validly issued by Uniphase, fully paid and non-assessable and free of pre-emptive rights encumbrances, charges and liens on their respective dates of issue.

     3.2.30. FORM S-3. The information to be contained in the Form S-3 or any amendment thereto (including any information referred to therein or incorporated therein by reference) relating to Uniphase, Exchangeco and Uniphase's subsidiaries will be accurate and complete in all material respects as of its effective date and will not contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading.

     3.2.31. REPRESENTATIONS COMPLETE. None of the representations or warranties made by Uniphase herein or in any Schedule hereto, including the Uniphase Disclosure Letter, or the Uniphase Documents, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     3.2.32. ASSETS AND REVENUES IN CANADA. Uniphase, together with its affiliates, does not have assets in Canada, nor does it have gross revenues from sales in, from or into Canada, that exceed $16,000,000 (Cdn.) in aggregate value as determined in accordance with the Notifiable Transaction Regulations promulgated under the COMPETITION ACT (Canada).

     3.2.33. RIGHTS AGREEMENT. Uniphase has taken all necessary action under or with respect to the Uniphase Rights Agreement to ensure that the approval, execution, delivery and performance of this Agreement, the consummation of the Arrangement at the Effective Time, and the consummation of the other transactions contemplated hereby and thereby, including the issuance of Uniphase Common Shares and Exchangeable Shares in the Arrangement and the issuance of Uniphase Common Shares thereafter in exchange for Exchangeable Shares or upon exercise of the Replacement Options, will not constitute a "Section 11(a)(ii) Event" or a "Section 13 Event" under and as defined in, or otherwise have any adverse effects under, the Uniphase Rights Agreement.

3.3.  INVESTIGATION

     Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of the other parties pursuant to this Agreement.

3.4.  SURVIVAL

     For greater certainty, the representations and warranties of JDS and each Uniphase Party contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the time immediately after the Effective Time.

                                   ARTICLE 4.
                              REGULATORY APPROVALS

4.1.  APPLICATIONS

     4.1.1. JDS and the Uniphase Parties covenant and agree to proceed diligently, in a coordinated fashion, to apply for and obtain the Appropriate Regulatory Approvals.

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
     4.1.2.   Without limiting the generality of section 4.1.1:

           4.1.2.1. As soon as practicable, each of JDS and Uniphase shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT of 1976 (United States) (the "HSR Act"), which filings and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of JDS and Uniphase shall cooperate fully with the other in connection with the preparation of such filings and shall use best efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the Arrangement under the HSR Act. Any and all filing fees required to be paid in connection with the premerger notification pursuant to the HSR Act shall be borne and paid equally by Uniphase and JDS.

           4.1.2.2. As soon as practicable, Uniphase shall file with Industry Canada, an application for review and any supplemental information (other than privileged information) which may be required in connection therewith pursuant to the INVESTMENT CANADA ACT (Canada) (the "ICA"), which filings will comply in all material respects with the requirements of the ICA. JDS shall cooperate fully with Uniphase in connection with the preparation of such filing and Uniphase shall use best efforts to respond to any requests for supplemental information from Industry Canada and to obtain the requisite approval of the Minister under the ICA, as applicable. Any and all filing fees required to be paid in connection with the application for review pursuant to the ICA shall be borne and paid by Uniphase.

4.2.  OBTAINING OF APPROPRIATE REGULATORY APPROVALS

     4.2.1. For purposes of this Agreement, no Appropriate Regulatory Approval shall be considered to have been obtained if it contains any condition that is materially onerous to the combined operations of Uniphase and JDS.

     4.2.2. No Appropriate Regulatory Approval shall be considered to have been obtained if an appeal has been instituted from the granting of any Appropriate Regulatory Approval and remains outstanding.

                                   ARTICLE 5.
                                   COVENANTS

5.1.  CORPORATE GOVERNANCE

     The parties agree that the corporate governance and related arrangements respecting Uniphase set out in Schedule 5.1 will become effective upon the completion of the Arrangement.

5.2.  CONSULTATION

     Subject to section 5.6 hereof and applicable Laws, JDS and Uniphase agree to consult with each other in making any filings with any Regulatory Authority with respect thereto, to enable the other party to review and comment on all such filings that are significant prior to the release thereof, to consider all such comments reasonably and in good faith, and to provide a copy of each such filing to the other party.

5.3.  MUTUAL COVENANTS

     Each of the parties covenants and agrees that, except as contemplated in this Agreement between January 28, 1999 and the Effective Date or the day on which this Agreement is terminated, whichever is earlier:

     5.3.1. except as previously disclosed in writing to the other party hereto, it shall and shall cause each of its subsidiaries to, conduct its and their respective businesses only in, and not take any action except in, the usual, ordinary course of business, consistent with past practice;

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     5.3.2.   except as previously disclosed in writing to the other party hereto, it shall not without the prior written consent of the other party hereto, which shall not be unreasonably withheld, directly or indirectly do or permit to occur any of the following:

           5.3.2.1. allot, reserve, set aside or issue, authorize or propose the allotment, reservation, setting aside or issuance of any shares in its capital stock or of any subsidiary thereof or any class or securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except (a) pursuant to the exercise of stock options or currently outstanding rights under existing compensation-related share issuance plans including the issuance of up to 100,000 Uniphase Common Shares pursuant to the Uniphase 1998 Employee Stock Purchase Plan; (b) for the granting of stock options to acquire common shares to be issued at market prices at the time of grant and consistent with past practice or as contemplated by section 6.3, and share issuances in respect thereof, or the granting of rights under existing compensation-related share issuance plans consistent with past practice; (c) in connection with the making of acquisitions provided that the consideration for which common shares are issued in respect of such acquisitions (including assumed debt or other obligations, and taking into account and assuming the exercise of any options, warrants, calls, conversion privileges or rights of any kind to acquire common shares) does not have a fair market value exceeding US$5,000,000 (excluding any transactions previously consented to by the other party in writing) in the aggregate; or (d) pursuant to the exercise in accordance with their terms of conversion rights attached to any currently issued and outstanding securities;

           5.3.2.2. amend or propose to amend its articles or by-laws, except Uniphase will propose to shareholders at the Uniphase Meeting to change the name of Uniphase to JDS Uniphase Corporation, to increase the authorized capital of Uniphase from 100,000,000 Uniphase Common Shares to 200,000,000 Uniphase Common Shares and to increase the number of Uniphase Common Shares reserved for issuance pursuant to the 1998 Employee Stock Purchase Plan, and Exchangeco will amend its articles to change its name and registered office, to authorize an unlimited number of Exchangeable Shares having rights, privileges, restrictions and conditions substantially as set out in Appendix 4 to the Plan of Arrangement, to authorize an unlimited number of Class B Non-Voting Preference Shares having rights, privileges, restrictions and conditions substantially as set out in Appendix 3 to the Plan of Arrangement, to authorize 10,000 Class A Non-Voting Preference Shares, to set out the rights, privileges, restrictions and conditions attaching to its common shares, and to delete the "private company" restrictions contained in its articles of incorporation;

           5.3.2.3. split, combine or reclassify any of its outstanding common shares or declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding shares;

           5.3.2.4. redeem, purchase or offer to purchase any of its common shares or any shares or other securities convertible into or exchangeable for common shares, unless otherwise permitted or required by the terms of such securities;

           5.3.2.5. it shall not authorize or propose, or enter into any agreement, arrangement or understanding (or permit any subsidiary to do so) with respect to (a) any acquisition of businesses, assets or securities the value of the consideration for which (including assumed debt or other obligations) would exceed US$5,000,000 individually (including in a series of related transactions) (excluding any transactions previously consented to in writing by the other party), or (b) any disposition of businesses, assets or securities the value of the consideration for which (including assumed debt or other obligations) would exceed US$5,000,000 individually (including in a series of related transactions) (excluding any transactions previously consented to in writing by the other party);

     5.3.3.   it shall:

           5.3.3.1. use its commercially reasonable efforts and cause each of its subsidiaries to use its commercially reasonable efforts to preserve intact their respective present business organizations

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
           and goodwill, to keep available the services of their present officers and employees and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business dealings with it or its subsidiaries; and

           5.3.3.2. promptly advise the other party orally and, if then requested, in writing of any Material Adverse Change, or any event which would reasonably be expected to become a Material Adverse Change, in respect of its or any of its subsidiaries' businesses and of any material Governmental Entity's or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     5.3.4. it shall not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated in this Agreement prior to the Effective Date without the prior written consent, which shall not be unreasonably withheld, of the other party to this Agreement;

     5.3.5. it shall continue to provide the other party hereto and its Representatives with information as reasonably requested by them from time to time concerning its business, assets, liabilities and affairs and its subsidiaries subject to and in accordance with this Agreement, and with access (on a basis that does not detract unreasonably from their performance of their business responsibilities) to its management and employees and the management and employees of its subsidiaries;

     5.3.6. it shall use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

     5.3.7. it shall use its commercially reasonable efforts to, and shall cause its subsidiaries to use their commercially reasonable efforts to perform all obligations required or desirable to be performed by it or any of its subsidiaries under this Agreement, it shall not take any action or shall refrain from taking any action that would be inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the transactions contemplated in this Agreement, and it shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, it shall and where appropriate, cause its subsidiaries to:

           5.3.7.1. use all commercially reasonable efforts to obtain the approvals of its shareholders to the Arrangement or Uniphase Proposal, as the case may be, subject, however to the exercise by the Board of Directors of its fiduciary duties as provided herein;

           5.3.7.2. apply for and use all reasonable efforts to obtain all Appropriate Regulatory Approvals relating to it or any of its subsidiaries;

           5.3.7.3. apply for and use all commercially reasonable efforts to obtain the Interim Order and the Final Order;

           5.3.7.4. defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

           5.3.7.5. use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

           5.3.7.6. effect all necessary registrations, filings and submissions of information required by Governmental Entities from the parties or any of their subsidiaries;

           5.3.7.7. cooperate with the other parties to this Agreement in connection with the performance by them of their obligations hereunder;

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
           5.3.7.8. subject to section 5.6 hereof and applicable Laws, shall make and cooperate in the making of all filings and applications and submissions of information under all Laws which are applicable in connection with the transactions contemplated herein and take all reasonable actions in connection therewith, including without limitation, in connection with the Appropriate Regulatory Approvals and by participating and appearing in any proceedings of either party before Governmental Entities, and use its reasonable best efforts to coordinate the parties' discussions with and responses to all Governmental Entities where both parties are seeking to obtain material approvals or make material filings;

           5.3.7.9. shall use its commercially reasonable efforts to conduct its affairs so as to (a) satisfy the condition precedent with respect to the accuracy of its representations and warranties contained in section 6.2 or section 6.3, as applicable and (b) ensure that its representations and warranties remain accurate until the Effective Date; and

           5.3.7.10. use all commercially reasonable efforts to hold the Meetings on the same day; and

     5.3.8.   in the case of Uniphase, it shall use all reasonable efforts to
     (i) cause the Class B Non-Voting Preference Shares and the Exchangeable Shares to be created, (ii) cause the Class B Non-Voting Preference Shares to be listed and posted for trading on The Toronto Stock Exchange by the Effective Date, (iii) cause the Exchangeable Shares to be listed and posted for trading on The Toronto Stock Exchange by the Effective Date, (iv) ensure that Exchangeco remains a "public corporation" within the meaning of the INCOME TAX ACT (Canada) for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by Uniphase or any of its affiliates) and (v) reserve sufficient Uniphase Common Shares for issuance upon the Arrangement and the exchange from time to time of the Exchangeable Shares and upon the exercise from time to time of the Replacement Options.

5.4.  COVENANTS REGARDING NON-SOLICITATION

     5.4.1. Neither JDS nor Uniphase shall, directly or indirectly, through any officer, director, employee, representative, financial advisor or agent of JDS or Uniphase, as the case may be, or any of its subsidiaries, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any Acquisition Proposal or inquiries or proposals in connection therewith, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw or modify the approval of the Board of Directors of JDS or Uniphase, as the case may be, of the transactions contemplated hereby in a manner adverse to the other, (iv) approve or recommend any Acquisition Proposal or (v) cause JDS or Uniphase, as the case may be, to enter into any agreement related to any Acquisition Proposal; provided, however, that, subject to section 5.5, but notwithstanding the preceding part of this section 5.4.1 and any other provision of this Agreement, nothing shall prevent the Board of Directors of JDS or Uniphase from considering, negotiating, approving, recommending to its shareholders or entering into an agreement in respect of an unsolicited BONA FIDE written Acquisition Proposal (x) that the Board of Directors of JDS or Uniphase determines in good faith, after consultation with financial advisors and after receiving a written opinion of outside counsel to the effect that it is appropriate that the Board of Directors of JDS or Uniphase take such action in order to discharge properly its fiduciary duties, would reasonably be expected to, if consummated in accordance with its terms, result in a transaction more favorable to its shareholders than the transaction contemplated by this Agreement and (y) that is received prior to the date that its shareholders have approved the Arrangement or the Uniphase Proposal, as the case may be (any such Acquisition Proposal being referred to herein as a "Superior Proposal").

     5.4.2. Each of JDS and Uniphase shall promptly notify the other party, at first orally and then in writing, of all current Acquisition Proposals, and of all future Acquisition Proposals, of which its directors or senior officers are or become aware, or any amendments to the foregoing, or any request for non-public information relating to JDS or Uniphase, as the case may be, or any of their subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of such party or any subsidiary by any Person that informs such party or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and

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
     conditions of any proposal and provide such details of the proposal, inquiry or contact as Uniphase or JDS, as the case may be, may reasonably request including the identity of the Person making such proposal, inquiry or contact.

     5.4.3. If JDS or Uniphase receives a request for material non-public information from a Person who proposes a BONA FIDE Acquisition Proposal in respect of JDS or Uniphase (the existence and content of which have been disclosed to the other party), and the Board of Directors of such party determines that such proposal would be likely to be a Superior Proposal pursuant to section 5.4.1 having received the advice referred to therein, then, and only in such case, the Board of Directors may, subject to the execution by such Person of a non-disclosure agreement containing a standstill provision substantially similar to that contained in section 5.7, provide such Person with access to information regarding the party and its subsidiaries; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such non-disclosure agreement from making the Acquisition Proposal, and provided further that such party sends a copy of any such non-disclosure agreement to the other party immediately upon its execution and the other party is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

     5.4.4. Each party hereto shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this section 5.4, and, for greater certainty, it shall be responsible for any breach of this section 5.4 by its financial advisors or other advisors or representatives.

5.5.  NOTICE OF SUPERIOR PROPOSAL DETERMINATION

     5.5.1. Each of JDS and Uniphase shall not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a non-disclosure agreement contemplated by section 5.4.3) on the basis that it would constitute a Superior Proposal unless (i) it has provided the other party with a copy of the Acquisition Proposal document which the Board of Directors of the recipient of the Acquisition Proposal (the "Recipient") has determined would be a Superior Proposal, and (ii) five Business Days shall have elapsed from the later of the date the other party received notice of the Recipient's proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date the other party received a copy of the Acquisition Proposal. Information provided under this section 5.5.1 shall constitute Information for purposes of section 5.6.2.

     5.5.2. During such five Business Day period, the Recipient acknowledges that the other party shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The Board of Directors of the Recipient will review any offer by the other party to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the other party's offer upon acceptance by the Recipient would result in the Acquisition Proposal not being a Superior Proposal. If the Board of Directors of the Recipient so determines, it will enter into an amended agreement with the other party reflecting the amended proposal. If the Board of Directors of the Recipient continues to believe, in good faith and after consultation with financial advisors and outside counsel, that the Acquisition Proposal is nonetheless a Superior Proposal and therefore rejects the amended proposal, the Recipient will pay to the other party the compensation payable to the other party under Article 9.

     5.5.3. JDS and Uniphase also acknowledge and agree that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of section 5.5.1 to initiate an additional five Business Day notice period.

5.6.  ACCESS TO INFORMATION

     5.6.1. Subject to sections 5.6.2 to and including 5.6.11 and applicable Laws, upon reasonable notice, each of JDS and Uniphase shall (and shall cause each of its subsidiaries to) afford the Representatives of the other party hereto access, during normal business hours from January 28, 1999 and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as

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
     well as to its management personnel, and, during such period, each party shall (and shall cause each of its subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as such party may reasonably request.

     5.6.2. The Information will be kept strictly confidential and shall not, without the prior written consent of the Disclosing Party, be disclosed by the Receiving Party, or by its Representatives, in any manner whatsoever, in whole or in part, and shall not be used by the Receiving Party or its Representatives other than in connection with the Arrangement. Moreover, the Receiving Party agrees to reveal the Information only to its Representatives who have a reasonable need to know the Information for the purposes of evaluating the Arrangement, who are informed by the Receiving Party of the confidential nature of the Information and who have agreed to act in accordance with the terms and conditions of this Agreement. Notwithstanding such agreement, the Receiving Party shall continue to be responsible for any breach of this Agreement by its Representatives and shall indemnify and save the Disclosing Party harmless from any breach by any of the Receiving Party's Representatives.

     5.6.3. The Receiving Party shall keep a record of the Information furnished to it, in any medium other than oral, and the location of such Information. All copies of the Information, except for that portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by the Receiving Party or its Representatives will be returned to the Disclosing Party immediately upon its request. That portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by the Receiving Party or its Representatives, will be destroyed upon the Disclosing Party's request and any oral Information will continue to be subject to the terms of this Agreement. Upon the request of the Disclosing Party, the Receiving Party shall provide a certificate certifying as to the complete return and destruction of all Information in accordance with the terms of this paragraph.

     5.6.4. The Receiving Party shall keep all of the Information disclosed or delivered to it, whether electronically stored or in a tangible form, segregated from all of its property and in a safe and secure environment and will protect and keep safe all of the Information disclosed from any loss, harm, theft, unauthorized use, tampering, sabotage, unauthorized duplication, destruction, addition, deletion, damage or interference whatsoever.

     5.6.5. The Receiving Party acknowledges that the Information is confidential and a valuable asset of the Disclosing Party and all right, title and interest in and to the Information (including all Intellectual Property) is and at all time shall remain the exclusive property of the Disclosing Party.

     5.6.6. The Receiving Party acknowledges that other than as contained in this Agreement none of the Disclosing Party, its Representatives or any of its or their respective affiliates makes any express or implied representation or warranty as to the accuracy or completeness of the Information.

     5.6.7. If the Receiving Party or anyone to whom the Receiving Party transmits the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, the Receiving Party will provide the Disclosing Party with prompt notice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party will furnish only that portion of the Information which it is advised, by written opinion of counsel, addressed to the Receiving Party and to the Disclosing Party, is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

     5.6.8. Without the prior written consent of the Disclosing Party until the earlier of the Effective Time and December 31, 2000, neither the Receiving Party nor any of its affiliates will, directly or indirectly, solicit for employment any person who is then employed or who, within the 90 day period prior to the date of such solicitation, was employed (either as an employee or a consultant) by the Disclosing Party.

     5.6.9. The Parties each acknowledge that disclosure of any Information may cause significant damage and harm to a Disclosing Party, its affiliates, subsidiaries and shareholders and that remedies at law may be inadequate to protect against breach of this Agreement, and the parties hereby in advance agree to the granting of injunctive relief in favour of the Disclosing Party without proof of actual damages, in addition to any other remedy the Disclosing Party may be entitled to.

     5.6.10. The parties acknowledge that certain information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of (i) preparing submissions or applications in order to obtain the Appropriate Regulatory Approvals, (ii) preparing the JDS Circular and the Uniphase Circular, (iii) avoiding conflicts and (iv) integrating the operations of Uniphase and JDS.

     5.6.11.  The provisions of sections 5.6.2 to and including 5.6.9 and this section 5.6.11 shall survive the termination of this Agreement.

5.7.  MUTUAL STANDSTILL

     During the period commencing on January 28, 1999 and continuing until the Effective Date or the termination of this Agreement, each of Uniphase and JDS agrees that it will not, otherwise than pursuant to this Agreement (including without limitation sections 2.4 and 5.5), the Arrangement and the transactions contemplated hereby and thereby or with the prior approval of the other, which approval may be given on such terms as the other may determine:

     5.7.1. in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the other;

     5.7.2. propose or offer to enter into, directly or indirectly, any merger or business combination involving the other or to purchase, directly or indirectly, a material portion of the assets of the other;

     5.7.3. directly or indirectly, solicit, or participate or join with any Person in the solicitation of any proxies to vote, to seek to advise or to influence any Person with respect to the voting of any voting securities of the other (but for greater certainty (a) JDS acknowledges that Uniphase and its agents and advisors will be entitled to solicit proxies and otherwise influence any Person to vote in favor of the Arrangement at the JDS Meeting and Uniphase acknowledges that JDS and its agents and advisors (including CIBC Wood Gundy Securities Inc.) will be entitled to solicit proxies and otherwise influence any Person to vote in favor of the Arrangement at the JDS Meeting; and (b) Uniphase acknowledges that JDS and its agents and advisors will be entitled to solicit proxies and otherwise influence any person to vote in favor of the Uniphase Proposal and JDS acknowledges that Uniphase and its agents and advisors (including BT Alex.Brown Incorporated) will be entitled to solicit proxies and otherwise influence any person to vote in favor of the Uniphase Proposal at the Uniphase Meeting);

     5.7.4. otherwise act alone or in concert with others to seek to control or to influence the management, Board of Directors or policies of the other;

     5.7.5. make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or

     5.7.6. advise, assist or encourage any of the foregoing or work in concert with others in respect of the foregoing.

For the purpose of this section 5.7, each reference to Uniphase or JDS shall include its subsidiaries and its successors. The termination of this Agreement shall also terminate any other agreements between the parties which have an effect similar to this section 5.7.

5.8.  CLOSING MATTERS

     Each of the Uniphase Parties and JDS shall deliver, at the closing of the transactions contemplated hereby, such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

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5.9.  INDEMNIFICATION

     5.9.1. Uniphase agrees that all rights to indemnification or exculpation now existing in favor of the directors or officers of JDS or any subsidiary as provided in its articles of incorporation or by-laws, a copy of which has been provided to Uniphase prior to January 28, 1999, in effect on January 28, 1999 shall survive the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Time and Uniphase hereby assumes, effective upon consummation of the Arrangement, all such liability with respect to any matters arising prior to the Effective Time.

     5.9.2. There shall be maintained in effect, for not less than six years from the Effective Time, coverage equivalent to that in effect under the current policies of the directors' and officers' liability insurance maintained by JDS which is no less advantageous, and with no gaps or lapses in coverages with respect to matters occurring prior to the Effective Time.

5.10. EXECUTIVE EMPLOYMENT AGREEMENTS

     5.10.1. Uniphase agrees that it will offer to retain those JDS Employees designated by the Chief Executive Officer of JDS and agreed to by the Chief Executive Officer of Uniphase on terms of employment consistent with
     Schedule 5.10, with employment agreements containing such terms becoming effective as of the Effective Time.

     5.10.2. Uniphase agrees that it will offer to retain those Uniphase Employees designated by the Chief Executive Officer of Uniphase and agreed to by the Chief Executive Officer of JDS on terms of employment consistent with Schedule 5.10, with employment agreements containing such terms becoming effective as of the Effective Time.

5.11. JDS BONUSES

     Uniphase agrees that JDS is entitled to allocate and pay a cash bonus of up to $4,000,000 (Cdn.) to JDS Employees designated by the Chief Executive Officer of JDS with the approval of the JDS compensation committee in accordance with JDS' existing employee bonus program in respect of JDS' 1999 fiscal year.

                                   ARTICLE 6.
                                   CONDITIONS

6.1.  MUTUAL CONDITIONS PRECEDENT

     The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of Uniphase on behalf of the Uniphase Parties and JDS on behalf of JDS:

     6.1.1. the Uniphase Proposal shall have been approved at the Uniphase Meeting by at least a majority of the votes cast by the holders of Uniphase Common Shares who are represented at the Uniphase Meeting;

     6.1.2. the Arrangement shall have been approved at the JDS Meeting by at least two-thirds of the votes cast by the holders of JDS Common Shares who are represented at the JDS Meeting;

     6.1.3. the Arrangement shall have been approved at the JDS Meeting in accordance with any conditions in addition to those set out in section
     6.1.2 which may be imposed by the Interim Order and which are satisfactory to each of JDS and Uniphase, acting reasonably;

     6.1.4. the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of JDS and Uniphase, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

     6.1.5. there shall not be in force any order or decree of a Governmental Entity restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding

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
     (other than an appeal made in connection with the Arrangement) of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Appropriate Regulatory Approvals which have been obtained;

     6.1.6. this Agreement shall not have been terminated pursuant to Article 8; and

     6.1.7. the Class B Non-Voting Preference Shares and the Exchangeable Shares issuable pursuant to the Arrangement shall have been conditionally approved for listing on The Toronto Stock Exchange, subject to the filing of required documentation, and the Uniphase Common Shares issuable pursuant to the Arrangement, upon exchange of the Exchangeable Shares from time to time and upon exercise of the Replacement Options from time to time shall have been approved for listing on the Nasdaq National Market, subject to notice of issuance.

6.2.  UNIPHASE PARTIES CONDITIONS

     The obligations of the Uniphase Parties to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for the Uniphase Parties' exclusive benefit and may be waived by Uniphase on behalf of the Uniphase Parties and any one or more of which, if not satisfied or waived, will relieve the Uniphase Parties of any obligation under this Agreement):

     6.2.1. all covenants of JDS under this Agreement to be performed on or before the Effective Date shall have been duly performed by JDS in all material respects;

     6.2.2. all representations and warranties of JDS under this Agreement which are qualified by materiality shall be true and correct and all other representations and warranties shall be true and correct in all material respects as of the Effective Date, in each case, as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties which are qualified by materiality shall be true and correct and all other representations and warranties shall be true and correct in all material respects, in each case, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and the Uniphase Parties shall have received a certificate of JDS addressed to the Uniphase Parties and dated the Effective Date, signed on behalf of JDS by two senior executive officers of JDS, confirming the same as at the Effective Date;

     6.2.3. between January 28, 1999 and the Effective Date, there shall not have occurred, in the judgment of Uniphase, acting reasonably, a Material Adverse Change to JDS;

     6.2.4. the Board of Directors of JDS shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by JDS and its subsidiaries, to permit the consummation of the Arrangement;

     6.2.5. the Board of Directors of JDS shall have made and shall not have modified or amended, in any material respect, prior to the JDS Meeting, an affirmative recommendation that the holders of the JDS Common Shares approve the Arrangement;

     6.2.6. the Appropriate Regulatory Approvals shall have been obtained in accordance with Article 4 and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings; and

     6.2.7. holders of no more than 5% of the issued and outstanding JDS Common Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) in respect of the Arrangement.

     The Uniphase Parties may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by the Uniphase Parties with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the Uniphase Parties in complying with their obligations hereunder.

6.3.  JDS CONDITIONS

     The obligations of JDS to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of JDS and may be waived by JDS and any one or more of which, if not satisfied or waived, will relieve JDS of any obligation under this Agreement):

     6.3.1. all covenants of the Uniphase Parties under this Agreement to be performed on or before the Effective Date shall have been duly performed by the Uniphase Parties in all material respects;

     6.3.2. all representations and warranties of the Uniphase Parties under this Agreement which are qualified by materiality shall be true and correct and all other representations and warranties shall be true and correct in all material respects as of the Effective Date, in each case, as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties which are qualified by materiality shall be true and correct and all other representations and warranties shall be true and correct in all material respects, in each case, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and JDS shall have received a certificate of each of the Uniphase Parties addressed to JDS and dated the Effective Date, signed on behalf of each of the Uniphase Parties by two senior executive officers of the relevant Uniphase Party, confirming the same as at the Effective Date;

     6.3.3. between January 28, 1999 and the Effective Date, there shall not have occurred, in the judgment of JDS, acting reasonably, a Material Adverse Change to Uniphase;

     6.3.4. the Boards of Directors of the Uniphase Parties shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Uniphase Parties to permit the consummation of the Arrangement and the issue of the Class B Non-Voting Preference Shares and the Exchangeable Shares contemplated thereby and the issue of Uniphase Common Shares pursuant to the Arrangement and upon the exchange from time to time of the Exchangeable Shares and the exercise from time to time of the Replacement Options;

     6.3.5. the Board of Directors of Uniphase shall have made and shall not have modified or amended, in any material respect, prior to the Uniphase Meeting, an affirmative recommendation that the holders of the Uniphase Common Shares approve the Uniphase Proposal;

     6.3.6. the Appropriate Regulatory Approvals shall have been obtained in accordance with Article 4 and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings;

     6.3.7. the Board of Directors of Uniphase shall have granted additional options in respect of an aggregate of 4,110,260 Uniphase Common Shares effective at the Effective Time to be allocated to those employees of JDS designated by the Chief Executive Officer of JDS with the approval of the JDS compensation committee. The exercise price for such options shall be equal to the closing price of the Uniphase Common Shares on the Nasdaq National Market on the Effective Date;

     6.3.8. The Form S-3 and the Form S-8 shall have been declared effective by the SEC under the 1933 Act. No stop order suspending the effectiveness of the Form S-3 or the Form S-8 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC;

     6.3.9. Exchangeco shall have adopted a shareholder rights plan pursuant to which holders of Exchangeable Shares will be granted rights to acquire Exchangeable Shares substantially on the same terms and conditions as holders of Uniphase Common Shares are entitled to acquire Series B Preferred Shares of Uniphase under the Uniphase Rights Agreement; and

     6.3.10. JDS shall have received confirmation from its counsel, Osler, Hoskin & Harcourt, that the tax opinion contained in the JDS Circular remains accurate.

     JDS may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by JDS with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by JDS in complying with its obligations hereunder.

6.4.  NOTICE AND CURE PROVISIONS

     6.4.1. The Uniphase Parties and JDS will give prompt notice to the other of the occurrence, or failure to occur, at any time from January 28, 1999 until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

           6.4.1.1. cause any of the representations or warranties of the other contained herein to be untrue or inaccurate in any material respect on the date made or on the Effective Date; or

           6.4.1.2. result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

     6.4.2. Neither the Uniphase Parties nor JDS may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in sections 6.1, 6.2 and 6.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Director, the Uniphase Parties have or JDS has, as the case may be, delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Uniphase Parties are or JDS is, as the case may be, asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Uniphase Parties are or JDS is, as the case may be, proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until the later of June 30, 1999 and the expiration of a period of 30 days from such notice. If such notice has been delivered prior to the date of the Meetings, such Meetings shall be postponed until the expiry of such period.

6.5.  SATISFACTION OF CONDITIONS

     The conditions precedent set out in sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Uniphase and JDS, a certificate of arrangement in respect of the Arrangement is issued by the Director.

                                   ARTICLE 7.
                                   AMENDMENT

7.1  AMENDMENT

     This Agreement may, at any time and from time to time before or after the holding of the JDS Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

     7.1.1. change the time for performance of any of the obligations or acts of the parties;

     7.1.2. waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

     7.1.3. waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

     7.1.4. waive compliance with or modify any conditions precedent herein contained;

provided, however, that any such change, waiver or modification does not invalidate any required security holder approval of the Arrangement.

7.2.  MUTUAL UNDERSTANDING REGARDING AMENDMENTS

     7.2.1. The parties will continue, from and after January 28, 1999 and through and including the Effective Date, to use their respective reasonable efforts to maximize present and future financial and tax planning opportunities for the shareholders of JDS, and for Uniphase and for JDS as and to the extent that the same shall not prejudice any party or its security holders. The parties will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

     7.2.2. The parties agree that if the Uniphase Parties or JDS, as the case may be, propose any amendment or amendments to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its shareholders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with the Uniphase Parties or JDS, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the security holders.

                                   ARTICLE 8.
                                  TERMINATION

8.1.  TERMINATION

     8.1.1. If any condition contained in sections 6.1 or 6.2 is not satisfied at or before the Effective Date to the satisfaction of the Uniphase Parties, then Uniphase on behalf of the Uniphase Parties may by notice to JDS terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, subject to the payment by JDS of the moneys payable to Uniphase under section 9.1.

     8.1.2. If any condition contained in sections 6.1 or 6.3 is not satisfied at or before the Effective Date to the satisfaction of JDS, then JDS may by notice to Uniphase on behalf of the Uniphase Parties terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, subject to the payment by Uniphase of the moneys payable to JDS under section 9.2.

     8.1.3. Subject to the JDS Disclosure Letter and the Uniphase Disclosure Letter, this Agreement may, at any time before or after the holding of the Meetings but not later than the Effective Date:

           8.1.3.1. be terminated by the mutual agreement of JDS and Uniphase (without further action on the part of JDS' shareholders or Uniphase's shareholders);

           8.1.3.2. be terminated by JDS, provided that JDS is not then in breach or default of any of its obligations hereunder, upon any determination by JDS' Board of Directors at the conclusion of the process set out in sections 5.4 and 5.5 that an Acquisition Proposal constitutes a Superior Proposal, subject to the payment by JDS of the moneys payable to Uniphase under section 9.1;

           8.1.3.3. be terminated by Uniphase, provided that Uniphase is not then in breach or default of any of its obligations hereunder, upon any determination by Uniphase's Board of Directors at the conclusion of the process set out in sections 5.4 and 5.5 that an Acquisition Proposal constitutes a Superior Proposal, subject to the payment by Uniphase of the moneys payable to JDS under section 9.2;

           8.1.3.4. be terminated by Uniphase on behalf of the Uniphase Parties if at any time after January 28, 1999:

                   8.1.3.4.1. the Board of Directors of JDS shall have approved or recommended any Superior Proposal, or determined at the conclusion of the process set out in sections 5.4 and 5.5 that any Acquisition Proposal is a Superior Proposal, or resolved to take any of the foregoing actions,

                   8.1.3.4.2. the Board of Directors of JDS shall have withdrawn or modified in a manner adverse to the Uniphase Parties the board's approval or recommendation of the Arrangement (other than as a direct result of and in direct response to a material breach by Uniphase of its obligations hereunder or a Material Adverse Change to Uniphase), or resolved to take any of the foregoing actions,

                   8.1.3.4.3. the holders of the JDS Common Shares shall fail to approve the Arrangement at the JDS Meeting, or

                   8.1.3.4.4. through the fault (whether by commission or omission) of JDS, the Arrangement is not, prior to July 31, 1999, submitted for the approval of the holders of the JDS Common Shares at the JDS Meeting and, for greater certainty, JDS shall not be at fault if the JDS Resolution is not submitted for the approval of the holders of the JDS Common Shares at the JDS Meeting by reason of the failure of the parties to obtain an Appropriate Regulatory Approval to be obtained on or before the date of the JDS Meeting (other than as a direct result of a material breach by JDS of its obligations hereunder), subject to the payment by JDS of the moneys payable to Uniphase under section 9.1; or

           8.1.3.5.  be terminated by JDS if at any time after January 28, 1999:

                   8.1.3.5.1. the Board of Directors of Uniphase shall have approved or recommended any Superior Proposal, or determined at the conclusion of the process set out in sections 5.4 and
                   5.5 that any Acquisition Proposal is a Superior Proposal, or resolved to take any of the foregoing actions,

                   8.1.3.5.2. the Board of Directors of Uniphase shall have withdrawn or modified in a manner adverse to JDS the board's approval or recommendation of the Arrangement (other than as a direct result of and in direct response to a material breach by JDS of its obligations hereunder or a Material Adverse Change to JDS), or resolved to take any of the foregoing actions,

                   8.1.3.5.3. the holders of the Uniphase Common Shares shall fail to approve the Uniphase Proposal at the Uniphase Meeting, or

                   8.1.3.5.4. through the fault (whether by commission or omission) of Uniphase, the Uniphase Proposal is not, prior to July 31, 1999, submitted for approval of the holders of the Uniphase Common Shares at the Uniphase Meeting and, for greater certainty, Uniphase shall not be at fault if the Uniphase Proposal is not submitted for the approval of the holders of the Uniphase Common Shares at the Uniphase Meeting by reason of the failure of the parties to obtain an Appropriate Regulatory Approval to be obtained on or before the date of the Uniphase Meeting (other than as a direct result of a material breach by Uniphase of its obligations hereunder), subject to the payment by Uniphase of the moneys payable to JDS under section 9.2.

     8.1.4. The Agreement shall automatically terminate upon termination by Furukawa of its obligations under the Furukawa Support Agreement pursuant to section 2.10 of the Furukawa Support Agreement.

     8.1.5. If the Effective Date does not occur on or prior to September 30, 1999, then this Agreement shall terminate, provided that JDS and the Uniphase Parties may mutually agree to extend such date.

     8.1.6. If this Agreement is terminated in accordance with the foregoing provisions of this section 8, no party shall have any further liability to perform its obligations hereunder except as otherwise contemplated hereby, and provided that, subject to section 9.3, neither the termination of this Agreement nor anything contained in this section 8.1.6 shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

                                   ARTICLE 9.
                      COMPENSATION AND OTHER ARRANGEMENTS

9.1.  UNIPHASE'S COMPENSATION

     9.1.1. If the Agreement is terminated pursuant to section 8.1.1 (solely relating to any condition in 6.2.4 or 6.2.5), 8.1.3.2, 8.1.3.4.1 or
     8.1.3.4.2, then JDS shall pay to Uniphase an amount equal to US$105,000,000 in immediately available funds to an account designated by Uniphase. Such payment shall be due (i) in the case of the event in section 8.1.1, at 11:00 a.m. on the first Business Day following such determination, (ii) in the case of the event in section 8.1.3.2, as to 50%, at 11:00 a.m. on the first Business Day following such determination and as to the balance, (a) if the Superior Proposal referred to in section 8.1.3.2 is consummated within nine months after this Agreement is terminated, at the time of such consummation, or (b) if a written agreement or other binding obligation which constitutes a Superior Proposal referred to in section
     8.1.3.2 is entered into within nine months after this Agreement is terminated and such Superior Proposal is consummated within 12 months after this Agreement is terminated, at the time of such consummation, (iii) in the case of the event in section 8.1.3.4.1, as to 50%, at 11:00 a.m. on the first Business Day following a decision of the Uniphase Board of Directors to terminate this Agreement, and as to the balance, (a) if the Superior Proposal referred to in section 8.1.3.4.1 is consummated within nine months after this Agreement is terminated, at the time of such consummation, or
     (b) if a written agreement or other binding obligation which constitutes a Superior Proposal referred to in section 8.1.3.4.1 is entered into within nine months after this Agreement is terminated and such Superior Proposal is consummated within 12 months after this Agreement is terminated, at the time of such consummation, and (iv) in the case of an event described in section 8.1.3.4.2, at 11:00 a.m. on the first Business Day following a decision of the Uniphase Board of Directors to terminate this Agreement.

     9.1.2. If the Agreement is terminated pursuant to section 8.1.1 (solely relating to any condition in section 6.2.1 or 6.2.2), 8.1.3.4.3 or 8.1.3.4.4, then JDS shall pay to Uniphase an amount equal to US$10,000,000 as payment in full of the Uniphase Parties' out-of-pocket costs and expenses in connection with the transactions contemplated by this Agreement, in immediately available funds to an account designated by Uniphase; provided that if, in the case of a termination in the case of section 8.1.3.4.3 or 8.1.3.4.4, an Acquisition Proposal shall have been made in respect of JDS and not affirmatively rejected by the Board of Directors at or before the time of the JDS Meeting, then JDS shall pay to Uniphase an amount equal to US$105,000,000 in immediately available funds to an account designated by Uniphase. Such payment shall be due (i) in the case of the termination pursuant to section 8.1.1, on the first Business Day following such termination, (ii) in the case of the event in 8.1.3.4.3 at 11:00 a.m. on the first Business Day following the JDS Meeting and (iii) in the case of the event in 8.1.3.4.4, at 11:00 a.m. on June 1, 1999.

     9.1.3. If, within the period commencing on January 28, 1999 and ending nine months after any termination of this Agreement pursuant to section
     8.1.3.4.3 or 8.1.3.4.4, an Acquisition Proposal in respect of JDS is consummated (the "JDS Transaction"), then JDS shall pay to Uniphase an additional fee of US$105,000,000 less any fees previously paid under section 9.1.2 or any damages awarded under this Agreement, in immediately available funds to an account designated by Uniphase whether before or simultaneously with the consummation of the JDS Transaction. JDS agrees that the payment of the fee to Uniphase required under this section 9.1.3 shall be a condition precedent to consummating the JDS Transaction.

     9.1.4.   Uniphase shall not be entitled to receive any payment under this section 9.1 if, at the time of delivery of the applicable notice of termination pursuant to section 8.1, Uniphase is in material breach of this Agreement or the Uniphase Meeting has taken place and Uniphase shareholders have failed to approve the Uniphase Proposal.

9.2.  JDS' COMPENSATION

     9.2.1. If the Agreement is terminated pursuant to section 8.1.2 (solely relating to any condition in 6.3.4 or 6.3.5), 8.1.3.3, 8.1.3.5.1 or
     8.1.3.5.2, then Uniphase shall pay to JDS an amount equal to US$105,000,000 in immediately available funds to an account designated by JDS. Such payment shall be due (i) in the case of the event in section 8.1.2, at 11:00 a.m. on the first Business Day following such determination, (ii) in the case of the event in section 8.1.3.3, as to 50%, at 11:00 a.m. on the first Business Day following such determination and as to the balance, (a) if the Superior Proposal referred to in section 8.1.3.3 is consummated within nine months after this Agreement is terminated, at the time of such consummation, or (b) if a written agreement or other binding obligation which constitutes a Superior Proposal referred to in section 8.1.3.3 is entered into within nine months after this Agreement is terminated and such Superior Proposal is consummated within 12 months after this Agreement is terminated, at the time of such consummation, (iii) in the case of the event in section 8.1.3.5.1, as to 50%, at 11:00 a.m. on the first Business Day following a decision of JDS' Board of Directors to terminate this Agreement and as to the balance, (a) if the Superior Proposal referred to in section 8.1.3.5.1 is consummated within nine months after this Agreement is terminated, at the time of such consummation, or (b) if a written agreement or other binding obligation which constitutes a Superior Proposal referred to in section 8.1.3.5.1 is entered into within nine months after this Agreement is terminated and such Superior Proposal is consummated within 12 months after this Agreement is terminated, at the time of such consummation, and (iv) in the case of an event described in section 8.1.3.5.2, at 11:00 a.m. on the first Business Day following a decision of JDS' Board of Directors to terminate this Agreement.

     9.2.2. If the Agreement is terminated pursuant to section 8.1.2 (solely relating to any condition in section 6.3.1 or 6.3.2), 8.1.3.5.3 or 8.1.3.5.4, then Uniphase shall pay to JDS an amount equal to US$10,000,000 as payment in full of JDS' out-of-pocket costs and expenses in connection with the transactions contemplated by this Agreement, in immediately available funds to an account designated by JDS; provided that if, in the case of a termination in the case of section 8.1.3.5.3 or 8.1.3.5.4, an Acquisition Proposal shall have been made in respect of Uniphase and not affirmatively rejected by the Board of Directors at or before the time of the Uniphase Meeting, then Uniphase shall pay to JDS an amount equal to US$105,000,000, in immediately available funds to an account designated by JDS. Such payment shall be due (i) in the case of the termination pursuant to section 8.1.2, on the first Business Day following such termination,
     (ii) in the case of the event in section 8.1.3.5.3, at 11:00 a.m. on the first Business Day following the Uniphase Meeting or (iii) in the case of the event in 8.1.3.5.4, at 11:00 a.m. on June 1, 1999.

     9.2.3. If, within the period commencing on January 28, 1999 and ending nine months after any termination of this Agreement pursuant to section
     8.1.3.5.3 or 8.1.3.5.4, an Acquisition Proposal in respect of Uniphase is consummated (the "Uniphase Transaction"), then Uniphase shall pay to JDS an additional fee of US$105,000,000 less any fees previously paid under section 9.2.2 or any damages awarded under this Agreement in immediately available funds to an account designated by JDS whether before or simultaneously with the consummation of the Uniphase Transaction. Uniphase agrees that the payment of the fee to JDS required under this section 9.2.3 shall be a condition precedent to consummating the Uniphase Transaction.

     9.2.4.   JDS shall not be entitled to receive any payment under this section 9.2 if, at the time of delivery of the applicable notice of termination pursuant to section 8.1, JDS is in material breach of this Agreement or the JDS Meeting has taken place and the JDS shareholders have failed to approve the JDS Resolution.

9.3.  LIMITED REMEDY

     9.3.1. For greater certainty, the parties hereto agree that the compensation to be received pursuant to this Article 9 is the sole remedy of the party receiving such payment provided that nothing shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement (including pursuant to section 5.6) or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

                                  ARTICLE 10.
                                    GENERAL

10.1. NOTICES

     All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by confirmed telecopy, in each case addressed to the particular party at:

     10.1.1.  If to JDS:

           JDS FITEL Inc.
           570 West Hunt Club Road
           Nepean, Ontario
           K2G 5W8
           Canada
           Attention:      Konstantin Kotzeff
                         Vice President, Legal Affairs & Corporate Secretary Telecopier No.: (613) 727-1852

     10.1.2.  If to Uniphase or to Exchangeco:

           Uniphase Corporation
           163 Baypointe Parkway
           San Jose, California 95134
           U.S.A.
           Attention:      Michael C. Phillips
                         Senior Vice President, Business Development
           Telecopier No.:  (408) 954-0540

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

10.2. ASSIGNMENT

     No party hereto may assign its rights or obligations under this Agreement or the Arrangement.

10.3. BINDING EFFECT

     This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors.

10.4. WAIVER AND MODIFICATION

     JDS and the Uniphase Parties may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent. No waiver of any provisions of this Agreement shall constitute a waiver of any other provision nor shall any such waiver constitute a continuous waiver unless otherwise expressly provided.

10.5. NO PERSONAL LIABILITY

     10.5.1. No director or officer of any Uniphase Party shall have any personal liability whatsoever to JDS under this Agreement, or any other document delivered in connection with the Arrangement on behalf of an Uniphase Party.

     10.5.2. No director or officer of JDS shall have any personal liability whatsoever to any Uniphase Party under this Agreement, or any other document delivered in connection with the Arrangement on behalf of JDS.

10.6. FURTHER ASSURANCES

     Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.7. EXPENSES

     10.7.1. Subject to Article 9, the parties agree that all out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

     10.7.2. The Uniphase Parties and JDS represent and warrant to each other that, except for any amounts owing to BT Alex.Brown Incorporated by Uniphase and CIBC Wood Gundy Securities Inc. by JDS, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Arrangement.

10.8. PUBLIC STATEMENTS

     Uniphase and JDS agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof.

10.9. GOVERNING LAWS

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

10.10.  SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.11.  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

UNIPHASE CORPORATION

By:

By:

3506967 CANADA INC.

By:

By:

JDS FITEL INC.

By:

By:

                                   APPENDIX B
                    INTERIM ORDER AND NOTICE OF APPLICATION

                                                       COURT FILE NO. 99-CL-3367

                           SUPERIOR COURT OF JUSTICE

                               (COMMERCIAL LIST)

                                                       TUESDAY, THE 11TH DAY
THE HONOURABLE MR. JUSTICE FARLEY                      OF MAY, 1999

       IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS

       ACT, R.S.C. 1985, CHAP. C-44, SECTION 192, AS AMENDED

                               and

       IN THE MATTER OF AN APPLICATION BY JDS FITEL INC.

       RELATING TO A PROPOSED ARRANGEMENT INVOLVING

       JDS FITEL INC. AND ITS SECURITYHOLDERS

                                 INTERIM ORDER

    THIS MOTION, made by the Applicant JDS FITEL Inc. ("JDS") for an interim order for advice and directions of the Court in connection with an application (the "Application") to approve an arrangement under section 192 of the CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, Chap. C-44, as amended (the "CBCA"), was heard this day at Toronto, Ontario.

     ON READING the Affidavit of Leo Lefebvre sworn May 6, 1999 (the "Affidavit") and the exhibits thereto, and on hearing the submissions of counsel for JDS, and counsel for Uniphase Corporation, no one appearing for the Director appointed under section 260 of the CBCA (the "Director") although served with notice,

1. THIS COURT ORDERS and declares that the service of the Motion Record, including the Affidavit and the Exhibits thereto on the Director is valid service.

2. THIS COURT ORDERS that JDS call, hold and conduct a special meeting (the "JDS Meeting") of the holders of its common shares (the "Common Shares") to, among other things, consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement") substantially in the form set forth in the Plan of Arrangement attached as Appendix C of Exhibit "A" to the Affidavit (the "Plan of Arrangement").

3. THIS COURT ORDERS that the JDS Meeting shall be called, held and conducted in accordance with the CBCA and the articles and by-laws of JDS, subject to the terms of this Order and subject to any further Order of this Court.

4. THIS COURT ORDERS that JDS is authorized to make such amendments, revisions or supplements to the Plan of Arrangement as it may determine pursuant to the terms of the Plan of Arrangement, and the Plan of Arrangement as so amended, revised or supplemented shall be the Plan of Arrangement submitted to the JDS Meeting and the subject of the Arrangement Resolution.

5. THIS COURT ORDERS that JDS, if it deems it advisable, is specifically authorized to adjourn or postpone the JDS Meeting on one or more occasions, without the necessity of first convening the JDS Meeting or first obtaining any vote of holders of Common Shares respecting the adjournment or postponement.

6.   THIS COURT ORDERS that:

    (i) the Notice of Application herein;

    (ii) the Notice of the JDS Meeting;

   (iii) the JDS Fitel Inc. Management Information Circular (the "Circular") and the Joint Supplement (the "Joint Supplement") in substantially the same form as contained in Exhibits "A" and "F" to the Affidavit (with such amendments thereto as counsel for JDS may advise are necessary or desirable, provided that such amendments are not inconsistent with the terms of this Order); and

    (iv) any other communication or documents determined by JDS to be necessary or appropriate,

     shall be distributed to the holders of Common Shares and holders of options of JDS, by:

           (a) mailing the same by prepaid ordinary mail to the holders of Common Shares in accordance with the CBCA at least twenty-one
               (21) days prior to the date of the JDS Meeting, excluding the date of mailing and the date of the JDS Meeting;

           (b) in the case of non-registered holders of JDS Common Shares by providing multiple copies of the Joint Supplement to intermediaries and registered nominees to facilitate the broad distribution of the Circular to non-registered holders of JDS Common Shares; and

           (c) by delivering to the holders of options of JDS at least twenty-one (21) days prior to the date of the JDS Meeting excluding the date of delivery and the date for the JDS Meeting;

     and that such mailing, delivery and distribution shall constitute good and sufficient service of notice of the Application, the JDS Meeting and the hearing in respect of the Application.

7. THE COURT ORDERS that the accidental omission to give notice of the JDS Meeting, or the non-receipt of such notice, shall not invalidate any resolution passed or proceedings taken at the JDS Meeting.

8. THIS COURT ORDERS that JDS is authorized to use the form of proxy, in substantially the same form attached as Exhibit "G" to the Affidavit, subject to JDS's ability to insert dates and other relevant information in the final form of proxy. JDS is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communication as it may determine.

9. THIS COURT ORDERS that votes shall be taken at the JDS Meeting on the basis of one (1) vote per Common Share and, subject to further Order of this court, the vote required to pass the Arrangement Resolution shall be the affirmative vote of not less than two-thirds of the votes cast (for this purpose any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast) by the holders of Common Shares present in person or represented by proxy at the JDS Meeting.

10. THIS COURT ORDERS that the only persons entitled to notice of or to attend the JDS Meeting shall be the holders of Common Shares as at the record date for the JDS Meeting, holders of valid proxies from such holders of Common Shares, JDS directors and auditors, and representatives of Uniphase Corporation and that the only persons entitled to be represented and to vote at the JDS Meeting shall be the holders of Common Shares as at the record date for the JDS Meeting subject to the provisions of the CBCA with respect to persons who become registered holders of shares after that date.

11. THIS COURT ORDERS that the holders of Common Shares shall be entitled to exercise rights of dissent and appraisal, in accordance with section 190 of the CBCA and to seek fair value for the Common Shares, provided that they give JDS written objection to the Arrangement Resolution by 5:00 p.m. Ottawa time on the day before the JDS Meeting and otherwise comply with section 190 of the CBCA and the Plan of Arrangement. For the purposes of these proceedings, the "court" referred to in section 190 of the CBCA means this Court.

12. THIS COURT ORDERS that upon approval by the holders of Common Shares of the Arrangement in the manner set forth in this Order, JDS may apply to this Honourable Court for approval of the Arrangement and that service of the Notice of Application herein, in accordance with paragraph 6 of this Order, shall constitute good and sufficient service of such Notice of Application pursuant to this Order and no other form of service need be made and no other material need be served on such persons in respect of these proceedings, and such service shall be effective on the fifth day after the Notice of Application is mailed.

13. THIS COURT ORDERS that the only persons entitled to notice of any further proceedings herein, including any hearing to sanction and approve the Arrangement, and to appear and to be heard thereon, shall be (a) solicitors for JDS, (b) solicitors for Uniphase Corporation, (c) the Director, and (d) persons who have filed an appearance herein in accordance with the RULES OF CIVIL PROCEDURE including services of said notice on JDS's solicitors, Osler, Hoskin & Harcourt P.O. Box 50, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, Attention: Andrew M. Diamond.

                                                       Court File No. 99-CL-3367

                           SUPERIOR COURT OF JUSTICE

                               (COMMERCIAL LIST)

       IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS

       ACT, R.S.C. 1985, CHAP. C-44, SECTION 192, AS AMENDED

                               and

       IN THE MATTER OF AN APPLICATION BY JDS FITEL INC.

       RELATING TO A PROPOSED ARRANGEMENT INVOLVING

       JDS FITEL INC. AND ITS SECURITYHOLDERS

                         AMENDED NOTICE OF APPLICATION

TO: ALL HOLDERS OF COMMON SHARES OF JDS FITEL INC.

    A LEGAL PROCEEDING HAS BEEN COMMENCED by the applicant. The claim made by the applicant appears on the following page.

     THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on June 30, 1999, at 10:00 a.m., or as soon after that time as the Application may be heard at 393 University Avenue, Toronto, Ontario.

     IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the rules of court, serve it on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

     IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

     IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU.

     If you wish to defend this proceeding but are unable to pay legal fees, legal aid may be available to you by contacting a local Legal Aid office.

Date May 26, 1999                                Issued by (signed by local registrar)
                                                 LOCAL REGISTRAR

                                                 Address of
                                                 court office    393 University Avenue Toronto,
                                                                 Ontario  M5G 1E6

TO:        ALL HOLDERS OF COMMON SHARES
           OF JDS FITEL INC.

AND TO:    THE HOLDERS OF JDS FITEL INC. OPTIONS

AND TO:    TORY, TORY, DesLAURIERS & BINNINGTON
           Suite 3000, Aetna Tower
           P.O. Box 270
           Toronto, Ontario
           M5K 1N2

           Attn: James C. Tory
           Solicitors for Uniphase Corporation

AND TO: THE DIRECTOR APPOINTED PURSUANT TO SECTION 260 of the CANADA BUSINESS CORPORATIONS ACT

           Richard Shaw
           Director General
           Corporations Directorate
           9th Floor, Gene Edmonds Tower South
           365 Laurier Avenue West
           Ottawa, Ontario
           K1A 0C8

                                  APPLICATION

1.   JDS FITEL Inc. ("JDS") seeks:

     (a) an interim order for advice and direction pursuant to section 192 of the CANADA BUSINESS CORPORATIONS ACT ("CBCA"); and

     (b) an order approving a plan of arrangement (the "Plan of Arrangement") involving JDS and its securityholders proposed by JDS substantially in the form described in a JDS Information Circular (the "JDS Information Circular") to be mailed to holders of common shares of JDS and holders of options of JDS.

2.   The grounds for the Application are:

     (a) section 192 of the CBCA;

     (b) all statutory requirements under the CBCA have been fulfilled;

     (c) the Plan of Arrangement is fair and reasonable and put forward in good faith;

     (d) Rules 14.05(2), 17.02 and 38 of the RULES OF CIVIL PROCEDURE; and

     (e) such further and other grounds as counsel may advise and this Honourable Court may permit.

3. If made, the order approving the Plan of Arrangement will constitute the basis for an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended, with respect to the common stock of Uniphase Corporation to be issued to the JDS shareholders under the Arrangement.

4.   The following documentary evidence will be used at the hearing of the
     Application:

     (a) such Interim Order as may be granted by this Honourable Court;

     (b) the Affidavit of Leo Lefebvre to be sworn, and the exhibits thereto;

     (c) the further affidavits of deponents on behalf of the applicant, reporting as to the results of any meetings ordered by the Interim Order of this Honourable Court; and

     (d) such further and other material as counsel may advise and this Honourable Court may permit.

5. The Notice of Application will be sent to all holders of common shares of JDS and holders of JDS options as part of the JDS Information Circular at their addresses as they appear in the books and records of JDS at the close of business on the day the directors of JDS fix as the record date pursuant to subsection 134(2) of the CBCA and pursuant to Rules 17.02(n) and 17.02(o) of the RULES OF CIVIL PROCEDURE to those shareholders and optionholders whose addresses, as they appear in the books and records of JDS, are outside Ontario.

Date of Issue: May 10, 1999                      OSLER, HOSKIN & HARCOURT
                                                 P.O. Box 50
                                                 1 First Canadian Place
                                                 Toronto, Ontario  M5X 1B8

                                                 Larry P. Lowenstein 23120C
                                                 (416) 862-6454

                                                 Andrew M. Diamond 31814W
                                                 (416) 862-5871
                                                 (416) 862-6666 (fax)

                                                 Solicitors for the Applicant

                                   APPENDIX C
                              PLAN OF ARRANGEMENT
                               UNDER SECTION 192
                    OF THE CANADA BUSINESS CORPORATIONS ACT

                                   ARTICLE 1
                                 INTERPRETATION

1.1.  DEFINITIONS

     In this Agreement,

     1.1.1. "AMALCO" means the company continuing as a result of the Amalgamation;

     1.1.2. "AMALCO COMMON SHARES" means the common shares in the capital of Amalco having substantially the rights, privileges, restrictions and conditions set out in Appendix 1;

     1.1.3. "AMALCO PREFERENCE SHARES" means the preference shares in the capital of Amalco having substantially the rights, privileges, restrictions and conditions set out in Appendix 2;

     1.1.4.   "AMALGAMATING COMPANY" has the meaning attributed to that term in section 2.2.1;

     1.1.5. "AMALGAMATION" means the amalgamation, to be effected pursuant to the Arrangement, of JDS, Amalgamation Subco, and the Holding Companies, if any, under the laws of Canada;

     1.1.6. "AMALGAMATION SUBCO" means 3592201 Canada Limited, a corporation existing under the laws of Canada, and being a subsidiary of Exchangeco;

     1.1.7.   "APPLICABLE EXCHANGES" means The Toronto Stock Exchange and
     NASDAQ;

     1.1.8. "ARRANGEMENT" means an arrangement under the provisions of Section 192 of the CBCA on the terms and conditions set forth in the Merger Agreement and this Plan of Arrangement and any amendment or variation thereto made in accordance with the terms of the Merger Agreement, this Plan of Arrangement, or made at the direction of the Court in the Final Order which will have been obtained in form and substance satisfactory to each party to the Merger Agreement, acting reasonably;

     1.1.9. "ARTICLES OF ARRANGEMENT" means the articles of arrangement of JDS in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made;

     1.1.10. "BUSINESS DAY" means any day on which commercial banks are open for business in New York, New York and Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America;

     1.1.11. "CBCA" means the CANADA BUSINESS CORPORATIONS ACT, as now in effect and as it may be amended from time to time prior to the Effective Date;

     1.1.12. "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to Section 192 of the CBCA after the Articles of Arrangement are filed;

     1.1.13. "CLASS B NON-VOTING PREFERENCE SHARES" means the Class B non-voting preference shares in the capital of Exchangeco having substantially the rights, privileges, restrictions and conditions set out in Appendix 3;

     1.1.14.  "COURT" means the Ontario Superior Court of Justice;

     1.1.15. "CURRENT MARKET PRICE" has the meaning attributed to that term in the Exchangeable Share Provisions;

     1.1.16.  "DEPOSITORY" means CIBC Mellon Trust Company;

     1.1.17. "DIRECTOR" means the Director appointed under Section 260 of the CBCA;

     1.1.18.  "DISSENT RIGHTS" has the meaning attributed to that term in section 3.1;

     1.1.19. "DISSENTING SHAREHOLDER" means a holder of JDS Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

     1.1.20.  "DIVIDEND AMOUNT" has the meaning attributed to that term in section 5.1.1;

     1.1.21.  "EFFECTIVE DATE" means the date shown in the Certificate;

     1.1.22.  "EFFECTIVE TIME" means 12:01 a.m. on the Effective Date;

     1.1.23. "ELECTION DEADLINE" means 5:00 p.m. (local time) at the place of deposit on the date which is two Business Days after the date of the JDS Meeting;

     1.1.24.  "EXCHANGE RATIO" means 0.50855;

     1.1.25. "EXCHANGEABLE ELECTED SHARE" means any Class B Non-Voting Preference Share that (i) a JDS Shareholder shall have elected, in a duly completed JDS Letter of Transmittal and Election Form or Holding Company Letter of Transmittal and Election Form deposited with the Depository no later than the Election Deadline, to transfer to Exchangeco under the Arrangement in exchange for one Exchangeable Share, provided that in order for any such election to be effective, a similar election must be made for all of the Class B Non-Voting Preference Shares which will be beneficially owned by that JDS Shareholder upon the Amalgamation taking effect, or (ii) is deemed to be an Exchangeable Elected Share pursuant to section 2.2.2.3;

     1.1.26. "EXCHANGEABLE SHARE" means a share in the class of non-voting exchangeable shares in the capital of Exchangeco;

     1.1.27. "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Appendix 1;

     1.1.28. "EXCHANGEABLE SHARE VOTING EVENT" has the meaning attributed to that term in the Exchangeable Share Provisions;

     1.1.29. "EXCHANGECO" means 3506967 Canada Inc. a corporation existing under the laws of Canada, and being a subsidiary of Uniphase Nova Scotia, which corporation will be renamed JDS Uniphase Canada Ltd.;

     1.1.30. "EXEMPT EXCHANGEABLE SHARE VOTING EVENT" has the meaning attributed to that term in the Exchangeable Share Provisions;

     1.1.31. "FINAL ORDER" means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Date;

     1.1.32. "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

     1.1.33. " HOLDING COMPANY" means a single-purpose holding company, which is resident in Canada and a taxable Canadian corporation for purposes of the ITA, which has been formed or exists under the CBCA, which has one shareholder, provided that two or more shareholders holding shares of the holding company jointly shall be treated as one shareholder, which has no assets other than JDS Common Shares and no liabilities whatsoever, and in respect of which its shareholder has validly exercised the Holding Company Alternative by completing and delivering to the Depository the Holding Company Letter of Transmittal and Election Form and such other documents as the Depository, JDS or Uniphase may require on or before the Election Deadline;

     1.1.34. "HOLDING COMPANY ALTERNATIVE" means the option of a JDS Shareholder which owns JDS Common Shares indirectly through a Holding Company to include such Holding Company in the

     Amalgamation and receive consideration therefor identical to that which would have been received by the Holding Company if such Holding Company was not so included;

     1.1.35. "HOLDING COMPANY LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form for use by JDS Shareholders exercising the Holding Company Alternative, in the form provided by JDS;

     1.1.36. "HOLDING COMPANY SHARES" means, in respect of a particular Holding Company, all of the issued and outstanding shares in the capital of that Holding Company;

     1.1.37. "INTERIM ORDER" means an interim order of the Court in respect of the Arrangement as contemplated by the Merger Agreement;

     1.1.38.  "ITA" means the INCOME TAX ACT (Canada);

     1.1.39. "JDS" means JDS FITEL Inc., a corporation existing under the laws of Canada;

     1.1.40. "JDS CIRCULAR" means the notice of the JDS Meeting to be sent to holders of JDS Common Shares and the accompanying management information circular;

     1.1.41.  "JDS COMMON SHARES" means the common shares in the capital of JDS;

     1.1.42. "JDS LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form for use by JDS Shareholders not exercising the Holding Company Alternative, in the form accompanying the JDS Circular;

     1.1.43. "JDS MEETING" means the special meeting of holders of JDS Common Shares (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider, and if deemed advisable, to approve the Arrangement;

     1.1.44. "JDS OPTION" means a JDS Common Share purchase option granted under JDS stock option plan(s), as amended, and being outstanding and unexercised on the Effective Date;

     1.1.45. "JDS RESOLUTION" means the special resolution passed by the holders of JDS Common Shares at the JDS Meeting;

     1.1.46. "JDS SHAREHOLDER" means a registered holder of JDS Common Shares or, as the context requires, a registered holder of Holding Company Shares;

     1.1.47. "LAW" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body (including the Applicable Exchanges) or self-regulatory authority, and the term "applicable" with respect to those Laws and in the context that refers to one or more Persons, means that those Laws apply to that Person or Persons or its or their business, undertaking, property or securities;

     1.1.48. "LIQUIDATION AMOUNT" has the meaning attributed to that term in the Exchangeable Share Provisions;

     1.1.49. "LIQUIDATION CALL PURCHASE PRICE" has the meaning attributed to that term in section 5.1.1;

     1.1.50. "LIQUIDATION CALL RIGHT" has the meaning attributed to that term in section 5.1.1;

     1.1.51. "LIQUIDATION DATE" has the meaning attributed to that term in the Exchangeable Share Provisions;

     1.1.52. "MERGER AGREEMENT" means the agreement dated as of January 28, 1999 and amended and restated as of April 29, 1999 among Uniphase, JDS and Exchangeco, as amended, supplemented, restated or replaced from time to time providing for, among other things, the Arrangement;

     1.1.53.  "NASDAQ" means the Nasdaq National Market;

     1.1.54. "PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

     1.1.55. "PLAN OF ARRANGEMENT", "HEREOF", "HEREUNDER" and similar expressions means this Plan of Arrangement, including the appendices hereto and includes any agreement or instrument supplementary or ancillary hereto;

     1.1.56. "REDEMPTION CALL PURCHASE PRICE" has the meaning attributed to that term in section 5.2.1;

     1.1.57.  "REDEMPTION CALL RIGHT" has the meaning attributed to that term in section 5.2.1;

     1.1.58. "REDEMPTION DATE" has the meaning attributed to that term in the Exchangeable Share Provisions;

     1.1.59.  "REPLACEMENT OPTION" has the meaning attributed to that term in section 2.2.3;

     1.1.60. "SPECIAL VOTING SHARE" means the share of Special Voting Stock of Uniphase having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement;

     1.1.61.  "TRANSFER AGENT" has the meaning attributed to that term in section 5.1.2;

     1.1.62.  "TRUSTEE" means CIBC Mellon Trust Company;

     1.1.63. "UNIPHASE" means Uniphase Corporation, a corporation existing under the laws of the State of Delaware, and any successor corporation thereto;

     1.1.64. "UNIPHASE COMMON SHARES" means the shares of common stock, US$0.001 par value, of Uniphase;

     1.1.65. "UNIPHASE CONTROL TRANSACTION" has the meaning attributed to that term in the Exchangeable Share Provisions;

     1.1.66. "UNIPHASE ELECTED SHARE" means any Class B Non-Voting Preference Share that (i) a JDS Shareholder shall have elected, in a duly completed JDS Letter of Transmittal and Election Form or Holding Company Letter of Transmittal and Election Form deposited with the Depository no later than the Election Deadline, to transfer to Uniphase Nova Scotia under the Arrangement in exchange for one Uniphase Common Share, provided that in order for any such election to be effective, a similar election must be made for all of the Class B Non-Voting Preference Shares which will be beneficially owned by that JDS Shareholder upon the Amalgamation taking effect, or (ii) is deemed to be a Uniphase Elected Share pursuant to section 2.2.2.2 or 2.2.2.3;

     1.1.67. "UNIPHASE NOVA SCOTIA" means 3025244 Nova Scotia Company, an unlimited liability company existing under the laws of Nova Scotia, and being an indirect wholly-owned subsidiary of Uniphase which company will be renamed JDS Uniphase Nova Scotia Company; and

     1.1.68. "VOTING AND EXCHANGE TRUST AGREEMENT" has the meaning attributed to that term in the Exchangeable Share Provisions.

1.2.  SECTIONS AND HEADINGS

     The division of this Plan of Arrangement into sections and the inclusion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3.  GENDER AND NUMBER

     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4.  GOVERNING LAW

     This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

                                   ARTICLE 2.
                                GENERAL MATTERS

2.1.  BINDING EFFECT

     This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time, on (i) JDS, Uniphase, Uniphase Nova Scotia, Exchangeco, Amalgamation Subco, the Holding Companies, if any, and Amalco, (ii) all holders of JDS Common Shares, (iii) all holders of Holding Company Shares, if any, (iv) all holders of Class B Non-Voting Preference Shares, (v) all holders of Exchangeable Shares, (vi) all holders of Uniphase Common Shares received in exchange for Uniphase Elected Shares, (vii) all holders of securities exchangeable for or convertible into JDS Common Shares, and (viii) all other holders of securities of Exchangeco, Amalgamation Subco or Amalco.

2.2.  ARRANGEMENT

     Commencing at the Effective Time, the following will occur and will be deemed to occur in the following order without any further act or formality:

     2.2.1. JDS, Amalgamation Subco and the Holding Companies, if any, (each an "Amalgamating Company") shall amalgamate and continue as one corporation under the CBCA; and

           2.2.1.1.  on the Amalgamation:

                   2.2.1.1.1. each outstanding common share of Amalgamation Subco and each outstanding JDS Common Share deemed to be held by Nova Scotia pursuant to section 3.1.2. shall be converted into one fully paid and non-assessable Amalco Common Share and the names of the holders of the shares so converted shall be added to the register of holders of Amalco Common Shares;

                   2.2.1.1.2. Each outstanding preference share of Amalgamation Subco shall be converted into one fully paid and non-assessable Amalco Preference Share and the names of the holders of the shares so converted shall be added to the register of holders of Amalco Preference Shares;

                   2.2.1.1.3. each outstanding JDS Common Share that is not held (i) by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of its JDS Common Shares, or (ii) by a Holding Company, shall be converted into that number of fully paid and non-assessable Class B Non-Voting Preference Shares equal to the Exchange Ratio, and the name of each holder of JDS Common Shares so converted shall be added to the register of holders of Class B Non-Voting Preference Shares; and

                   2.2.1.1.4. All Holding Company Shares in respect of a particular Holding Company shall be converted into that number of fully paid and non-assessable Class B Non-Voting Preference Shares equal to the product of the Exchange Ratio and the number of JDS Common Shares held by that Holding Company; the name of the holder of the Holding Company Shares so converted shall be added to the register of holders of Class B Non-Voting Preference Shares; and the JDS Common Shares held by that Holding Company shall be cancelled;

           2.2.1.2. Amalco shall thereafter possess all the property, rights, privileges and franchises and shall be subject to all the liabilities, contracts and debts of each of the Amalgamating Companies;

           2.2.1.3. unless and until otherwise determined in the manner required by Law, or by Amalco, its directors or shareholders, the following provisions shall apply to Amalco:

                   2.2.1.3.1   NAME. The name of Amalco shall be JDS Uniphase
                   Inc.;

                   2.2.1.3.2. REGISTERED OFFICE. The registered office of Amalco shall be located in the Regional Municipality of Ottawa-Carleton in the Province of Ontario. The address of the registered head office of Amalco shall be 570 West Hunt Club Road, Nepean, Ontario K2G 5W8;

                   2.2.1.3.3. BUSINESS AND POWERS. There shall be no restrictions on the business Amalco may carry on or the powers it may exercise;

                   2.2.1.3.4. AUTHORIZED SHARE CAPITAL. Amalco shall be authorized to issue an unlimited number of Amalco Common Shares and 10,000 Amalco Preference Shares;

                   2.2.1.3.5. SHARE PROVISIONS. The Amalco Common Shares shall have attached thereto the rights, privileges, restrictions and conditions set out in Appendix 1 hereto and the Amalco Preference Shares shall have attached thereto the rights, privileges, restrictions and conditions set out in Appendix 2 hereto;

                   2.2.1.3.6. SHARE RESTRICTIONS.The right to transfer shares of Amalco shall be restricted in that no shareholder shall be entitled to transfer any share or shares in the capital of Amalco without the express sanction of the directors of Amalco expressed by a resolution passed at a meeting of the board of directors of Amalco or consented to by an instrument or instruments in writing signed by a majority of the directors of Amalco.
                   The number of shareholders of Amalco, exclusive of Persons who are in its employment, or in the employment of an affiliate of Amalco, and exclusive of Persons who, having been formerly in the employment of Amalco, or in the employment of an affiliate of Amalco, were, while in that employment, and have continued after the termination of that employment to be, shareholders of Amalco, shall be limited to not more than 50, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder.

                   Any invitation to the public to subscribe for securities of Amalco is prohibited;

                   2.2.1.3.7. NUMBER OF DIRECTORS. The number of directors of Amalco shall be such number not less than one and not more than ten as he shareholders of Amalco may from time to time determine by special resolution;

                   2.2.1.3.8. DIRECTORS. The initial director of Amalco shall be:

                                                CANADIAN
NAME                RESIDENCE ADDRESS           RESIDENT
------------  ------------------------------  -------------
Zita Cobb     570 West Hunt Club Road                 Yes
              Nepean, Ontario
              K2G 5W8

                    Subsequent directors shall be elected at the next annual meeting of Amalco;

                   2.2.1.3.9. BY-LAWS. The by-laws of Amalco shall be the by-laws of Amalgamation Subco;

           2.2.1.4. there shall be added to the stated capital account in the accounting records of Amalco maintained for the Amalco Common Shares an amount equal to the aggregate of (a) the stated capital of the common shares of Amalgamation Subco, and (b) the amount obtained by multiplying the stated capital of the JDS Common Shares as of the Effective Time by the number of issued and outstanding JDS Common Shares deemed to be held by Uniphase Nova Scotia pursuant to section 3.1.2, and dividing that product by the number of issued and outstanding JDS Common Shares as of that time; there shall be added to the stated capital account in the accounting records of Amalco maintained for the Amalco Preference Shares an amount equal to the stated capital of the preference shares of Amalgamation Subco; and there shall be added to the stated capital account in the accounting records of Exchangeco maintained for the Class B Non-Voting Preference Shares an amount equal to the aggregate of (y) the amount obtained by multiplying the stated capital of the JDS Common Shares as of the Effective Time by the number of issued and outstanding JDS Common Shares as of that time (other than those held by the

           Holding Companies, if any, and those deemed to be held by Uniphase Nova Scotia pursuant to section 3.1.2), and dividing that product by the number of issued and outstanding JDS Common Shares as of that time, and (z) the aggregated stated capital of the Holding Company Shares of each of the Holding Companies, if any;

     2.2.2. immediately after the Amalgamation, Exchangeco shall effect the following capital reorganization:

           2.2.2.1. each outstanding Uniphase Elected Share shall be transferred by the holder thereof to Uniphase Nova Scotia in exchange for one fully paid and non-assessable Uniphase Common Share and the name of each such holder shall be removed from the register of holders of Class B Non-Voting Preference Shares and added to the register of holders of Uniphase Common Shares and Uniphase Nova Scotia shall be recorded as the registered holder of the Class B Non-Voting Preference Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof;

           2.2.2.2. each outstanding Exchangeable Elected Share shall be transferred by the holder thereof to Exchangeco in exchange for one fully paid and non-assessable Exchangeable Share and the name of each such holder shall be removed from the register of holders of Class B Non-Voting Preference Shares and added to the register of holders of Exchangeable Shares; provided that, notwithstanding the foregoing, holders of Class B Non-Voting Preference Shares who are not residents of Canada for the purposes of the ITA shall not be entitled to elect to receive Exchangeable Shares, and any such elections made by any such holders shall be deemed to be elections to receive Uniphase Common Shares and each Class B Non-Voting Preference Share held by such holders shall be deemed to be a Uniphase Elected Share and shall be transferred by the holder thereof in accordance with section 2.2.2.1;

           2.2.2.3. each outstanding Class B Non-Voting Preference Share in respect of which an election has not been made by the holder thereof, or in respect of which an effective election has not been made, shall be deemed to be an Exchangeable Elected Share and shall be transferred by the holder thereof in accordance with section 2.2.2.2; provided that, notwithstanding the foregoing, each Class B Non-Voting Preference Share in respect of which an election has not been made, or in respect of which an effective election has not been made, held by a holder who is not a resident of Canada for the purposes of the ITA shall be deemed to be a Uniphase Elected Share and shall be transferred by the holder thereof in accordance with section 2.2.2.1;

           2.2.2.4. the Class B Non-Voting Preference Share transferred to Exchangeco pursuant to section 2.2.2.2. shall be cancelled; each Class B Non-Voting Preference Share transferred to Uniphase Nova Scotia pursuant to section 2.2.2.1 shall be exchanged for one fully paid and non-assessable common share of Exchangeco, and Uniphase Nova Scotia shall be recorded as the registered holder of such common shares of Exchangeco, and the Class B Non-Voting Preference Shares so exchanged shall be cancelled; and

           2.2.2.5. the stated capital accounts of Exchangeco shall be adjusted as follows:

                   2.2.2.5.1. there shall be deducted from the stated capital account in the accounting records of Exchangeco maintained for the Class B Non-Voting Preference Shares an amount equal to the number obtained by multiplying the stated capital of the Class B Non-Voting Preference Shares, calculated as set out in section 2.2.1.4, by the number of issued and outstanding Class B Non-Voting Preference Shares transferred to Exchangeco pursuant to section 2.2.2.2 and dividing that product by the number of Class B Non-Voting Preference Shares issued on the Amalgamation;

                   2.2.2.5.2. there shall be added to the stated capital account in the accounting records of Exchangeco maintained for the Exchangeable Shares an amount equal to the amount deducted pursuant to section 2.2.2.5.1 from the stated capital account maintained for the Class B Non-Voting Preference Shares;

                   2.2.2.5.3. there shall be deducted from the stated capital account in the accounting records of Exchangeco maintained for the Class B Non-Voting Preference Shares an amount equal to the stated capital of the Class B Non-Voting Preference Shares, calculated as set out in section 2.2.1.4, less the amount previously deducted pursuant to section 2.2.2.5.1; and

                   2.2.2.5.4. there shall be added to the stated capital account in the accounting records of Exchangeco maintained for the common shares of Exchangeco an amount equal to the amount deducted pursuant to section 2.2.2.5.3 from the stated capital account maintained for the Class B Non-Voting Preference Shares;

     2.2.3. each outstanding JDS Option will become an option (a "Replacement Option") to purchase a number of Uniphase Common Shares equal to the product of the Exchange Ratio multiplied by the number of JDS Common Shares subject to such JDS Option. Such Replacement Option shall provide for an exercise price per Uniphase Common Share equal to the exercise price per share of such JDS Option immediately prior to the Effective Time divided by the Exchange Ratio. If the foregoing calculation results in a Replacement Option being exercisable for a fraction of a Uniphase Common Share, then the number of Uniphase Common Shares subject to such Replacement Option shall be rounded down to the next whole number of Uniphase Common Shares and the total exercise price for the Replacement Option will be reduced by the exercise price of the fractional Uniphase Common Share. The term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Replacement Option will otherwise be unchanged from those of the JDS Options, and any document or agreement previously evidencing a JDS Option shall thereafter evidence and be deemed to evidence such Replacement Option provided that, immediately prior to the Effective time, the board of Directors of JDS may resolve to accelerate the vesting schedule for all or a portion of the JDS Options such that, immediately following the Effective Time, the corresponding Replacement Options shall be immediately exercisable; and

     2.2.4. coincident with and as part of the capital reorganization set out in section 2.2.2, Uniphase and Exchangeco shall execute the Voting and Exchange Trust Agreement and Uniphase shall issue to and deposit with the Trustee the Special Voting Share, in consideration of the payment to Uniphase of US$1.00 to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. All rights of holders of Exchangeable Shares under the Voting and Exchange Trust Agreement shall be received by them as part of the property receivable under section 2.2.2.2 in exchange for the Class B Non-Voting Preference Shares.

                                   ARTICLE 3.
                               RIGHTS OF DISSENT

3.1.  RIGHTS OF DISSENT

     3.1.1. Holders of JDS Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Section 190 of the CBCA and this section 3.1 (the "Dissent Rights") in connection with the Arrangement, as the same may be modified by the Interim Order or the Final Order; provided that, notwithstanding Subsection 190(5) of the CBCA, the written objection to the JDS Resolution referred to in Subsection 190(5) of the CBCA must be received by JDS before 5:00 p.m. on the Business Day preceding the JDS Meeting.

     3.1.2. Holders of JDS Common Shares who duly exercise such rights of dissent and who:

           3.1.2.1. are ultimately entitled to be paid fair value for their JDS Common Shares shall be deemed to have transferred such JDS Common Shares to Uniphase Nova Scotia immediately prior to the Effective Time, to the extent the fair value thereof is paid by Uniphase Nova Scotia, and to JDS immediately prior to the Effective Time, to the extent the fair value thereof is paid by JDS, and, in the case of JDS Common Shares so transferred to JDS, such shares shall be cancelled as of the Effective Time; or

           3.1.2.2. are ultimately not entitled, for any reason, to be paid fair value for their JDS Common Shares will be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of JDS Common Shares and shall receive Exchangeable Shares or Uniphase Common Shares in exchange for their Class B Non-Voting Preference Shares received on the Amalgamation on the basis determined in accordance with section 2.2.2.3 above;

     but in no case shall Uniphase, Exchangeco, Uniphase Nova Scotia, JDS, Amalco or any other Person be required to recognize such holders as holders of JDS Common Shares after the Effective Time, and the names of such holders of JDS Common Shares shall be deleted from the register of shareholders of JDS Common Shares at the Effective Time.

                                   ARTICLE 4.
                       CERTIFICATES AND FRACTIONAL SHARES

4.1.  ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGEABLE SHARES

     At or promptly after the Effective Time, Exchangeco shall deposit with the Depository, for the benefit of the holders of Class B Non-Voting Preference Shares who will receive Exchangeable Shares in connection with the Arrangement, certificates representing the Exchangeable Shares issued pursuant to section
2.2.2 upon the exchange of Class B Non-Voting Preference Shares. Upon surrender to the Depository for cancellation of a certificate which immediately prior to the Effective Time represented one or more JDS Common Shares or Holding Company Shares that were converted into Class B Non-Voting Preference Shares on the Amalgamation, which Class B Non-Voting Preference Shares were then subsequently exchanged for Exchangeable Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the Class B Non-Voting Preference Shares under the CBCA and the by-laws of Exchangeco and such additional documents and instruments as the Depository may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depository shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3 and any cash in lieu of fractional Exchangeable Shares pursuant to section 4.4), and the certificate so surrendered shall forthwith be cancelled. For greater certainty, no certificates representing Class B Non-Voting Preference Shares shall be issued and such Class B Non-Voting Preference Shares shall be evidenced by the certificates representing JDS Common Shares and Holding Company Shares converted into Class B Non-Voting Preference Shares on the Amalgamation. In the event of a transfer of ownership of JDS Common Shares that is not registered in the transfer records of JDS, a certificate representing the proper number of Exchangeable Shares may be issued to the transferee if the certificate representing the Class B Non-Voting Preference Shares into which such JDS Common Shares were converted on the Amalgamation is presented to the Depository, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented JDS Common Shares that were converted into Class B Non-Voting Preference Shares on the Amalgamation (which certificate then represented such Class B Non-Voting Preference Shares), which Class B Non-Voting Preference Shares were then subsequently exchanged for Exchangeable Shares, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Exchangeable Shares as contemplated by this section 4.1, (ii) a cash payment in lieu of any fractional Exchangeable Shares as contemplated by section 4.4, and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by section 4.3.

4.2.  EXCHANGE OF CERTIFICATES FOR UNIPHASE COMMON SHARES

     At or promptly after the Effective Time, Uniphase Nova Scotia shall deposit with the Depository, for the benefit of the holders of Class B Non-Voting Preference Shares who will receive Uniphase Common Shares in connection with the Arrangement, certificates representing the Uniphase Common Shares issued pursuant to section 2.2.2 upon the exchange of Class B Non-Voting Preference Shares. Upon surrender to the Depository for cancellation of a certificate which immediately prior to the Effective Time represented one or more JDS

Common Shares or Holding Company Shares that were converted into Class B Non-Voting Preference Shares on the Amalgamation, which Class B Non-Voting Preference Shares were then subsequently exchanged for Uniphase Common Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the Class B Non-Voting Preference Shares under the CBCA and the by-laws of Exchangeco and such additional documents and instruments as the Depository may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depository shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Uniphase Common Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3 and any cash in lieu of fractional JDS Common Shares pursuant to section 4.4), and the certificate so surrendered shall forthwith be cancelled. For greater certainty, no certificates representing Class B Non-Voting Preference Shares shall be issued and such Class B Non-Voting Preference Shares shall be evidenced by the certificates representing JDS Common Shares and Holding Company Shares converted into Class B Non-Voting Preference Shares on the Amalgamation. In the event of a transfer of ownership of JDS Common Shares that is not registered in the transfer records of JDS, a certificate representing the proper number of Uniphase Common Shares may be issued to the transferee if the certificate representing the Class B Non-Voting Preference Shares into which such JDS Common Shares were converted on the Amalgamation is presented to the Depository, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.2, each certificate which immediately prior to the Effective Time represented one or more JDS Common Shares that were converted into Class B Non-Voting Preference Shares on the Amalgamation (which certificate then represented such Class B Non-Voting Preference Shares), which Class B Non-Voting Preference Shares were then subsequently exchanged for Uniphase Common Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Uniphase Common Shares as contemplated by this section 4.2, (ii) a cash payment in lieu of any fractional Uniphase Common Shares as contemplated by section 4.4, and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Uniphase Common Shares as contemplated by section 4.3.

4.3.  DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES

     No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or Uniphase Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding JDS Common Shares that were converted into Class B Non-Voting Preference Shares on the Amalgamation, which Class B Non-Voting Preference Shares were then subsequently exchanged pursuant to section 2.2.2, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to section 4.4, unless and until the holder of record of such certificate shall surrender such certificate in accordance with section 4.1 or 4.2. Subject to applicable law, at the time of such surrender of any such certificate, there shall be paid to the record holder of the certificates representing JDS Common Shares or Holding Company Shares, without interest, (i) the amount of any cash payable in lieu of a fractional Exchangeable Share or Uniphase Common Share to which such holder is entitled pursuant to section 4.4, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Exchangeable Shares or Uniphase Common Shares, as the case may be, the holder is entitled to receive and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Exchangeable Shares or Uniphase Common Shares, as the case may be, the holder is entitled to receive.

4.4.  NO FRACTIONAL SHARES

     If as a result of the Amalgamation, a Person shall become entitled to a fractional interest in a Class B Non-Voting Preference Share, the fractional interest in that Class B Non-Voting Preference Share shall be rounded to the nearest one hundred thousandth of a Class B Non-Voting Preference Share and that fractional interest, as so rounded, together with any whole Class B Non-Voting Preference Shares that Person is entitled to receive on the Amalgamation, shall be evidenced by the certificates representing the JDS Common Shares or Holding Company Shares held by that Person which were converted into such Class B Non-Voting Preference Shares on the Amalgamation.

     No certificates or scrip representing fractional Exchangeable Shares or fractional Uniphase Common Shares shall be issued upon the surrender for exchange of certificates pursuant to section 4.1 or 4.2 and no dividend, stock split or other change in the capital structure of Exchangeco or Uniphase, as the case may be, shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Exchangeco or Uniphase, as the case may be. In lieu of any such fractional securities:

     4.4.1. each Person otherwise entitled to a fractional interest in an Exchangeable Share will receive a cash payment equal to such Person's PRO RATA portion of the net proceeds after expenses received by the Depository upon the sale of whole shares representing an accumulation of all fractional interests in Exchangeable Shares to which all such Persons would otherwise be entitled. The Depository will sell such Exchangeable Shares by private sale (including by way of sale through the facilities of any stock exchange upon which the Exchangeable Shares are then listed) as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depository, PRO RATA in relation to the respective fractions, among the Persons otherwise entitled to receive fractional interests in Exchangeable Shares; and

     4.4.2. each Person otherwise entitled to a fractional interest in a Uniphase Common Share will receive a cash payment equal to such Person's PRO RATA portion of the net proceeds after expenses received by the Depository upon the sale of whole shares representing an accumulation of all fractional interests in Uniphase Common Shares to which all such Persons would otherwise be entitled. The Depository will sell such Uniphase Common Shares on NASDAQ as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depository, PRO RATA in relation to the respective fractions, among Persons otherwise entitled to receive fractional interests in Uniphase Common Shares.

4.5.  LOST CERTIFICATES

     In the event any certificate which immediately prior to the Effective Time represented one or more outstanding JDS Common Shares that were converted into Class B Non-Voting Preference Shares on the Amalgamation (which certificate then represented such Class B Non-Voting Preference Shares), and which Class B Non-Voting Preference Shares were then subsequently exchanged pursuant to section 2.2.2, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depository will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Exchangeable Shares or Uniphase Common Shares (and a cheque for any dividends or distributions with respect thereto and any cash pursuant to section 4.4) deliverable in accordance with such holder's JDS Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Exchangeable Shares or Uniphase Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Exchangeco, Uniphase Nova Scotia, Uniphase and their respective transfer agents in such sum as Exchangeco, Uniphase Nova Scotia and Uniphase may direct or otherwise indemnify Exchangeco, Uniphase Nova Scotia and Uniphase in a manner satisfactory to Exchangeco, Uniphase Nova Scotia and Uniphase against any claim that may be made against Exchangeco, Uniphase Nova Scotia or Uniphase with respect to the certificate alleged to have been lost, stolen or destroyed.

4.6.  EXTINCTION OF RIGHTS

     Any certificate which immediately prior to the Effective Time represented outstanding JDS Common Shares that were converted into Class B Non-Voting Preference Shares on the Amalgamation (which certificate then represented such Class B Non-Voting Preference Shares), and which Class B Non-Voting Preference Shares were then subsequently exchanged pursuant to section 2.2.2, and not deposited, with all other instruments required by section 4.1 or 4.2, on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Exchangeco or Uniphase. On such date, the Exchangeable Shares or Uniphase Common Shares (and/or cash in lieu of fractional interests therein, as provided in section 4.4) to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Exchangeco or Uniphase, as the case may be, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

4.7.  WITHHOLDING RIGHTS

     Exchangeco, Uniphase Nova Scotia, Uniphase and the Depository shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of JDS Common Shares, Class B Non-Voting Preference Shares, Uniphase Common Shares or Exchangeable Shares, such amounts as Exchangeco, Uniphase Nova Scotia, Uniphase or the Depository is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax Law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Exchangeco, Uniphase Nova Scotia, Uniphase and the Depository are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Exchangeco, Uniphase Nova Scotia, Uniphase or the Depository, as the case may be, to enable it to comply with such deduction or withholding requirement and Exchangeco, Uniphase Nova Scotia, Uniphase or the Depository shall notify the holder thereof and remit to the holder any unapplied balance of the net proceeds of such sale.

                                   ARTICLE 5.
                     CERTAIN RIGHTS OF UNIPHASE NOVA SCOTIA
                         TO ACQUIRE EXCHANGEABLE SHARES

5.1.  UNIPHASE NOVA SCOTIA LIQUIDATION CALL RIGHT

     5.1.1. Uniphase Nova Scotia shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Exchangeco pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Uniphase) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Uniphase Nova Scotia of an amount per share (the "Liquidation Call Purchase Price") equal to the Current Market Price of a Uniphase Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by Uniphase Nova Scotia causing to be delivered to such holder one Uniphase Common Share, plus, to the extent not paid by Exchangeco, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of purchase by Uniphase Nova Scotia (the "Dividend Amount"). In the event of the exercise of the Liquidation Call Right by Uniphase Nova Scotia, each holder shall be obligated to sell all of the Exchangeable Shares held by the holder to Uniphase Nova Scotia on the Liquidation Date on payment by Uniphase Nova Scotia to the holder of the Liquidation Call Purchase Price for each such share, and Exchangeco shall have no obligation to pay the Liquidation Amount of such shares so purchased by Uniphase Nova Scotia.

     5.1.2. To exercise the Liquidation Call Right, Uniphase Nova Scotia must notify Exchangeco's transfer agent (the "Transfer Agent"), as agent for the holders of Exchangeable Shares, and Exchangeco of Uniphase Nova Scotia's intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Exchangeco and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Exchangeco. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Uniphase Nova Scotia has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Uniphase Nova Scotia. If Uniphase Nova Scotia exercises the Liquidation Call Right, then on the Liquidation Date Uniphase Nova Scotia will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

     5.1.3. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Uniphase Nova Scotia shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of Uniphase Common Shares deliverable by Uniphase Nova Scotia and a cheque or cheques of Uniphase Nova Scotia payable at par at any branch of the bankers of Uniphase Nova Scotia representing the aggregate Dividend Amount in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. Provided that Uniphase Nova Scotia has complied with the immediately preceding sentence, on and after the Liquidation Date, the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by Uniphase Nova Scotia upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Uniphase Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Exchangeco and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Uniphase Nova Scotia shall deliver to such holder, certificates representing the Uniphase Common Shares to which the holder is entitled and a cheque or cheques of Uniphase Nova Scotia payable at par at any branch of the bankers of Uniphase Nova Scotia in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. If Uniphase Nova Scotia does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by Exchangeco in connection with the liquidation, dissolution or winding-up of Exchangeco pursuant to Article 5 of the Exchangeable Share Provisions.

5.2.  UNIPHASE NOVA SCOTIA REDEMPTION CALL RIGHT

     5.2.1. Uniphase Nova Scotia shall have the overriding right (the "Redemption Call Right"), notwithstanding the proposed redemption of Exchangeable Shares by Exchangeco pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Uniphase) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Uniphase Nova Scotia to each holder of an amount per Exchangeable Share (the "Redemption Call Purchase Price") equal to the Current Market Price of a Uniphase Common Share on the last Business Day prior to the Redemption Date, which shall be satisfied in full by Uniphase Nova Scotia causing to be delivered to such holder one Uniphase Common Share, plus the Dividend Amount. In the event of the exercise of the Redemption Call Right by Uniphase Nova Scotia, each holder shall be obligated to sell all of the Exchangeable Shares held by the holder to Uniphase Nova Scotia on the Redemption Date on payment by Uniphase Nova Scotia to the holder of the Redemption Call Purchase Price for each such share, and Exchangeco shall have no obligation to redeem such shares so purchased by Uniphase Nova Scotia.

     5.2.2. To exercise the Redemption Call Right, Uniphase Nova Scotia must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Exchangeco of Uniphase Nova Scotia's intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of a Uniphase Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case Uniphase Nova Scotia shall so notify the Transfer Agent and Exchangeco on or before the Redemption Date. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Uniphase Nova Scotia has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Uniphase Nova Scotia. If Uniphase Nova Scotia exercises the Redemption Call Right, then on the Redemption Date, Uniphase

     Nova Scotia will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

     5.2.3. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Uniphase Nova Scotia shall deposit with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of Uniphase Common Shares deliverable by Uniphase Nova Scotia and a cheque or cheques of Uniphase Nova Scotia payable at par at any branch of the bankers of Uniphase Nova Scotia representing the aggregate Dividend Amount in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. Provided that Uniphase Nova Scotia has complied with the immediately preceding sentence, on and after the Redemption Date, the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by Uniphase Nova Scotia upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Uniphase Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Exchangeco and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Uniphase Nova Scotia shall deliver to such holder, certificates representing the Uniphase Common Shares to which the holder is entitled and a cheque or cheques of Uniphase Nova Scotia payable at par at any branch of the bankers of Uniphase Nova Scotia in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.7. hereof. If Uniphase Nova Scotia does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by Exchangeco in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

                                   ARTICLE 6.
                                   AMENDMENTS

6.1.  AMENDMENTS

     6.1.1. JDS reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date provided that any amendment, modification, or supplement must be (i) set out in writing, (ii) approved by Uniphase, (iii) filed with the Court and, if made following the JDS Meeting, approved by the Court and
     (iv) communicated to holders of JDS Common Shares in the manner required by the Court (if so required).

     6.1.2. Any amendment, modification or supplement to this Plan of Arrangement may be proposed by JDS at any time prior to or at the JDS Meeting (provided that Uniphase shall have consented thereto) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the JDS Meeting (other than as required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

     6.1.3. Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the JDS Meeting shall be effective only if (i) it is consented to by JDS and Uniphase and (ii) if required by the Court, it is consented to by holders of the JDS Common Shares voting in the manner directed by the Court.

                     APPENDIX 1 TO THE PLAN OF ARRANGEMENT
                PROVISIONS ATTACHING TO THE AMALCO COMMON SHARES

    The common shares shall have the following rights, privileges, restrictions and conditions:

1.   DIVIDENDS

     Subject to the prior rights of the holders of shares of any other class of shares of the Corporation ranking senior to the common shares with respect to priority in the payment of dividends, the holders of the common shares shall be entitled to receive dividends, if, as and when declared by the board of directors out of the moneys properly applicable to the payment of dividends.

2.   LIQUIDATION, DISSOLUTION OR WINDING UP

     In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the common shares shall be entitled to receive all of the property and assets of the Corporation remaining after payment to the holders of shares of any other class of shares of the Corporation ranking senior to the common shares with respect to priority in the distribution of property or assets on such liquidation, dissolution, winding up or other distribution, as the case may be, of the amounts to which the holders of such shares are entitled.

3.   VOTING RIGHTS

     The holders of the common shares shall be entitled to receive notice of, attend at and vote at any and all meetings of the shareholders of the Corporation, except meetings at which only the holders of a class other than the common shares or the holders of one or more series of shares other than the common shares are entitled to vote, and shall be entitled to one vote at such meetings in respect of each common share held.

                     APPENDIX 2 TO THE PLAN OF ARRANGEMENT
              PROVISIONS ATTACHING TO THE AMALCO PREFERENCE SHARES

    The preference shares shall have the following rights, privileges, restrictions and conditions:

1.   RANKING

     The preference shares shall be entitled to a preference over the common shares and the shares of any other class or service of shares in the capital of the Corporation ranking junior to the preference shares with respect to the payment of dividends and the distribution of property or assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of property or assets of the Corporation among its shareholders for the purpose of winding up its affairs but shall not have any further right to participate in profits.

2.   VOTING RIGHTS

     The holders of the preference shares shall not be entitled to receive notice of or to attend or to vote at any meeting of shareholders of the Corporation and shall not be entitled to vote separately as a class upon any proposal to amend the articles of the Corporation to change the maximum number of the shares of any class of shares or series thereof, or to effect an exchange, reclassification or cancellation of the preference shares, or to create a new class of shares or series thereof having rights or privileges equal or superior to the preference shares, provided, however, that notwithstanding the foregoing provisions of this section 2, the holders of the preference shares shall be entitled to vote separately as a class in respect of any matter for which a separate vote is specifically provided in the CANADA BUSINESS CORPORATIONS ACT (the "CBCA") or any successor statute thereto, other than in respect of a proposal to amend the articles in a manner as hereinbefore in this section 2 specified.

3.   DIVIDENDS

     The holders of the preference shares shall be entitled to receive in each financial year of the Corporation, if, as and when declared by the board of directors of the Corporation out of monies of the Corporation properly applicable to the payment of dividends, non-cumulative preferential cash dividends in the amount of 5 CENTS ($0.05) per preference share per annum. If in any financial year of the Corporation the board of directors in their discretion shall not declare the preferential dividends or any part thereof on the preference shares then the right of the holders of the preference shares to preferential dividends or any greater preferential dividends than the preferential dividends actually declared for such financial year shall be forever extinguished. The holders of the preference shares shall not be entitled to any dividends other than or in excess of the preferential cash dividends provided for in this section 3.

4.   REDEMPTION BY CORPORATION

     Subject to the provisions of the CBCA, the Corporation shall be entitled upon giving notice as hereinafter provided, at any time from and after September 1, 2019 to redeem any or all of the preference shares registered in the name of a holder for an amount per share equal to (a) $1.00 per preference share (the "redemption amount") plus (b) all dividends declared and unpaid thereon to and including the redemption date (collectively, the "redemption price").

     In case a part only of the preference shares is at any time to be redeemed, the shares so to be redeemed may be selected by lot in such manner as the board of directors of the Corporation in their sole discretion shall be resolution determine or redemption may be effected on a pro rate basis disregarding fractions. If a part only of the preference shares represented by any certificate shall be redeemed, a new certificate representing the balance of such shares shall be issued to the holder thereof at the expense of the Corporation upon presentation and surrender of the first-mentioned certificate.

     In any case of redemption of preference shares, the Corporation shall at least ten (10) days before the date specified for redemption mail to each person who at the date of mailing is a registered holder of preference shares to be redeemed a notice in writing of the intention of the Corporation to redeem such preference shares. Such notice shall set out the number of preference shares held by the person to whom it is addressed which are to be redeemed, the redemption price and the date on which redemption is to take place. On or after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the preference shares to be redeemed the redemption price (less any tax required to be deducted and withheld therefrom by the Corporation) of such shares on presentation and surrender, at the registered office of the Corporation or at any other place or places within Canada as may be specified in such notice, of the certificate(s) representing the preference shares so called for redemption with such other documents and instruments as may be required to effect a transfer of preference shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Corporation may reasonably require. Payment of the total redemption price for such preference shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick up by the holder at the registered office of the Corporation of a cheque of the Corporation in respect of the redemption price (less any tax required to be deducted and withheld therefrom by the Corporation) payable at par at any branch in Canada of the bankers of the Corporation for the time being. From and after the date specified for redemption in any such notice, the preference shares called for redemption shall cease to be entitled to dividends or any other participation in the property or assets of the Corporation and the holders thereof shall not be entitled to exercise any of the other rights of shareholders in respect thereof unless payment of the redemption price shall not be made upon presentation and surrender of the certificate(s) in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected.

     The Corporation shall have the right at any time after the mailing of notice of its intention to redeem the preference shares to deposit the redemption price of the preference shares so called for redemption or of such of the said shares represented by certificate(s) which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of preference shares called for redemption upon presentation and surrender to such bank or trust company of the certificate(s) representing such shares. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the preference shares in respect of which such deposit shall have been made shall be deemed to be redeemed and the rights of the holders thereof shall be limited to receiving without interest their proportionate part of the amount so deposited upon presentation and surrender of the certificate(s) held by them respectively. Any interest allowed on any such deposit shall belong to the Corporation.

     Redemption monies which are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed (including monies held on deposit in a special account as provided for above) for a period of six years from the date specified for redemption shall be forfeited to the Corporation.

5.   LIQUIDATION, DISSOLUTION OR WINDING UP

     In the event of the Liquidation, dissolution or winding up of the Corporation, or any other distribution of property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, and after payment to the holders of the shares of any class or series of shares in the capital of the Corporation ranking senior to the preference shares of amounts they are entitled to, the holders of the preference shares shall be entitled to receive from the property and assets of the Corporation a sum equal to the redemption amount of the preference shares held by them respectively plus all dividends declared and unpaid thereon to and including the date of payment and no more, in priority to the rights of the holders of the common shares and the shares of any other class or series of shares in the capital of the Corporation ranking junior to the preference shares. After payment to the holders of the preference shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

6.   NOTICES

     Any notice, cheque, notice of redemption or other communication from the Corporation herein provided for shall be either sent to the holders of the preference shares by ordinary unregistered mail, postage prepaid, or delivered by hand to such holders, at their respective addresses appearing on the securities register of the Corporation or, in the event of the address of any such holder not so appearing, then at the last address known to the Corporation of such holder. Accidental failure to give any such notice, notice of redemption or other communication to one or more holders of preference shares shall not affect the validity thereof, but, upon such failure being discovered, a copy of the notice, notice of redemption or other communication, as the case may be, shall be sent or delivered forthwith to such holder or holders. Unless otherwise provided herein, any notice, certificate or other communication from a holder of preference shares herein provided for shall be either sent to the Corporation by ordinary unregistered mail, postage prepaid, or delivered by hand to the Corporation, at its registered office. Any notice or other communication, including without limitation a notice of redemption or request for redemption, from the Corporation to the holders of the preference shares or from a holder of preference shares to the Corporation may be waived.

                     APPENDIX 3 TO THE PLAN OF ARRANGEMENT
        PROVISIONS ATTACHING TO THE CLASS B NON-VOTING PREFERENCE SHARES

    The Class B non-voting preference shares shall have the following rights, privileges, restrictions and conditions:

1.   RANKING

     The Class B non-voting preference shares shall rank junior to the Exchangeable Shares, the Class A non-voting preference shares and the shares of any other class or series ranking senior to the Class B non-voting preference shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs. The Class B non-voting preference shares shall rank senior to the common shares with respect to the payment of the Preferential Dividend Amount (as defined below) in respect to each financial year of the Corporation but shall rank equally with the common shares with respect to the payment of dividends in any financial year in excess of the Preferential Dividend Amount and shall rank senior to the common shares with respect to the payment of the Liquidation Amount (as defined below) in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.   VOTING RIGHTS

     The holders of the Class B non-voting preference shares shall not be entitled to receive notice of or to attend or to vote at any meeting of shareholders of the Corporation and shall not be entitled to vote separately as a class upon any proposal to amend the articles of the Corporation to change the maximum number of the shares of any class of shares or series thereof, or to effect an exchange, reclassification or cancellation of the Class B non-voting preference shares, or to create a new class of shares or series thereof having rights or privileges equal or superior to the Class B non-voting preference shares, provided, however, that notwithstanding the foregoing provisions of this section 2, the holders of the Class B non-voting preference shares shall be entitled to vote separately as a class in respect of any matter for which a separate vote is specifically provided in the CANADA BUSINESS CORPORATIONS ACT or any successor statute thereto, other than in respect of a proposal to amend the articles in a manner as hereinbefore in this section 2 specified.

3.   DIVIDENDS

     Subject always to the prior rights of the holders of the Exchangeable Shares, the Class A non-voting preference shares and of any shares of any other class or series ranking senior to the Class B non-voting preference shares, the holders of the Class B non-voting preference shares shall be entitled, prior to the payment of any dividends to the holders of common shares in any financial year of the Corporation, to receive in each financial year of the Corporation, if, as and when declared by the board of directors of the Corporation out of monies of the Corporation properly applicable to the payment of dividends, non-cumulative preferential cash dividends in the amount of 8% of the Liquidation Amount (as defined below) per Class B non-voting preference share per annum (the "Preferential Dividend Amount"). If in any financial year of the Corporation the board of directors in their discretion shall not declare the Preferential Dividend Amount or any part thereof on the Class B non-voting preference shares then the right of the holders of the Class B non-voting preference shares to the Preferential Dividend Amount or any greater preferential dividends than the preferential dividends actually declared for such financial year shall be forever extinguished.

     After payment of the Preferential Dividend Amount in respect of each Class B non-voting preference share for a particular financial year of the Corporation, the holders of the Class B non-voting preference shares and common shares shall participate equally as to any additional dividends, if, as and when declared by the board of directors of the Corporation and all additional dividends which the directors may determine to declare and pay in any financial year of the Corporation shall be declared and paid in equal or equivalent amounts per share, out of money, assets or property of the Corporation properly applicable to the payment of dividends or out of authorized but unissued shares of the Corporation, as applicable, on all the Class B non-voting preference shares and common shares at the time outstanding without preference or distinction.

4.   LIQUIDATION, DISSOLUTION OR WINDING-UP

     In the event of the liquidation, dissolution or winding up of the Corporation, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, and after payment to the holders of the Exchangeable Shares, the Class A non-voting preference shares and the shares of any other class or series of shares in the capital of the Corporation ranking senior to the Class B non-voting preference shares of amounts they are entitled to, the holders of the Class B non-voting preference shares shall be entitled to receive from the property and assets of the Corporation a sum equal to the Liquidation Amount (as defined below) of each Class B non-voting preference share held by them respectively plus all dividends declared and unpaid thereon to and including the date of payment and no more, in priority to the rights of the holders of the common shares and the shares of any other class or series of shares in the capital of the Corporation ranking junior to the Class B non-voting preference shares. The "Liquidation Amount" of a Class B non-voting preference share shall be equal to the quotient obtained by dividing:

     (a) $6,500,000,000, by

     (b) the number of issued and outstanding Class B non-voting preference shares as of the date on which entitlements to the Liquidation Amount are fixed.

     After payment to the holders of the Class B non-voting preference shares of the Liquidation Amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

5.   NOTICES

     Any notice, cheque or other communication from the Corporation herein provided for shall be sent to the holders of the Class B non-voting preference shares by ordinary unregistered mail, postage prepaid, or delivered by hand to such holders, at their respective addresses appearing on the securities register of the Corporation or, in the event of the address of any such holder not so appearing, then at the last address known to the Corporation of such holder. Accidental failure to give any such notice or other communication to one or more holders of Class B non-voting preference shares shall not affect the validity thereof, but, upon such failure being discovered, a copy of the notice or other communication shall be sent or delivered forthwith to such holder or holders. Any notice or other communication from the Corporation to the holders of the Class B non-voting preference shares may be waived.

                     APPENDIX 4 TO THE PLAN OF ARRANGEMENT
                          PROVISIONS ATTACHING TO THE
                              EXCHANGEABLE SHARES

     The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

                                   ARTICLE 1
                                 INTERPRETATION

1.1.  For the purposes of these share provisions:

     "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned Person, whether through the ownership of voting securities, by contract or otherwise.

     "BOARD OF DIRECTORS" means the board of directors of the Corporation.

     "BUSINESS DAY" means any day on which commercial banks are open for business in New York, New York and Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America.

     "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying:

     (a) the Foreign Currency Amount by,

     (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

     "COMMON SHARES" means the common shares in the capital of the Corporation.

     "CORPORATION" means 3506967 Canada Inc., a corporation governed by the CANADA BUSINESS CORPORATIONS ACT.

     "CURRENT MARKET PRICE" means, in respect of a Uniphase Common Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and ask prices of Uniphase Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on NASDAQ, or, if the Uniphase Common Shares are not then quoted on NASDAQ, on such other stock exchange or automated quotation system on which the Uniphase Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Uniphase Common Shares during such period does not create a market which reflects the fair market value of a Uniphase Common Share, then the Current Market Price of a Uniphase Common Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

     "DIVIDEND AMOUNT" has the meaning ascribed thereto in section 6.3 of these share provisions.

     "EXCHANGEABLE SHARES" mean the non-voting exchangeable shares in the capital of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

     "EXCHANGEABLE SHARE SUPPORT AGREEMENT" means that certain Exchangeable Share Support Agreement between Uniphase, Uniphase Nova Scotia and the Corporation, to be entered into in connection with the Plan of Arrangement.

     "EXCHANGEABLE SHARE VOTING EVENT" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement.

     "EXEMPT EXCHANGEABLE SHARE VOTING EVENT" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the Uniphase Common Shares.

     "LIQUIDATION AMOUNT" has the meaning ascribed thereto in section 5.1 of these share provisions.

     "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

     "LIQUIDATION DATE" has the meaning ascribed thereto in section 5.1 of these share provisions.

     "NASDAQ" means the Nasdaq National Market.

     "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status.

     "PLAN OF ARRANGEMENT" means the plan of arrangement relating to the arrangement of JDS FITEL Inc. under section 192 of the CANADA BUSINESS CORPORATIONS ACT to which these share provisions are attached as Appendix 4 and which plan (other than Appendix 4 thereto) is attached to these share provisions as Exhibit A.

     "PREFERENCE SHARES" means the Class A non-voting preference shares in the capital of the Corporation.

     "PURCHASE PRICE" has the meaning ascribed thereto in section 6.3 of these share provisions.

     "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in the Plan of Arrangement.

     "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

     "REDEMPTION DATE" means the date, if any, established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be no earlier than March 31, 2014, unless:

     (a) there are fewer than 992,372 Exchangeable Shares outstanding (other than Exchangeable Shares held by Uniphase and its Affiliates, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date prior to March 31, 2014 as they may determine, upon at least 60 days' prior written notice to the registered holders of the Exchangeable Shares;

     (b) a Uniphase Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Uniphase Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Uniphase Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to March 31, 2014 as they may determine, upon such number of days' prior written notice to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances;

     (c) an Exchangeable Share Voting Event is proposed, in which case, provided that the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, the redemption date shall be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable Shares to consider the Exchangeable Share Voting Event and the Board of Directors shall give such number of days' prior written notice of such redemption to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances; or

     (d) an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action and the Board of Directors shall give such number of days' prior written notice of such redemption to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b), (c) or (d) above to less than 10% of such holders of Exchangeable Shares shall not affect the validity of any such redemption.

     "REDEMPTION PRICE" has the meaning ascribed thereto in section 7.1 of these share provisions.

     "RETRACTED SHARES" has the meaning ascribed thereto in section 6.1(a) of these share provisions.

     "RETRACTION CALL RIGHT" has the meaning ascribed thereto in section 6.1(c) of these share provisions.

     "RETRACTION DATE" has the meaning ascribed thereto in section 6.1(b) of these share provisions.

     "RETRACTION PRICE" has the meaning ascribed thereto in section 6.1 of these share provisions.

     "RETRACTION REQUEST" has the meaning ascribed thereto in section 6.1 of these share provisions.

     "TRANSFER AGENT" means CIBC Mellon Trust Company or such other Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares.

     "TRUSTEE" means the trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

     "UNIPHASE" means Uniphase Corporation, a corporation existing under the laws of the State of Delaware, and any successor corporation thereto.

     "UNIPHASE COMMON SHARES" mean the shares of common stock, par value U.S. $0.001, in the capital of Uniphase, and any other securities into which such shares may be changed, including shares into which Uniphase Common Shares may be changed consequent upon an amalgamation, merger, reorganization or other transaction affecting the Uniphase Common Shares.

     "UNIPHASE CONTROL TRANSACTION" means any merger or amalgamation involving Uniphase, any tender offer for Uniphase, and any material sale of shares or rights or interests therein or thereto by Uniphase or similar transactions, or any proposal to do so.

     "UNIPHASE DIVIDEND DECLARATION DATE" means the date on which the Board of Directors declares any dividend on the Uniphase Common Shares.

     "UNIPHASE NOVA SCOTIA" means 3025244 Nova Scotia Company, an unlimited company existing under the laws of the Province of Nova Scotia and being a wholly-owned subsidiary of Uniphase.

     "UNIPHASE NOVA SCOTIA CALL NOTICE" has the meaning ascribed thereto in section 6.3 of these share provisions.

     "VOTING AND EXCHANGE TRUST AGREEMENT" means that certain Voting and Exchange Trust Agreement between Uniphase, the Corporation and the Trustee, to be entered into in connection with the Plan of Arrangement.

                                   ARTICLE 2
                         RANKING OF EXCHANGEABLE SHARES

2.1. The Exchangeable Shares shall be entitled to a preference over the Common Shares, the Preference Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding up its affairs.

                                   ARTICLE 3
                                   DIVIDENDS

3.1. Subject to section 3.2 below, a holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Uniphase Dividend Declaration Date, declare a dividend on each Exchangeable Share:

     (a) in the case of a cash dividend declared on the Uniphase Common Shares, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the Uniphase Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each Uniphase Common Share;

     (b) in the case of a stock dividend declared on the Uniphase Common Shares to be paid in Uniphase Common Shares, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Uniphase Common Shares to be paid on each Uniphase Common Share; or

     (c) in the case of a dividend declared on the Uniphase Common Shares in property other than cash or Uniphase Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by section 3.5 hereof) the type and amount of property declared as a dividend on each Uniphase Common Share.

Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, as applicable.

3.2. In the case of a stock dividend declared on the Uniphase Common Shares to be paid in Uniphase Common Shares, in lieu of declaring the stock dividend contemplated by section 3.1(b) on the Exchangeable Shares, the Board of Directors may, in its discretion and subject to applicable law, subdivide, redivide or change (the "subdivision") each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares as is equal to the sum of (i) a Uniphase Common Share and (ii) the number of Uniphase Common Shares to be paid as a stock dividend on each Uniphase Common Share. In such instance, and notwithstanding any other provision hereof, such subdivision shall become effective on the effective date specified in section 3.4 hereof without any further act or formality on the part of the Board of Directors or of the holders of Exchangeable Shares. For greater certainty, no approval of the holders of Exchangeable Shares to an amendment to the articles of the Corporation shall be required to give effect to such subdivision.

3.3. Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by section 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Subject to applicable law, certificates registered in the name of the registered holder of

Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by section 3.1(b) hereof or any subdivision of shares contemplated by section 3.2 hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend or share subdivision represented thereby. Such other type and amount of property in respect of any dividends contemplated by section 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.4. The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Uniphase Common Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision of Exchangeable Shares under section 3.2 hereof and the effective date of such subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding stock dividend declared on Uniphase Common Shares.

3.5. If on any payment date for any dividends declared on the Exchangeable Shares under section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.6. The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of sections 3.1 and 3.2 hereof, and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

     (a) in the case of any stock dividend or other distribution payable in Uniphase Common Shares, the number of such shares issued in proportion to the number of Uniphase Common Shares previously outstanding;

     (b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Uniphase Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors in the manner above contemplated) of a Uniphase Common Share;

     (c) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Uniphase of any class other than Uniphase Common Shares, any rights, options or warrants other than those referred to in section 3.6(b) above, any evidences of indebtedness of Uniphase or any assets of Uniphase), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Uniphase Common Share and the current market value (as determined by the Board of Directors in the manner above contemplated) of a Uniphase Common Share; and

     (d) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Uniphase Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

     For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the average of the closing bid and ask prices of such security during a period of not less than 20 consecutive trading days ending not more than three trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such determination by the Board of Directors shall be conclusive and binding on the Corporation and its shareholders.

                                   ARTICLE 4
                              CERTAIN RESTRICTIONS

4.1. So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but, subject to section 3.2 hereof, may at any time with, the approval of the holders of the Exchangeable Shares given as specified in section 10.2 of these share provisions:

     (a) pay any dividends on the Common Shares, the Preference Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

     (b) redeem or purchase or make any capital distribution in respect of the Common Shares, the Preference Shares or any other shares ranking junior to the Exchangeable Shares;

     (c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

     (d) issue any Exchangeable Shares other than (i) pursuant to any shareholder rights plan adopted by the Corporation, (ii) by way of stock dividend to the holders of such Exchangeable Shares contemplated by section 3.1 hereof, or (iii) by way of any subdivision of Exchangeable Shares contemplated by section 3.2 hereof; or

     (e) issue any shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

     The restrictions in sections 4.1(a), 4.1(b), 4.1(c) and 4.1.(d) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Uniphase Common Shares shall have been declared and paid on the Exchangeable Shares.

                                   ARTICLE 5
                          DISTRIBUTION ON LIQUIDATION

5.1. In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the exercise by Uniphase Nova Scotia of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares, the Preference Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Current Market Price of a Uniphase Common Share on the last Business Day prior to the Liquidation Date (the "Liquidation Amount"), which shall be satisfied in full by the Corporation causing to be delivered to such holder one Uniphase Common Share, together with all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date.

5.2. On or promptly after the Liquidation Date, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CANADA BUSINESS

CORPORATIONS ACT and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent, Uniphase or the Corporation may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of certificates representing Uniphase Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the remaining portion, if any, of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) (without interest). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) (without interest) for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Uniphase Common Shares delivered to them or the custodian on their behalf.

5.3. After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

                                   ARTICLE 6
                  RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1. A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Uniphase Nova Scotia of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Current Market Price of a Uniphase Common Share on the last Business Day prior to the Retraction Date (the "Retraction Price"), which shall be satisfied in full by the Corporation causing to be delivered to such holder one Uniphase Common Share for each Exchangeable Share presented and surrendered by the holder, together with, on the payment date therefor, the full amount of all declared and unpaid dividends on any such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Retraction Date. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CANADA BUSINESS CORPORATIONS ACT and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent, Uniphase or the Corporation may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:

     (a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

     (b) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Corporation; and

     (c) acknowledging the overriding right (the "Retraction Call Right") of Uniphase Nova Scotia to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Uniphase Nova Scotia in accordance with the Retraction Call Right on the terms and conditions set out in section 6.3 below.

6.2. Subject to the exercise by Uniphase Nova Scotia of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in section 6.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares, provided that all declared and unpaid dividends for which the record date has occurred prior to the Retraction Date shall be paid on the payment date for such dividends. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Uniphase Nova Scotia pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

6.3. Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Uniphase Nova Scotia thereof. In order to exercise the Retraction Call Right, Uniphase Nova Scotia must notify the Corporation of its determination to do so (the "Uniphase Nova Scotia Call Notice") within five Business Days of notification to Uniphase Nova Scotia by the Corporation of the receipt by the Corporation of the Retraction Request. If Uniphase Nova Scotia does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that Uniphase Nova Scotia will not exercise the Retraction Call Right. If Uniphase Nova Scotia delivers the Uniphase Nova Scotia Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Uniphase Nova Scotia in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Uniphase Nova Scotia shall purchase from such holder and such holder shall sell to Uniphase Nova Scotia on the Retraction Date the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the Retraction Price per share, plus, on the designated payment date therefor, to the extent not paid by the Corporation on the designated payment date therefor, an additional amount equivalent to the full amount of all declared and unpaid dividends on those Retracted Shares held by such holder on any dividend record date which occurred prior to the Retraction Date (the "Dividend Amount"). For the purposes of completing a purchase pursuant to the Retraction Call Right, Uniphase Nova Scotia shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing Uniphase Common Shares and a cheque or cheques of Uniphase Nova Scotia payable at par at any branch of the bankers of Uniphase Nova Scotia representing the aggregate Dividend Amount, less any amounts withheld on account of tax required to be deducted and withheld therefrom (without interest). Provided that Uniphase Nova Scotia has complied with the immediately preceding sentence, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such

Retracted Shares shall take place on the Retraction Date. In the event that Uniphase Nova Scotia does not deliver a Uniphase Nova Scotia Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4. The Corporation or Uniphase Nova Scotia, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, certificates representing the Uniphase Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in such other name as the holder may request, and, if applicable and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of the Corporation or Uniphase Nova Scotia, as applicable, representing the aggregate Dividend Amount in payment of the total Retraction Price or the total Purchase Price, as the case may be, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom (without interest), and such delivery of such certificates and cheques on behalf of the Corporation or by Uniphase Nova Scotia, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).

6.5. On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Uniphase Nova Scotia shall thereafter be considered and deemed for all purposes to be a holder of the Uniphase Common Shares delivered to it.

6.6. Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Uniphase Nova Scotia shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem the maximum number of Exchangeable Shares which the Board of Directors determine the Corporation is, on the Retraction Date, permitted to redeem, which shall be selected as nearly as may be PRO RATA (disregarding fractions) in proportion to the total number of Exchangeable Shares tendered for retraction by each holder thereof and the Corporation shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to section 6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7 and provided further that Uniphase Nova Scotia shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to section 6.2 of these share provisions as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Trustee to require Uniphase to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Uniphase to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

6.7. A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Uniphase Nova Scotia shall be deemed to have been revoked.

                                   ARTICLE 7
              REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1. Subject to applicable law, and provided Uniphase Nova Scotia has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Current Market Price of a Uniphase Common Share on the last Business Day prior to the Redemption Date (the "Redemption Price"), which shall be satisfied in full by the Corporation causing to be delivered to each holder of Exchangeable Shares one Uniphase Common Share for each Exchangeable Share held by such holder, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date.

7.2. In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 60 days before the Redemption Date (other than a Redemption Date established in connection with a Uniphase Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by Uniphase Nova Scotia under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a Uniphase Control Transaction, an Exchangeable Share Voting Event and an Exempt Exchangeable Share Voting Event, the written notice of redemption by the Corporation or the purchase by Uniphase Nova Scotia under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors of the Corporation to be reasonably practicable in the circumstances. In any such case, such notice shall set out the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

7.3. On or after the Redemption Date and subject to the exercise by Uniphase Nova Scotia of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date, upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CANADA BUSINESS CORPORATIONS ACT and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent, Uniphase or the Corporation may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares, together with payment of such dividends, shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of certificates representing Uniphase Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and, if applicable, a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of any such dividends, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom (without interest). On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price and any such dividends, unless payment of the total Redemption Price and any such dividends for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price and any such dividends have been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price for and the full amount of such dividends on (except as provided in the preceding sentence) the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice, less any amounts withheld on account of tax required to be deducted and withheld therefrom (without interest). Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price and such dividends for such Exchangeable Shares so deposited (without interest), against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price and the full amount of such dividends, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Uniphase Common Shares delivered to them or the custodian on their behalf.

                                   ARTICLE 8
                           PURCHASE FOR CANCELLATION

8.1. Subject to applicable law and the articles of the Corporation, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this section 8.1, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be PRO RATA according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If part only of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

                                   ARTICLE 9
                                 VOTING RIGHTS

9.1.  Except as required by applicable law and by Article 10, section 11.1 and section 12.2 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

                                   ARTICLE 10
                             AMENDMENT AND APPROVAL

10.1. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

10.2. Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 35% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 35% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

                                   ARTICLE 11
                            RECIPROCAL CHANGES, ETC.
                      IN RESPECT OF UNIPHASE COMMON SHARES

11.1. Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement provides, in part, that Uniphase will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of these share provisions:

     (a) issue or distribute Uniphase Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares) to the holders of all or substantially all of the then outstanding Uniphase Common Shares by way of stock dividend or other distribution, other than an issue of Uniphase Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares) to holders of Uniphase Common Shares who exercise an option to receive dividends in Uniphase Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares) in lieu of receiving cash dividends;

     (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Uniphase Common Shares entitling them to subscribe for or to purchase Uniphase Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares); or

     (c) issue or distribute to the holders of all or substantially all of the then outstanding Uniphase Common Shares:

        (i) shares or securities of Uniphase of any class other than Uniphase Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Uniphase Common Shares);

        (ii) rights, options or warrants other than those referred to in section 11.1(b) above;

       (iii) evidences of indebtedness of Uniphase; or

        (iv) assets of Uniphase,
unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

11.2. Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement further provides, in part, that Uniphase will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of these share provisions:

     (a) subdivide, redivide or change the then outstanding Uniphase Common Shares into a greater number of Uniphase Common Shares;

     (b) reduce, combine, consolidate or change the then outstanding Uniphase Common Shares into a lesser number of Uniphase Common Shares; or

     (c) reclassify or otherwise change the Uniphase Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Uniphase Common Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares. The Exchangeable Share Support Agreement further provides, in part, that the aforesaid provisions of the Exchangeable Share Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of these share provisions.

                                   ARTICLE 12
     ACTIONS BY THE CORPORATION UNDER EXCHANGEABLE SHARE SUPPORT AGREEMENT

12.1. The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Uniphase, Uniphase Nova Scotia and the Corporation with all provisions of the Exchangeable Share Support Agreement applicable to Uniphase, Uniphase Nova Scotia and the Corporation, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.

12.2. The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Exchangeable Share Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

     (a) adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares thereunder;

     (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

     (c) making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 13
                              LEGEND; CALL RIGHTS

13.1. The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Exchangeable Share Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right and the Redemption Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder).

13.2. Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Uniphase Nova Scotia, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Uniphase Nova Scotia as therein provided.

                                   ARTICLE 14
                                    NOTICES

14.1. Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

14.2. Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by ordinary mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by ordinary mail shall be at the sole risk of the holder mailing the same.

14.3. Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

14.4. If the Corporation determines that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice to the holders of Exchangeable Shares hereunder, the Corporation shall, notwithstanding the provisions hereof, give such notice by means of publication in THE GLOBE AND MAIL, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada and in a French language daily newspaper of general circulation in the Province of Quebec, once in each of two successive weeks, and notice so published shall be deemed to have been given on the latest date on which the first publication has taken place.

     If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Corporation would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally to the Corporation in accordance with section 14.1 or 14.2, as the case may be.

                                   SCHEDULE A
                              NOTICE OF RETRACTION

To: 3506967 Canada Inc. (the "Corporation") and 3025244 Nova Scotia Company
    ("Uniphase Nova Scotia").

     This notice is given pursuant to Article 6 of the provisions (the "Share Provisions") attaching to the Exchangeable Shares of the Corporation represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

     The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with Article 6 of the Share Provisions:

     / / all share(s) represented by this certificate; or / / ____________ share(s) only.

     The undersigned hereby notifies the Corporation that the Retraction Date
shall be       .

NOTE: The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by the Corporation. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by the Corporation.

     The undersigned acknowledges the overriding Retraction Call Right of Uniphase Nova Scotia to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retractable Shares to Uniphase Nova Scotia in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in section
6.3 of the Share Provisions. This notice of retraction, and this offer to sell the Retracted Shares to Uniphase Nova Scotia, may be revoked and withdrawn by the undersigned only by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date.

     The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, and provided that Uniphase Nova Scotia shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Uniphase to purchase the unredeemed Retracted Shares.

     The undersigned hereby represents and warrants to Uniphase Nova Scotia and the Corporation that the undersigned:

     / /  is

     (select one)

     / /  is not

a non-resident of Canada for purposes of the INCOME TAX ACT (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS NOT A NON-RESIDENT OF CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

     The undersigned hereby represents and warrants to Uniphase Nova Scotia and the Corporation that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Uniphase Nova Scotia or the Corporation, as the case may be, free and clear of all liens, claims and encumbrances.

            (Date)                      (Signature of Shareholder)                   (Guarantee of Signature)

/ / Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.
Date: ____________________________________

Name of Person in Whose Name Securities or Cheque(s)
Are to be Registered, Issued or Delivered (please print): ______________________ Street Address or P.O. Box: ____________________________________________________
Signature of Shareholder: ______________________________________________________
City, Province and Postal Code: ________________________________________________
Signature Guaranteed by: _______________________________________________________

NOTE: If this notice of retraction is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Corporation represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

                                   APPENDIX D
                  FORM OF EXCHANGEABLE SHARE SUPPORT AGREEMENT

     MEMORANDUM OF AGREEMENT made as of the     day of     , 1999.

B E T W E E N :

              UNIPHASE CORPORATION,
              a corporation existing under the laws of the State of Delaware,
              (hereinafter referred to as "Uniphase"),

                                                              OF THE FIRST PART,

                                    - and -

              3025244 NOVA SCOTIA COMPANY,
              an unlimited company existing under the laws of the Province of Nova Scotia,
              (hereinafter referred to as "Uniphase Nova Scotia"),

                                                             OF THE SECOND PART,

                                    - and -

              3506967 CANADA INC.,
              a corporation existing under the laws of Canada
              (hereinafter referred to as "Exchangeco"),

                                                              OF THE THIRD PART.

     WHEREAS pursuant to a merger agreement (the "Merger Agreement") dated as of January 28, 1999 and amended and restated as of April 29, 1999 among Uniphase, Exchangeco and JDS FITEL Inc. ("JDS") and the plan of arrangement (the "Plan of Arrangement") contemplated by the Merger Agreement, Exchangeco has issued Class B non-voting preference shares ("Class B Non-Voting Preference Shares") to certain direct or indirect holders of common shares of JDS;

     AND WHEREAS pursuant to the Merger Agreement and the Plan of Arrangement, Exchangeco is to issue exchangeable shares ("Exchangeable Shares") to certain holders of Class B Non-Voting Preference Shares in exchange for such Class B Non-Voting Preference Shares;

     AND WHEREAS pursuant to the Merger Agreement and coincident with the issue of Exchangeable Shares to certain holders of Class B Non-Voting Preference Shares, Uniphase and Exchangeco are to execute a support agreement substantially in the form of this Agreement;

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                   ARTICLE 1.
                         DEFINITIONS AND INTERPRETATION

1.1.  DEFINED TERMS

     Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions") attaching to the Exchangeable Shares attached as Appendix 4 to the Plan of Arrangement as set out in the Articles of Arrangement of JDS, unless the context requires otherwise.

1.2.  INTERPRETATION NOT AFFECTED BY HEADINGS

     The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3.  NUMBER, GENDER

     Words importing the singular number only shall include the plural and VICE VERSA. Words importing any gender shall include all genders.

1.4.  DATE FOR ANY ACTION

     If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE 2.
                      COVENANTS OF UNIPHASE AND EXCHANGECO

2.1.  COVENANTS REGARDING EXCHANGEABLE SHARES

     So long as any Exchangeable Shares not owned by Uniphase or its Affiliates are outstanding, Uniphase will:

     (a) not declare or pay any dividend on the Uniphase Common Shares unless
       (i) Exchangeco shall (w) simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares (an "Equivalent Dividend"), and (x) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any Equivalent Dividend, or (ii) Exchangeco shall (y) subdivide the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) (an "Equivalent Stock Subdivision"), and (z) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

     (b) advise Exchangeco sufficiently in advance of the declaration by Uniphase of any dividend on Uniphase Common Shares and take all such other actions as are reasonably necessary, in co-operation with Exchangeco, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Uniphase Common Shares or, (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the Uniphase Common Shares;

     (c) ensure that the record date for any dividend declared on Uniphase Common Shares is not less than 10 Business Days after the declaration date of such dividend;

     (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Exchangeco, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to cause to be delivered Uniphase Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Share Provisions;

     (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Uniphase Nova Scotia, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Uniphase Nova Scotia to cause to be delivered Uniphase Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

     (f) if it becomes a "specified financial institution" (as such term is defined in the INCOME TAX ACT (Canada) or does not deal at arm's length with such a person, take all such actions and do all such things as are reasonably necessary or desirable to cause Uniphase Nova Scotia to exercise the Retraction Call Right if requested to do so by a holder of Exchangeable Shares making a Retraction Request.

2.2.  SEGREGATION OF FUNDS

     Uniphase will cause Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Share Provisions, as applicable.

2.3.  RESERVATION OF UNIPHASE COMMON SHARES

     Uniphase hereby represents, warrants and covenants in favour of Exchangeco and Uniphase Nova Scotia that Uniphase has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Uniphase or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Uniphase Common Shares (or other shares or securities into which Uniphase Common Shares may be reclassified or changed as contemplated by section
2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Uniphase to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Uniphase may now or hereafter be required to issue Uniphase Common Shares, to enable and permit Uniphase Nova Scotia to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit Exchangeco to meet its obligations hereunder and under the Share Provisions.

2.4.  NOTIFICATION OF CERTAIN EVENTS

     In order to assist Uniphase to comply with its obligations hereunder and to permit Uniphase Nova Scotia to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, Exchangeco will notify Uniphase and Uniphase Nova Scotia of each of the following events at the time set forth below:

     (a) in the event of any determination by the Board of Directors of Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

     (b) promptly, upon the earlier of receipt by Exchangeco of notice of and Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;

     (c) immediately, upon receipt by Exchangeco of a Retraction Request;

     (d) on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

     (e) as soon as practicable upon the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Class B Non-Voting Preference Shares pursuant to the Plan of Arrangement).

2.5.  DELIVERY OF UNIPHASE COMMON SHARES TO EXCHANGECO AND UNIPHASE NOVA SCOTIA

     In furtherance of its obligations under sections 2.1(d) and (e) hereof, upon notice from Exchangeco or Uniphase Nova Scotia of any event that requires Exchangeco or Uniphase Nova Scotia to cause to be delivered Uniphase Common Shares to any holder of Exchangeable Shares, Uniphase shall forthwith issue and deliver or cause to be delivered to Exchangeco or Uniphase Nova Scotia the requisite number of Uniphase Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Exchangeco or Uniphase Nova Scotia shall direct. All such Uniphase Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Uniphase Common Share, Exchangeco or Uniphase Nova Scotia, as the case may be, shall issue to Uniphase, or as Uniphase shall direct, common shares of Exchangeco or Uniphase Nova Scotia having equivalent value.

2.6.  QUALIFICATION OF UNIPHASE COMMON SHARES

     If any Uniphase Common Shares (or other shares or securities into which Uniphase Common Shares may be reclassified or changed as contemplated by section
2.7 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfilment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by Uniphase and delivered by Uniphase at the direction of Uniphase Nova Scotia or Exchangeco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" for purposes of Canadian provincial securities law or an "affiliate" of Uniphase for purposes of United States federal or state securities law), Uniphase will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Uniphase Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. Uniphase will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Uniphase Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Uniphase Common Shares (or such other shares or securities) have been listed by Uniphase and remain listed and are quoted or posted for trading at such time.

2.7.  ECONOMIC EQUIVALENCE

     (a) Uniphase will not without prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

        (i) issue or distribute Uniphase Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares) to the holders of all or substantially all of the then outstanding Uniphase Common Shares by way of stock dividend or other distribution, other than an issue of Uniphase Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares) to holders of Uniphase Common Shares who exercise an option to receive dividends in Uniphase Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares) in lieu of receiving cash dividends; or

        (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Uniphase Common Shares entitling them to subscribe for or to purchase Uniphase Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares); or

       (iii) issue or distribute to the holders of all or substantially all of the then outstanding Uniphase Common Shares (A) shares or securities of Uniphase of any class other than Uniphase Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Uniphase Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above, (C) evidences of indebtedness of Uniphase or (D) assets of Uniphase, unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares, in which case, for greater certainty, no approval of the holders of Exchangeable Shares is required; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Uniphase in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Merger Agreement.

     (b) Uniphase will not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

        (i) subdivide, redivide or change the then outstanding Uniphase Common Shares into a greater number of Uniphase Common Shares; or

        (ii) reduce, combine, consolidate or change the then outstanding Uniphase Common Shares into a lesser number of Uniphase Common Shares; or

       (iii) reclassify or otherwise change Uniphase Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Uniphase Common Shares,

       unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares, in which case, for greater certainty, no approval of the holders of Exchangeable Shares is required.

     (c) Uniphase will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Uniphase (with contemporaneous notification thereof by Uniphase to Exchangeco).

     (d) The Board of Directors of Exchangeco shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Uniphase. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Exchangeco to be relevant, be considered by the Board of Directors of Exchangeco:

        (i) in the case of any stock dividend or other distribution payable in Uniphase Common Shares, the number of such shares issued in proportion to the number of Uniphase Common Shares previously outstanding;

        (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Uniphase Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Uniphase Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of Exchangeco in the manner above contemplated) of a Uniphase Common Share;

       (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Uniphase of any class other than Uniphase Common Shares, any rights, options or warrants other than those referred to in section 2.7(d)(ii) above, any evidences of indebtedness of Uniphase or any assets of Uniphase), the relationship between the fair market value (as determined by the Board of Directors of Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Uniphase Common Share and the current market value (as determined by the Board of Directors of Exchangeco in the manner above contemplated) of a Uniphase Common Share;

        (iv) in the case of any subdivision, redivision or change of the then outstanding Uniphase Common Shares into a greater number of Uniphase Common Shares or the reduction, combination, consolidation or change of the then outstanding Uniphase Common Shares into a lesser number of Uniphase Common Shares or any amalgamation, merger, reorganization or other transaction affecting Uniphase Common Shares, the effect thereof upon the then outstanding Uniphase Common Shares; and

        (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Uniphase Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

       For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the average of the closing bid and ask prices of such security during a period of not less than 20 consecutive trading days ending not more than three trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors of Exchangeco the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors of Exchangeco, in good faith and in its sole discretion, and provided further that any such determination by the Board of Directors of Exchangeco shall be conclusive and binding on Uniphase.

     (e) Exchangeco agrees that, to the extent required, upon due notice from Uniphase, Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Uniphase Common Shares and Exchangeable Shares as provided for in this section 2.7.

2.8.  TENDER OFFERS

     In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Uniphase Common Shares (an "Offer") is proposed by Uniphase or is proposed to Uniphase or its shareholders and is recommended by the Board of Directors of Uniphase, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Uniphase, and the Exchangeable Shares are not redeemed by Exchangeco or purchased by Uniphase Nova Scotia pursuant to the Redemption Call Right, Uniphase will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Uniphase Common Shares, without discrimination. Without limiting the generality of the foregoing, Uniphase will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Exchangeco to redeem (or Uniphase Nova Scotia to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a Uniphase Control Transaction.

2.9.  OWNERSHIP OF OUTSTANDING SHARES

     Without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions, Uniphase covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Uniphase or any of its Affiliates, Uniphase will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Exchangeco and Uniphase Nova Scotia.

2.10. UNIPHASE AND AFFILIATES NOT TO VOTE EXCHANGEABLE SHARES

     Uniphase covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Uniphase further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the CANADA BUSINESS CORPORATIONS ACT (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11. RULE 10B-18 PURCHASES

     For greater certainty, nothing contained in this Agreement, including without limitation the obligations of Uniphase contained in section 2.8 hereof, shall limit the ability of Uniphase or Exchangeco to make a "Rule 10b-18 Purchase" of Uniphase Common Shares pursuant to Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended, or any successor provisions thereof.

2.12. STOCK EXCHANGE LISTING

     Uniphase covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Uniphase or any of its Affiliates, Uniphase will use its reasonable best efforts to maintain a listing for such Exchangeable Shares on a Canadian stock exchange.

                                   ARTICLE 3.
                              UNIPHASE SUCCESSORS

3.1.  CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC.

     Uniphase shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

     (a) such other person or continuing corporation (the "Uniphase Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an Agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Uniphase Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Uniphase Successor to pay and deliver or cause to be delivered the same and its Agreement to observe and perform all the covenants and obligations of Uniphase under this Agreement; and

     (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.

3.2.  VESTING OF POWERS IN SUCCESSOR

     Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver a supplemental agreement hereto and thereupon Uniphase Successor shall possess and from time to time may exercise each and every right and power of Uniphase under this Agreement in the name of Uniphase or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Uniphase or any officers of Uniphase may be done and performed with like force and effect by the directors or officers of such Uniphase Successor.

3.3.  WHOLLY-OWNED SUBSIDIARIES

     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Uniphase with or into Uniphase or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Uniphase provided that all of the assets of such subsidiary are transferred to Uniphase or another wholly-owned direct or indirect subsidiary of Uniphase and any such transactions are expressly permitted by this Article 3.

                                   ARTICLE 4.
                                    GENERAL

4.1.  TERM

     This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person or entity other than Uniphase and any of its Affiliates.

4.2.  CHANGES IN CAPITAL OF UNIPHASE AND EXCHANGECO

     At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8 hereof or otherwise, as a result of which either Uniphase Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, MUTATIS MUTANDIS, to all new securities into which Uniphase Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an Agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3.  SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4.  AMENDMENTS, MODIFICATIONS

     This Agreement may not be amended or modified except by an Agreement in writing executed by Exchangeco, Uniphase Nova Scotia and Uniphase and approved by the holders of the Exchangeable Shares in accordance with section 10.2 of the Share Provisions.

4.5.  MINISTERIAL AMENDMENTS

     Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

     (a) adding to the covenants of any or all parties provided that the Board of Directors of each of Exchangeco, Uniphase Nova Scotia and Uniphase shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

     (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Exchangeco, Uniphase Nova Scotia and Uniphase, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

     (c) making such changes or corrections which, on the advice of counsel to Exchangeco, Uniphase Nova Scotia and Uniphase, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Exchangeco, Uniphase Nova Scotia and Uniphase shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6.  MEETING TO CONSIDER AMENDMENTS

     Exchangeco, at the request of Uniphase, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.4 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of Exchangeco, the Share Provisions and all applicable laws.

4.7.  AMENDMENTS ONLY IN WRITING

     No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.8.  ENUREMENT

     This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.9.  NOTICES TO PARTIES

     All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

     (a) if to Exchangeco:

       3506967 Canada Inc.
       c/o Uniphase Corporation
       163 Baypointe Parkway
       San Jose, CA
       U.S.A. 95134
       Attention:      Senior Vice President, Business Development
       Telecopier No.:  (408) 954-0540

     (b) if to Uniphase or Uniphase Nova Scotia:

       Uniphase Corporation
       163 Baypointe Parkway
       San Jose, CA
       U.S.A. 95134
       Attention:      Senior Vice President, Business Development
       Telecopier No.:  (408) 954-0540

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.10. COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11. JURISDICTION

     This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.12. ATTORNMENT

     Each of Uniphase and Uniphase Nova Scotia agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Exchangeco at its registered office in the Province of Ontario as attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

UNIPHASE CORPORATION

By:
           Name:
           Title:

3025244 NOVA SCOTIA COMPANY

By:
           Name:
           Title:

3506967 CANADA INC.

By:
           Name:
           Title:

                                   APPENDIX E
                  FORM OF VOTING AND EXCHANGE TRUST AGREEMENT

     MEMORANDUM OF AGREEMENT made as of the     day of     , 1999.

B E T W E E N :

              3506967 CANADA INC.,
              a corporation existing under the laws of Canada, (hereinafter referred to as "Exchangeco"),

                                                              OF THE FIRST PART,

                                    - and -

              UNIPHASE CORPORATION,
              a corporation existing under the laws of the State of Delaware,
              (hereinafter referred to as "Uniphase"),

                                                             OF THE SECOND PART,

                                    - and -

              CIBC MELLON TRUST COMPANY,
              a trust company incorporated under the laws of Canada,
              (hereinafter referred to as "Trustee"),

                                                              OF THE THIRD PART.

     WHEREAS pursuant to a merger agreement (the "Merger Agreement") dated as of January 28, 1999 and amended and restated as of April 29, 1999 among Uniphase, Exchangeco and JDS FITEL Inc. ("JDS") and the plan of arrangement (the "Plan of Arrangement") contemplated by the Merger Agreement, Exchangeco has issued Class B non-voting preference shares ("Class B Non-Voting Preference Shares") to certain direct or indirect holders of common shares of JDS;

     AND WHEREAS pursuant to the Merger Agreement and the Plan of Arrangement, Exchangeco is to issue exchangeable shares ("Exchangeable Shares") to certain holders of Class B Non-Voting Preference Shares in exchange for such Class B Non-Voting Preference Shares;

     AND WHEREAS pursuant to the Merger Agreement and the Plan of Arrangement and coincident with and as part of the issue of Exchangeable Shares to certain holders of Class B Non-Voting Preference Shares, Uniphase and Exchangeco are to execute a voting and exchange trust agreement substantially in the form of this trust agreement;

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this trust agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1.  DEFINITIONS

     In this trust agreement, the following terms shall have the following meanings:

     "AFFILIATE" of any person means any other person directly or indirectly controlling, controlled by, or under control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

     "ARRANGEMENT" means the arrangement involving, among others, JDS and its shareholders contemplated by the Plan of Arrangement.

     "AUTOMATIC EXCHANGE RIGHTS" means the benefit of the obligation of Uniphase to effect the automatic exchange of Uniphase Common Shares for Exchangeable Shares pursuant to section 5.12.

     "BENEFICIARIES" means the registered holders from time to time of Exchangeable Shares, other than Uniphase and Uniphase Affiliates.

     "BENEFICIARY VOTES" has the meaning ascribed thereto in section 4.2.

     "BUSINESS DAY" means any day on which commercial banks are open for business in New York, New York and Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the province of Ontario or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America.

     "CANADIAN DOLLAR EQUIVALENT" means, in respect of an amount expressed in a currency other than Canadian dollars (the "FOREIGN CURRENCY AMOUNT") at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors of Uniphase to be appropriate for such purpose.

     "CURRENT MARKET PRICE" means, in respect of a Uniphase Common Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and ask prices of Uniphase Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on NASDAQ, or, if the Uniphase Common Shares are not then quoted on NASDAQ, on such other stock exchange or automated quotation system on which the Uniphase Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors of Uniphase for such purpose; provided however, that if in the opinion of the Board of Directors of Uniphase the public distribution or trading activity of Uniphase Common Shares during such period does not create a market which reflects the fair market value of a Uniphase Common Share, then the Current Market Price of a Uniphase Common Share shall be determined by the Board of Directors of Uniphase, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors of Uniphase shall be conclusive and binding.

     "EXCHANGE RIGHT" has the meaning ascribed thereto in section 5.1.

     "EXCHANGEABLE SHARES" means the non-voting exchangeable shares in the capital of Exchangeco.

     "INDEMNIFIED PARTIES" has the meaning ascribed thereto in section 9.1.

     "INSOLVENCY EVENT" means the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the COMPANIES CREDITORS' ARRANGEMENT ACT (Canada) and the BANKRUPTCY AND INSOLVENCY ACT (Canada), and the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, or the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 6.6 of the Share Provisions.

     "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

     "LIQUIDATION EVENT" has the meaning ascribed thereto in section 5.12(b).

     "LIQUIDATION EVENT EFFECTIVE DATE" has the meaning ascribed thereto in section 5.12(c).

     "LIST" has the meaning ascribed thereto in section 4.6.

     "OFFICER'S CERTIFICATE" means, with respect to Uniphase or Exchangeco, as the case may be, a certificate signed by any one director or officer of Uniphase or Exchangeco, as the case may be.

     "PERSON" includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

     "PLAN OF ARRANGEMENT" means the plan of arrangement providing for the Arrangement.

     "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

     "RETRACTED SHARES" has the meaning ascribed thereto in section 5.7.

     "RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Share Provisions.

     "SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

     "SUPPORT AGREEMENT" means that certain support agreement made as of even date herewith between Exchangeco, Uniphase Nova Scotia and Uniphase.

     "TRUST" means the trust created by this trust agreement.

     "TRUST ESTATE" means the Uniphase Special Voting Share, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this trust agreement.

     "TRUSTEE" means CIBC Mellon Trust Company and, subject to the provisions of
     Article 10, includes any successor trustee.

     "UNIPHASE AFFILIATES" means Affiliates of Uniphase.

     "UNIPHASE COMMON SHARE" means a share of common stock, par value U.S.$0.001, in the capital of Uniphase.

     "UNIPHASE CONSENT" has the meaning ascribed thereto in section 4.2.

     "UNIPHASE MEETING" has the meaning ascribed thereto in section 4.2.

     "UNIPHASE NOVA SCOTIA" means 3025244 Nova Scotia Company, an unlimited company existing under the laws of Nova Scotia, and being a wholly-owned subsidiary of Uniphase.

     "UNIPHASE SPECIAL VOTING SHARE" means the one share of special voting stock of Uniphase, par value U.S.$0.001, which entitles the holder of record of such share to a number of votes at meetings of holders of Uniphase Common Shares equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by Uniphase and Uniphase Affiliates), which share is to be issued to, deposited with, and voted by, the Trustee as described herein.

     "UNIPHASE SUCCESSOR" has the meaning ascribed thereto in section 11.1(a).

     "VOTING RIGHTS" means the voting rights attached to the Uniphase Special Voting Share.

1.2.  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this trust agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation of this trust agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this trust agreement. The terms "this trust agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this trust agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3.  NUMBER, GENDER, ETC.

     Words importing the singular number only shall include the plural and VICE VERSA. Words importing any gender shall include all genders.

1.4.  DATE FOR ANY ACTION

     If any date on which any action is required to be taken under this trust agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE 2
                              PURPOSE OF AGREEMENT

2.1.  ESTABLISHMENT OF TRUST

     The purpose of this trust agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the Uniphase Special Voting Share in order to enable the Trustee to execute the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this trust agreement.

                                   ARTICLE 3
                         UNIPHASE SPECIAL VOTING SHARE

3.1.  ISSUE AND OWNERSHIP OF THE UNIPHASE SPECIAL VOTING SHARE

     Uniphase hereby issues to and deposits with the Trustee, the Uniphase Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this trust agreement. Uniphase hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Uniphase Special Voting Share by Uniphase to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee shall possess and be vested with full legal ownership of the Uniphase Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Uniphase Special Voting Share provided that the Trustee shall:

     (a) hold the Uniphase Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this trust agreement; and

     (b) except as specifically authorized by this trust agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Uniphase Special Voting Share and the Uniphase Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this trust agreement.

3.2.  LEGENDED SHARE CERTIFICATES

     Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3.  SAFE KEEPING OF CERTIFICATE

     The certificate representing the Uniphase Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

                                   ARTICLE 4
                           EXERCISE OF VOTING RIGHTS

4.1.  VOTING RIGHTS

     The Trustee, as the holder of record of the Uniphase Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Uniphase Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of Uniphase at a Uniphase Meeting or in connection with a Uniphase Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 7.15:

     (a) the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Uniphase Meeting is held or a Uniphase Consent is sought; and

     (b) to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2.  NUMBER OF VOTES

     With respect to all meetings of shareholders of Uniphase at which holders of Uniphase Common Shares are entitled to vote (each, a "Uniphase Meeting") and with respect to all written consents sought by Uniphase from its shareholders including the holders of Uniphase Common Shares (each, a "Uniphase Consent"), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date established by Uniphase or by applicable law for such Uniphase Meeting or Uniphase Consent, as the case may be (the "Beneficiary Votes"), in respect of each matter, question, proposal or proposition to be voted on at such Uniphase Meeting or in connection with such Uniphase Consent.

4.3.  MAILINGS TO SHAREHOLDERS

     With respect to each Uniphase Meeting and Uniphase Consent, the Trustee shall use its reasonable efforts to mail or cause to be mailed (or otherwise communicate in the same manner as Uniphase utilizes in communications to holders of Uniphase Common Shares, subject to the Trustee being advised in writing of that method and its ability to provide that method of communication) to each of the Beneficiaries named in the List referred to in section 4.6, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Uniphase to its shareholders:

     (a) a copy of such notice, together with any related materials to be provided to shareholders of Uniphase;

     (b) a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Uniphase Meeting or Uniphase Consent or, pursuant to section 4.7, to attend such Uniphase Meeting and to exercise personally the Beneficiary Votes thereat;

     (c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

        (i) a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

        (ii) a proxy to a designated agent or other representative of the management of Uniphase to exercise such Beneficiary Votes;

     (d) a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

     (e) a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

     (f) a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Uniphase Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

The materials referred to above are to be provided to the Trustee by Uniphase.

     For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Uniphase Meeting or Uniphase Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Uniphase or by applicable law for purposes of determining shareholders entitled to vote at such Uniphase Meeting. Uniphase will notify the Trustee of any decision of the Board of Directors of Uniphase with respect to the calling of any Uniphase Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

4.4.  COPIES OF SHAREHOLDER INFORMATION

     Uniphase will deliver to the Trustee copies of all proxy materials (including notices of Uniphase Meetings but excluding proxies to vote Uniphase Common Shares), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Uniphase Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Uniphase Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Uniphase, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Uniphase) received by the Trustee from Uniphase contemporaneously with the sending of such materials to holders of Uniphase Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in the City of Toronto all proxy materials, information statements, reports and other written communications that are:

     (a) received by the Trustee as the registered holder of the Uniphase Special Voting Share and made available by Uniphase generally to the holders of Uniphase Common Shares; or

     (b) specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Uniphase.

4.5.  OTHER MATERIALS

     As soon as reasonably practicable after receipt by Uniphase or shareholders of Uniphase (if such receipt is known by Uniphase) of any material sent or given by or on behalf of a third party to holders of Uniphase Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Uniphase shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Uniphase, copies of all such materials received by the Trustee from Uniphase. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in the City of Toronto copies of all such materials.

4.6.  LIST OF PERSONS ENTITLED TO VOTE

     Exchangeco shall, (a) prior to each annual, general and special Uniphase Meeting or the seeking of any Uniphase Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Uniphase Meeting or a Uniphase Consent, at the close of business on the record date established by Uniphase or pursuant to applicable law for determining the holders of Uniphase Common Shares entitled to receive notice of and/or to vote at such Uniphase Meeting or to give consent in connection with such Uniphase Consent. Each such List shall be delivered to the Trustee promptly after receipt by Exchangeco of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time to enable the Trustee to perform its obligations under this trust agreement. Uniphase agrees to give Exchangeco written notice (with a copy to the Trustee) of the calling of any Uniphase Meeting or the seeking of any Uniphase Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Exchangeco to perform its obligations under this section 4.6.

4.7.  ENTITLEMENT TO DIRECT VOTES

     Any Beneficiary named in a List prepared in connection with any Uniphase Meeting or Uniphase Consent will be entitled (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8.  VOTING BY TRUSTEE, AND ATTENDANCE OF TRUSTEE REPRESENTATIVE AT MEETING

     (a) In connection with each Uniphase Meeting and Uniphase Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instructions in the notice given by the Trustee to the Beneficiary pursuant to section 4.3.

     (b) The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Uniphase Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee's representative, and at the Beneficiary's request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9.  DISTRIBUTION OF WRITTEN MATERIALS

     Any written materials distributed by the Trustee pursuant to this trust agreement shall be sent by mail (or otherwise communicated in the same manner as Uniphase utilizes in communications to holders of Uniphase Common Shares subject to the Trustee being advised in writing of that method of communication and its ability to provide that method of communication) to each Beneficiary at its address as shown on the books of Exchangeco. Exchangeco shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

     (a) a current List; and

     (b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this trust agreement.

4.10. TERMINATION OF VOTING RIGHTS

     All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Uniphase or Uniphase Nova Scotia, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for Uniphase Common Shares, as specified in Article 5 (unless, in either case, Uniphase shall not have delivered the requisite Uniphase Common Shares issuable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to
Article 6 or 7 of the Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Exchangeco pursuant to Article 5 of the Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Uniphase Nova Scotia pursuant to the exercise by Uniphase Nova Scotia of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

                                   ARTICLE 5
                     EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1.  GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT

     Uniphase hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Uniphase to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this trust agreement. Uniphase hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Uniphase to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

     (a) hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this trust agreement; and

     (b) except as specifically authorized by this trust agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this trust agreement.

5.2.  LEGENDED SHARE CERTIFICATES

     Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

     (a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

     (b) the Automatic Exchange Rights.

5.3.  GENERAL EXERCISE OF EXCHANGE RIGHT

     The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to section 7.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4.  PURCHASE PRICE

     The total purchase price payable by Uniphase for each Exchangeable Share to be purchased by Uniphase under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a Uniphase Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by Uniphase causing to be sent to such holder one Uniphase Common Share, plus (b) to the extent not paid by Exchangeco, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale. In connection with each exercise of the Exchange Right, Uniphase shall provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share. The total purchase price for each such Exchangeable Share so purchased may be satisfied only by Uniphase issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one Uniphase Common Share and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to section 5.13).

5.5.  EXERCISE INSTRUCTIONS

     Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Exchangeco. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by mail, at its principal office in Toronto, Ontario or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Uniphase to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CANADA BUSINESS CORPORATIONS ACT and the by-laws of Exchangeco and such additional documents and instruments as the Trustee, Uniphase or Exchangeco may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Uniphase to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Uniphase free and clear of all liens, claims, security interests, adverse claims and encumbrances,
(iii) the names in which the certificates representing Uniphase Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and (b) payment (or evidence satisfactory to the Trustee, Exchangeco and Uniphase of payment) of the taxes (if any) payable as contemplated by section 5.8 of this trust agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Uniphase under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Exchangeco.

5.6.  DELIVERY OF UNIPHASE COMMON SHARES; EFFECT OF EXERCISE

     Promptly after receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires Uniphase to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, payable as contemplated by section 5.8 or evidence thereof), duly endorsed for transfer to Uniphase, the Trustee shall notify Uniphase and Exchangeco of its receipt of the same, which notice to Uniphase and Exchangeco shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and Uniphase shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the number of Uniphase Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to section 5.13); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Exchangeco and Uniphase of the payment of) the taxes (if any) payable as contemplated by section 5.8 of this trust agreement. Immediately upon the giving of notice by the Trustee to Uniphase and Exchangeco of the exercise of the Exchange Right as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to Uniphase all of such holders' right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor (together with a cheque for the balance, if any, of the total purchase price therefor without interest), unless the requisite number of Uniphase Common Shares is not allotted, issued and delivered by Uniphase to the Trustee within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Uniphase Common Shares are so allotted, issued and delivered by Uniphase and any such cheque is delivered and paid. Upon delivery by Uniphase to the Trustee of such Uniphase Common Shares, the Trustee shall deliver such Uniphase Common Shares to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Uniphase Common Shares delivered to it pursuant to the Exchange Right.

5.7.  EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION

     In the event that a Beneficiary has exercised its right under Article 6 of the Share Provisions to require Exchangeco to redeem any or all of the Exchangeable Shares held by the Beneficiary (the "Retracted Shares") and is notified by Exchangeco pursuant to section 6.6 of the Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Uniphase Nova Scotia shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Exchangeco pursuant to section 6.1 of the Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Exchangeco is unable to redeem. In any such event, Exchangeco hereby agrees with the Trustee and in favour of the Beneficiary to immediately notify the Trustee of such prohibition against Exchangeco redeeming all of the Retracted Shares and to promptly forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Exchangeco or to the transfer agent of the Exchangeable Shares (including without limitation, a copy of the retraction request delivered pursuant to section 6.1 of the Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Exchangeco is not permitted to redeem and will require Uniphase to purchase such shares in accordance with the provisions of this Article 5.

5.8.  STAMP OR OTHER TRANSFER TAXES

     Upon any sale of Exchangeable Shares to Uniphase pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Uniphase Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Beneficiary of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Uniphase, Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, Uniphase and Exchangeco that such taxes, if any, have been paid.

5.9.  NOTICE OF INSOLVENCY EVENT

     As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Exchangeco and Uniphase shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Exchangeco or

Uniphase of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Uniphase, a notice of such Insolvency Event in the form provided by Uniphase, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10. QUALIFICATION OF UNIPHASE COMMON SHARES

     Uniphase covenants that if any Uniphase Common Shares to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other Canadian or United States federal, provincial or state legal requirement before such shares may be issued and delivered by Uniphase to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of Uniphase for purposes of Canadian provincial securities law or an "affiliate" of Uniphase for purposes of United States federal or state securities law), Uniphase will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Uniphase Common Shares to be and remain duly registered, qualified or approved. Uniphase will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Uniphase Common Shares to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Uniphase Common Shares have been listed by Uniphase and remain listed and are quoted or posted for trading at such time.

5.11. UNIPHASE COMMON SHARES

     Uniphase hereby represents, warrants and covenants that the Uniphase Common Shares issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.12. AUTOMATIC EXCHANGE ON LIQUIDATION OF UNIPHASE

     (a) Uniphase will give the Trustee written notice of each of the following events at the time set forth below:

        (i) in the event of any determination by the Board of Directors of Uniphase to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Uniphase or to effect any other distribution of assets of Uniphase among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

        (ii) as soon as practicable following the earlier of (A) receipt by Uniphase of notice of, and (B) Uniphase otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Uniphase or to effect any other distribution of assets of Uniphase among its shareholders for the purpose of winding up its affairs, in each case where Uniphase has failed to contest in good faith any such proceeding commenced in respect of Uniphase within 30 days of becoming aware thereof.

     (b) As soon as practicable following receipt by the Trustee from Uniphase of notice of any event (a "Liquidation Event") contemplated by section 5.12(a)(i) or 5.12(a)(ii) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided by Uniphase to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for Uniphase Common Shares provided for in section 5.12(c).

     (c) In order that the Beneficiaries will be able to participate on a PRO RATA basis with the holders of Uniphase Common Shares in the distribution of assets of Uniphase in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the "Liquidation Event Effective Date") of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Uniphase Common Shares. To effect such automatic exchange, Uniphase shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a total purchase price per share equal to (a) the Current Market Price of a Uniphase Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by Uniphase issuing to the Beneficiary one Uniphase Common Share, and (b) to the extent not paid by Exchangeco, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. In connection with such automatic exchange, Uniphase shall provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

     (d) On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Uniphase Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to Uniphase all of the Beneficiary's right, title and interest in and to such Beneficiary's Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and Uniphase shall issue to the Beneficiary the Uniphase Common Shares issuable upon the automatic exchange of Exchangeable Shares for Uniphase Common Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Uniphase Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for Uniphase Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Uniphase pursuant to such automatic exchange shall thereafter be deemed to represent Uniphase Common Shares issued to the Beneficiary by Uniphase pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Uniphase Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as Uniphase may reasonably require, Uniphase shall deliver or cause to be delivered to the Beneficiary certificates representing Uniphase Common Shares of which the Beneficiary is the holder.

5.13. WITHHOLDING RIGHTS

     Uniphase, Exchangeco and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this trust agreement to any holder of Exchangeable Shares or Uniphase Common Shares such amounts as Uniphase, Exchangeco or the Trustee is required or permitted to deduct and withhold with respect to such payment under the INCOME TAX ACT (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amounts so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Uniphase, Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Uniphase, Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirements and Uniphase, Exchangeco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. Uniphase represents and warrants that, based upon facts currently known to it, it has no current intention, as at the date of this trust agreement, to deduct or withhold from any dividend paid to holders of Exchangeable Shares any amounts under the United States Internal Revenue Code of 1986.

                                   ARTICLE 6
             RESTRICTIONS ON ISSUE OF UNIPHASE SPECIAL VOTING STOCK

6.1.  ISSUE OF ADDITIONAL SHARES

     During the term of this trust agreement, Uniphase will not, without the consent of the holders at the relevant time of Exchangeable Shares, given in accordance with section 10.2 of the Share Provisions, issue any shares of its special voting stock in addition to the Uniphase Special Voting Share.

                                   ARTICLE 7
                             CONCERNING THE TRUSTEE

7.1.  POWERS AND DUTIES OF THE TRUSTEE

     The rights, powers, duties and authorities of the Trustee under this trust agreement, in its capacity as Trustee of the Trust, shall include:

     (a) receipt and deposit of the Uniphase Special Voting Share from Uniphase as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this trust agreement;

     (b) granting proxies and distributing materials to Beneficiaries as provided in this trust agreement;

     (c) voting the Beneficiary Votes in accordance with the provisions of this trust agreement;

     (d) receiving the grant of the Exchange Right and the Automatic Exchange Rights from Uniphase as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this trust agreement;

     (e) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this trust agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Uniphase Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

     (f) holding title to the Trust Estate;

     (g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this trust agreement;

     (h) taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Uniphase and Exchangeco under this trust agreement; and

     (i) taking such other actions and doing such other things as are specifically provided in this trust agreement.

     In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this trust agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

     The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

7.2.  NO CONFLICT OF INTEREST

     The Trustee represents to Uniphase and Exchangeco that at the date of execution and delivery of this trust agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this trust agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 7.2, any interested party may apply to the Ontario Superior Court of Justice for an order that the Trustee be replaced as Trustee hereunder.

7.3.  DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC.

     Uniphase and Exchangeco irrevocably authorize the Trustee, from time to time, to:

     (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Uniphase Common Shares; and

     (b) requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this trust agreement and (ii) from the transfer agent of Uniphase Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights in the manner specified in Article 5 hereof.

     Uniphase and Exchangeco irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Uniphase covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights in each case pursuant to Article 5 hereof.

7.4.  BOOKS AND RECORDS

     The Trustee shall keep available for inspection by Uniphase and Exchangeco at the Trustee's principal office in Toronto, Ontario correct and complete books and records of account relating to the Trust created by this trust agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before September 30, 2000 and on or before September 30 in every year thereafter, so long as the Uniphase Special Voting Share is on deposit with the Trustee, the Trustee shall transmit to Uniphase and Exchangeco a brief report, dated as of the preceding June 30, with respect to:

     (a) the property and funds comprising the Trust Estate as of that date;

     (b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Uniphase of Uniphase Common Shares in connection with the Exchange Right, during the fiscal year ended on such June 30; and

     (c) any action taken by the Trustee in the performance of its duties under this trust agreement which it had not previously reported.

7.5.  INCOME TAX RETURNS AND REPORTS

     The Trustee shall, to the extent necessary, prepare and file or cause to be prepared and filed on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded and in connection therewith may obtain the advice of and assistance from such experts as the Trustee may reasonably consider necessary or advisable. If requested by the Trustee, Uniphase shall retain such experts for providing such advice or assistance to the Trustee.

7.6.  INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE

     The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this trust agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Uniphase Special Voting Share pursuant to Article 4, subject to section 7.15, and with respect to the Exchange Right pursuant to Article 5, subject to section 7.15, and with respect to the Automatic Exchange Rights pursuant to Article 5, subject to section 7.15.

     None of the provisions contained in this trust agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as aforesaid.

7.7.  ACTION OF BENEFICIARIES

     No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this trust agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funds, security or indemnity referred to in section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights, except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

7.8.  RELIANCE UPON DECLARATIONS

     The Trustee shall not be considered to be in contravention of any its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, mailing labels, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions, Lists, mailing labels, reports or other papers or documents comply with the provisions of section 7.9, if applicable, and with any other applicable provisions of this trust agreement.

7.9.  EVIDENCE AND AUTHORITY TO TRUSTEE

     Uniphase and/or Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this trust agreement relating to any action or step required or permitted to be taken by Uniphase and/or Exchangeco or the Trustee under this trust agreement or as a result of any obligation imposed under this trust agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Uniphase and/or Exchangeco promptly if and when:

     (a) such evidence is required by any other section of this trust agreement to be furnished to the Trustee in accordance with the terms of this section 7.9; or

     (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this trust agreement, gives Uniphase and/or Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

     Such evidence shall consist of an Officer's Certificate of Uniphase and/or Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this trust agreement.

     Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Uniphase and/or Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Uniphase and/or Exchangeco it shall be in the form of an Officer's Certificate or a statutory declaration.

     Each statutory declaration, Officer's Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this trust agreement shall include a statement by the person giving the evidence:

     (a) declaring that he has read and understands the provisions of this trust agreement relating to the condition in question;

     (b) describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

     (c) declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

7.10. EXPERTS, ADVISORS AND AGENTS

     The Trustee may:

     (a) in relation to these presents act and rely on the opinion or advice of or information obtained from or prepared by any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Uniphase and/or Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

     (b) retain or employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

7.11. INVESTMENT OF MONEYS HELD BY TRUSTEE

     Unless otherwise provided in this trust agreement, any moneys held by or on behalf of the Trustee which under the terms of this trust agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Exchangeco. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Exchangeco, in the deposit department of the Trustee or any other chartered bank, loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12. TRUSTEE NOT REQUIRED TO GIVE SECURITY

     The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this trust agreement or otherwise in respect of the premises.

7.13. TRUSTEE NOT BOUND TO ACT ON REQUEST

     Except as in this trust agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Uniphase and/or Exchangeco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14. AUTHORITY TO CARRY ON BUSINESS

     The Trustee represents to Uniphase and Exchangeco that at the date of execution and delivery by it of this trust agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this trust agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any Province of Canada, either become so authorized or resign in the manner and with the effect specified in
Article 10.

7.15. CONFLICTING CLAIMS

     If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

     (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

     (b) all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

     If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

7.16. ACCEPTANCE OF TRUST

     The Trustee hereby accepts the Trust created and provided for by and in this trust agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

                                   ARTICLE 8
                                  COMPENSATION

8.1.  FEES AND EXPENSES OF THE TRUSTEE

     Uniphase and Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this trust agreement and will reimburse the Trustee for all reasonable expenses (including but not limited to taxes other than taxes based on the net income of the Trustee, compensation paid to experts and advisers, and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this trust agreement; provided that Uniphase and Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct.

                                   ARTICLE 9
                  INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1.  INDEMNIFICATION OF THE TRUSTEE

     Uniphase and Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this trust agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this trust agreement, or any written or oral instruction (to be confirmed in writing) delivered to the Trustee by Uniphase or Exchangeco pursuant hereto.

     In no case shall Uniphase or Exchangeco be liable under this indemnity for any claim against any of the Indemnified Parties unless Uniphase and Exchangeco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Uniphase and Exchangeco shall be entitled to participate at their own expense in the defence and, if Uniphase and Exchangeco so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Uniphase or Exchangeco, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Trustee and Uniphase or Exchangeco and the Trustee shall have been advised by counsel acceptable to Uniphase or Exchangeco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Uniphase or Exchangeco and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Uniphase and Exchangeco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the resignation or removal of the trustee and the termination of the Trust.

9.2.  LIMITATION OF LIABILITY

     The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this trust agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

                                   ARTICLE 10
                               CHANGE OF TRUSTEE

10.1. RESIGNATION

     The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Uniphase and Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than one month before such desired resignation date unless Uniphase and Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Uniphase and Exchangeco shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing appointment of a successor trustee by Uniphase and Exchangeco, a successor trustee may be appointed by an order of the Ontario Superior Court of Justice upon application of one or more parties hereto. Should the retiring trustee apply for the appointment of a successor trustee by an order of the Ontario Superior Court of Justice it shall be at the joint and several expense of Uniphase and Exchangeco.

10.2. REMOVAL

     The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days' prior notice by written instrument executed by Uniphase and Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

10.3. SUCCESSOR TRUSTEE

     Any successor trustee appointed as provided under this trust agreement shall execute, acknowledge and deliver to Uniphase and Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this trust agreement, with the like effect as if originally named as trustee in this trust agreement. However, on the written request of Uniphase and Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this trust agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Uniphase, Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4. NOTICE OF SUCCESSOR TRUSTEE

     Upon acceptance of appointment by a successor trustee as provided herein, Uniphase and Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Uniphase or Exchangeco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Uniphase and Exchangeco.

                                   ARTICLE 11
                              UNIPHASE SUCCESSORS

11.1. CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC.

     Uniphase shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

     (a) such other person or continuing corporation (herein called the "Uniphase Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this trust agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Uniphase Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Uniphase Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Uniphase under this trust agreement; and

     (b) such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

11.2. VESTING OF POWERS IN SUCCESSOR

     Whenever the conditions of section 11.1 have been duly observed and performed, the Trustee and, if required by section 11.1, Uniphase Successor and Exchangeco shall execute and deliver the supplemental trust agreement provided for in Article 12 and thereupon Uniphase Successor shall possess and from time to time may exercise each and every right and power of Uniphase under this trust agreement in the name of Uniphase or otherwise and any act or proceeding by any provision of this trust agreement required to be done or performed by the Board of Directors of Uniphase or any officers of Uniphase may be done and performed with like force and effect by the directors or officers of such Uniphase Successor.

11.3. WHOLLY-OWNED SUBSIDIARIES

     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Uniphase with or into Uniphase or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Uniphase provided that all of the assets of such subsidiary are transferred to Uniphase or another wholly-owned direct or indirect subsidiary of Uniphase and any such transactions are expressly permitted by this Article 11.

                                   ARTICLE 12
                  AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

12.1. AMENDMENTS, MODIFICATIONS, ETC.

     This trust agreement may not be amended or modified except by an agreement in writing executed by Uniphase, Exchangeco and the Trustee and approved by the Beneficiaries in accordance with section 10.2 of the Share Provisions.

12.2. MINISTERIAL AMENDMENTS

     Notwithstanding the provisions of section 12.1, the parties to this trust agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this trust agreement for the purposes of:

     (a) adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of Exchangeco and Uniphase shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

     (b) making such amendments or modifications not inconsistent with this trust agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Uniphase and Exchangeco and in the opinion of counsel to the Trustee, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that such Boards of Directors shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

     (c) making such changes or corrections which, on the advice of counsel to Uniphase, Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board of Directors of each of Uniphase and Exchangeco shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

12.3. MEETING TO CONSIDER AMENDMENTS

     Exchangeco, at the request of Uniphase, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Exchangeco, the Share Provisions and all applicable laws.

12.4. CHANGES IN CAPITAL OF UNIPHASE AND EXCHANGECO

     At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Uniphase Common Shares or the Exchangeable Shares or both are in any way changed, this trust agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, MUTATIS MUTANDIS, to all new securities into which Uniphase Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

12.5. EXECUTION OF SUPPLEMENTAL TRUST AGREEMENTS

     No amendment to or modification or waiver of any of the provisions of this trust agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Exchangeco (when authorized by a resolution of its Board of Directors), Uniphase (when authorized by a resolution of its Board of Directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

     (a) evidencing the succession of Uniphase Successors and the covenants of and obligations assumed by each such Uniphase Successor in accordance with the provisions of Article 11 and the successors of any successor trustee in accordance with the provisions of Article 10;

     (b) making any additions to, deletions from or alterations of the provisions of this trust agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee relying on the advice of counsel, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Uniphase, Exchangeco, the Trustee or this trust agreement; and

     (c) for any other purposes not inconsistent with the provisions of this trust agreement, including without limitation, to make or evidence any amendment or modification to this trust agreement as contemplated hereby, provided that, in the opinion of the Trustee relying on the advice of counsel, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

                                   ARTICLE 13
                                  TERMINATION

13.1. TERM

     The Trust created by this trust agreement shall continue until the earliest to occur of the following events:

     (a) no outstanding Exchangeable Shares are held by a Beneficiary (other than Uniphase and its Affiliates);

     (b) each of Uniphase and Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with section 10.2 of the Share Provisions; and

     (c) 21 years from the date of this trust agreement.

13.2. SURVIVAL OF AGREEMENT

     This trust agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Articles 8 and 9 shall survive any such termination of this trust agreement.

                                   ARTICLE 14
                                    GENERAL

14.1. SEVERABILITY

     If any term or other provision of this trust agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this trust agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this trust agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

14.2. ENUREMENT

     This trust agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

14.3. NOTICES TO PARTIES

     All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

     (a) if to Exchangeco:

       3506967 Canada Inc.
       c/o Uniphase Corporation
       163 Baypointe Parkway
       San Jose, CA
       U.S.A. 95134
       Attention:      Senior Vice President, Business Development
       Telecopier No.:  (408) 954-0540

     (b) if to Uniphase:

       Uniphase Corporation
       163 Baypointe Parkway
       San Jose, CA
       U.S.A. 95134
       Attention:      Senior Vice President, Business Development
       Telecopier No.:  (408) 954-0540

     (c) if to the Trustee:

       CIBC Mellon Trust Company
       320 Bay Street
       P.O. Box 1
       Toronto, Ontario
       M5H 4A6
       Attention:      AVP, Client Services
       Telecopier No.:  (416) 643-5570

     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

14.4. NOTICE TO BENEFICIARIES

     Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Exchangeco from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply MUTATIS MUTANDIS to notices or documents as aforesaid sent to such Beneficiaries.

14.5. COUNTERPARTS

     This trust agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.6. JURISDICTION

     This trust agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.7. ATTORNMENT

     Uniphase agrees that any action or proceeding arising out of or relating to this trust agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the court of any other jurisdiction and hereby appoints Exchangeco at its registered office in the Province of Ontario as Uniphase's attorney for service of process.

     IN WITNESS WHEREOF the parties hereto have caused this trust agreement to be duly executed as of the date first above written.

3506967 CANADA INC.

By:
           Name:
           Title:

UNIPHASE CORPORATION

By:
           Name:
           Title:

CIBC MELLON TRUST COMPANY

By:
           Name:
           Title:

By:
           Name:
           Title:

                                   APPENDIX F
                         UNIPHASE TRANSACTION PROPOSAL

     On January 28, 1999, Uniphase Corporation ("Uniphase"), 3506967 Canada Inc. ("Exchangeco"), a newly formed Canadian subsidiary of Uniphase, and JDS FITEL Inc. ("JDS"), entered into a merger agreement which was amended and restated as of April 29, 1999 (the "Merger Agreement"), pursuant to which JDS will be combined with Uniphase (the "Transaction"). Pursuant to the Merger Agreement, each holder of outstanding common shares of JDS ("JDS Common Shares") will receive as consideration for each JDS Common Share, subject to certain conditions, either (a) 0.50855 of a share of common stock of Uniphase (a "Uniphase Common Share"), or (b) 0.50855 of a share of a new class of stock of Exchangeco (an "Exchangeco Share"). As a result of the Transaction, JDS will become an indirect subsidiary of Uniphase.

                                   APPENDIX G
                           JDS ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1. The arrangement (the "Arrangement") under section 192 of the CANADA BUSINESS CORPORATIONS ACT involving JDS FITEL Inc. ("JDS"), as more particularly described and set forth in the Management Information Circular (the "Circular") of JDS accompanying the notice of this meeting, including the joint supplement thereto (the "Supplement") (as the Arrangement may be modified or amended) is hereby authorized, approved and adopted.

2. The Plan of Arrangement involving JDS, the full text of which is set out as Appendix C to the Supplement, (as the same may be or may have been amended) is hereby approved and adopted.

3. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of JDS or that the Arrangement has been approved by the Ontario Superior Court of Justice (the "Court"), the directors of JDS are hereby authorized (i) to amend the Merger Agreement (the "Merger Agreement") dated as of January 28, 1999 and amended and restated as of April 29, 1999 between Uniphase, Exchangeco and JDS, or the Plan of Arrangement to the extent permitted by the Merger Agreement, and (ii) not to proceed with the Arrangement at any time prior to the issue of a certificate of arrangement under the CANADA BUSINESS CORPORATIONS ACT giving effect to the Arrangement without the further approval of the shareholders of JDS but only if the Merger Agreement is terminated in accordance with Article 8 thereof.

4. Each officer of JDS is hereby authorized, acting on behalf of JDS, to execute, under the seal of JDS or otherwise, and to file articles of arrangement, and such other documents as are necessary or desirable, with the Director under the CANADA BUSINESS CORPORATIONS ACT.

5. Each officer of JDS is hereby authorized, acting on behalf of JDS, to execute or cause to be executed, under the seal of JDS or otherwise, and to deliver or to cause to be delivered, all such documents, agreements and instruments, and to do or to cause to be done all such other acts and things, as such officer determines to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

January 28, 1999
Board of Directors
Uniphase Corporation

163 Baypointe Parkway

San Jose, CA 95134

Dear Members of the Board:

     Uniphase Corporation, a Delaware corporation ("Uniphase"), Uniphase Exchangeco (Canada), a Canadian corporation and an indirect wholly-owned subsidiary of Uniphase ("Exchangeco"), and JDS FITEL Inc., a Canadian corporation ("JDS FITEL"), have entered into a Merger Agreement dated as of January 28, 1999 (the "Agreement") providing for the proposed combination of Uniphase and JDS FITEL (the "Merger"). The Agreement provides, among other things, that pursuant to the terms of a Plan of Arrangement under Section 192 of the Canada Business Corporations Act (the "Plan of Arrangement"), JDS FITEL will become an indirect wholly-owned subsidiary of Uniphase and shareholders of JDS FITEL will receive, in exchange for each share of common stock of JDS FITEL issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), subject to the terms of the Agreement, that number of shares of common stock of Uniphase or that number of exchangeable shares of Exchangeco, equal to the Exchange Ratio (as such term is defined in the Plan of Arrangement) (the right to receive the applicable number of shares of common stock of Uniphase or of exchangeable shares of Exchangeco being referred to herein as the "Exchange Consideration"). You have requested our opinion as to whether the Exchange Consideration to be paid by Uniphase to the holders of common stock of JDS FITEL is fair, from a financial point of view, to the holders of common stock of Uniphase. The terms and conditions of the Merger are set out more fully in the Agreement.

     BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Uniphase in connection with the Merger and will receive a fee for our services. We have acted as co-managing underwriter to Uniphase in Uniphase's public offering of its securities. BT Alex. Brown regularly publishes research reports regarding the communications industry and the businesses and securities of publicly owned companies in the communications industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of Uniphase and JDS FITEL for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of Uniphase and JDS FITEL.

     In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning Uniphase and JDS FITEL and certain internal analyses and other information furnished to us by Uniphase and JDS FITEL. We have also held discussions with the members of the senior management of Uniphase and JDS FITEL regarding the business and prospects of Uniphase and JDS FITEL and the prospects of a combined company. In addition, we have (i) compared certain financial information for JDS FITEL and Uniphase with similar information for companies whose securities are publicly traded,

(ii) reviewed the financial terms of certain recent business combinations which we deemed to be comparable, (iii) reviewed a draft of the Agreement and certain related documents, (iv) performed an analysis of the relative contributions of Uniphase and JDS FITEL based on certain pro forma combined financial information of Uniphase and JDS FITEL following consummation of the Merger, (v) reviewed the premiums paid in certain recent business combinations which we deemed to be comparable, and (vi) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy and completeness of such information and that such information is a fair presentation of the underlying facts and circumstances. With respect to the information relating to the prospects of Uniphase and JDS FITEL, we have assumed that such information reflects the best currently available judgments and estimates of the management of Uniphase and JDS FITEL, as the case may be, as to the likely future financial performance of Uniphase and JDS FITEL. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets of Uniphase or JDS FITEL, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter and on the information noted above available to us as of the date hereof. It should be understood that, although subsequent developments may affect this opinion, we assume no obligation to update, revise or reaffirm this opinion. In rendering this opinion, we have assumed that the Merger will be consummated substantially on the terms described in the draft of the Agreement provided to us for our review, without any waiver of any material terms or conditions by any party thereto. We have also assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all applicable United States federal and state statutes, rules and regulations and Canadian national, provincial or territorial statutes, rules or regulations.

     We have been retained by the Board of Directors of Uniphase as financial advisor in connection with the Merger and for the purpose of rendering this opinion. A portion of our fee is due and payable upon delivery of this opinion and a portion of our fee is due and payable upon the consummation of the Merger.

     Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of Uniphase and this opinion is not intended to be and does not constitute a recommendation to any stockholder of Uniphase as to how such stockholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of Uniphase as alternatives to the Merger, or the underlying business decision of the Board of Directors of Uniphase to proceed with the Merger. This opinion may not be published or otherwise used or referred to, nor shall any public reference to BT Alex. Brown be made, without our prior written consent. We hereby consent, however, to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement distributed to the shareholders of Uniphase or JDS FITEL in connection with the approval of the Merger and to any description of, or reference to, this opinion therein in a form and substance acceptable to us and our legal counsel.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Consideration to be paid by Uniphase to the holders of common stock of JDS FITEL pursuant to the Agreement is fair, from a financial point of view, to the holders of common stock of Uniphase.

                                           Very truly yours,

                                           BT ALEX. BROWN INCORPORATED

                                                          [LOGO]

                                   APPENDIX I
                      CIBC WORLD MARKETS FAIRNESS OPINION

 [LOGO]
   WORLD MARKETS
                                                                 CIBC WOOD GUNDY
                                                                 SECURITIES INC.
                                                         BCE PLACE, P.O. BOX 500
                                                                  161 BAY STREET
                                                             TORONTO, ON M5J 2S8
                                                               TEL: 416 594-7000

      January 28, 1999

      The Board of Directors
      JDS FITEL Inc.
      570 West Hunt Club
      Nepean, Ontario
      K2G 5W8

      To The Board of Directors:

      CIBC Wood Gundy Securities Inc. ("CIBCWG") understands that JDS FITEL Inc. ("JDS" or the "Company") is contemplating entering into a merger agreement among the Company, Uniphase Exchangeco (Canada) and Uniphase Corporation ("Uniphase"), to be dated the 28(th) day of January, 1999 (the "Merger Agreement"), which provides for JDS and Uniphase to combine their business operations through a plan of arrangement which would result in JDS becoming a wholly-owned subsidiary of Uniphase (the "Transaction"). As set forth more fully in the Merger Agreement, as a result of the Transaction, each shareholder of the Company who is a Canadian resident will receive for each common share of the Company ("Company Common Share") held, at his or her option, (i) 0.50855 shares (the "Exchange Ratio") of common stock of Uniphase ("Uniphase Common Shares") or (ii) the Exchange Ratio of exchangeable shares of Uniphase Exchangeco (Canada), which are exchangeable on a share for share basis for Uniphase Common Shares. Shareholders of the Company who are not Canadian residents will receive, for each Company Common Share held, the Exchange Ratio of Uniphase Common Shares. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

      The Board of Directors of the Company (the "Board") has retained CIBCWG to review the Transaction and to provide to the Board financial advice and an opinion (the "Fairness Opinion") that the Transaction is fair, from a financial point of view, to the common shareholders of the Company.

      CIBCWG'S ENGAGEMENT

      The Board initially contacted CIBCWG regarding potential transaction opportunities in August of 1998, and CIBCWG was formally engaged by the Company to provide strategic and financial advice under an agreement between the Company and CIBCWG (the "Engagement Agreement") dated November 23, 1998. As part of the Engagement Agreement, CIBCWG agreed to render a fairness opinion in connection with a prospective transaction involving the Company, if so requested.

                                                          CIBC WOOD GUNDY
                                                          SECURITIES INC.

      Fees payable to CIBCWG pursuant to the Engagement Agreement will cover services related to the Fairness Opinion, and CIBCWG will be reimbursed for all reasonable out-of-pocket expenses in connection therewith. In addition, JDS has agreed to indemnify CIBCWG in respect of certain liabilities that may arise out of its engagement. CIBCWG has consented to the inclusion of the Fairness Opinion in its entirety, together with a summary thereof, in the joint proxy circular to be sent to the Company's and Uniphase's shareholders and to the filing thereof, if necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada and with the United States Securities and Exchange Commission.

      CIBCWG'S CREDENTIALS

      CIBCWG is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Fairness Opinion expressed herein is the opinion of CIBCWG, and the form and content have been approved by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

      CIBCWG is not an insider, associate or affiliate of the Company or to any other party to the Merger Agreement. CIBCWG has provided investment banking services to the Company in the past, including acting as lead manager in the underwriting of securities of the Company during the past 24 months.

      SCOPE OF REVIEW

      In connection with preparing and rendering the Fairness Opinion, CIBCWG has reviewed, and where it considered appropriate, relied upon (without verifying independently the completeness or accuracy of), or undertaken, among other things:

       (i) the Merger Agreement;

       (ii) annual reports for JDS for the fiscal years ended May 31, 1994, 1995, 1996, 1997 and 1998 and the unaudited interim report for the six-month period ended November 30, 1998;

      (iii) annual reports for Uniphase for the fiscal years ended June 30, 1994, 1995, 1996, 1997 and 1998 and the unaudited interim reports for the three-month period ended September 30, 1998;

       (iv) the Annual Information Form dated May 31, 1998 for JDS;

       (v) the Management Proxy Circular approved by the Directors of JDS on September 3, 1998;

       (vi) the Annual Report or Form 10-K of Uniphase for the year ended June 30, 1998 and the Quarterly Report or Form 10-Q for the quarter ended September 30, 1998;

      (vii) the Proxy Statement for the Annual Meeting of Stockholders of Uniphase dated November 10, 1998;

      (viii) discussions with members of the management of JDS and Uniphase concerning their current and future business operations, financial condition and results and prospects;

       (ix) Uniphase 1998 and 1999 year-to-date vs. budget financials;

       (x) Uniphase's 1998 Operating Plan;

       (xi) conversations with other professional advisors assisting JDS during its due-diligence process and related due diligence reports;

      (xii) other publicly available information regarding JDS' and Uniphase's operations;

      (xiii) certain financial and stock market data of JDS, Uniphase and other companies in the fiber optics industry;

                                                          CIBC WOOD GUNDY
                                                          SECURITIES INC.

      (xiv) certain recent public and non-public transactions in the fiber optics industry;

      (xv) a certificate dated the date hereof from the President and Chief Executive Officer of JDS as to the accuracy and completeness of the information provided to us in connection with the Company; and

      (xvi) such other information, financial studies, analyses and investigations and financial, economic and market criteria that we have deemed relevant.

      CIBCWG has not, to the best of its knowledge, been denied access by the Company to any information requested by CIBCWG.

      ASSUMPTIONS AND LIMITATIONS

      With the Board's approval and as provided for in the Engagement Agreement, CIBCWG has relied upon, and has assumed, the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions and representations obtained by it from public sources, the Company, senior management of the Company and Uniphase and agents and advisors to the Company and Uniphase (collectively, the "Information"). Subject to the exercise of professional judgement and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

      The President and Chief Executive Officer of the Company has represented to CIBCWG in a certificate delivered as of the date hereof, among other things, that (i) the Information provided by the Company, any of its subsidiaries or any of its representatives or agents to CIBCWG relating to the Company, or any of its subsidiaries or the Transaction was, at the date the Information was provided to CIBCWG, and is, except as has been disclosed in writing to CIBCWG, complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of the Company, any of its subsidiaries or the Transaction, and did not, and does not, omit to state a material fact in respect of the Company, any of its subsidiaries or the Transaction necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and (ii) since the dates on which the Information was provided to CIBCWG, except as disclosed in writing to CIBCWG, or as publicly disclosed by the Company, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company, any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Fairness Opinion.

      In preparing the Fairness Opinion, CIBCWG has made several assumptions, including that all of the conditions required to implement the Transaction will be met and that the representations and warranties in the Merger Agreement with respect to the Company and its subsidiaries and affiliates, Uniphase and its subsidiaries and affiliates, and the Transaction are accurate in all material respects.

      The Fairness Opinion is rendered on the basis of securities markets and economic, financial and general business conditions prevailing as at the date hereof. In its analyses and in preparing the Fairness Opinion, CIBCWG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CIBCWG or any party involved in the Transaction.

      The Fairness Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of CIBCWG. The Fairness Opinion is given as of the date hereof and CIBCWG disclaims any undertaking or obligation to advise the Board of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to CIBCWG's attention after the date hereof. Notwithstanding

                                                          CIBC WOOD GUNDY
                                                          SECURITIES INC.

      and without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, CIBCWG reserves the right to change, modify or withdraw the Fairness Opinion.

      CIBCWG believes that its analyses must be considered as a whole and that selecting portions of the analyses or the facts considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not and should not be construed as a recommendation to any holder of the Company's common shares as to whether to vote in favour of the Transaction.

      We understand that the Transaction is not subject to the formal valuation requirements under Ontario Securities Commission Policy Statement No. 9.1 and Quebec Securities Commission Policy Statement No. Q-27. Accordingly, we were not engaged to prepare and have not prepared a formal valuation or appraisal of the common shares, assets or liabilities (contingent or otherwise) of the Company and the Fairness Opinion should not be construed as such.

      CONCLUSION

      Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Transaction is fair, from a financial point of view, to holders of the Company Common Shares.

      Yours very truly,

                                 [SIG]

                                   APPENDIX J
                            SECTION 190 OF THE CBCA

    Please note that the right provided in the Interim Order to JDS Shareholders to dissent from the JDS Arrangement Resolution differs from the dissent right set out in section 190 of the CANADA BUSINESS CORPORATIONS ACT in one respect. In order for a JDS Shareholder to exercise his or her dissent right, the JDS Shareholder must provide a Dissent Notice to JDS PRIOR TO 5:00 P.M. ON THE BUSINESS DAY PRECEDING THE JDS MEETING. This differs from the CBCA dissent right set out below, which requires that a shareholder wishing to exercise the dissent right in respect of a proposed resolution must provide a notice of dissent AT OR BEFORE the meeting at which the resolution is to be voted on.

190.(1) RIGHT TO DISSENT -- Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

     (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

     (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

     (c) amalgamate otherwise than under section 184;

     (d) be continued under section 188; or

     (e) sell, lease or exchange all or substantially all its property under subsection 189(3).

(2) FURTHER RIGHT -- A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3) PAYMENT FOR SHARES -- In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4) NO PARTIAL DISSENT -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) OBJECTION -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

(6) NOTICE OF RESOLUTION -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

(7) DEMAND FOR PAYMENT -- A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

     (a) his name and address;

     (b) the number and class of shares in respect of which he dissents; and

     (c) a demand for payment of the fair value of such shares.

(8) SHARE CERTIFICATE -- A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

(9)  FORFEITURE -- A dissenting shareholder who fails to comply with subsection
     (8) has no right to make a claim under this section.

(10) ENDORSING CERTIFICATE -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11) SUSPENSION OF RIGHTS -- On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

     (a) the dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),

     (b) the corporation fails to make an offer in accordance with subsection
       (12) and the dissenting shareholder withdraws his notice, or

     (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

(12) OFFER TO PAY -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

     (a) a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

     (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13) SAME TERMS -- Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14) PAYMENT -- Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15) CORPORATION MAY APPLY TO COURT -- Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16) SHAREHOLDER APPLICATION TO COURT -- If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17) VENUE -- An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18) NO SECURITY FOR COSTS -- A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19) PARTIES -- On an application to a court under subsection (15) or (16),

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     (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

     (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel.

(20) POWERS OF COURT -- On an application to a court under subsection (15) or
     (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21) APPRAISERS -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22) FINAL ORDER -- The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23) INTEREST -- A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24) NOTICE THAT SUBSECTION (26) APPLIES -- If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25) EFFECT WHERE SUBSECTION (26) APPLIES -- If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

     (a) withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

     (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26) LIMITATION -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

     (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

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